Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE BLADE AIR MOBILITY, INC.	C.A. No. 2023-____-_____

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 DEL. C. § 205

Petitioner Blade Air Mobility, Inc. (“Blade” or the “Company”), by and through its undersigned counsel, brings this petition pursuant to 8 Del. C. § 205 (the “Petition”), seeking to have this Court validate potentially defective corporate acts described below as follows:

NATURE OF THE ACTION

1.             This Petition asks the Court to validate its Second Amended and Restated Certificate of Incorporation (Exhibit A, the “New Certificate of Incorporation”) adopted in connection with its business combination with BLADE Urban Air Mobility, Inc., which, among other things, increased the aggregate number of authorized shares of Class A Common Stock of the Company (the “Class A Increase Amendment”). While the proposal to adopt the New Certificate of Incorporation received votes from a majority of the then-outstanding shares of Common Stock, it did not receive votes from a majority of Class A Common Stock. This Court’s decision in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022) creates uncertainty as to the validity of the New Certificate of Incorporation, and thus the Class A Increase Amendment, threatening the Company with irreparable harm as described more fully herein.

2.             Increasing the number of authorized shares of a corporation requires an  amendment to the certificate of incorporation under Section 242 of the Delaware General Corporation Law (the “DGCL”). Section 242(b)(2) provides that separate classes—but not separate series—are entitled to vote separately as a class on certificate of incorporation amendments increasing the authorized share count. Section 242(b)(2) provides in relevant part:

The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . . . .

8 Del. C. § 242(b)(2).

3.             Section 242(b)(2) thus provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a so-called “Section 242(b)(2) opt- out” provision specifically denying the class that entitlement. Many special purpose acquisition companies’ (“SPAC”) certificates of incorporation, including the Company’s September 12, 2019 Amended and Restated Certificate of Incorporation (Exhibit B, the “Old Certificate of Incorporation”), did not contain a Section 242(b)(2) opt-out provision. Despite not having a “Section 242(b)(2) opt-out” provision, the Company has held the good-faith belief that the Class A Increase Amendment was legally and validly adopted under the terms of the Old Certificate of Incorporation because under the language of the Old Certificate of Incorporation, the Class A Common Stock was not a separate class of Common Stock, but instead, a series of the class of Common Stock.

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4.             However, this Court’s decision in Boxed cast doubt on this good faith belief. There, in a decision on a mootness fee application in the context of a SPAC that had amended its merger agreement and public disclosures to seek a separate vote of the Class A Common Stock after receiving a demand letter, the Court indicated that it agreed with the plaintiff’s interpretation that the Class A Common Stock was a class rather than a series and was therefore entitled to a separate class vote under Section 242.

5.             As a result of the Boxed decision, the capital structures of many SPACs, including the Company, which did not seek separate votes of the Class A Common Stock in connection with their de-SPAC transactions have been thrown into doubt, inhibiting their ability to perform basic, fundamental corporate functions, such as issuing stock or undertaking any of the numerous transactions customarily requiring the Company to make representations regarding its capital structure. Moreover, the New Certificate of Incorporation itself is potentially invalid on the basis of the improperly effected Class A Increase Amendment, jeopardizing other material amendments the Company made to the Old Certificate of Incorporation.

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6.             Relief is needed to re-establish the validity of the New Certificate of Incorporation so that the Company may issue stock in reliance on the Class A Increase Amendment and ensure stockholders receive securities under the terms set forth in the New Certificate of Incorporation. As such, this Petition seeks entry of an order under 8 Del. C. § 205 validating the New Certificate of Incorporation and the Class A Increase Amendment.

FACTUAL ALLEGATIONS

A.	The Company is Incorporated and Goes Public

7.             The Company is a Delaware corporation originally incorporated on May 24, 2019, as a SPAC under the name Experience Investment Corp. (“EIC”).

8.             The Company consummated its IPO on September 17, 2019. In connection with its IPO, the Company amended and restated its certificate of incorporation to read in its entirety as set forth in the Old Certificate of Incorporation. The Old Certificate of Incorporation set forth the Company’s capitalization structure as follows:

The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

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Ex. B at Art. IV, § 4.1 (emphasis in original).

B.	The Company Acquires Blade

9.             On December 14, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which BLADE Urban Air Mobility Inc. would become a wholly owned subsidiary of the Company (the “Merger”). Following the Merger, the Company, now named Blade Air Mobility Inc., is in the business of providing urban air mobility as a cost-effective and time-efficient alternative to ground transportation for passengers and last-mile critical cargo.

10.           On April 6, 2021, the Company filed a proxy statement (Exhibit C, the “2021 Proxy”), identifying seven proposals to be voted on at a special meeting of stockholders scheduled for May 5, 2021 (the “Special Meeting”). Among them was a proposal to amend and restate the Old Certificate of Incorporation to read in its entirety as set forth in the New Certificate of Incorporation (the “Certificate of Incorporation Proposal”). The New Certificate of Incorporation would affect several changes to the Old Certificate of Incorporation, including, among others:

•	an increase in the number of the Company’s authorized shares, including the Class A Increase Amendment, which increased the number of authorized Class A Common Stock from 100,000,000 shares to 400,000,000 shares;

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•	providing that certain transactions are not “corporate opportunities” and that certain “Identified Persons,” including non-employee directors and their affiliates as defined in the New Certificate of Incorporation, are not subject to the doctrine of corporate opportunity and do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries; and

•	amending Article X to opt out of Section 203 of the DGCL, which places certain restrictions on a corporation’s ability to engage in business combinations with interested stockholders, and to instead include a provision in the New Certificate of Incorporation substantially similar to, but different from, Section 203.

Ex. C at 132.

11.           The Company set forth in detail the rationale for each proposed amendment. The purpose of the increase in the number of authorized shares was to:

provide[] for the issuance of 48,125,000 shares of EIC Class A common stock necessary to consummate the [Merger and related agreements] including, without limitation, the PIPE Investment, and also provide[] shares of EIC Class A common stock to reserve for issuance upon exercise of the EIC Options and necessary to allow future equity awards to be made under the Incentive Plan after the closing of the [Merger and related agreements], as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of EIC without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Id. at 132. The rationale behind providing that certain transactions are not “corporate opportunities” was “because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the [Merger and related agreements] without such assurances due to their activities as investors in a wide range of companies.” Id. at 132-33. Finally, the amended Article X, opting out of Section 203, would “help to prevent a third party from acquiring ‘creeping control’ of EIC without paying a fair premium to all stockholders” and thus serve “the best interests of EIC and its stockholders.”

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Id. at 133.

12.           The 2021 Proxy stated that the Certificate of Incorporation Proposal would “require the affirmative vote of the holders of a majority of the outstanding shares of EIC common stock.” Ex. C at 133.

C.	The de-SPAC is Approved and Consummated

13.	The Special Meeting to approve the de-SPAC and New Certificate of Incorporation was held on May 5, 2021.

14.            As of the record date of the Special Meeting, there were 34,375,000 shares of the Company’s common stock outstanding and entitled to vote consisting of 27,500,000 shares of Class A Common Stock and 6,875,000 shares of Class B Common Stock. As disclosed in the Company’s May 6, 2021 Form 8-K (Exhibit D, the “Voting Results Form 8-K”), the Certificate of Incorporation Proposal received the affirmative vote of 19,418,816 shares, a majority of the 34,375,000 shares outstanding and entitled to vote. As such, the Company believed the Certificate of Incorporation Proposal had received the requisite stockholder vote and disclosed in the Voting Results Form 8-K that the Certificate of Incorporation Proposal had been approved.

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15.           The Certificate of Incorporation Proposal was not approved by a majority of the outstanding shares of Class A Common Stock. Of the 27,500,000 shares of Class A Common Stock then outstanding and entitled to vote, only 12,543,816 voted in favor.

16.           As disclosed in the Company’s May 13, 2021 Form 8-K (Exhibit E, the “Merger Closing Form 8-K”), the Company proceeded to file the New Certificate of Incorporation with the Delaware Secretary of State and to consummate its acquisition of Blade on May 7, 2021. At the effective time of the acquisition, each of the then issued and outstanding Class A Common Stock and Class B Common Stock of EIC automatically converted on a one-for-one basis into a share of Class A Common Stock of the combined company – i.e., Blade. As a result, immediately following the Merger, the Company’s outstanding capital stock consisted of 78,903,021 shares of outstanding Class A Common Stock and warrants to purchase approximately 14,166,667 shares of Common Stock. As of February 7, 2023, 71,975,045 shares of Common Stock were issued and outstanding and 21,606,594 shares of Common Stock were reserved for issuance upon exercise of warrants, options and other securities. The number of shares of Class A Common Stock issued and outstanding or reserved for issuance immediately following the Merger was and at all times through the date hereof has remained less than the 100,000,000 authorized shares of Class A Common Stock originally provided for under the Old Certificate of Incorporation. The Class A Common Stock now trades on the Nasdaq Stock Market under the symbol “BLDE.”

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D.	The Boxed Decision

17.          The Boxed decision calls into question the validity of the New Certificate of Incorporation and the Class A Increase Amendment. The defendant corporation in Boxed had sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Class A common stock in connection with a de-SPAC transaction. 2022 WL 17959766, at *1. Before the stockholder vote, the plaintiff wrote a letter to the company’s board asserting that the voting standard provided for that amendment violated the Class A common stockholders’ voting rights under Section 242(b). Id. The company amended its merger agreement and supplemented its proxy statement to require the separate vote of the holders of its Class A common stock. Id. The plaintiff filed an action in this Court seeking attorneys’ fees and expenses for the benefits he allegedly conferred on the company and its stockholders by facilitating this change. Id. In determining whether the plaintiff had conferred a corporate benefit that would warrant a fee award, the Court considered whether the plaintiff’s demand was meritorious, which in turn required evaluating whether the voting standard complied with Section 242(b)(2). Id. at *4. The Court ultimately concluded the company’s Class A common stock and Class B common stock were classes for several reasons. Id. at *9. First, the Court pointed to the fact that the certificate of incorporation only used the word “class” and not “series” to describe the authorized common shares. Id. at *8. Second, the Court observed that Section 102(a)(4) of the DGCL requires the certificate of incorporation to set forth the number of shares of all classes and of each class and whether the shares are par or no-par, whereas no similar recitation is required for series. Id. Because the certificate of incorporation listed the number of authorized shares and the par values for each of the Class A common stock, the Class B common stock, and the preferred stock, the Court reasoned that Section 102(a)(4) suggested each was a class. Id. at *9. Third and finally, the Court reasoned that the charter provision governing preferred stock empowered the board to “fix series by resolution” in keeping with Section 102(a)(4), which empowers companies to include such provisions in their charters. Id. Because, the Court continued, the charter provision governing common stock did not similarly empower the board to create series of common stock, that suggested to the Court that the common stock were classes. The Court thus held, under the “meritorious when filed” standard applicable under the corporate benefit doctrine, that “Class A and Class B are each a class of common stock, not series.” Id.

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18.           Like the certificate of incorporation in Boxed, (i) the Old Certificate of Incorporation refers to the authorized common shares as classes, (ii) Section 4.1 of the Old Certificate of Incorporation sets forth the number of shares and par value of Class A Common Stock, Class B Common Stock, and Preferred Stock, and (iii) Section 4.2 of the Old Certificate of Incorporation vests the Board with authority to provide for “one or more series of Preferred Stock” and establish “the number of shares to be included in each such series” by resolution, whereas no such prescription exists for Common Stock. While the Court’s merits discussion in Boxed is not a final ruling on the merits and the Company believes that the conclusion in Boxed that the Class A Common Stock was a separate class and not a series of the class of Common Stock is incorrect, the decision suggests that the Court would view the Company’s Class A Common Stock as a separate class of capital stock. Under that view, the Class A Increase Amendment required a separate vote of the Class A Common Stock, which was not received. Moreover, the Court could potentially view the New Certificate of Incorporation as invalid altogether, not just the Class A Increase Amendment, thereby invalidating other material amendments to the Old Certificate of Incorporation.

19.           As a result of the uncertainty regarding this issue raised by the Boxed decision, the validity of the New Certificate of Incorporation, and any shares of Class A Common Stock to be issued in reliance thereon, will be uncertain.

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E.	The Court’s Authority to Validate Defective Corporate Acts Under Section 205(a)

20.           Under Section 205(a)(3), this Court may “[d]etermine the validity and effectiveness of any defective corporate act not ratified .. . . pursuant to § 204” and under Section 205(a)(4), this Court may “[d]etermine the validity of any corporate act or transaction and any stock, rights or options to acquire stock.” 8 Del. C. §  205(a)(3), (4). A “defective corporate act” is defined, in pertinent part, as “any act or transaction purportedly taken by or on behalf of the corporation that is, and at the time such act or transaction was purportedly taken would have been, within the power of a corporation . . . but is void or voidable due to a failure of authorization.” 8 Del. C. § 204(h)(1). Finally, a “failure of authorization” is defined, in pertinent part, as “the failure to authorize or effect an act or transaction in compliance with (A) the provisions of this title, (B) the certificate of incorporation or bylaws of the corporation, or (C) any plan or agreement to which the corporation is a party or the disclosure set forth in any proxy or consent solicitation statement, if and to the extent such failure would render such act or transaction void or voidable.” 8 Del. C. § 204(h)(2).

21.           Here, if a separate vote of the Class A Common Stock was required to approve the Class A Increase Amendment under Section 242(b)(2), it was not obtained, which would constitute a “failure of authorization” for purposes of Sections 204 and 205. As a result of this failure of authorization, the filing of the New Certificate of Incorporation (which effected the Class A Increase Amendment) and any shares of the Company’s Class A Common Stock to be issued in reliance on the effectiveness thereof may be invalid and would constitute “defective corporate acts” and/or “putative stock” under Sections 204 and 205.

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22.           Thus, the Court has the power under Section 205 to ratify and validate the New Certificate of Incorporation.

F.	Consideration of Statutory Validation Factors under Section 205(d)

23.           Section 205(d) sets forth certain factors that the Court may consider when determining whether to ratify and validate a defective corporate act:

In connection with the resolution of matters pursuant to subsections (a) and (b) of this section, the Court of Chancery may consider the following:

(1) Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;

(2) Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;

(3) Whether any person will be or was harmed by the ratification or validation of the defective corporate act, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;

(4) Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and

(5) Any other factors or considerations the Court deems just and equitable.

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8 Del. C. § 205(d).

24.           Belief in the Amendment’s Validity. With respect to the factor set forth in Section 205(d)(1), the Company demonstrated its good faith belief that the Class A Increase Amendment had been properly approved through its actions taken in connection with the closing of the Merger. In the Voting Results Form 8-K, the Company disclosed that the Class A Increase Amendment had been approved by the stockholders. The New Certificate of Incorporation and a certificate of merger with respect to the closing of the Merger were filed with the Delaware Secretary of State based on the belief that the Class A Increase Amendment was validly approved.

25.           Treatment of the Amendment as Valid. With respect to the factor set forth in Section 205(d)(2), the Company represented to its public stockholders in the Voting Results Form 8-K that the Certificate of Incorporation Proposal was validly approved and in the Merger Closing Form 8-K that the shares of Class A Common Stock had been issued to the Company’s stockholders in connection with the closing of the Merger. In numerous public filings since the closing of the Merger, the Company has disclosed to its stockholders that it is currently authorized to issue 400,000,000 shares of Class A Common Stock.

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26.           Harm Arising from Validation. With respect to the factor set forth in Section 205(d)(3), the Company does not believe that any person would be harmed by the ratification and validation of the Company’s capital structure that would be obtained if this Petition is granted. Indeed, unlike other SPACs, the Company never received a single demand letter alleging that a separate vote of the Class A Common Stock was necessary to approve the Class A Increase Amendment. The purpose of the ratification is to provide certainty to the capital structure of the Company by ensuring that the New Certificate of Incorporation that the Company and its stockholders have been operating under since May 2021 is valid and effective.

27.           Harm Arising from Failure to Validate. Indeed, with respect to the factor set forth in Section 205(d)(4), there are many parties that would be harmed if the Company’s capital structure is not ratified and validated by this Court.

28.           Blade stockholders relied on the validity of the New Certificate of Incorporation because it set forth the terms of the securities they received as a result of the Merger. These terms include (i) the headroom for the Company to issue up to 400 million shares of Class A Common Stock, (ii) that certain persons, as defined in the New Certificate of Incorporation, are not subject to the doctrine of corporate opportunity, (iii) that the Company has opted out of DGCL Section 203, and (iv) other terms arising out of amendments to the Old Certificate of Incorporation approved by the Company’s stockholders and effected by the New Certificate of Incorporation. In the absence of validation of the New Certificate of Incorporation, it is unclear whether these provisions are currently effective. Third parties who purchased Class A Common Stock or options, warrants or other securities convertible or exercisable for Class A Common Stock will not have certainty with respect to the rights of those securities. If securityholders seek to rescind or pursue damages as a result, the Company’s stockholders will suffer a diminution in the value of the Company.

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29.           Furthermore, the uncertainty regarding the Company’s capital structure created by the Boxed decision is causing (and will continue to cause) the Company harm. The Company proposed the Class A Increase Amendment in anticipation of issuing additional shares of Class A Common Stock to support its ongoing business operations after the Merger. Uncertainty as to the validity of outstanding shares will potentially cause market disruption, disturb the Company’s corporate relationships, result in claims from holders of such shares, and lead to consequent loss of value for the Company’s stockholders and loss of eligibility to remain listed on the Nasdaq Stock Market.

30.           The uncertainty regarding the Company’s capital structure also threatens to jeopardize the Company’s current and potential financing arrangements and operational matters. The Company may need to raise additional capital to execute its business plan and continue ongoing operations. The uncertainty regarding the validity of the Company’s stock would likely prevent the Company from raising that additional capital through other sales of securities. Moreover, the Company is required to file its Annual Report on Form 10-K by March 31, 2023. Because there now exists uncertainty regarding the validity of the New Certificate of Incorporation and the Class A Increase Amendment, there is likewise uncertainty as to the statements and representations the Company is required to make in its Form 10-K, which could in turn impact the ability of the Company’s auditors to provide their required consent for the filing of such Form 10-K. The Company also has an upcoming annual meeting that is expected to be held in May 2023 and needs confirmation of the validity of the Class A Increase Amendment to determine which proposals need to be presented to the Company’s stockholders at the meeting. Absent clarity and the ability to take these necessary actions, the Company’s ability to maintain its listing on the Nasdaq Stock Market could be jeopardized.

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31.           Other Factors. With respect to the factor set forth in Section 205(d)(5), at least two “other factors” support granting the relief requested in this Petition.

32.           First, “self-help” ratification by the Company’s stockholders under Section 204 may not be an effective alternative available to the Company. The Company would need to incur significant costs and expenses in connection with preparing and filing a proxy statement and calling a meeting of stockholders to approve the ratification, a process that could take several months. In addition, under the self-help method of Section 204, whether approved solely by the Board or by the stockholders as well, the Company would need to file a certificate of validation with the Delaware Secretary of State to effectively ratify the New Certificate of Incorporation. 8 Del. C. § 204(e)(3) (requiring the filing of a certificate of validation in circumstances where the defective act ratified relates to a certificate previously filed with the Delaware Secretary of State). The Company understands that processing times for certificates of validation can take as long as 3-4 months, and that while a certificate of validation is being processed by the Delaware Secretary of State, the Company would not be able to obtain certificates of good standing, pay its annual franchise taxes or make any other filings with the Delaware Secretary of State. These additional costs and expenses and the additional months of uncertainty regarding the Company’s capital structure could be avoided if the Court grants the current relief requested by the Company.

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33.           Second, the Court should provide direction as to whether stockholders can rely on a SPAC’s capital structure. This is a problem that affects more than just the Company and its stockholders. Numerous publicly traded Delaware corporations who accessed public markets via de-SPAC transactions in the past several years face the same post-Boxed cloud of uncertainty over their capital structures and related dilemma as to how to proceed in light of the issues discussed above. See In re Lordstown, C.A. No. 2023-0083-LWW (Del. Ch.), In re Lucid Group Inc, C.A. No. 2023-0116-LWW (Del. Ch.); In re ChargePoint Hldgs. Inc., C.A. No. 2023-0113-LWW; In re Fisker Inc., C.A. No. 2023-0119-LWW (Del. Ch.); In re EVgo Inc., C.A. No. 2023-0132-LWW (Del. Ch.). Granting these petitions offers other SPAC’s a solution to a widespread problem. Crafting a sensible, equitable, and prompt solution would be in keeping with both this Court’s and the State of Delaware’s reputations as the United States’ preeminent caretakers of corporate law and governance.

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34.    The Company respectfully seeks this Court’s assistance to validate the New Certificate of Incorporation to prevent significant harm to the Company, its business prospects, and its stockholders.

COUNT ONE

(Validation of Defective Corporate Act and Putative Stock

Under 8 Del. C. § 205)

35.	The Company repeats and reiterates the allegations above as if fully set forth herein.

36.           The Company is authorized to bring this petition under 8 Del. C. §  205(a), which provides that this Court may determine the validity and effectiveness of any defective corporate act.

37.          The Company filed the New Certificate of Incorporation and effectuated the Class A Increase Amendment in the good faith belief they were adopted in compliance with Delaware law.

38.           The Company has treated the New Certificate of Incorporation as valid and treated all acts in reliance on the New Certificate of Incorporation as valid.

39.           Third parties, including financing sources, key business partners, stockholders, employees and directors, have relied on the validity of the New Certificate of Incorporation and treated all acts in reliance on the New Certificate of Incorporation as valid.

40.           On information and belief, no persons would be harmed by the validation of the New Certificate of Incorporation and Class A Increase Amendment. The results of the Special Meeting and the filing of the New Certificate of Incorporation, including the Class A Increase Amendment, were all disclosed publicly, and actions have been taken in reliance thereon.

41.           As previously noted, the Company, its prospects and its stockholders may be irreparably and significantly harmed absent relief from this Court.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter an order as follows:

A.       Validating and declaring effective the New Certificate of Incorporation, including the filing and effectiveness thereof;

B.       Granting such other and further relief as this Court deems proper.

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/s/ Kevin M. Gallagher
Kevin M. Gallagher (#5337)
Edmond S. Kim (#6835)
Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Petitioner Blade Air
Mobility, Inc.

Dated: February 8, 2023

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Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

Experience Investment Corp.

* * * * *

The present name of the corporation is Experience Investment Corp. (the “Corporation”). The Corporation was incorporated by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 24, 2019. This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 14, 2020, by and among the Corporation, Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, all shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.

The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

Article I

NAME

The name of the Corporation is Blade Air Mobility, Inc.

Article II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 402,000,000, which shall be divided into two classes as follows:

(i)	400,000,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”); and

(ii)	2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.                Capital Stock.

1.	The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.	Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

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3.	Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

4.	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

5.	Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

6.	The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Article V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.                The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Investor Rights Agreement.

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Article VI

BOARD OF DIRECTORS

A.                Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.                 Without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.                 Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

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D.                Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.                 During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.                  As used in this Article VI only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Article VII
LIMITATION OF DIRECTOR LIABILITY

A.                To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.                 Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

Article VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.                Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

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B.                 Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

C.                 An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

Article IX
COMPETITION AND CORPORATE OPPORTUNITIES

A.                In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Original Sponsor and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii)  the Original Sponsor and its Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.                 None of (i)  the Original Sponsor or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for such Identified Person or any of such Identified Person’s Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries.

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C.                 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.

D.                In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.                 For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Original Sponsor, any Person that, directly or indirectly, is controlled by the Original Sponsor (as applicable), controls the Original Sponsor (as applicable) or is under common control with (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

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F.                  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Article X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.                The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.                 Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

4.	the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

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C.                 For purposes of this Article X, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

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(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the wner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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6.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)	has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

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7.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

8.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

Article XI
MISCELLANEOUS

A.                Forum.

1.	Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Article XI(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2.	Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

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B.                 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article XI(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XI(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.                 Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D.                Any person (as defined in Article X) purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and provided consent to this Article XI.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 7th day of May, 2021.

Experience Investment Corp.

By:
Name:	Charlie Martin
Title:	Chief Financial Officer

Exhibit B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXPERIENCE INVESTMENT CORP.

September 12, 2019

Experience Investment Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Experience Investment Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 24, 2019 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Experience Investment Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

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Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

•	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or

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issuable to any seller in the initial Business Combination ) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term “Equity-linked Securities” means any securities of the Corporation which are convertible into or exchangeable or exercisable for Common Stock.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the

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Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to

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the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on August 23, 2019, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation does not complete the initial Business Combination within 24 months from the closing of the Offering or (b) relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Experience Sponsor LLC or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation will only redeem or repurchase Offering Shares so long as (after such redemption) the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination and after payment of underwriters’ fees and commissions (such

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limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination

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only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or an independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) to modify the substance or timing of the Corporation’s obligation to redeem (i) 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares, The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Section 9.8 Minimum Value of Target. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions, and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination.

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ARTICLE X
CORPORATE OPPORTUNITY

Prior to the consummation of the Corporation’s initial Business Combination, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation. In addition to the foregoing, prior to the consummation of the Corporation’s initial Business Combination, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and

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(ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XIII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows]

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IN WITNESS WHEREOF, Experience Investment Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Experience Investment Corp.

By:	/s/ Eric Affeldt
Name:	Eric Affeldt
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

12

Exhibit C

 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-252529
PROXY STATEMENT OF
EXPERIENCE INVESTMENT CORP.
PROSPECTUS FOR
35,625,000 SHARES OF CLASS A COMMON STOCK
CONSENT SOLICITATION STATEMENT FOR
BLADE URBAN AIR MOBILITY, INC.
Dear Experience Investment Corp. Stockholders,
On behalf of EIC’s board of directors (the “Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Experience Investment Corp., a Delaware corporation (“EIC,” “we” or “our”), to be held via live webcast at 10:00 a.m. (New York City time) on May 5, 2021. The special meeting can be accessed by visiting https://web.lumiagm.com/230208333 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.
On December 14, 2020, EIC entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among EIC, Experience Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of EIC (“Merger Sub”), and BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”), providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity (the “Merger”). Concurrently with the execution and delivery of the Merger Agreement, certain accredited investors (the “PIPE Investors”), including an affiliate of Experience Sponsor LLC (the “Sponsor”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 12,500,000 shares (the “PIPE Shares”) of EIC’s Class A common stock (the “EIC Class A common stock”) at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger (the “Closing”). The Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, are referred to herein as the “Transactions.”
The proposed Merger is expected to be consummated after the required approval by the stockholders of EIC and by the stockholders of Blade, and the satisfaction or waiver of certain other conditions summarized below. At the reference price of $10.00 (the “Reference Price”) per share of EIC Class A common stock, the total merger consideration of 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options (as defined below) are net exercised) would have a value of $356,250,000. However, the valuation ascribed to the Blade business and EIC Class A common stock issued as Merger Consideration may not be indicative of the price that will prevail in the trading market following the business combination and the trading price of EIC Class A common stock may fluctuate substantially and may be lower than the reference price. As a result, Blade stockholders cannot be sure of the value of the shares of EIC Class A common stock they will receive.
Pursuant to the Merger Agreement, at the effective time of the Merger:
(a)   each outstanding share of Blade common stock, including shares that are subject to vesting conditions (the “Blade Restricted Shares” and, together with shares of Blade common stock, the “Blade Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger (other than treasury stock) will be cancelled and automatically converted into the right to receive a number of shares of EIC Class A common stock calculated pursuant to the Merger Agreement (the “Common Stock Share Consideration”). The Common Stock Share Consideration issued in respect of Blade Restricted Shares will be subject to the same vesting restrictions as in effect immediately prior to the effective time of the Merger;
(b)   each outstanding share of Blade Series Seed Preferred Stock, Blade Series A Preferred Stock and Blade Series B Preferred Stock (collectively, the “Blade Preferred Stock” and, together with the Blade Common Stock, the “Blade Stock”) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive a number of shares of EIC

Class A common stock calculated pursuant to the Merger Agreement (the “Preferred Stock Share Consideration” and, together with the Common Stock Share Consideration, the “Share Consideration”); and
(c)   each option to acquire Blade Common Stock (each, a “Blade Option”) that is outstanding immediately prior to the effective time of the Merger, will be assumed and automatically converted into an option to purchase a number of shares of EIC Class A common stock at the exercise price calculated pursuant to the Merger Agreement (the “EIC Options” and, together with the Share Consideration, the “Merger Consideration”).
As described in this proxy statement/prospectus/consent solicitation statement, EIC’s stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus/consent solicitation statement, which we encourage you to read carefully and in its entirety before voting. Only holders of record of EIC’s common stock at 5:00 p.m. (New York City time) on March 17, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Board has determined that the Merger and the other proposals described in the accompanying proxy statement/prospectus/consent solicitation statement are fair to and in the best interests of EIC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of the Merger and the other proposals. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Transactions that are different from, or in addition to, the interests of EIC’s stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to EIC’s stockholders that they vote in favor of the proposals presented at the special meeting.
The Blade board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that Blade stockholders consent to the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby.
Consummation of the Transactions is conditioned on (a) the approval of EIC’s stockholders of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal (as described herein) and (b) the consent of the requisite Blade stockholders (as described herein) to adopt the Merger Agreement and approve the transactions contemplated thereby. If any of such proposals is not approved, or the consent of the requisite Blade stockholders is not received, we will not consummate the Transactions. EIC and Blade are sending you this proxy statement/prospectus/consent solicitation statement to ask you to vote in favor of these and the other matters described in this document.
In connection with the Merger Agreement: (a) EIC entered into an amended letter agreement with Blade and the Sponsor (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote its shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus/consent solicitation statement; and (b) certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements pursuant to which such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions.

The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by EIC’s public stockholders and the maximum redemptions by EIC’s public stockholders as described above:
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(1)(2)
EIC’s public stockholders (other than the PIPE Investors)	33.3%	—%
PIPE Investors (other than the Sponsor and its affiliates)	12.7%	19.1%
Sponsor (and its affiliates)	10.8%	16.1%
Current holders of Blade Stock and Blade Options(3)	43.2%	64.8%

(1)
Assumes 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and reflects the shares of EIC Class A common stock underlying the EIC Options (assuming that the payment of the exercise price for such EIC Options is net settled) as issued and outstanding as of the closing of the Merger.

(2)
Assumes all 27,500,000 shares of EIC Class A common stock will be redeemed.

(3)
Certain Blade stockholders have committed to purchase an aggregate of 210,000 shares of EIC Class A common stock in the PIPE Investment. Those shares are excluded from the ownership amounts for current holders of Blade Stock and Blade Options.

All EIC stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus/consent solicitation statement and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
This proxy statement/prospectus/consent solicitation statement covers: 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised) being issued or reserved for issuance as the Merger Consideration pursuant to the Merger Agreement.
EIC’s units, shares of EIC Class A common stock and EIC’s public warrants are currently listed on the Nasdaq Stock Market (the “Nasdaq”) under the symbols EXPCU, EXPC and EXPCW, respectively.
Pursuant to EIC’s current certificate of incorporation, a holder of public shares may demand that EIC redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), they:
(i)   submit a written request to EIC’s transfer agent that EIC redeem their public shares for cash,
(ii)   certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and
(iii)   deliver such public shares to EIC’s transfer agent (physically or electronically).
If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, regardless of whether such holder votes or votes “FOR” or “AGAINST” the business combination proposal, EIC will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from EIC’s initial public offering, calculated as of two business days prior to the consummation of the business combination. Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact EIC’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.
EIC is, and, immediately following consummation of the Transactions, will continue to be, an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus/consent solicitation statement provides you with detailed information about the Transactions and other matters to be considered at the special meeting of EIC’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 44.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
The Transactions described in the accompanying proxy statement/prospectus/consent solicitation statement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus/consent solicitation. Any representation to the contrary is a criminal offense.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
/s/ Eric Affeldt

Eric Affeldt
Chairman of the Board of Directors
This proxy statement/prospectus/consent solicitation statement is dated April 6, 2021 and is first being mailed to EIC stockholders on or about April 8, 2021.

ADDITIONAL INFORMATION
The accompanying document is the proxy statement of EIC for the special meeting, the prospectus for the 35,625,000 shares of EIC Class A common stock being issued or reserved for issuance as the Merger Consideration pursuant to the Merger Agreement and the consent solicitation statement for Blade stockholders to adopt the Merger Agreement and approve the Merger and the Transactions. This registration statement and the accompanying proxy statement/prospectus/consent solicitation statement is available without charge to public shareholders of EIC upon written or oral request. This document and other filings by EIC with the Securities and Exchange Commission may be obtained by either written or oral request to:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: EXPC.info@investor.morrowsodali.com
The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.
In addition, if you have questions about the proposals to be voted on at the special meeting or the accompanying proxy statement/prospectus/consent solicitation statement, would like additional copies of the accompanying proxy statement/prospectus/consent solicitation statement, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, the proxy solicitor for EIC, toll-free at 1 (800) 662-5200. You will not be charged for any of the documents that you request.
See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus/consent solicitation statement for further information.
Information contained on the EIC website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus/consent solicitation statement.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than April 28, 2021.

EXPERIENCE INVESTMENT CORP.
100 St. Paul St., Suite 800
Denver, CO 80206
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2021
TO THE STOCKHOLDERS OF EXPERIENCE INVESTMENT CORP.
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Experience Investment Corp., a Delaware corporation (“EIC,” “we” or “our”), will be held via live webcast at 10:00 a.m. (New York City time) on May 5, 2021. The special meeting can be accessed by visiting https://web.lumiagm.com/230208333, where you will be able to listen to the meeting live and vote during the meeting.
Please note that you will only be able to access the special meeting by means of remote communication.
On behalf of EIC’s board of directors (the “Board”), you are cordially invited to attend the special meeting, to conduct the following business items:
(1)
Proposal No. 1 — To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus/consent solicitation statement, including (a) adopting the Agreement and Plan of Merger, dated as of December 14, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) by and among EIC, Experience Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of EIC (“Merger Sub”), and BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”), a copy of which is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex A, which provides for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus/consent solicitation statement — we refer to this proposal as the “business combination proposal”;

(2)
Proposal No. 2 — To consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of EIC in the form attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex F (the “second amended and restated certificate of incorporation”) — we refer to this proposal as the “charter proposal”;

(3)
Proposal No. 3 — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements — we refer to this proposal as the “governance proposal”;

(4)
Proposal No. 4 — To consider and vote on a proposal to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to the accompanying proxy statement/prospectus/consent solicitation statement as Annex E;

(5)
Proposal No. 5 — To consider and vote upon a proposal to elect seven (7) directors to serve staggered terms on the Board until immediately following the annual meeting of EIC stockholders for the calendar year ended December 31, 2021, 2022 and 2023, as applicable, and until their respective successors are duly elected and qualified — we refer to this proposal as the “director election proposal”;

(6)
Proposal No. 6 — To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq (as defined below) Rules 5635(a), (b) and (d), the issuance of (a) more than 20% of EIC’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the issuance of shares of EIC Class A common stock as Merger Consideration and the PIPE Investment (as described below), and the issuance of more than 20% of EIC’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules) and (b) shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions — we refer to this proposal as the “Nasdaq proposal”; and
(7)
Proposal No. 7 — To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal — we refer to this proposal as the “adjournment proposal.”

Each of these proposals is more fully described in the accompanying proxy statement/prospectus/consent solicitation statement, which we encourage you to read carefully and in its entirety before voting. Only holders of record of EIC common stock at 5:00 p.m. (New York City time) on March 17, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.
After careful consideration, the Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal are fair to and in the best interests of EIC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of EIC stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the EIC stockholders that they vote in favor of the proposals presented at the special meeting.
In connection with the Merger Agreement: (a) EIC entered into an amended letter agreement with Blade and the Sponsor (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote its shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus/consent solicitation statement; and (b) certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements pursuant to which such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. If any of these proposals is not approved, or the consent of the requisite Blade stockholders is not received, we will not consummate the Transactions.

To raise additional proceeds to fund the Transactions, concurrently with the execution and delivery of the Merger Agreement, certain accredited investors (the “PIPE Investors”), including an affiliate of the Sponsor, entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase 12,500,000 shares of EIC Class A common stock (the “PIPE Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger.
Pursuant to EIC’s current certificate of incorporation, a holder of public shares may demand that EIC redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), they:
(i)   submit a written request to EIC’s transfer agent that EIC redeem their public shares for cash,
(ii)   certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and
(iii)   deliver such public shares to EIC’s transfer agent (physically or electronically).
If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, regardless of whether such holder votes or votes “FOR” or “AGAINST” the business combination proposal, EIC will redeem each public share for a full pro rata portion of the funds held in the trust account holding the proceeds from EIC’s initial public offering, calculated as of two business days prior to the consummation of the business combination. Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact EIC’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.
All EIC stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus/consent solicitation statement and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
/s/ Eric Affeldt

Eric Affeldt
Chairman of the Board of Directors
April 6, 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE EIC REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO EIC’s TRANSFER AGENT NO LATER THAN 5:00 P.M. (NEW

YORK CITY TIME) ON MAY 3, 2021 (TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING). YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF EIC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

BLADE Urban Air Mobility, Inc.
499 East 34th Street
New York, NY 10016
NOTICE OF SOLICITATION OF WRITTEN CONSENT
To Stockholders of BLADE Urban Air Mobility, Inc.,
Pursuant to an Agreement and Plan of Merger, dated as of December 14, 2020 (the “Merger Agreement”), by and among BLADE Urban Air Mobility, Inc. (“Blade”), Experience Investment Corp. (“EIC”) and EIC Merger Sub, Inc., a direct wholly owned subsidiary of EIC (“Merger Sub”), Blade will merge with and into Merger Sub, with Blade surviving the merger as a wholly owned subsidiary of EIC (the “Merger”).
The consent solicitation statement attached to this notice is being delivered to you on behalf of the Blade board of directors to request that holders of the outstanding shares of Blade common stock and Blade preferred stock execute and return written consents to adopt and approve the Merger Agreement and the transactions contemplated thereby.
The attached consent solicitation statement describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention. A copy of the Merger Agreement is attached as Annex A to this consent solicitation statement.
A summary of the appraisal rights that may be available to you is described in “Appraisal Rights.” Please note the Merger has been approved by the Blade board of directors.
The Blade board of directors has considered the Merger and the terms of the Merger Agreement and has unanimously determined that the Merger and the Merger Agreement are advisable, fair to and in the best interests of Blade and its stockholders and recommends that Blade stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby.
Please complete, date and sign the written consent furnished to you and return it promptly to Blade by one of the means described in “Blade’s Solicitation of Written Consents.”
By Order of the Board of Directors,
Robert S. Wiesenthal
Chief Executive Officer

i

ii

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus/consent solicitation statement or the context otherwise requires, references to:
“Blade” are to BLADE Urban Air Mobility, Inc., a Delaware corporation;
“Blade Common Stock” are to the shares of Blade’s common stock, par value $0.00001 per share, including Blade Restricted Shares;
“Blade Options” are to each option to acquire Blade Common Stock granted pursuant to the Fly Blade, Inc. 2015 Equity Incentive Plan that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested;
“Blade Preferred Stock” are to, collectively, the shares of Blade’s Series Seed Preferred Stock, par value $0.00001 per share, Blade’s Series A Preferred Stock, par value $0.00001 per share, and Blade’s Series B Preferred Stock, par value $0.00001 per share;
“Blade Restricted Shares” are to the shares of Blade Common Stock granted to employees or other service providers of Blade that are subject to vesting conditions;
“Blade Stock” are to, collectively, the Blade Common Stock and Blade Preferred Stock;
“Board” or “EIC Board” are to the board of directors of EIC, or a committee thereof, as applicable;
“Closing” are to the consummation of the Merger;
“Closing Date” are to the date on which the Transactions are consummated;
“common stock” are to the EIC Class A common stock and EIC Class B common stock;
“completion window” are to the period following the completion of EIC IPO at the end of which, if EIC has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on September 17, 2021;
“current certificate of incorporation” are to EIC’s amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus/consent solicitation statement;
“DGCL” are to the Delaware General Corporation Law, as amended;
“EIC” are to Experience Investment Corp., a Delaware corporation, which will be renamed Blade Air Mobility, Inc. in connection with the consummation of the Transactions;
“EIC Class A common stock” are, prior to consummation of the Transactions, to EIC’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share of the post-combination company;
“EIC Class B common stock” are to EIC’s Class B common stock, par value $0.0001 per share;
“EIC IPO” are to the initial public offering by EIC which closed on September 17, 2019;
“EIC Options” are to the Blade Options assumed by EIC pursuant to the Merger Agreement at Closing, which shall automatically convert into options to purchase EIC Class A common stock;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Founder Shares” are to the 6,875,000 shares of EIC Class B common stock and the shares of EIC Class A common stock issued upon the automatic conversion thereof at the time of EIC’s initial business combination. The Founder Shares are held of record by the Sponsor as of the record date;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of December 14, 2020 (and effective as of the Closing), by and among EIC, the Sponsor and certain other parties thereto;
“KSL Capital Partners” are to KSL Capital Partners, LLC, a Delaware limited liability company, an affiliate of our Sponsor;
“Merger” are to the merger of Merger Sub with and into Blade, with Blade surviving the merger as a wholly owned subsidiary of EIC;
“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of December 14, 2020, by and among EIC, Merger Sub and Blade, providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, as the same has been or may be amended, modified, supplemented or waived from time to time;
“Merger Consideration” are to the Share Consideration and the EIC Options;
“Merger Sub” are to Experience Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of EIC;
“Net Tangible Assets” are to the net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of EIC immediately following the Closing (after giving effect to the exercise by EIC’s public stockholders of their right to redeem their shares of EIC Class A common stock into their pro rata share of the funds held in EIC’s trust account in accordance with EIC’s current certificate of incorporation, the PIPE Investment and the other Transactions contemplated to occur upon the Closing, including the payment of expenses relating to the Transactions);
“PIPE Investment” are to the private placement pursuant to which EIC entered into subscription agreements with certain investors whereby such investors have committed to purchase 12,500,000 shares of EIC Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000. The PIPE Investment will be consummated concurrently with, and is conditioned upon, among other things, the Closing;
“PIPE Investors” are to the investors participating in the PIPE Investment;
“PIPE Subscription Agreements” are to the subscription agreements relating to the PIPE Investment entered into by and among EIC, on the one hand, and certain accredited investors (including an affiliate of the Sponsor), on the other hand, in each case entered into on or after December 14, 2020 and prior to the Closing;
“Private Placement Warrants” are to the warrants issued by EIC to the Sponsor in a private placement simultaneously with the closing of the EIC IPO. The Private Placement Warrants are exercisable for an aggregate of 5,000,000 shares of EIC Class A common stock at a purchase price of $11.50 per share;
“public shares” are to the 27,500,000 shares of EIC Class A common stock sold as part of the units in the EIC IPO (whether they were purchased in the EIC IPO or thereafter in the open market);
“public stockholders” are to the holders of EIC’s public shares, including the Sponsor and EIC’s officers and directors to the extent the Sponsor and EIC’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;
“Public Warrants” are to the redeemable warrants issued by EIC and sold as part of the units in the EIC IPO (whether they were purchased in the EIC IPO or thereafter in the open market). The Public Warrants are exercisable for an aggregate of 9,166,666 shares of EIC Class A common stock at a purchase price of $11.50 per share. Following the consummation of our initial business combination, references to the Public Warrants also include any Private Placement Warrants or Working Capital Warrants that are not held by our Sponsor or its permitted transferees;
“SEC” are to the United States Securities and Exchange Commission;

“Share Consideration” are to the shares of EIC Class A common stock to be issued as consideration for the outstanding shares of Blade Common Stock and Blade Preferred Stock pursuant to the Merger Agreement;
“Sponsor” are to Experience Sponsor LLC, a Delaware limited liability company and an affiliate of KSL Capital Partners and EIC in which certain of EIC’s directors and officers hold membership interests;
“Sponsor Letter Agreement” are to the Amended and Restated Sponsor Letter Agreement, dated as of December 14, 2020, by and among EIC, the Sponsor and Blade, which amended and restated that certain letter agreement, dated as of September 12, 2019, between the Sponsor, EIC and the other parties thereto;
“Steele ExpCo” are to Steele ExpCo Holdings, LLC, the managing member of the Sponsor;
“Support Agreements” are to the Support Agreements, dated as of December 14, 2020, entered into by EIC and certain Blade stockholders, pursuant to which certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement;
“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements;
“trust account” are to the trust account of EIC that holds the proceeds from the EIC IPO;
“units” are to the 27,500,000 units sold in the EIC IPO, with each unit consisting of one public share and one-third (1/3) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of EIC Class A common stock for $11.50 per share;
“warrants” are to the Public Warrants, the Private Placement Warrants and the Working Capital Warrants; and
“Working Capital Warrants” are to the warrants to purchase shares of EIC Class A common stock if loans are made by the Sponsor pursuant to the Sponsor Letter Agreement in an amount of up to $1,500,000 and not repaid, such warrants to be on terms identical to the terms of the Private Placement Warrants.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS
This summary term sheet, together with the sections entitled “Questions and Answers” and “Summary,” summarizes certain information contained in this proxy statement/prospectus/consent solicitation statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/consent solicitation statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus/consent solicitation statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”
•
Experience Investment Corp., a Delaware corporation, which we refer to as “EIC,” “we,” “us,” or “our,” is a blank check company incorporated as a Delaware corporation on May 24, 2019 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•
On September 17, 2019, EIC consummated its initial public offering of 27,500,000 units, including 2,500,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of EIC Class A common stock and one-third (1/3) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of EIC Class A common stock for $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $275,000,000. Simultaneously with the consummation of the EIC IPO, EIC consummated the private placement of 5,000,000 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $7,500,000. Transaction costs amounted to $15,613,880 consisting of $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees and $488,880 of other offering costs. In addition, $1,999,979 of cash was held outside of the trust account upon closing of the EIC IPO and was available for working capital purposes and for the payment of offering expenses.

•
Following the consummation of the EIC IPO, $275,000,000 was deposited into a U.S.-based trust account with American Stock Transfer & Trust Company, LLC acting as trustee. Except as described in the prospectus for the EIC IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and EIC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

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Blade is a technology-powered, air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the United States and abroad. See the sections entitled “Information About Blade,” “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

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On December 14, 2020, EIC entered into the Merger Agreement with Merger Sub and Blade, providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity.

•
Subject to the terms of the Merger Agreement, at the reference price of $10.00 per share of EIC Class A common stock, the total Merger consideration of 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised) would have a value of $356,250,000. However, the valuation ascribed to the Blade business and EIC Class A common stock issued as Merger Consideration may not be indicative of the price that will prevail in the trading market following the business combination and the trading price of EIC Class A common stock may fluctuate substantially and may be lower than the reference price. As a result, Blade stockholders cannot be sure of the value of the shares of EIC Class A common stock they will receive.

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In connection with the Merger Agreement: (a) EIC entered into the Sponsor Letter Agreement, pursuant to which the Sponsor has agreed to, among other things, vote its shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus/consent solicitation statement; and (b) certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements pursuant to which such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement.
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Pursuant to the PIPE Subscription Agreements, EIC has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from EIC 12,500,000 shares of EIC Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $125,000,000. The PIPE Investment is conditioned upon, among other conditions, and will be consummated concurrently with, the closing of the Merger.

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It is anticipated that, upon completion of the business combination: (a) EIC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 33.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 12.7% of the post-combination company; (c) the Sponsor (and its affiliates) will own approximately 10.8% of the post-combination company; and (d) current holders of Blade Stock and Blade Options will collectively own approximately 43.2% of the post-combination company (excluding shares purchased by current Blade stockholders in the PIPE Investment). These levels of ownership interest: (i) exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan and (ii) assume that no EIC public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account and that 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger (which assumes all EIC Options have been exercised and the payment of the exercise price for such EIC Options is net settled).

•
EIC management and the Board considered various factors in determining whether to approve the Merger Agreement and the Transactions, including the Merger. For more information about the reasons that the Board considered in determining its recommendation, please see the section entitled “The Merger — EIC’s Board of Directors’ Reasons for the Approval of the Transactions.” When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of EIC stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the EIC stockholders that they vote “FOR” the proposals presented at the special meeting.

•
At the special meeting, EIC’s stockholders will be asked to consider and vote on the following proposals:

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a proposal to approve the business combination described in this proxy statement/prospectus/consent solicitation statement, including adopting the Merger Agreement and the Transactions described in this proxy statement/prospectus/consent solicitation statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

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a proposal to approve and adopt the second amended and restated certificate of incorporation of EIC. Please see the section entitled “Proposal No. 2 —  The Charter Proposal”;

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a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”) and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect seven (7) directors to serve staggered terms on the Board until immediately following the annual meeting of EIC stockholders for the calendar year ended December 31, 2021, 2022 and 2023, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of (a) more than 20% of EIC’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration and the PIPE Investment (as described below), and the issuance of more than 20% of EIC’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules) and (b) shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

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Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2022 and each Class III director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus/consent solicitation statement and only briefly address some commonly asked questions, which are grouped into the following three categories: (a) Questions and Answers About the Proposed Business Combination; (b) Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting; and (c) Questions and Answers About the Blade Consent Solicitation. The following questions and answers do not include all the information that is important to you. EIC and Blade stockholders are urged to read carefully this entire proxy statement/prospectus/consent solicitation statement, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination, the voting procedures for the special meeting and the procedures for the consent solicitation.
Questions and Answers About the Proposed Business Combination
Q.
Why am I receiving this proxy statement/prospectus/consent solicitation statement?

A.
EIC and Blade have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus/consent solicitation statement. A copy of the Merger Agreement is attached hereto as Annex A, and EIC and Blade encourage their stockholders to read it in its entirety.

This document constitutes a proxy statement of EIC, a prospectus of EIC and a consent solicitation statement of Blade.
This document is a proxy statement because the Board is soliciting from EIC stockholders proxies for the special meeting using this proxy statement/prospectus/consent solicitation statement. At the special meeting, EIC’s stockholders are being asked to consider and vote upon, among other proposals set forth herein, a proposal to adopt the Merger Agreement and the Transactions, which, among other things, includes provisions for a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
This document is a prospectus because EIC, in connection with the Merger, is offering 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised) as Merger Consideration. The valuation of the Merger Consideration will fluctuate based on the trading price of EIC’s Class A common stock. As a result, Blade stockholders cannot be sure of the value of the shares of EIC Class A common stock they will receive.
This document is a consent solicitation statement because the Blade board of directors is soliciting written consents from Blade stockholders to adopt the Merger Agreement and approve the Transactions, including the Merger. For more information about the Blade consent solicitation, see “Questions and Answers About the Blade Consent Solicitation” below.
This proxy statement/prospectus/consent solicitation statement and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus/consent solicitation statement and its Annexes carefully and in their entirety. Your vote (in the case of EIC stockholders) or consent (in the case of Blade stockholders) is important. You are encouraged to submit your proxy or consent, as applicable, as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement and its Annexes.
Q.
Why is EIC proposing the business combination?

A.
EIC was formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On September 17, 2019, EIC consummated its initial public offering of 27,500,000 units, including 2,500,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of EIC Class A common stock and one-third (1/3) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of EIC Class A common stock for $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $275,000,000.

Simultaneously with the consummation of the EIC IPO, EIC consummated the private placement of 5,000,000 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $7,500,000. Since the EIC IPO, EIC’s activity has been limited to the evaluation of business combination candidates.
Blade is a technology-powered, air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the U.S. and abroad.
Based on its due diligence investigations of Blade and the industry in which it operates, including the financial and other information provided by Blade in the course of their negotiations in connection with the Merger Agreement, EIC believes that Blade is positioned for a leadership position in air mobility with a significant total addressable market and growth expansion opportunities and strong management team that will benefit from the consummation of the Transactions and infusion of additional capital improving Blade’s ability to grow.
As a result, EIC believes that a business combination with Blade will provide EIC’s stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “The Merger — EIC’s Board of Directors’ Reasons for Approval of the Transactions.”
Q.
What will happen in the business combination?

A.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, EIC will acquire Blade through the merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity, which merger we refer to as the “Merger.”

As a result of the Merger, EIC will own 100% of the outstanding common stock of Blade and each share of Blade Common Stock and Blade Preferred Stock will be cancelled and automatically converted into the right to receive a portion of the Share Consideration (Share Consideration issued in respect of Blade Restricted Shares will be subject to the same restrictions as in effect immediately prior to the effective time of the Merger). In addition, each Blade Option that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be assumed by EIC and automatically converted into an EIC Option. For more information, see “The Merger” and “The Merger Agreement — Treatment of Blade Securities.”
We also use the term “business combination” in this proxy statement/prospectus/consent solicitation statement to refer to the combination of Blade and EIC into a single business.
Q.
Following the business combination, will EIC’s securities continue to trade on a stock exchange?

A.
Yes. We intend to apply to continue the listing of the EIC Class A common stock and Public Warrants on Nasdaq. In connection with the business combination, EIC will change its name to Blade Air Mobility, Inc. and the EIC Class A common stock and Public Warrants will begin trading on the Nasdaq under the symbols “BLDE” and “BLDEW” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Q.
How will the business combination impact the shares of EIC outstanding after the business combination?

A.
As a result of the business combination and the consummation of the Transactions, including, without limitation, the PIPE Investment, the amount of EIC Class A common stock outstanding will increase by approximately 140% to approximately 82,500,000 shares of EIC Class A common stock (assuming that no shares of EIC Class A common stock are elected to be redeemed by EIC stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”). Additional shares of EIC Class A common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of EIC Class A common stock upon exercise of the warrants and issuances under the Incentive Plan. The issuance and sale of such shares in the public market could adversely impact the market price of the EIC Class A common stock, even if our business is doing well. Pursuant to the Incentive Plan, a copy of which is attached hereto as Annex E, following the closing of the business combination and subject to the approval of the applicable award agreements by the post-combination Board, EIC may grant an aggregate amount of up to 8,250,000 additional shares of EIC Class A common stock (subject to annual increases).
Q.
Will the management of Blade change in the business combination?

A.
We anticipate that all of the executive officers of Blade will remain with the post-combination company. In addition, Eric Affeldt (Chairman), Jane Garvey, Kenneth Lerer, Susan Lyne, Edward Philip, Robert Wiesenthal and David Zaslav will each be nominated to serve as directors of EIC following completion of the business combination. Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Q.
What equity stake will current stockholders of Blade, the PIPE Investors, EIC’s Public Stockholders and the Sponsor hold in the post-combination company after the Closing?

Based on the Merger Consideration of 35,625,000 shares of EIC Class A common stock in the aggregate and 34,375,000 shares of EIC’s common stock outstanding as of the date hereof, upon completion of Transactions it is expected that: (i) EIC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 33.3% in the post-combination company; (ii) the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 12.7% of the post-combination company; (iii) the Sponsor (and its affiliates) will own approximately 10.8% of the post-combination company; and (iv) current holders of Blade Stock and Blade Options will collectively own approximately 43.2% of the post-combination company (excluding shares purchased by current Blade stockholders in the PIPE Investment). These levels of ownership interest: (a) exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan, and (b) assume that no EIC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account and that 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger (which assumes all EIC Options have been exercised and the payment of the exercise price for such EIC Options is net settled).
For more information, please see the sections entitled “Summary — Impact of the Business Combination on the Post-Combination Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”
Q.
Will EIC obtain new financing in connection with the Transactions?

A.
Yes. EIC has entered into subscription agreements with the PIPE Investors, pursuant to which EIC has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to purchase from EIC 12,500,000 shares of EIC Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000. As part of the PIPE Investment, Steele ExpCo, the managing member of the Sponsor, has committed to purchase 2,005,000 shares of EIC Class A common stock for $20,050,000. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million. Please see the section entitled “The Merger — Sources and Uses for the Business Combination.”

Q.
What conditions must be satisfied to complete the business combination?

A.
There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of EIC of the business combination proposal, the Nasdaq proposal, the charter proposal and the incentive plan proposal. In addition, Blade’s stockholders must adopt the Merger Agreement and thereby approve the Transactions, including the Merger. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”

Q.
Are there any arrangements to help ensure that EIC will have sufficient funds, together with the proceeds in its trust account and from the PIPE Investment, to consummate the Transactions?

A.
While the Merger Consideration consists entirely of securities of EIC, the Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, (a) after taking into account the PIPE Investment and after giving effect to exercise by the holders of the public shares of their right to redeem their shares of EIC Class A common stock into their pro rata share of the trust account in accordance with EIC’s certificate of incorporation, immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), EIC having, on a consolidated basis, at least $100,000,000 in cash and cash equivalents and (b) immediately following Closing and after giving effect to all of the other Transactions (including the payment of expenses related to the Transactions that are to be paid at or after Closing), EIC having at least $5,000,001 of Net Tangible Assets.
Assuming the PIPE Investment is funded in accordance with the terms of the PIPE Subscription Agreements, EIC will have sufficient cash and cash equivalents immediately prior to Closing and sufficient net tangible assets as of Closing to meet the above conditions even if all public shares eligible for redemption are properly tendered for redemption by the holders thereof in connection with the Transactions.
Please see the section entitled “The Merger — Sources and Uses for the Business Combination.”
Q.
When do you expect the business combination to be completed?

A.
It is currently anticipated that the business combination will be consummated promptly following the EIC special meeting which is set for May 5, 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described herein. For a description of the conditions to the completion of the business combination, please see the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”

Q.
What happens if either EIC or Blade elects not to complete the business combination?

A.
Pursuant to the terms of the Merger Agreement, either EIC or Blade may choose not to complete the business combination under certain circumstances. Such circumstances include the enactment of a final, non-appealable law or order that enjoins the Transactions and the failure to obtain requisite shareholder approvals, among others. There is no termination fee associated with such termination in accordance with the terms of the Merger Agreement.

For a description of the terms of termination under the Merger Agreement, please see the section entitled “The Merger Agreement — Termination.”
Q.
What do I need to do now?

A.
EIC urges you to read carefully and consider the information contained in this proxy statement/prospectus/consent solicitation statement, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of EIC. EIC stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/consent solicitation statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Questions and Answers About the Special Meeting and the Proposals to be Presented at the Special Meeting
Q.
When and where is the Special Meeting?

A.
The special meeting will be held via live webcast on May 5, 2021 at 10:00 a.m. (New York City time). The special meeting can be accessed by visiting https://web.lumiagm.com/230208333 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.
What are the proposals on which I am being asked to vote at the special meeting?

A.
The stockholders of EIC will be asked to consider and vote on the following proposals at the special meeting:

1.
a proposal to approve the business combination described in this proxy statement/prospectus/consent solicitation statement, including adopting the Merger Agreement and approving the Transactions described in this proxy statement/prospectus/consent solicitation statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of EIC. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect seven (7) directors to serve staggered terms on the Board until immediately following the annual meeting of EIC stockholders for the calendar year ended December 31, 2021, 2022 and 2023, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of (a) more than 20% of EIC’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration and the PIPE Investment, and the issuance of more than 20% of EIC’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules) and (b) shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

EIC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus/consent solicitation statement contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. If any of these proposals is not approved, or the consent of the requisite Blade stockholders is not received, we will not consummate the Transactions.
The vote of EIC’s stockholders is important. EIC stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus/consent solicitation statement.
Q.
Why is EIC providing stockholders with the opportunity to vote on the business combination?

A.
Under EIC’s current certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, including those described under “Proposal No. 6 — The Nasdaq Proposal,” we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.
Q.
What constitutes a quorum at the special meeting?

A.
A majority of the voting power of all issued and outstanding shares of EIC’s common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, 17,187,501 shares of our common stock would be required to be present at the special meeting to achieve a quorum.

The Sponsor and EIC’s officers and directors will count toward this quorum and have agreed to vote the Founder Shares and any public shares purchased during or after the EIC IPO in favor of the business combination proposal (and the other proposals included in this proxy statement/prospectus/consent solicitation statement).
Q.
What vote is required to approve the proposals presented at the special meeting?

A.
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the Nasdaq proposal or the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of holders of a majority of EIC’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of EIC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. EIC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.
Our Sponsor has agreed to vote the Founder Shares in favor of the business combination proposal and the other proposals to be presented at the special meeting. The Sponsor owns 20% of our outstanding shares of common stock. Accordingly, if all of our outstanding shares of common stock were to be voted at the special meeting, we would need the affirmative vote of approximately 38% of the remaining shares of our outstanding common stock to approve the business combination proposal.
Q.
How many votes do I have at the special meeting?

A.
EIC stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of March 17, 2021, the record date for the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 34,375,000 outstanding shares of our common stock.

Q.
What happens if I sell my shares of EIC Class A common stock before the special meeting?

A.
The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of EIC Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of EIC Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of EIC Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.
Q.
Why is EIC proposing the governance proposal?

A.
As required by applicable SEC guidance, EIC is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the second amended and restated certificate of incorporation that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, EIC is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on EIC or the Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3 — The Governance Proposal.”

Q.
Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.
The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination with Blade. The officers and directors of EIC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds together with the experience and sector expertise of EIC’s financial and other advisors, as well as having consulted with a leading consulting firm regarding Blade’s market opportunities and competitive landscape, including the growth and strategic plan of Blade, enabled them to perform the necessary analyses and make determinations regarding the Transactions. In addition, EIC’s officers and directors and EIC’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Board in valuing Blade’s business, and assuming the risk that the Board may not have properly valued such business.

Q.
Does the Sponsor and/or any of the EIC directors or officers have interests in the business combination proposal and the other proposals that may differ from or be in addition to the interests of EIC’s stockholders?

A.
The Sponsor, EIC’s executive officers and directors may have interests in the business combination proposal and the other proposals that may be different from, or in addition to, the interests of EIC’s stockholders generally. These interests may cause the Sponsor and the directors and executive officers of EIC to view the business combination proposal and the other proposals differently than EIC’s stockholders generally may view them. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the business combination proposal and other proposals be approved by EIC’s stockholders. For more information on the interests of the Sponsor and/or EIC’s directors and executive officers in the Merger, see “The Merger — Interests of Certain Persons in the Business Combination.”

Q.
Do I have redemption rights?

A.
If you are a holder of public shares, you have the right to demand that EIC redeem such shares for a pro rata portion of the cash held in EIC’s trust account regardless of whether you vote or vote “FOR” or “AGAINST” the business combination proposal. EIC sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.
Under EIC’s current certificate of incorporation, the business combination may be consummated only if EIC has at least $5,000,001 of Net Tangible Assets.
Q.
How do I exercise my redemption rights?

A.
If you are a holder of public shares and wish to exercise your redemption rights, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), you must:

(i)
submit a written request to EIC’s transfer agent that EIC redeem your public shares for cash,

(ii)
certify in such demand for redemption that you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)
deliver such public shares to EIC’s transfer agent (physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system).

Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact EIC’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.
Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $276.9 million (or $10.07 per share) as of March 17, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of EIC’s public stockholders exercising redemption rights, regardless of whether such holders vote “FOR” or “AGAINST” the business combination proposal.
Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on May 3, 2021. If you deliver your shares for redemption to EIC’s transfer agent and later decide not to elect redemption, you may request that EIC’s transfer agent return the shares (physically or electronically). You may make such request by contacting EIC’s transfer agent at the address listed at the end of this section and must do so no later than 5:00 p.m. (New York City time) on May 3, 2021.
Any corrected or changed proxy card must be received by EIC’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.
If demand is properly made as described above, then, if the business combination is consummated, EIC will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of EIC Class A common stock for cash.
Q.
Do I have appraisal rights if I object to the proposed business combination?

A.
No. Neither EIC stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of EIC Stockholders — Appraisal Rights.”

Q.
What happens to the funds deposited in the trust account after consummation of the business combination?

A.
The net proceeds of the EIC IPO, a total of $275,000,000, were placed in the trust account immediately following the EIC IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of up to $9,625,000 as deferred underwriting commissions) and to fund future growth of the post-combination company. Please see the section entitled “The Merger — Sources and Uses for the Business Combination.”

Q.
What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.
EIC’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. In the event a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights, fewer funds in the trust account will be available to the post-combination company to fund future growth.

Q.
What happens if the business combination is not consummated?

A.
If EIC does not complete the business combination with Blade for whatever reason, EIC would search for another target business with which to complete a business combination. If EIC does not complete a business combination with Blade or another target business by September 17, 2021 (the end of the completion window), EIC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account divided by the number of outstanding public shares. The Sponsor has no redemption rights in the event a business combination is not effected in the completion window, and, accordingly, the Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to EIC’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.
How does the Sponsor intend to vote on the proposals?

A.
The Sponsor owns of record and is entitled to vote an aggregate of 6,875,000 shares (or 20.0%) of EIC’s common stock as of the record date. None of EIC’s directors and officers own any public shares as of the date hereof. The Sponsor and EIC’s officers and directors have agreed to vote any Founder Shares and any public shares held by them as of the record date in favor of the Transactions. The Sponsor and EIC’s officers and directors may have interests in the business combination that may conflict with your interests as a stockholder. Please see the sections entitled “Summary — Interests of Certain Persons in the Business Combination” and “The Merger — Interests of Certain Persons in the Business Combination.”

Q.
How do I vote?

A.
The special meeting will be held via live webcast at 10:00 a.m. (New York City time) on May 5, 2021. The special meeting can be accessed by visiting https://web.lumiagm.com/230208333 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of EIC common stock on March 17, 2021, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.
How will a broker non-vote impact the results of each proposal?

A.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Stockholders of record may send a later-dated, signed proxy card to EIC’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to EIC’s transfer agent, which must be received prior to the vote at the special meeting.

Q.
What happens if I fail to take any action with respect to the special meeting?

A.
If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. In addition, failure to vote either “FOR” or “AGAINST” the business combination proposal means you will not have any redemption rights in connection with the business combination to exchange your shares of common stock for a pro rata share of the funds held in EIC’s trust account. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.
What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/consent solicitation statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your EIC shares.

Q.
Who can help answer my questions?

A.
If you have questions about the proposals to be voted on at the Special Meeting or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: EXPC.info@investor.morrowsodali.com
To obtain timely delivery, EIC stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about EIC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to EIC’s transfer agent at the address below prior to 5:00 p.m. (New York City time) on May 3, 2021. See the section entitled “The Merger — Redemption Rights for EIC Stockholders.”
If you have questions regarding the certification of your position or delivery of your stock, please contact:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: AST Shareholder Services
(800) 937 5449
Email: Info@astfinancial.com
Questions and Answers About the Blade Consent Solicitation
Q.
Who is entitled to give a written consent for Blade?

A.
The Blade board of directors (the “Blade Board”) has set March 26, 2021 as the record date (the “Blade record date”) for determining Blade stockholders entitled to sign and deliver written consents with respect to this consent solicitation. Holders of outstanding shares of Blade Common Stock or Blade Preferred Stock as of 5:00 p.m. (New York City time) on the Blade record date will be entitled to give a consent using the form of written consent to be furnished to them.

Q.
What approval is required by the holders of Blade Stock to adopt the Merger Agreement?

A.
The Merger cannot be completed unless Blade stockholders adopt the Merger Agreement and thereby approve the Transactions, including the Merger. The adoption of the Merger Agreement and the approval of the Merger requires the approval of (i) the holders of a majority of the issued and outstanding shares of Blade Common Stock and Blade Preferred Stock (on an as-converted-to-Blade Common Stock basis) as of the Blade record date, voting as a single class and (ii) the holders of a majority of the issued and outstanding shares of Blade Preferred Stock, as of the Blade record date, voting as a separate class (together, the “Blade Merger Approval”).

Q.
Did the Blade Board approve the business combination and the Merger Agreement?

A.
Yes. After consideration, the Blade Board unanimously approved and declared that the Merger Agreement and the business combination are advisable, fair to and in the best interests of Blade and Blade’s stockholders and recommends that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions. See the section entitled “Blade’s Solicitation of Written Consents — Recommendation of the Blade Board of Directors” of this consent solicitation.

Q.
Did the Blade Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A.
The Blade Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. The members of the Blade Board have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that its experience and backgrounds, together with the assistance of management and Blade’s financial advisor (Credit Suisse Securities (USA) LLC), enable the Blade Board to make the necessary analysis and determinations regarding the Merger. In addition, Blade’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Blade Board and management team (after consultation with advisors) in valuing the Merger in the context of that collective experience.

Q.
Do any of the Blade directors or officers have interests in the Merger that may differ from or be in addition to the interests of Blade’s stockholders?

A.
Blade’s executive officers and certain non-employee directors may have interests in the Merger that may be different from, or in addition to, the interests of Blade’s stockholders generally. These interests may cause the directors and executive officers of Blade to view the Merger differently than Blade’s stockholders generally may view them. The Blade Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement and the Merger be approved by Blade’s stockholders. For more information on the interests of Blade’s directors and executive officers in the Merger, see “The Merger — Interests of Certain Persons in the Business Combination.”

Q.
I am an employee of Blade who holds equity awards of Blade. How will my equity awards be treated in the Merger?

A.
As described in more detail in “The Merger Agreement — Treatment of Blade Securities,” at the effective time of the Merger:

•
The Merger will automatically cause the vesting of all Blade Options that were granted before December 14, 2020; provided that, to the extent (if at all) necessary to avoid an excise tax under Code Section 4999 or lost deductibility under Code Section 280G, certain vesting will be subject to approval of Blade’s stockholders.

•
Each Blade Option that is outstanding immediately prior to the effective time of the Merger will be assumed by EIC and automatically converted into an EIC Option equal to the product of (1) the number of shares of Blade Common Stock that were issuable upon exercise of such Blade Option immediately prior to the effective time of the Merger multiplied by (2) the Closing Per Share Stock Consideration (as defined in the Merger Agreement) (rounded down to the nearest whole number of shares of EIC Class A common stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of EIC Class A common stock equal to the quotient obtained by dividing the exercise price per share of Blade Common Stock under such Blade Option immediately prior to the effective time of the Merger by the Closing Per Share Stock Consideration (as defined in the Merger Agreement) (rounded up to the nearest whole cent); and

•
Each Blade Restricted Share that is outstanding immediately prior to the effective time of the Merger will be assumed and automatically converted into the right to receive a number of shares of EIC Class A common stock calculated pursuant to the Merger Agreement. Such shares of EIC Class A common stock will be subject to the same restrictions as in effect immediately prior to the effective time of the Merger (such restrictions are set forth in the applicable award agreement and the plan documents).

Q.
How can I return my written consent?

A.
If you hold shares of Blade Common Stock or Blade Preferred Stock as of 5:00 p.m. (New York City time) on the Blade record date and you wish to submit your consent, you must fill out the written consent to be furnished to you, date and sign it, and promptly return it to Blade. Once you have completed, dated and signed your written consent, deliver it to Blade by faxing your written consent to Blade, Attention: General Counsel, at (212) 967-1009 by emailing a .pdf copy of your written consent to investors@flyblade.com or by mailing your written consent to Blade at 31 Hudson Yards 11th Floor, New York, NY 10001.
Blade does not intend to hold a stockholders’ meeting to consider the Merger and, unless Blade decides to hold a stockholders’ meeting for such purposes, you will be unable to vote in person by attending a stockholders’ meeting.
Q.
What is the deadline for returning my written consent?

A.
The Blade Board has set 5:00 p.m. (New York City time) on April 19, 2021 as the targeted final date for the receipt of written consents. Blade reserves the right to extend the final date for the receipt of written consents beyond April 19, 2021. Any such extension may be made without notice to Blade stockholders.

Under the Merger Agreement, Blade has agreed to use its reasonable best efforts to obtain the Blade Merger Approval by the date that is ten (10) business days after this proxy statement/prospectus/consent solicitation statement is declared effective by the SEC. Your prompt return of the written consent is important.
Q.
What happens if I do not return my written consent?

A.
If you hold shares of Blade as of 5:00 p.m. (New York City time) on the Blade record date and you do not return your written consent, it will have the same effect as a vote “AGAINST” the Merger, the Merger Agreement and the Transactions.

However, on December 14, 2020, certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock as of such date delivered Support Agreements pursuant to which such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement. Each such Blade stockholder obligated to deliver its written consent within ten (10) business days after this proxy statement/prospectus/consent solicitation statement is declared effective by the SEC. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions. For more information on the Support Agreements, see the section entitled “Blade’s Solicitation of Written Consents — Support Agreements.”
Therefore, a failure of any other Blade stockholder to deliver a written consent is not expected to have any effect on the approval of the Merger, the Merger Agreement and the Transactions.
Q.
Can I dissent and require appraisal of my shares of Blade Common Stock or Blade Preferred Stock?

A.
Holders of Blade Stock who (i) do not consent to the adoption of the Merger Agreement, (ii) follow the procedures set forth in Section 262 of the DGCL (including making a written demand of appraisal to Blade within 20 days after the date of mailing of the notice of appraisal rights) and (iii) have not otherwise waived the appraisal rights, will be entitled, under Section 262 of the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be “fair value.” The “fair value” of their shares as so determined could be more than, the same as or less than the consideration payable pursuant to the Merger Agreement. Failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. See “Appraisal Rights” herein and Section 262 of the DGCL attached as Annex I. However, pursuant to the Blade Amended and Restated Voting Agreement, Blade stockholders parties thereto have agreed to, among other things, refrain from exercising any dissenters’ or appraisal rights with respect to any such approved “Change of Control Transaction”

under applicable law, including the DGCL, and to vote all shares that are owned or controlled by the Blade stockholders in favor of any such approved Change of Control Transaction.
The Merger has been approved by the Blade Board. If it is approved by the holders of a majority of outstanding shares of Blade Preferred Stock and a majority-in-interest of the Blade founders in compliance with the Blade Amended and Restated Voting Agreement, and assuming that the Blade stockholders will own less than a majority of the outstanding shares of stock of EIC after the closing of the Transactions, the Merger will constitute a “Change of Control Transaction” under the Blade Amended and Restated Voting Agreement. Holders of at least a majority of outstanding shares of Blade Preferred Stock and a majority-in-interest of the Blade founders have committed to vote in favor of the Merger pursuant to the Support Agreements.
Q.
Can I change or revoke my written consent?

A.
Yes. You may change or revoke your consent to the proposal at any time before 5:00 p.m. (New York City time) on April 19, 2021; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the Support Agreements will constitute the Blade Merger Approval at the time of such delivery. If you wish to change or revoke your consent before April 19, 2021 you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Blade’s Solicitation of Written Consents — Executing Consents; Revocation of Consents.”

Q.
What are the material United States federal income tax consequences of the Merger to Blade stockholders?

A.
Blade and EIC intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. If the Merger so qualifies, Blade stockholders generally should not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of EIC Class A common stock issued in connection with the Merger (other than in respect of cash received in lieu of fractional shares, if any). Each Blade stockholder who receives cash in lieu of a fractional share of EIC Class A common stock should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of such fractional share and the stockholder’s tax basis allocable to such fractional share.

The obligations of Blade and EIC to complete the Merger are not conditioned on the receipt of opinions from Simpson Thacher & Bartlett LLP (counsel to EIC), Proskauer Rose LLP (counsel to Blade), or any other U.S. tax counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. If the Merger does not qualify as a reorganization, it will be treated as a taxable stock sale and each Blade stockholder will generally recognize capital gain or loss, for U.S. federal income tax purposes, on the receipt of EIC Class A common stock issued to such Blade stockholder and on any cash received in lieu of fractional shares in connection with the Merger.
For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”
The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Q.
Should Blade stockholders send in their stock certificates now?

A.
No. Blade stockholders SHOULD NOT send in any stock certificates now. If the Merger Agreement is adopted and the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Blade stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Q.
Whom should I contact if I have any questions about the Blade consent solicitation?

A.
If you have any questions about the Merger or how to return your written consent, or if you need additional copies of this consent solicitation statement or a replacement written consent, you should contact investors@flyblade.com.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus/consent solicitation statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus/consent solicitation statement. The Merger Agreement is the legal document that governs the transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus/consent solicitation statement in the section entitled “The Merger Agreement.”
The Parties
EIC
Experience Investment Corp., is a blank check company incorporated as a Delaware corporation on May 24, 2019 and formed solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. EIC is sponsored by the Sponsor, which is an indirect portfolio company of KSL Capital Partners V, L.P. and its parallel funds and is controlled by KSL Capital Partners V GP, LLC.
On September 17, 2019, EIC consummated its initial public offering of 27,500,000 units, including 2,500,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of EIC Class A common stock and one-third (1/3) of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of EIC Class A common stock for $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $275,000,000. Simultaneously with the consummation of the EIC IPO, EIC consummated the private placement of 5,000,000 Private Placement Warrants at a price of $1.50 per warrant, generating total proceeds of $7,500,000.
Following the consummation of the EIC IPO, $275,000,000 was deposited into a U.S. based trust account with American Stock Transfer & Trust Company, LLC acting as trustee. Except as described in the prospectus for the EIC IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and EIC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
The units, EIC Class A common stock and Public Warrants are listed on the Nasdaq under the symbols EXPCU, EXPC and EXPCW, respectively.
The mailing address of EIC’s principal executive office is 100 St. Paul St., Suite 800, Denver, CO, 80206. Its telephone number is (720) 284-6400. After the consummation of the business combination, its principal executive office will be that of Blade.
Merger Sub
Experience Merger Sub, Inc. is a wholly owned subsidiary of EIC formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on December 8, 2020. Merger Sub owns no material assets and does not operate any business.
The mailing address of Merger Sub’s principal executive office is 100 St. Paul St., Suite 800, Denver, CO, 80206. Its telephone number is (720) 284-6400. After the consummation of the business combination, Merger Sub will cease to exist as a separate legal entity.
Blade
Blade is an asset-light, technology-powered, air mobility platform committed to reducing travel friction by providing cost-effective air transportation alternatives to some of the most congested ground routes in the United States and abroad.
Blade neither owns nor operates aircraft, leveraging an asset-light business model that relies on third-party, contracted operators to provide aircraft. All of the costs of owning and operating the aircraft are borne by the third-party operators, including pilots, maintenance, hangar, insurance and fuel. The asset-light model provides Blade the flexibility to utilize aircraft best suited for a specific route. Blade believes that this asset-light model will better position the company to transition to Electric Vertical Aircraft (“EVA”), once they are available, given that Blade is not constrained by the ownership of current generation aircraft. To date, no EVA aircraft have been certified by the FAA and, to our knowledge, none has been denied certification.
Blade typically pre-negotiates fixed hourly rates and flight times with third-party aircraft operators, and only pays for flights actually flown, creating a predictable and flexible cost structure. However, if such third-party operators do not perform adequately, terminate their relationships with Blade, or are unable to match the company’s growth in demand, Blade’s costs may increase or it may be forced to reduce the number of flights it offers.
Blade was incorporated under the laws of Delaware on December 22, 2014. The mailing address of Blade’s principal executive office is 31 Hudson Yards 11th Floor, New York, NY 10001. Its telephone number is (212) 967-1009.
Emerging Growth Company
EIC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find EIC’s securities less attractive as a result, there may be a less active trading market for EIC’s securities and the prices of its securities may be more volatile.
EIC will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following September 17, 2024, the fifth anniversary of the completion of the EIC IPO, (b) in which EIC has total annual gross revenue of at least $1.07 billion, or (c) in which EIC is deemed to be a large accelerated filer, which means the market value of EIC’s common stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which EIC has issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
EIC will continue to be an “emerging growth company” immediately following consummation of the Transactions.
The Business Combination Proposal
Structure of the Transactions
Pursuant to the Merger Agreement, and subject to the terms and conditions therein, Merger Sub will be merged with and into Blade, with Blade surviving the merger as a wholly owned subsidiary of EIC. In connection with the consummation of the Transactions, EIC will change its name to “Blade Air Mobility, Inc.”
Merger Consideration
Subject to the terms of the Merger Agreement, the total Merger Consideration will consist of an aggregate of 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised). At the Reference Price of $10.00 per share of EIC Class A common stock, the total Merger Consideration would have a value of $356,250,000.
For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “The Merger — Sources and Uses for the Business Combination.”

Related Agreements
Sponsor Letter Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Letter Agreement with EIC, Blade and KSL Advisors, LLC that amended and restated the prior letter agreement in its entirety with respect to Sponsor, pursuant to which the Sponsor has agreed, among other things, (a) to appear at the EIC special meeting or otherwise cause its shares to be counted as present for the purpose of establishing quorum; (b) to vote in person or by proxy, or cause to be voted at such special meeting in person, or by proxy, in favor of the Merger and the adoption of the Merger Agreement and the Transactions; and (c) to vote in person, or by proxy, against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor under the Merger Agreement. Pursuant to the Sponsor Letter Agreement, prior to the valid termination of the Merger Agreement, the Sponsor is subject to certain non-solicitation restrictions restricting the Sponsor and its affiliates from, among other things, soliciting, discussing or entering into agreements for alternative business combinations.
The Sponsor also agreed, subject to the Investor Rights Agreement and subject to certain exceptions, not to transfer any Founder Shares (or any shares of EIC Class A common stock issuable upon conversion thereof) or any Private Placement Warrants (or any shares of EIC Class A common stock issuable upon exercise thereof) until the earlier of (a) 180 days after the completion of the Merger or (b) such future date following the completion of the Merger on which EIC completes a liquidation, merger, share exchange, reorganization or similar transaction that results in all of EIC’s stockholders having the right to exchange their shares of EIC Class A common stock for cash, securities or other property. For additional information, see “Certain Other Agreements Relating to the Transactions — Sponsor Letter Agreement.”
Blade Stockholder Support Agreements
In connection with the execution of the Merger Agreement, certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements dated December 14, 2020, pursuant to which, among other things, such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement within ten (10) business days after the registration statement on Form S-4 of which this proxy statement/prospectus/consent solicitation statement is a part is declared effective by the SEC. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions. For additional information, see “Certain Other Agreements Relating to the Transactions — Blade Stockholder Support Agreements.”
Investor Rights Agreement
In connection with the execution of the Merger Agreement, EIC entered into the Investor Rights Agreement with the Sponsor and certain stockholders of Blade, including Robert Wiesenthal and other executive officers of Blade. The Investor Rights Agreement will become effective upon the closing of the Transactions.
Pursuant to the Investor Rights Agreement, the Board will nominate a number of individuals designated by the Sponsor for election as its directors at any meeting of its stockholders (each a “Sponsor Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Sponsor Directors serving as directors of EIC will be equal to: (a) if the Sponsor (or its permitted transferees) continues to beneficially own at least 50% of the shares of EIC Class A common stock beneficially owned by the Sponsor at the closing of the Merger (in each case, including the shares of EIC Class A common stock issuable upon exercise of the Private Placement

Warrants and upon conversion of the Founder Shares), two directors, and (b) if the Sponsor (or its permitted transferees) continues to beneficially own at least 25% (but less than 50%) of the shares of EIC Class A common stock beneficially owned by the Sponsor at the closing of the Merger (in each case, including the shares of EIC Class A common stock issuable upon exercise of the Private Placement Warrants and upon conversion of the Founder Shares), one director. The Board also agrees to take all actions (to the extent such actions are not prohibited by applicable law and within the Board’s control) to cause the chief executive officer of EIC to be one of its directors.
Pursuant to the Investor Rights Agreement, certain parties will be entitled to certain registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, certain parties will agree not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock or warrants to purchase shares of EIC Class A common stock they receive in connection with the Transactions or otherwise beneficially own at Closing for certain time periods specified therein. For additional information, see “Certain Other Agreements Relating to the Transactions — Investor Rights Agreement.”
PIPE Subscription Agreements
Concurrently with the execution and delivery of the Merger Agreement, EIC entered into the PIPE Subscription Agreements with respect to the PIPE Investment. Pursuant to the PIPE Subscription Agreements, certain accredited investors, including an affiliate of the Sponsor, have committed to purchase 12,500,000 shares of EIC Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000. The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and will be consummated concurrently with the closing of the Merger. As part of the PIPE Investment, Steele ExpCo, the managing member of the Sponsor, has committed to purchase 2,005,000 shares of EIC Class A common stock for $20,050,000. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million.
For additional information, see “Certain Other Agreements Relating to the Transactions — PIPE Subscription Agreements,” “The Merger — Interests of Certain Persons in the Business Combination” and “The Merger — Sources and Uses for the Business Combination.”
Lockup Agreements.
Certain stockholders have agreed that they will not during the Lock-Up Period (as defined below), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the post-combination company, or any options or warrants to purchase any shares of common stock of the post-combination company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the post-combination company, or any interest in any of the foregoing. The Lock-Up Period begins on the closing date of the Merger and continues for a period of six months after the closing date, unless terminated earlier by mutual consent of the parties. For a more detailed description of the Lockup Agreements, see the section titled “Certain Other Agreements Relating to the Transaction — Lockup Agreements.”
Incentive Plan
On April 5, 2021, the Board adopted, subject to stockholder approval, the Incentive Plan for the purpose of providing a means through which to attract, motivate and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. Stockholders are being asked to consider and approve the Incentive Plan, which will reserve 8,250,000 shares of EIC Class A common stock (the “Absolute Share Limit”) for issuance pursuant to grants made under the Incentive Plan, except that the Absolute Share Limit will be increased (A) on the first day of each fiscal year after the fiscal year in which the closing of the Merger occurs in an amount equal to the least of (x) 4,125,000 shares of EIC Class A common stock, (y) 5.0% of the total number of shares of EIC Class A common stock outstanding on the last day of the immediately preceding fiscal year and (z) a lower number of shares of EIC Class A common stock as determined by the Board and (B) for any shares of EIC Class A common stock underlying awards outstanding under the Fly Blade, Inc. 2015 Equity Incentive Plan that, on or after the closing date of the Merger, expire or are canceled, forfeited, terminated, or otherwise are not issued (e.g., due to settlement in cash). Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal — Material Terms of the Incentive Plan.”
Impact of the Business Combination on the Post-Combination Company’s Public Float
It is anticipated that, upon completion of the Transactions: (a) EIC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 33.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 12.7% of the post-combination company; (c) the Sponsor (and its affiliates) will own approximately 10.8% of the post-combination company; and (d) current holders of Blade Stock and Blade Options will collectively own approximately 43.2% of the post-combination company (excluding shares purchased by current Blade stockholders in the PIPE Investment). These levels of ownership interest: (a) exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan and (b) assume that no EIC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in EIC’s trust account and that 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger (which assumes all EIC Options have been exercised and the payment of the exercise price for such EIC Options is net settled).
For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”
The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by EIC’s public stockholders and the maximum redemptions by EIC’s public stockholders as described above:
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(1)(2)
EIC’s public stockholders (other than the PIPE Investors)	33.3%	—%
PIPE Investors (other than the Sponsor and its affiliates)	12.7%	19.1%
Sponsor (and its affiliates)	10.8%	16.1%
Current holders of Blade Stock and Blade Options(3)	43.2%	64.8%

(1)
Assumes 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and reflects the shares of EIC Class A common stock underlying the EIC Options (assuming that the payment of the exercise price for such EIC Options is net settled) as issued and outstanding as of the closing of the Merger.

(2)
Assumes all 27,500,000 shares of EIC Class A common stock will be redeemed.

(3)
Certain Blade stockholders have committed to purchase an aggregate of 210,000 shares of EIC Class A common stock in the PIPE Investment. Those shares are excluded from the ownership amounts for current holders of Blade Stock and Blade Options.

Matters Being Voted On
The stockholders of EIC will be asked to consider and vote on the following proposals at the special meeting:
1.
a proposal to approve the business combination described in this proxy statement/prospectus/consent solicitation statement, including adopting the Merger Agreement and approving the Transactions described in this proxy statement/prospectus/consent solicitation statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve and adopt the second amended and restated certificate of incorporation of EIC. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

3.
a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

4.
a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

5.
a proposal to elect seven (7) directors to serve staggered terms on the Board until immediately following the annual meeting of EIC stockholders for the calendar year ended December 31, 2021, 2022 and 2023, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

6.
a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of (a) more than 20% of EIC’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration and the PIPE Investment, and the issuance of more than 20% of EIC’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules) and (b) shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

7.
a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of EIC’s Stockholders
The special meeting of stockholders of EIC will be held via live webcast at 10:00 a.m. (New York City time) on May 5, 2021. The special meeting can be accessed by visiting https://web.lumiagm.com/230208333, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication,
At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if EIC is not able to consummate the Transactions.
Voting Power; Record Date
Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of EIC common stock at 5:00 p.m. (New York City time) on March 17, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of EIC common stock owned at 5:00 p.m. (New York City time) on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. EIC warrants do not have voting rights. On the record date, there were 34,375,000 shares of EIC common stock outstanding, of which 27,500,000 were public shares with the rest being held by the Sponsor.
Quorum and Vote of EIC Stockholders
A quorum of EIC stockholders is necessary to hold a valid meeting. A quorum will be present at the EIC special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
The Sponsor owns of record and is entitled to vote an aggregate of 6,875,000 shares (or 20.0%) of EIC’s common stock as of the record date. None of EIC’s directors and officers own any public shares as of the date hereof. The Sponsor and EIC’s officers and directors have agreed to vote any Founder Shares and any public shares held by them as of the record date in favor of the Transactions.
The proposals presented at the special meeting will require the following votes:
•
the approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the Nasdaq proposal and the adjournment proposal will have no effect on such proposals;

•
the approval of the charter proposal requires the affirmative vote of holders of a majority of EIC’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal; and

•
directors are elected by a plurality of all of the votes cast by holders of shares of EIC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. EIC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.

Abstentions will have the same effect as a vote “AGAINST” the charter proposal, but will have no effect on the other proposals. Please note that holders of the public shares cannot seek redemption of their shares for cash unless they affirmatively vote “FOR” or “AGAINST” the business combination proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. If any of these proposals are not approved, or the consent of the requisite Blade stockholders is not received, we will not consummate the Transactions.
Redemption Rights
Pursuant to EIC’s current certificate of incorporation, a holder of public shares may demand that EIC redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), they:
(i)
submit a written request to EIC’s transfer agent that EIC redeem their public shares for cash,

(ii)
certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)
deliver such public shares to EIC’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, regardless of whether such holder votes or votes “FOR” or “AGAINST” the business combination proposal, EIC will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of March 17, 2021, the record date for the special meeting, this would amount to approximately $10.07 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of EIC common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of EIC Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.
The business combination will not be consummated if EIC has Net Tangible Assets of less than $5,000,001.
Holders of warrants will not have redemption rights with respect to such securities.
Appraisal Rights
EIC stockholders, unitholders and warrantholders do not have appraisal rights in connection with the Transactions under the DGCL.
Blade stockholders who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement. For additional information, see “Appraisal Rights.” However, pursuant to the Blade Amended and Restated Voting Agreement, Blade stockholders parties thereto have agreed to, among other things, refrain from exercising any dissenters’ or appraisal rights with respect to any such approved “Change of Control Transaction” under applicable law, including the DGCL, and to vote all shares that are owned or controlled by the Blade stockholders in favor of any such approved Change of Control Transaction.
The Merger has been approved by the Blade Board. If it is approved by the holders of a majority of outstanding shares of Blade Preferred Stock and a majority-in-interest of the Blade founders in compliance with the Blade Amended and Restated Voting Agreement, and assuming that the Blade stockholders will own less than a majority of the outstanding shares of stock of EIC after the closing of the Transactions, the Merger will constitute a “Change of Control Transaction” under the Blade Amended and Restated VotingAgreement. Holders of at least a majority of outstanding shares of Blade Preferred Stock and a majority-in interest of the Blade founders have committed to vote in favor of the Merger pursuant to the Support Agreements.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. EIC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of EIC Stockholders — Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the officers and directors of EIC or Blade have interests in such proposals that are different from, or in addition to, those of stockholders generally. In particular:
•
If the Transactions or another business combination are not consummated by September 17, 2021 (the end of the completion window), EIC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $83.9 million based upon the closing price of $12.20 per share on the Nasdaq on March 17, 2021, the record date for the special meeting.
•
The Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants from EIC for an aggregate purchase price of $7,500,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the EIC IPO. A portion of the proceeds EIC received from these purchases was placed in the trust account. Such warrants had an aggregate market value of approximately $15.7 million based upon the closing price of $3.13 per warrant on the Nasdaq on March 17, 2021, the record date for the special meeting. The Private Placement Warrants will become worthless if EIC does not consummate a business combination by September 17, 2021 (the end of the completion window).

•
Eric Affeldt and Edward Philip will become directors of the post-combination company after the closing of the Transactions. As such, in the future each may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

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Eric Affeldt holds economic interests in the Sponsor equivalent to 605,250 shares of EIC Class A common stock and 350,000 Private Placement Warrants. In addition, Rafael Pastor, Edward Philip and Brian Witherow hold economic interests in the Sponsor equivalent to 50,000 shares of EIC Class A common stock that are subject to forfeiture in the event their status as a director of EIC terminates for any reason prior to the date of consummation of the initial business combination. Charlie Martin, Michael Mohapp and Martin Newburger are employed by an affiliate of KSL Capital Partners but did not receive any compensation for their services as an officer or director, as applicable, of EIC.

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If EIC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EIC for services rendered or contracted for or products sold to EIC. If EIC consummates a business combination, on the other hand, EIC will be liable for all such claims.

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EIC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EIC’s behalf, such as identifying and investigating possible business targets and business combinations. There is no limit on the amount of expenses that may be reimbursed, however, to date, the aggregate amount of expenses reimbursed has been less than $0.1 million. If EIC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, EIC may not be able to reimburse these expenses if the Transactions or another business combination are not completed within the completion window.

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The continued indemnification of EIC’s current directors and officers and the continuation of directors’ and officers’ liability insurance.

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EIC has entered into a PIPE Subscription Agreement with Steele ExpCo pursuant to which Steele ExpCo has committed to purchase 2,005,000 shares of EIC Class A common stock in the PIPE Investment for an aggregate commitment of $20,050,000. Steele ExpCo is the managing member of the Sponsor. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million.

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If the Sponsor makes working capital loans to us, up to $1,500,000 of such loans may be converted into Working Capital Warrants. The terms of any such Working Capital Warrants are identical to the terms of EIC’s existing Private Placement Warrants held by the Sponsor. No such working capital loans by the Sponsor are expected to be outstanding as of the Closing.

•
In January 2021, Blade entered into an agreement with Ross Aviation, which is an affiliate of KSL Capital Partners, to launch air commuter service between the Westchester/Connecticut area and New

York City and both Blade and Ross Aviation also agreed to work together to mutually develop plans for vertical landing infrastructure (“vertiports”) in Westchester and to offer Blade services at Ross Aviation locations in Massachusetts and California.
Certain of Blade’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Blade stockholders. The members of the Blade Board were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Blade stockholders approve the proposals required to effect the Merger. See “The Merger — Interests of Certain Persons in the Business Combination.”
Board of Directors following the Business Combination
Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2022 and each Class III director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.
Eric Affeldt (Chairman), Jane Garvey, Kenneth Lerer, Susan Lyne, Edward Philip, Robert Wiesenthal and David Zaslav will each be nominated to serve as directors of the post-combination company upon completion of the Transactions.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Recommendation of the EIC Board of Directors
The Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of EIC’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.
When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of EIC stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the EIC stockholders that they vote “FOR” the proposals presented at the special meeting.
Recommendation of the Blade Board of Directors
After consideration, the Blade Board adopted resolutions determining that the Merger Agreement, the Merger and the other Transactions were advisable, fair to and in the best interests of Blade and its stockholders, adopting and approving the Merger Agreement and the Transactions, including the Merger, and directing that the Merger Agreement be submitted to the holders of Blade Stock for consideration. The Blade Board recommends that Blade stockholders adopt the Merger Agreement by submitting a written consent and thereby approve the Merger and the Transactions by executing and delivering the written consent furnished with this consent solicitation.
For a description of various factors considered by the Blade Board in reaching its decision to adopt the Merger Agreement and approve the Merger and the Transactions, see the section titled “The Merger — Blade’s Board of Directors’ Reasons for Approval of the Transactions.”
Conditions to the Closing of the Business Combination
General Conditions
Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal, as described in this proxy statement/prospectus/consent solicitation statement.

In addition, consummation of the Transactions is subject to customary conditions of the respective parties, including, among others:
•
the following conditions to both parties’ obligation to consummate the Transactions: (i) the Merger shall have been approved by the requisite vote of the stockholders of EIC and the stockholders of Blade; (ii) the applicable waiting period(s) pursuant to the HSR Act shall have expired or been terminated (which condition has been waived for so long as Blade does not satisfy the “size of person” test under the HSR Act); (iii) EIC shall have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the exercise by the holders of EIC's public shares of their right to redeem their shares into their pro rata share of the trust account in accordance with EIC's certificate of incorporation, the PIPE Investment and the other transactions contemplated to occur upon the Closing, including the payment of transaction expenses); (iv) this proxy statement/prospectus/consent solicitation statement is approved by the SEC and declared effective and no stop-order suspending its effectiveness shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC; (v) the Class A common stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE (or with the written consent of Blade, another nationally recognized stock exchange), subject, if applicable, to official notice of issuance thereof; (vi) taking into account the PIPE Investment and after giving effect to exercise by the holders of EIC’s public shares of their right to redeem their shares into their pro rata share of the trust account in accordance with EIC’s certificate of incorporation, immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), EIC shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents; (vii) EIC's certificate of incorporation shall be amended and restated in the form attached hereto as Annex F; and (viii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any order that is in effect and has effect of making the Transactions illegal, or otherwise restraining or prohibiting consummation of such Transactions or causing any of the transactions contemplated by the Merger Agreement to be rescinded following completion thereof; and

•
the following conditions to either party’s obligation to consummate the Transactions: (i) there has been no Material Adverse Effect (in the case of EIC) or Acquiror Material Adverse Effect (in the case of Blade) (each, as defined in the Merger Agreement) that is continuing with respect to the other party since the date of the Merger Agreement; (ii) accuracy of the other party’s representations and warranties at the Closing, subject to the materiality standards set forth in the Merger Agreement, (iii) performance or compliance in all material respects by the other party of its covenants to be performed or complied with as of or prior to the Closing; and (iv) delivery by the other party of customary closing certificates and the continued effectiveness of certain additional agreements.

For more information, see “The Merger Agreement — Conditions to the Closing of the Merger” and “Certain Other Agreements Relating to the Transactions.”
Tax Consequences of the Business Combination
For a description of certain U.S. federal income tax consequences of the Transactions and the exercise of redemption rights, please see the information set forth in “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”
Anticipated Accounting Treatment
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, EIC will be treated as the “acquired” company for financial reporting purposes. This determination was based primarily on Blade having the ability to appoint a majority of the initial Board of the combined entity, Blade’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of Blade comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Blade issuing shares for the net assets of EIC, accompanied by a recapitalization. The net assets of EIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Blade.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Based on Blade’s balance sheet as of September 30, 2020, Blade would not satisfy the “size of person” test to make a filing under the HSR Act. EIC, Merger Sub and Blade have waived the requirements to make filings under the HSR Act under the Merger Agreement and the expiration or termination of the waiting period under the HSR Act as a condition to their obligations under the Merger Agreement for so long as Blade does not satisfy the “size of person” test under the HSR Act.
At any time before or after consummation of the Transactions, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither EIC nor Blade is aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Litigation Matters
On February 5 and 9, 2021, a putative class action complaint and an individual complaint captioned, respectively, Castillo v. Experience Investment Corp., et al. (No. 020521-110) and Digennaro v. Experience Investment Corp., et al. (No. 020921-104) were filed in New York state court. On March 25, 2021, an amended complaint was filed in the Castillo action. The operative complaints in both actions name Experience Investment Corp.; its Chief Executive Officer, Mr. Eric Affeldt; and its directors Mr. Martin J. Newburger, Mr. Brian C. Witherow, Mr. Rafael Pastor, and Mr. Edward Philip. Additionally, the Digennaro complaint names Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. The complaints assert claims for breach of fiduciary duty against Experience’s officer and directors and aiding and abetting breach of fiduciary duty against the entities in connection with alleged material misstatements and omissions made in the Company’s Form S-4, filed January 29, 2021. The complaints seek, inter alia, injunctive relief enjoining or rescinding the Transaction, injunctive relief directing the filing of an amended registration statement, and damages.
Risk Factors
In addition to the other information contained in this proxy statement/prospectus/consent solicitation statement, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this proxy statement/prospectus/consent solicitation statement captioned “Risk Factors” following this Summary. These risks include, but are not limited to, the following:
Risks Related to Blade’s Business and Growth Strategy
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Blade has incurred significant losses since inception, and it expects to incur losses in the future and may not be able to achieve or maintain profitability;

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The duration and severity of the COVID-19 pandemic, and similar public health threats that Blade may face in the future, could result in additional adverse effects on its business operations and financial results;

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The markets for Blade’s offerings are still in relatively early stages of growth, and if such markets do not continue to grow, grow more slowly than Blade expects or fail to grow as large as it expects, Blade’s business, financial condition and results of operations could be adversely affected;

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The success of Blade’s business will be highly dependent on its ability to effectively market and sell air transportation as a substitute for conventional methods of transportation;

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Blade’s operations are concentrated in a small number of metropolitan areas and airports which makes the business particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting these metropolitan areas;

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Electric Vertical Aircraft (“EVA’’), or as known within the aerospace community, Electrical Vertical Take-Off and Landing aircraft (“eVTOL’’), may not be successfully developed and certified for public use. EVA may not be adopted by the market or Blade’s third-party aircraft operators, EVA may not be certified by transportation authorities or EVA may not deliver the expected reduction in operating costs, which could adversely affect Blade’s prospects, business, financial condition and results of operations;

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If Blade is not able to successfully enter into new markets and offer new routes and services and enhance its existing offerings, Blade’s business, financial condition and results of operations could be adversely affected;

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Blade expects to face intense competition in the urban air mobility industry;

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If Blade experiences harm to its reputation and brand, Blade’s business, financial condition and results of operations could be adversely affected;

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Blade is especially vulnerable to delays, cancellations or flight rescheduling, as it relies on maintaining a high daily aircraft usage rate, and needs to aggregate fliers on its by-the-seat flights to lower direct costs to third-party operators;

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System failures, defects, errors or vulnerabilities in our website, applications, backend systems or other technology systems or those of third-party technology providers could harm Blade's reputation and brand and adversely impact our business, financial condition and results of operations;

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Blade relies on its information technology systems to manage numerous aspects of its business and a cyberattack of Blade’s information technology systems could disrupt Blade’s ability to deliver services and lead to increased costs, decreased sales and harm to Blade's reputation;

Risks Related to Blade’s Dependence on Third-Party Providers
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Blade relies on its third-party operators to provide and operate aircraft to move its fliers. If such third-party operators do not perform adequately or terminate their relationships with Blade, Blade’s costs may increase and the Blade’s business, financial condition and results of operations could be adversely affected;

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If Blade’s third-party aircraft operators are unable to match the company’s growth in demand or Blade is unable to add additional third-party aircraft operators to its platform to meet demand, Blade’s costs may increase and Blade’s business, financial condition and results of operations could be adversely affected;

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If Blade encounters problems with any of its third-party aircraft operators or third-party service providers, such as workforce disruptions, Blade’s operations could be adversely affected by a resulting decline in revenue or negative public perceptions about its services;

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Operation of aircraft involves a degree of inherent risk. Blade could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving its third-party aircraft operators;

Legal and Regulatory Risks Related to Blade’s Business
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Blade’s business is subject to a wide variety of extensive and evolving laws and regulations, which may result in increases in its costs, disruptions to Blade’s operations, limits on its operating flexibility, reductions in the demand for air travel, and competitive disadvantages;

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Blade may be blocked from or limited in providing or offering its services in certain jurisdictions, and may be required to modify its business model in those jurisdictions as a result;

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Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations in these areas, could adversely affect Blade’s business and its financial condition;

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Blade has identified material weaknesses in its internal control over financial reporting. If Blade’s remediation of these material weaknesses is not effective or Blade otherwise fails to maintain an effective system of internal controls, Blade may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the value of the EIC Class A common stock and Blade’s ability to comply with applicable regulations, including the Sarbanes-Oxley Act and the continued listing standards of the Nasdaq;

Risks Related to the Business Combination and Ownership of EIC’s common stock and warrants
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The Sponsor and EIC’s officers and directors have agreed to vote in favor of the business combination, regardless of how EIC’s public stockholders vote, and may have interests in the business combination that are different from or are in addition to other stockholders in recommending that public stockholders vote “FOR” the business combination proposal and the other proposals described herein;

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Following the consummation of the Transactions, the Nasdaq may not continue to list EIC’s securities and/or an active market for EIC’s securities may not continue or develop, which could limit investors’ ability to make transactions in our securities and may adversely impact the value of EIC’s securities;

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The Board did not obtain a third party valuation or fairness opinion in determining whether or not to proceed with the business combination;

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Activities taken by existing EIC stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described herein could have a depressive effect on EIC’s securities; For example, as a result of actions taken to incentivize an investor or holder to vote their shares in favor of the business combination proposal, such investor or holder may have the ability to effectively purchase shares of EIC Class A common stock at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting, which sales could depress the trading price of the EIC Class A common stock.

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EIC’s public stockholders will experience dilution and have reduced influence on EIC as a consequence of, among other transactions, the issuance of EIC Class A common stock as consideration in the business combination and the PIPE Investment;

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A significant portion of the outstanding EIC Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future which could cause the market price of EIC Class A common stock to drop significantly, even if our business is doing well;

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If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of EIC’s securities may decline;

Risks Related to the Redemption
•
A failure to timely tender your shares of EIC Class A common stock and/or vote “FOR” or “AGAINST” the business combination proposal will make your shares of EIC Class A common stock ineligible for redemption;

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Redeeming your public shares for a pro rata portion of the funds held in the trust account may not put you in a better future economic position; and

Risks If the Adjournment Proposal Is Not Approved
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If the adjournment proposal is not approved, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes in favor of the business combination, and, therefore, the business combination may not occur.

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus/consent solicitation statement and especially consider the factors discussed in the section entitled “Risk Factors.”

EIC’S SUMMARY HISTORICAL FINANCIAL INFORMATION
EIC is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.
EIC’s balance sheet data as of December 31, 2020 and 2019 and statement of operations data for the year ended December 31, 2020 and the period from May 24, 2019 (inception) through December 31, 2019 are derived from EIC’s audited financial statements, included elsewhere in this proxy statement/prospectus/consent solicitation statement.
This information is only a summary and should be read in conjunction with EIC’s financial statements and related notes and “Information About EIC” and “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus/consent solicitation statement are not indicative of the future performance of EIC.
Statement of Operations Data:	Year Ended December 31, 2020	Period from May 24, 2019 (inception) through December 31, 2019
	(in thousands, except share and per share data)
Formation and operating costs	$678	$268
Loss from operations	(678)	(268)
Other income:
Interest on marketable securities held in trust account	1,017	1,262
Income before income taxes	338	993
Benefit (provision) for income taxes	(210)	(209)
Net income	$128	$785
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	26,160,492	26,187,830
Basic and diluted net income per share, common stock subject to possible redemption	$0.02	$0.03
Basic and diluted weighted average shares outstanding, common stock	8,214,508	7,170,375
Basic and diluted net loss per common share, common stock	$(0.05)	$(0.01)
	As of December 31,
Balance Sheet Data:	2020	2019
	(in thousands, except share data)
Cash and cash equivalents	$846	$1,306
Marketable securities held in trust account	$276,943	$276,262
Total assets	$277,839	$277,692
Total liabilities	$10,016	$9,996
Class A common stock subject to possible redemption, 26,136,620 and 26,180,927 shares at redemption value as of December 31, 2020 and December 31, 2019, respectively	$262,824	$262,696
Total stockholders’ equity	$5,000	$5,000
Total liabilities and stockholders’ equity	$277,839	$277,692

BLADE’S SUMMARY HISTORICAL FINANCIAL INFORMATION
The following tables present summary historical consolidated financial information of Blade for the periods presented. The consolidated statement of operations data for the three months ended December 31, 2019 and 2020 and the years ended September 30, 2019 and 2020 and the balance sheet data as of December 31, 2020, September 30, 2019 and 2020 have been derived from Blade’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.
You should read the summary financial data presented below in conjunction with “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Blade’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. Historical operating results are not necessarily indicative of future operating results.
	For the Three Months Ended December 31,		Year Ended September 30,
Statement of Operations Data:	2020	2019	2020	2019
	(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Revenue	$7,986	$5,223	$23,434	$31,196
Operating expenses
Cost of revenue	6,322	5,757	21,107	26,497
Software development	186	230	861	751
General and administrative	3,411	3,008	9,292	10,476
Selling and marketing	435	1,032	2,533	5,013
Total operating expenses	10,354	10,027	33,793	42,737
Loss from operations	(2,368)	(4,804)	(10,359)	(11,541)
Other non-operating income (expense)
Interest income	7	91	200	718
Interest expense	—	—	(1)	(15)
Total other income	7	91	199	703
Net loss	$(2,361)	$(4,713)	$(10,160)	$(10,838)
Weighted average shares outstanding, basic and diluted(1)	12,616,039	12,508,608	12,512,567	12,409,010
Basic and diluted net loss per common share(2)	$(0.19)	$(0.38)	$(0.81)	$(0.87)
	As of December 31 2020	As of September 30
Balance Sheet Data:		2020	2019
	(unaudited)
	(in thousands)
Total assets	$18,332	$17,715	$26,619
Total liabilities	$8,336	$6,635	$5,884
Total stockholders’ equity	$9,996	$11,080	$20,735

(1)
Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 13,391,751 and 11,754,833 shares of common stock as of December 31, 2020 and 2019, respectively, and 22,116,811 and 22,116,811 shares of Convertible Preferred Stock as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive. Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 10,040,803 and 7,793,765 shares of common stock as of September 30, 2020 and 2019, respectively, and 22,116,811 shares of Convertible Preferred Stock as of September 30, 2020 and 2019, because their inclusion would have been anti-dilutive.
(2)
Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the business combination and the Transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Operations prior to the Transactions will be those of Blade. The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, EIC will be treated as the acquired company for financial reporting purposes.
Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Blade issuing shares of common stock for the net assets of EIC, accompanied by a recapitalization. The net assets of EIC will be recognized at fair value (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 combines the historical audited balance sheet of EIC as of December 31, 2020 with the historical unaudited condensed consolidated balance sheet of Blade as of December 31, 2020, giving effect to the Transactions as if they had been consummated on that date, including the following: (a) the PIPE Investment was funded in full and 12,500,000 shares of EIC Class A common stock at a purchase price of $10.00 per share were issued, of which 2,005,000 shares will be purchased by Steele ExpCo, (b) the estimated transaction costs of approximately $32.0 million to be incurred with the Transactions are capitalized, (c) no Working Capital Warrants were issued, (d) all 6,875,000 outstanding shares of EIC Class B common stock were converted to shares of EIC Class A common stock on a one-for-one basis, (e) the repayment of Blade’s unsecured loan (“PPP Loan”) in the principal amount of $1.2 million pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”), (f) 26,074,271 shares of EIC Class A common stock were issued in exchange for outstanding shares of Blade Common Stock and Blade Preferred Stock and (g) 9,550,690 shares of EIC Class A common stock were issued upon the exercise of EIC Options at a weighted average exercise price of $0.19 per share (which EIC Options were issued pursuant to the assumption and conversion of Blade Options to purchase an aggregate of 13,391,751 shares of Blade Common Stock at a weighted average exercise price of $0.14 per share) and assuming that the payment of the exercise price for such EIC Options was net settled.
The summary unaudited pro forma condensed combined statement of operations data for the three months ended December 31, 2020 combines the historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Blade for the three months ended December 31, 2020. The historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 was derived by subtracting the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020 from the historical audited statement of operations of EIC for the fiscal year ended December 31, 2020. The summary unaudited pro forma condensed combined statement of operations data for the twelve months ended September 30, 2020 combines the unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 with the historical audited consolidated statement of operations of Blade for the fiscal year ended September 30, 2020. The unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 was derived by adding the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020, and the historical audited statement of operations for EIC for the period from May 24, 2019 (inception) through December 31, 2019, and subtracting the historical unaudited condensed statement of operations of EIC for the period from May 24, 2019 (inception) through September 30, 2019. The summary unaudited pro forma condensed combined statements of operations data of the Combined Entity for the three months ended December 31, 2020 and twelve months ended September 30, 2020 give effect to the Transactions as if they had consummated on October 1, 2019.
The summary unaudited pro forma condensed combined data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma data is based upon, and should be read in conjunction with, the audited consolidated financial statements and related notes of EIC and Blade for the applicable periods included elsewhere in this proxy statement/prospectus/consent solicitation statement. The summary unaudited pro forma data is for illustrative purposes only and is based on information currently available and management’s assumptions and estimates. The unaudited pro forma condensed combined financial information does not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The summary unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company.
The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The summary unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Transactions, as follows:
•
Assuming No Redemptions:   this scenario assumes that no EIC public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account; and

•
Assuming Maximum Redemptions:   this scenario assumes that EIC public stockholders holding 27.5 million of EIC’s public shares (i.e., all of EIC’s public shares) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in EIC’s trust account for aggregate redemption proceeds of $275.0 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, (1) immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), EIC having, on a consolidated basis, at least $100,000,000 in cash and cash equivalents and (2) immediately following Closing and after giving effect to all of the other Transactions (including the payment of expenses related to the Transactions that are to be paid at or after Closing), EIC having at least $5,000,001 of Net Tangible Assets. This scenario gives effect to the maximum number of redemptions that meet these conditions.

	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data for the Three Months Ended December 31, 2020
Net loss	$(2,703)	$(2,703)
Weighted average shares of Class A common stock outstanding, basic and diluted	82,500,000	55,000,000
Net loss per share of Class A common stock, basic and diluted	$(0.03)	$(0.05)
Summary Unaudited Pro Forma Condensed Combined Statements of Operations Data for the Twelve Months Ended September 30, 2020
Net loss	$(11,607)	$(11,607)
Weighted average shares of Class A common stock outstanding, basic and diluted	82,500,000	55,000,000
Net loss per share of Class A common stock, basic and diluted	$(0.14)	$(0.21)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2020
Total current assets	$384,345	$107,402
Total assets	$388,006	$111,063
Total current liabilities	$7,325	$7,325
Total liabilities	$7,536	$7,536
Total stockholders’ equity	$380,470	$103,527

SUMMARY COMPARATIVE PER SHARE DATA
The following table sets forth selected historical comparative share information for EIC and Blade, respectively, and unaudited pro forma condensed combined per share information of EIC after giving effect to the Transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemptions:   this scenario assumes that no EIC public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account; and

•
Assuming Maximum Redemptions:   this scenario assumes that EIC public stockholders holding 27.5 million of EIC’s public shares (i.e., all of EIC’s public shares) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in EIC’s trust account for aggregate redemption proceeds of $275.0 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, (1) immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), EIC having, on a consolidated basis, at least $100,000,000 in cash and cash equivalents and (2) immediately following Closing and after giving effect to all of the other Transactions (including the payment of expenses related to the Transactions that are to be paid at or after Closing), EIC having at least $5,000,001 of Net Tangible Assets. This scenario gives effect to the maximum number of redemptions that meet these conditions.

The pro forma book value information reflects the following Transactions as if they had occurred on December 31, 2020: (a) the PIPE Investment was funded in full and 12,500,000 shares of EIC Class A common stock at a purchase price of $10.00 per share were issued, of which 2,005,000 shares will be purchased by Steele ExpCo, (b) the estimated transaction costs of approximately $32.0 million to be incurred with the Transactions are capitalized, (c) no Working Capital Warrants were issued, (d) all 6,875,000 outstanding shares of EIC Class B common stock were converted to shares of EIC Class A common stock on a one-for-one basis, (e) the repayment of Blade’s PPP Loan in the principal amount of $1.2 million, (f) 26,074,271 shares of EIC Class A common stock were issued in exchange for outstanding shares of Blade Common Stock and Blade Preferred Stock and (g) 9,550,690 shares of EIC Class A common stock were issued upon the exercise of EIC Options at a weighted average exercise price of $0.19 per share (which EIC Options were issued pursuant to the adoption and conversion of Blade Options to purchase an aggregate of 13,391,751 shares of Blade Common Stock at a weighted average exercise price of $0.14 per share) and assuming that the payment of the exercise price for such EIC Options was net settled.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement, and the audited and unaudited financial statements of EIC and Blade and related notes that are included elsewhere in this proxy statement/prospectus/consent solicitation statement. The unaudited EIC and Blade pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement.
The unaudited pro forma condensed combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of EIC and Blade would have been had the companies been combined during the period presented.

	Historical Blade(1)	Historical EIC(1)		Pro Forma Combined
	As of and for the Three Months Ended December 31, 2020	As of and for the Nine Months Ended September 30, 2020	As of and for the Year Ended December 31, 2020	As of and for the Three Months Ended December 31, 2020
				Assuming No Redemptions	Assuming Maximum Redemptions
Book value per share(2)	$0.28	$0.61	$0.61	$4.61	$1.88
Weighted average shares of EIC Class A common stock outstanding, basic and diluted		8,208,043	8,214,508	82,500,000	55,000,000
Net loss per share of EIC Class A common stock, basic and diluted		$(0.03)	$(0.05)	$(0.03)	$(0.05)
Weighted average shares of Blade Common Stock outstanding, basic and diluted	12,616,039
Net loss per share of Blade Common Stock, basic and diluted	$(0.19)
	Historical Blade(1)	Historical EIC(1)		Pro Forma Combined
	As of and for the Year Ended September 30, 2020	As of and for the Nine Months Ended September 30, 2020	As of and for the period from May 24, 2019 (inception) through December 31, 2019	As of and for the Year Ended September 30, 2020
				Assuming No Redemptions	Assuming Maximum Redemptions
Weighted average shares of EIC Class A common stock outstanding, basic and diluted		8,208,043	7,170,375	82,500,000	55,000,000
Net loss per share of EIC Class A common stock, basic and diluted		$(0.03)	$(0.01)	$(0.14)	$(0.21)
Weighted average shares of Blade Common Stock outstanding, basic and diluted	12,512,567
Net loss per share of Blade Common Stock, basic and diluted	$(0.81)

(1)
Neither EIC nor Blade declared or paid any cash dividends during the periods presented.

(2)
Book value per share is equal to total stockholders’ equity divided by total outstanding shares classified in permanent equity.

The earnings per share amounts exclude the anti-dilutive impact from shares of EIC Class A common stock underlying the warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes statements that express EIC’s and Blade’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus/consent solicitation statement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Blade operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting EIC and Blade. Factors that may impact such forward-looking statements include:
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loss of Blade’s customers;

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decreases in Blade’s existing market share;

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effects of competition;

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effects of pricing pressure;

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the inability of Blade’s customers to pay for Blade’s services;

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the loss of Blade’s existing relationships with operators;

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the loss of key members of Blade’s management team;

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changes in Blade’s regulatory environment, including aviation law and FAA regulations;

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the inability to implement information systems or expand Blade’s workforce;

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changes in Blade’s industry;

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heightened enforcement activity by government agencies;

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interruptions or security breaches of Blade’s information technology systems;

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the expansion of privacy and security laws;

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Blade’s ability to expand Blade’s infrastructure network;

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Blade’s ability to identify, complete and successfully integrate future acquisitions;

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Blade’s ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the inability to complete the Transactions due to the failure to obtain approval of the stockholders of EIC, the approval of stockholders of Blade or other conditions to closing in the Merger Agreement;

•
the ability to meet applicable listing standards following the consummation of the Transactions;

•
the risk that the proposed Transactions disrupt current plans and operations of Blade as a result of the announcement and consummation of the Transactions;

•
the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the post-combination company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

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costs related to the proposed business combination;

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the possibility that EIC or Blade may be adversely affected by other political, economic, business and/or competitive factors;

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the impact of COVID-19 and its related effects on EIC’s or Blade’s projected results of operations, financial performance or other financial metrics;

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the inability or unavailability to use or take advantage of the shift, or lack thereof, to EVA technology;

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pending or potential litigation associated with the proposed business combination;

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other factors disclosed in this proxy statement/prospectus/consent solicitation statement; and

•
other factors beyond EIC’s or Blade’s control.

The forward-looking statements contained in this proxy statement/prospectus/consent solicitation statement are based on EIC’s and Blade’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and Blade. There can be no assurance that future developments affecting EIC and/or Blade will be those that EIC or Blade has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either EIC’s or Blade’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. EIC and Blade will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before an EIC stockholder grants its proxy or instructs how its vote should be cast at the special meeting, or a Blade stockholder returns its written consent, as applicable, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus/consent solicitation statement may adversely affect EIC and Blade.

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus/consent solicitation statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus/consent solicitation statement. The following risk factors apply to the business and operations of Blade and will also apply to the business and operations of the post-combination company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus/consent solicitation statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” EIC or Blade may face additional risks and uncertainties that are not presently known to us or Blade, or that we or Blade currently deem immaterial, which may also impair our or Blade’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements of both EIC and Blade included herein.
Risks Related to Blade’s Business and Growth Strategy
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Blade prior to the consummation of the business combination, which will be the business of EIC and its subsidiaries following the consummation of the business combination.
We have incurred significant losses since inception, we expect to incur losses in the future and we may not be able to achieve or maintain profitability.
We have incurred significant losses since inception. While we currently generate revenue from the sale of air transportation, it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability. Further, our future growth is heavily dependent upon the availability of EVA. There can be no assurance that regulatory approval and availability of EVA, or consumer acceptance of EVA, will occur in a timely manner, if at all. In addition, there may be additional costs associated with the initial build out of EVA infrastructure needed to service our routes and we cannot be sure that EVA will result in expected cost savings or efficiencies, which could in turn affect our profitability.
The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business operations and our financial results.
The COVID-19 outbreak, along with the measures governments and private organizations worldwide have implemented in an attempt to contain the spread of this pandemic, have resulted in a severe decline in demand for air travel and have adversely affected our business, operations and financial condition to an unprecedented extent. Measures such as travel restrictions, “shelter in place” and quarantine orders, limitations on public gatherings, cancellation of public events and many other restrictions have resulted in a precipitous decline in demand for business and leisure travel generally, including demand for our air mobility services. For example, historically our business has been comprised of business travel and commuter traffic, which largely has been replaced by “virtual meeting” and teleconferencing products or become unnecessary as a result of the significant number of people now working from home.
As a result of COVID-19, we paused our New York airport transfer service beginning in March 2020 and significantly reduced the number of our Northeast commuter flights. As a result of the substantial decline in demand for our services, we also reduced our employee headcount. In addition, we did not renew agreements with certain of our operators for charter services, and there is no guarantee that we will be able to enter into new agreements with such operators and corporate customers when flight operations resume. The duration and severity of the COVID-19 pandemic remain uncertain, and there can be no assurance that these actions will sustain our business and operations through this pandemic.

On April 8, 2020, we received a loan in the principal amount of approximately $1,200,000 through the Paycheck Protection Program under the CARES Act. We used the proceeds of the PPP Loan to help sustain our employee payroll costs and rent due to the impact of the COVID-19 pandemic. There can be no assurance that similar government-backed loans or other assistance would be available to us in the future if our other sources of liquidity, including operating revenue, are not sufficient to meet our cash requirements.
The full extent of the ongoing impact of COVID-19 on our longer-term operational and financial performance will depend on future developments, many of which are outside our control, including the duration and spread of COVID-19, the availability and acceptance of vaccines, travel advisories, curfews or “shelter in place” health orders, the impact of COVID-19 on overall long-term demand for air travel, increasing acceptance of employees working from home, government mandates restricting air service, sickness or quarantine of our employees or third-party aircraft operators resulting from exposure to COVID-19, and the impact of COVID-19 on the financial health and operations of our business partners, all of which are highly uncertain and cannot be predicted. At this time, we are not able to predict whether the COVID-19 pandemic will result in permanent changes to our customers’ behavior or their demand for our urban air mobility services.
The markets for our offerings are still in relatively early stages of growth, and if such markets do not continue to grow, grow more slowly than we expect or fail to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.
Blade’s urban air mobility service has grown rapidly since we launched our business in 2014, though it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Further, we currently operate in a limited number of metropolitan areas. The success of these markets to date and the opportunity for future growth in these markets may not be representative of the potential market for urban air mobility in other metropolitan areas. Our success will depend to a substantial extent on regulatory approval and availability of EVA technology, as well as the willingness of commuters and travelers to widely-adopt urban air mobility as an alternative for ground transportation. If the public does not perceive urban air mobility as beneficial, or chooses not to adopt urban air mobility as a result of concerns regarding safety, affordability or for other reasons, then the market for our offerings may not further develop, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could materially adversely affect our business, financial condition and results of operations.
The New York airport transfer market has not been served on a by-the-seat air transportation basis since U.S. Helicopter offered helicopter service in the 2000s. Furthermore, some of the other markets where we plan to expand have never been served by by-the-seat helicopter services. As a result, the number of potential fliers using our urban air mobility services cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our current or targeted future markets.
Growth of our business will require significant investments in our infrastructure, technology and marketing and sales efforts. Historically, cash flow from operations has not been sufficient to support these needs. If our business does not generate the level of available cash flow required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.
The success of our business will be highly dependent on our ability to effectively market and sell air transportation as a substitute for conventional methods of transportation.
We generate substantially all of our revenue from the sale of air transportation. Our success depends in part on our ability to cost-effectively attract new fliers, retain existing fliers and increase utilization of our platform by existing fliers. Historically, we have made, and expect that we will need to continue to make, significant investments and implement strategic initiatives in order to attract new fliers, such as flier acquisition campaigns and the launching of new scheduled routes. For example, for the years ended September 30, 2020 and September 30, 2019, flier acquisition campaigns represented approximately 10% and 18% of our revenues, respectively. These investments and initiatives may not be effective in generating sales growth or profits. In addition, marketing campaigns can be expensive and may not result in the acquisition of additional fliers in a cost-effective manner, if at all. As our brand becomes more widely known, future marketing campaigns or brand content may not attract new fliers at the same rate as past campaigns or brand content. If we are unable to attract new fliers, our business, financial condition and results of operations will be adversely affected.
Our fliers have a wide variety of options for transportation, including business aviation, commercial airlines, private aircraft operators, personal vehicles, rental cars, taxis, public transit and ridesharing offerings. To expand our flier base, we must appeal to new fliers who have historically used other forms of transportation. If fliers do not perceive our urban air mobility services to be reliable, safe and cost-effective, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain fliers or increase their utilization of our platform. If we fail to continue to grow our flier base, retain existing fliers or increase the overall utilization of our platform, our business, financial condition and results of operations could be adversely affected.
The EVA industry may not continue to develop, EVA may not be adopted by the market or our third-party aircraft operators, EVA may not be certified by transportation authorities or EVA may not deliver the expected reduction in operating costs, any of which could adversely affect our prospects, business, financial condition and results of operations.
EVA involves a complex set of technologies, which we rely on original equipment manufacturers (“OEMs”) to develop and our third-party aircraft operators to adopt. However, before EVA can fly passengers, OEMs must receive requisite approvals from federal transportation authorities. No EVA aircraft are currently certified by the FAA for commercial operations in the United States, and there is no assurance that OEM research and development will result in government certified aircraft that are market-viable or commercially successful in a timely manner or at all. In order to gain government certification, the performance, reliability and safety of EVA must be proven, none of which can be assured. Even if EVA aircraft are certified, individual operators must conform EVA aircraft to their licenses, which requires FAA approval, and individual pilots also must be licensed and approved by the FAA to fly EVA aircraft, which could contribute to delays in any widespread use of EVA and potentially limit the number of EVA operators available to our business.
Additional challenges to the adoption of EVA, all of which are outside of our control, include:
•
market acceptance of EVA;

•
state, federal or municipal licensing requirements and other regulatory measures;

•
necessary changes to infrastructure to enable adoption, including installation of necessary charging equipment; and

•
public perception regarding the safety of EVA.

There are a number of existing laws, regulations and standards that may apply to EVA, including standards that were not originally intended to apply to electric aircraft. Regulatory changes that address EVA more specifically could delay the ability of OEMs to receive type certification by transportation authorities and thus delay our third-party aircraft operators’ ability to utilize EVA for our flights. In addition, there can be no assurance that the market will accept EVA, that we will be able to execute on our business strategy, or that our offerings utilizing EVA will be successful in the market. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding EVA, including the overall safety and the potential for injuries or death occurring as a result of accidents involving EVA, regardless of whether any such safety incidents occur involving Blade. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition and results of operations.
If we are not able to successfully enter into new markets and offer new routes and services and enhance our existing offerings, our business, financial condition and results of operations could be adversely affected.
Our growth will depend in part on our ability to successfully enter into new markets, create and introduce new routes, and expand our existing routes by adding more frequent flights. Significant changes to our existing routes or the introduction of new and unproven routes may require us to obtain and maintain applicable permits, authorizations or other regulatory approvals. If these new or expanded routes are unsuccessful or fail to attract a sufficient number of fliers to be profitable, or we are unable to bring new or expanded routes to market efficiently, our business, financial condition and results of operations could be adversely affected. Furthermore, new third-party aircraft operator or flier demands regarding our services, including the availability of superior routes or a deterioration in the quality of our existing routes, could negatively affect the attractiveness of our platform and the economics of our business and require us to make substantial changes to and additional investments in our routes or our business model.
Developing and launching new routes or enhancements to our existing routes involves significant risks and uncertainties, including risks related to the reception of such routes by existing and potential future third-party aircraft operators and fliers, increases in operational complexity, unanticipated delays or challenges in implementing such routes or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast flier demand and the number of third-party aircraft operators using our platform) and negative publicity in the event such new or enhanced routes are perceived to be unsuccessful. We have scaled our business rapidly, and significant new initiatives have in the past resulted in such operational challenges affecting our business. In addition, developing and launching new routes and enhancements to our existing routes may involve significant upfront investment, such as additional marketing and terminal buildout, and such investments may not generate return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain qualified third-party aircraft operators and fliers and our ability to increase utilization of our routes, and could adversely affect our business, financial condition and results of operations.
Operation of aircraft involves a degree of inherent risk. We could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving our third-party aircraft operators.
The operation of aircraft is subject to various risks, and demand for air transportation, including our urban air mobility services, has and may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve Blade flights, our third-party aircraft operators or aircraft flown by our third-party aircraft operators. Air transportation hazards, such as adverse weather conditions and fire and mechanical failures, may result in death or injury to personnel and passengers and which could impact client or passenger confidence in a particular aircraft type or the air transportation services industry as a whole and could lead to a reduction in passenger volume, particularly if such accidents or disasters were due to a safety fault. Safety statistics for air travel are reported by multiple parties, including the Department of Transportation (“DOT”) and National Transportation Safety Board (“NTSB”), and are often separated into categories of transportation. Because our urban air mobility services include a variety of transportation methods, fliers may have a hard time determining how safe urban air mobility services are and their confidence in urban air mobility may be impacted by, among other things, the classification of accidents in ways that reflect poorly on urban air mobility services or the transportation methods urban air mobility services utilize.
While we do not own, operate or maintain aircraft, we believe that safety and reliability are two of the primary attributes fliers consider when selecting air transportation services. Our failure to maintain standards of safety and reliability that are satisfactory to our fliers may adversely impact our ability to retain current customers and attract new customers. We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. Such an incident could involve the actual or alleged behavior of any of our employees or third-party aircraft operators. Further, if our personnel, one of our third-party operators’ aircraft, one of our third-party operators’ Blade-branded aircraft, or a type of aircraft in our third-party operators’ fleet that is used by us is involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving our employees, one of the Blade-branded aircraft used by us belonging to our third-party operators’ fleet (or personnel and aircraft of our third-party operators), or the same type of aircraft could create an adverse public perception, which could harm our reputation, result in air travelers being reluctant to use our services, and adversely impact our business, results of operations and financial condition. If one or more of our third-party aircraft operators were to suffer an accident or lose the ability to fly certain aircraft due to safety concerns or investigations, we may be required to cancel or delay certain flights until replacement aircraft and personnel are obtained.
Our operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the airports and heliports we utilize for our urban air mobility services. For example, if an accident were to occur at a heliport we rely on for certain flights, we may be unable to fly into or out of that heliport until the accident has been cleared, any damages to the facilities have been repaired and any insurance, regulatory or other investigations have be completed.
We expect to face intense competition in the urban air mobility industry.
The urban air mobility industry is still developing and evolving, but we expect it to be highly competitive. Our potential competitors may be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. For example, some multimodal transportation providers have expressed interest in air mobility, and Uber Technologies, Inc. has a significant investment in a company that is developing EVA aircraft. Moreover, potential manufacturers of EVAs may choose to develop vertically integrated businesses, or they may contract with competing air mobility service providers rather than entering into operating contracts with us, which would be a threat to our business. Our potential competitors also may establish cooperative or strategic relationships among themselves or with third parties, including regional or national helicopter or heliport operations that we rely on to offer our urban air mobility services, which may further enhance their resources and offerings. It is possible that domestic or foreign companies or governments, some with greater experience in the urban air mobility industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor could benefit from subsidies or other protective measures provided by its home country.
We believe our ability to compete successfully as an urban air mobility service will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, consumer confidence in the safety of our offerings, consumer satisfaction for the experiences we offer, and the routes, frequency of flights and availability of seats offered through our platform. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.
If we experience harm to our reputation and brand, our business, financial condition and results of operations could be adversely affected.
Continuing to increase the strength of our reputation and brand for reliable, experience-driven and cost-effective urban air mobility is critical to our ability to attract and retain qualified third-party aircraft operators and fliers. In addition, our growth strategy includes international expansion through joint ventures, minority investments or other partnerships with local companies as well as event activations and cross-marketing with other established brands, all of which benefit from our reputation and brand recognition. The successful development of our reputation and brand will depend on a number of factors, many of which are outside our control. Negative perception of our platform or company may harm our reputation and brand, including as a result of:
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complaints or negative publicity or reviews about us, our third-party aircraft operators, fliers, our air mobility services, other brands or events we associate with or our flight operations policies (e.g., cancellation or baggage fee policies), even if factually incorrect or based on isolated incidents;

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changes to our flight operations, safety and security, privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with our values;

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a failure to enforce our flight operations policies in a manner that users perceive as effective, fair and transparent;

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illegal, negligent, reckless or otherwise inappropriate behavior by fliers, our third-party aircraft operators or other third parties involved in the operation of our business or by our management team or other employees;

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a failure to provide routes and flight schedules sought by fliers;

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actual or perceived disruptions or defects in our platform, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of our offerings;

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litigation over, or investigations by regulators into, our operations or those of our third-party aircraft operators;

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a failure to operate our business in a way that is consistent with our values;

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inadequate or unsatisfactory flier support service experiences;

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negative responses by third-party aircraft operators or fliers to new mobility offerings on our platform;

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perception of our treatment of employees, contractors or third-party aircraft operators and our response to their sentiment related to political or social causes or actions of management; or

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any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

In addition, changes we may make to enhance and improve our offerings and balance the needs and interests of our third-party aircraft operators and fliers may be viewed positively from one group’s perspective (such as fliers) but negatively from another’s perspective (such as third-party aircraft operators), or may not be viewed positively by either third-party aircraft operators or fliers. If we fail to balance the interests of third-party aircraft operators and fliers or make changes that they view negatively, third-party aircraft operators and fliers may stop using our platform or take fewer flights, any of which could adversely affect our reputation, brand, business, financial condition and results of operations.
Any failure to offer high-quality customer support may harm our relationships with fliers and could adversely affect our reputation, brand, business, financial condition and results of operations.
Through our marketing, advertising, and communications with fliers, we set the tone for our brand as aspirational but also within reach. We strive to create high levels of flier satisfaction through the experience we provide in our terminal lounges and the support provided by our Flier Experience team and Flier Relations representatives. The ease and reliability of our offerings, including our ability to provide high-quality flier support, helps us attract and retain fliers. Fliers depend on our “Flier Relations” team to resolve any issues relating to our services, such as leaving something in a third-party aircraft operator’s vehicle, flight cancellations or scheduling changes. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled Flier Relations employees who can support fliers and are sufficiently knowledgeable about our services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at scale. Any failure to provide efficient flier support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.
We are especially vulnerable to delays, cancellations or flight rescheduling, as we rely on maintaining a high daily aircraft usage rate, and need to aggregate fliers on our by-the-seat flights to lower direct costs to third-party operators.
Our success depends in part on maintaining a high daily aircraft usage rate (i.e., the number of revenue generating hours flown on average in a day), which can be achieved in part by reducing turnaround times at heliports and airports. Aircraft usage rate is reduced by delays caused by a variety of factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft usage rates may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.
Our success also depends on our ability to generate more revenue per flight by maintaining high flier utilization rates (i.e., the number of seats purchased on each flight). Flier utilization rates may be reduced by a variety of factors, including the introduction of new routes or schedules. In some cases, we may choose to offer flights with low flier utilization rates to increase or maintain flier satisfaction, brand recognition, for marketing or other purposes. We have utilized monthly and annual commuter passes and annual corporate bulk purchasing options to increase our flier utilization rates in the past, however, these products may be less appealing following the COVID-19 pandemic.
While historically we have maintained daily aircraft and flier utilization rates sufficient to offset the costs we pay to operators, we may be unable to resume our pre-COVID utilization rates or maintain and increase utilization rates as our business grows and expands. The risk of delays, cancellations and flight rescheduling, which could negatively impact our utilization rates, may increase as we expand our business to include new markets and destinations, more frequent flights on current routes and expanded facilities.
Our prospects and operations may be adversely affected by changes in consumer preferences, discretionary spending and other economic conditions that affect demand for our services.
Our business is primarily concentrated on urban air mobility, which is vulnerable to changes in consumer preferences, discretionary spending and other market changes impacting luxury goods and discretionary purchases. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability, including the current business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. Such changes could result in reduced consumer demand for air transportation, including our urban air mobility services, or could shift demand from our urban air mobility services to other methods of air or ground transportation for which we do not offer a competing service. If we are unable to generate demand or there is a future shift in consumer spending away from urban air mobility, our business, financial condition and results of operations could be adversely affected.
Our operations are concentrated in a small number of metropolitan areas and airports which makes our business particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting these metropolitan areas.
We derive the majority of our revenue from flights that either originate from or fly into heliports in New York, New York. The remainder of our domestic flights originate or fly into airports and heliports in Los Angeles, California, Miami, Florida, Nantucket, Massachusetts, and other locations in New York State. As a result of our geographic concentration, our business and financial results are particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances in each of these metropolitan areas. A significant interruption or disruption in service at one of the terminals where we have a significant volume of flights could result in the cancellation or delay of a significant portion of our flights and, as a result, could have a severe impact on our business, results of operations and financial condition. In addition, any changes to local laws or regulations within these key metropolitan areas that affect our ability to operate or increase our operating expenses in these markets would have an adverse effect on our business, financial condition and operating results.
Disruption of operations at the airports where our terminal facilities are located, whether caused by labor relations, utility or communications issues or fuel shortages, could harm our business. Certain airports may regulate flight operations, such as limiting the number of landings per year, which could reduce our operations. Bans on our airport operations or the introduction of any new permitting requirements would significantly disrupt our operations. In addition, demand for our urban air mobility services could be impacted if drop-offs or pick-ups of fliers become inconvenient because of airport rules or regulations, or more expensive for fliers because of airport-imposed fees, which would adversely affect our business, financial condition and operating results.
Our concentration in large metropolitan areas and heavily trafficked airports also makes our business susceptible to an outbreak of a contagious disease, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, Zika virus, COVID-19 or any other similar illness, both due to the risk of a contagious disease being introduced into the metropolitan area through the high volume of travelers flying into and out of such airports and the ease at which contagious diseases can spread through densely populated areas, as seen with the spread of COVID-19 in Los Angeles, California and New York, New York.

Natural disasters, including tornados, hurricanes, floods and earthquakes, and severe weather conditions, such as heavy rains, strong winds, dense fog,blizzards or snowstorms, may damage our facilities, those of third-party aircraft operators or otherwise disrupt flights into or out of the airports from which our flights arrive or depart. For example, our New York and Massachusetts operations are subject to severe winter weather conditions, our Los Angeles operations are subject earthquakes, El Niño conditions and high winds, and our Miami operations are subject to tropical storms and hurricanes. Less severe weather conditions, such as rainfall, snowfall, fog, mist, freezing conditions or extreme temperatures, may also impact the ability for flights to occur as planned, which could reduce our sales and profitability and may result in additional expenses related to rescheduling of flights.
Major metropolitan areas, including those in which we currently operate, are also at risk of terrorist attacks, actual or threatened acts of war, political disruptions and other disruptions.
The occurrence of one or more natural disasters, severe weather events, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in regions where our facilities are located, or where our third-party aircraft operators’ facilities are located, could adversely affect our business.
We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
All climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our terminals are in locations susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
Since we do not yet utilize electric aircraft, our business is dependent on the availability of aircraft fuel. Continued periods of significant disruption in the supply of aircraft fuel could have a significant negative impact on consumer demand, our operating results and liquidity.
Although our third-party aircraft operators are currently able to obtain adequate supplies of aircraft fuel, we cannot predict the future availability. Natural disasters (including hurricanes or similar events in the U.S. Southeast and on the Gulf Coast where a significant portion of domestic refining capacity is located), political disruptions or wars involving oil-producing countries, economic sanctions imposed against oil-producing countries or specific industry participants, changes in fuel-related governmental policy, the strength of the U.S. dollar against foreign currencies, changes in the cost to transport or store petroleum products, changes in access to petroleum product pipelines and terminals, speculation in the energy futures markets, changes in aircraft fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages or distribution challenges in the future. Any of these factors or events could cause a disruption in or increased demands on oil production, refinery operations, pipeline capacity or terminal access and possibly result in diminished availability of aircraft fuel supply for our third-party aircraft operators. The impact of such events may limit our third-party aircraft operators’ ability to perform our by-the-seat flights, which could result in loss of revenue and adversely affect our ability to provide our services.
System failures, defects, errors or vulnerabilities in our website, applications, backend systems or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition and results of operations.
Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available to us from our third party service providers, to cover all of our losses that may result from such interruptions, outages, or degradations.
The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. We rely heavily on a software engineering practice known as “continuous deployment,” which refers to the frequent release of our software code, sometimes multiple times per day. This practice increases the risk that errors and vulnerabilities are present in the software code underlying our platform. The third-party software that we incorporate into our platform may also be subject to errors or vulnerabilities. Any errors or vulnerabilities discovered in our platform, whether in our proprietary code or that of third third-party software on which our software relies, could result in negative publicity, a loss of users or loss of revenue, access or other performance issues, security incidents, or other liabilities. Such vulnerabilities could also prevent fliers from booking flights, which would adversely affect our flier utilization rates, or disrupting communications with our operators (e.g., flight schedules or passenger manifests), which could affect our on-time performance. For example, we have experienced an error in our app that temporarily allowed a small number of users to log into and view a different user’s profile. Although we quickly corrected the error after receiving user complaints, with no material adverse impact to our business, similar and more serious errors could occur in the future. We may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect our business, financial condition and results of operations as well as negatively impact our reputation or brand.
We have experienced and will likely continue to experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events have resulted in, and similar future events could result in, losses of revenue due to increased difficulty of booking services through our technology platform, impacts to on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in the loss of fliers. Moreover, to the extent that any system failure or similar event results in harm or losses to the fliers using our platform, such as the inability to book or change flights because of a system failure, we may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from us for their losses and such claims, even if unsuccessful, would likely be time consuming and costly for us to address.
We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased sales and harm to our reputation.
We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit and store personal and financial information, proprietary information of our business, and also allow us to coordinate our business across our operation bases, and allow us to communicate with our employees and externally with customers, suppliers, partners and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, such networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information or our users’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of such an attack or other unauthorized access or damage to our information technology systems and networks.

We rely on mobile operating systems and application marketplaces to make our apps available to users of our platform. If we do not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial results and results of operations could be adversely affected.
We depend in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make our platform available to fliers. In 2019, the majority of our seats were booked through the Blade Android and iOS apps. Such mobile operating systems or application marketplaces could limit or prohibit us from making our apps available to fliers, make changes that degrade the functionality of our apps, increase the difficulty of using our apps, impose terms of use unsatisfactory to us or modify their search or ratings algorithms in ways that are detrimental to us. Additionally, if any future competitor’s placement in such mobile operating system’s application marketplace is more prominent than the placement of our apps, overall growth in our flier base could slow and the usage of our platform could be adversely affected. Our apps have experienced fluctuations in the number of downloads in the past, and we anticipate similar fluctuations in the future. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.
As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support our platform or effectively roll out updates to our apps. Additionally, in order to deliver high-quality apps, we need to ensure that our offerings are designed to work effectively with a range of mobile technologies, systems, networks and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile technology industry to make, or continue to make, such technologies, systems, networks, or standards available to our users. If fliers on our platform encounter any difficulty accessing or using our apps on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our business, financial condition and results of operations could be adversely affected.
If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose market share, generate reduced revenue and incur costly litigation to protect our rights.
Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain technologies we utilize in arranging air transportation. To date, we have relied primarily on trade secrets and trademarks to protect our proprietary technology. Our software is also subject to certain protection under copyright law, though we have chosen not to register any of our copyrights. We routinely enter into non-disclosure agreements with our employees, consultants, third party aircraft operators and other relevant persons and take other measures to protect our intellectual property rights, such as limiting access to our trade secrets and other confidential information. We intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. Moreover, our non-disclosure agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products, and there can be no assurance that our competitors or third parties will comply with the terms of these agreements, or that we will be able to successfully enforce such agreements or obtain sufficient remedies if they are breached. There can be no assurance that the intellectual property rights we own or license will provide competitive advantages or will not be challenged or circumvented by our competitors.
Further, obtaining and maintaining patent, copyright, and trademark protection can be costly, and we may choose not to, or may fail to, pursue or maintain such forms of protection for our technology in the United States or foreign jurisdictions, which could harm our ability to maintain our competitive advantage in such jurisdictions. It is also possible that we will fail to identify patentable aspects of our technology before it is too late to obtain patent protection, that we will be unable to devote the resources to file and prosecute all patent applications for such technology, or that we will inadvertently lose protection for failing to comply with all procedural, documentary, payment, and similar obligations during the patent prosecution process. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate to prevent other parties from infringing our proprietary technology. To the extent we expand our international activities, our exposure to unauthorized use of our technologies and proprietary information may increase. We may also fail to detect unauthorized use of our intellectual property, or be required to expend significant resources to monitor and protect our intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property rights, our business, financial condition and results of operations could be adversely affected.
We use open source software in connection with our platform, which may pose risks to our intellectual property.
We use open source software in connection with our platform, and plan to continue using open source software in the future. Some licenses governing the use of open source software contain requirements that we make available source code for modifications or derivative works we create based upon the open source software. If we combine or link our proprietary source code with open source software in certain ways, we may be required, under the terms of the applicable open source licenses, to make our proprietary source code available to third parties. Although we monitor our use of open source software, we cannot assure you that all open source software is reviewed prior to use in our platform, that our developers have not incorporated open source software into our platform that we are unaware of, or that they will not do so in the future. Additionally, the terms of open source licenses have not been extensively interpreted by United States or international courts, and so there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on us or our proprietary software. If an author or other third party that distributes such open source software were to allege that we had not complied with the conditions of an open source license, we could incur significant legal costs defending ourselves against such allegations or remediating any alleged non-compliance with open source licenses. Any such remediation efforts could require significant additional resources, and we may not be able to successfully complete any such remediation. Further, in addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, and the open source software may contain security vulnerabilities.
If we are unable to obtain and maintain adequate facilities and infrastructure, we may be unable to offer our existing flight schedule and to expand or change our route network in the future, which may have a material adverse impact on our operations.
In order to operate our existing and proposed flight schedule and, where desirable, add service along new or existing routes, we must be able to maintain or obtain space for passenger terminals. As airports and heliports around the world become more congested, it may not be possible for us to ensure that our plans for new service can be implemented in a commercially viable manner, given operating constraints at airports and heliports throughout our network, including those imposed by inadequate facilities at desirable locations. Additionally, there is no assurance that we will be able to obtain necessary approvals and to make necessary infrastructure changes to enable adoption of EVA, including installation of necessary charging equipment. Any limitation on our ability to acquire or maintain space for passenger terminal operations could have a material adverse effect on our business, results of operations and financial condition.
Blade leases and licenses exclusive passenger terminal infrastructure from airport and heliport operators in key markets. These leases, licenses and permits vary in term, ranging from six month seasonal permits to multi-year use and occupancy agreements that are coterminous with the airport or heliport operator’s underlying lease with the municipality that owns the premises. While our experience with these multi-year use and occupancy agreements have led to long-term uninterrupted usage thus far, certain municipalities, including New York, retain the authority to terminate a heliport operator’s lease upon as short as 30 days’ notice. If a municipality exercised its termination rights, under certain conditions our agreements with the airport or heliport operator would concurrently terminate. Termination of one or more of our leases could negatively impact our ability to provide services in our existing markets and have a material adverse effect on our business, results of operations and financial condition.

We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.
Prior to the consummation of the Transactions, we financed our operations and capital expenditures primarily through private financing rounds. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. For example, the global COVID-19 health crisis and related financial impact has resulted in, and may continue to result in, significant disruption and volatility of global financial markets that could adversely impact our ability to access capital. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.
Any future international expansion strategy will subject us to additional costs and risks and our plans may not be successful.
We have started expanding our presence internationally. In 2019, we entered into a joint venture in India (our “Indian Joint Venture”) and we may continue to expand our international operations. Operating outside of the United States may require significant management attention to oversee operations across a broad geographic area with varying regulations, customs and cultural norms, in addition to placing strain on our finance, analytics, compliance, legal, engineering and operations teams. We may incur significant operating expenses and may not be successful in our international expansion for a variety of reasons, including:
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recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

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competition from local incumbents that better understand the local market, may market and operate more effectively and may enjoy greater local affinity or awareness;

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differing demand dynamics, which may make our offerings less successful;

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complying with local laws and regulatory standards, including with respect to data privacy and tax;

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obtaining any required government approvals, licenses or other authorizations;

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varying levels of Internet and mobile technology adoption and infrastructure;

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costs and exchange rate fluctuations;

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operating in jurisdictions that do not protect intellectual property rights to the same extent as the United States; and

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limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

We hold a minority ownership stake in our Indian Joint Venture and do not hold any control rights over the operations of the business. As such, we cannot directly prevent actions which may result in losses or negative publicity. While we have implemented various measures intended to anticipate, identify and address the risk associated with our lack of control, these measures may not adequately address or prevent all potential risks and may adversely impact our reputation and brand, which could adversely affect our business, financial condition and results of operations. In the future, we may enter into other joint ventures or licensing agreements that involve a similar lack of control, which could adversely impact our reputation and brand.
Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we undertake may not be successful. If we invest substantial time and resources to expand our operations internationally and are unable to manage these risks effectively, our business, financial condition and results of operations could be adversely affected. In addition, international expansion may increase our risks related to compliance with various laws and standards, including with respect to anti-corruption, anti-bribery, and trade and economic sanctions.

As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.
We intend to explore potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. Our management has limited experience with acquiring and integrating acquired companies into our business, and there is no assurance that any future acquisitions will be successful. We may not be successful in identifying appropriate targets for such transactions. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales, marketing, operations, and the number of aircraft operators with whom we do business. Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to increase our presence, we expect to incur substantial expenses as we continue to attempt to increase our route offerings, flight frequency, passenger terminal footprint and employee base. The continued expansion of our business may also require additional space for administrative support. If we are unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.
Our insurance may become too difficult or expensive for us to obtain. Increases in insurance costs or reductions in insurance coverage may materially and adversely impact our results of operations and financial position.
Though we do not own or operate aircraft, we maintain general liability aviation premise insurance, non-owned aircraft liability coverage, and directors and officers insurance, and we believe our level of coverage is customary in the industry and adequate to protect against claims. However, there can be no assurance that it will be sufficient to cover potential claims or that present levels of coverage will be available in the future at reasonable cost. Further, we expect our insurance costs to increase as we add routes, increase flight and passenger volumes and expand into new markets, and it is too early to determine what impact, if any, the adoption of EVAs will have on our insurance costs.
We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. We believe that the breadth and depth of our senior management team’s experience across multiple industries will be instrumental to our success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth.

Our company culture has contributed to our success and if we cannot maintain this culture as we grow, our business could be harmed.
We believe that our company culture, which promotes accountability, attention to detail, communication and support for others, has been critical to our success. We face a number of challenges that may affect our ability to sustain our corporate culture, including:
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failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;

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the increasing size and geographic diversity of our workforce;

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competitive pressures to move in directions that may divert us from our mission, vision and values;

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the continued challenges of a rapidly-evolving industry;

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the increasing need to develop expertise in new areas of business that affect us;

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negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management; and

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the integration of new personnel and businesses from acquisitions.

If we are not able to maintain our culture, our business, financial condition and results of operations could be adversely affected.
Risks Related to Blade’s Dependence on Third-Party Providers
We rely on our third-party operators to provide and operate aircraft to move our fliers. If such third-party operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Our asset-light business model means that we do not own or operate any aircraft. Instead, we rely on third-party contractors to own and operate aircraft. Pilots, maintenance, hangar, insurance and fuel are all costs borne by our network of operators. Should we experience complications with any of these third-party contractors or their aircraft, we may need to delay or cancel by-the-seat flights. We face the risk that any of our contractors may not fulfill their contracts and deliver their services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by any such contractor’s financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 outbreak, or other events. The failure of any contractors to perform to our expectations could result in delayed or cancelled flights and harm our business. Our reliance on contractors and our inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition and results of operations.
If our third-party aircraft operators are unable to match our growth in demand or we are unable to add additional third-party aircraft operators to our platform to meet demand, our costs may increase and our business, financial condition and results of operations could be adversely affected.
We are dependent on a finite number of certificated third-party aircraft operators to provide our services. In the event potential competitors establish cooperative or strategic relationships with third party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we offer, we may not have access to the necessary number of aircraft to achieve our planned growth. Though we have successfully incentivized our operators to add aircraft to support our growth in the past, there is no guarantee we will be able to continue doing so without incurring costs. If our third-party aircraft operators are unable or unwilling to add aircraft, or otherwise do not have capacity or desire to support our growth, or we are unable to add new operators, our business and results of operations could be adversely affected. As the urban air mobility market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the urban air mobility market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase.

If we encounter problems with any of our third-party aircraft operators or third-party service providers, such as workforce disruptions, our operations could be adversely affected by a resulting decline in revenue or negative public perception about our services.
All of our flight operations are conducted by third-party aircraft operators on our behalf. Due to our reliance on third parties to provide these essential services, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this “Risk Factors” section, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. Several of these third-party operators provide significant capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations to us. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party regional operators to significant financial and operational pressures, which have in the past and could result in the temporary or permanent cessation of their operations. We may also experience disruption to our regional operations if we terminate agreements with one or more of our current aircraft operators and transition the services to another provider. As a result of the COVID-19 pandemic, we did not renew agreements with some of the third-party aircraft operators who have provided flight services to us in the past. While we continue to do business with some of these operators despite the lack of an agreement, there is no assurance that we will continue to do so. Additionally, although we expect to enter into new agreements with such operators on acceptable terms in the future, there is no guarantee that we will be able to do so.
Although our third-party aircraft operators are not currently experiencing workforce disruptions, we cannot predict the future actions of their workforce. Union strikes among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our urban air mobility service and thus could have a material adverse effect on our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators would have a material adverse effect on our business, results of operations and financial condition.
In addition, we have entered into agreements with contractors to provide various facilities and services required for our operations. Because we rely on others to provide such services, our ability to control the efficiency and timeliness of such services is limited. Similar agreements may be entered into in any new markets we decide to serve. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.
Our third-party aircraft operators’ insurance may become too difficult or expensive for them to obtain. If our third-party aircraft operators are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.
Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. Incidents related to aircraft operation are covered by our third-party operators’ insurance. A limited number of hull and liability insurance underwriters provide coverage for our third-party aircraft operators. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of air medical or tourism accidents, as well as the number of insured losses within other helicopter operations and the commercial airline industry, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. If our third-party aircraft operators’ insurance costs increase, such operators are likely to pass the increased costs to us, which could cause us to increase the prices paid by our fliers. Such cost increases could adversely affect demand for our services and harm our business. Additionally, under all aircraft operating agreements, our third-party aircraft operators have agreed to indemnify us against liability arising from the operation of aircraft and to maintain insurance covering such liability. However, there can be no assurance there will be no challenge to the indemnification rights or that the aircraft operator will have sufficient assets or insurance coverage to fulfill its indemnity obligations.

Illegal, improper or otherwise inappropriate operation of branded aircraft by our third-party aircraft operators, regardless of whether they are operating aircraft on our behalf, could harm our reputation, business, brand, financial condition and results of operations.
Some of our third-party aircraft operators operate Blade-branded aircraft on a non-exclusive basis, enabling them to utilize Blade-branded aircraft for flight operations unrelated to Blade. If our third-party aircraft operators were to operate Blade-branded aircraft, regardless of whether such aircraft is flying on our behalf, in an illegal, improper or otherwise inappropriate manner, such as violating local noise-abatement regulations or ignoring suggested noise-abatement flight paths and procedures, we could be exposed to significant reputational harm. While we have implemented various measures intended to anticipate, identify and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper or otherwise inappropriate activity by our third-party aircraft operators while flying Blade-branded aircraft. Further, any negative publicity related to the foregoing, whether or not such incident occurred while flying on our behalf, could adversely affect our reputation and brand or public perception of the urban air mobility industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm our business, financial condition and results of operations.
We rely on third-party web service providers to deliver our offerings to users on our platform, and any disruption of or interference with our use of third-party web services could adversely affect our business, financial condition and results of operations.
Our platform’s continuing and uninterrupted performance is critical to our success. We currently host our platform and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these services, we do not have control over the operations of the facilities used by our third-party provider and their facilities may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages and similar events or acts of misconduct. In addition, any changes in our third-party cloud infrastructure provider’s service levels may adversely affect our ability to meet the requirements of users. While we believe we have implemented reasonable backup and disaster recovery plans, we have experienced, and expect that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. Sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings, and could harm our business, financial condition and results of operation.
Legal and Regulatory Risks Related to Blade’s Business
Our business is subject to a wide variety of extensive and evolving laws and regulations, which may result in increases in our costs, disruptions to our operations, limits on our operating flexibility, reductions in the demand for air travel, and competitive disadvantages.
We are subject to a wide variety of laws and regulations relating to various aspects of our business, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future legal or regulatory changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate or limit our ability to expand into certain jurisdictions, which could have a material adverse effect on our business, financial condition and operating results..
Further, our business has been adversely impacted when government agencies have ceased to operate as expected including due to partial shut-downs or similar events. These events have resulted in, among other things, reduced demand for air travel, an actual or perceived reduction in air traffic control and security screening resources and related travel delays, as well as disruption in the ability of the FAA to grant required regulatory approvals, such as those that are involved when a new aircraft is first placed into service.
United States.   Our operations are highly regulated by several U.S. government regulatory agencies, including the DOT and the FAA. These requirements restrict the ways we may conduct our business, as well as the operations of our third-party aircraft operators. Failure to comply with such requirements in the future may result in fines and other enforcement actions by the regulators. In the future, any new regulatory requirements, particularly requirements that limit our third-party aircraft operators’ ability to operate, could have a material adverse effect on us and the industry. Further, DOT and FAA rules require certain disclosures to consumers and filing of routes, which could create a burden on our marketing and operations teams.
Our results of operations and the manner in which we conduct business each may be affected by changes in law and future actions taken by governmental agencies, including:
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changes in law that affect the services that can be offered by us in particular markets and at particular airports, or the types of fares offered or fees that can be charged to fliers;

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restrictions on competitive practices (for example, court orders, or agency regulations or orders, that would curtail our ability to respond to a competitor);

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the adoption of new passenger security standards or regulations that impact customer service standards;

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restrictions on airport operations, such as restrictions on the use of airports or heliports; and

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the adoption of more restrictive locally-imposed noise restrictions.

Each additional regulation or other form of regulatory oversight increases costs and adds greater complexity to operations and, in some cases, may reduce the demand for air travel. There can be no assurance that the increased costs or greater complexity associated with our compliance with new rules, anticipated rules or other forms of regulatory oversight will not have a material adverse effect on us.
Any significant reduction in air traffic capacity at and in the airspace serving key airports in the United States or overseas could have a material adverse effect on our business, results of operations and financial condition. Weaknesses in the National Airspace System and the Air Traffic Control (“ATC”) system, such as outdated procedures and technologies, have resulted in short-term capacity constraints during peak travel periods or adverse weather conditions in certain markets, resulting in delays and disruptions of air traffic. Outdated technologies may also cause the ATC system to be less resilient in the event of a failure. For example, an automation failure and an evacuation, in 2015 and 2017 respectively, at the Washington Air Route Control Center resulted in cancellations and delays of hundreds of flights traversing the greater Washington, D.C. airspace.
India.   The Indian Joint Venture’s operations are highly regulated by Indian government agencies, including the Airports Authority of India, Ministry of Civil Aviation and Directorate General of Civil Aviation. If the Indian Joint Venture’s operations fail to comply with these laws and regulations, or if these agencies develop concerns over our operations, the Indian Joint Venture could face administrative, civil and/or criminal penalties. In addition, we may become subject to regulatory actions that could suspend, curtail or significantly modify the Indian Joint Venture’s operations, which could adversely affect the business, financial condition and results of operations of the Indian Joint Venture.
Failure to comply with legal and regulatory requirements, such as obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. Even when we believe we are in complete compliance, a regulatory agency may determine that we are not.
We may be blocked from or limited in providing or offering our services in certain jurisdictions, and may be required to modify our business model in those jurisdictions as a result.
We face regulatory obstacles, including those lobbied for in local government, which could prevent us from operating our urban air mobility services. We have incurred, and expect that we will continue to incur, significant costs in defending our right to operate in accordance with our business model in many jurisdictions. To the extent that efforts to block or limit our operations are successful, or we or third-party aircraft operators are required to comply with regulatory and other requirements applicable to urban air mobility services, our revenue and growth would be adversely affected.
We currently operate passenger terminals out of several airports and heliports throughout New York, Massachusetts, and Florida. These facilities are strategically located in close proximity to heavily populated areas. If these airports or heliports were to restrict access for rotor wing operations, our passenger volume and utilization rates may be significantly adversely impacted and certain existing or planned future routes may cease to be profitable for us to operate. New York has a limited number of hangar and helipad sites, which may limit our ability to expand operations to other locations within the state. While we do not require hangar space to operate our business, the availability of nearby hangar space is advantageous to allow our third-party aircraft operators to effectively support our business. In addition, communities near certain key heliports, and the elected officials representing them, are concerned about noise generated by helicopters. Some of these communities have proposed new rules and legislation to reduce or eliminate helicopter flights from key Blade service areas, including Manhattan. For example, proposed federal legislation in 2019 sought to limit helicopter flights over any city with certain population and density restrictions, though the bill did not pass. If any similar efforts are successful, our business would be severely impacted and our growth opportunities in such areas may be reduced.
Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect our business and our financial condition.
We are subject to a wide variety of laws in the United States and other jurisdictions related to privacy, data protection and consumer protection that are often complex and subject to varying interpretations. As a result, these privacy, data protection and consumer protection laws may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to our existing practices. This may cause us to expend resources on updating, changing or eliminating some of our privacy and data protection practices.
We receive, collect, store, process, transmit, share and use personal information, and other customer data, including health information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, the Telephone Protection and Electronic Protection Act of 1991 (“TCPA”), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act (“CCPA”). Laws and regulations relating to privacy and data protection are continually evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. The failure to comply with such data protection and privacy regulations can result in fines, penalties, and the enforcement of any non-compliance, which could significantly impact our business operations.
In January 2020, CCPA took effect, which provides new data privacy rights for consumers in California and new operational requirements for companies doing business in California. Compliance with the new obligations imposed by the CCPA depends in part on how particular regulators interpret and apply them, and because the CCPA is relatively new, there is still some uncertainty about how the CCPA will be interpreted and enforced. If we fail to comply with the CCPA or if regulators assert that we have failed to comply with the CCPA, we may be subject to certain fines or other penalties (up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional) and litigation, any of which may negatively impact our reputation, require us to expend significant resources, and harm our business. Furthermore, California voters approved the California Privacy Rights Act (“CPRA”) on November 3, 2020, which will amend and expand the CCPA, including by providing consumers with additional rights with respect to their personal information. The CPRA will come into effect on January 1, 2023, applying to information collected by businesses on or after January 1, 2022. We believe that the personal information we collect from California residents that use our app, the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, have made and in the future will make Blade subject to compliance with CCPA and CPRA.
Moreover, as we expand our international presence, we will also be subject to additional privacy rules of such foreign jurisdictions, many of which, such as the European Union’s General Data Protection Regulation (the “GDPR”) and national laws supplementing the GDPR or national laws of similar scope and nature, such as in the United Kingdom, may require significant resources to comply with. The GDPR, for example, requires companies to meet stringent requirements regarding the handling of personal data and highly sensitive personal data of individuals located in the European Economic Area and includes significant monetary penalties for noncompliance. We do not currently offer or advertise our services in the European Union, and all of our services are charged in U.S. dollars. In the past we have marketed air transportation service for a significant event held in the EU, and we have arranged charter services for clients. These activities, and similar activities we may engage in in the future, could require us to comply with the GDPR.
We have in the past, and could be in the future, subject to data breaches. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy laws, regulations or other principles or orders to which we may be subject could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities, litigation, including class action litigation, from our fliers, fines, penalties, or other liabilities, or require us to change our operations or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement, government authorities, payment companies, consumer reporting agencies or the media about the incident and may be required to expend additional resources in connection with investigating and remediating such an incident, and otherwise complying with applicable privacy and data security laws.
Environmental regulation and liabilities, including new or developing laws and regulations, may increase our costs of operations and adversely affect us.
In recent years, governments have increasingly focused on climate change, carbon emissions and energy use. Laws and regulations that curb the use of conventional energy, or require the use of renewable fuels or renewable sources of energy- such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations by our third-party aircraft operators. More stringent environmental laws, regulations or enforcement policies could have a material adverse effect on our business, financial condition and results of operations.
Blade has identified material weaknesses in its internal control over financial reporting during the audited period. If Blade’s remediation of these material weaknesses is not effective, or if Blade experiences additional material weaknesses in the future or otherwise fails to maintain effective internal controls in the future, Blade may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Blade and, as a result, the value of the EIC Class A common stock.
In connection with the preparation of this proxy statement/prospectus/consent solicitation statement, and for the audits of Blade’s consolidated financial statements for the years ended September 30, 2019 and 2020, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The first material weakness relates to the lack of segregation of duties in our accounting procedures and approval of significant transactions, due in part to the lack of a sufficient number of personnel in the accounting and finance function. This weakness could lead to intentional or unintentional errors that might not be detected. Further, we do not have adequate documentation of the components of our internal control processes, making it difficult to appropriately monitor the effectiveness of our internal controls.
The second material weakness arises from the need to augment our information technology and application controls, including, but not limited to, the addition of formally documented controls around logical system access and code change management. Deficiencies in logical access controls can result in unauthorized or inappropriate access to key applications and data.
We have engaged a top four audit firm and a public company financial readiness consultant to assist us in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses, primarily by implementing additional review procedures within our accounting and finance department, hiring additional staff, and designing and implementing information technology and application controls in our financially significant systems. In addition, we have engaged external accounting experts to supplement our internal resources in our accounting and review processes.
While we are designing and implementing measures to remediate the material weaknesses, we can give no assurance that these measures will be successful. Any failure to maintain or implement effective internal controls, or any difficulties Blade encounters in their implementation, could result in additional significant deficiencies and material weaknesses or result in material misstatements in Blade’s financial statements. Moreover, the timing of Blade’s financial reporting may be adversely affected, Blade may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the Nasdaq listing requirements, investors may lose confidence in Blade’s financial reporting, and the price of the EIC Class A common stock may decline as a result.
If Blade is unable to assert that its internal control over financial reporting is effective, or if Blade’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of Blade’s internal control over financial reporting, when required, lenders and investors may lose confidence in the accuracy and completeness of Blade’s financial reports and Blade may face restricted access to various sources of financing in the future.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of the EIC Class A common stock.
If we fail to develop and maintain effective internal control over financial reporting and disclosure controls and procedures, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of the EIC Class A common stock on the Nasdaq.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related and audit-related costs and significant management oversight.
We will incur increased costs and obligations as a result of being a public company.
As a privately held company, we have not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and will increase the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.
Risks Related to the Business Combination and Ownership of EIC’s common stock and warrants
The Sponsor and EIC’s officers and directors have agreed to vote in favor of the business combination, regardless of how EIC’s public stockholders vote.
Unlike many other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and EIC’s officers and directors have agreed to vote any shares of common stock owned by them in favor of the business combination proposal. As of the date of this proxy statement/prospectus/consent solicitation statement, the Sponsor owns shares equal to 20.0% of EIC’s issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the Sponsor and EIC’s officers and directors agreed to vote any shares of common stock owned by them in accordance with the majority of the votes cast by the public stockholders.
The Sponsor, certain members of the Board and certain EIC officers have interests in the business combination that are different from or are in addition to other EIC stockholders in recommending that EIC stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus/consent solicitation statement.
When considering the Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement, our stockholders should be aware that the Sponsor and certain directors and officers of EIC have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

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the fact that the Sponsor and EIC’s officers and directors have waived their redemption rights with respect to any Founder Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

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the continued right of the Sponsor to hold EIC Class A common stock and the shares of EIC Class A common stock to be issued to the Sponsor upon exercise of its Private Placement Warrants following the Transactions, subject to certain lock-up periods;

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if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•
the fact that the Sponsor and EIC’s officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

•
the fact that the Sponsor and EIC’s officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to the Founder Shares if we fail to complete an initial business combination within the completion window;

•
the fact that the Sponsor paid an aggregate of $7,500,000 for its 5,000,000 Private Placement Warrants and that such Private Placement Warrants will expire worthless if a business combination is not consummated within the completion window;

•
the fact that EIC entered into the Investor Rights Agreement with the Sponsor and the other parties named therein, which provides for, among other things, (a) the right to designate directors to the Board, (b) registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions and (c) transfer restrictions on certain parties’ shares of EIC Class A common stock or warrants to purchase shares of EIC Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the Closing Date for certain specified time periods;

•
that an affiliate of the Sponsor and certain funds affiliated with certain members of the Board have committed to invest in the PIPE Investment by entering into a PIPE Subscription Agreement with EIC for an aggregate commitment of $20,050,000; and

•
in January 2021, Blade entered into an agreement with Ross Aviation, which is an affiliate of KSL Capital Partners, to launch air commuter service between the Westchester/Connecticut area and New York City and both Blade and Ross Aviation also agreed to work together to mutually develop plans for a vertiport in Westchester and to offer Blade services at Ross Aviation locations in Massachusetts and California.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Blade, completing a business combination with Blade and may influence their operation of the post-combination company following the business combination. This risk may become more acute as the deadline of September 17, 2021 for completing an initial business combination nears.
The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the EIC stockholders that they vote “FOR” the proposals presented at the special meeting.
The Nasdaq may not continue to list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
The EIC Class A common stock and Public Warrants are currently listed on the Nasdaq and EIC will apply to continue to be listed on the Nasdaq upon consummation of the business combination. Our continued

eligibility for listing may depend on, among other things, the number of public shares that are redeemed. There can be no assurance that EIC will be able to comply with the continued listing standards of Nasdaq following the business combination. If, after the business combination, Nasdaq delists the EIC Class A common stock and/or Public Warrants from trading on its exchange for failure to meet the listing standards, EIC’s securityholders could face significant material adverse consequences including:
•
a limited availability of market quotations for EIC’s securities;

•
reduced liquidity for EIC’s securities;

•
a determination that the EIC Class A common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for EIC’s securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.
The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination with Blade. The officers and directors of EIC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of EIC’s financial and other advisors, as well as having consulted with a leading consulting firm regarding Blade’s market opportunities and competitive landscape, including the growth and strategic plan of Blade, enabled them to perform the necessary analyses and make determinations regarding the Transactions. In addition, EIC’s officers and directors and EIC’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Board in valuing Blade’s business, and assuming the risk that the Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact EIC’s ability to consummate the business combination.
Future resales of our outstanding shares may cause the market price of our securities to drop significantly, even if our business is doing well.
There will be approximately 82,500,000 shares of EIC Class A common stock outstanding immediately following the consummation of the business combination (assuming that no shares of EIC Class A common stock are elected to be redeemed by public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”), and there may be a large number of shares of EIC Class A common stock sold in the market following the consummation of the business combination, or shortly thereafter.
EIC has entered into the Investor Rights Agreement with the Sponsor and other parties named therein, pursuant to which, among other things, such stockholders will be entitled to customary registration rights following their respective lock-up periods. The sale or possibility of sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our common stock.
The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.
If the Transactions or another business combination is not consummated by EIC within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EIC for services rendered or contracted for or products sold to EIC. If EIC consummates a business combination, including the Transactions, on the other hand, EIC will be liable for all such claims. Neither

EIC nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to EIC. Please see the section entitled “Information About EIC — Redemption of Public Shares and Liquidation if no Initial Business Combination” for further information.
These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of EIC’s officers and directors may have an indirect economic interest in the Founder Shares and Private Placement Warrants purchased by the Sponsor as a result of his economic interest in, or in the investment funds that indirectly own, the Sponsor or the general partner and investment advisor of such funds and their affiliation with KSL Capital Partners. In considering the recommendations of the Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement, EIC’s stockholders should consider these interests.
The exercise of EIC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in EIC’s stockholders’ best interest.
In the period leading up to the closing of the Transactions, events may occur that, pursuant to the Merger Agreement, would require EIC to agree to amend the Merger Agreement, to consent to certain actions taken by Blade or to waive rights that EIC is entitled to under the Merger Agreement.
Such events could arise because of changes in the course of Blade’s business, a request by Blade to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Blade’s business and would entitle EIC to terminate the Merger Agreement. In any of such circumstances, it would be at EIC’s discretion, acting through the Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for EIC and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus/consent solicitation statement, EIC does not believe there will be any material changes or waivers that EIC’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus/consent solicitation statement. EIC will circulate a new or amended proxy statement/prospectus/consent solicitation statement or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.
Unless an extension of the completion window is sought, if EIC is unable to complete the Transactions or another initial business combination by September 17, 2021, EIC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against EIC and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.
Under the terms of EIC’s current certificate of incorporation, EIC must complete a business combination before the end of the completion window, or EIC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against EIC. Although EIC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of EIC’s public stockholders. If EIC is unable to complete a business combination within the completion window, Sponsor has agreed that it will be liable to EIC if and to the extent any claims by a vendor for services rendered or products sold to EIC, or a prospective target business with which EIC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. EIC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of EIC. EIC has not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if EIC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if EIC otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, EIC may not be able to return to its public stockholders at least $10.00 per share.
EIC’s stockholders may be held liable for claims by third parties against EIC to the extent of distributions received by them.
Our amended and restated certificate of incorporation provides that we must complete our initial business combination by September 17, 2021. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares. See “— Unless an extension of the completion window is sought, if EIC is unable to complete the Transactions or another initial business combination by September 17, 2021, EIC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against EIC and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share” and other risk factors in this section.
EIC cannot assure you that it will properly assess all claims that may be potentially brought against EIC. As such, EIC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, EIC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by EIC.
If EIC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by EIC’s stockholders.

Furthermore, because EIC intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to EIC’s creditors and/or may have acted in bad faith, and thereby exposing itself and EIC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. EIC cannot assure you that claims will not be brought against it for these reasons.
Activities taken by existing EIC stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus/consent solicitation statement could have a depressive effect on EIC’s common stock.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding EIC or its securities, the Sponsor and EIC’s directors, officers, advisors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of EIC common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on EIC’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting.
EIC’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of EIC Class A common stock as Merger Consideration and the PIPE Investment. Having a minority share position may reduce the influence that EIC’s current stockholders have on the management of EIC.
It is anticipated that, upon completion of the business combination, assuming that no shares of EIC Class A common stock are elected to be redeemed by EIC’s public stockholders, the concentration of ownership of EIC immediately following the consummation of the business combination will be as follows:
Ownership Percentage(1)
EIC’s public stockholders (other than the PIPE Investors)	33.3%
PIPE Investors (other than the Sponsor and its affiliates)	12.7%
Sponsor (and its affiliates)	10.8%
Current holders of Blade Stock and Blade Options(2)	43.2%

(1)
Assumes 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and reflects the shares of EIC Class A common stock underlying the EIC Options (assuming that the payment of the exercise price for such EIC Options is net settled) as issued and outstanding as of the closing of the Merger.

(2)
Certain Blade stockholders have committed to purchase an aggregate of 210,000 shares of EIC Class A common stock in the PIPE Investment. Those shares are excluded from the ownership amounts for current holders of Blade Stock and Blade Options.

These levels of ownership interest exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan.
Having a minority ownership interest in the post-combination company may reduce the influence that EIC’s public stockholders have on the management of EIC.

A significant portion of the EIC Class A common stock following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of the EIC Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of common stock in the public market could occur at any time following the consummation of the business combination. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the EIC Class A common stock.
In connection with the Merger Agreement, EIC, the Sponsor and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. EIC may be required to register up to approximately 15 million shares of EIC Class A common stock pursuant to the Investor Rights Agreement. Certain parties to the Investor Rights Agreement have agreed not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock they hold or receive for certain time periods specified therein.
Substantial future sales of shares of EIC Class A common stock could cause the market price of EIC Class A common stock to decline.
The market price of shares of EIC Class A common stock could decline as a result of substantial sales of EIC Class A common stock, particularly by our significant stockholders, a large number of shares of EIC Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. After the business combination, it is anticipated that approximately 82,500,000 shares of EIC Class A common stock will be outstanding (assuming that no shares of EIC Class A common stock are elected to be redeemed by the public stockholders and the other assumptions described under “Unaudited Pro Forma Condensed Combined Financial Information”).
In connection with the Merger Agreement, EIC, the Sponsor and certain other parties thereto have entered into the Investor Rights Agreement, pursuant to which such stockholders will be entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights, subject to cut-back provisions. EIC may be required to register up to approximately 15 million shares of EIC Class A common stock pursuant to the Investor Rights Agreement. In addition, certain parties to the Investor Rights Agreement, including the Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock they hold or receive for certain time periods specified therein. In addition, pursuant to the terms of the PIPE Subscription Agreements, we have agreed to register the 12,500,000 shares of EIC Class A common stock issued in connection with the PIPE Investment following the closing of the Transactions. For a summary of the terms of the Investor Rights Agreement and the PIPE Subscription Agreements, please see the section entitled “Certain Other Agreements Relating to the Transactions.”
We may issue additional shares of EIC Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of EIC Class A common stock or other equity securities of equal or senior rank in the future without stockholder approval in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our Incentive Plan and in a number of other circumstances.
Our issuance of additional shares of EIC Class A common stock or other equity securities of equal or senior rank could have the following effects:
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your proportionate ownership interest in EIC will decrease;

•
the relative voting strength of each previously outstanding share of common stock may be diminished; or

•
the market price of shares of EIC’s common stock may decline.

We have no operating history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus/consent solicitation statement.
EIC is a blank check company with no operating history or results.
This proxy statement/prospectus/consent solicitation statement includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2020 combines the historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Blade for the three months ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2020 combines the unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 with the historical audited consolidated statement of operations of Blade for the fiscal year ended September 30, 2020. The unaudited pro forma condensed combined statements of operations of the Combined Entity for the three months ended December 31, 2020 and twelve months ended September 30, 2020 are presented on a pro forma basis as if the Transactions had been consummated on October 1, 2019. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical unaudited balance sheet of EIC as of December 31, 2020 and historical audited balance sheet of Blade as of December 31, 2020 and gives pro forma effect to the Transactions as if they had been consummated on December 31, 2020.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation and reflects limited historical financial data. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the Transactions been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus/consent solicitation statement. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Blade’s financial forecasts, which were provided to the Board and are included in this proxy statement / prospectus/consent solicitation statement, may not prove accurate.
In connection with the Transactions, certain forecasted financial information for Blade was provided to the Board, which was internally prepared and provided by Blade, and adjusted by Blade and EIC management and their representatives to take into consideration the consummation of the Transactions (assuming that no shares of EIC Class A common stock are elected to be redeemed by the public stockholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to Blade or EIC at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Blade or EIC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Blade (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus/consent solicitation statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
EIC and Blade have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by EIC if the business combination is not completed.
EIC and Blade expect to incur significant costs associated with the business combination. EIC and Blade expect to incur approximately $32 million in expenses. Certain of these expenses will be payable even if the business combination is not completed and will reduce the amount of cash available to be used for other corporate purposes by EIC and Blade. As of the date hereof, EIC has less than $1.0 million of cash held outside of the trust account that is available to pay such expenses.
Even if EIC consummates the business combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless.
The exercise price for Public Warrants is $11.50 per share of EIC Class A common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
If EIC is unable to complete an initial business combination, EIC’s warrants may expire worthless.
If EIC is unable to complete an initial business combination, EIC’s warrants may expire worthless.
Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Blade whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including key personnel of Blade. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Blade will remain in place.
Blade’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Blade’s officers could have a material adverse effect on Blade’s business, financial condition, or operating results.
EIC and Blade will be subject to business uncertainties and contractual restrictions while the business combination is pending.
Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on EIC and Blade. These uncertainties may impair our or Blade’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Blade’s business could be harmed.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
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changes in the valuation of our deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; or

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lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
If EIC’s due diligence investigation of the Blade business was inadequate, then stockholders of EIC following the business combination could lose some or all of their investment.
Even though EIC conducted a due diligence investigation of the Blade business, EIC cannot be sure that this diligence uncovered all material issues that may be present inside the Blade business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Blade business and outside of its control will not later arise.
Following the consummation of the business combination, EIC’s only significant asset will be its ownership interest in the Blade business and such ownership may not be sufficiently profitable or valuable to enable EIC to pay any dividends on the EIC Class A common stock or satisfy EIC’s other financial obligations.
Following the consummation of the business combination, EIC will have no direct operations and no significant assets other than its ownership interest in the Blade business. EIC will depend on the Blade business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the EIC Class A common stock. The earnings from, or other available assets of, the Blade business may not be sufficient to pay dividends or make distributions or loans to enable EIC to pay any dividends on the common stock or satisfy its other financial obligations.
Please see the sections titled “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for more information.
The EIC charter that will be effective following the completion of the business combination designates a state court within the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by EIC stockholders, which could limit the ability of EIC stockholders to obtain a favorable judicial forum for disputes with EIC or with directors, officers or employees of EIC and may discourage stockholders from bringing such claims.
Under the EIC charter that will be effective following the completion of the business combination, unless EIC consents in writing to the selection of an alternative forum, the sole and exclusive forum will be the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware) for:
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any derivative action or proceeding brought on behalf of EIC;

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any action asserting a claim of breach of a fiduciary duty owed by, or any wrongdoing by, any current or former director, officer or employee of EIC to EIC or EIC’s stockholders;

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any action asserting a claim against EIC or any current or former director or officer or other employee of EIC arising pursuant to any provision of the DGCL or EIC’s Certificate of Incorporation or bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); and

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any action asserting a claim against EIC or any current or former director or officer or other employee of EIC governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

For the avoidance of doubt, the foregoing provisions of the EIC charter will not apply to any action or proceeding asserting a claim under the Securities Act or the Exchange Act. In addition, the EIC Charter provides that, unless EIC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions of the EIC charter could limit the ability of EIC stockholders to obtain a favorable judicial forum for certain disputes with EIC or with its current or former directors, officers or other employees, which may discourage such lawsuits against EIC and its current or former directors, officers and employees. Alternatively, if a court were to find these provisions of the EIC charter inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above (including causes of action arising under the Securities Act), EIC may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations.
Subsequent to the completion of the business combination, EIC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on EIC’s financial condition, results of operations and EIC’s stock price, which could cause you to lose some or all of your investment.
Although EIC has conducted due diligence on the Blade business, EIC cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Blade business and outside of EIC’s and Blade’s control will not later arise. As a result of these factors, EIC may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if EIC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with EIC’s risk analysis. Even though these charges may be non-cash items and not have an immediate impact on EIC’s liquidity, charges of this nature could contribute to negative market perceptions about EIC or its securities. Accordingly, any of EIC’s stockholders who choose to remain stockholders of EIC following the business combination could suffer a reduction in the value of their shares.
A market for EIC’s securities may not continue, which would adversely affect the liquidity and price of EIC’s securities.
Following the business combination, the price of EIC’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for EIC’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of EIC’s securities after the business combination can vary due to general economic conditions and forecasts, EIC’s general business condition and the release of EIC’s financial reports. Additionally, if EIC’s securities become delisted from the Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of EIC’s securities may be more limited than if EIC was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of EIC’s securities may decline.
If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of EIC’s securities following the consummation of the business combination may decline. The market values of EIC’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus/consent solicitation statement, or the date on which EIC’s stockholders vote on the business combination.
In addition, following the business combination, fluctuations in the price of EIC’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Blade business and trading in shares of EIC Class A common stock has not been active. Accordingly, the valuation ascribed to the Blade business and EIC Class A common stock issued in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.
The trading price of EIC Class A common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for EIC’s securities develops and continues, the trading price of

EIC’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of EIC Class A common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond EIC’s control and may not be related to EIC’s operating performance. These fluctuations could cause you to lose all or part of your investment in EIC Class A common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in EIC’s securities and EIC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of EIC’s securities may not recover and may experience a further decline.
Factors affecting the trading price of EIC’s securities following the business combination may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the media or investment community;

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actual or anticipated developments in the post-combination company’s business, competitors’ businesses or the competitive landscape generally;

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our operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting the post-combination company’s business;

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commencement of, or involvement in, litigation involving the post-combination company;

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changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of indebtedness;

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the volume of EIC Class A common stock available for public sale;

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any major change in the post-combination company’s board of directors or management;

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sales of substantial amounts of EIC Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of EIC’s securities irrespective of EIC’s operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of EIC’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to EIC’s could depress EIC’s stock price regardless of EIC’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of EIC Class A common stock, regardless of EIC’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of EIC’s securities also could adversely affect EIC’s ability to issue additional securities and EIC’s ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
EIC’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond EIC’s control, resulting in a decline in EIC’s stock price.
EIC’s quarterly operating results may fluctuate significantly following the business combination.
EIC’s quarterly operating results may fluctuate significantly because of several factors, including:
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labor availability and costs for hourly and management personnel;

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profitability of our products, especially in new markets and due to seasonal fluctuations;

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changes in interest rates;

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impairment of long-lived assets;

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macroeconomic conditions, both nationally and locally;

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negative publicity relating to our products and services or our industry generally;

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changes in consumer preferences and competitive conditions; and

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expansion to new markets.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about EIC, its business, or its market, or if they change their recommendations regarding the EIC Class A common stock adversely, then the price and trading volume of EIC Class A common stock could decline.
The trading market for EIC Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, EIC’s business and operations, EIC’s market, or EIC’s competitors. Securities and industry analysts do not currently, and may never, publish research on EIC. If no securities or industry analysts commence coverage of EIC, EIC’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover EIC change their recommendation regarding the EIC stock adversely, or provide more favorable relative recommendations about EIC’s competitors, the price of the EIC Class A common stock would likely decline. If any analyst who may cover EIC were to cease coverage of EIC or fail to regularly publish reports on EIC, we could lose visibility in the financial markets, which could cause EIC’s stock price or trading volume to decline.
There is no guarantee that an active and liquid public market for shares of EIC Class A common stock will develop following consummation of the business combination.
EIC is currently a blank check company and there has not been a public market for shares of Blade common stock since it is a private company. A liquid trading market for EIC Class A common stock following the consummation of the business combination may never develop or, if developed, may not be maintained.
In the absence of a liquid public trading market:
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you may not be able to liquidate your investment in shares of the EIC Class A common stock;

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you may not be able to resell your shares of EIC Class A common stock at or above the price attributed to them in the business combination;

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the market price of shares of the EIC Class A common stock may experience significant price volatility; and

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there may be less efficiency in carrying out your purchase and sale orders.

EIC may be unable to obtain additional financing to fund its operations or growth.
EIC may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of EIC. None of EIC’s officers, directors or stockholders will be obligated to provide any financing to us after the business combination.
Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.
Lawsuits may be filed against EIC or its directors and officers in connection with the Transactions. Defending such lawsuits could require EIC to incur significant costs and draw the attention of EIC’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.
On February 5 and 9, 2021, a putative class action complaint and an individual complaint captioned, respectively, Castillo v. Experience Investment Corp., et al. (No. 020521-110) and Digennaro v. Experience Investment Corp., et al. (No. 020921-104) were filed in New York state court. On March 25, 2021, an amended complaint was filed in the Castillo action. The operative complaints in both actions name Experience Investment Corp.; its Chief Executive Officer, Mr. Eric Affeldt; and its directors Mr. Martin J. Newburger, Mr. Brian C. Witherow, Mr. Rafael Pastor, and Mr. Edward Philip. Additionally, the Digennaro complaint names Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. The complaints assert claims for breach of fiduciary duty against Experience’s officer and directors and aiding and abetting breach of fiduciary duty against the entities in connection with alleged material misstatements and omissions made in the Company’s Form S-4, filed January 29, 2021. The complaints seek, inter alia, injunctive relief enjoining or rescinding the Transaction, injunctive relief directing the filing of an amended registration statement, and damages.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect EIC’s business, investments and results of operations.
EIC will be subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, EIC will be required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on EIC’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on EIC’s business and results of operations.
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following September 17, 2024, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of the EIC Class A common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as they are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find the EIC Class A common stock less attractive because we rely on these exemptions. If some investors find the EIC Class A common stock less attractive as a result, there may be a less active trading market for the EIC Class A common stock and our stock price may be more volatile.
Immediately following consummation of the Transactions, EIC will continue to be an “emerging growth company.”
Risks Related to the Redemption
You must tender your shares of EIC Class A common stock in order to validly seek redemption at the special meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to EIC’s transfer agent or to deliver your shares of common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of common stock, in each case, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting). The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to tender your shares prior to the deadline or otherwise observe the redemption procedures described herein will result in your loss of redemption rights in connection with the vote on the business combination.
EIC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of EIC’s stockholders do not agree.
EIC’s existing charter does not provide a specified maximum redemption threshold, except that EIC will not redeem public shares in an amount that would cause EIC’s Net Tangible Assets to be less than $5,000,001. The Merger Agreement provides that the consummation of the Transactions is conditioned upon, among other things, (i) after taking into account the PIPE Investment and after giving effect to exercise by the holders of the public shares of their right to redeem their shares of EIC Class A common stock into their pro rata share of the trust account in accordance with EIC’s certificate of incorporation, immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting expenses related to the Transactions that are to be paid at or after Closing), EIC having, on a consolidated basis, at least $100,000,000 in cash and cash equivalents and (ii) immediately following Closing and after giving effect to all of the other Transactions (including the payment of expenses related to the Transactions that are to be paid at or after Closing), EIC having at least $5,000,001 of Net Tangible Assets.
As a result, EIC may be able to complete the business combination even though a substantial portion of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, EIC’s directors or officers or their respective affiliates. As of the date of this proxy statement/prospectus/consent solicitation statement, no agreements with respect to the private purchase of public shares by EIC or the persons described above have been entered into with any such investor or holder. EIC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described herein) at the special meeting.
In the event that the aggregate cash consideration that EIC would be required to pay for all shares of EIC Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing conditions pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to EIC, EIC may not complete the business combination or redeem any shares, all shares of EIC Class A common stock submitted for redemption will be returned to the holders thereof and EIC may instead search for an alternate business combination.
Based on the amount of $276,943,339 in EIC’s trust account as of December 31, 2020, and taking into account the anticipated gross proceeds of the PIPE Investment, all public shares of EIC Class A common stock may be redeemed and still enable EIC to have sufficient cash to satisfy the closing conditions in the Merger Agreement. We refer to this as the “maximum redemption scenario.”
Public stockholders, together with any of their affiliates or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares unless such stockholder first obtains EIC’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, EIC will require each public stockholder seeking to exercise redemption rights to certify to EIC whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to EIC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which EIC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over EIC’s ability to consummate the business combination and you could suffer a material loss on your investment in EIC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if EIC consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. EIC cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of EIC Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge EIC’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, EIC’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.
There is no guarantee that an EIC stockholder’s decision to redeem its shares for a pro rata portion of the funds held in the trust account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination.
Certain events following the consummation of any initial business combination, including the business combination with Blade, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of EIC might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus/consent solicitation statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Stockholders of EIC who wish to redeem their shares of EIC Class A common stock for a pro rata portion of the funds held in the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus/consent solicitation statement, they will not be entitled to redeem their shares of EIC Class A common stock for a pro rata portion of the funds held in the trust account.
Stockholders electing to redeem their shares of EIC Class A common stock will receive their pro rata portion of the funds held in the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of EIC Stockholders — Redemption Rights” of this proxy statement/prospectus/consent solicitation statement for additional information on how to exercise your redemption rights.
If, despite EIC’s compliance with the proxy rules, a stockholder fails to receive EIC’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of EIC Class A common stock. In addition, the proxy materials that EIC is furnishing to holders of public shares of EIC Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of EIC Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of EIC Class A common stock may not be redeemed.
Risks If the Adjournment Proposal Is Not Approved
If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.
The Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, EIC is unable to consummate the business combination. If the adjournment proposal is not approved, the Board will not have the ability to adjourn the special meeting to a later date and, therefore, the business combination would not be completed.

SPECIAL MEETING OF EIC STOCKHOLDERS
General
EIC is furnishing this proxy statement/prospectus/consent solicitation statement to EIC stockholders as part of the solicitation of proxies by the Board for use at the special meeting of EIC stockholders to be held on May 5, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement provides EIC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.
Date, Time and Place
The special meeting of stockholders will be held via live webcast at 10:00 a.m. (New York City time) on May 5, 2021. The special meeting can be accessed by visiting https://web.lumiagm.com/230208333, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact American Stock Transfer Company, LLC, the Transfer Agent.
Purpose of the EIC Special Meeting
At the special meeting, EIC is asking holders of EIC’s common stock to consider and vote upon:
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a proposal to approve the business combination described in this proxy statement/prospectus/consent solicitation statement, including adopting the Merger Agreement and approving the Transactions described in this proxy statement/prospectus/consent solicitation statement. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

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a proposal to approve and adopt the second amended and restated certificate of incorporation of EIC. Please see the section entitled “Proposal No. 2 — The Charter Proposal”;

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a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3 — The Governance Proposal”;

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a proposal to approve and adopt the Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal”;

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a proposal to elect seven (7) directors to serve staggered terms on the Board until immediately following the annual meeting of EIC stockholders for the calendar year ended December 31, 2021, 2022 and 2023, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal No. 5 — The Director Election Proposal”;

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a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq Rules 5635(a), (b) and (d), the issuance of (a) more than 20% of EIC’s issued and outstanding shares of common stock in connection with the Transactions, including, without limitation, the Merger Consideration and the PIPE Investment, and the issuance of more than 20% of EIC’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules) and (b) shares of EIC Class A common stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions. Please see the section entitled “Proposal No. 6 — The Nasdaq Proposal”; and

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a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal. Please see the section entitled “Proposal No. 7 — The Adjournment Proposal.”

Recommendation of the Board
The Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented.
When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of EIC stockholders generally. Please see the section entitled “The Merger — Interests of Certain Persons in the Business Combination” for additional information. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the EIC stockholders that they vote “FOR” the proposals presented at the special meeting.
Record Date; Persons Entitled to Vote
EIC has fixed 5:00 p.m. (New York City time) on March 17, 2021, as the record date for determining EIC stockholders entitled to notice of and to attend and vote at the special meeting. As of 5:00 p.m. (New York City time) on the record date, there were 34,375,000 shares of EIC common stock outstanding and entitled to vote. Each share of EIC common stock is entitled to one vote per share at the special meeting.
Quorum
The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “ABSTAIN” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.
Vote Required
The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the Nasdaq proposal and the adjournment proposal require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the Nasdaq proposal or the adjournment proposal will have no effect on such proposals.
The approval of the charter proposal requires the affirmative vote of holders of a majority of EIC’s outstanding shares of common stock entitled to vote thereon at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal.
Directors are elected by a plurality of all of the votes cast by holders of shares of EIC’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees who receive the most affirmative votes will be elected. EIC stockholders may not cumulate their votes with respect to the election of directors. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the director election proposal will have no effect on such proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal do not receive the requisite vote for approval, or the consent of the requisite Blade stockholders is not received, we will not consummate the business combination.

Effect of Abstentions and Broker Non-Votes
Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal. However, abstentions will count as a vote “AGAINST” the charter proposal.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.
Voting Your Shares
Each share of EIC common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your shares of EIC common stock at the special meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the director election proposal, “FOR” the Nasdaq proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•
You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website https://web.lumiagm.com/230208333. You will need your control number for access. If you do not have a control number, please contact American Stock Transfer & Trust Company, LLC.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way EIC can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify EIC’s Secretary in writing before the special meeting that you have revoked your proxy; or

•
you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of EIC common stock, you may call Morrow Sodali, EIC’s proxy solicitor, at (800) 662-5200.
Redemption Rights
Pursuant to EIC’s current certificate of incorporation, a holder of public shares may demand that EIC redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), they:
(i)
submit a written request to EIC’s transfer agent that EIC redeem their public shares for cash,

(ii)
certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and

(iii)
deliver such public shares to EIC’s transfer agent (physically or electronically).

If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, regardless of whether such holder votes or votes “FOR” or “AGAINST” the business combination proposal, EIC will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of March 17, 2021, the record date for the special meeting, this would amount to approximately $10.07 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of EIC common stock for cash and will no longer own the shares.
Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact EIC’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.
The business combination will not be consummated if EIC has Net Tangible Assets of less than $5,000,001.
The Sponsor and EIC’s officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions. Holders of EIC warrants will not have redemption rights with respect to such securities.
Any holder of public shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $276.9 million, or $10.07 per share, as of March 17, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of EIC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal.
Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal, including the business combination proposal, will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on May 3, 2021. If you deliver your shares for redemption to EIC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that EIC’s transfer agent return the shares (physically or electronically). You may make such request by contacting EIC’s transfer agent at the address listed elsewhere in this proxy statement/prospectus/consent solicitation statement.
Any corrected or changed proxy card must be received by EIC’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. Any demand for redemption of public shares must be received by EIC’s transfer agent no later than 5:00 p.m. (New York City time) on May 3, 2021, and no demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m. (New York City time) on May 3, 2021.
If demand is properly made as described above, then, if the business combination is consummated, EIC will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of EIC Class A common stock for cash.
If the business combination is not approved or completed for any reason, then EIC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the funds held in the trust account. In such case, EIC will promptly return any shares delivered by public holders. Additionally, if EIC would be left with less than $5,000,001 of Net Tangible Assets, EIC will not be able to consummate the business combination.
The closing price of EIC Class A common stock on March 17, 2021, the record date for the special meeting, was $12.20 per share. The cash held in the trust account on such date was approximately $276.9 million (or $10.07 per public share). Prior to exercising redemption rights, stockholders should verify the market price of EIC Class A common stock as they may receive higher proceeds from the sale of their EIC Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. EIC cannot assure its stockholders that they will be able to sell their shares of EIC Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
Appraisal Rights
Neither stockholders, unitholders nor warrant holders of EIC have appraisal rights in connection the business combination under the DGCL.
Proxy Solicitation Costs
EIC is soliciting proxies on behalf of its Board. This solicitation is being made by mail. EIC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. EIC will bear the cost of the solicitation.
EIC has hired Morrow Sodali to assist in the proxy solicitation process. EIC will pay that firm a fee of $30,000 plus disbursements. Such payment will be made from non-trust account funds.
EIC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EIC will reimburse them for their reasonable expenses.

BLADE’S SOLICITATION OF WRITTEN CONSENTS
Purpose of the Consent Solicitation
Blade stockholders are being asked to consent to the adoption of the Merger Agreement and approval of the Merger and the other Transactions (the “Blade Merger Proposal”).
Recommendation of the Blade Board of Directors
The Blade Board has (i) determined that the Blade Merger Proposal is advisable, fair to and in the best interests of Blade and its stockholders and (ii) approved the Merger Agreement, the Merger and the other Transactions. The Blade Board recommends that Blade stockholders consent to the Blade Merger Proposal and thereby adopt the Merger Agreement and approve the Merger and the other Transactions.
Record Date
The Blade Board has set March 26, 2021 (the “Blade record date”) as the record date for determining the Blade stockholders entitled to sign and deliver written consents with respect to the Blade Merger Proposal.
Blade Stockholders Entitled to Consent
Only Blade stockholders of record holding shares of Blade Stock as of 5:00 p.m. (New York City time) on the Blade record date are entitled to sign and deliver written consents with respect to the Blade Merger Proposal. As of 5:00 p.m. (New York City time) on the Blade record date, there were 13,706,294 shares of Blade Common Stock and 22,116,811 shares of Blade Preferred Stock outstanding and entitled to sign and deliver written consents with respect to the Blade Merger Proposal. You are urged to return a completed, dated and signed written consent by 5:00 p.m. (New York City time) on April 19, 2021.
Support Agreements
On December 14, 2020, certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock as of such date delivered Support Agreements pursuant to which such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement. Each such Blade stockholder is obligated to deliver its written consent within ten (10) business days after this proxy statement/prospectus/consent solicitation statement is declared effective by the SEC. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions. For more information on the Support Agreements, see the section entitled “Certain Other Agreements Relating to the Transactions  —  Blade Stockholder Support Agreements.”
Consents; Required Consents
The adoption of the Merger Agreement and the approval of the Merger and the other Transactions require approval by the written consent of (i) the holders of a majority of the outstanding shares of Blade Common Stock and Blade Preferred Stock (on an as-converted-to-common stock basis) voting as a single class, and (ii) the holders of a majority of the issued and outstanding shares of Blade Preferred Stock voting as a separate class (together, the “Required Merger Approval”).
Submission of Consents
Blade stockholders may consent to the Blade Merger Proposal with respect to their shares of Blade Common Stock or Blade Preferred Stock by completing, dating and signing the written consent to be furnished to Blade stockholders and returning it to Blade.

Once you have completed, dated and signed the written consent, Blade stockholders may deliver the written consent to Blade by faxing it to Blade Urban Air Mobility, Inc., Attention: General Counsel at (212) 967-1009, by emailing a .pdf copy to investors@flyblade.com or by mailing it to 31 Hudson Yards 11th Floor, New York, NY 10001.
Under the Merger Agreement, Blade has agreed to use its reasonable best efforts to obtain the Required Merger Approval by the date that is ten (10) business days after the date that the registration statement on Form S-4 of which this proxy statement/prospectus/consent solicitation statement forms a part is declared effective by the SEC. Your prompt return of the written consent is important.
Executing Consents; Revocation of Consents
Blade stockholders may execute a written consent to approve the Blade Merger Proposal. A written consent to approve the Blade Merger Proposal is equivalent to a vote “FOR” such proposal. If you fail to execute and return your written consent, or otherwise withhold your written consent with respect to the Blade Merger Proposal, it has the same effect as voting “AGAINST” the Blade Merger Proposal, as the case may be. Please note that the Merger cannot be completed unless the Blade Merger Proposal is approved by the Required Merger Approval.
If you are a record holder of shares of Blade Common Stock or Blade Preferred Stock as of 5:00 p.m. (New York City time) on the Blade record date, you may change or revoke your written consent (subject to any contractual obligations you may otherwise have) at any time prior to 5:00 p.m. (New York City time) on April 19, 2021 (or, if earlier, before the consents of a sufficient number of shares to approve the Blade Merger Proposal have been delivered to the General Counsel of Blade). If you wish to change or revoke your consent before that time, you may do so by sending a notice of revocation by emailing a .pdf copy to investors@flyblade.com or by mailing it to 31 Hudson Yards 11th Floor, New York, NY 10001.
Solicitation of Consents; Expenses
The expense of preparing, printing and mailing these consent solicitation materials is being borne by Blade. Officers and employees of Blade may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.
Appraisal Rights
The Merger has been approved by the Blade Board. If it is approved by the holders of a majority of outstanding shares of Blade Preferred Stock and a majority-in-interest of the Blade founders in compliance with the Blade Amended and Restated Voting Agreement, and assuming that the Blade stockholders will own less than a majority of the outstanding shares of stock of EIC after the closing of the Transactions, the Merger will constitute a “Change of Control Transaction” under the Blade Amended and Restated Voting Agreement. Holders of at least a majority of outstanding shares of Blade Preferred Stock and a majority-in-interest of the Blade founders have committed to vote in favor of the Merger pursuant to the Support Agreements.
Pursuant to the Blade Amended and Restated Voting Agreement, Blade stockholders parties thereto have agreed to, among other things, refrain from exercising any dissenters’ or appraisal rights with respect to any such approved “Change of Control Transaction” under applicable law, including the DGCL, and to vote all shares that are owned or controlled by the Blade stockholders in favor of any such approved Change of Control Transaction.

THE MERGER
General
Structure of the Transactions
Pursuant to the Merger Agreement, a business combination between EIC and Blade will be effected through the merger of Merger Sub with and into Blade, with Blade surviving such merger as a wholly owned subsidiary of EIC.
Merger Consideration
Subject to the terms of the Merger Agreement, the total Merger Consideration will consist of an aggregate of 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised). At the Reference Price of $10.00 per share of EIC Class A common stock, the total Merger Consideration would have a value of $356,250,000.
For more information, please see the summary of the Merger Agreement in the section entitled “—Certain Agreements Related to the Business Combination — Merger Agreement” below.
Impact of the Business Combination on the Post-Combination Company’s Public Float
It is anticipated that, upon completion of the Transactions: (a) EIC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 33.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 12.7% of the post-combination company; (c) the Sponsor (and its affiliates) will own approximately 10.8% of the post-combination company; and (d) current holders of Blade Stock and Blade Options will collectively own approximately 43.2% of the post-combination company (excluding shares purchased by current Blade stockholders in the PIPE Investment). These levels of ownership interest: (a) exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan and (b) assume that no EIC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in EIC’s trust account and that 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger (which assumes all EIC Options have been exercised and the payment of the exercise price for such EIC Options is net settled).
For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal.”
The following table illustrates varying ownership levels in the post-combination company, assuming no redemptions by EIC’s public stockholders and the maximum redemptions by EIC’s public stockholders as described above:
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(1)(2)
EIC’s public stockholders (other than the PIPE Investors)	33.3%	—%
PIPE Investors (other than the Sponsor and its affiliates)	12.7%	19.1%
Sponsor (and its affiliates)	10.8%	16.1%
Current holders of Blade Stock and Blade Options(3)	43.2%	64.8%

(1)
Assumes 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and reflects the shares of EIC Class A common stock underlying the EIC Options (assuming that the payment of the exercise price for such EIC Options is net settled) as issued and outstanding as of the closing of the Merger.

(2)
Assumes all 27,500,000 shares of EIC Class A common stock will be redeemed.

(3)
Certain Blade stockholders have committed to purchase an aggregate of 210,000 shares of EIC

Class A common stock in the PIPE Investment. Those shares are excluded from the ownership amounts for current holders of Blade Stock and Blade Options.
Name, Headquarters; Stock Symbols
The name of the post-combination company after the consummation of the Transactions will be Blade Air Mobility, Inc. and our headquarters will be located at 499 East 34th Street, New York, NY 10016. We intend to apply to continue the listing of the EIC Class A common stock and Public Warrants on Nasdaq and the EIC Class A common stock and Public Warrants will begin trading on the Nasdaq under the symbols “BLDE” and “BLDEW” respectively. As a result, EIC’s publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Background of the Transactions
EIC is a blank check company that was formed as a corporation in Delaware on May 24, 2019, solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Blade is the result of an extensive search for a potential transaction, whereby EIC with the assistance of KSL, an affiliate of the Sponsor, evaluated over 40 potential targets utilizing EIC’s and KSL’s global network and the investing, operating and transaction experience of KSL, EIC’s management team, advisory partners and the Board. The terms of the Transactions are the result of arm’s-length negotiations between representatives of EIC and representatives of Blade over the course of three months. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Transactions. The following chronology does not purport to catalogue every conversation among representatives of EIC, KSL, Blade and other parties.
On September 17, 2019, EIC completed its initial public offering for which Deutsche Bank Securities Inc. (“Deutsche Bank”), Citigroup Global Markets Inc. (“Citigroup”) and J.P. Morgan Securities LLC (“J.P. Morgan”) served as book-running managers. The book-running managers will receive the deferred underwriting commission from EIC’s initial public offering in connection with the consummation of EIC’s initial business combination. Prior to the consummation of the EIC IPO, neither EIC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with EIC.
After the EIC IPO, EIC, with the assistance of KSL, commenced an active search for prospective businesses and assets to acquire. EIC’s goal was to identify and acquire a business within the travel and leisure industry with an overall transaction value between $500 million and $2.0 billion.
In general, EIC looked for acquisition targets that (i) operate in markets with strong fundamentals, based on several factors including: competitive dynamics, demand drivers, and projected supply growth, (ii) have strong management teams with a proven track record of driving growth, enhancing profitability, making sound strategic decisions and generating strong free cash flow, (iii) can benefit from EIC’s management and strategic operating team’s expertise, including improving operations with enhanced managing capabilities and growing travel and leisure companies, including consumer businesses in both the public and private markets, (iv) are ready for the next phase of growth, where EIC believes it can help the company grow strategically and where an acquisition or robust expansion may help facilitate such growth, (v) would be aided from EIC’s strategic operating team’s knowledge and expertise to drive growth and improve operations, for instance, through revenue-generating strategies, sales and marketing efforts, evaluating strategic partnerships or rationalizing expenses, (vi) can grow both organically and through acquisitions, thereby benefiting from EIC’s and KSL’s ability to source proprietary investment opportunities and (vii) have appropriate valuations with significant upside potential with limited downside risk. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be and were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem and may have deemed relevant.
Representatives of EIC and KSL contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities. EIC and KSL evaluated over 40 potential acquisition targets, including targets that were identified by EIC’s management, advisory partners and representatives. In connection with evaluating such opportunities, representatives of EIC and KSL met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, several potential target opportunities, and EIC and KSL entered into non-disclosure agreements in connection with certain of these acquisition opportunities (the terms of which did not restrict EIC from evaluating other acquisition opportunities). EIC and KSL submitted non-binding indications of interest or letters of intent to five such target opportunities, none of which were executed, either because EIC or KSL determined not to pursue them further in light of additional due diligence investigations and assessments of the targets or their businesses, industries or markets (including regarding the ongoing COVID-19 pandemic and its effects) or because the target companies did not seek to pursue a transaction with EIC or to become a publicly traded company. Representatives of EIC and KSL engaged in due diligence of potential targets by reviewing financial, commercial and other diligence materials and engaging in discussions with management and other individuals involved with these businesses. As EIC investigated and evaluated acquisition opportunities, EIC management, including its Chief Investment Officer, and investment professionals at the Sponsor regularly discussed these opportunities and the strategic benefits and risks of potential acquisitions with members of the EIC Board, including at the EIC Board’s regular meetings, and the EIC Board considered the other opportunities that had been explored in its evaluation of the Blade acquisition and determination that the Blade transaction was in the best interest of EIC’s stockholders.
In July and August 2020, Blade contacted and had preliminary discussions about a potential strategic partnership with Ross Aviation, LLC (“Ross Aviation”), a portfolio company of investment funds affiliated with the Sponsor and fixed base operator with operations in markets including Westchester, New York, Palm Springs, California and Cape Cod, Massachusetts. These discussions included multiple conversations between Robert Wiesenthal, Chief Executive Officer of Blade, Melissa Tomkiel, President and General Counsel of Blade and Daniel Rohan, a partner at KSL, over the course of which they discussed entry into a mutual non-disclosure agreement to allow for further information to be shared between Blade and KSL. Such mutual nondisclosure agreement (which did not contain any standstill or exclusivity provisions) was entered into between Blade and KSL Capital Partners Management V, LLC on September 9, 2020. Blade conveyed its interest in pursuing mutually beneficial partnerships with Ross Aviation and use of Ross Aviation’s facilities to expand Blade’s business and the markets in which it operated, and further discussions continued over the next several months.
Blade has informed us that, during the same period:
•
Blade had also been exploring potential strategic alternatives to raise additional capital for the growth of its business and these options included outreach to SPACs, a private capital raise and outreach to potential strategic investors;

•
in consultation with Blade’s financial advisor Credit Suisse Securities (USA) LLC (“Credit Suisse”), EIC was identified for outreach by Credit Suisse as a high-priority SPAC given EIC’s focus included identifying an acquisition target in the aviation sector; and

•
over the following weeks, Credit Suisse contacted and arranged for meetings with a number of SPACs and private investors, which included outreach to EIC and the Sponsor.

On September 10, 2020, a representative of Credit Suisse contacted KSL to discuss whether EIC would be interested in a transaction to raise additional growth capital for Blade and spoke with James Charles Martin, Chief Financial Officer of EIC and KSL, and Matt Karle, an investment professional at KSL, who had been involved in identifying potential investment opportunities for EIC and assisting EIC’s Chief Investment Officer with evaluating potential investment opportunities for EIC. During this conversation, Messrs. Martin and Karle indicated their interest in learning more about Blade.
On September 21, 2020, Mr. Karle spoke with William Heyburn, CFO and Head of Corporate Development at Blade, to discuss the Blade business plan and to arrange a meeting between the broader EIC and Blade teams. Later that day, Mr. Karle along with Michael Mohapp, Chief Investment Officer of EIC and an investment professional at KSL, met via video conference with Messrs. Wiesenthal and Heyburn, Ms. Tomkiel and Brandon Keene, Chief Technology Officer at Blade, along with a representative of Credit Suisse, where the Blade management team provided a detailed overview of the business and valuation ranges based on certain businesses that Blade management considered to be similar to Blade. Throughout the months of September, October and November 2020, EIC engaged in a business and financial due diligence review of Blade, and representatives of the parties held regular calls throughout the diligence process in furtherance of that review. During that review, EIC examined both the air mobility services launched by Blade in the preceding six years since its founding, as well as the market and customer opportunities that are expected to drive Blade’s future growth.
On September 23, 2020, Messrs. Mohapp and Karle spoke with a representative of Credit Suisse to discuss EIC’s desire for a more detailed review of Blade’s business plan and projections and a follow-up call was scheduled for later that afternoon. During that call, Messrs. Mohapp and Karle, along with Eric Affeldt, Chief Executive Officer and a board member of EIC, spoke with Messrs. Wiesenthal and Heyburn and Ms. Tomkiel who provided detailed information about the Blade business plan and strategy, including the potential for international expansion, the financial plan and the expected use of proceeds from the capital raised in a transaction. Blade provided the presentation to EIC following the meeting. Later that week, on September 25, 2020, Mr. Heyburn sent a detailed financial model prepared by Blade to Mr. Karle for EIC and KSL to review. On September 29, 2020, Mr. Karle and Mr. Heyburn spoke by phone to answer EIC’s diligence questions and Mr. Heyburn provided a detailed review of the financial model. Over the course of their meetings, representatives of Blade, EIC and KSL discussed how, in addition to the proceeds available from EIC’s trust account, secured commitments for a PIPE investment would be a component of a business combination transaction. The parties discussed the ability of EIC to successfully execute on a transaction that would raise the growth capital that Blade desired, including the experience of EIC’s sponsor, KSL, in the travel and leisure sector, along with KSL demonstrating its support for the transaction through committing to invest additional capital through the PIPE investment.
On September 25, 2020, a virtual data room (the “Virtual Data Room”) began to be populated with other due diligence materials including, among other things, organizational documents, financial statements and projections, intellectual property matters and legal and regulatory matters.
On October 2, 2020, Mr. Karle sent a draft of a non-binding letter of intent (the “Letter of Intent”) to Blade. The Letter of Intent contemplated a proposal for EIC to acquire all of the outstanding equity interests of Blade for approximately $356 million, composed entirely of equity consideration in EIC (valued at $10 per share of EIC Class A common stock). The valuation proposed by EIC in the Letter of Intent was below the low end of the ranges implied by the information provided by Blade. The Letter of Intent also contemplated that the parties would raise $100 million in cash proceeds from investors in a PIPE investment to provide capital for Blade to pursue additional growth opportunities and that KSL would provide up to $25 million of such investment. Included in the Letter of Intent was a request for an exclusivity period expiring on October 30, 2020, to allow EIC to complete its due diligence and EIC and Blade to meet with prospective investors for the PIPE investment, and to negotiate and finalize definitive documentation; during this period, EIC would also agree not to submit any written proposals for another investment or acquisition involving the SPAC. The Letter of Intent provided that the post-business combination board would have between nine to eleven members, two of which would be appointed by the Sponsor and the remaining seven to nine directors would be appointed by Blade. On October 4, 2020, Blade directed that a representative of Credit Suisse speak with Mr. Karle to discuss Blade’s interest in continuing to pursue a transaction with EIC and next steps with respect to the Letter of Intent. On October 5, 2020, Ms. Tomkiel sent a revised draft of the Letter of Intent to KSL, which contemplated that EIC would have at least $100 million in cash following the closing of the transaction after taking into account any redemptions and transaction expenses as a condition to closing. The revised draft of the Letter of Intent also provided that the post-combination board of directors would have nine members, two of which would be appointed by the Sponsor and the remaining seven directors would be appointed by Blade. Representatives of KSL and Blade discussed the terms that would be offered to PIPE investors, including whether any changes to the Sponsor’s economics would be required to secure PIPE investor commitments, with a base target of $50 million After several discussions between representatives of EIC, KSL and Blade, on October 6, 2020, KSL and Blade executed an updated Letter of Intent. Following the execution of the Letter of Intent, representatives of KSL and EIC, including Mr. Affeldt, and Martin Newburger, a board member of EIC and partner at KSL, along with Messrs. Mohapp and Karle and representatives of Deutsche Bank and the Blade management team and Credit Suisse, met via video conference to discuss next steps in the process. Also on October 6, 2020, EIC and KSL were granted access to the Virtual Data Room. The revised draft of the Letter of Intent did not alter the amount of the consideration to be received by the Blade equityholders.

On October 7, 2020, the EIC Board met via video conference for its regular third quarter meeting where they discussed a potential business combination involving Blade and the terms of the executed Letter of Intent, which provided an update to the regular informal discussions that members of the EIC Board had between themselves and with Messrs. Mohapp and Karle about the potential business combination over the prior weeks.
Starting on October 7, 2020, through the execution of the Merger Agreement on December 14, 2020, EIC and Blade began to hold regular telephonic conferences to conduct due diligence. To support its review, EIC management and KSL directed their advisors to assist EIC in conducting such due diligence and also utilized the services of a leading consulting firm to assist and advise EIC regarding, among other things, Blade’s market opportunities and competitive landscape, including the potential growth and strategic plan of Blade. Over the succeeding months, EIC and its advisors also held telephonic and video conference diligence sessions with Blade management, where they investigated topics including the total addressable market for Blade’s services and Blade’s growth plan, planned use of proceeds from a transaction with EIC, overall strategy and infrastructure and discussed Blade’s preparation of audited financial statements and any potential changes resulting from the on-going audit. Representatives of EIC and KSL also met with some of Blade’s helicopter operators. EIC and its advisors also reviewed the materials provided in the Virtual Data Room and asked follow up questions about those materials which were addressed by Blade EIC management and representatives of KSL regularly updated EIC board members, certain of whom were regular participants in the ongoing meetings with Blade management and investor presentations.
During this period, representatives of EIC and KSL discussed with Deutsche Bank, which had served as a book-running manager for EIC’s initial public offering, its potential assistance with the private placement of equity securities of EIC in connection with a business combination with Blade (i.e., the PIPE Investment), and thereafter Deutsche Bank began assisting EIC in the preparation for meetings with potential investors in the PIPE Investment.
On October 15, 2020, representatives of EIC, including Messrs. Affeldt, Newburger, Mohapp and Karle along with Eric Resnick, Chief Executive Officer of KSL, traveled to New York City to meet with representatives of Blade, including Messrs. Wiesenthal, Keene and Heyburn and Ms. Tomkiel, and tour the Blade facilities, operations and products. On October 16, 2020, they met with Blade’s management team, including Messrs. Wiesenthal, Keene and Heyburn and Ms. Tomkiel, for in person due diligence sessions.
Between October 20 and October 23, 2020, Messrs. Wiesenthal and Heyburn and Ms. Tomkiel met in Denver with Messrs. Affeldt, Newburger, Mohapp and Karle. During these meetings, the parties worked to finalize Blade’s financial model and investor presentation that would be used to present the investment opportunity to potential PIPE investors. The parties discussed the potential for strategic partnerships between Blade and portfolio companies of investment funds affiliated with KSL, including Ross Aviation, and included references to the benefits of such potential partnerships in the investor presentation for potential PIPE investors. On October 21, 2020, the parties met with Brian Corbett, Chief Executive Officer at Ross Aviation, to discuss a potential strategic partnership between Blade and Ross Aviation. Over the next several weeks through the start of meetings with investors on November 11, 2020, representatives of EIC, Blade, Deutsche Bank and Credit Suisse held several video conference meetings and conference calls to discuss and prepare the investor presentation.
On October 30, 2020, the Blade and Ross Aviation management teams met via video conference to continue discussions about a potential business partnership following the announcement of the EIC business combination.
On November 2, 2020, a draft investor presentation for the PIPE Investment was shared with the EIC Board who were asked for their feedback. Various members of the EIC Board provided feedback and their comments were incorporated into the presentation.
On November 6, 2020, EIC executed an engagement letter with Deutsche Bank, Credit Suisse, Citigroup and J.P. Morgan (collectively, the “Placement Agents”) to act as placement agents in connection with the PIPE Investment. Deutsche Bank, Citigroup and J.P. Morgan were later also engaged as capital markets financial advisors to EIC. With authorization from EIC and Blade, representatives of the Placement Agents began to contact potential investors to discuss their interest in making an equity investment in EIC pursuant to the PIPE Investment.

On November 10, 2020, the EIC Board had an informal update via video conference with Messrs. Mohapp and Karle in attendance on the potential business combination of EIC and Blade and the commencement of meetings with potential investors in the PIPE Investment.
From November 11, 2020, through December 11, 2020, representatives of EIC (including several members of the EIC Board), the Blade management team and representatives of Deutsche Bank and Credit Suisse hosted numerous discussions with potential investors regarding the possibility of their making an equity investment in EIC pursuant to the PIPE Investment.
On November 13, 2020, KSL and Blade executed an amendment to the Letter of Intent, which extended the exclusivity period from October 30, 2020 to December 11, 2020.
On November 18, 2020, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside counsel to EIC for the business combination, delivered a high-level term sheet to Blade and Proskauer Rose LLP (“Proskauer”), outside counsel to Blade for the business combination, describing the proposed material terms of the Merger Agreement and other transaction documents. The term sheet was generally consistent with the terms outlined in the Letter of Intent and provided more detail on the proposed closing conditions for the transaction, registration rights for certain investors and a six month post-closing lock-up for certain significant stockholders of Blade and the Sponsor. The term sheet also contemplated that certain significant stockholders of Blade would enter into voting and support agreements which would provide EIC and its stockholders with greater closing certainty. Also on November 18, 2020, Mr. Karle, as a representative of EIC, visited the Blade headquarters in New York City to discuss the term sheet and other aspects of the potential business combination of EIC and Blade with the Blade management team. On November 20, 2020, Simpson Thacher delivered a high level overview of documentation and work streams for the business combination. Following review of the term sheet and document workstreams, representatives of Blade told Mr. Karle that EIC should proceed with preparing definitive documents on the basis of the term sheet and document workstreams. Over the course of the following weeks, Simpson Thacher conducted a legal diligence review and asked questions of Blade’s management and advisors through diligence requests and discussions with management relating to Blade’s operations, contracts and risk profile.
On November 24, 2020, following review by EIC and Blade, Simpson Thacher delivered a draft subscription agreement to Deutsche Bank for review by potential investors of the PIPE Investment. Over the following weeks, representatives of EIC, Blade, Simpson Thacher and the Placement Agents negotiated the final form of the subscription agreement with investors.
On November 30, 2020, Simpson Thacher delivered a draft Merger Agreement to Blade and Proskauer reflecting the terms that had been outlined in the term sheet delivered on November 18, 2020. From November 30, 2020 through December 14, 2020, the parties and their advisors negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included, among other things: (i) the level of conditionality in the Merger Agreement, including with regard to whether obtaining a legal opinion as to the tax treatment of the Merger for Blade’s stockholders would be a condition to Blade’s closing obligations; (ii) Blade’s ability to hire new employees or grant equity securities prior to the closing of the Merger and (iii) the scope of the representations and warranties and covenants of the parties. The draft Merger Agreement provided that the equity holders (including option holders) of Blade would receive aggregate merger consideration of EIC Class A Common Stock on a fully-diluted basis reflecting the Blade valuation agreed upon in the Letter of Intent at a reference price of $10 per share of EIC Class A Common Stock. The aggregate merger consideration provided in the Merger Agreement meant that the aggregate ownership percentage of the post-combination company by Blade equityholders would not change because of changes prior to closing in the number of shares of Blade Stock or equity awards.
On December 3, 2020, Simpson Thacher delivered to Blade and Proskauer a draft form of Support Agreement, pursuant to which certain Blade stockholders, including Mr. Wiesenthal, would agree to, among other things, irrevocably and unconditionally execute a written consent to adopt and approve the Merger Agreement. Collectively, the Blade stockholders that would be party to the Support Agreements would hold greater than a majority of (i) the outstanding Blade Common Stock and the outstanding Blade Preferred Stock (voting as a single class on an as-converted basis) and (ii) the outstanding Blade Preferred Stock voting as a separate class. From December 3, 2020 through December 14, 2020, Simpson Thacher and Proskauer exchanged drafts and held conference calls to finalize the Support Agreements. In these exchanges and calls, among other topics and as further described below, the parties discussed various alternatives to those Blade shareholders who would execute such agreements to adopt and approve the Merger Agreement.
On December 4, 2020, Blade held a legal due diligence call with representatives of Proskauer, Simpson Thacher, EIC and KSL in attendance. On this call, representatives of Simpson Thacher asked Blade questions relating to various legal and regulatory matters in continuation of its diligence efforts.
On December 7, 2020, Simpson Thacher delivered to Blade and Proskauer a draft Sponsor Letter Agreement, pursuant to which the Sponsor would agree to, among other things, vote its shares in favor of the business combination and not to transfer its Founder Shares or Private Placement Warrants until 180 days after the closing of the business combination. From December 7, 2020 through December 14, 2020, Simpson Thacher and Proskauer exchanged drafts and held conference calls to finalize the Sponsor Letter Agreement. These negotiations focused on the scope of the Sponsor’s obligations not to take actions that could impede the transaction and were resolved with the Sponsor being subject to similar obligations as the Blade stockholders that were party to the Support Agreements.
On December 7, 2020, Mr. Karle updated the EIC Board on the status of the transaction, supplementing prior updates given to members of the EIC Board over the prior month.
On December 8, 2020, Proskauer delivered its comments to the draft Merger Agreement previously circulated by Simpson Thacher, proposing several changes including, among others, a condition to the closing of the Merger that Blade obtain a legal opinion as to the tax free treatment of the Merger, the elimination or narrowing of certain interim operating covenants, including those regarding issuances of equity securities prior to closing of the Merger and changes to EIC’s right to terminate the Merger Agreement should the written consent of Blade stockholders not be delivered by an agreed deadline following the effectiveness of the registration statement.
On December 8, 2020, Simpson Thacher delivered to Proskauer an initial draft of the Investor Rights Agreement. From December 8, 2020 through December 14, 2020, Simpson Thacher and Proskauer exchanged drafts and held conference calls to finalize the Investor Rights Agreement. The initial draft provided that the Sponsor would initially be entitled to appoint two board members of the post-combination company reflecting the composition agreed upon in the Letter of Intent, with step downs based on the Sponsor’s ownership following closing. Significant issues included the scope of the registration rights, confidentiality obligations and board designation and registration rights for Mr. Wiesenthal.
On December 9, 2020, Simpson Thacher delivered to Proskauer revised drafts of the Merger Agreement, Support Agreement and Sponsor Letter Agreement. The draft Merger Agreement removed the receipt by Blade of a legal opinion as to the tax-free treatment of the Merger as a condition to closing, the draft Support Agreement restored several of EIC’s prior positions in the draft, and the Sponsor Letter Agreement revised the terms of the Sponsor’s obligations with respect to the transaction. Also on December 9, 2020, Simpson Thacher delivered to Proskauer drafts of the Omnibus Incentive Plan and amended and restated organizational documents for EIC to be entered into following the Closing.
On December 10, 2020, Proskauer delivered to Simpson Thacher and EIC a revised draft of the Merger Agreement that, among other things, added back the receipt of an opinion as to the tax-free treatment of the Merger as a condition to closing.
On December 11, 2020, the EIC Board met via video conference with Messrs. Mohapp and Karle and representatives of Simpson Thacher in attendance. At the meeting, the EIC Board discussed updates on the business combination, including the status of the PIPE Investment, and reviewed the terms of the Merger Agreement and other transaction documentation. Mr. Karle reviewed the transaction workstreams and updated the EIC Board on their progress. As part of this review, Mr. Karle discussed the status of the PIPE Investment with the EIC Board, including that the investment was oversubscribed from its initial target of $100 million and that KSL might reduce its PIPE investment below $25 million to provide other investors with the opportunity to participate. Representatives of Simpson Thacher provided an overview of the EIC Board’s fiduciary duties in connection with the EIC Board’s evaluation of a transaction and answered questions from the EIC Board about those duties in the context of the Blade transaction. Representatives of Simpson Thacher then reviewed the terms of the Merger Agreement and other transaction documentation and the key open points in the agreements, including Blade’s position requiring delivery of an opinion as to the tax treatment of the business combination and the terms of the proposed voting commitment of Blade stockholders holding at least a majority of the shares of Preferred Stock and Common Stock necessary for approval of the Transactions. Representatives of Simpson Thacher also discussed with the EIC Board the terms of the PIPE Investment, including that the Sponsor or an affiliate thereof would purchase up to $25 million of EIC Class A common stock. Mr. Newburger discussed with the EIC Board that some of the strategic initiatives that Blade may pursue could be with affiliates of KSL, including Ross Aviation and other portfolio companies. Following this discussion, Messrs. Newburger, Mohapp and Karle along with representatives of Simpson Thacher left the meeting and the members of the EIC Board not affiliated with KSL met in executive session.
Also on December 11, 2020, Proskauer sent a revised draft of the Support Agreement to Simpson Thacher and EIC pursuant to which the stockholders party to the Support Agreement would be obligated to vote no more than 30% of the outstanding Common Stock and Preferred Stock if the Blade Board were to change its recommendation that Blade stockholders vote in favor of the Merger and the Transactions. Proskauer also sent revised drafts of the Investor Rights Agreement and Sponsor Letter Agreement to Simpson Thacher and EIC changing, among other things, thresholds for the exercise of the Sponsor’s demand registration rights and covenants restricting actions by the Sponsor during the period before Closing. During the day, Proskauer and Simpson Thacher also exchanged drafts of the disclosure schedules to the Merger Agreement and over the succeeding days held discussions to discuss questions and finalize the disclosure schedules.
Later in the evening of December 11, 2020, Simpson Thacher delivered a revised draft of the Merger Agreement to Proskauer and Blade and following discussions the next day, Simpson Thacher and Proskauer exchanged drafts of the Merger Agreement and Sponsor Letter Agreement. Over the course of the following days as allocations for the PIPE Investment were being finalized, based on the demand and oversubscription for the PIPE Investment, representatives of EIC, KSL and Blade discussed and decided to increase the size of the PIPE Investment to $125 million.
On December 13, 2020, Simpson Thacher sent revised drafts of the Merger Agreement and Investor Rights Agreement to Blade and Proskauer and, during the course of the day, representatives of Simpson Thacher and Proskauer had ongoing discussions about these and the other transaction documents. In the evening of December 13, 2020, the Blade Board met via video conference with Blade management and representatives of Credit Suisse and Proskauer in attendance. At the meeting, the Blade Board discussed the proposed business combination with Blade management and its advisors who answered questions about the Transactions. Following this discussion, the Blade Board unanimously approved by written consent on December 14, 2020, the Merger Agreement and the Transactions, including the Merger, and recommended that the stockholders of Blade vote to adopt and approve the Merger Agreement and the Transactions, including the Merger.
Also on December 13, 2020, representatives of Blade, EIC, KSL, Proskauer and Simpson Thacher met via video conference and telephonically to discuss open points in the Merger Agreement and related documents, including the scope of the covenants governing Blade’s operations between execution of the Merger Agreement and the closing of the business combination. During this meeting and other discussions, the parties worked through the effects of the proposed covenants and information and consent rights that EIC would have over operations of Blade between the execution of the Merger Agreement and the closing of the business combination and how this would interact with Blade’s management team being able to operate the business in the ordinary course. Over the course of the next day, representatives of Blade, EIC, KSL, Proskauer and Simpson Thacher continued to exchange drafts of the Merger Agreement and related documentation and finalized the documentation with the investors in the PIPE Investment.
In the evening on December 14, 2020, the EIC Board met with representatives of KSL and Simpson Thacher in attendance. At the meeting, representatives of Simpson Thacher updated the EIC Board on the changes to the Merger Agreement and other transaction documents since their prior meeting and the EIC Board and representatives of KSL discussed the upsizing of the PIPE Investment to $125 million. Following this discussion, the EIC Board unanimously approved the proposed business combination and recommended that the stockholders of Blade vote to approve the Merger.

Following the meeting of the EIC Board, the parties finalized the Merger Agreement and the related transaction documentation. The Merger Agreement and related transaction documents were signed later that night, and EIC entered into the Subscription Agreements with the PIPE investors.
On the morning of December 15, 2020, prior to the commencement of trading of the shares of EIC common stock on Nasdaq, the parties issued a press release announcing the Transactions.
Following the announcement of the Transactions, Blade management continued its discussions with Ross Aviation about a strategic partnership and representatives of EIC and KSL participated in such discussions. On January 8, 2021, the companies announced a pilot program to launch commuter services between Westchester/Connecticut and New York City and that they would work together to develop plans for a vertiport in Westchester and to offer Blade services at Ross Aviation locations in Massachusetts and California.
EIC’s Board of Directors’ Reasons for Approval of the Transactions
The EIC Board, in evaluating the Transactions, consulted with EIC’s management and leading consulting, legal and financial advisors. In unanimously (i) resolving that it is in the best interests of EIC and its stockholders, and declaring it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement, and (iii) adopting a resolution recommending the Merger Agreement be adopted by EIC’s stockholders, the EIC Board considered and evaluated a number of factors, including the factors discussed below. The EIC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The EIC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of EIC’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The EIC Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the Transactions , including but not limited to, the following material factors:
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Reasonableness of Aggregate Consideration.   Following a review of the financial data provided to EIC, including Blade’s historical financial information and certain unaudited projected financial information, EIC’s due diligence review of the Blade business and the support for the valuation of Blade implied by the Transactions indicated by the successful commitments obtained in the PIPE Investment, the EIC Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.

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Opportunities for Growth in Revenues and Adjusted EBITDA.   With a strategic plan that involves providing Blade’s existing services to its existing customers, extending Blade’s platform to capture significant addressable markets in the Northeast Corridor and West Coast (as further described in “Information about Blade — Our Strategy”) and positioning Blade to introduce EVA to Blade’s vertical transportation markets, the EIC Board believed Blade’s forecast information that Blade, on a pro forma basis, could achieve (i) annual revenue of approximately $402 million and adjusted EBITDA of approximately $81 million in 2024 prior to the introduction of passenger EVA and (ii) annual revenue of approximately $601 million and adjusted EBITDA of approximately $179 million in 2025 following the introduction of passenger EVA, in the case of each of clauses (i) and (ii), assuming successful implementation of the anticipated strategies and applicable initiatives, including the forecasted timeline and success of introducing passenger EVA services.

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Positioned for Leadership in Global Air Mobility.   Blade has methodically built and secured the infrastructure, technology and customer base required to introduce EVA to Blade’s vertical transportation markets, creating a platform for global expansion. The EIC Board believed that Blade’s network of operators, intellectual property and proprietary platform position it for significant strategic and financial flexibility to accelerate growth.

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Business and Financial Condition and Prospects.   After conducting extensive due diligence, along with their familiarity with Blade’s business from other commercial experiences, the EIC Board and EIC management had knowledge of, and were familiar with, Blade’s business, financial condition, results of operations and future growth prospects. The EIC Board considered the results of the due diligence review of Blade’s business, including its addressable market, its technology platform, brand and network of terminals, its customers, the ongoing and potential impacts of COVID-19 on its business, as well as the competitive environment in which Blade operates. The EIC Board also considered Blade’s current prospects for growth in executing upon and achieving its business plan, as well as Blade’s ability to extend the reach of its existing platform by expanding into new regions, integrating EVA into its services and executing on new strategic partnerships.

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Commitment of Blade’s Owners.   The EIC Board believed that Mr. Wiesenthal and other current equity holders of Blade continuing to own close to half of the post-combination company on a pro forma, fully-diluted basis (approximately 43.2%, assuming that no shares of EIC’s Class A common stock are elected to be redeemed by EIC stockholders and excluding the impact of the shares of EIC’s Class A common stock underlying the warrants) reflected such equityholders’ belief in and commitment to the continued growth prospects of Blade going forward.

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Experienced, Proven and Committed Management.   The EIC Board considered the fact that the post-combination company will be led by the senior management team of Blade, which has over 90 years of cumulative industry or functional experience and a proven track record of operational excellence, financial performance, growth and ongoing capabilities for innovation. The EIC Board also believed that the willingness of Blade’s management team to rollover the entirety of their equity stake and agree to prohibitions on the transfer of those shares for a period of time following the consummation of the Transactions, reflected management’s belief in and commitment to Blade’s continued growth following the consummation of the Transactions.

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Post-Combination Board of Directors.   The EIC Board considered the fact that the board of directors of the post-combination company would be a balanced and independent board of directors (rather than one controlled by any former stockholder of Blade or by the Sponsor).

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Liquidity Needs.   The EIC Board considered the risk that the current public stockholders of EIC could redeem their public shares for cash upon consummation of the Transactions, thereby reducing the amount of cash available to EIC following the Transactions. The EIC Board considered the condition under the Merger Agreement for the consummation of the Transactions that at least $100 million of cash be available after giving effect to any redemptions in order to ensure that the post-combination company had capital for its growth strategies. The EIC Board determined that the PIPE Investment would ensure the funds to complete the Transactions would be readily available and also provide capital for the use of the combined company thereafter.

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Blade Being an Attractive Target.   The EIC Board considered the fact that Blade (i) is of a size relevant to the public marketplace, (ii) has a strong existing management team, (iii) has a significant total addressable market and growth expansion opportunities, (iv) provides an opportunity for operational improvement and (v) would benefit from the consummation of the Transactions as a result of becoming a public company and the infusion of additional capital from EIC and the PIPE Investment, which the EIC Board believed would improve Blade’s ability to grow.

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Other Alternatives.   EIC raised $275,000,000 in September 2019, with the objective of consummating an attractive business combination. Since that time, as more fully described in “The Merger —  Background of the Transactions,” EIC has evaluated a number of businesses but has been most impressed by the Blade business. The EIC Board believed, based upon the Transaction terms and its financial analysis, that the Transactions create the best available opportunity to maximize value for EIC stockholders.

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Support of Blade’s significant stockholders.   The EIC Board considered the fact that Blade stockholders that collectively held 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock would enter into support agreements pursuant to which they would execute a written consent approving the Merger, which provided EIC stockholders greater certainty that the conditions to closing of the business combination would be satisfied.

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Terms of the Merger Agreement and the Related Agreements.   The EIC Board considered the terms and conditions of the Merger Agreement and the related agreements and the Transactions, including the Merger, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions as well as the strong commitment by both Blade and EIC to complete the Transactions.

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Independent Director Role.   The EIC Board includes three independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Transaction, EIC’s independent directors, Brian C. Witherow, Rafael Pastor and Edward Philip, took an active role in evaluating the proposed terms of the Transactions, including the Merger Agreement, the related agreements and the amendments to EIC’s certificate of incorporation to take effect upon the completion of the Transactions. EIC’s independent directors evaluated and unanimously approved, as members of the EIC Board, the Merger Agreement and the related agreements and the Transactions.

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Opportunities for Strategic Partnerships and Continuation of KSL Relationship.   The EIC Board considered the opportunities for the combined company to pursue strategic partnerships including the fact that some of these opportunities could be with portfolio companies affiliated with the Sponsor, including with Ross Aviation. The EIC Board also considered that KSL would continue to be involved with the post-business combination company through its equity ownership and board representation rights and the possibility of continuing to leverage KSL’s experience, expertise and connections. As part of this, the EIC Board considered that Messrs. Affeldt and Philip would serve as directors on the post-combination board of directors pursuant to the Sponsor’s board nomination rights and the industry connections and expertise that these directors could bring to the post-combination company.

The EIC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty, including the ongoing and potential impact of the COVID-19 pandemic, and the effects they could have on the combined company’s revenues.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.

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Growth Initiatives May Not be Achieved.   The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

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No Third-Party Valuation.   The risk that EIC did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

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The Rights of the Sponsor and Certain Blade Stockholders Pursuant to the Investor Rights Agreement.   The risks relating to the rights granted to the Sponsor and certain Blade stockholders pursuant to the Investor Rights Agreement, including the Sponsor’s right to nominate up to two directors to the EIC Board.

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Regulatory Risks.   The risks of changes in Blade’s regulatory environment, including aviation laws and regulations, and the possibility that approval of EVA may be delayed.

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Liquidation.   The risks and costs to EIC if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in EIC being unable to effect a business combination within the completion window and force EIC to liquidate.

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Stockholder Vote.   The risk that EIC’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

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Blade’s History of Losses and Potential Future Losses.   The fact that Blade has incurred significant losses since its inception and expects that its expenses may continue to exceed revenue as it pursues growth initiatives.

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Closing Conditions.   The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within EIC’s control.

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EIC Stockholders Holding a Minority Position in the Post-Combination Company.   The risk that EIC stockholders will hold a minority position in the post-combination company (approximately 33.3%, assuming that no shares of EIC’s Class A common stock are elected to be redeemed by EIC stockholders and the assumption of Blade’s outstanding options and excluding the impact of the shares of EIC’s Class A common stock underlying the warrants and those anticipated to be reserved under a new equity incentive plan), which may reduce the influence that EIC’s current stockholders have on the management of EIC.

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Litigation.   The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

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Fees and Expenses.   The fees and expenses associated with completing the Transactions.

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Other Risks.   Various other risks associated with the business of Blade, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/consent solicitation statement.

In addition to considering the factors described above, the EIC Board also considered that:
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Interests of Certain Persons.   Some officers and directors of EIC as well as the Sponsor and its affiliates may have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of EIC’s stockholders (see section entitled “The Merger — Interests of Certain Persons in the Business Combination”). EIC’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the EIC Board, the Merger Agreement and the Transactions.

The EIC Board concluded that the potential benefits that it expected EIC and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The EIC Board also noted that EIC stockholders would have a substantial economic interest in the combined company (depending on the level of EIC stockholders that sought redemption of their public shares into cash). Accordingly, the EIC Board unanimously determined that the Merger Agreement and the related agreements and the Transactions, were advisable, fair to, and in the best interests of EIC and its stockholders.
Blade’s Board of Directors’ Reasons for Approval of the Transactions
After consideration, the Blade Board unanimously adopted resolutions determining that the Merger Agreement, the Merger and the Transactions were advisable and in the best interests of Blade and its stockholders, adopting and approving the Merger Agreement and the Transactions, including the Merger, and directing that the Merger Agreement be submitted to the holders of Blade Common Stock and Blade Preferred Stock for their approval and adoption. The Blade Board recommends that the holders of Blade Common Stock and Blade Preferred Stock adopt and approve the Merger Agreement and the Transactions by executing and delivering the written consent to be furnished to them.
In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and resolving to recommend that Blade stockholders adopt and approve the Merger Agreement and thereby approve the Merger and the Transactions, the Blade Board consulted with Blade’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of Blade’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets. Among the various factors that the Blade Board considered in favor of its decision are:
•
Other Alternatives.   It is the belief of Blade’s Board, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate Blade as an independent, stand-alone entity, that the proposed Merger represents the best potential transaction for Blade to create greater value for Blade stockholders, while also providing greater liquidity for its stockholders by owning stock in a public company.

•
Terms of the Merger Agreement.   The Blade Board considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions, the lack of an indemnity for which the Blade stockholders would be liable and the likelihood of obtaining any necessary regulatory approvals, in addition to the Transactions, including the Merger.
•
Consideration Received by Blade Stockholders.   Blade’s Board considered the amount of consideration to be received by the Blade stockholders in the Merger under the terms and conditions of the Merger Agreement.

•
Size of Post-Combination Company.   The Blade Board considered the Merger implied enterprise value of approximately $356 million for Blade, providing Blade’s stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•
PIPE Investments.   The Blade Board considered the $125 million fully committed PIPE Investment, providing Blade with additional working capital following the Merger to execute upon its growth strategy.

•
Benefit from Being a Public Company.   The Blade Board believes that under new public ownership it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and stockholder value and will benefit from being publicly traded, and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

•
Potential Partnership Opportunities.   The Blade Board also considered that EIC’s affiliation with KSL Capital Partners could provide partnership and other opportunities, including with Ross Aviation, a portfolio company of KSL Capital Partners, to expand its operations and execute upon its growth strategy.

•
Sponsor Letter Agreement.   The Blade Board considered that the Sponsor entered into an agreement with EIC pursuant to which the Sponsor has agreed to vote shares representing approximately 20% of the aggregate voting power of the EIC common stock in favor of the proposals required to effect the Merger.

•
Support Agreements.   The Blade Board considered that certain Blade stockholders entered into the Blade Support Agreements with EIC, whereby such stockholders, promptly following the SEC declaring effective the registration statement of which this proxy statement/prospectus/consent solicitation statement is a part, would execute and deliver a written consent with respect to the outstanding shares of Blade Common Stock and Blade Preferred Stock, which represent approximately 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock, adopting the Merger Agreement and approving the Merger, subject to certain exceptions. For additional information, see “Certain Other Agreements Relating to the Transactions — Blade Stockholder Support Agreements.”

•
Investor Rights Agreement.   The Blade Board also considered that EIC entered into an Investor Rights Agreement with certain stockholders. Under the Investor Rights Agreement, EIC agreed to provide, among other things, customary demand, shelf and piggy-back registration rights, subject to customary cut-back provisions. Pursuant to the Investor Rights Agreement, certain parties will agree not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock or warrants to purchase shares of EIC Class A common stock they receive in connection with the Transactions or otherwise beneficially own at Closing for certain time periods specified therein. For additional information, see “Certain Other Agreements Relating to the Transactions — Investor Rights Agreement.”

The Blade Board also considered various negative factors in making its decision, including:
•
Risk that Merger may not be completed.   The Blade Board considered the risk that the Merger might not be consummated in a timely manner or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.

•
Impact on reputation and business if the Merger is not completed.   The Blade Board considered the possibility that the Merger might not be completed in a timely manner or at all and that there may be an adverse effect of the public announcement of the Merger on Blade’s reputation and business in the event the Merger is not completed in a timely manner or at all.

•
Expenses and challenges.   The Blade Board considered the expenses to be incurred in connection with the Merger and related administrative challenges associated with combining the companies.

•
Costs of being a public company.   The Blade Board considered the additional public company expenses and obligations that Blade’s business will be subject to following the Merger to which it has not previously been subject.

•
Restrictions on operation of Blade’s business.   The Blade Board considered the fact that, although Blade will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the Merger, the Merger Agreement generally obligates Blade, subject to EIC’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, subject to certain exceptions, which might delay or prevent Blade from undertaking certain business opportunities that might arise pending completion of the Merger.

•
Interests of Blade executive officers and directors.   The Blade Board considered the fact that certain executive officers and directors of Blade have interests in the Merger that may be different from, or in addition to, the interests of Blade stockholders generally, including the manner in which they would be affected by the Merger, and the other matters disclosed in the section titled “The Merger — Interests of Certain Persons in the Business Combination.”

•
Other risks.   The Blade Board considered various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the factors considered by Blade’s Board is not intended to be exhaustive, but, rather, includes the material factors considered by Blade’s Board. In reaching its decision to unanimously approve, and declare advisable, the Merger Agreement, the Merger and the Transactions, Blade’s Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Blade’s Board considered all these factors as a whole, including discussions with, and questioning of, Blade’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.
Blade’s Board concluded that the potentially negative factors associated with the business combination were outweighed by the potential benefits that it expected Blade stockholders would receive as a result of the business combination, including the belief of Blade’s Board that the business combination would maximize the immediate value of shares of Blade Common Stock and Blade Preferred Stock and reduce the risk and uncertainty affecting the future prospects of Blade. Accordingly, Blade’s Board determined that the Merger and the Transactions are advisable and in the best interests of Blade and its stockholders, and unanimously approved, and declared advisable, the Merger Agreement, the Merger and the Transactions.
Certain Forecasted Financial Information for Blade
Prior to approval by the Board of the Transactions and the execution of the Merger Agreement and related agreements, Blade provided EIC with internally prepared forecasts, including for calendar years 2020 through 2026. This forecast was thereafter updated through consultation between Blade and EIC management.
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP with respect to forward looking financial information. The forecasts include Adjusted EBITDA which is a non-GAAP financial measure. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and EIC’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by EIC’s management may not be comparable to similarly titled amounts used by other companies.

As a private company, Blade does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The forecasts were prepared solely for internal use, capital budgeting and other management purposes and assumed the addition of growth capital for Blade’s growth and strategic plans. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders.
Blade believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the forecasts, Blade management relied on a number of factors, including the executive team’s significant experience in the urban air mobility, information technology and mergers and acquisitions sectors and the historical performance of Blade. The forecasts, while presented with numerical specificity, reflect numerous assumptions with respect to Blade’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Blade’s control. Multiple factors, including those described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected.
The selected forecasted financial information included in this proxy statement/prospectus/consent solicitation statement has been prepared by, and is the responsibility of, Blade’s and EIC’s management. Its provision herein does not constitute an admission or representation by EIC, Blade or any other person that this information is material. This forecast information is not provided to influence decisions regarding whether to vote for the merger or any other proposal.
Marcum LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying selected forecasted financial information and, accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto. The Marcum LLP reports included in this proxy statement/prospectus/consent solicitation relate to Blade’s and EIC’s previously issued financial statements, respectively. They do not extend to the selected forecasted financial information and should not be read to do so.
The following table presents the selected forecasted financial information that EIC management reviewed with the Board:
	Calendar Year Ending December 31,
	2020E	2021E	2022E	2023E	2024E	2025E	2026E
(in millions)
Total revenue	$25	$52	$85	$181	$402	$601	$875
Adjusted EBITDA	$(6)	$(12)	$(20)	$(13)	$81	$179	$326
This summary of the forecasts is not being included in this proxy statement/prospectus/consent solicitation statement to influence your decision whether to vote in favor of any proposal. None of Blade, EIC, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the forecasts, and none of them undertake any obligation to update or otherwise revise or reconcile the forecasts to the post-combination company’s fiscal year, which ends on September 30, or to reflect circumstances existing after the date the forecasts were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasts are shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, these forecasts were based on numerous variables and assumptions known to Blade or EIC at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Blade or EIC. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Blade (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus/consent solicitation statement should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts. For all of these reasons, the forward-looking financial information described above and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus/consent solicitation are cautioned not to rely on them.
Comparable Company Analysis
EIC management’s review of the Blade transaction included a comparable company analysis to assess the value that the public markets would likely ascribe to EIC following a business combination with Blade and this analysis was shown to the EIC Board. The comparable company analysis was prepared by Blade’s management. The relative valuation analysis was based on selected publicly-traded companies that (1) have disruptive technology platforms, (2) operate in the luxury brands sector, (3) operate in the asset-light logistics and transportation sector or (4) were the subject of recent electric transportation and mobility SPAC transactions. The comparable companies were selected by Blade as publicly traded companies having common characteristics with Blade’s business model and the sectors in which it operates (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Blade). The comparable companies included in the analysis consisted of (1) the following companies with disruptive technology platforms: Tesla, Inc., Peloton Interactive, Inc., Netflix, Inc., Uber Technologies, Inc. and Lyft, Inc., (2) the following companies in the luxury brands sector: Hermès International S.A., Ferrari N.V., Moncler S.p.A., Kering S.A. and Brunello Cucinelli S.p.A., (3) the following companies in the asset-light logistics and transportation sector: DSV Panalpina A/S, Kuehne + Nagel International AG and C.H. Robinson Worldwide, Inc. and (4) the following companies in recent electric transportation and mobility SPAC transactions: ChargePoint Holdings, Inc., Hyliion Inc., Nikola Corporation, Virgin Galactic Holdings, Inc. and Velodyne Lidar, Inc. While these companies may share certain characteristics that are similar to those of Blade, the EIC Board did not consider any of these companies to be identical in nature to Blade.
Using publicly available information and information from paid subscription services that provide, among other things, broker consensus estimates for relevant metrics, EIC management reviewed with the EIC Board, among other things, the enterprise values as a multiple of estimated net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, adjusted to exclude certain non-recurring items, which we refer to as adjusted EBITDA, for calendar year 2021 with respect to each such selected comparable company other than in the case of the recent SPAC transactions where estimated adjusted EBITDA for the calendar year 2024 was referred to. The multiples for the selected comparable companies and the average for each sector are summarized in the table below:

Selected Public Company	Enterprise Value / CY 2021E Adjusted EBITDA
Disruptive technology platform sector
Tesla, Inc.	N/A
Peloton Interactive, Inc.	N/A
Netflix, Inc.	38.2
Uber Technologies, Inc.	N/A
Lyft, Inc.	N/A
Average for disruptive technology platform sector	38.2
Luxury brands sector
Hermès International S.A.	30.5
Ferrari N.V.	23.5
Moncler S.p.A.	18.3
Kering S.A.	14.6
Brunello Cucinelli S.p.A.	18.8
Average for luxury brands sector	21.2
Asset-light logistics and transportation sector
DSV Panalpina A/S	15.7
Kuehne + Nagel International AG	13.4
C.H. Robinson Worldwide, Inc.	15.8
Average for asset-light logistics and transportation sector	14.9
Recent Electric Transportation and Mobility SPAC Transactions	Enterprise Value / CY 2024E Adjusted EBITDA
ChargePoint Holdings, Inc.	27.3
Hyliion Inc.	3.6
Nikola Corporation	28.0
Velodyne Lidar, Inc.	20.3
Virgin Galactic Holdings, Inc.	32.3
Average for recent electric transportation and mobility SPAC transactions	22.3
Based on the review of these selected comparable publicly traded companies, Blade’s pro forma implied enterprise value as a multiple of adjusted EBITDA of 5.5x (based upon the estimated calendar year 2024 adjusted EBITDA for Blade of $81 million as described above in “Certain Forecasted Financial Information for Blade”) was below the enterprise value as a multiple of adjusted EBITDA of such selected comparable companies (except for Hyliion and certain companies for which adjusted EBITDA was not a meaningful metric for the purposes of comparable company analysis), as well as the average for each sector.
Using publicly available information and information from certain data sources, EIC management reviewed with the EIC Board, among other things, enterprise values as a multiple of revenue for estimated calendar year 2021 with respect to each selected comparable company. The multiples for the selected comparable companies and the average for each sector are summarized in the table below:
Selected Public Company	Enterprise Value /CY 2021E Revenue
Disruptive technology platform sector
Tesla, Inc.	15.1
Peloton Interactive, Inc.	8.4
Netflix, Inc.	8.1
Uber Technologies, Inc.	5.4

Selected Public Company	Enterprise Value /CY 2021E Revenue
Lyft, Inc.	4.0
Average for disruptive technology platform sector	8.2
Luxury brands sector
Hermès International S.A.	11.7
Ferrari N.V.	8.4
Moncler S.p.A.	7.4
Kering S.A.	5.2
Brunello Cucinelli S.p.A.	4.9
Average for luxury brands sector	7.5
Asset-light logistics and transportation sector
DSV Panalpina A/S	2.0
Kuehne + Nagel International AG	1.2
C.H. Robinson Worldwide, Inc.	0.8
Average for asset-light logistics and transportation sector	1.3
Recent Electric Transportation and Mobility SPAC Transactions	Enterprise Value /CY 2024E Revenue
ChargePoint Holdings, Inc.	11.1
Hyliion Inc.	1.0
Nikola Corporation	1.9
Velodyne Lidar, Inc.	4.4
Virgin Galactic Holdings, Inc.	13.6
Average for recent electric transportation and mobility SPAC transactions	6.4
Based on the review of these selected comparable publicly traded companies, Blade’s pro forma implied enterprise value as a multiple of revenue of 1.1x (based upon the estimated calendar year 2024 revenue for Blade of $402 million as described above in “Certain Forecasted Financial Information for Blade”) was below the enterprise value as a multiple of revenue of such selected comparable companies (except for C.H. Robinson Worldwide, Inc. and Hyliion), as well as the average for each sector.
The results of this analysis (as described above) supported the EIC Board’s determination, based on a number of factors, that the terms of the Transactions were fair to and in the best interests of EIC and its stockholders.
Satisfaction of the 80% Test
It is a requirement under EIC’s current certificate of incorporation that any business acquired by EIC have a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions, and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. As of December 14, 2020, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $267.3 million (excluding up to $9.6 million of deferred underwriting commissions) and 80% thereof represents approximately $213.9 million. In reaching its conclusion on the 80% asset test, the Board used as a fair market value the $356.25 million enterprise value for Blade, which was implied based on the value of the consideration to be issued in the Merger to Blade equityholders (including the EIC Options).
The Board considered factors such as Blade’s historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors, and recent EV/mobility SPAC transactions. The Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, EIC and its stockholders and appropriately reflected Blade’s value.

The Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Blade met the 80% requirement. Based on the fact that the $356.25 million fair market value of Blade as described above is in excess of the threshold of approximately $213.9 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Board determined that the fair market value of Blade was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Board and the Blade Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and EIC’s officers and directors and Blade’s officers and directors have interests in such proposals that are different from, or in addition to, those of EIC and Blade stockholders, respectively, generally. In particular:
•
If the Transactions or another business combination are not consummated by September 17, 2021 (the end of the completion window), EIC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $83.9 million based upon the closing price of $12.20 per share on the Nasdaq on March 17, 2021, the record date for the special meeting.

•
The Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants from EIC for an aggregate purchase price of $7,500,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the EIC IPO. A portion of the proceeds EIC received from these purchases was placed in the trust account. Such warrants had an aggregate market value of approximately $15.7 million based upon the closing price of $3.13 per warrant on the Nasdaq on March 17, 2021, the record date for the special meeting. The Private Placement Warrants will become worthless if EIC does not consummate a business combination by September 17, 2021 (the end of the completion window).

•
EIC has engaged Deutsche Bank, Citigroup and J.P. Morgan to act as EIC’s capital markets financial advisors in connection with the Transactions and as placement agents in connection with the PIPE Investment. Credit Suisse also acted as a placement agent in connection with the PIPE Investment. Pursuant to this engagement, EIC will pay a placement fee to each of Deutsche Bank, Credit Suisse, Citigroup and J.P. Morgan, which shall be conditioned upon the completion of the Merger and such engagement shall be terminated in full at such time. Further, Deutsche Bank, Citigroup and J.P. Morgan served as joint bookrunning managers for the EIC IPO. Pursuant to the underwriting agreement for the EIC IPO, EIC will pay a deferred underwriting commission of $9,625,000 at the completion of the Merger, and Deutsche Bank, Citigroup, J.P. Morgan and the other underwriters named therein will receive a portion of such deferred underwriting commission. Blade has also engaged Credit Suisse as a financial advisor in connection with the Transactions and Credit Suisse will receive a fee upon completion of the Merger. Therefore, Deutsche Bank, Credit Suisse, Citigroup and J.P. Morgan have financial interests in the completion of the Merger.

•
Eric Affeldt and Edward Philip will become directors of the post-combination company after the closing of the Transactions. As such, in the future each may receive cash fees, stock options or stock awards that the post-combination board of directors determines to pay to its executive and non-executive directors.

•
Eric Affeldt holds economic interests in the Sponsor equivalent to 605,250 shares of EIC Class A common stock and 350,000 Private Placement Warrants. In addition, Rafael Pastor, Edward Philip and Brian Witherow hold economic interests in the Sponsor equivalent to 50,000 shares of EIC Class A common stock that are subject to forfeiture in the event their status as a director of EIC terminates for any reason prior to the date of consummation of the initial business combination. Charlie

Martin, Michael Mohapp and Martin Newburger are employed by an affiliate of KSL Capital Partners but did not receive any compensation for their services as an officer or director, as applicable, of EIC.
•
If EIC is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EIC for services rendered or contracted for or products sold to EIC. If EIC consummates a business combination, on the other hand, EIC will be liable for all such claims.

•
EIC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EIC’s behalf, such as identifying and investigating possible business targets and business combinations. There is no limit on the amount of expenses that may be reimbursed, however, to date, the aggregate amount of expenses reimbursed has been less than $0.1 million. If EIC fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, EIC may not be able to reimburse these expenses if the Transactions or another business combination are not completed within the completion window.

•
The continued indemnification of EIC’s current directors and officers and the continuation of directors’ and officers’ liability insurance.

•
EIC has entered into a PIPE Subscription Agreement with Steele ExpCo pursuant to which Steele ExpCo has committed to purchase 2,005,000 shares of EIC Class A common stock in the PIPE Investment for an aggregate commitment of $20,050,000. Steele ExpCo is the managing member of the Sponsor. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million.

•
If the Sponsor makes working capital loans to us, up to $1,500,000 of such loans may be converted into Working Capital Warrants. The terms of any such Working Capital Warrants are identical to the terms of EIC’s existing Private Placement Warrants held by the Sponsor. No such working capital loans by the Sponsor are expected to be outstanding as of the Closing.

•
In January 2021, Blade entered into an agreement with Ross Aviation, which is an affiliate of KSL Capital Partners, to launch air commuter service between the Westchester/Connecticut area and New York City and also both Blade and Ross Aviation agreed to work together to mutually develop plans for a vertiport in Westchester and to offer Blade services at Ross Aviation locations in Massachusetts and California.

•
Certain of Blade’s directors and executive officers are expected to become directors and/or executive officers of the post-combination company upon the closing of the Merger.

Name	Office
Robert S. Wiesenthal	Chief Executive Officer and Director
William A. Heyburn	Chief Financial Officer and Head of Corporate Development
Melissa M. Tomkiel	President and General Counsel
Brandon Keene	Chief Technology Officer
Sean Grennan	Chief Accounting Officer

•
Certain of Blade’s executive officers hold vested and unvested Blade Options. The Blade Board has approved the acceleration of all unvested Blade Options that were granted before December 14, 2020, in connection with the Merger; provided that, to the extent (if at all) necessary to avoid an excise tax under Code Section 4999 or lost deductibility under Code Section 280G, certain vesting will be subject to approval of Blade’s stockholders. The treatment of such Blade Options in connection with the Merger is described in “The Merger Agreement — Treatment of Blade Securities,” which description is incorporated by reference herein. The ownership of such Blade Options by its executive officers is set forth in the table below.

	As of September 30, 2020
	Vested Blade Options	Unvested Blade Options
Named Executive Officers
Robert S. Wiesenthal	5,317,049	1,807,051
William A. Heyburn	161,086	823,914
Melissa M. Tomkiel	768,238	981,762
All Other Executive Officers as a Group	580,209	319,791

•
Following the effective time of the Merger, the post-combination company will continue to offer the various employee benefit plans and health and welfare programs in place at Blade immediately prior to the consummation of the Merger, including medical, dental, vision, disability, life insurance, paid vacation, sick leave and holidays in which the named executive officers will be eligible to participate.

•
In connection with the execution of the Merger Agreement, certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements dated December 14, 2020, pursuant to which, among other things, such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Stock held by such Blade stockholders to adopt and approve the Merger Agreement within ten (10) business days after the registration statement on Form S-4 of which this proxy statement/prospectus/consent solicitation statement is a part is declared effective by the SEC. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock. The obligations of the Blade stockholders that are party to the Support Agreements apply whether or not the Merger or any other action described in the Support Agreements is recommended by the Blade board of directors or the Blade board of directors has withdrawn or modified its recommendation that Blade stockholders adopt the Merger Agreement and approve the Merger and the other Transactions. For additional information, see “Certain Other Agreements Related to the Transactions — Blade Stockholder Support Agreements.”

Recommendation of the Board
After careful consideration of the matters described above, the Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal, the Nasdaq proposal and the adjournment proposal, if presented, is fair to and in the best interests of EIC and its stockholders. The Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.
Board of Directors Following the Business Combination
Upon consummation of the Transactions, the Board anticipates each Class I director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2022 and each Class III director will have a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.
We are proposing Messrs. Philip and Zaslav to serve as the Class I directors, Messrs. Affeldt and Lerer to serve as Class II directors and Ms. Garvey, Mr. Wiesenthal and Ms. Lyne to serve as Class III directors. Mr. Affeldt is expected to serve as Chairman of the Board.
Please see the sections entitled “Proposal No. 5 — The Director Election Proposal” and for additional information.

Redemption Rights for EIC Stockholders
Pursuant to EIC’s current certificate of incorporation, a holder of public shares may demand that EIC redeem such shares for cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if, no later than 5:00 p.m. (New York City time) on May 3, 2021 (two (2) business days prior to the date of the special meeting), they:
(i)   submit a written request to EIC’s transfer agent that EIC redeem their public shares for cash,
(ii)   certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act), and
(iii)   deliver such public shares to EIC’s transfer agent (physically or electronically).
If the business combination is not completed, these shares will not be redeemed. If a holder of public shares properly demands redemption, regardless of whether such holder votes or votes “FOR” or “AGAINST” the business combination proposal, EIC will redeem each public share for a full pro rata portion of the funds held in the trust account, calculated as of two business days prior to the consummation of the business combination. As of March 17, 2021, the record date for the special meeting, this would amount to approximately $10.07 per share. If a holder of public shares exercises its redemption rights, then it will be exchanging its shares of EIC common stock for cash and will no longer own the shares.
Holders of units must elect to separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact EIC’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote “FOR” the business combination proposal.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.
The business combination will not be consummated if EIC has Net Tangible Assets of less than $5,000,001.
The Sponsor and EIC’s officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Transactions. Holders of EIC’s warrants will not have redemption rights with respect to such warrants.
Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $276.9 million, or $10.07 per share, as of March 17, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of EIC’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal.
Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal, including the business combination proposal, will have no impact on your right to exercise your redemption rights.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to 5:00 p.m. (New York City time) on May 3, 2021. If you deliver your shares for redemption to EIC’s transfer agent and later decide not to elect redemption, you may request that EIC’s transfer agent return the shares (physically or electronically). You may make such request by contacting EIC’s transfer agent at the address listed at the end of this section, and must do so prior to 5:00 p.m. (New York City time) on May 3, 2021.

Any corrected or changed proxy card must be received by EIC’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. Any demand for redemption of public shares must be received by EIC’s transfer agent no later than 5:00 p.m. (New York City time) on May 3, 2021, and no demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to 5:00 p.m. (New York City time) on May 3, 2021.
If demand is properly made as described above, then, if the business combination is consummated, EIC will redeem these shares for a pro rata portion of funds deposited in the trust account (which, for illustrative purposes, was approximately $276.9 million, or $10.07 per share, as of March 17, 2021, the record date for the special meeting). If you exercise your redemption rights, then you will be exchanging your shares of EIC Class A common stock for cash.
If the business combination is not approved or completed for any reason, then EIC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the funds held in the trust account. In such case, EIC will promptly return any shares delivered by public holders. Additionally, if EIC would be left with less than $5,000,001 of Net Tangible Assets, EIC will not be able to consummate the business combination.
The closing price of EIC Class A common stock on March 17, 2021, the record date for the special meeting, was $12.20 per share. The cash held in the trust account on such date was approximately $276.9 million (or $10.07 per public share). Prior to exercising redemption rights, stockholders should verify the market price of EIC Class A common stock as they may receive higher proceeds from the sale of their EIC Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. EIC cannot assure its stockholders that they will be able to sell their shares of EIC Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
Sources and Uses for the Business Combination
The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):
Sources		Uses
Equity issued to existing holders of Blade Stock and Blade Options(1)	$356.3	Blade Stock and Blade Options purchase price(1)	$356.3
Cash available in EIC trust account(2)	$275.0	Estimated fees, issuance and other expenses(4)	$32.0
PIPE Investment proceeds(3)	$125.0	Net cash to balance sheet(5)	$368.0
Total sources:	$756.3	Total uses:	$756.3

(1)
Assumes the issuance of 35,625,000 shares of EIC Class A common stock at a value of $10.00 per share, which assumes that the 9,559,804 shares of EIC Class A common stock underlying the EIC Options (calculated assuming all EIC Options are net exercised) are issued and outstanding as of the closing of the Merger.

(2)
Cash available in the EIC trust account (a) assumes no shares of EIC Class A common stock are redeemed in connection with the business combination and (b) excludes amounts in excess of $10.00 per share and estimated interest earned by the closing date of the Transactions and remaining operating cash, if any. As of December 31, 2020, the amount held in EIC’s trust account was $276.9 million, or approximately $10.07 per share.

(3)
Assumes the issuance of 12.5 million shares of EIC Class A common stock for aggregate gross proceeds of $125.0 million in connection with the PIPE Investment.

(4)
Includes $9.6 million in deferred underwriting fees and estimated fees and expenses related to the Transactions.

(5)
Assumes no shares of EIC Class A common stock are redeemed in connection with the business combination.

Material U.S. Federal Income Tax Consequences of the Business Combination
The following is a discussion of material U.S. federal income tax considerations (i) in connection with the Merger for holders of shares of Blade stock and (ii) for holders of shares of EIC common stock that elect to have their EIC common stock redeemed for cash if the business combination is completed. This discussion applies only to Blade stock or EIC common stock that is held as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to the a holders of Blade stock or EIC common stock in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to holders of Blade stock or EIC common stock that are subject to special treatment under the Code, such as:
•
financial institutions;

•
real estate investment trusts and regulated investment companies;

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partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•
tax-exempt organizations, pension funds or governmental organizations;

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brokers or dealers in securities or currencies;

•
individual retirement and other deferred accounts;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
U.S. expatriates and former citizens or former long-term residents of the United States;

•
“S corporations,” or other pass-through entities (and investors therein);

•
grantor trusts;

•
“passive foreign investment companies,” referred to as “PFICs,” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax; and

•
persons holding EIC common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

For purposes of this section, a “U.S. holder” is a beneficial owner of Blade stock or EIC common stock who or which is any of the following for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

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a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this section, a “Non-U.S. holder” is a beneficial owner of Blade stock or EIC common stock who or which is any of the following for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Blade stock or EIC common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, the partners in a partnership that holds Blade stock or EIC common stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion is based upon the Code, applicable Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (such as gift and estate taxes), are not addressed herein.
No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF A REDEMPTION OF YOUR EIC COMMON STOCK.
U.S. Federal Income Tax Consequences of the Merger to Holders of Blade Stock if the Merger Qualifies as a Reorganization
The parties intend for the Merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Neither Blade nor EIC has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Furthermore, the obligations of Blade and EIC to complete the Merger are not conditioned on the receipt of opinions from Simpson Thacher & Bartlett LLP (counsel to EIC) or Proskauer Rose LLP (counsel to Blade) or other U.S. tax counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the merger to you.
Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Blade stockholders will not recognize gain or loss upon the exchange of their Blade stock for EIC Class A common stock, except to the extent of cash received in lieu of a fractional share of Blade stock as described below. Blade stockholders will obtain a basis in the EIC Class A common stock they receive in the Merger equal to their basis in the Blade capital stock exchanged therefor, reduced by the amount of basis allocable to any fractional share of EIC Class A common stock. The holding period of the shares of EIC Class A common stock received by a Blade stockholder in the Merger will include the holding period of the shares of Blade stock surrendered in exchange therefor. A U.S. holder who receives cash in lieu of a fractional share of EIC Class A common stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share. Such gain or loss will be a long-term capital gain or loss if the U.S. holder’s holding period in the Blade stock surrendered in the Merger is greater than one year as of the date of the Closing. Under current law, the deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of Blade stock acquired by Blade stockholders at different times for different prices, such Blade stockholders must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Merger.
Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Blade stock. A “significant holder” is a holder of Blade stock that, immediately before the

Merger, owned at least 1% (by vote or value) of the outstanding Blade stock (or, in certain instances, Blade stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.
U.S. Federal Income Tax Consequences of the Merger to Holders of Blade Stock if the Merger Fails to Qualify as a Reorganization
If any requirement for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, a U.S. holder of Blade stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Blade stock surrendered in the Merger in an amount equal to the difference between (1) the fair market value of the Merger consideration received in exchange for such surrendered share upon completion of the Merger, and (2) the holder’s basis in the share of Blade stock surrendered. Gain or loss must be calculated separately for shares of Blade stock acquired by Blade stockholders at different times for different prices and exchanged by such U.S. holder in connection with the Merger. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Blade stock exceeds one year at the effective time. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of EIC Class A common stock received in the Merger would be equal to the fair market value thereof as of the effective time, and such U.S. holder’s holding period in those shares would begin on the day following the Merger.
If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, a Non-U.S. holder is not generally expected to be subject to U.S. federal income tax on any gain recognized as a result of the Merger unless any gain recognized in the Merger is treated as effectively connected with a trade or business in the United States. Any such gain will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
All holders of Blade stock are urged to consult their tax advisors with respect to the tax consequences of the Merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.
U.S. Federal Income Tax Consequences for EIC Stockholders Exercising Redemption Rights
In the event that a holder’s shares of EIC common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus/consent solicitation statement under the section entitled “Special Meeting of EIC Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of EIC common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of EIC common stock, a U.S. holder will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of EIC common stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of EIC common stock.” If the redemption does not qualify as a sale of shares of EIC common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.”
Whether a redemption of shares of EIC common stock qualifies for sale treatment will depend largely on the total number of shares of EIC common stock treated as held by the redeemed holder before and after the redemption relative to all shares of EIC common stock outstanding both before and after the redemption. The redemption of EIC common stock generally will be treated as a sale of EIC common stock (rather than as a corporate distribution) if the redemption: (i) is “substantially disproportionate” with respect to the holder; (ii) results in a “complete termination” of the holder’s interest in EIC; or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of EIC common stock actually owned by the holder, but also shares of EIC common stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option (including, for this purpose, the Public Warrants).
In order to meet the substantially disproportionate test, the percentage of EIC outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of EIC common stock must, among other requirements, be less than 80% of the percentage of EIC outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of EIC common stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of EIC common stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of EIC common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in EIC. Whether the redemption will result in a “meaningful reduction” in a holder’s proportionate interest in EIC will depend on the particular facts and circumstances.
However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of EIC common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — taxation of redemption treated as a distribution,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed EIC common stock will be added to the holder’s adjusted tax basis in its remaining stock, or possibly in other stock constructively owned by it.
A holder of EIC common stock should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. holders — taxation of redemption treated as a distribution
If the redemption of a U.S. holder’s shares of EIC common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for EIC Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from EIC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of EIC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in EIC common stock. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the EIC common stock and will be treated as described below under the section entitled “U.S. holders — taxation of redemption treated as a sale of EIC common stock.”
Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the EIC common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

U.S. holders — taxation of redemption treated as a sale of EIC common stock
If the redemption of a U.S. holder’s shares of EIC common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for EIC Stockholders Exercising Redemption Rights,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares of EIC common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the EIC common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the EIC common stock described in this proxy statement/prospectus/consent solicitation statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of EIC common stock (shares of EIC common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.
Non-U.S. holders — taxation of redemption treated as a distribution
If the redemption of a Non-U.S. holder’s shares of EIC common stock is treated as a distribution, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for EIC Stockholders Exercising Redemption Rights,” such a distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of EIC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Distributions in excess of EIC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the EIC common stock redeemed. Any remaining excess distribution will be treated as gain recognized on the sale or other taxable disposition of the EIC common stock and will be treated as described below under the section entitled “Non-U.S. holders — taxation of redemption treated as a sale of EIC common stock.”
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Non-U.S. holders — taxation of redemption treated as a sale of EIC common stock
If EIC’s redemption of a Non-U.S. holder’s shares of EIC common stock is treated as a sale, as discussed above under the section entitled “U.S. Federal Income Tax Consequences for EIC Stockholders Exercising Redemption Rights,” subject to the discussion of backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held EIC common stock, and, in the case where shares of EIC common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of EIC common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of EIC common stock.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on certain amounts of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale will be subject to tax at generally applicable U.S. federal income tax rates. In addition, unless EIC common stock is regularly traded on an established securities market, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. There can be no assurance that EIC common stock will be treated as regularly traded on an established securities market. However, EIC believes that they are not and have not been at any time since its formation a U.S. real property holding company and we do not expect to be a U.S. real property holding corporation immediately after the Merger is completed.
FATCA withholding taxes
Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) impose a 30% withholding tax on payments of dividends to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be able to obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Proposed U.S. Treasury regulations on which taxpayers may rely eliminate FATCA withholding on payments of gross proceeds from the sale or other disposition of securities on or after January 1, 2019. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply (i) to dividends received by U.S. holders of EIC common stock, and the proceeds received on the sale, exchange or redemption of EIC common stock effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations), (ii) to proceeds from the sale, exchange, redemption or other disposition of EIC common stock and (iii) in certain circumstances upon the exchange of Blade stock for EIC Class A common stock (for example, in the event that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on, amounts received in respect of their EIC common stock, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to EIC common stock and proceeds from the sale of other disposition of EIC common stock or, in certain circumstances, upon the exchange of Blade stock for EIC Class A common stock (for example, in the event that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code) received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THOSE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.
Anticipated Accounting Treatment
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, EIC will be treated as the “acquired” company for financial reporting purposes. This determination was based primarily on Blade having the ability to appoint a majority of the initial Board of the combined entity, Blade's senior management comprising the majority of the senior management of the combined company, and the ongoing operations of Blade comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Blade issuing shares for the net assets of EIC, accompanied by a recapitalization. The net assets of EIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Blade.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Based on Blade’s balance sheet as of September 30, 2020, which reflects total assets of $17.7 million, Blade would not satisfy the “size of person” test to make a filing under the HSR Act. EIC, Merger Sub and Blade have waived the requirements to make filings under the HSR Act under the Merger Agreement and the expiration or termination of the waiting period under the HSR Act as a condition to their obligations under the Merger Agreement for so long as Blade does not satisfy the “size of person” test under the HSR Act.
At any time before or after consummation of the Transactions, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither EIC nor Blade is aware of any material regulatory approvals or actions that are required for completion of the Transactions. It is presently contemplated that if any such regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENT
This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Merger and the Transactions.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying annexes and disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The parties do not believe that these schedules contain information that is material to an investment decision.
Structure of the Merger
On December 14, 2020, EIC and Merger Sub entered into the Merger Agreement with Blade, which provides for, among other things, the business combination between EIC and Blade, which will be effected by the merger of Merger Sub with and into Blade with Blade continuing as the surviving entity and a wholly-owned subsidiary of EIC (the “Surviving Company”). As a result of the Merger, all of the shares of Blade Common Stock and shares of Blade Preferred Stock (except for treasury shares), in each case, issued and outstanding as of immediately prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive a portion of the Merger Consideration pursuant to the terms of the Merger Agreement, and each Blade Option issued and outstanding as of immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and automatically converted into an EIC Option, in each case, as summarized below.
Merger Consideration
Pursuant to the Merger Agreement, the aggregate Merger Consideration to be paid in the Merger to the Blade stockholders will be paid in 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised) at a reference price of $10.00 per share of EIC Class A common stock (the “Reference Price”) (and cash in lieu of any fractional shares).
If, after the date of the Merger Agreement and prior to the effective time of the Merger, EIC undergoes a change in its capitalization (such as a stock split, share dividend or recapitalization affecting the EIC Class A Common Stock), the Merger Agreement provides for an equitable adjustment in the number of shares of EIC Class A common stock comprising the Merger Consideration.
Treatment of Blade Securities
At the effective time of the Merger:
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Each outstanding share of Blade Common Stock that is outstanding as of immediately prior to the effective time of the Merger (other than treasury stock) will be cancelled and automatically converted into the right to receive a number of shares of EIC Class A Common Stock equal to the quotient of (i) (A) the sum of $356,250,000 plus the aggregate exercise prices of all in the money Blade Options outstanding as of immediately prior to the effective time of the Merger divided by (B) the fully-diluted common stock of Blade (as calculated pursuant to the Merger Agreement and including the aggregate number of shares of Blade Common Stock issuable upon the conversion of Blade Preferred Stock and the aggregate number of Blade Common Stock issuable upon the exercise of the in the money Blade Options) divided by (ii) the Reference Price (the “Closing Per Share Stock Consideration”).

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Each outstanding share of Blade Preferred Stock that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive a number of shares of EIC Class A Common Stock equal to the Closing Per Share Stock Consideration multiplied by the number of shares of Blade Common Stock issuable upon the conversion of each such share of Blade Preferred Stock.

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Each Blade Option that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be assumed by EIC and automatically converted into an EIC Option to purchase a number of shares of EIC Class A Common Stock equal to the product of (1) the number of shares of Blade Common Stock that were issuable upon exercise of such Blade Option immediately prior to the effective time multiplied by (2) the Closing Per Share Stock Consideration (rounded down to the nearest whole number of shares of EIC Class A Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of EIC Class A Common Stock equal to the quotient obtained by dividing the exercise price per share of Blade Common Stock under such Blade Option immediately prior to the effective time of the Merger by the Closing Per Share Stock Consideration (as defined in the Merger Agreement) (rounded up to the nearest whole cent).

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Each Blade Restricted Share that is outstanding immediately prior to the effective time of the Merger will be assumed and automatically converted into the right to receive the Closing Per Share Stock Consideration. Such Closing Per Share Stock Consideration will be subject to the same vesting restrictions as in effect immediately prior to the effective time of the Merger (such restrictions are set forth in the applicable award agreement and plan document).

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Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will no longer be outstanding and will be converted into one share of common stock of the Surviving Company.

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Each treasury stock of Blade will be cancelled and retired for no consideration.

In connection with the Transactions and pursuant to Blade’s current certificate of incorporation,the holders of Blade Preferred Stock representing a majority of the shares of Blade Preferred Stock currently outstanding on an as-converted basis have submitted a written request to Blade for the automatic conversion of each share of Blade Preferred Stock into fully-paid, non-assessable shares of Blade Common Stock at the effective conversion rate for such shares on the Closing Date, effective immediately prior to the closing of the Transactions and contingent on the actual occurrence of the closing of the Transactions.
Closing and Effective Time of the Merger
We expect the Closing of the Merger to occur no later than two business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing of the Merger.” The Merger will become effective upon filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as specified in the certificate of merger (the “effective time of the merger”).
At the Closing, EIC will deliver the Merger Consideration to an exchange agent as appointed by EIC pursuant to the Merger Agreement for the account and benefit of the Blade stockholders.
Transaction Expenses
If the Merger and the Closing occurs, EIC and the Surviving Company will pay all transaction expenses of EIC and Blade to the entities to whom such transaction expenses are payable.
Conditions to Closing of the Merger
The Merger Agreement sets forth the various conditions that must be satisfied or waived prior to consummation of the Merger. The parties cannot provide assurance as to when or if all of the conditions to the Merger will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus/consent solicitation statement, the parties have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions
The respective obligations of EIC and Merger Sub, on the one hand, and Blade, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver in writing by all the parties to the extent legally permitted), at or prior to the Closing, of certain conditions, including principally the following:
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No governmental authority shall have enacted, issued, promulgated, enforced or entered any order that is in effect and has the effect of making the Transactions illegal, or otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following the completion thereof.

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EIC shall have received the requisite EIC stockholder approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal contemplated by this proxy statement/prospectus/consent solicitation statement.

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Blade shall have received the requisite Blade stockholder approval in respect of the adoption of the Merger Agreement and the approval of the Merger and the Transactions.

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The applicable waiting period and any extensions for requisite filings of EIC and Blade under the HSR Act shall have expired or been terminated. As of the date of this proxy statement/prospectus/consent solicitation statement, the parties have waived this mutual condition for so long as Blade does not satisfy the “size of person” test under the HSR Act.

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The registration statement of which this proxy statement/prospectus/consent solicitation statement forms a part shall have become effective and no stop-order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the shares constituting the Merger Consideration shall have been approved for listing on NASDAQ or NYSE (or such other nationally recognized stock exchange to which Blade has consented to in writing), subject to official notice of issuance.

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EIC shall have at least $5,000,001 of Net Tangible Assets.

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Taking into account the PIPE Investment and after giving effect to exercises by holders of EIC Class A common stock of their redemption right in accordance with the EIC existing charter, immediately prior to Closing and without giving effect to any of the other Transactions (and without deducting transaction expenses that are to be paid at or after Closing), EIC shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents.

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EIC’s certificate of incorporation shall be amended and restated in the form attached hereto as Annex F.

Conditions to EIC and Merger Sub’s Obligations
The obligations of EIC and Merger Sub to consummate the merger are subject to the satisfaction (or waiver in writing by EIC), at or prior to the Closing, of certain conditions, including principally the following:
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(1) Each of Blade’s representations and warranties that relate to corporate organization, qualification to do business, subsidiaries, authorization, capitalization and brokers’ fees (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein), shall be true and correct in all but de minimis respects, in each case, as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of the specified date) and (2) each of Blade’s other representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined in the Merger Agreement and as described in the below subsection titled “Material Adverse Effect”).

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Blade shall have performed or complied in all material respects with all covenants that Blade is required to perform or comply with under the Merger Agreement on or prior to the Closing Date.

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Since the date of the Merger Agreement, no Material Adverse Effect shall have occurred and be continuing.

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Blade shall have delivered to EIC a certificate signed by an officer of Blade, dated the Closing Date, declaring that certain conditions required by the Merger Agreement have been fulfilled.

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Blade shall have delivered to EIC the irrevocable written consent of (i) Blade stockholders that hold a majority of the issued and outstanding Blade Common Stock and Blade Preferred Stock (on an as-converted-to-Blade Common Stock basis), voting as a single class, and (ii) Blade Preferred Stockholders that hold a majority of the issued and outstanding Blade Preferred Stock voting as a separate class, which shall be in full force and effect.

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The Investor Rights Agreement shall be in full force and effect and not have been terminated or repudiated by the parties thereto (other than EIC or the Sponsor).

Conditions to Blade’s Obligations
The obligations of Blade to consummate the merger are subject to the satisfaction (or waiver in writing by Blade), at or prior to the Closing, of certain conditions, including principally the following:
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(1) Each of EIC’s and Merger Sub’s representations and warranties that relate to corporate organization, qualification to do business, subsidiaries, authorization, capitalization and brokers’ fees (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case, as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of the specified date) and (2) each of EIC’s and Merger Sub’s other representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect (as defined in the subsection entitled “— Acquiror Material Adverse Effect”).

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EIC and Merger Sub shall have performed or complied in all material respects with all covenants that each of EIC and Merger Sub is respectively required to perform or comply with under the Merger Agreement on or prior to the Closing Date.

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Since the date of the Merger Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing.

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EIC shall have delivered to Blade a certificate signed by an officer of EIC, dated the Closing Date, declaring that certain conditions required by the Merger Agreement have been fulfilled.

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The Sponsor Letter Agreement shall be in full force and effect and not have been terminated or repudiated by EIC or the Sponsor.

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The Investor Rights Agreement shall be in full force and effect and not have been terminated or repudiated by EIC or the Sponsor.

Material Adverse Effect
Under the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of Blade and its subsidiaries, taken as a whole, or (b) the ability of Blade to consummate the Transactions on a timely basis; provided, however, that, in case of clause (a), “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of the Merger Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which Blade and subsidiaries operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), (vi) any failure of Blade and its subsidiaries to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by the Merger Agreement or any action taken (or not taken) with the written consent of EIC or the Sponsor; or (viii) the public announcement, pendency or completion of the Transactions including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, partners, providers and employees (provided that this clause (viii) shall not apply to any representations or warranty of Blade that relate to authorization, no conflict and third party consents or approval and consent of governmental authorities); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on Blade and its subsidiaries compared to other participants in the industries in which Blade conducts the Blade business.
Acquiror Material Adverse Effect
Under the Merger Agreement, an “Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of EIC or Merger Sub, taken as a whole, or (b) the ability of EIC or Merger Sub to consummate the Transactions on a timely basis; provided, that, in the case of clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of the Merger Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which EIC or Merger Sub operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures); (vi) any failure of EIC or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by the Merger Agreement or any action taken (or not taken) with the written consent of Blade; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty of EIC and Merger Sub that related to authorization or no conflict and third party consents); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on EIC or Merger Sub as compared to other similarly situated companies.
Representations and Warranties
Under the Merger Agreement, Blade made customary representations and warranties, including those relating to: organization and qualification, subsidiaries, authority and board approval, no conflict, consents, capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, intellectual property, software and information technology, material contracts, employee benefit matters, labor matters, taxes, brokers’ fees, insurance, real property and condition of tangible assets, environmental matters, absence of certain changes or events, transactions with related parties, internal controls, compliance with permits, privacy and data security, information supplied and no ownership of equity in EIC.
Under the Merger Agreement, EIC and Merger Sub made customary representations and warranties, including those relating to: organization and qualification, subsidiaries, authority and board approval, no conflict, consents, capitalization, litigation, compliance with laws, SEC filings and financial statements, Nasdaq listing, reporting, representations relating to not being an investment company, transactions with related parties, the trust account, taxes, title to property, subscription agreements for the PIPE Investment, brokers’ fees, information supplied, business activities, application of takeover protections, Merger Consideration and absence of employees.
Covenants of the Parties
Conduct of Business Prior to the Merger
Blade has agreed that from the date of the Merger Agreement until the earlier of the Closing and termination of the Merger Agreement, subject to certain exceptions (including in response to an emergency or urgent condition or conditions arising from COVID-19) or unless EIC provides its prior written consent, Blade will and will cause its subsidiaries to use commercially reasonable efforts to operate the business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other persons having a material business relationship with Blade or its subsidiaries. Additionally, subject to certain exceptions or unless EIC provides its prior written consent, Blade will not, and will not cause its subsidiaries to, among other things, amend, modify or change its organizational documents, split, combine, recapitalize or reclassify any shares of its capital stock (or other equity security), issue, sell or otherwise dispose of any equity security or grant of any options, warrants or other rights to purchase or obtain any equity security other than issuances of Blade common stock upon the valid exercise of Blade Options, make any dividends or distributions, make any material change in its cash management practices or of its methods of accounting and accounting practice (except as required by U.S. GAAP, securities laws and regulations or PCAOB standards), make any material adverse change to its privacy policy or security policy (except as required by applicable law), incur, assume or guarantee any indebtedness in excess of certain monetary thresholds, make any transfer or disposition of any tangible or intangible asset in excess of certain monetary thresholds, make any capital investment or loan to any person not in the ordinary course of business in excess of certain monetary thresholds, transfer, assign or grant any exclusive license or exclusive sublicense of material rights under or with respect to any material owned intellectual property, enter into or change any material contract or intellectual property agreements (other than in accordance with the terms of such material contract or consistent with past practice), incur capital expenditures in excess of certain monetary thresholds, impose any material lien or encumbrances upon any of its properties, stock or assets, adopt, modify or terminate any employee benefit plan, accelerate any compensation or benefit to, grant any severance or termination payments or benefits to, enter into new employment contracts with or begin an adverse employment action in respect to certain management employees, establish, adopt, amend, modify or terminate any collective bargaining agreement, grant any loan to its stockholders or officers (or, to the knowledge of Blade, any affiliate or family member thereof) other than advances to employees made in the ordinary course of business consistent with past practice, enter into, modify or terminate any material transaction, agreement or arrangement with its stockholders or officers (or, to the knowledge of Blade, any affiliate or family member thereof) other than advances to employees made in the ordinary course of business consistent with past practice, entry into a new line of business that is unrelated to the current business, adopt any merger, consolidation, reorganization, liquidation or dissolution (other than the Merger), purchase, lease or otherwise acquire the right to own, use or lease any property or assets in excess of certain monetary thresholds, acquire any business or any division thereof by merger or consolidation, purchase of a substantial portion of the assets or stock or otherwise, change or rescind any tax election, pay, discharge, compromise, waiver, release, assign or settle certain material rights and pending or threatened actions, enter into, renew, modify or amend any agreements with Blade affiliates, voluntarily fail to maintain insurance coverage under terms no less favorable than as currently maintained, take any action that could reasonably be expected to prevent the Transactions from qualifying for the intended tax treatment or authorize, commit or agree to do any of the foregoing.
EIC and Merger Sub have agreed that from the date of the Merger Agreement until the earlier of the Closing and termination of the Merger Agreement, subject to certain exceptions or unless Blade provides its prior written consent, they will operate in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other persons having a material business relationship with EIC or Merger Sub. Additionally, subject to certain exceptions or unless Blade provides its prior written consent, EIC and Merger Sub will not, among other things, amend, modify or change any of its organizational documents (except that EIC’s certificate of incorporation shall be amended and restated in the form attached hereto as Annex F), split, combine, recapitalize or reclassify any shares of its capital stock (or other equity security), issue, sell or otherwise dispose of any equity security (other than upon valid exercise of outstanding warrants) or grant, redeem or amend any options, warrants or other rights to purchase or obtain any equity security other than as contemplated by the PIPE Investment, make any dividends or distributions other than as contemplated in connection with the redemption of EIC Class A common stock as part of the Merger and as required by the EIC organizational documents, make any material change in its methods of accounting and accounting practice (except as required by GAAP, securities laws and regulations or PCAOB standards), incur, assume or guarantee any indebtedness, make any capital investment or loan to any person or entity, enter into acceleration, termination, waiver of any right, cancellation or modification of material contracts, impose any material lien or encumbrances upon any of its properties, stock or assets, grant any loan to its stockholders or officers, grant any bonuses or material increases in compensation or benefits to any current or former officers, directors or employees or make certain modifications to the terms of employment for any employee, adopt, accept liability under, modify or terminate any employee benefit plan (other than the Incentive Plan attached hereto as Annex E), begin an adverse employment action in respect to any officer or employee, adopt any merger, consolidation, reorganization, liquidation or dissolution (other than the Merger), change or rescind any tax election, take any action that could reasonably be expected to prevent the Transactions from qualifying for the intended tax treatment, enter into, renew, modify or amend any contract with the Sponsor or a controlled affiliate thereof, amend, modify or terminate any PIPE Subscription Agreement in relation to the PIPE Investment other than in accordance with its terms or authorize, commit or agree to do any of the foregoing.
Additional Blade Covenants
The Merger Agreement contains additional customary covenants of Blade, including covenants relating to: the granting of access to information; seeking approval of the Merger Agreement from the Blade stockholders; no acquisition of any EIC common stock, delivery of information necessary for the proxy statement/prospectus/consent solicitation statement or other filings; and delivery of updated financial information.
Additional EIC Covenants
The Merger Agreement contains additional customary covenants of EIC, including covenants relating to: obtaining a “tail” officers’ and directors’ liability insurance policy for EIC’ officers and directors and Blade’ officers and directors, obtaining officers’ and directors’ liability insurance policy for the Surviving Company’s officers and directors; preparation, filing and distribution of this proxy statement/prospectus/consent solicitation statement; the stockholders’ meeting; the Trust Account, the PIPE Investment and the related PIPE Subscription Agreements, the Incentive Plan; maintaining EIC’ public listing; and adopting amended and restated bylaws as established in the Merger Agreement, adopting board resolutions to cause acquisitions of the Surviving Company common stock pursuant to the Merger by director or officers of the Surviving Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Additional Mutual Covenants
The Merger Agreement contains additional customary mutual covenants of the parties relating to, among other things, the preparation and filing of any submissions under the HSR Act (which condition has been waived for so long as Blade does not satisfy the “size of person” test under the HSR Act); the procurement of approvals from governmental authorities necessary for the consummation of the Transactions; responding to inquiries from and corresponding with governmental authorities; the procurement of applicable third party consents; no solicitation of alternative acquisition proposals; public announcements with respect to the Merger and the Transactions; the satisfaction of the conditions to Closing; certain tax matters; and the filing of a Form 8-K and issuance of a press release relating to the Closing and related transactions.
Termination
The Merger Agreement may be terminated at any time prior to the Closing:
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By mutual written consent of EIC and Blade;

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By either EIC or Blade if:

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Closing has not occurred on or before July 31, 2021 (the “Outside Date”), provided that the right to terminate the Merger Agreement if the Closing has not occurred on or before the Outside Date shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

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a governmental authority enacts, issues, promulgates, enforces or enters any law that has become final and non-appealable, and which permanently restrains, enjoins or prohibits the Transactions.

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By EIC or Blade, if the requisite EIC stockholder approval of the proposals contemplated by the Merger Agreement, including adoption of the Merger Agreement and approval of the Merger, is not obtained by the Outside Date.

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By EIC if:

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at any time on or after the date that EIC receives, and notifies Blade of EIC’s receipt of, SEC approval and effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus/consent solicitation statement forms a part, if Blade has not delivered to EIC the written consent of the requisite Blade stockholders approving the Merger and the Merger Agreement within ten business days following the effectiveness of the registration statement; or

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Blade has not delivered the financial statements as of and for the fiscal year ended September 30, 2020 and September 30, 2019 audited in accordance with the auditing standards of the PCAOB to EIC for inclusion in the registration statement on or before January 25, 2021.

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By Blade or EIC, if the requisite Blade stockholder approval of the Transactions, including the Merger Agreement and the Merger, is not obtained by the Outside Date.

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By EIC if neither it nor Merger Sub is in material breach of their obligations under the Merger Agreement and if (i) at any time any of the representations and warranties of Blade or its subsidiaries contained in the Merger Agreement become untrue or inaccurate such that conditions to Closing in respect thereof cannot be satisfied; or (ii) there has been a breach on the part of Blade or its subsidiaries of any of its covenants or agreements contained in the Merger Agreement such that conditions to Closing in respect thereof could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within 30 days after written notice thereof to Blade and (y) two business days prior to the Outside Date.

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By Blade, if neither it nor any of its subsidiaries is in material breach of its obligations under the Merger Agreement and if (i) at any time any of the representations and warranties of EIC and Merger Sub contained in the Merger Agreement become untrue or inaccurate such that conditions to closing in respect thereof could not be satisfied; or (ii) there has been a breach on the part of EIC and Merger Sub of any of their covenants or agreements contained in the Merger Agreement such that conditions to closing in respect thereof could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within 30 days after written notice thereof to EIC and (y) two business days prior to the Outside Date.

Effect of Termination
If the Merger Agreement is terminated, all further obligations and liabilities of the parties under the Merger Agreement will terminate and become void and of no force and effect, except that the rights and obligations in the Merger Agreement relating to the waiver of claims against the trust account, termination, and survival, notices, annexes, exhibits and schedules (to the extent they are incorporated in and made a part of the Merger Agreement), expenses, governing law, jurisdiction, assignment, successors and assigns, no third party rights, counterparts, titles and headings, entire agreement, severability, specific performance, waiver of jury trial, amendments, legal representation, no recourse, and waiver will survive the termination of the Merger Agreement; provided, that such termination will have no effect on any liability of any party for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination. There is no termination fee associated with such termination in accordance with the terms of the Merger Agreement.
Fees and Expenses
Except as otherwise provided in the Merger Agreement, each party to the Merger Agreement must pay its own expenses incident to the Merger Agreement and the Transactions; provided that if the Merger and Closing occurs, EIC and the Surviving Company will pay all transaction expenses per the terms of the Merger Agreement.
Amendments
The Merger Agreement may be amended at any time prior to the effective time of the Merger by an instrument in writing signed on behalf of EIC, Merger Sub and Blade; provided, however, that after the Merger Agreement is approved by EIC stockholders as contemplated by this proxy statement/prospectus/consent solicitation statement, no amendment or waiver is permitted that, pursuant to applicable law, would require further approval of EIC stockholders unless such approval is obtained and that after the Merger Agreement is approved by Blade stockholders as contemplated by this proxy statement/prospectus/consent solicitation statement, no amendment or waiver is permitted that, pursuant to applicable law, would require further approval of Blade stockholders unless such approval is obtained.
Tax Consequences
For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and the Merger Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code.
For a description of the material U.S. federal income tax consequences of the Merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Business Combination.”
Survival and Indemnification
The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties and covenants contained in the Merger Agreement, which representations, warranties and covenants will not survive the Closing (see the subsection entitled “— Effect of Termination” above). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants that require performance in whole or in part after the Closing. The Merger Agreement does not limit any party’s liability for such party’s fraud.
Trust Account Waiver
Blade and its subsidiaries have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with EIC and will not seek recourse against the Trust Account for any reason whatsoever; provided that the waiver does not apply to funds of EIC held outside of the Trust Account or for claims for specific performance.

Additional Agreements
See “Certain Other Agreements Relating to the Transactions.”
Directors’ and Officers’ Insurance
EIC will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy for individuals that serve as directors and officers of EIC and Blade prior to the effective time of the Merger.

CERTAIN OTHER AGREEMENTS RELATING TO THE TRANSACTIONS
This section describes the material provisions of the Sponsor Letter Agreement, Support Agreements, Investor Rights Agreement and the PIPE Subscription Agreements, but does not purport to describe all of the terms therein. The following summary is qualified in its entirety by reference to the complete text of each agreement, a copy of each of which is attached hereto as Annex B, C, D and H, respectively, which is incorporated herein by reference. Stockholders and other interested parties are urged to read each agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is a legal document that governs certain aspects of the Transactions.
Sponsor Letter Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Letter Agreement with EIC, Blade and KSL Advisors, LLC that amended and restated the prior letter agreement in its entirety with respect to the Sponsor, and pursuant to which the Sponsor has agreed, among other things, (a) to appear at the EIC special meeting or otherwise cause its shares to be counted as present for the purpose of establishing quorum; (b) to vote (or execute a written consent), or cause to be voted (or consent to be granted) at such special meeting in person, or by proxy, in favor of the Merger and the adoption of the Merger Agreement and the Transactions; and (c) to vote (or execute a written consent) or cause to be voted (or consent to be granted) at such special meeting in person, or by proxy, against any alternative business combination or any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of EIC under the Merger Agreement or the Sponsor under the Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement, prior to the valid termination of the Merger Agreement, the Sponsor is subject to certain non-solicitation restrictions restricting the Sponsor and its affiliates from, among other things, soliciting, discussing or entering into agreements for alternative business combinations.
The Sponsor also agreed, subject to the Investor Rights Agreement and subject to certain exceptions, not to transfer any Founder Shares (or any shares of EIC Class A common stock issuable upon conversion thereof) or any Private Placement Warrants (or any shares of EIC Class A common stock issuable upon exercise thereof) until the earlier of (a) 180 days after the completion of the Merger or (b) such future date following the completion of the Merger on which EIC completes a liquidation, merger, share exchange, reorganization or similar transaction that results in all of EIC’s stockholders having the right to exchange their shares of EIC Class A common stock for cash, securities or other property (the “Lock-up Period”).
The Sponsor Letter Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Period or (b) the liquidation of Blade. In the event of a valid termination of the Merger Agreement, the Sponsor Letter Agreement shall be of no force and effect and shall revert to the prior letter agreement.
Blade Stockholder Support Agreements
In connection with the execution of the Merger Agreement, certain Blade stockholders that collectively hold 58.83% of the issued and outstanding shares of Blade Preferred Stock and 56.36% of the issued and outstanding shares of Blade Stock delivered Support Agreements dated December 14, 2020, pursuant to which, among other things, such Blade stockholders agreed to irrevocably and unconditionally execute a written consent in respect of such shares of Blade Preferred Stock and Blade Common Stock held by such Blade stockholders to adopt and approve the Merger Agreement within ten business days after the registration statement on Form S-4 of which this proxy statement/prospectus/consent solicitation statement is a part is declared effective by the SEC. The directors and executive officers of Blade and their affiliates, collectively hold 47.2% of the issued and outstanding shares of Blade Preferred Stock and 56.7% of the issued and outstanding shares of Blade Stock.
Investor Rights Agreement
In connection with the execution of the Merger Agreement, EIC entered into the Investor Rights Agreement with the Sponsor and certain stockholders of Blade, including Robert Wiesenthal and other executive officers of Blade. The Investor Rights Agreement will become effective upon the closing of the Transactions.

Pursuant to the Investor Rights Agreement, the Board will nominate a number of individuals designated by the Sponsor for election as its directors at any meeting of its stockholders (each a “Sponsor Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Sponsor Directors serving as directors of EIC will be equal to: (a) if the Sponsor (or its permitted transferees) continues to beneficially own at least 50% of the shares of EIC Class A common stock beneficially owned by the Sponsor at the closing of the Merger (in each case, including the shares of EIC Class A common stock issuable upon exercise of the Private Placement Warrants and upon conversion of the Founder Shares), two directors, and (b) if the Sponsor (or its permitted transferees) continues to beneficially own at least 25% (but less than 50%) of the shares of EIC Class A common stock beneficially owned by the Sponsor at the closing of the Merger (in each case, including the shares of EIC Class A common stock issuable upon exercise of the Private Placement Warrants and upon conversion of the Founder Shares), one director. EIC also agrees to take all actions (to the extent such actions are not prohibited by applicable law and within EIC’s control) to cause the chief executive officer of EIC to serve as a director of the Board.
Pursuant to the Investor Rights Agreement, certain parties agreed with EIC, subject to certain exceptions, not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock or certain warrants to purchase shares of EIC Class A common stock or warrants to purchase shares of EIC Class A common stock they receive in connection with the Transactions or otherwise beneficially own as of the closing of the Merger for the following time periods after the closing date of the Merger: (a) in the case of ColPE Blade Investor, LLC and Just Blade, LLC, one year, and (b) in the case of all other Blade stockholders party to the Investor Rights Agreement, 180 days. Additionally, following certain underwritten offerings of EIC’s equity securities, such parties will also agree to a customary market stand off period not to exceed 90 days.
Pursuant to the Investor Rights Agreement, EIC agrees to provide to each of the Sponsor and Robert Wiesenthal “demand” registration rights and to provide to certain other parties customary “piggyback” registration rights on registered offerings of equity securities of EIC and certain other registration rights, subject to customary cut-back provisions. The Investor Rights Agreement also provides that EIC will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Pursuant to the Investor Rights Agreement, EIC will file a shelf registration statement within 45 days following the closing of the Merger in respect of the equity securities held by certain parties to the Investor Rights Agreement and will use reasonable best efforts to maintain or, in the event it ceases to be effective, replace such shelf registration statement until such parties have sold all eligible equity securities of EIC beneficially owned by such parties as of the closing of the Merger.
PIPE Subscription Agreements
Concurrently with the execution and delivery of the Merger Agreement, EIC entered into the PIPE Subscription Agreements with respect to the PIPE Investment. Pursuant to the PIPE Subscription Agreements, certain accredited investors, including an affiliate of the Sponsor, have committed to purchase 12,500,000 shares of EIC Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000. The closing of the PIPE Investment is conditioned on all conditions set forth in the Merger Agreement having been satisfied or waived and other customary closing conditions, and will be consummated concurrently with the closing of the Merger. As part of the PIPE Investment, Steele ExpCo has committed to purchase 2,005,000 shares of EIC Class A common stock for $20,050,000. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million.
Lockup Agreements
Pursuant to certain Lockup Agreements (the “Lockup Agreements”), certain stockholders have agreed that they will not, during the period beginning on the closing date and continuing to and including the date that is six months after the closing date (the “Lock-Up Period”) (unless terminated earlier by mutual consent of the parties), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the post-combination company, or any options or warrants to purchase any shares of the common stock of the post-combination company, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the post-combination company, or any interest in any of the foregoing (in each case, subject to certain exceptions set forth in the Lockup Agreements). The Lockup Agreements will become effective upon the consummation of the Merger.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
EIC’s stockholders are being asked to approve the business combination with Blade described in this proxy statement/prospectus/consent solicitation statement, including (a) adopting the Merger Agreement and (b) approving the Transactions described in this proxy statement/prospectus/consent solicitation statement. The discussion in this proxy statement/prospectus/consent solicitation statement of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A hereto.
You should read carefully this proxy statement/prospectus/consent solicitation statement in its entirety for more detailed information concerning the Merger Agreement. Please see the section entitled “The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement.
We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.
Vote Required
The approval of the business combination proposal will require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting and broker-non votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if EIC has less than $5,000,001 of Net Tangible Assets.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal do not receive the requisite vote for approval, or the consent of the requisite Blade stockholders is not received, we will not consummate the Transactions.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE EIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL
Overview
EIC stockholders are also being asked to adopt the second amended and restated certificate of incorporation in the form attached hereto as Annex F, which, in the judgment of the Board, is necessary to adequately address the needs of EIC following the consummation of the Transactions.
The following is a summary of the key changes effected by the second amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the second amended and restated certificate of incorporation, a copy of which is included as Annex F:
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change the purpose of EIC to “any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware”;

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increase the total number of authorized shares of all classes of our capital stock from 111,000,000 shares to 402,000,000 shares, which would consist of (A) increasing the authorized (i) EIC Class A common stock from 100,000,000 shares to 400,000,000 shares and (ii) preferred stock from 1,000,000 shares to 2,000,000 shares, and (B) eliminating EIC’s Class B common stock;

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delete the prior provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

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provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the second amended and restated certificate of incorporation) are not subject to the doctrine of corporate opportunity;

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provide that EIC will not be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL; and

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to make conforming and other technical changes to effect the changes summarized above and otherwise address the needs of EIC following the consummation of the Transactions.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Transactions. The Board’s reasons for proposing each of these amendments to the certificate of incorporation are set forth below.
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Amending Article II to provide that the purpose of EIC is “to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.” The Board believes this change is appropriate to remove language applicable to a blank check company.

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Amending Article IV to increase our total number of authorized shares of capital stock. The amendment provides for the issuance of 48,125,000 shares of EIC Class A common stock necessary to consummate the Transactions including, without limitation, the PIPE Investment, and also provides shares of EIC Class A common stock to reserve for issuance upon exercise of the EIC Options and necessary to allow future equity awards to be made under the Incentive Plan after the closing of the Transactions, as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of EIC without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

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Amending Article IV, including by eliminating the provisions relating to the EIC Class B common stock, and deleting the prior Article IX to eliminate provisions specific to our status as a blank check company. These revisions are desirable because they will serve no purpose following the Transactions.

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Amending the prior Article IX to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as EIC or any of its subsidiaries. The Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.
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Amending Article X to cause EIC to not to be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL. The Board has elected to opt out of Section 203, but the Board believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of EIC. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the Board. The Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of EIC without paying a fair premium to all stockholders. Thus, the Board has determined that the provisions included in Article X are in the best interests of EIC and it stockholders.

Vote Required
If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting.
The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of EIC common stock on the record date. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal. Abstentions and broker-non-votes will count as a vote “AGAINST” the charter proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq proposal do not receive the requisite vote for approval, or the consent of the requisite Blade stockholders is not received, we will not consummate the business combination.
Recommendation of the Board
THE BOARD RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL
Overview
EIC stockholders are also being asked to vote on the governance provisions referred to below, which are included in the second amended and restated certificate of incorporation. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
In the judgment of the Board, these provisions are necessary to adequately address the needs of EIC and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, EIC intends that the second amended and restated certificate of incorporation in the form set forth on Annex F will take effect at consummation of the business combination, assuming adoption of the charter proposal.
Proposal No. 3A: Election Not to be Governed by Section 203 of the DGCL
Description of Amendment
The additional amendment would cause EIC to not to be governed by Section 203 of the DGCL and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL.
Reasons for the Amendment
The amendment is intended to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.
EIC will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board and at least 66 2/3 % of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Under Section 203, this amendment will become effective twelve months following the filing of the second amended and restated certificate of incorporation.
The Board has elected to opt out of Section 203, but the Board believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203 that also provide the Board additional flexibility to approve and exempt a transaction from these protections than exists under the default provisions of Section 203. These provisions will encourage any potential acquiror to negotiate with the Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of EIC. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the Board. The Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of EIC without paying a fair premium to all stockholders. Thus, the Board has determined that the provisions included in Article X (DGCL Section 203 and Business Combinations) are in the best interests of EIC and its stockholders.

Proposal No. 3B: Change in Authorized Shares
Description of Amendment
The amendment would increase our total number of authorized shares of all classes of capital stock from 111,000,000 shares to 402,000,000 shares, which would consist of (i) increasing the authorized EIC Class A common stock from 100,000,000 shares to 400,000,000 shares, (ii) increasing EIC’s authorized preferred stock from 1,000,000 to 2,000,000 shares and (iii) eliminating the EIC Class B common stock.
Reasons for the Amendment
The amendment provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, and also provides shares of EIC Class A common stock to reserve for issuance upon exercise of the EIC Options and necessary to allow future equity awards to be made under the Incentive Plan after the closing of the Transactions, as well as flexibility for future issuances of common stock determined by the Board to be in the best interests of EIC without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Proposal No. 3C: Corporate Opportunity
Description of Amendment
The amendment provides that certain transactions are not “corporate opportunities” and that each of the Sponsor and each member of the Board who is not an employee of EIC and their respective affiliates and the investment funds affiliated with them and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of EIC (each, an “Identified Person”) are not subject to the doctrine of corporate opportunity.
Reasons for Amendment
The amendment is intended to provide that certain transactions are not “corporate opportunities” and that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as EIC or any of its subsidiaries. The prior Article X provided that the doctrine of corporate opportunity would not apply to EIC or any of its officers or directors prior to EIC’s initial business combination. The Board believes that this change is appropriate because none of the Sponsor, EIC’s non-employee directors and each of their respective affiliates should be restricted from investing in or operating similar businesses because the Sponsor would, and certain non-employee directors may, be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.
Vote Required
The approval of the governance proposal will require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the governance proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the governance proposal.
As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on EIC or the Board. Accordingly, regardless of the outcome of the non-binding advisory vote, EIC intends that the proposed second amended and restated certificate of incorporation, in the form set forth on Annex F and containing the provisions noted above, will take effect at consummation of the business combination, assuming adoption of the charter proposal.

Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL
Overview
The Board of directors approved and adopted the Experience Investment Corp. 2021 Omnibus Incentive Plan, or the “Incentive Plan,” which will be adopted by EIC effective as of the Closing, subject to the approval of EIC stockholders. The Board is seeking stockholder approval of the Incentive Plan in order (i) for incentive stock options to meet the requirements of the Code and (ii) to comply with the Nasdaq listing requirements. The Incentive Plan will reserve 8,250,000 shares of EIC Class A common stock for issuance pursuant to grants made under the Incentive Plan. The Board believes that the approval of the Incentive Plan by the EIC stockholders will benefit the compensation structure and strategy of EIC. EIC’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and the Board has concluded that this would be enhanced by the ability to make grants under the Incentive Plan. In addition, the Board believes that the interests of EIC and EIC’s stockholders will be advanced if EIC can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in EIC.
Set forth below is a summary of the material terms of the Incentive Plan, as such terms will be modified to reflect the Merger. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached as Annex E hereto. We urge the EIC stockholders to read the entire Incentive Plan carefully before voting on this proposal.
If approved by the EIC stockholders, the Incentive Plan will become effective upon the closing of the Merger.
Material Terms of the Incentive Plan
Purpose.   The purpose of the Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our shares of EIC Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.
Eligibility.   Eligible participants are any (i) individual employed by EIC or any of its subsidiaries and affiliates, collectively referred to as the “Company Group,” except that no employee covered by a collective bargaining agreement will be eligible to receive awards under the Incentive Plan unless and to the extent that such eligibility is set forth in such collective bargaining agreement or a related agreement; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an award agreement or who has received written notification from the Committee (as defined below) or its designee that they have been selected to participate in the Incentive Plan. As of the date of this proxy statement/prospectus/consent solicitation statement, there were approximately 40 such persons eligible to participate in the programs to be approved under the Incentive Plan.
Administration.   The Incentive Plan will be administered by the compensation committee of the Board or a subcommittee of such compensation committee to which it has properly delegated power, if no such committee or subcommittee exists, our Board (such administering body and its authorized designee(s), referred to in this description of the Incentive Plan, the “Committee”). Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Incentive Plan. The Committee is authorized to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of EIC Class A common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of EIC Class A common stock, other securities, other awards or other property, or cancelled, forfeited or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of EIC Class A common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Incentive Plan and any instrument or agreement relating to, or award granted under, the Incentive Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee may deem appropriate for the proper administration of the Incentive Plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Incentive Plan. Unless otherwise expressly provided in the Incentive Plan, all designations, determinations, interpretations and other decisions under or with respect to the Incentive Plan or any award or any documents evidencing awards granted pursuant to the Incentive Plan are within the sole discretion of the Committee, may be made at any time, and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award and any of our stockholders.
Awards Subject to the Incentive Plan.   The Incentive Plan provides that the total number of shares of EIC Class A common stock that may be issued under the Incentive Plan is 8,250,000, or the “Absolute Share Limit,” except that the Absolute Share Limit will be increased (A) on the first day of each fiscal year after the fiscal year in which the closing of the Merger occurs in an amount equal to the least of (x) 4,125,000 shares of EIC Class A common stock, (y) 5.0% of the total number of shares of EIC Class A common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of EIC Class A common stock as determined by our Board and (B) for any shares of EIC Class A common stock underlying awards outstanding under the Fly Blade, Inc. 2015 Equity Incentive Plan, or the “2015 Plan,” that, on or after the closing date of the Merger, expire or are cancelled, forfeited, terminated, or otherwise are not issued (e.g., due to settlement in cash). The maximum number of shares of EIC Class A common stock for which incentive stock options may be granted is equal to the Absolute Share Limit. Except for Substitute Awards (as described below), to the extent that an award (or an award under the 2015 Plan) expires or is cancelled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the participant of the full number of shares of EIC Class A common stock to which the award (or an award under the 2015 Plan) related, the unissued shares will again be available for grant under the Incentive Plan. Shares of EIC Class A common stock withheld in payment of the exercise price, or taxes relating to an award (or an award under the 2015 Plan), and shares equal to the number of shares surrendered in payment of any exercise price, or taxes relating to an award, shall be deemed to constitute shares not issued; except that such shares will not become available for issuance if either: (i) the applicable shares are withheld or surrendered following the termination of the Incentive Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Incentive Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the EIC Class A common stock is listed. No award may be granted under the Incentive Plan after the tenth anniversary of the closing date of the Merger, but awards granted before then may extend beyond that date. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by EIC or with which EIC combines, or Substitute Awards, and such Substitute Awards will not be counted against the Absolute Share Limit, except that Substitute Awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above.
Grants.   All awards granted under the Incentive Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions. For purposes of this proxy statement/prospectus/consent solicitation statement, “Performance Conditions” means specific levels of performance of any member of the Company Group (and/or one or more of its divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), adjusted net income after capital charges or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA) or earnings before taxes, interest, depreciation, amortization and restructuring costs (EBITDAR); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee satisfaction, employment practices and employee benefits or employee retention; (xxiii) supervision of litigation and information technology; (xxiv) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, divestitures of subsidiaries and/or other affiliates or joint ventures, other monetization or liquidity events relating to subsidiaries, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxv) comparisons of continuing operations to other operations; (xxvi) market share; (xxvii) cost of capital, debt leverage, year-end cash position, book value, book value per share, tangible book value, tangible book value per share, cash book value or cash book value per share; (xxviii) strategic objectives; or (xxix) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the applicable member of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Options.   Under the Incentive Plan, the Committee may grant nonqualified stock options and incentive stock options with terms and conditions determined by the Committee that are not inconsistent with the Incentive Plan; except that all stock options granted under the Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of a share of EIC Class A common stock underlying such options on the date such options are granted (other than options that are Substitute Awards), and all options that are intended to qualify as “incentive stock options” must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as “incentive stock options,” and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for options granted under the Incentive Plan will be ten years from the initial date of grant, or with respect to any options intended to qualify as “incentive stock options,” such shorter period as prescribed by Section 422 of the Code. However, if a nonqualified stock option would expire at a time when trading of the shares of the EIC Class A common stock is prohibited by EIC’s insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the shares of EIC Class A common stock as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash, check, cash equivalent and/or shares of EIC Class A common stock valued at the fair market value at the time the option is exercised, except that such shares of EIC Class A common stock are not subject to any pledge or other security interest and have been held by the participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP) or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation: (a) in other property having a fair market value on the date of exercise equal to the exercise price, (b) if there is a public market for the EIC Class A common stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which EIC delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of EIC Class A common stock otherwise issuable upon the exercise of the option and to deliver promptly to EIC an amount equal to the exercise price or (c) a “net exercise” procedure effected by withholding the minimum number of shares of EIC Class A common stock otherwise issuable in respect of an option that is needed to pay the exercise price. Any fractional shares of EIC Class A common stock shall be settled in cash.

Stock Appreciation Rights.   The Committee may grant stock appreciation rights, or SARs, under the Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Incentive Plan. The Committee may award SARs in tandem with or independent of any option. Generally, each SAR will entitle the participant upon exercise to an amount (in cash, shares of EIC Class A common stock or a combination of cash and shares, as determined by the Committee) equal to the product of (i) the excess of (a) the fair market value on the exercise date of one share of EIC Class A common stock over (b) the strike price per share of EIC Class A common stock covered by the SAR, times (ii) the number of shares of EIC Class A common stock covered by the SAR, less any taxes that are statutorily required to be withheld. The strike price per share of EIC Class A common stock covered by a SAR will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of EIC Class A common stock on the date the SAR is granted (other than in the case of SARs granted in substitution of previously granted awards).
Restricted Stock and Restricted Stock Units.   The Committee may grant restricted stock awards for shares of EIC Class A common stock or restricted stock units, or RSUs representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of EIC Class A common stock for each RSU, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted stock, subject to the other provisions of the Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted stock, including, without limitation, the right to vote such restricted shares of EIC Class A common stock.
Other Equity-Based Awards and Other Cash-Based Awards.   The Committee may grant other equity-based or cash-based awards under the Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with the Incentive Plan.
Effect of Certain Events on the Incentive Plan and Awards.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of EIC Class A common stock, other of EIC’s securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of EIC Class A common stock, or other securities, issuance of warrants or other rights to acquire shares of EIC Class A common stock or other of EIC’s securities, or other similar corporate transaction or event that affects the EIC Class A common stock (including a change in control, as defined in the Incentive Plan); or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (a) the Absolute Share Limit, or any other limit applicable under the Incentive Plan with respect to the number of awards which may be granted under the Incentive Plan; (b) the number of other shares of EIC Class A common stock or other of EIC’s securities (or number and kind of other securities or other property) that may be issued in respect of awards or with respect to which awards may be granted under the Incentive Plan; and (c) the terms of any outstanding award, including, without limitation, (x) the number of shares of EIC Class A common stock or other of EIC’s securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; (y) the exercise price or strike price with respect to any award; or (z) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the FASB ASC Topic 718 (or any successor pronouncement thereto)), the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (i) substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event (and any such award not so exercised will terminate upon the occurrence of such event); and (ii) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including, without limitation, any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of EIC Class A common stock received or to be received by other holders of EIC Class A common stock in such event), including, without limitation, in the case of options and SARs, a cash payment equal to the excess, if any, of the fair market value of the shares of EIC Class A common stock subject to the option or SAR over the aggregate exercise price or strike price thereof, or, in the case of restricted shares of EIC Class A common stock, RSUs, or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation of the underlying shares in respect thereof.
Amendment and Termination.   Our Board may amend, alter, suspend, discontinue or terminate the Incentive Plan or any portion thereof at any time, except that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities that may be issued under the Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Incentive Plan; provided further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect a participant’s or any holder’s or beneficiary’s rights under any outstanding award will not to that extent be effective without such individual’s consent.
The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination); provided that, except as otherwise permitted in the Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided further, that without stockholder approval, except as otherwise permitted in the Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR; (ii) the Committee may not cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or SAR; and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which EIC’s securities are listed or quoted.
Dividends and Dividend Equivalents.   The Committee in its sole discretion may provide as part of an award dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion. Any dividends payable in respect of restricted stock awards that remain subject to vesting conditions will be retained by EIC and delivered to the participant within 15 days following the date on which such restrictions on such restricted stock awards lapse and, if such restricted stock is forfeited, the participant will have no right to such dividends. Dividends attributable to RSUs shall be distributed to the participant in cash or, in the sole discretion of the Committee, in shares of EIC Class A common stock having a fair market value equal to the amount of such dividends, upon the settlement of the RSUs and, if such RSUs are forfeited, the participant will have no right to such dividends.
Clawback/Repayment.   All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board or the Committee and as in effect from time to time and (ii) applicable law. Unless otherwise determined by the Committee, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay EIC any such excess amount.
Detrimental Activity.   If a participant has engaged in any detrimental activity, as defined in the Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion and to the extent permitted by applicable law, provide for one or more of the following: (i) cancellation of any or all of such participant’s outstanding awards or (ii) forfeiture and repayment to EIC on any gain realized on the vesting, exercise or settlement of any awards previously granted to such participant.

Tax Consequences.   The following is a brief summary of the principal U.S. federal income tax consequences of transactions under the Incentive Plan based on current U.S. federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.
Nonqualified Stock Options.   No taxable income is realized by a participant upon the grant of a stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of EIC Class A common stock for which the option is exercised over the aggregate option exercise price. Income and payroll taxes are required to be withheld by the participant’s employer (and the employee must pay his or her share of payroll taxes) on the amount of ordinary income resulting to the participant from the exercise of a stock option. The amount recognized as income by the participant is generally deductible by the participant’s employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code. The participant’s tax basis in shares of EIC Class A common stock acquired by exercise of a stock option will be equal to the exercise price plus the amount taxable as ordinary income to the participant.
Upon a sale of the EIC Class A common stock received by the participant upon exercise of the stock option, any gain or loss will generally be treated for U.S. federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that share. The participant’s holding period for shares acquired upon the exercise of a stock option begins on the date of exercise of that stock option.
Incentive Stock Options.   No taxable income is realized by a participant upon the grant or exercise of an incentive stock option; except that the exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. If shares of EIC Class A common stock are issued to a participant after the exercise of an incentive stock option and if no disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then:
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upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain; and

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the applicable member of the Company Group will be allowed no deduction.

If shares of EIC Class A common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition,” and generally:
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the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price; and

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the applicable member of the Company Group will be entitled to deduct that amount.

Any other gain realized by the participant on that disposition will be taxed as short-term or long-term capital gain and will not result in any deduction to us. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option. Subject to some exceptions for disability or death, an incentive stock option generally will not be eligible for the U.S. federal income tax treatment described above if it is exercised more than three months following a termination of employment.
Stock Appreciation Rights.   Upon the exercise of a SAR, the participant will recognize compensation income in an amount equal to the cash received plus the fair market value of any shares of EIC Class A common stock received from the exercise. The participant’s tax basis in the shares of EIC Class A common stock received on exercise of the SAR will be equal to the compensation income recognized with respect to the shares. The participant’s holding period for shares acquired upon the exercise of a SAR begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares. Upon the exercise of a

SAR, the participant’s employer will generally be entitled to a deduction in the amount of the compensation income recognized by the participant, subject to the requirements of Section 162(m) of the Code, if applicable.
Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.   Restricted shares of EIC Class A common stock that are subject to a substantial risk of forfeiture generally result in income recognition by the participant (and a corresponding withholding obligation) in an amount equal to the excess of the fair market value of the shares over the purchase price, if any, of the restricted stock at the time the restrictions lapse. However, if permitted by the Company, a recipient of restricted stock may make an election under Section 83(b) of the Code to instead be taxed on the excess of the fair market value of the shares granted, measured at the time of grant and determined without regard to any applicable risk of forfeiture or transfer restrictions, over the purchase price, if any, of such restricted stock. A participant who has been granted shares of EIC Class A common stock that are not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income (subject to corresponding withholding) in an amount equal to the fair market value of the shares at the time of grant. A recipient of RSUs, performance awards or other stock-based awards (other than restricted stock) will generally recognize ordinary income at the time that the award is settled in an amount equal to the cash and/or fair market value of the shares of EIC Class A common stock received at settlement. In each of these cases, the applicable member of the Company Group will have a corresponding tax deduction at the same time the participant recognizes such income, subject to the limitations of Section 162(m) of the Code, if applicable.
New Plan Benefits
As of the date of this proxy statement/prospectus/consent solicitation statement, no awards (including options) have been granted under the Incentive Plan. Awards (including options) under the Incentive Plan may be made at the discretion of the Committee, and any awards (including options) that may be made and any benefits and amounts that may be received or allocated under the Incentive Plan in the future are not determinable at this time. As such, we have omitted the New Plan Benefits table and the number of stock options that may be received under the Incentive Plan in the future.
Registration with the SEC
EIC will file a Registration Statement on Form S-8 with the SEC with respect to the shares of EIC Class A common stock to be offered and sold pursuant to the Incentive Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing Date.
Vote Required
The approval of the incentive plan proposal will require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the incentive plan proposal.
Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq proposal do not receive the requisite vote for approval, or the consent of the requisite Blade stockholders is not received, we will not consummate the business combination.
Recommendation of the Board
THE BOARD RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the business combination proposal, the Nasdaq proposal, the incentive plan proposal and the charter proposal are approved at the special meeting, we are requesting that stockholders approve and adopt a proposal to elect seven (7) directors to the Board, effective immediately upon the Closing, with each Class I director having a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director having a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2022 and each Class III director having a term that expires immediately following EIC’s annual meeting of stockholders for the calendar year ended December 31, 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.
We are proposing Messrs. Philip and Zaslav to serve as the Class I directors, Messrs. Affeldt and Lerer to serve as Class II directors and Ms. Garvey, Mr. Wiesenthal and Ms. Lyne to serve as Class III directors. Mr. Affeldt is expected to serve as Chairman of the Board.
For more information on the experience of Eric Affeldt, Jane Garvey, Kenneth Lerer, Susan Lyne, Edward Philip, Robert Wiesenthal and David Zaslav, please see the section entitled “Management After the Business Combination.”
Vote Required
If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the director election proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the director election proposal.
Consummation of the business combination is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Board
THE BOARD RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL
Overview
Assuming the business combination proposal is approved, the aggregate consideration to be paid in the Merger to the Blade stockholders will consist of 35,625,000 shares of EIC Class A common stock (which amount assumes all of the EIC Options are net exercised) at a reference price of $10.00 per share of EIC Class A common stock, pursuant to the Merger Agreement. We refer to such shares of EIC Class A common stock as the “Merger Consideration.”
Additionally, in connection with the business combination, EIC entered into the PIPE Subscription Agreements, pursuant to which EIC has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from EIC 12,500,000 shares of EIC Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $125,000,000. The PIPE Investment is conditioned upon, among other conditions, and will be consummated concurrently with, the Closing. We refer to the shares of EIC Class A common stock to be issued in the PIPE Investment as the “PIPE Shares.”
As contemplated by the incentive plan proposal, we intend to reserve 8,250,000 shares of EIC Class A common stock for grants of awards under the Incentive Plan. For more information on the incentive plan proposal, please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal.”
The terms of the Merger Consideration, the PIPE Investment and the Incentive Plan are complex and only briefly summarized above.
For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto and the form of the Investor Rights Agreement, which is attached as Annex B hereto. A copy of the form of the Incentive Plan is attached as Annex E hereto. A copy of the form of the PIPE Subscription Agreement is attached as Annex H hereto. The discussion herein is qualified in its entirety by reference to such documents.
Why EIC Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Rules 5635(a), (b) and (d). Under Nasdaq Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Merger Consideration and the PIPE Shares will exceed 20% or more of our outstanding common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the Transactions.
Under Nasdaq Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration and/or the PIPE Shares in connection with the Transactions will result in a “change of control” of EIC.
Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of EIC Class A common stock will be issued in exchange for all of the equity interests of Blade, the deemed issuance price of the shares of EIC Class A common stock may be less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the EIC Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement. If the business combination proposal is approved, the issuance of the shares of EIC Class A common stock will exceed 20% of the shares of EIC common stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the EIC Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement, the Nasdaq Rules may require that EIC obtain stockholder approval of the issuance of the shares of EIC Class A common stock in connection with the consummation of the Transactions.
In addition, because the shares of EIC Class A common stock issued in connection with the PIPE Investment (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the EIC Class A common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of the outstanding shares of EIC common stock and more than 20% of outstanding voting power of EIC common stock prior to such issuance, EIC is required to obtain stockholder approval of such issuance pursuant to Nasdaq Rule 5635(d).
It is anticipated that, upon completion of the Transactions: (a) EIC’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 33.3% in the post-combination company; (b) the PIPE Investors (other than the Sponsor and its affiliates) will own approximately 12.7% of the post-combination company; (c) the Sponsor (and its affiliates) will own approximately 10.8% of the post-combination company; and (d) current holders of Blade Stock and Blade Options will collectively own approximately 43.2% of the post-combination company (excluding shares purchased by current Blade stockholders in the PIPE Investment). These levels of ownership interest: (i) exclude the impact of the shares of EIC Class A common stock underlying the warrants and those reserved for issuance under the Incentive Plan and (ii) assume that no public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account and that 35,625,000 shares of EIC Class A common stock are issued as Merger Consideration and are outstanding as of the closing of the Merger (which assumes all EIC Options have been exercised and the payment of the exercise price for such EIC Options is net settled).
For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the Transactions, including, without limitation, the issuance of the Merger Consideration and the PIPE Shares.
Vote Required
The approval of the Nasdaq proposal will require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the Nasdaq proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the Nasdaq proposal.
Consummation of the Transactions is conditioned on the approval of each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal. It is important for you to note that in the event that the business combination proposal, the charter proposal, the incentive plan proposal or the Nasdaq proposal do not receive the requisite vote for approval, we will not consummate the business combination.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL
The adjournment proposal allows the Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the director election proposal or the Nasdaq proposal.
In no event will EIC solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, EIC and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “The Merger — Interests of Certain Persons in the Business Combination.”
In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, EIC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.
Vote Required
The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, an EIC stockholder’s failure to vote by proxy or to vote at the special meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT EIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

EIC’S SELECTED HISTORICAL FINANCIAL INFORMATION
EIC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Transactions.
EIC’s balance sheet data as of December 31, 2020 and 2019 and statement of operations data for the year ended December 31, 2020 and the period from May 24, 2019 (inception) through December 31, 2019 are derived from EIC’s audited financial statements, included elsewhere in this proxy statement/prospectus/consent solicitation statement.
The information is only a summary and should be read in conjunction with EIC’s financial statements and related notes and “Information About EIC” and “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus/consent solicitation statement are not indicative of the future performance of EIC.
Statement of Operations Data:	Year Ended December 31, 2020	Period from May 24, 2019 (inception) through December 31, 2019
	(in thousands, except share and per share data)
Formation and operating costs	$678	$268
Loss from operations	(678)	(268)
Other income:
Interest on marketable securities held in Trust Account	1,017	1,262
Income before income taxes	338	993
Benefit (provision) for income taxes	(210)	(209)
Net income	$128	$785
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	26,160,492	26,187,830
Basic and diluted net income per share, common stock subject to possible redemption	$0.02	$0.03
Basic and diluted weighted average shares outstanding, common stock	8,214,508	7,170,375
Basic and diluted net loss per common share, common stock	$(0.05)	$(0.01)
	As of December 31,
Balance Sheet Data:	2020	2019
	(in thousands, except share data)
Cash and cash equivalents	$846	$1,306
Marketable securities held in trust account	$276,943	$276,262
Total assets	$277,839	$277,692
Total liabilities	$10,016	$9,996
Class A common stock subject to possible redemption, 26,136,620 and 26,180,927 shares at redemption value as of December 31, 2020 and December 31, 2019, respectively	$262,824	$262,696

BLADE’S SELECTED HISTORICAL FINANCIAL INFORMATION
The following tables present selected historical consolidated financial information of Blade for the periods presented. The consolidated statement of operations data for the three months ended December 31, 2019 and 2020 and the years ended September 30, 2019 and 2020 and the balance sheet data as of December 31, 2020, September 30, 2019 and 2020 have been derived from Blade’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus/consent solicitation statement.
You should read the selected financial data presented below in conjunction with “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Blade’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus/consent solicitation statement. Historical operating results are not necessarily indicative of future operating results.
	For the Three Months Ended December 31,		Year Ended September 30,
Statement of Operations Data:	2020	2019	2020	2019
	(unaudited)	(unaudited)
	(in thousands, except share and per share data)
Revenue	$7,986	$5,223	$23,434	$31,196
Operating expenses
Cost of revenue	6,322	5,757	21,107	26,497
Software development	186	230	861	751
General and administrative	3,411	3,008	9,292	10,476
Selling and marketing	435	1,032	2,533	5,013
Total operating expenses	10,354	10,027	33,793	42,737
Loss from operations	(2,368)	(4,804)	(10,359)	(11,541)
Other non-operating income (expense)
Interest income	7	91	200	718
Interest expense	—	—	(1)	(15)
Total other income	7	91	199	703
Net loss	$(2,361)	$(4,713)	$(10,160)	$(10,838)
Weighted average shares outstanding, basic and diluted(1)	12,616,039	12,508,608	12,512,567	12,409,010
Basic and diluted net loss per common share(2)	$(0.19)	$(0.38)	$(0.81)	$(0.87)
	As of December 31 2020	As of September 30,
Balance Sheet Data:		2020	2019
	(unaudited)
	(in thousands)
Total assets	$18,332	$17,715	$26,619
Total liabilities	$8,336	$6,635	$5,884
Total stockholders’ equity	$9,996	$11,080	$20,735

(1)
Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 13,391,751 and 11,754,833 shares of common stock as of December 31, 2020 and 2019, respectively, and 22,116,811 and 22,116,811 shares of Convertible Preferred Stock as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive. Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 10,040,803 and 7,793,765 shares of common stock as of September 30, 2020 and 2019, respectively, and 22,116,811 shares of Convertible Preferred Stock as of September 30, 2020 and 2019, because their inclusion would have been anti-dilutive.
(2)
Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of EIC and Blade adjusted to give effect to the business combination and the other events contemplated by the Transactions. Unless otherwise indicated or the context otherwise requires, references to the “Combined Entity” refer to EIC and its consolidated subsidiaries after giving effect to the Transactions. Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Introduction
The unaudited pro forma condensed combined balance sheet as of December 31, 2020, combines the historical audited condensed balance sheet of EIC as of December 31, 2020, with the historical unaudited consolidated balance sheet of Blade as of December 31, 2020, giving effect to the Transactions, as summarized below, as if they had been consummated on December 31, 2020.
EIC and Blade have different fiscal years. EIC’s fiscal year ends on December 31, whereas Blade’s fiscal year ends on September 30. As the fiscal year end of the Combined Entity will be September 30, the unaudited pro forma condensed combined financial information has been prepared using September 30 as the fiscal year end. The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2020 combines the historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Blade for the three months ended December 31, 2020. The historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 was derived by subtracting the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020 from the historical audited statement of operations of EIC for the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2020 combines the unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 with the historical audited consolidated statement of operations of Blade for the fiscal year ended September 30, 2020. The unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 was derived by adding the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020, and the historical audited statement of operations for EIC for the period from May 24, 2019 (inception) through December 31, 2019, and subtracting the historical unaudited condensed statement of operations of EIC for the period from May 24, 2019 (inception) through September 30, 2019. The unaudited pro forma condensed combined statements of operations of the Combined Entity for the three months ended December 31, 2020 and twelve months ended September 30, 2020 are presented on a pro forma basis as if the Transactions, as summarized below, had been consummated on October 1, 2019.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements, the accompanying notes and other specified information, which are included elsewhere in this proxy statement/prospectus/consent solicitation statement:
•
The historical audited financial statements and the related notes of EIC as of and for the fiscal year ended December 31, 2020, the historical unaudited condensed financial statements and the related notes of EIC as of and for the three and nine months ended September 30, 2020 and for the three months ended September 30, 2019 and for the period from May 24, 2019 (inception) through September 30, 2019, and the historical audited financial statements of EIC as of December 31, 2019 and for the period from May 24, 2019 (inception) through December 31, 2019;

•
the historical unaudited condensed consolidated financial statements and the related notes of Blade as of and for the three months ended December 31, 2020, and the historical audited consolidated financial statements and the related notes of Blade as of and for the fiscal year ended September 30, 2020; and

•
other information relating to EIC and Blade included in this proxy statement/prospectus/consent solicitation statement, including the description of the Merger, the terms of the Merger Agreement and the terms of the other agreements relating to the Transactions set forth under the sections titled “The Merger,” “The Merger Agreement” and “Certain Other Agreements Relating to the Transactions,” respectively.
The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies been combined as of the dates presented. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had Blade and EIC been combined as of the dates presented or the future results that the Combined Entity will experience. EIC and Blade have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between Blade and EIC.
The unaudited pro forma condensed combined financial information should also be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, EIC’s and Blade’s unaudited and audited financial statements and related notes, “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus/consent solicitation statement.
Description of the Merger
On December 14, 2020, EIC, entered into the Merger Agreement, providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity and wholly-owned subsidiary of EIC.
Pursuant to EIC’s current certificate of incorporation, EIC’s public stockholders may demand that EIC redeem all or a portion of their public shares of EIC Class A common stock for cash upon the completion of the Merger at a per share price equal to a full pro rata portion of the funds held in the trust account calculated as of two business days prior to the consummation of the Merger. As of March 17, 2021, the record date for the special meeting, this would amount to approximately $10.07 per share.
Upon consummation of the Merger:
(a)
each share of Blade Common Stock that is issued and outstanding as of immediately prior to the effective time of the Merger (other than treasury stock) will be cancelled and automatically converted into the right to receive a number of shares of EIC Class A common stock equal to the quotient of (i) (A) the sum of $356,250,000 plus the aggregate exercise prices of all in the money Blade Options outstanding as of immediately prior to the effective time of the Merger divided by (B) the fully-diluted number of shares of Blade Common Stock (as calculated pursuant to the Merger Agreement and including the aggregate number of shares of Blade Common Stock issuable upon the conversion of Blade Preferred Stock and the aggregate number of Blade Common Stock issuable upon the exercise of the in the money Blade Options (the “Closing Per Share Exchange Amount”) divided by (ii) the Reference Price of $10.00 per share (rounded down to the nearest whole number of shares of EIC Class A common stock, with no cash being payable for any fractional share eliminated by such rounding) (the “Closing Per Share Stock Consideration”).

(b)
each share of Blade Preferred Stock that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and automatically converted into the right to receive a number of shares of EIC Class A common stock equal to the Closing Per Share Stock Consideration multiplied by the number of shares of Blade Common Stock issuable upon the conversion of such share of Blade Preferred Stock; and

(c)
each Blade Option that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be assumed by EIC and automatically converted into an EIC Option to purchase a number of shares of EIC Class A common stock equal to the product of (1) the number of shares of Blade Common Stock that were issuable upon exercise of such Blade Option immediately prior to the effective time of the Merger multiplied by (2) the Closing Per Share Stock Consideration (rounded down to the nearest whole number of shares of EIC Class A common stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of EIC Class A common stock equal to the quotient obtained by dividing the exercise price per share of Blade Common Stock under such Blade Option immediately prior to the effective time of the Merger by the Closing Per Share Stock Consideration (rounded up to the nearest whole cent).

For purposes of the unaudited pro forma condensed combined financial information presented below, we have assumed that an aggregate of 35,625,000 shares of EIC Class A common stock will be issued in connection with the closing of the Merger, consisting of (a) 26,074,271 shares of EIC Class A common stock issued in exchange for outstanding shares of Blade Common Stock and Blade Preferred Stock and (b) 9,550,690 shares of EIC Class A common stock were issued upon the exercise of EIC Options at a weighted average exercise price of $0.19 per share (which EIC Options were issued pursuant to the adoption and conversion of Blade Options to purchase an aggregate of 13,391,751 shares of Blade Common Stock at a weighted average exercise price of $0.14 per share) and assuming that the payment of the exercise price for such EIC Options was net settled. Options granted under the 2015 Plan vest over a period of time determined by Blade’s board of directors, subject to the option holder’s continuous service through each applicable vesting date. Consummation of the Merger will not automatically cause the vesting of options under the 2015 Plan but the Blade Board approved that vesting of all options outstanding under the 2015 Plan that were granted before December 14, 2020 and are held by current employees or other service providers will be accelerated upon the Merger; provided that, to the extent (if at all) necessary to avoid an excise tax under Code Section 4999 or lost deductibility under Code Section 280G, certain vesting will be subject to approval of Blade’s stockholders. As a result, the shares of EIC Class A common stock underlying the EIC Options will be considered issued and outstanding as of the closing of the Merger for purposes of the unaudited pro forma condensed combined financial information presented below.
Accounting for the Transactions
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, EIC will be treated as the “acquired” company for financial reporting purposes. This determination was based primarily on Blade having the ability to appoint a majority of the initial Board of the Combined Entity, Blade’s senior management comprising the senior management of the Combined Entity, and Blade’s operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Blade with the Transactions treated as the equivalent of Blade issuing stock for the net assets of EIC, accompanied by a recapitalization. The net assets of EIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Blade in future reports of the Combined Entity.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Entity upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described above and in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Transactions are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Entity following the completion of the Transactions. The unaudited pro forma adjustments represent Blade management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined financial information contained herein assumes that the EIC stockholders approve each of the business combination proposal, the charter proposal, the incentive plan proposal and the Nasdaq proposal and that the consent of the requisite Blade stockholders is received. Pursuant to EIC’s current certificate of incorporation, EIC’s public stockholders may elect to redeem their public shares for cash even if they approve the business combination proposal. EIC cannot predict how many of its public stockholders will exercise their right to redeem their public shares of EIC Class A common stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Transactions, as follows:
•
Assuming No Redemptions:   this scenario assumes that no EIC public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account; and

•
Assuming Maximum Redemptions:   this scenario assumes that EIC public stockholders holding 27.5 million of EIC’s public shares (i.e., all of EIC’s public shares) exercise their redemption rights and that such shares are redeemed for their pro rata share (assuming $10.00 per share) of the funds in EIC’s trust account for aggregate redemption proceeds of $275.0 million. Under the Merger Agreement, the consummation of the Transactions is conditioned upon, among other things, (1) immediately prior to Closing and without giving effect to any of the other Transactions, EIC having, on a consolidated basis, at least $100,000,000 in cash and cash equivalents and (2) immediately following Closing and after giving effect to all of the other Transactions (including the payment of expenses related to the Transactions that are to be paid at or after Closing), EIC having at least $5,000,001 of Net Tangible Assets. This scenario gives effect to the maximum number of redemptions that meet these conditions.

The following summarizes the pro forma EIC Class A common stock issued and outstanding immediately after consummation of the Transactions, presented under the two redemption scenarios:
	Pro Forma Combined
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares (millions)	Percentage(1)	Shares (millions)	Percentage(1)
EIC’s public stockholders (other than the PIPE Investors)	27.5	33.3%	—	—%
PIPE Investors (other than the Sponsor and its affiliates)	10.5	12.7%	10.5	19.1%
Sponsor (and its affiliates)	8.9	10.8%	8.9	16.1%
Current holders of Blade Stock and Blade Options(2)	35.6	43.2%	35.6	64.8%
Total EIC Class A common stock outstanding	82.5	100.0%	55.0	100.0%

(1)
Reflects the shares of EIC Class A common stock underlying the EIC Options as issued and outstanding as of the closing of the Merger. The number of shares issued assumes that the payment of the exercise price for such EIC Options is net settled.

(2)
Certain Blade stockholders have committed to purchase an aggregate of 210,000 shares of EIC Class A common stock in the PIPE Investment. Those shares are excluded from the ownership amounts for current holders of Blade Stock and Blade Options.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued by EIC as such securities are not exercisable until 30 days after the Closing.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
Other Events in connection with the Transactions
Other events that are contemplated to take place in connection with the Transactions are summarized below:
•
the PIPE Investment was funded in full and 12,500,000 shares of EIC Class A common stock at a purchase price of $10.00 per share were issued, of which 2,005,000 shares will be purchased by Steele ExpCo;

•
the estimated transaction costs of approximately $32.0 million to be incurred with the Transactions are capitalized. These costs relate to $1.4 million of deferred recapitalization costs incurred by Blade, $9.6 million of deferred underwriting fees and offering costs previously incurred by EIC, and approximately $21.0 million of legal, PIPE Investment, and other fees which are direct and incremental to the Transactions and are adjusted against additional paid in capital;

•
no Working Capital Warrants are issued;

•
all 6,875,000 outstanding shares of EIC Class B common stock were converted to shares of EIC Class A common stock on a one for one basis; and

•
the repayment of Blade’s PPP Loan in the principal amount of $1.2 million.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
			Assuming No Redemptions		Assuming Maximum Redemptions
(In thousands)	Historical Blade	Historical EIC	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
	(a)	(b)
Assets	—	—	—	—	—	—
Current assets	—	—	—	—	—	—
Cash and cash equivalents	$10,216	$846	$276,943(c)	$381,243	$(276,943)(h)	$104,300
—	—	—	125,000(d)	—	—	—
—	—	—	(30,597)(e)	—	—	—
—	—	—	(1,165)(k)	—	—	—
Restricted cash	121	—	—	121	—	121
Prepaid expenses and other current assets	1,386	50	—	1,436	—	1,436
Accounts receivable	1,545	—	—	1,545	—	1,545
Total current assets	13,268	896	370,181	384,345	(276,943)	107,402
Non-current assets
Marketable securities held in Trust Account	—	276,943	(276,943)(c)	—	—	—
Deferred recapitalization costs	1,403	—	(1,403)(e)	—	—	—
Investment in joint venture	200	—	—	200	—	200
Other non-current assets .	110	—	—	110	—	110
Intangible assets, net	989	—	—	989	—	989
Operating right-of-use asset .	662	—	—	662	—	662
Property and equipment, net .	1,700	—	—	1,700	—	1,700
Total assets	$18,332	$277,839	$91,835	$388,006	$(276,943)	$111,063

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2020
			Assuming No Redemptions		Assuming Maximum Redemptions
(In thousands)	Historical Blade	Historical EIC	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
	(a)	(b)
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,139	$159	$—	$2,298	$—	$2,298
Accrued offering costs	—	26	(26)(e)	—	—	—
Income taxes payable	—	206	—	206	—	206
Deferred revenue	4,418	—	—	4,418	—	4,418
Operating lease liability, current	403	—	—	403	—	403
Note payable	1,165	—	(1,165)(k)	—	—	—
Total current liabilities	8,125	391	(1,191)	7,325	—	7,325
Non-current liabilities
Deferred underwriting fee payable	—	9,625	(9,625)(e)	—	—	—
Operating lease liability, long-term	211	—	—	211	—	211
Total liabilities	8,336	10,016	(10,816)	7,536	—	7,536
Commitments and contingencies:
Class A common stock subject to possible redemption	—	262,823	(262,823)(f)	—	—	—
Stockholders’ Equity
Class A Common stock, $0.0001 par value	—	—	4(g)	9	(3)(h)	6
	—	—	3(f)	—	—	—
	—	—	1(d)	—	—	—
	—	—	1(j)	—	—	—
Class B Common stock, $0.0001 par value	—	1	(1)(j)	—	—	—
Preferred stock – Series Seed, $0.00001 par value	—	—	—	—	—	—
Preferred stock – Series A, $0.00001 par value	—	—	—	—	—	—
Preferred stock – Series B, $0.00001 par value	—	—	—	—	—	—
Common stock, $0.00001 par value	—	—	—	—	—	—
Additional paid in capital	49,495	4,087	124,999(d)	420,519	(276,940)(h)	143,579
	—	—	(4)(g)	—	—	—
	—	—	(22,349)(e)	—	—	—
	—	—	262,820(f)	—	—	—
	—	—	912(i)	—	—	—
	—	—	559(l)	—	—	—
Retained earnings (Accumulated deficit)	(39,499)	912	(912)(i)	(40,058)	—	(40,058)
	—	—	(559)(l)	—	—	—
Total stockholders’ equity	9,996	5,000	365,474	380,470	(276,943)	103,527
Total Liabilities and Stockholders’ Equity	$18,332	$277,839	$91,835	$388,006	$(276,943)	$111,063

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended December 31, 2020
			Assuming No Redemptions		Assuming Maximum Redemptions
(in thousands, except share data)	Historical Blade	Historical EIC	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
	(aa)	(bb)
Revenue	$7,986	$—	$—	$7,986	$—	$7,986
Operating expenses
Cost of revenue	6,322	—	—	6,322	—	6,322
Software development	186	—	—	186	—	186
General and administrative	3,411	257	—	3,668	—	3,668
Selling and marketing	435	—	—	435	—	435
Total operating expenses	10,354	257	—	10,611	—	10,611
Loss from operations	(2,368)	(257)	—	(2,625)	—	(2,625)
Other non-operating income (expense)
Interest income	7	5	(5)(cc)	7	—	7
Interest expense	—	—	—	—	—	—
Total other income (expense)	7	5	(5)	7	—	7
Income (loss) before income taxes	(2,361)	(252)	(5)	(2,618)	—	(2,618)
Benefit (provision) for income taxes	—	(86)	1(cc)	(85)	—	(85)
Net income (loss)	$(2,361)	$(338)	$(4)	$(2,703)	$—	$(2,703)
Weighted average shares of Class A Common Stock outstanding, basic and diluted		8,214,508		82,500,000		55,000,000
Net loss per share of Class A Common Stock, basic and diluted		$(0.05)		$(0.03)		$(0.05)
Weighted average shares of Blade Common Stock outstanding, basic and diluted	12,616,039
Net loss per share of Blade Common Stock, basic and diluted	$(0.19)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended September 30, 2020
			Assuming No Redemptions		Assuming Maximum Redemptions
(in thousands, except share data)	Historical Blade	Historical EIC	Pro Forma Transaction Accounting Adjustments	Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments	Pro Forma Combined
	(aa)	(bb)
Revenue	$23,434	$—	$—	$23,434	$—	$23,434
Operating expenses
Cost of revenue	21,107	—	—	21,107	—	21,107
Software development	861	—	—	861	—	861
General and administrative	9,292	646	559(ddd)	10,497	—	10,497
Selling and marketing	2,533	—	—	2,533	—	2,533
Total operating expenses	33,793	646	559	34,998	—	34,998
Loss from operations	(10,359)	(646)	(559)	(11,564)	—	(11,564)
Other non-operating income (expense)
Interest income	200	2,104	(2,104)(ccc)	200	—	200
Interest expense	(1)	—	—	(1)	—	(1)
Total other income (expense)	199	2,104	(2,104)	199	—	199
Income (loss) before income taxes	(10,160)	1,459	(2,663)	(11,365)	—	(11,365)
Benefit (provision) for income taxes	—	(306)	64(ccc)	(242)	—	(242)
Net income (loss)	$(10,160)	$1,153	$(2,599)	$(11,607)	$—	$(11,607)
Weighted average shares of Class A Common Stock outstanding, basic and diluted		8,208,043		82,500,000		55,000,000
Net loss per share of Class A Common Stock, basic and diluted		$(0.03)		$(0.14)		$(0.21)
Weighted average shares of Blade Common Stock outstanding, basic and diluted	12,512,567
Net loss per share of Blade Common Stock, basic and diluted	$(0.81)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Introduction

The pro forma adjustments have been prepared as if the Transactions had been consummated on December 31, 2020, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Transactions had been consummated on October 1, 2019, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, EIC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Blade with the Transactions treated as the equivalent of Blade issuing stock for the net assets of EIC, accompanied by a recapitalization. The net assets of EIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Blade in future reports of the Combined Entity.
As the fiscal year end of the Combined Entity will be September 30, the unaudited pro forma condensed combined financial information has been prepared using September 30 as the fiscal year end. The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2020 combines the historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 with the historical unaudited condensed consolidated statement of operations of Blade for the three months ended December 31, 2020. The historical unaudited condensed statement of operations of EIC for the three months ended December 31, 2020 was derived by subtracting the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020 from the historical audited statement of operations of EIC for the fiscal year ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2020 combines the unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 with the historical audited consolidated statement of operations of Blade for the fiscal year ended September 30, 2020. The unaudited condensed statement of operations of EIC for the twelve months ended September 30, 2020 was derived by adding the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020, and the historical audited statement of operations for EIC for the period from May 24, 2019 (inception) through December 31, 2019, and subtracting the historical unaudited condensed statement of operations of EIC for the period from May 24, 2019 (inception) through September 30, 2019.
The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus/consent solicitation statement and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Transactions are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the proceeds from the recapitalization transaction, which are reflected in the Combined Entity’s additional paid-in capital and are assumed to be cash settled.
2.
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 reflects the following adjustments:
(a)
Represents the Blade historical unaudited condensed consolidated balance sheet as of December 31, 2020.

(b)
Represents the EIC historical audited balance sheet as of December 31, 2020.

(c)
Represents the reclassification of $276.9 million of marketable securities held in the trust account of EIC that will become available in the no redemptions scenario for transaction consideration, transaction expenses, and the operating activities in conjunction with the Transactions.

(d)
Represents the proceeds of $125.0 million from the issuance of 12,500,000 shares of EIC Class A common stock with a par value of $0.0001 from the PIPE Investment based on commitments received as of the date hereof.

(e)
Represents the pro forma adjustment to record estimated transaction costs of $32.0 million to be incurred with the Transactions. These costs relate to $1.4 million of deferred recapitalization costs incurred by Blade, $9.6 million of deferred underwriting fees and offering costs incurred by EIC, and approximately $21.0 million of legal, PIPE Investment, and other fees which are direct and incremental to the Transactions and are adjusted against additional paid in capital.

(f)
Represents the pro forma adjustments to reclassify $262.8 million of EIC Class A common stock subject to possible redemption to EIC Class A common stock with a par value of $0.0001 and to additional paid in capital. In connection with the Transactions, EIC’s public stockholders will be issued 27,500,000 shares of EIC Class A common stock with a par value of $0.0001 in the no redemption scenario.

(g)
Represents the pro forma adjustments to issue 35,625,000 shares of EIC Class A common stock with a par value of $0.0001 per share to Blade’s stockholders in connection with the Transactions. The Blade Board approved that vesting of all options outstanding under the 2015 Plan that were granted before December 14, 2020 and are held by current employees or other service providers will be accelerated upon the Merger; provided that, to the extent (if at all) necessary to avoid an excise tax under Code Section 4999 or lost deductibility under Code Section 280G, certain vesting will be subject to approval of Blade’s stockholders. As a result, the shares of EIC Class A common stock underlying the EIC Options will be considered issued and outstanding as of the closing of the Merger. The number of shares issued assumes that the payment of the exercise price for such EIC Options is net settled.

(h)
Represents the pro forma adjustment for the 27,500,000 shares of EIC Class A common stock with a par value of $0.0001 per share that are assumed to be redeemed under the maximum redemption scenario at an estimated per share redemption price of $10.00. Under the maximum redemption scenario, $276.9 million in cash will be paid to redeeming shareholders with the offset to additional paid in capital.

(i)
Represents the pro forma adjustment to reclassify the retained earnings of EIC to additional paid in capital.

(j)
Represents the pro forma adjustment to reclassify EIC Class B common stock with a par value of $0.0001 per share to EIC Class A common stock with a par value of $0.0001. In connection with the Transactions, the Sponsor will be issued 6,875,000 shares of EIC Class A common stock with a par value of $0.0001 per share.

(k)
Represents the pro forma adjustment to record the repayment of Blade’s PPP Loan prior to the closing of the Merger.

(l)
Represents the pro forma adjustment to retained earnings and additional paid in capital related to the accelerated vesting of Blade Options subject to triggering excise tax under Code Section 4999 and loss of deduction under Code Section 280G, as approved by the Blade Board upon the consummation of the Merger. This is a nonrecurring event.

3.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2020 reflects the following adjustments:

(aa)
Represents the Blade historical unaudited condensed consolidated statement of operations for the three months ended December 31, 2020.

(bb)
Represents the EIC historical unaudited condensed statement of operations for the three month period ended December 31, 2020 derived by subtracting the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020 from the historical audited statement of operations of EIC for the fiscal year ended December 31, 2020. See reconciliation of EIC’s historical unaudited condensed statement of operations at Note 5.

(cc)
Reflects the pro forma adjustment to eliminate the interest income and the related tax provision, calculated at the estimated statutory federal income tax rate of approximately 21%, on the marketable securities held in the trust account of EIC.

4.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve Months Ended September 30, 2020

The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2020 reflects the following adjustments:
(aaa)
Represents the Blade historical audited consolidated statement of operations for the fiscal year ended September 30, 2020.

(bbb)
Represents the EIC historical unaudited condensed statement of operations for the twelve month period ended September 30, 2020 derived by adding the historical unaudited condensed statement of operations of EIC for the nine months ended September 30, 2020, and the historical audited statement of operations for EIC for the for the period from May 24, 2019 (inception) through December 31, 2019, and subtracting the historical unaudited condensed statement of operations of EIC for the for the period from May 24, 2019 (inception) through September 30, 2019. See reconciliation of EIC’s historical unaudited condensed statement of operations at Note 5.

(ccc)
Reflects the pro forma adjustment to eliminate the interest income and the related tax provision, calculated at the estimated statutory federal income tax rate of approximately 21%, on the marketable securities held in the trust account of EIC.

(ddd)
Represents the pro forma adjustment to record the remaining unrecognized stock-based compensation expense related to the accelerated vesting of Blade Options subject to triggering excise tax under Code Section 4999 and loss of deduction under Code Section 280G, as approved by the Blade Board upon the consummation of the Merger. This is a nonrecurring event.

5.
Reconciliation of EIC’s Historical Unaudited Condensed Statement of Operations

A reconciliation of EIC’s historical unaudited condensed statement of operations for the three months ended December 31, 2020 is as follows:

CONDENSED STATEMENT OF OPERATIONS
(in thousands)	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Three Months Ended December 31, 2020
Formation and operating costs	$678	$421	$257
Loss from operations	(678)	(421)	(257)
Other income:
Interest income on marketable securities held in Trust Account	1,016	1,011	5
Income before income taxes	338	590	(252)
Benefit (provision) for income taxes . . . . .	(210)	(124)	(86)
Net income	$128	$466	$(338)
A reconciliation of EIC’s historical unaudited condensed statement of operations for the twelve months ended September 30, 2020 is as follows:
CONDENSED STATEMENT OF OPERATIONS
(in thousands)	Nine Months Ended September 30, 2020	For the Period from May 24, 2019 (inception) through December 31, 2019	For the Period from May 24, 2019 (inception) through September 30, 2019	Twelve Months Ended September 30, 2020
Formation and operating costs	$421	$269	$44	$646
Loss from operations	(421)	(269)	(44)	(646)
Other income:
Interest income on marketable securities held in Trust Account	1,011	1,262	169	2,104
Income before income taxes	590	993	125	1,458
Benefit (provision) for income taxes	(124)	(209)	(28)	(305)
Net income . . . . . . . . . . . . .	$466	$784	$97	$1,153

EIC’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us” or the “Company” refer to Experience Investment Corp. References to our “management” or our “management team” refer to EIC’s officers and directors, and references to the “Sponsor” refer to Experience Sponsor, LLC.
The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus/consent solicitation statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Special Note Regarding Forward-Looking Statements
This “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this “EIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus/consent solicitation statement. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Recent Developments
On December 14, 2020, EIC entered into the Merger Agreement with Merger Sub and Blade, providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and EIC pursuant to the proposed merger of Merger Sub with and into Blade, with Blade continuing as the surviving entity, and certain other agreements relating thereto. See “The Merger,” “The Merger Agreement” and “Certain Other Agreements Relating to the Transactions’’ for more information.
Overview
We are a blank check company incorporated as a Delaware Corporation on May 24, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. We intend to complete our initial Business Combination using cash from the proceeds of this offering and the private placements of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of our stock in a business combination:
•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the EIC Class B common stock resulted in the issuance of EIC Class A common stock shares on a greater than one-to-one basis upon conversion of the EIC Class B common stock;

•
may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

•
could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•
may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•
may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
•
default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•
our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•
our inability to pay dividends on our common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•
other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to December 31, 2020 were organizational activities and those necessary to prepare for the EIC IPO, described below, and, after EIC IPO, identifying a target company for an initial business combination and activities in connection with the proposed aquisition of Blade. We do not expect to generate any operating revenues until after completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in our trust account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.
For the year ended December 31, 2020, we had net income of $127,718, which consisted of interest income on marketable securities held in the trust account of $1,016,670, offset by operating costs of $678,487 and a provision for income taxes of $210,465.
For the period from May 24, 2019 (date of inception) through December 31, 2019, we had net income of $784,778, which consisted of interest income on marketable securities held in the trust account of $1,261,596, offset by operating and formation costs of $268,206 and a provision for income taxes of $208,612.

Liquidity and Capital Resources
On September 17, 2019, we consummated the EIC IPO of 27,500,000 units, which includes a partial exercise by the underwriter of the over-allotment option to purchase an additional 2,500,000 units, at $10.00 per unit, generating gross proceeds of $275,000,000. Simultaneously with the closing of the EIC IPO, we consummated the sale of 5,000,000 Private Placement Warrants, at $1.50 per Private Placement warrant, to our Sponsor, generating gross proceeds of $7,500,000.
As of December 31, 2020, we had marketable securities held in the trust account of $276,943,339 (including approximately $1,943,000 of interest income) consisting of shares in a money market fund that invests primarily in U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through December 31, 2020, we withdrew $334,927 of interest earned on the trust account to pay franchise and income taxes.
For the year ended December 31, 2020, cash used in operating activities was $794,467. Net income of $127,718 impacted by interest income earned on marketable securities held in the trust account of $1,016,670. Changes in operating assets and liabilities used $94,485 of cash from operating activities.
For the period from May 24, 2019 (inception) through December 31, 2019, cash used in operating activities was $256,512. Net income of $784,778 was offset by interest income earned on marketable securities held in the trust account of $1,261,596. Changes in operating assets and liabilities provided $220,306 of cash from operating activities.
We intend to use substantially all of the funds held in the trust account, including any amounts representing interest income earned on the trust account (less amounts released to us for taxes payable and deferred underwriting commissions) to complete a business combination. We may withdraw interest income to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business.
As of December 31, 2020, we had cash of $846,068 held outside the trust account. We intend to use the funds held outside the trust account to pay for our remaining offering costs and to identify and evaluate target business, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds from time to time or at any time, as may be required. If we complete a business combination, we would repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Working Capital Warrants at a price of $1.50 per warrant at the option of the lender. The Working Capital Warrants would be identical to the Private Placement Warrants.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amounts necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the underwriters are entitled to a deferred fee of $0.35 per unit, or $9,625,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Merger Consulting Agreement
We entered into an agreement on October 8, 2020, whereby we engaged a vendor to perform consulting services totaling $1,100,000 for market and industry research, merger profitability analyses, and potential market share estimations. The agreement specifies that $110,000, which represents 10% of the total fee, is due upon completion of the engagement. The remaining $990,000 is contingent on a successful business combination with Blade. As of December 31, 2020, we have incurred, recorded, and paid $110,000 for these services. The remaining $990,000 that is contingent on a successful business combination with Blade is not included within the financial statements as of December 31, 2020.
Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
EIC Class A Common Stock Subject to Possible Redemption
We account for our EIC Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of EIC Class A common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. EIC Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our consolidated balance sheets.
Net Income Per Common Share
We apply the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.
Recent accounting standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

INFORMATION ABOUT EIC
References in this “Information About EIC” section to “we,” “us” or the “Company” refer to Experience Investment Corp.
Overview
We are an early stage blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this “Information About EIC” section as our “initial business combination.” We have generated no operating revenues to date and will not generate operating revenues until we consummate our initial business combination.
Since the EIC IPO, we have concentrated our efforts on identifying and acquiring a business that could benefit from leveraging our extensive operational, capital markets and investment management experience in the broader travel and leisure industry and that presents potential for an attractive risk-adjusted return profile under our management. Our management team and the broader KSL Capital Partners platform has an extensive network of relationships in the travel and leisure industry and significant experience in identifying and executing acquisitions in travel and leisure, including consumer businesses related thereto. In addition, our management team has a history of preparing for and executing initial public offerings and scaling early stage investment platforms.
Business Strategy
Our business strategy is to utilize our management team’s existing investment identification and opportunity evaluation experience to identify, acquire and, after our initial business combination, implement an operating strategy with a view of creating value for our shareholders through growth, repositioning, operational improvements, capital infusion or future acquisitions. Our focus on value creation will be driven by a disciplined investment strategy that aims to conduct comprehensive due diligence, thoughtful underwriting and deep strategic analysis, resulting in a thorough evaluation of each investment opportunity. Mr. Affeldt and KSL Capital Partners are leveraging their longstanding relationships, network of industry connections and what we believe to be their ability to uncover attractive opportunities in the travel and leisure industry, including consumer businesses, and support them with market expertise. Initial business combination opportunities may be sourced through our management team’s and KSL Capital Partner’s network of travel and leisure owners and investors, operating partners, financial firms, brokers and lenders.
Market Opportunity
We intend to identify and acquire a business within the travel and leisure industry with an overall transaction value between $500 million and $2.0 billion. We believe that this sector represents attractive target markets given the size, breadth and prospects for growth, with travel and tourism having contributed nearly $8.8 trillion to global GDP in 2018 and expected to grow an average of 7.1% annually through 2028. Based on demographic trends and a developing middle class in emerging economies, long-term demand for travel and leisure industry is not only resilient but expanding. Consumers are spending increasing amounts on active, experience-based recreation and vacations. In 2018, the United States’ direct travel and tourism spending was $1.1 trillion, which represented a compounded annual growth rate of 3.5% since 2000. We believe that favorable macro demographic trends and a growing economy will make the travel and leisure industry even more attractive in the coming years. Further, we believe that the market landscape is both wide and deep, with many potential target companies that would make great potential candidates. Our management team is looking to identify business combination targets which are in need of strategic growth capital, will benefit from becoming a publicly listed company or which need to repurchase debt, target strategic acquisitions or require working capital.
Acquisition Criteria
We have and intend to continue to seek to identify companies that have compelling growth potential and a combination of the following characteristics. We have and intend to continue to use these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter our initial business combination with a target business that does not meet these criteria and guidelines. We intend to acquire companies or assets that we believe have the following attributes:
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Competitive market position.   We are seeking candidates that operate in markets with strong fundamentals. We will evaluate the strength of each market based on several factors including competitive dynamics, demand drivers, projected supply growth, and barriers to entry.

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Strong target management teams.   We are seeking candidates who have strong management teams with a proven track record of driving growth, enhancing profitability, making sound strategic decisions, and generating strong free cash flow. We will diligence a target company’s leadership team to evaluate if there are areas that need to be improved or require additional personnel.

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Utilize our management team’s operating expertise.   We are focusing on investments in companies whose performance and operations can benefit from our management and strategic operating team’s expertise, including improving operations with enhanced managing capabilities and growing travel and leisure companies, including consumer businesses in both the public and private markets. We are utilizing the depth of our industry relationships to find personnel that supplement and enhance the existing management team’s expertise.

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Ready for the next phase of growth.   We are seeking candidates where we believe we can help the company grow strategically, where an acquisition or robust expansion may help facilitate this. We believe that we are well-positioned to evaluate and improve a target company’s growth prospects and to help them realize the opportunities, having invested in and operated companies at various stages of the growth cycle in the past. We are also targeting candidates who will benefit from capital investment to renovate, revitalize, or transform the business.

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Opportunity for operational improvements.   We are identifying candidates that we believe would be aided from our strategic operating team’s knowledge and expertise to drive growth and improve operations. This could take the form in helping identify revenue-generating strategies, sales and marketing efforts, evaluating strategic partnerships, or rationalizing expenses.

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Opportunities for bolt-on acquisitions.   We intend to acquire one or more businesses that we can grow both organically and through acquisitions. We believe that our ability to source proprietary investment opportunities helps the business create a platform that can grow through future add-on acquisitions.

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Appropriate valuations.   We are a disciplined and valuation-centric investor that will invest on terms that we believe provide significant upside potential with limited downside risk.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. We believe the proposed Transactions meet the criteria and guidelines described above.
Our Acquisition Process
We believe that conducting comprehensive due diligence on prospective investments is particularly important within the travel and leisure industry. We are utilizing the diligence, rigor, and expertise of KSL Capital Partners’ platform to evaluate potential targets’ strengths, weaknesses, and opportunities to identify the relative risk and return profile of any potential target for our initial business combination. Given our management team’s extensive tenure investing in the travel and leisure industry, we are often familiar with the prospective target’s end-market, competitive landscape and business model.
In evaluating Blade, we conducted a thorough diligence review that encompassed, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, and financial analyses as well as a review of other information that was made available to us.
Our officers have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by September 17, 2021.

Status as an “Emerging Growth Company”
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following September 17, 2024, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 .0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Permitted Purchases of our Securities
In the event we seek stockholder approval of our business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of such purchases would be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or (ii) to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of our business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the business combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Redemption of Public Shares and Liquidation if no Initial Business Combination
Our amended and restated certificate of incorporation provides that we have until September 17, 2021 to complete our initial business combination. If we are unable to complete our business combination by September 17, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination by September 17, 2021.
Our Sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if we fail to complete our initial business combination by September 17, 2021. However, if our Sponsor, officers or directors acquire public shares in or after the EIC IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within such time period.
Our Sponsor, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation that would modify (i) the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our by September 17, 2021 or (ii) the other provisions relating to stockholders’ rights or pre-initial business activities, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our public shares.
We expect to use the amounts held outside the trust account ($846,068 as of December 31, 2020) to pay for all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, if we do not complete an initial business combination by September 17, 2021, although there can be no assurances that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the EIC IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.07 (based on the trust account balance as of December 31, 2020). The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. There can be no assurances that the actual per-share redemption amount received by stockholders will not be substantially less than $10.07 (based on the trust account balance as of December 31, 2020). Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there can be no assurances that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we have and will continue to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm will not execute agreements with us waiving such claims to the monies held in the trust account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of EIC. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, there can be no assurances that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there can be no assurances that our Sponsor would be able to satisfy those obligations. Accordingly, there can be no assurances that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
We seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We may have access to use the amounts held outside the trust account ($846,068 as of December 31, 2020) to pay any such potential claims but these amounts may be spent on expenses incurred as result of being a public company or due diligence expenses on prospective business combination candidates. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination by September 17, 2021 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination by September 17, 2021 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our business combination by September 17, 2021, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following September 17, 2021 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in the EIC IPO underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, there can be no assurances we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. There can be no assurances that claims will not be brought against us for these reasons.
Our public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our business combination by September 17, 2021, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by September 17, 2021 or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above.
Human Capital
We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time they devote in any time period may vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Legal Proceedings
On February 5 and 9, 2021, a putative class action complaint and an individual complaint captioned, respectively, Castillo v. Experience Investment Corp., et al. (No. 020521-110) and Digennaro v. Experience Investment Corp., et al. (No. 020921-104) were filed in New York state court. On March 25, 2021, an amended complaint was filed in the Castillo action. The operative complaints in both actions name Experience Investment Corp.; its Chief Executive Officer, Mr. Eric Affeldt; and its directors Mr. Martin J. Newburger, Mr. Brian C. Witherow, Mr. Rafael Pastor, and Mr. Edward Philip. Additionally, the Digennaro complaint names Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. The complaints assert claims for breach of fiduciary duty against Experience’s officer and directors and aiding and abetting breach of fiduciary duty against the entities in connection with alleged material misstatements and omissions made in the Company’s Form S-4, filed January 29, 2021. The complaints seek, inter alia, injunctive relief enjoining or rescinding the Transaction, injunctive relief directing the filing of an amended registration statement, and damages.
On April 1, 2021, Shoreline Aviation, Inc. filed an Amended Complaint in the United States District Court for the Eastern District of New York naming Cynthia L. Herbst, Sound Aircraft Flight Enterprises, Inc., Ryan A. Pilla, Blade Urban Air Mobility, Inc., Robert Wiesenthal and Melissa Tomkiel as defendants. The case is captioned Aviation, Inc. v. Sound Aircraft Flight Enterprises, Inc. et al., No. 2:20-cv-02161-JMA-SIL (E.D.N.Y.). The complaint alleges, among other things, claims of misappropriation, violation of the Defend Trade Secrets Act, unfair competition, tortious interference with business relations, constructive trust, tortious interference with contract, and aiding and abetting breach of fiduciary duty against Blade, Robert Wiesenthal and Melissa Tomkiel (together the “Blade Defendants”). Claims against the Blade Defendants relate to the May 2018 Asset Purchase Agreement between Blade and Sound Aircraft Flight Enterprises, Inc. (“SAFE”) and Cindy Herbst, pursuant to which Blade purchased SAFE’s complete customer list, including names, contact information and customer flight histories. The complaint demands compensatory and consequential damages in excess of $13 million relating to the claims against the Blade Defendants, as well as punitive damages, certain equitable remedies, interest and attorneys’ fees and costs. Blade believes the legal claims are without merit and intends to vigorously defend the matter.

MANAGEMENT OF EIC
Executive Officers and Directors
References in this “Management of EIC” section to “we,” “us” or the “Company” refer to Experience Investment Corp.
The current executive officers and directors of EIC are set forth in the chart below.
Name	Age	Title
Eric Affeldt	63	Chairman and Chief Executive Officer
Charlie Martin	50	Chief Financial Officer and Treasurer
Michael Mohapp	34	Chief Investment Officer and Secretary
Martin J. Newburger	48	Director
Brian C. Witherow	54	Director
Rafael Pastor	70	Director
Edward Philip	55	Director
Set forth below is a brief description of the business experience of each of our executive officers and directors:
Eric Affeldt, our Chief Executive Officer since inception and Chairman since the EIC IPO, was from 2006 to 2017 the President and Chief Executive Officer of ClubCorp, a privately held owner and operator of golf, dining and fitness clubs. In 2017, he assisted with the take private transaction of ClubCorp (NYSE: MYCC), which was previously listed on the New York Stock Exchange (“NYSE”), to an affiliate of Apollo Global Management. Prior to joining ClubCorp, he served as a principal of KSL Capital Partners from 2005 to 2007. In addition, Mr. Affeldt was president of General Aviation Holdings, Inc., an aviation holding company, from 2000 to 2005. Prior to this, Mr. Affeldt also served as President and Chief Executive Officer of KSL Fairways; vice president and general manager of Doral Golf Resort and Spa in Miami and the PGA West and La Quinta Resort and Club in California. He also serves on the board of directors of the Vail Health System, a private healthcare system in Colorado, since 2017. Mr. Affeldt served as a director for Cedar Fair Entertainment Company (NYSE:FUN), an owner and operator of amusement parks, from 2010 to 2018, and was chairman of the board of directors from 2012 to 2018. He holds a B.A. in Political Science and Religion from Claremont McKenna College. We believe Mr. Affeldt is well qualified to serve as one of our directors due to his extensive operational, board and investment experience.
Charlie Martin, our Chief Financial Officer and Treasurer since inception, is the Chief Financial Officer of KSL Capital Partners. Mr. Martin joined KSL Capital Partners in 2005 after having served as Vice President of Tax for ProLogis (NYSE:PLD) a real estate investment trust. Prior to joining ProLogis, Mr. Martin was a Tax Manager for Security Capital Group (NASDAQ:SCZ) a real-estate holding company, which he joined in 1995. He is a certified public accountant and holds a Masters of Accountancy and a Bachelors of Accountancy from New Mexico State University.
Michael Mohapp, our Chief Investment Officer and Secretary since inception, is a Principal at KSL Capital Partners and a member of its Investment Committee. Mr. Mohapp joined KSL Capital Partners in 2010. Mr. Mohapp is a member of the board of directors of Outrigger Hotels & Resorts, a KSL Capital Partners portfolio company. As a member of KSL Capital Partner’s Investment Committee, Mr. Mohapp provides input into strategic decisions for the firm and has a voice in the approval of new investments. Previously, Mr. Mohapp was an analyst at Citi’s Investment Banking Division in the Real Estate & Lodging Group in New York. Mr. Mohapp graduated from Wake Forest University, summa cum laude, with a B.S. in Finance.
Martin Newburger, one of our directors since inception, has served as a Partner at KSL Capital Partners since 2006. Prior to joining KSL Capital Partners, Mr. Newburger was a director at Citigroup, focusing on lodging and leisure investment banking clients, from 2005 to 2006. He was a director at Deutsche Bank, with a similar client focus, from 1998 to 2005. He holds a B.A. from the University of Pennsylvania.

Mr. Newburger is well qualified to serve as a director due to his financial expertise on various capital markets transactions and on mergers and acquisitions.
Brian C. Witherow, a director, has served as executive vice president and chief financial officer of Cedar Fair Entertainment Company (NYSE:FUN), an owner and operator of amusement parks, since 2012. Mr. Witherow began his career with public accounting firm Arthur Andersen, and joined Cedar Fair in 1995 as corporate director of investor relations. He was promoted to corporate treasurer in 2004 and named vice president and corporate controller the following year. Mr. Witherow earned his B.S. in Accounting from Miami University. Mr. Witherow is well qualified to serve as a director due to his extensive experience in the leisure and recreation industries, as well as his accounting and finance background.
Rafael Pastor, a director, currently serves as a director of several corporations ranging from KUEHG Corp., dba KinderCare Education, a provider of early childhood care and learning at approximately 1,500 centers throughout the United States, since 2015; eDisability, LLC, dba Ensight, a provider of SaaS-based sales and data acceleration platforms to insurance carriers and national distributors in the United States, since 2014; and Rosetta Books, LLC, dba RosettaBooks, an independent publisher of an e-book catalog of iconic titles and of leadership titles, since 2000. He also serves on the boards of several not-for-profit organizations ranging from chairman of the School of Global Policy and Strategy at the University of California, San Diego to the National Association of Corporate Directors (Pacific Southwest Chapter). From 2004 to 2013, he was chairman and chief executive officer of Vistage International, a large for-profit chief executive membership and peer mentoring company. Previously, Mr. Pastor held senior executive positions at global media companies, including as chief executive officer of Hoyts Cinemas Corporation; president of USA Networks International; executive vice president, International, of News Corporation and Fox Television International; and president of CBS/Fox Video International. In 1999, he and his partner founded the Sonenshine Pastor investment banking firm, now Sonenshine Partners, which he left in 2004. Mr. Pastor started his career as an attorney, first at Hawkins, Delafield and Wood and then as Associate General Counsel at CBS Inc. He earned his B.A. degree from Columbia University and J.D. degree from NYU School of Law. Mr. Pastor is well qualified to serve as a director due to his extensive background in membership and subscription businesses, investing, corporate leadership, media and entertainment.
Edward Philip, a director, was the Chief Operating Officer of Partners in Health, a global non-profit healthcare organization, responsible for overseeing the operations of the Partners in Health projects globally including in countries such as Liberia, Sierra Leone, Rwanda and Haiti, from 2013 to 2017. Previously he served as Special Partner of Highland Consumer Fund, a consumer-oriented investment fund which he founded, from 2013 to 2017 and as Managing General Partner from 2006 to 2013. Mr. Philip was one of the founding members of the internet search company Lycos, Inc. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times. Prior to joining Lycos, Mr. Philip spent time as the Vice President of Finance for The Walt Disney Company and also previously spent a number of years in investment banking. He currently serves on the board of directors of United Airlines Holdings Inc. (NASDAQ: UAL), an airline, since 2016, Hasbro, Inc. (NASDAQ: HAS), a toy and entertainment company, since 2002 and BRP Inc. (NASDAQ: DOOO), a Canadian recreational vehicle manufacturer, since 2005. Mr. Philip received a B.S. in Economics and Mathematics from Vanderbilt University and an M.B.A. from Harvard Business School. Mr. Philip is well qualified to serve as a director due to his extensive public company board service as well as his extensive experience in the travel, leisure and recreation industries.
Number and Terms of Office of Officers and Directors
Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Pastor and Philip, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Witherow, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Affeldt and Newburger, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.
Director Independence
Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Witherow, Pastor and Philip are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.
Officer and Director Compensation
None of our officers or directors has received any cash compensation for services rendered to us. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company.
Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.
Committees of the Board
Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
Messrs. Witherow, Pastor and Philip serve as members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. Witherow, Pastor and Philip meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Mr. Witherow serves as chairman of our audit committee.
Each member of the audit committee is financially literate and our Board has determined that Mr. Witherow qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Messrs. Pastor and Philip serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Messrs. Pastor and Philip meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year have not served, as a member of the compensation committee of any entity that has one or more officers serving on our Board.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of our Code of Ethics and our audit and compensation committee charters have been filed as exhibits to the Registration Statement on Form S-1 (Registration No. 333-233430) relating to the EIC IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus/consent solicitation statement entitled “Where You Can Find More Information.”
Conflicts of Interest
Although we do not believe any conflict currently exists between us and KSL Capital Partners, KSL Capital Partners or its affiliates may compete with us for acquisition opportunities. If such entities decide to pursue an opportunity, we may be precluded from procuring such opportunity. In addition, investment ideas generated within KSL Capital Partners may be suitable for both us and for a KSL Capital Partners affiliate and may be directed to such entity rather than to us. Neither KSL Capital Partners nor members of our management team who are also employed by KSL Capital Partners will have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member specifically in his or her capacity as an officer or director of the company. KSL Capital Partners and/or our management, in their capacities as employees of KSL Capital Partners or in their other endeavors, may be required to present potential business combinations to future KSL Capital Partners affiliates or third parties, before they present such opportunities to us.
Notwithstanding the foregoing, we may, at our option, pursue an Affiliated Joint Acquisition opportunity with any such entity. Such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our business combination. In addition, we may, at our option, pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Our amended and restated certificate of incorporation will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.
Our officers have agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination by September 17, 2021.
Potential investors should also be aware of the following other potential conflicts of interest:
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None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our Sponsor has agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our Sponsor has agreed to waive their redemption rights with respect to any Founder Shares held by them if we fail to consummate our initial business combination by September 17, 2021. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of our public shares, and the Private Placement Warrants will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable by our Sponsor until the earlier of: (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants, the Working Capital Warrants, if any, and the EIC Class A common stock underlying such warrants, will not be transferable, assignable or salable by our sponsor (as applicable) or its permitted transferees until 30 days after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own common stock and warrants, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our initial business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

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Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our Sponsor or an affiliate of our Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into Working Capital Warrants at a price of $1.50 per warrant at the option of the lender. Such Working Capital Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
Individual(1)	Entity	Entity’s Business	Affiliation
Eric Affeldt	Vail Health System	Healthcare	Director
Charlie Martin	KSL Capital Partners	Investing	Officer
Michael Mohapp(2)	KSL Capital Partners	Investing	Principal
Martin J. Newburger(3)	KSL Capital Partners	Investing	Partner
Brian C. Witherow	Cedar Fair Entertainment	Entertainment	Officer
Rafael Pastor	KUEHG Corp.	Education	Director
	eDisability, LLC	Software	Director
	RosettaBooks, LLC	E-books	Director
Edward Philip	United Airlines	Airline	Director
	Hasbro, Inc.	Toy and Entertainment	Director
	BRP, Inc.	Vehicle Manufacturer	Director

(1)
Each of the entities listed in this table may have competitive interests with our company with respect to the performance by each individual listed in this table of his or her obligations. Each individual listed has a fiduciary duty with respect to each of the listed entities.

(2)
Mr. Mohapp is a director of numerous portfolio companies of KSL Capital Partners. Mr. Mohapp may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(3)
Mr. Newburger is a director of numerous portfolio companies of KSL Capital Partners. Mr. Newburger may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions and the directors’ and officers’ liability insurance are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers and Directors
The following persons are anticipated to be the directors and executive officers of EIC upon the consummation of the business combination:
Name	Age	Title
Robert S. Wiesenthal	54	Chief Executive Officer and Director
William A. Heyburn	32	Chief Financial Officer and Head of Corporate Development
Melissa M. Tomkiel	40	President and General Counsel
Brandon Keene	35	Chief Technology Officer
Sean Grennan	51	Chief Accounting Officer
Eric Affeldt	63	Chairman of the Board
Jane Garvey	77	Director
Kenneth Lerer	69	Director
Susan Lyne	70	Director
Edward Philip	55	Director
David Zaslav	61	Director
Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination
Robert S. Wiesenthal has served as Blade’s Chief Executive Officer since July 2015. From January 2013 to July 2015, Mr. Wiesenthal served as Chief Operating Officer of Warner Music Group Corp., a global music conglomerate. From 2000 to 2012, Mr. Wiesenthal served in various senior executive capacities with Sony Corporation, most recently as Executive Vice President and Chief Financial Officer of Sony Corporation of America. Prior to joining Sony, from 1988 to 2000, Mr. Wiesenthal served in various capacities with Credit Suisse First Boston, most recently as Managing Director, Head of Digital Media and Entertainment. Mr. Wiesenthal currently serves on the board of directors of TripAdvisor and previously served on the board of directors of Starz. Mr. Wiesenthal has a B.A. from the University of Rochester.
William A. Heyburn has served as Blade’s Chief Financial Officer since December 2020 and Blade’s Head of Corporate Development since May 2018. Prior to Blade, Mr. Heyburn served in various capacities at Redbird Capital Partners, most recently as Vice President, from 2015 to 2018. Prior to RedBird, Mr. Heyburn was a member of the U.S. Credit Investment Team at Oak Hill Advisors, L.P., from 2013 to 2015. Prior to Oak Hill, Mr. Heyburn was a member of the investment banking group at Moelis and Company, focused on restructuring transactions, from 2011 to 2013. Mr. Heyburn has an A.B. from Harvard University.
Melissa M. Tomkiel has served as Blade’s President since January 2021 and Blade’s General Counsel since February 2015. She was Blade’s President, Fixed Wing from 2015 to 2020. From 2010 to 2015, Ms. Tomkiel was President of LIMA NY Corp., a commuter air carrier operating amphibious seaplanes and rotorcraft. From 2006 to 2010, Ms. Tomkiel was an attorney at Pryor Cashman. Ms. Tomkiel has a J.D. from St. John’s University School of Law and a B.A. from the University of Notre Dame.
Brandon Keene has served as Blade’s Chief Technology Officer since November 2015. Prior to joining Blade, Mr. Keene was a Principal Development Manager at Microsoft from 2012 to 2015 in its Skype division. From 2010 to 2012, Mr. Keene served as the Director of Engineering of GroupMe, a popular group messaging service. Mr. Keene holds a B.A. from the University of California, Davis.
Sean Grennan has served as Blade’s Chief Accounting Officer since December 2020. Mr. Grennan joined Blade as Chief Financial Officer in April 2018. In 2017, Sean served as Chief Financial Officer and Chief Operating Officer at Eponym, an eyewear company based in New York. From 2013 to 2016 Sean was

Chief Financial Officer at Tibi, a women’s apparel company based in New York. Prior to that, Sean spent six years in investment banking with Bank of America Merrill Lynch in New York, and five years on an institutional investment team with Credit Suisse in Sydney, Australia. Mr. Grennan holds degrees in Commerce and Law from The Australian National University, completed an M.B.A. at The Wharton School, and is a licensed C.P.A.
Eric Affeldt has served as our Chairman since the EIC IPO. From 2006 to 2017, Mr. Affeldt served as the President and Chief Executive Officer of ClubCorp, a privately held owner and operator of golf, dining and fitness clubs. In 2017, he assisted with the take private transaction of ClubCorp, which was previously listed on the NYSE, to an affiliate of Apollo Global Management. Prior to joining ClubCorp, he served as a principal of KSL Capital Partners from 2005 to 2007. In addition, Mr. Affeldt was president of General Aviation Holdings, Inc., an aviation holding company, from 2000 to 2005. Prior to this, Mr. Affeldt also served as President and Chief Executive Officer of KSL Fairways; vice president and general manager of Doral Golf Resort and Spa in Miami and the PGA West and La Quinta Resort and Club in California. He also serves on the board of directors of the Vail Health System, a private healthcare system in Colorado, since 2017. Mr. Affeldt served as a director for Cedar Fair Entertainment Company, an owner and operator of amusement parks, from 2010 to 2018, and was chairman of the board of directors from 2012 to 2018. He holds a B.A. in Political Science and Religion from Claremont McKenna College. We believe Mr. Affeldt is well qualified to serve as one of our directors due to his extensive operational, board and investment experience.
Jane Garvey will serve as one of our directors. She was previously a member of the board of directors at United Airlines from 2009 to 2018, and served as Chairman from May 2018 to May 2020. Ms. Garvey had numerous roles in public service, including serving as FAA Administrator from 1997 to 2002, Deputy Administrator of the Federal Highway Administration from 1993 to 1997, director of Boston’s Logan International Airport from 1991 to 1993, and as the Massachusetts Department of Public Works commissioner from 1988 to 1991. After leaving public service, Ms. Garvey became Executive Vice President and chairman of the transportation practice at APCO Worldwide from 2002 to 2006, and was an advisor to J.P. Morgan's infrastructure practice from 2005 to 2008. She has served on several boards including Shanska, Bombardier and MITRe Corporation. Ms. Garvey currently serves as Chair of Meridiam Infrastructure, North America and as Chair of the Meridium Infrastructure Global Advisory Board. She holds degrees from Mount Saint Mary College and Mount Holyoke College. We believe Ms. Garvey is well qualified to serve as one of our directors due to her experience in a broad range of industries, including infrastructure development, financial services, transportation, construction and consulting.
Kenneth Lerer has served as the chairman of Blade’s board of directors since July 2016 and will serve as one of our directors. Mr. Lerer is a managing partner at Lerer Hippeau Ventures, which he founded in January 2010. He was a co-founder of The Huffington Post (acquired by AOL), from 2005 to 2011 and previously served as Executive Vice President of AOL Time Warner from 2000 to 2002. Mr. Lerer currently sits on the board of Group Nine Media, since 2016. He was formerly the Chairman of BuzzFeed from 2008 to 2019 and previously served on the board of Viacom (NASDAQ: VIAC) from 2016 to 2018. We believe Mr. Lerer is well qualified to serve as a director based on his extensive executive, board and investment experience.
Susan Lyne will serve as one of our directors. Since September 2014, Ms. Lyne has been President and Managing Partner of BBG Ventures, an investment fund focused on women-led tech startups. From February 2013 to September 2014, Ms. Lyne was Chief Executive Officer of the AOL Brand Group where she oversaw the content brands of AOL, Inc., a global media technology company, including TechCrunch, Engadget, StyleList, Moviefone and MapQuest. From September 2008 to February 2013, she was Chief Executive Officer and then Chair of Gilt Groupe, Inc., the innovative ecommerce company that pioneered flash sales in the United States. From 2004 to 2008, Ms. Lyne served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company. From 1996 to 2004, Ms. Lyne held various positions at The Walt Disney Company, a diversified worldwide entertainment company, including President of ABC Entertainment. Ms. Lyne is currently a director of and GoPro, Inc., where she is Chair of the Compensation Committee, and has previously served as a director of Gilt Groupe, Inc., AOL, Inc., Martha Stewart Living Omnimedia, Inc., Starz Entertainment Group, LLC and CIT Group, Inc. We believe Ms. Lyne is qualified to serve as a member of our board of directors based on her experience on the boards of directors of other companies, her extensive executive experience and her background in the media and consumer products industries.
Edward Philip has served as one of our directors since the EIC IPO. Mr. Philip was the Chief Operating Officer of Partners in Health, a global non-profit healthcare organization, responsible for overseeing the operations of the Partners in Health projects globally including in countries such as Liberia, Sierra Leone, Rwanda and Haiti, from 2013 to 2017. Previously he served as Special Partner of Highland Consumer Fund, a consumer-oriented investment fund which he founded, from 2013 to 2017 and as Managing General Partner from 2006 to 2013. Mr. Philip was one of the founding members of the internet search company Lycos, Inc. During his time with Lycos, Mr. Philip held the positions of President, Chief Operating Officer and Chief Financial Officer at different times. Prior to joining Lycos, Mr. Philip spent time as the Vice President of Finance for The Walt Disney Company and also previously spent a number of years in investment banking. He currently serves on the board of directors of United Airlines Holdings Inc. (NASDAQ:UAL), an airline, since 2016, Hasbro, Inc. (NASDAQ: HAS), a toy and entertainment company, since 2002 and BRP Inc. (NASDAQ: DOOO), a Canadian recreational vehicle manufacturer, since 2005. Mr. Philip received a B.S. in Economics and Mathematics from Vanderbilt University and an M.B.A. from Harvard Business School. Mr. Philip is well qualified to serve as a director due to his extensive public company board service as well as his extensive experience in the travel, leisure and recreation industries.
David Zaslav will serve as one of our directors. Mr. Zaslav has served as President and Chief Executive Officer of Discovery, Inc., since January 2007 and as a common stock director since September 2008. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc. (“NBC”), a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav serves on the Board of Directors of The Cable Center, Grupo Televisa, S.A.B., Lionsgate Entertainment, the National Cable & Telecommunications Association, Partnership for New York City, SiriusXM Holdings Inc. and the USC Shoah Foundation. He also is a member of the Board of Trustees for the Paley Center for Media and the Mount Sinai Medical Center. He was previously an attorney with LeBeoeuf, Lamb, Leiby & MacRae. Mr. Zaslav holds a B.S. from Binghamton University and a J.D. from Boston University School of Law. We believe Mr. Zaslav is well qualified to serve as a director due to his experience on the boards of directors of other companies, his extensive executive experience and his background in the media and consumer products industries.
Director Independence
Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, it is expected that the Board will determine that each of Jane Garvey, Kenneth Lerer, Susan Lyne, Edward Philip and David Zaslav is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board will consider the current and prior relationships that each non-employee director has and will have with EIC and all other facts and circumstances that the Board deems relevant in determining independence, including the beneficial ownership of EIC’s common stock by each non-employee director (and related entities) and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”
Role of Board in Risk Oversight
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the Board by the audit committee. The audit committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.
Composition of the Board
The business and affairs of EIC will be managed under the direction of the Board. We intend to have a classified Board, with two directors in Class I (expected to be Messrs. Philip and Zaslav), two directors in Class II (expected to be Messrs. Affeldt and Lerer) and three directors in Class III (expected to be Ms. Garvey, Mr. Wiesenthal and Ms. Lyne). See “Proposal No. 5 — The Director Election Proposal.”
Board Committees
After the completion of the Merger, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees.
Our president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Upon the completion of the Merger, we expect to have an audit committee, consisting of Mr. Philip, who will serve as chairperson, Ms. Garvey and Ms. Lyne. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following the Merger, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.
Our Board will adopt a written charter for the audit committee, which will be available on our website upon the completion of the Merger.
Compensation Committee
Upon the completion of the Merger, we expect to have a compensation committee, consisting of Ms. Lyne, who will be serving as the chairperson, Mr. Philip, Mr. Lerer and Mr. Affeldt.
The purpose of the compensation committee is to assist our Board in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our Board will adopt a written charter for the compensation committee, which will be available on our website upon the completion of the Merger.
Nominating and Corporate Governance Committee
Upon completion of the Merger, we expect to have a nominating and corporate governance committee, consisting of Ms. Garvey, who will serve as chairperson, Mr. Zaslav and Mr. Affeldt. The purpose of our nominating and corporate governance committee will be to assist our Board in discharging its responsibilities relating to (1) identifying individuals qualified to become new Board members, consistent with criteria approved by the Board, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (3) identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the Board corporate governance principles applicable to us, (5) overseeing the evaluation of the Board and management and (6) handling such other matters that are specifically delegated to the committee by the Board from time to time.
Our Board will adopt a written charter for the nominating and corporate governance committee, which will be available on our website upon completion of the Merger.
Code of Business Conduct
We will adopt a new code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which will be available on our website upon the completion of the Merger. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION OF EIC FOLLOWING THE BUSINESS COMBINATION
Compensation Discussion and Analysis
References in this section to “we,” “our,” “us,” the “Company” or “Blade” generally refer to Blade and its consolidated subsidiaries, and which shall be deemed to also refer to EIC following the consummation of the Transactions.
This section discusses the material components of the executive compensation program for our named executive officers. Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers, for Blade’s fiscal year ended September 30, 2020, were:
•
Robert S. Wiesenthal, Chief Executive Officer;

•
Melissa M. Tomkiel, President and General Counsel; and

•
William A. Heyburn, Chief Financial Officer and Head of Corporate Development.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. We have not yet made any determinations with respect to the compensation of the executive officers following the Merger, other than as described below. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
Following completion of the Transactions, the compensation committee of the Board (the “Compensation Committee”) will set EIC’s executive compensation philosophy and will oversee compensation and benefits programs for EIC. The Compensation Committee will oversee and determine the compensation of the Chief Executive Officer and other executive officers of EIC. With respect to base salaries, annual incentive compensation and long-term incentives, it is expected that the Compensation Committee will establish compensation mix, performance measures, goals, targets and business objectives based on EIC’s competitive marketplace. The Compensation Committee will determine benefits and severance arrangements, if any, that EIC will make available to executive officers.
Summary Compensation Table
The following table provides summary information concerning compensation earned by our named executive officers for the years ended September 30, 2020 and 2019, for services rendered during the years ended September 30, 2020 and 2019, respectively.
Name and Principal Position	Year	Salary	Option awards(1)	All other compensation(2)	Total compensation
Robert S. Wiesenthal	2020	350,000	202,021	3,137	555,157
Chief Executive Officer	2019	350,000	853,673	—	1,203,673
Melissa M. Tomkiel	2020	275,000	86,107	—	361,107
President and General Counsel	2019	256,251	55,939	—	312,190
William A. Heyburn	2020	200,000	57,756	60	257,815
Chief Financial Officer and Head of Corporate Development	2019	153,125	101,096	—	254,221

(1)
Amounts shown reflect the grant date fair value of options awarded, determined in accordance with the Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation. These amounts exclude the value of estimated forfeitures. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options. For additional information in the stock-based compensation assumptions used, please refer to Note 9 in the accompanying notes to the consolidated financial statements of Blade Urban Air Mobility, Inc. for the years ended September 30, 2020 and 2019, included within this proxy statement.

Option awards for the year ended September 30, 2020, include for each named executed officer the aggregate of the grant date fair value of awards granted during such period plus the incremental fair value of reducing on July 28, 2020, the exercise price of then-outstanding awards to $0.13 per share. Specifically, for the year ending September 30, 2020, the grant date fair value of awards granted during the period and the fair value of the exercise price reductions were $0 and $202,021 for Mr. Wiesenthal, $60,327 and $25,780 for Ms. Tomkiel, $43,091 and $14,665 for Mr. Heyburn.
(2)
Amounts shown represent the value of air and car transportation on Blade services.

Narrative Disclosure to Summary Compensation Table
Agreements with Named Executive Officers
Mr. Wiesenthal’s offer letter from the Company, dated September 1, 2015, generally provides for at-will employment, an initial annual base salary of $34,125 (subject to periodic review by our board of directors) (Mr. Wiesenthal's current annual base salary is $350,000), a one-time grant of 388,005 stock options under the 2015 Plan (granted on September 1, 2015), reimbursement of reasonable business expenses in accordance with Company policies, and a gross-up for any qualified business expense reimbursement that is deemed includable in Mr. Wiesenthal’s taxable income.
Ms. Tomkiel’s letter agreement with the Company, dated July 1, 2019, generally provides for at-will employment, an annual base salary of $275,000 effective as of July 1, 2019, and a one-time grant of 55,000 stock options under the 2015 Plan (granted on July 11, 2019).
Additionally, as a condition of employment, each of our named executive officers has entered into our standard at will employment, confidential information, invention assignment and arbitration agreement, which includes the following restrictive covenants: (i) perpetual confidentiality and non-disclosure; (ii) 12-month non-competition; (iii) 12-month no-solicitation of customers and non-interference with franchisees, joint ventures, suppliers, vendors or contractors; and (iv) 12-month non-solicitation and no-hire of employees.
Base Salary
We provide each named executive officer with a base salary for the services that the executive officer performs for us. Base salaries were initially set at the time each named executive officer commenced employment with us and are reviewed annually. Following the completion of the Transactions, we expect that the Compensation Committee, in setting future salary determinations, will take into account a range of factors, which may include some or all of the following: the named executive officer’s position, responsibilities associated with that position, length of service, experience, expertise, knowledge and qualifications; market factors; the industry in which we operate and compete; recruitment and retention factors; the named executive officer’s individual compensation history; salary levels of the other members of our executive team and similarly situated executives at comparable companies; and our overall compensation philosophy.
Annual Bonus
Following the completion of the Transactions, we expect that our Compensation Committee will establish an annual incentive program for our named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each fiscal year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements, if any. Following the end of each fiscal year, we expect that the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers..
Equity Awards
We maintain the 2015 Plan, which authorizes the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and employees of any parent or subsidiary corporations, and for the grant of nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units to our employees, directors and consultants and employees of our parent and subsidiary corporations. We have granted options, including incentive stock options and nonqualified stock options, and restricted stock awards, to each of our named executive officers under our 2015 Plan. The 2015 Plan is administered by our board of directors.
Upon consummation of the Merger, all outstanding Blade Options under the 2015 Plan will be assumed and automatically converted into “assumed EIC Options.” The EIC Options will have an exercise price and cover a number of shares of EIC Class A common stock that results in the EIC Options having the same (subject to rounding) intrinsic value as the outstanding Blade Options. The EIC Options will generally have the same terms and conditions as outstanding Blade Options granted under the 2015 Plan. The EIC Options will be administered by the Compensation Committee or a subcommittee of the Compensation Committee to which it has properly delegated power, or if no such committee or subcommittee exists, the Board. Options granted under the 2015 Plan vest over a period of time determined by our board, subject to the optionholder’s continuous service through each applicable vesting date. Pursuant to resolutions of our board of directors, the consummation of the Merger will automatically cause the vesting of all options under the 2015 Plan that were granted before December 14, 2020; provided that, to the extent (if at all) necessary to avoid an excise tax under Code Section 4999 or lost deductibility under Code Section 280G, certain vesting will be subject to approval of Blade’s stockholders.
In connection with the Merger, EIC has adopted, subject to stockholder approval, the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees, including our named executive officers, and consultants to help us attract and retain services of these individuals, which is essential to our long-term success. We expect that the Incentive Plan will be effective on the Closing Date, subject to approval of such plan by EIC’s stockholders. For additional information about the Incentive Plan, please refer to “Proposal No. 4 — The Incentive Plan Proposal.”
Following the effectiveness of the Incentive Plan, no further awards will be made under the 2015 Plan.
Stock Option Repricing
Effective as of July 28, 2020, our board of directors approved a stock option repricing in which the exercise price of outstanding options under the 2015 Plan was changed to the per-share value determined by a third party valuation as of April 15, 2020. In connection with the repricing, the exercise price for each then-outstanding option held by employees of the Company who were actively employed at such time, including each option held by our named executive officers, was changed. No other changes were made to the terms and conditions of outstanding options in connection with the repricing.

Outstanding Equity Awards at September 30, 2020
The following table provides information regarding outstanding equity awards made to our named executive officers as of September 30, 2020.
		Option Awards(11)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert S. Wiesenthal	4/10/2015	3,400,000	0	0.13	4/10/2025
	9/1/2015	388,005	0	0.13	9/1/2025
	11/16/2018	1,529,044	1,807,051(1)	0.13	11/16/2028
Melissa M. Tomkiel	4/10/2015	430,171	0	0.13	4/10/2025
	6/27/2017	218,656	37,331(2)	0.13	6/27/2027
	11/16/2018	102,223	57,777(3)	0.13	11/16/2028
	7/11/2019	17,188	37,812(4)	0.13	7/11/2029
	7/28/2020	0	208,842(5)	0.13	7/28/2030
	7/28/2020	0	640,000(6)	0.13	7/28/2030
William A. Heyburn	11/16/2018	77,752	50,940(7)	0.13	11/16/2028
	7/11/2019	83,334	166,666(8)	0.13	7/11/2029
	7/28/2020	0	46,308(9)	0.13	7/28/2030
	7/28/2020	0	560,000(10)	0.13	7/28/2030

(1)
25% of these options vest on the first anniversary of the grant date, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 16th of each month through November 16, 2022), subject to Mr. Wiesenthal’s continued employment with us on each such vesting date. Vesting will be accelerated if Mr. Wiesenthal’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(2)
25% of these options vest on April 1, 2018, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 1st of each month through April 1, 2021), subject to Ms. Tomkiel’s continued employment with us on each such vesting date. Vesting will be accelerated if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(3)
These options vest in equal installments over 36 months commencing on October 31, 2018 (with each tranche vesting on the last day of each month through October 31, 2021), subject to Ms. Tomkiel’s continued employment with us on each such vesting date. Vesting will be accelerated if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(4)
25% of these options vest on June 28, 2020, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 28th of each month through June 28, 2023), subject to Ms. Tomkiel’s continued employment with us on each such vesting date. Vesting will be accelerated if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(5)
25% of these options vest on December 16, 2020, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 16th of each month through December 16, 2023), subject to Ms. Tomkiel’s continued employment with us on each such vesting date. Vesting will be accelerated if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.
(6)
25% of these options vest on May 1, 2021, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 1st of each month through May 1, 2024), subject to Ms. Tomkiel’s continued employment with us on each such vesting date. Vesting will be accelerated if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(7)
25% of these options vest on April 23, 2019, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 23rd of each month through April 23, 2022), subject to Mr. Heyburn’s continued employment with us on each such vesting date. Vesting will be accelerated if Mr. Heyburn’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(8)
25% of these options vest on May 1, 2020, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 1st of each month through May 1, 2023), subject to Mr. Heyburn’s continued employment with us on each such vesting date. Vesting will be accelerated if Mr. Heyburn’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(9)
25% of these options vest on December 16, 2020, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 16th of each month through December 16, 2023), subject to Mr. Heyburn’s continued employment with us on each such vesting date. Vesting will be accelerated if Mr. Heyburn’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(10)
25% of these options vest on May 1, 2021, with the remaining options vesting in equal installments over the subsequent 36 months (with each tranche vesting on the 1st of each month through May 1, 2024), subject to Mr. Heyburn’s continued employment with us on each such vesting date. Vesting will be accelerated if Mr. Heyburn’s employment is terminated by the Company involuntarily and without “cause” (including resignation for “good reason”) within two months prior to, or twelve months following, a “change in control,” as such terms are defined in the applicable award agreement.

(11)
Pursuant to resolutions of our board of directors, all of the options listed on this table will vest upon consummation of the Merger, subject to approval by Blade stockholders to the extent necessary to avoid an excise tax under Code Section 4999 or lost deduction under Code Section 280G.

2021 Compensation Decisions
In December 2020, our board of directors approved awards of restricted stock under the 2015 Plan to certain employees, including our named executive officers (the “December Approval”). Pursuant to the December Approval, Mr. Wiesenthal was granted a total of 88,500 shares of restricted stock, Mr. Heyburn was granted a total of 300,000 shares of restricted stock, and Ms. Tomkiel was granted 88,500 shares of restricted stock. In each case, the award is subject to approval by Blade stockholders to the extent necessary to avoid an excise tax under Code Section 4999 or lost deduction under Code Section 280G. These awards of restricted stock will generally vest on the first anniversary of the date of grant, subject to and conditioned on the consummation of the Transaction and the recipient’s continued employment with the Company through the vesting date. Vesting of our named executive officers’ shares of restricted stock will be accelerated if the recipient’s employment is terminated by the Company involuntarily and without “cause” (including, for this purpose, resignation for “good reason”), as such terms are defined in the applicable award agreements. In addition, pursuant to the December Approval, Ms. Tomkiel was granted an additional 216,340 shares of restricted stock. These shares of restricted stock will generally vest on the first anniversary of the date of grant, subject to and conditioned on Ms. Tomkiel’s continued employment with the Company through the vesting date, subject to accelerated vesting if Ms. Tomkiel’s employment is terminated by the Company involuntarily and without “cause” (including, for this purpose, resignation for “good reason”). Upon the consummation of the Merger, each outstanding share of restricted stock granted under the 2015 Plan will be cancelled and converted into the right to receive a number of newly issued shares of restricted stock under the Incentive Plan, which shares of restricted stock will generally have the same terms and conditions as restricted stock granted under the 2015 Plan outstanding immediately prior to the Merger.
Vesting of restricted stock awards granted under the 2015 Plan will not accelerate in connection with the Merger (but, as noted above, vesting of shares will be accelerated in the event of involuntary termination without “cause,” including resignation for “good reason”).
Director Compensation
For the year ended September 30, 2020 we did not pay compensation or grant equity awards to our non-employee directors for their service on our board of directors. Our directors are reimbursed for reasonable travel and related expenses associated with attendance at board or committee meetings.
In December 2020, Mr. Lerer was granted a total of 70,000 shares of restricted stock under the 2015 Plan. This award of restricted stock will generally vest on the first anniversary of the date of grant, subject to and conditioned on the consummation of the Transactions and Mr. Lerer’s continued service with the Company on the vesting date. The award is subject to approval by Blade stockholders to the extent necessary to avoid an excise tax under Code Section 4999 or lost deduction under Code Section 280G. The restricted stock awards granted to Mr. Lerer will not accelerate in connection with the Merger. Upon the consummation of the Merger, each outstanding share of restricted stock granted under the 2015 Plan will be cancelled and converted into the right to receive a number of newly issued shares of restricted stock under the Incentive Plan, which shares of restricted stock will generally have the same terms and conditions as restricted stock granted under the 2015 Plan outstanding immediately prior to the Merger.

BLADE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of financial condition and operating results for Blade (as used in this section, “Blade” or the “Company”) has been prepared by Blade’s management. You should read the following discussion and analysis together with “Blade’s Selected Historical Financial Information” and our consolidated financial statements and related notes elsewhere in this proxy statement/prospectus/consent solicitation statement. Any references in this section to “we,” “our” or “us” shall mean Blade. Our disclosure and analysis in this report contains forward-looking statements. Forward-looking statements give management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements other than statements of historical fact are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does not expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur, or be achieved. Although the forward-looking statements contained herein reflect management’s current beliefs based on information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.
Overview
Blade is a technology-powered, global air mobility platform. We provide consumers with a cost-effective and time-efficient alternative to ground transportation for congested routes, predominantly within the Northeast United States, through our helicopter, amphibious seaplane and fixed-wing transportation services. Our platform utilizes a technology-powered, asset-light business model, which was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to Electric Vertical Aircraft (“EVA”), once they are certified for public use. Blade currently operates in three key lines of business:
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Short Distance —  Consisting primarily of flights: (i) between 60 and 100 miles in distance, largely servicing commuters for prices between $595 and $795 per seat (or $295 for monthly commuter pass holders); and (ii) between all New York area airports and dedicated Blade terminals in Manhattan’s heliports for $195 per seat (or $95 per seat with the purchase of an annual Airport Pass for $795).

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MediMobility Organ Transport and Jet —  We believe Blade is one of the largest air transporters of human organs for transplant in the Northeast United States, in most cases reducing the costs and transport time for hospitals versus legacy competitors. Organ movements are expected to be one of the first uses of EVA, given light payloads, short distances involved in “last mile” transfers between airports and hospital helipads, and missions that can be flown without passengers. This business line also includes non-medical jet charter and limited by-the-seat jet flights from New York to Miami and Aspen.

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Other —  Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Blade’s first international joint venture launched helicopter services in late 2019 in India, flying between Mumbai, Pune and Shirdi.
Our Business Model
Blade leverages an asset-light business model: we neither own nor operate aircraft. Pilots, maintenance, hangar, insurance and fuel are all costs borne by our network of operators, which provide aircraft to Blade at fixed hourly rates. This enables our operator partners to focus on training pilots, maintaining aircraft and flying, while we schedule flights based on demand analysis and maintain the relationship with the flier from booking through flight arrival. Blade takes the economic risk of aggregating fliers to optimize flight profitability, providing predictable margins for our operators.
We typically pre-negotiate fixed hourly rates and flight times with our aircraft operators, paying only for flights actually flown, creating a predictable and flexible cost structure. Our costs are variable based on how many flights we offer, so if demand recedes, we are able to adjust our supply requirements accordingly by using fewer operators and reducing our by-the-seat flights. Depending on the maturity of the routes an operator is servicing, Blade will sometimes provide an annual guaranteed number of flight hours to the aircraft operators.
Our asset-light business model was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to EVA, once they are certified for public use. We intend to leverage the lower operating costs of EVA versus helicopters to reduce the consumer’s price for our flights. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertical landing infrastructure (“vertiports”) in our existing and new markets.
Key Business Metric
We collect, measure, and evaluate operating and financial data of our business to evaluate our performance, measure our progress, and make strategic decisions. The following table reflects the key operating metric we use to evaluate our business:
	Three Months Ended December 31,		Years Ended September 30,
	2020	2019	2020	2019
Seats flown – all flights	2,946	7,290	17,346	32,845
We define “Seats flown — all flights” as the total number of seats occupied by paying passengers on all flights, whether sold by-the-seat or within a charter arrangement. Our long-term strategy is primarily focused on growth in by-the-seat products and we believe that “Seats flown — all flights” is an important indicator of our progress in executing on this growth strategy. This metric is not always directly correlated with revenue given the significant variability in the price we charge per seat flown across our various products and routes. For products and routes sold by-the-seat, we fly significantly more passengers at a low price per seat; growth in these areas is captured by “Seats flown — all flights,” but not necessarily in revenue, which is heavily influenced by our organ transplant and jet product line where we typically fly fewer or sometimes no passengers over long distances at a high price. We believe the “Seats flown — all flights” metric is useful to investors in understanding the overall scale of our business and trends in the number of passengers paying to use our service.
Recent Developments  —  Impact of COVID-19
COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced a substantial decline in the demand for some of our passenger services due to travel restrictions that significantly reduced the number of commercial airline passengers and office closures that required many people to work from home, lowering commuter demand.
As a result of this decline, we paused our New York airport service beginning in March 2020 and significantly reduced the number of Northeast commuter flights we offered in the typically high-demand summer season. Despite the reduction in volume, our cost of revenue on a per flight basis remained generally consistent with 2019 for our by-the-seat routes. In addition, we did not renew agreements with certain of our operators for charter services, although we continue to do business with some of them. Despite the decline in our by-the-seat airport and Northeast commuter business, we saw an increase in demand for our MediMobility (organ transport), jet charter, shared charter and by-the-seat jet services during the pandemic. Starting in the three-months ending December 2020, we saw increased demand for our short-distance commuter products. We also launched BLADE Essential Ground Connect, our ground transportation service, during the pandemic and we implemented new measures to focus on the personal safety of our air and ground passengers.
With the reduction in commercial flight volumes, and the persistence of city-wide lockdowns in our core markets, we implemented cost savings initiatives, such as delaying non-essential projects and reducing or suspending other discretionary spending. Many of our landlords allowed us to defer rent for up to three months. On April 8, 2020, we received a loan in the principal amount of approximately $1.2 million through the Paycheck Protection Program under the CARES Act, which we used to help sustain our employee payroll costs and rent.
The ultimate impact of the current COVID-19 pandemic, or a similar health crisis, is highly uncertain and subject to change. Despite the expected distribution of vaccines against the virus in 2021, adverse developments related to the pandemic, such as delays in vaccine distribution and administration, the emergence of new viral strains that are not responsive to the vaccine, or a continued lack of demand for travel from the public, could postpone our ability to resume more frequent services.
Key Factors Affecting our Performance
Ability to attract and retain fliers
Our success depends in part on our ability to cost-effectively attract new fliers, retain existing fliers and increase utilization of our services by current fliers. Historically, we have made, and expect that we will need to continue to make, significant investments and implement strategic initiatives in order to attract new fliers, such as flier acquisition campaigns and the launching of new scheduled routes. For example, for the years ended September 30, 2020 and 2019, marketing and advertising expenses represented 11% and 16% of our revenues, respectively. These investments and initiatives may not be effective in generating sales growth or profits. Moreover, if fliers do not perceive our urban air mobility services to be reliable, safe and cost-effective, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain fliers or increase their utilization of our platform.
Expansion into New Geographic Markets
Our growth plan is focused on dense urban areas, primarily those with existing air transportation infrastructure in the Northeast and on the West Coast, that are facing increasing ground congestion. In these areas, Blade’s urban air mobility services can provide the most time savings for our fliers and, given the short distances involved, costs for our services can be comparable to luxury private car services. In addition, EVA may be commercially viable sooner in these markets given that battery technology constraints may limit the range of early models. Large urban markets with existing heliport infrastructure should be able to accommodate EVA while other cities may need several years to permit and build such infrastructure. In addition to these domestic target markets, we will continue to explore international markets through joint ventures, as in India. The number of potential fliers using our urban air mobility services in any of these markets cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our current or targeted future markets.
Growth of our business will require significant investments in our infrastructure, technology and marketing and sales efforts. Historically, cash flow from operations has not been sufficient to support these needs. If our business does not generate the level of available cash flow required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.
Development, approval and acceptance of EVA for passenger travel
We intend to leverage the expected lower operating costs of EVA versus helicopters to reduce the consumer’s price for our flights. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertiports in our existing and new markets. However, manufacturers, individual operators that will purchase EVA, and pilots must receive requisite approvals from federal transportation authorities before EVA can fly passengers. No EVA aircraft are currently certified by the FAA for commercial operations in the United States, and there is no assurance that research and development will result in government certified aircraft that are market-viable or commercially successful in a timely manner or at all. To our knowledge, no EVA aircraft have been denied certification by the FAA.

In order to gain FAA certification, the performance, reliability and safety of EVA must be proven. Even if EVA aircraft are certified, individual operators must conform EVA aircraft to their licenses, which requires FAA approval, and individual pilots also must be licensed and approved by the FAA to fly EVA aircraft, which could contribute to delays in any widespread use of EVA and potentially limit the number of EVA operators available to our business. The timing for certification of EVA is unknown. In January 2020, FAA Administrator Steve Dickson stated publicly that the FAA was engaged with builders of more than 15 EVA projects. At least one manufacturer, Joby Aviation has announced that they have established a certification basis in collaboration with the FAA as of February 2021. In addition, several manufacturers have published their expected timeline to FAA type certification in 2023 or 2024. We believe that one or more of these manufacturers will be successful in this timeframe.
We believe that Blade is well positioned to introduce EVA into commercial service, once available, for a number of reasons. We believe our existing short-distance routes are compatible with EVA, which are expected initially to have a limited range, and our existing terminal space will accommodate EVA. Blade’s unit economics are designed to be profitable using either helicopters or EVA, even if early EVA does not deliver significant cost savings relative to helicopters. Moreover, Blade’s asset-light business model and technology platform are operator and aircraft agnostic, enabling a seamless transition to EVA. If manufacturers are unable to secure type certification from the FAA in the expected timeframe, Blade will continue to offer flights on conventional certified VTOL (Vertical Take Off and Landing) and CTOL (Conventional Take Off and Landing) aircraft: helicopters, tilt-rotors, and airplanes.
Seasonality
Historically, we experienced seasonality with flight volume peaking during the third and fourth fiscal quarters of each fiscal year due to the busy summer travel season, with lower volume during the first and second fiscal quarters. In calendar year 2020, we experienced less seasonality as a result of the COVID-19 pandemic and related restrictions, which altered typical travel patterns. Blade’s expansion strategy is focused on routes with significantly less seasonality, such as intercity transfers, airport, and year-round commuter routes. Thus, we expect that seasonality in revenue will decrease as our business grows and our revenue mix shifts to these new year-round routes.
Components of Results of Operations
Revenue
Blade generates revenue through the sale of air travel services. Our fliers primarily purchase and manage reservations using our self-service mobile and web applications, but some choose to call, email or text our dedicated team of Flier Relations professionals. Fliers pay via credit card transactions, wire, check, customer credits and gift cards, and generally we collect payments in advance of performing the related services. We also collect fees from add-ons, such as trip insurance and ground transportation services, and changes to non-refundable seats sold. Our MediMobility customers receive terms and make payments to us after we perform the related service. Most of our accounts receivable consist of amounts due from MediMobility customers. Additionally, our joint venture agreement for operations in India entitles us to receive quarterly royalty payments, although we have not earned any royalties under that agreement as of December 31, 2020.
Disaggregated revenue by product lines was as follows:
	For the Three Months Ended December 31,
Product Line	2020	2019
	(in thousands)
Short distance flight services	$2,186	$3,167
MediMobility organ transplant and jet	5,229	1,893
Other	571	163
Total Revenue	$7,986	$5,223

Cost of Revenue
Cost of revenue consists principally of flight costs paid to operators of aircraft and landing fees.
Software Development
Costs incurred for the development of the Company’s internal use software are expensed as incurred.
General and Administrative
General and administrative expenses include principally personnel costs, including stock-based compensation, facility fees, credit card processing fees and professional fees. We expect that general and administrative expenses will increase for the foreseeable future as we expand our service offerings to additional cities and increase flight volumes on existing routes. We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with reporting obligations under the rules and regulations of the SEC, rules and regulations applicable to companies listed on a national securities exchange, and higher expenses for director and officer insurance, investor relations, and professional services.
Selling and Marketing
Selling and marketing expenses consist primarily of advertising costs, marketing expenses, and promotion costs. We expect that selling and marketing expenses will increase for the foreseeable future as it represents a key component of our initiatives to expand into new markets. The trend and timing of our brand marketing expenses will depend in part on the timing of our expansion into new markets and other marketing campaigns.
Results of Operations
Comparison of the Three Months Ended December 31, 2020 and 2019
The following table presents our consolidated statements of operations for the periods indicated:
	Three Months Ended December 31,
	2020		2019
($ in thousands)	$	% of 2020 Revenue	$	% of 2019 Revenue
Revenue	7,986	100	5,223	100
Operating expenses
Cost of revenue	6,322	79	5,757	110
Development costs	186	2	230	4
General and administrative	3,411	43	3,008	58
Selling and marketing	435	5	1,032	20
Total operating expenses	10,354	130	10,027	192
Loss from operations	(2,368)		(4,804)
Other non-operating income
Interest income	7		91
Total other income	7		91
Net loss	(2,361)		(4,713)
Revenue
Revenue increased by $2.8 million or 53%, from $5.2 million in the three months ended December 31, 2019 to $8.0 million in the three months ended December 31, 2020. The increase in revenue was driven principally by increases in MediMobility organ transplant and jet of $3.3 million in the three months ended December 31, 2020, from $1.9 million in the three months ended December 31, 2019 to $5.2 million in the three months ended December 31, 2020, an increase of 176%. The revenue increase in MediMobility organ transplant and jet was partially offset by a 31% decrease in short distance aviation services, from $3.2 million in the three months ended December 31, 2019 to $2.2 million in the three months ended December 31, 2020. Short distance revenues were negatively impacted by a significant reduction in demand for commercial airline travel due to pandemic lockdowns and our decision to pause by-the-seat New York airport transfers. This was partially offset by increased demand for our Northeast commuter services as fliers continued to utilize suburban homes well beyond the typical summer peak season.
Our MediMobility and jet charter businesses were not adversely impacted by the pandemic and continued to show strong growth. In MediMobility, growth was driven by our successful effort to add additional hospital customers and the continued need for organ transplants during the pandemic. In jet charter, growth was driven by the successful acquisition of additional fliers and more frequent trips from fliers who preferred to avoid commercial airline travel during the pandemic.
Other revenue increased 250% from $0.2 million to $0.6 million driven primarily by the introduction of our Essential Ground Connect car service and increased sales of commuter passes.
Cost of Revenue
Cost of revenue increased by $0.6 million or 10%, from $5.8 million during the three months ended December 31, 2019 to $6.3 million in the three months ended December 31, 2020. The increase in cost of revenue was driven by increased revenues in the period. Cost of revenue decreased as a percentage of revenues driven by higher passenger utilization on our short-distance flight services. Passenger utilization was lower in 2019 given our rapid expansion of by-the-seat New York airport transfer capacity in the period; our by-the-seat New York airport transfer service was paused in 2020 due to the COVID-19 pandemic.
Software Development
Development costs decreased by $0.1 million, or 19%, from $0.2 million in the three months ended December 31, 2019 to $0.2 million in the three months ended December 31, 2020, principally due to management’s decision to reduce development costs in response to the COVID-19 pandemic’s impact on operations.
General and Administrative
General and administrative expense increased by $0.4 million, or 13%, from $3.0 million during the three months ended December 31, 2019 to $3.4 million in the three months ended December 31, 2020, principally on an increase in stock-based compensation from $0.1 million in the three months ended December 31, 2019 to $1.3 million in the three months ended December 31, 2020, increased costs associated with revenue growth and an increase in professional fees as we prepared for our proposed merger with EIC.
Selling and Marketing
Selling and marketing expense decreased by $0.6 million, or 58%, from $1.0 million during the three months ended December 31, 2019 to $0.4 million in the three months ended December 31, 2020. The decrease in selling and marketing expense was attributed primarily to reductions in marketing and advertising related to scaling down our short distance flight services in response to COVID-19 restrictions on travel and workplace closures.
Other non-operating income (expense)
Other non-operating income consists of interest income and interest expense. We earn interest income on our money market investments. Interest income decreased by $0.1 million, or 92%, from $0.1 million during the three months ended December 31, 2019 to $0.1 million during the three months ended December 31, 2020.

Comparison of the Years Ended September 30, 2020 and 2019
The following table presents our consolidated statements of operations for the years indicated:
	Years Ended September 30,
	2020		2019
($ in thousands)	$	% of 2020 Revenue	$	% of 2019 Revenue
Revenue	23,434	100	31,196	100
Operating expenses
Cost of revenue	21,107	90	26,497	85
Development costs	861	4	751	2
General and administrative	9,292	40	10,476	34
Selling and marketing	2,533	11	5,013	16
Total operating expenses	33,793	144	42,737	137
Loss from operations	(10,359)		(11,541)
Other non-operating income (expense)
Interest income	200		718
Interest expense	(1)		(15)
Total other income	199		703
Net loss	(10,160)		(10,838)
Revenue
Revenue decreased by $7.8 million, or 25%, from $31.2 million in 2019 to $23.4 million in 2020. The decline in revenue was driven principally by lower revenues from short distance aviation services, from $26.0 million in 2019 to $9.9 million in 2020, a reduction of $16.1 million or 62%. The revenue decline in short distance was partially offset by significant increases in MediMobility (organ transport) and jet charter revenues. MediMobility and jet charter revenues were $12.8 million in 2020 as compared to $5.0 million in 2019, an increase of $7.8 million or 156%. Short distance revenues were negatively impacted by a significant reduction in demand for commercial airline travel, driven by the COVID-19 pandemic, which resulted in our decision to pause our New York airport transfer services. In addition, the closure of offices in New York City led to a reduction in demand for our commuter services in the typically high-demand summer season.
Our MediMobility and jet charter businesses were not adversely impacted by the pandemic and continued to show strong growth. In MediMobility, growth was driven by our successful effort to add additional hospital customers, the continued need for organ transplants during the pandemic and the limited operating results for MediMobility in 2019, given our Q4 2019 service launch. In jet charter, growth was driven by the successful acquisition of additional fliers and more frequent trips from fliers who preferred to avoid commercial airline travel during the pandemic.
Other revenue increased from $0.2 million to $0.7 million driven primarily by the introduction of our Essential Ground Connect ground transportation service and increased sales of commuter passes.
Cost of Revenue
Cost of revenue decreased by $5.4 million, or 20%, from $26.5 million during 2019 to $21.1 million in 2020. The decrease in cost of revenue was attributed primarily to the decline in short distance flight volume, which was driven by the COVID-19 pandemic. Generally, our direct costs payable to operators on a per flight per route basis remained consistent with 2019 for our by-the-seat routes. From 2019 to 2020, we had a shift in revenue mix as the number of short distance flights decreased and flights for MediMobility and jet charter increased. Our direct operator costs for MediMobility and jet charter are generally higher than the direct operator costs for our short distance flights. Thus, the shift in revenue mix led to an overall increase in our cost of revenue as a percentage of total revenues.
Software Development
Development costs increased by $0.1 million, or 13%, from $0.8 million in 2019 to $0.9 million in 2020, principally due to hiring additional software development engineers and consultants in the period.
General and Administrative
General and administrative expense decreased by $1.2 million, or 11%, from $10.5 million during 2019 to $9.3 million in 2020, principally on account of headcount reductions implemented in the spring of 2020 to reduce fixed costs in response to the COVID-19 pandemic’s impact on operations.
Selling and Marketing
Selling and marketing expense decreased by $2.5 million, or 49%, from $5.0 million during 2019 to $2.5 million in 2020. The decrease in selling and marketing expense was attributed primarily to significant reductions in marketing and advertising related to scaling down our short distance flight services in response to COVID-19 restrictions on travel and workplace closures.
Other Non-Operating Income (Expense)
Other non-operating income consists of interest income and interest expense. We earn interest income on our money market investments. Interest income decreased by $0.5 million, or 72%, from $0.7 million during 2019 to $0.2 million during 2020.
Liquidity and Capital Resources
Sources of liquidity
Since our inception, we have financed our operations primarily from sales of our convertible preferred stock. As of December 31, 2020 and September 30, 2020, we had cash and cash equivalents of $10.2 million and $12.2 million, respectively, and restricted cash of $0.1 million and $0.1 million at December 31, 2020 and September 30, 2020, respectively. We anticipate that our available cash and cash equivalents will be sufficient to meet our current operational needs for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including the pace of our expansion into new markets, our ability to attract and retain fliers, capital expenditures, acquisitions, as well as the timing of regulatory approval and market adoption of EVAs for urban air mobility. We will need to raise additional capital in order to fully realize our plans for growth and expansion.
On April 8, 2020, we entered into an unsecured note evidencing our PPP Loan in the principal amount of $1.2 million. Proceeds of our PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligations that were incurred before February 15, 2021. Blade’s current plans are not to seek loan forgiveness, as permitted under the PPP Loan, and to repay the loan in full.
We plan to obtain additional funding through completion of the merger with EIC, pursuant to the terms of the Merger Agreement. Simultaneous with the closing of the merger, Blade and EIC expect to close on a PIPE financing providing gross proceeds of $125 million. Assuming consummation of the merger, no redemptions of EIC common stock, and closing of the PIPE financing, we estimate that the post-merger company will have approximately $381 million of cash. Assuming maximum redemptions, we estimate that the post-merger company will have approximately $104 million of cash. If we are not able to complete the merger and PIPE financing transactions, we would pursue raising capital through other means, including the sale of our common stock and preferred stock in private placements, although there can be no assurance that we will be able to do so on acceptable terms.

Liquidity Requirements
Blade’s principal uses of cash since inception have been funding its operations and investing in technology development. To a limited extent, we have acquired or invested in complementary businesses, products and technologies. Our short-term (less than 12 months) cash requirements include personnel costs, lease payments, and receivables for our MediMobility business. Our long-term cash requirements will depend on many factors, including our revenue growth rate, expansion of sales and marketing activities, the addition of new domestic routes, international expansion, the availability of EVA in the urban air mobility market, and identification of acquisition or investment targets.
Blade has contractual relationships with various aircraft operators to provide aircraft service. Under these Capacity Purchase Agreements (“CPAs”), we pay the operator contractually agreed fees for operating these flights. The fees are generally based on fixed hourly rates by aircraft type multiplied by pre-negotiated time-distance multiples (i.e., flight hours). Under these CPAs, the Company is also responsible for landing fees and other costs, which are either passed through by the operator to the Company without any markup or directly incurred by the Company. As of December 31, 2020, the Company was obligated under agreements with operators to purchase flights with an aggregate value of approximately $1.3 million and $1.5 million for the years ended September 30, 2021 and 2022, respectively.
As a consequence of our business combination with EIC, Blade will become a NASDAQ-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Blade expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, Blade may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our growth plans, which could have a material adverse impact on our business prospects and results of operations.
Cash Flows
Comparison of the Three Months Ended December 31, 2020 and 2019
The following table summarizes our cash flows for the periods indicated:
	Three Months Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Net cash used in operating activities	$(2)	$(4,570)	3,008	(66)
Net cash used in investing activities	(536)	(358)	(178)	50
Net cash provided by financing activities	(1,401)	5	(1,406)	(28,120)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(1,939)	$(4,923)	1,424	(28,136)
Cash Used in Operating Activities
For the three months ended December 31, 2020, net cash used in operating activities was $0.2 million, primarily driven by a net loss of $2.4 million adjusted for non-cash depreciation and amortization and stock-based compensation. Non-cash adjustments consisted of $0.1 million depreciation and amortization and $1.3 million stock-based compensation. The changes in operating assets and liabilities are primarily driven by $(0.4) million prepaid expenses and other current assets, $(0.5) million accounts receivable, $0.1 million amortization of operating lease right-of-use asset, net of accretion lease liability, $1.4 million accounts payable and accrued expenses and $0.4 million deferred revenue.

For the three months ended December 31, 2019, net cash used in operating activities was $4.6 million, primarily driven by a net loss of $4.7 million adjusted for non-cash depreciation and amortization and stock-based compensation. Non-cash adjustments consisted of $0.1 million depreciation and amortization and $0.1 million stock-based compensation. The changes in operating assets and liabilities included are primarily driven by $(0.2) million prepaid expenses and other current assets, $(0.1) million accounts receivable, $(0.1) million amortization of operating lease right-of-use asset, net of accretion lease liability, $(0.7) million accounts payable and accrued expenses and $0.8 million deferred revenue.
Investing Activities
For the three months ended December 31, 2020, net cash used in investing activities was $0.5 million, driven by $0.5 million of purchase of domain name and $0.1 million of purchases of property and equipment.
For the three months ended December 31, 2019, net cash used in investing activities was $0.4 million, driven by $0.4 million of purchases of property and equipment.
Cash Provided by Financing Activities
For the three months ended December 31, 2020, net cash used in financing activities was ($1.4) million, reflecting deferred recapitalization costs related to the merger of ($1.4) million.
For the three months ended December 31, 2019, net cash provided by financing activities was less than $0.1 million.
Comparison on the Years Ended September 30, 2020 and 2019
The following table summarizes our cash flows for the periods indicated:
	Years Ended September 30
($ in thousands)	2020	2019	$ Change	% Change
Net cash used in operating activities	$(10,818)	$(10,302)	(516)	5.0
Net cash used in investing activities	(377)	(1,054)	677	(64.2)
Net cash provided by financing activities	1,180	116	1,064	917.2
Net increase (decrease) in cash, cash equivalents and restricted cash	$(10,015)	$(11,240)	1,225	(10.9)
Cash Used in Operating Activities
For the year ended September 30, 2020, net cash used in operating activities was $10.8 million, primarily driven by a net loss of $10.2 million, adjusted for non-cash items consisting of $0.5 million of depreciation and amortization and $0.5 million of stock-based compensation. The changes in operating assets and liabilities consist principally of increases of $0.3 million in prepaid expenses and other current assets, $0.6 million in accounts receivable, and a decrease of $1.4 million in accounts payable and accrued expenses, offset by an increase of $0.6 million in deferred revenue.
For the year ended September 30, 2019, net cash used in operating activities was $10.3 million, primarily driven by a net loss of $10.8 million, adjusted for non-cash items consisting of $0.5 million of depreciation and amortization and $0.3 million of stock-based compensation. The changes in operating assets and liabilities consist principally of increases of $0.3 million in prepaid expenses and other current assets, $0.2 million in accounts receivable and a decrease of $0.4 million in accounts payable and accrued expenses, offset by an increase of $0.7 million in deferred revenue.
Investing Activities
For the year ended September 30, 2020, net cash used in investing activities was $0.4 million, driven by the purchases of property and equipment.

For the year ended September 30, 2019, net cash used in investing activities was $1.0 million, primarily driven by $0.6 million of purchases of property and equipment, $0.2 million for the investment in joint venture, and $0.3 million for the purchase of a customer list.
Cash Provided by Financing Activities
For the year ended September 30, 2020, net cash provided by financing activities was $1.2 million, reflecting proceeds of $1.2 million from notes payable.
For the year ended September 30, 2019, net cash provided by financing activities was $0.1 million, reflecting proceeds from the exercise of common stock options.
Off-Balance Sheet Arrangements
As of December 31, 2020, we were not a party to any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, or cash flows.
Critical Accounting Policies and Estimates
Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosure in the notes to financial statements. We evaluate our accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions.
For further information about our critical accounting policies and use of estimates, see Note 2 of the notes to our condensed consolidated financial statements included elsewhere in this proxy statement/ prospectus/consent solicitation statement.

INFORMATION ABOUT BLADE
References in this section to “we,” “our,” “us,” the “Company” or “Blade” generally refer to Blade and its consolidated subsidiaries.
Our Business
Blade is a technology-powered, global air mobility platform. Founded in 2014, we provide consumers with a cost effective and time efficient alternative to ground transportation for congested routes, predominantly within the Northeast United States and India, through our helicopter, amphibious seaplane and fixed-wing transportation services. Blade’s platform utilizes a technology-powered, asset-light business model with substantial brand recognition. According a 2020 report prepared by Morgan Stanley Research, the global urban air mobility industry, which includes manufacturing, related technology and infrastructure, packages and freight transportation, military and defense applications, and human transportation, is expected to be approximately $123 billion by 2025 and grow to approximately $640 billion by 2035. We believe that the combination of Blade’s strong brand recognition, growing user base, network of exclusive terminals and our proprietary technology stack provides a competitive advantage in the markets we serve.
Our asset-light business model means that Blade neither owns nor operates any aircraft. Instead, our network of operator partners provide aircraft, pilots, maintenance, insurance and fuel, while we focus on what we do best: booking and aggregating fliers through our mobile app, website and Flier Relations team and providing cost-effective air transportation alternatives to some of the most congested ground routes in the United States and India. Blade’s proprietary “customer-to-cockpit” technology stack enables us to manage hundreds of fliers across numerous simultaneous flights, coordinating multiple operators flying between terminals across our route network. We believe that this technology, which provides us with enhanced logistics capabilities and information from our fliers signaling their interest in new routes, will enable us to continue to scale our business. This technology stack was built with future growth in mind and is designed to allow our platform to be easily scaled to accommodate, among other things, rapid increases in flier volume, new routes, new operators, broader flight schedules, next-generation verticraft and ancillary services (e.g., last/first-mile ground connections, trip cancellation insurance, baggage delivery) through our mobile apps, website and cloud-based tools. Our technology stack incorporates data collection and analysis technology to help us better understand how fliers use our platform and predict potential growth opportunities.
Blade operates exclusive passenger terminal infrastructure in key markets, positioning us for competitive advantage in locations that are constrained by geography or regulation from adding new heliports. Beyond providing an enjoyable and seamless pre-boarding experience, operating our own network of terminals allows us to streamline the departure and arrival process to improve the flier experience and increase our aircraft utilization rates. For example, we can check-in passengers as they arrive and manage boarding to allow multiple flights to depart from the same terminal within minutes of each other, while also enabling baggage handling and real-time recovery logistics in the event of flight delays or cancellations.
Our fliers are a mix of business and leisure travelers to whom we sell by-the-seat and charter air transportation services on a per-flight or multi-purchase basis. In 2019, we began offering corporate clients the opportunity to enter into bulk purchase agreements to provide their employees with access to our services.
We operate as a carbon neutral business by purchasing offsets to counteract the carbon emissions generated by our urban air mobility services. Blade endeavors to fund projects and/or purchase offsets generated by projects in our primary service areas. For example, through the purchase of certain offsets, we have recently supported a project to capture methane gases from one of the largest landfills in New York, generating clean electrical power while reducing greenhouse gas emissions.
Our asset-light business model was developed to be scalable and profitable on a per unit basis using conventional helicopters while enabling a seamless transition to EVA. We estimate that we could introduce EVA aircraft into our services for some of our shortest routes by 2025, although government approvals, availability of EVA, and public acceptance could cause delays beyond that date. We intend to leverage the expected lower operating costs of EVA versus conventional helicopters to reduce the consumer’s price for our flights and make our urban air mobility services accessible to an even larger number of fliers. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for and encourage the development of new vertical landing infrastructure (“vertiports”) in our existing and new markets.
We believe that Blade is well positioned to introduce EVA into commercial service, once available, given that:
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EVA are initially expected to have limited range. Many of Blade’s existing and planned routes are very short (e.g., Manhattan to NYC Airports) potentially making them suitable for EVA service.

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Landing sites for EVA may be limited initially to existing heliports and airports. Blade has already secured leases for terminal space in locations where such space is scarce, including in Manhattan.

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Early EVA may not initially deliver significant cost savings relative to helicopters. Blade’s unit economics are designed to be profitable using either helicopters or EVA.

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EVA represents a significant change in aviation technology and some fliers may initially be reluctant to embrace it as a new mode of transportation. As such, we believe that fliers will be more likely to turn to established, trusted companies like Blade to provide them with this new service.

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Blade’s asset-light business model and technology platform are operator and aircraft agnostic, enabling a seamless transition to EVA.

Blade’s disaggregated revenues are presented within the three following categories:
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Short Distance — Consisting primarily of helicopter and amphibious seaplane flights: (i) between 60 and 100 miles in distance, largely servicing commuters for prices between $595 and $795 per seat (or $295 for monthly commuter pass holders); and (ii) between all New York area airports and dedicated Blade terminals in Manhattan’s heliports for $195 per seat (or $95 per seat with the purchase of an annual Airport Pass for $795). Our short distance offerings are generally available for purchase both on a per seat basis (one-way and round-trip) and at discounted rates through monthly and annual subscription models.

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MediMobility Organ Transport and Jet — We believe Blade is one of the largest air transporters of human organs for transplant in the Northeast United States, in most cases reducing the costs and transport time for hospitals versus legacy competitors. Organ movements are expected to be one of the first uses of EVA, given light payloads, short distances involved in “last mile” transfers between airports and hospital helipads, and missions that can be flown without passengers. This business line also includes non-medical jet charter and limited scheduled jet flights from New York to Miami and Aspen.

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Other — Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Blade’s first international joint venture launched helicopter services in late 2019 in India, flying between Mumbai, Pune and Shirdi. We have a minority, non-controlling interest in this joint venture and receive licensing fees from the joint venture equal to a percentage of its revenues. As part of our international expansion strategy, we will seek to form additional joint ventures with local partners in key markets with Blade providing the technology, flier experience, infrastructure design, marketing templates and employee training that enables a scalable and consistent Blade experience. In selecting local partners for joint ventures, we seek well-capitalized, experienced and reputable in the applicable market. The form of structure of our future joint ventures may vary based on, among other things, the particular circumstances and future growth prospects for such joint venture.
Impact of the COVID-19 Pandemic
COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant, government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders and business closures. Consequently, we have experienced a decline in the demand for our passenger services due to travel restrictions significantly reducing the number of commercial airline passengers and office closures that required many people to work from home. As a result of this decline, we paused our New York by-the-seat airport service beginning in March 2020 and significantly reduced the number of our Northeast commuter flights. However, we saw increased demand for our Northeast commuter service beyond the typical summer season, as some fliers remained in summer homes throughout the winter. We also experienced an increase in non-seasonal demand in our MediMobility and jet businesses. In addition, we did not renew agreements with certain of our third-party aircraft operators for charter services, although we continue to do business with some of them. We believe that our flights on jet aircraft, operating from private terminals with no more than 16 passengers, appealed to our fliers.
Additionally, the Company implemented measures to focus on the personal safety of our fliers. These measures include, but are not limited to, the following: (i) enhanced aircraft cleaning procedures, including electrostatic decontamination of aircraft between flights; (ii) checking temperature and blood oxygen saturation levels upon check in for all passengers at Blade terminals; (iii) requiring proof of a negative COVID-19 test result from a test that was administered within 48 hours prior to departure for all shared jet flights; and (iv) requiring onsite COVID-19 testing or proof of a negative COVID-19 test result from a test that was administered within 48 hours prior to departure for all by-the-seat long-distance flights.
We also launched BLADE Essential Ground Connect, our ground transportation service in New York, during the pandemic. This service is important to enable last mile/first mile connectivity for our fliers. We believe we differentiate ourselves from other ground transportation providers in New York by enforcing enhanced health and safety protocols among the fleet of vehicles we use for this service, including equipping all vehicles with partitions between the passengers and driver, conducting temperature and blood oxygen saturation level checks on the drivers, and decontamination of the vehicles before and after each trip.
With the reduction in revenue, and the persistence of city-wide lockdowns in our core markets, we have implemented cost savings initiatives, such as delaying non-essential projects and reducing or suspending other discretionary spending. On April 8, 2020, we received a loan in the principal amount of approximately $1,200,000 through the Paycheck Protection Program under the CARES Act. We used the proceeds of the PPP Loan to help sustain our employee payroll costs and rent due to the impact of the COVID-19 pandemic. We expect to repay our PPP Loan in connection with the consummation of the Transactions.
While the ultimate impact of the current COVID-19 pandemic is highly uncertain and subject to change, we are encouraged by the recent developments with the administration of vaccines, and expect to resume our New York by-the-seat airport flights by the third quarter of 2021. However, adverse developments related to the pandemic, such as delays in vaccine distribution and administration, the emergence of new viral strains that are not responsive to the vaccine, or a continued lack of demand for air travel from the public, could postpone our ability to resume services.
Industry and Market Opportunity
We define urban air mobility as a system, inclusive of booking and flight management technology, ground infrastructure, fliers, and access to aircraft, for shared passenger or cargo flights within and between urban areas. We believe that, at present, Blade is one of the largest companies to provide year-round by-the-seat helicopter transportation in the United States. Historically, helicopters have been the primary equipment used to provide urban air mobility services to consumers, alongside amphibious seaplanes in markets with the appropriate infrastructure, such as in Blade’s New York City business.
Urban air mobility services are designed to provide shorter travel times on routes where congestion makes ground transportation slow, expensive and inefficient. According to a 2020 report prepared by Morgan Stanley Research, the global urban air mobility industry, which includes manufacturing, related technology and infrastructure, packages and freight transportation, military and defense applications, and human transportation, is expected to be approximately $123 billion by 2025 and grow to approximately $640 billion by 2035.
Absent an urban air mobility system that allows by-the-seat booking, helicopters have been used historically on a full aircraft charter basis but at a higher price point. For example, a charter flight between Manhattan and JFK Airport may cost thousands of dollars versus Blade’s $195 per seat urban air mobility service (or $95 with the purchase of an annual airport pass). The cost per passenger for helicopter charter services is likely to be higher than seats purchased on urban air mobility platforms for a number of reasons, including lower average passenger utilization (i.e., seats filled on each flight) on charter flights resulting in the flight cost being divided among fewer passengers. In addition, aircraft repositioning (i.e., flying to/from base before and after each flight) that occurs before and after the occupied passenger leg of a charter flight increases the flight time and cost of the charter flight, as opposed to urban air mobility platforms that reduce aircraft repositioning and flight time by scheduling and selling back-to-back occupied passenger legs.
By offering by-the-seat flights as part of an urban air mobility system, reduced per passenger costs are driven by a number of factors, including:
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use of mobile technology, data analysis and digital marketing to set schedules and aggregate fliers onto flights that optimize utilization;

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reduction of repositioning costs by flying the same aircraft between the same two points on a route throughout the day, repositioning at the beginning and end of each day, versus before and after each individual flight as is typical for helicopter charter; and

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reduction of hourly flight costs as our third-party aircraft operator arrangements allow aircraft operators to amortize their fixed costs over more flight hours per year thereby enabling them to lower the rates they charge to Blade.

EVA are currently being developed and tested by a wide variety of aerospace companies, including Boeing, Airbus and others. Regulatory agencies in the United States, Europe and elsewhere have begun the process of certifying certain models, but the timeline for approving EVA for passenger travel is unknown. Like electric cars, EVA could provide the benefits of zero carbon emissions and also quieter operation. According to the companies that are building these aircraft, the use of EVA for urban air mobility could provide several important benefits over helicopters or airplanes, including:
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lower cost to manufacture and operate;

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reduced maintenance costs and downtime;

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additional mechanical redundancy; and

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potential to deploy software solutions that have been developed to reduce pilot error and increase automation.

Our Strengths
We believe the following competitive strengths have been instrumental to our success and position us for future growth.
Well-Known and Respected Brand
Our “Blade” brand is one of our most valuable assets. We have invested significantly in promoting our brand, which we believe will continue to enable us to acquire fliers and increase utilization on new and existing routes.
We believe in creating an emotional connection with our fliers. We accomplish this through the experience we provide in our terminals and by the relentless pursuit of flier satisfaction by our on-site Flier Experience team and Flier Relations representatives. In surveys sent after each flight, we ask our fliers, on a scale of 1-10, how likely they are to recommend Blade to a friend. The average response since we began the surveys in July 2018 has been 9.5 out of 10.
Our marketing, advertising, and communications efforts have helped us acquire and retain our fliers. It also sets the tone for our brand as aspirational, but also within reach — flights on certain routes cost as little as $195 per seat, or $95 with the purchase of an annual pass.
Our flier acquisition campaigns primarily consist of: (i) digital marketing channels, which we optimize for search engine results; (ii) local print and television ads in our target markets; (iii) marketing partnerships with other businesses that share a similar customer base (e.g., hotels and airlines); and (iv) events, product placements and “activations” that integrate our urban air mobility services with our partners’ products.
We believe that the strength and recognition of our brand and our focus on locally-targeted advertising has enabled us to be cost efficient in our marketing and advertising. For example, for the years ended September 30, 2020 and 2019, flier acquisition campaigns represented only 11% and 16% of our revenues, respectively, which is consistent with the typical cost of our flyer acquisition campaigns.
We measure the success of our marketing campaigns by looking at the revenue growth for a particular route or geography compared to the cost of targeted marketing for that route or geography and the relative cost of the targeted marketing compared to our overall marketing spend. For digital advertising, our vendors are able to track fliers who view or click our advertisements and directly attribute revenues to specific campaigns, or even specific pieces of creative content, which we compare to the cost to determine effectiveness.
Over the past six years, we have produced over 20 television commercials for a variety of services across our markets. These commercials are produced in-house and often utilize notable actors and celebrities who are Blade fliers. We pay for airtime on a cost-effective basis by targeting key zip codes and negotiating directly with operators of multiple cable television systems. While digital advertising remains an important flier acquisition tool, we believe highly targeted television and print advertising has helped define and build our brand.
Blade has also been featured in recent Hollywood feature films, numerous network television shows, and a top-10 artist music video. Producers of such third-party content seek to use the Blade brand in their storylines because of its perceived strength and recognition, and they do not charge us product placement fees. Leading brands partner with Blade to provide visibility of their products and services to our fliers, underscoring the power of our brand and its value to our fliers. Additionally, our presence at major sporting events, music festivals and arts exhibitions not only generates flight revenue but also helps raise brand awareness. Given that traffic and congestion are common issues for major events, our ability to create landing zones near venues or on-site provides significant time savings for fliers.
Flexible Cost Structure /Asset Light Model
Blade leverages an asset-light business model: we neither own nor operate aircraft. Aircraft, pilots, maintenance, hangar, insurance and fuel are all costs typically borne by our network of third-party operators, which provide aircraft at fixed hourly rates. This enables our third-party operators to focus on training pilots, maintaining aircraft and flying, while we schedule flights based on demand analysis and maintain the relationship with the flier from booking through flight arrival.
Blade takes the economic risk of aggregating fliers to optimize flight profitability, providing predictable margins for our operators. We are responsible for:
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Arrangement of flights operated by our network of third-party operators.

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Booking and aggregating fliers through our mobile app, website and Flier Relations team (via email, phone, text, in-app messaging, and social media).

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Pre-flight communications and booking management in-app or via email, web, text, mobile push notifications, or over the phone with our 24/7 Flier Relations team.

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Check-in, baggage assessment, and administration of health and safety protocols led by our Flier Experience representatives in our dedicated passenger terminals, where available.

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Pre-boarding flier experience in our terminals, which enables recovery logistics in the event a flight is delayed or cancelled and flier exposure to our brand partners.

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Arrival management by our Flier Experience representatives who facilitate ancillary services booked through Blade, such as ground transport connections and luggage delivery.

We pre-negotiate fixed hourly rates and flight times with our third-party aircraft operators, paying only for flights actually flown, creating a predictable and flexible cost structure. Our costs are variable based on how many flights we offer, so if demand recedes, we are able to adjust our supply requirements accordingly by using fewer operators and reducing our by-the-seat flights. Blade uses three different models with our operators:
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Dedicated Availability — Blade branded aircraft must be made available to Blade but may otherwise be utilized by the operator for other purposes.

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Dedicated Aircraft — Blade branded aircraft may only be used by Blade and may not be utilized by the operator for any other purpose.

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On Demand Aircraft — Aircraft may be utilized by Blade on an “as available” basis. These aircraft are sometimes Blade branded.

Depending on the maturity of the routes an operator is servicing, Blade will sometimes provide an annual guarantee for Dedicated Availability or Dedicated Aircraft. Our current obligation to purchase flights from operators in fiscal 2021 was $2.4 million, approximately 10% of revenues generated in fiscal 2020.
Proprietary Technology
Blade’s proprietary “customer-to-cockpit” technology stack supports all aspects of our sales to fliers and arranging flights with our operators. Fliers can explore routes, book, change, and cancel flights using our mobile app and website. The app and website collect information to analyze passenger usage and travel patterns and provide us with real-time insights that inform, among other things, areas of potential route demand, pricing and flier preferences.
Employees and third-party operators communicate using our cloud-based reservations platform, which enables high volume passenger and flight operations and provides real-time passenger manifests and weight totals on in-cockpit devices for pilots. The platform can orchestrate multiple flights, passengers, and operators in real-time across multiple bases, routes, and time zones. Our platform combines an order management system, operator dispatch dashboard, pilot dashboard (including pilot tipping), flight processing workflows, automated regulatory compliance tools, and a vendor accounting system to move aircraft and passengers successfully. Operators can provide information on their accessible fleet and pilot rosters. They can accept, reject, and send invoices for on-demand flight dispatch requests. The platform sends alerts on potential weight issues based on real-time passenger manifest analysis, invoice cost variances, and other critical information in order to anticipate and eliminate issues before they arise.
Existing Flier Base and Core Operational Footprint
We benefit from our existing, engaged flier base, which we believe will reduce the time required to launch new routes within the regions we currently operate, given our ability to market new services directly to existing Blade fliers in the region. Further, with approximately 37,000 fliers in calendar-year 2019 (our peak full-year passenger volume prior to the COVID-19 pandemic), primarily in the Northeast United States, we have stress-tested our technology, passenger infrastructure and internal processes to handle current and future passenger capacity. We believe this experience is critical to operating a successful urban air mobility service at global scale and will be a key advantage against any future competitors in our current and future markets.

Experienced Management Team
We are led by an experienced management team with a depth of knowledge in business operations, aviation, technology, mergers and acquisitions, and corporate development. Our management team has successfully grown our business through a combination of focused network and product expansions, cost initiatives, and strategic acquisitions. In addition, our management team has significant prior experience acquiring and integrating businesses.
Strategic Infrastructure
Blade leases and licenses exclusive passenger terminal infrastructure from airport and heliport operators in key markets, providing a competitive advantage in locations that are constrained by geography or regulation from adding additional heliports. These leases, licenses and permits vary in term, ranging from six month seasonal permits to multi-year use and occupancy agreements that are coterminous with the airport or heliport operator’s underlying lease with the municipality that owns the premises. While our experience with these multi-year use and occupancy agreements have led to long-term uninterrupted usage thus far, certain municipalities, including NewYork, retain the authority to terminate a heliport operator’s lease upon as short as 30 days’ notice. If a municipality exercised its termination rights, under certain conditions our agreements with the airport or heliport operator would concurrently terminate.
Beyond providing an enjoyable and seamless pre-boarding experience, Blade’s network of terminals allows us to check-in fliers and manage boarding across multiple flights, often departing within minutes of each other, while enabling baggage handling and real-time recovery logistics in the event of flight delays or cancellations. Based on our experience during the pandemic, we believe that passengers have greater comfort when utilizing private terminals where health protocols are enforced, as compared to larger public airports.
Sales and Marketing
Our fliers primarily purchase and manage reservations using our self-service mobile and web applications, but some choose to call, email or text our dedicated team of Flier Relations professionals. Our Flier Relations team is also responsible for growing revenue through expanded use of services and selling new products and ancillary services, such as ground transport connections, baggage delivery, cancellation insurance, and annual and monthly passes. Sales efforts are supported by our marketing team, which generates leads and builds brand awareness.
Our current marketing strategy focuses on targeted advertising in the geographic locations where we have established routes. When we enter a new market, we develop a locally-focused advertising plan to build our brand recognition and awareness. We primarily utilize: (i) digital marketing channels, which we optimize for search engine results; (ii) highly focused local print and television ads; (iii) marketing partnerships with other businesses that share a similar customer base (e.g., hotels and airlines); (iv) events, product placements and “activations” that integrate our urban air mobility services with our partners’ products; and (v) public relations. As our presence in new markets grows, we believe that referrals from satisfied fliers will drive significant growth.
Our Strategy
Our business model was developed to be scalable and profitable using conventional helicopters, while poised to transition to EVA as soon as those aircraft are ready for public use. We believe that our strengths today position us well to deploy EVA on routes where they can be profitable and, ultimately, expand the total addressable market for Blade given their expected lower costs, reduced noise and zero carbon emissions.
Deploy Asset-Light Business Model Across Key Markets Using Helicopters, Prior to EVA Introduction
Our asset-light model provides us the flexibility to utilize aircraft best suited for our routes today and will allow us to do the same with a variety of EVA models following their commercial adoption.
We intend to leverage the expected lower operating costs of EVA versus helicopters to reduce the price we charge to our fliers. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to facilitate the development of new vertiports in our existing and new markets.

Focus on Short Routes in Dense Urban Areas with Large Addressable Markets
Our growth plan is focused on dense urban areas with existing air transportation infrastructure that are facing increasing ground congestion. In these areas, Blade’s urban air mobility services can provide significant time savings for our fliers. Given the short distances involved, costs for our services can be comparable to luxury private car services. In addition, EVA may be commercially viable sooner in these markets given that battery technology constraints may limit the range of early models. Large urban markets with existing heliport infrastructure should be able to accommodate EVA while other cities may need several years to permit and build such infrastructure. Moreover, costs for EVA transportation may initially be comparable to conventional rotorcraft. Blade’s existing routes and infrastructure are designed to be profitable using either helicopters or EVA.
U.S. cities with this profile tend to have large, affluent populations that place significant value on their time. We believe there are large addressable markets for our services in the areas where we have historically operated, which are the primary areas we have targeted for near-term expansion. Our estimates of total addressable markets are based on third-party research that considered publicly available transportation data for historical passenger trips using any form of transportation, public or private. These estimates reflect substantial demand for short-distance travel services in our target markets. Based on these estimates, as well as income data and potential customer survey responses, we believe there is a significant market opportunity for urban air mobility to satisfy a portion of this demand.
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New York City Airport — Total addressable market of 27 million annual passenger trips between Manhattan and New York City’s three commercial airports (LGA, JFK, EWR) (includes only passengers traveling to or from the airport for a flight).

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New York City Commuter — Total addressable market of 43 million annual passenger trips between Westchester/Connecticut and New York City.

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Northeast Corridor — Total addressable market of 39 million annual relevant passenger trips between New York City and Philadelphia, Boston, and Washington, D.C. and between Philadelphia and Washington, D.C.

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West Coast — Total addressable market of 247 million annual relevant passenger trips on key commuter routes in Los Angeles and San Francisco.

In addition to these domestic target markets, we will continue to explore international markets through joint ventures, as in India. We seek well-capitalized, experienced and reputable local partners in international markets. In selecting local partners for future joint ventures, we consider, among other things, their knowledge and familiarity with local regulations and applicable permitting, access to passenger terminal infrastructure and third-party aircraft operators, existing relationships with consumers who are likely to be interested in urban air mobility solutions and other strengths that would be difficult for a foreign business to replicate.
Acquisition of Key Infrastructure, Operator Alliances
Blade currently leases and licenses exclusive passenger terminal infrastructure from airport and heliport operators in key markets, providing us with dedicated terminal spaces today that enable us to process significant numbers of passengers for our urban air mobility services.
To prepare for the introduction of EVA, we may seek to acquire certain of the underlying operators of strategic vertiport infrastructure, or build dedicated vertiports, including charging infrastructure, at new and existing terminal sites. We believe that such investments will allow us to reduce our costs, primarily by capturing additional margin on landing fees and fuel costs, and upgrade the physical plant to support additional passenger throughput so new affordable services and routes can be launched. Control of vertiport infrastructure would also allow us to adjust operating policies, procedures and terminal design to minimize any impact on the communities where these assets reside (e.g., noise mitigation barriers, safety protocols, and security) and further improve service reliability.

The following graphic depicts the locations of our existing passenger terminals, as well as locations we have targeted for future infrastructure investments. We have not yet entered into any leases, licenses, purchase agreements or similar agreements with airport or heliport operators in our targeted locations.

STRATEGIC INFRASTRUCTURE – CURRENT AND FUTURE

San Francisco
Los Angeles CA
Baltimore MD
Washington DC
Long Island NY
Nantucket MA
Manhattan (4 locations)
Westchester NY
Southeast NJ
Philadelphia PA
Wilmington DE
Miami FL
West 30th St.
East 34th St.
East 23rd St. Seaplane Base
Wall St.
Existing Infrastructure
Potential Future Investments & Infrastructure

Actionable Future International Expansion

Vancouver Canada
Jakarta Indonesia
Tokyo Japan

Present International Infrastructure

Mumbai India (2 locations)
Shirdi India
Pune India

(1) Indian infrastructure controlled by BLADE India joint venture in which BLADE holds a minority stake (with the ability to increase ownership through additional investment) and receives a percentage of revenues and profits as a royalty.

Separately, we may find opportunities to expand into new routes and markets through integrated alliances with short-distance aviation businesses. In these scenarios, Blade would seek to purchase the customer information and infrastructure rights associated with a by-the-seat service in a new geographic area, but we would not acquire aircraft, flight operations or maintenance. Instead, we would maintain our asset-light model and rely on these businesses to service our flights, pursuant to an agreement not to compete with our by-the-seat services.
Leverage Our Brand to Acquire Fliers, Improve Utilization, and Drive Ancillary Revenues
By investing more in brand awareness while adding new routes ahead of the introduction of EVA and before new competitors enter the market, we believe Blade’s growth trajectory will be difficult for others to replicate. We believe our fliers have a close connection with our brand, which we believe will become even more important as we transition from rotorcraft to EVA.
While air travel has been utilized for nearly a century, EVA represents a significant shift in aviation technology and some fliers may be reluctant initially to embrace it as a new mode of transportation. As such, we believe that fliers will turn to already established and trusted companies to provide them with this new service. We continually work at building that trust with our new and existing fliers and believe that their connection to our brand will enable us to successfully launch EVA services in scale ahead of potential new market entrants.
Government Regulation
Transportation and Aviation
As an arranger of air travel and an indirect air carrier, we are subject to United States Department of Transportation (“DOT”) regulations governing our advertising and sale of by-the-seat air transportation as well as the advertising and sale of aircraft charter. We are also subject to DOT regulations relating to consumer protection matters such as unfair or deceptive practices, flier complaints and ticket refunding policies and practices.
Our operators are subject to the laws and regulations relating to the operation and maintenance of aircraft promulgated by the Federal Aviation Administration (“FAA”). Because Blade does not operate aircraft, our business operations are not regulated by the FAA.
Our subsidiary, Blade Urban Ground Mobility, LLC, holds a for hire vehicle dispatch base license issued by the New York City Taxi and Limousine Commission, which regulates our ground mobility missions.
Privacy and Data Protection
There are many requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals. Because our technology platform is an integral aspect of our business, compliance with laws governing the use, collection, and processing of personal data is necessary for us to achieve our objective of continuously enhancing the user experience of our mobile application and marketing site.
We receive collect, store, process, transmit, share and use personal information, and other customer data, including health information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information.
We believe that the personal information we collect from California residents that use our app, the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, have made and in the future will make Blade subject to compliance with California’s privacy laws. The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Covered businesses must provide certain disclosures to California residents, respond to certain requests by California residents for disclosures regarding their personal information, as well as offer California residents the right to opt out of sales of personal information. The CCPA contains a severe statutory damages framework of up to $2,500 per violation, or up to $7,500 per each intentional violation, and provides for private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Moreover, the California Privacy Rights Act, which takes effect on January 1, 2023, will expand California residents’ rights under the CCPA.
Although we do not currently offer or advertise our services in the European Union, and all of our services are charged in U.S. dollars, in the past we have offered services in the EU and may do so again in the future.
The GDPR imposes obligations on data controllers and data processors that have an establishment in the EU or are offering goods or services to, or monitoring the behavior of, individuals within the EU. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that collect and further process personal data, including requirements relating to processing health and other sensitive data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States and the United Kingdom post-Brexit, and stipulates a regime of accountability for processors and controllers. Organizations may be required to appoint a data protection officer who reports to the highest level of management within the business. The GDPR permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues of the undertaking, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for material and immaterial damages resulting from violations of the GDPR.

The CCPA, GDPR, and other similar regulations require companies to give specific types of notice and, in some cases, permit users to opt out of or obtain informed consent for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring users to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.
Environmental
Our operators are subject to various federal, state and local laws relating to the protection of the environment, including the discharge or disposal of materials and chemicals and the regulation of aircraft noise, which laws are administered by numerous state and federal agencies. We seek representations of compliance with environmental laws from our operators.
Ground Safety and Industry Hazards
The safety of our fliers and the establishment of a safe working environment for our employees is our highest priority. We have implemented a tarmac training safety program for our personnel who work at airports and heliports in proximity to aircraft, and our employees follow all airport and heliport safety protocols.
Competition
The urban air mobility market is in its infancy; however, we believe that eventually it will be highly competitive. We do not believe we currently have any direct urban air mobility competitors in the United States. We believe our indirect competitors include:
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Ground vehicle transportation, including personal vehicles and asset-light businesses such as Uber and Lyft. We compete against this segment on the basis that it is the predominant method of cost-effective intra-city and short-distance inter-city transportation. In certain instances, such as in competition with higher-end offerings from Uber car services and limousine services, we believe we are able to offer fliers significant time-savings at a comparable price point.

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Traditional aircraft charter services, including services that own and operate their own aircraft. Our competitors in this sector offer fliers significant time savings compared to ground transportation. We believe we can offer similar time savings but at significantly lower prices given our ability to effectively market and sell individual seats on similar aircraft. Additionally, many competitors lack the advantages of passenger terminal infrastructure, technology for passenger aggregation, and well-recognized brands. For certain lines of business, MediMobility and jet charter in particular, traditional aircraft charter services are directly competitive and we compete primarily on the basis of our service and our breadth of aircraft availability, enabled by our asset-light model.

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Inter-city trains and airline shuttles. This sector is the predominant method of medium-distance inter-city transportation and we compete against it on select longer routes. We believe we are able to offer fliers significant time-savings compared to this sector at a comparable price point, given more conveniently located departure points versus commercial airports.

Seasonality
Historically, we experienced seasonality with flight volume peaking during the third and fourth fiscal quarters (which, due to our September 30 fiscal year, are the quarters ended June 30 and September 30) of each year due to the busy summer travel season, with lower volume during the first and second fiscal quarters. In calendar year 2020, we experienced less seasonality as a result of the COVID-19 pandemic due to a number of factors. We experienced a decline in demand for our Long Island commuter flights during the summer season due to office closures and many people working from home. However, we saw increased demand for our Long Island commuter service beyond the typical summer season, as some fliers remained in summer homes throughout the winter. We also experienced an increase in non-seasonal demand in our MediMobility and jet businesses.

Blade’s expansion strategy is focused on routes with significantly less seasonality, such as intercity transfers, airport, and year-round commuter routes. Thus, we expect that seasonality in revenue will decrease as our business grows and our revenue mix shifts to these new year-round routes.
Intellectual Property
The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property (including our technology and confidential information) through a combination of trademarks and trade secret protections, as well as contractual commitments and security procedures. We generally require our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property. We own certain trademarks important to our business, such as the “Blade” word and design marks.
We currently own the “Blade.com” and “Flyblade.com” Internet domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name “Blade” or are otherwise relevant to or descriptive of our business.
While software can be protected under copyright law, we have chosen to rely primarily on trade secret law in order to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyrights must be registered in order to bring a claim for infringement and to obtain certain types of remedies. Even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.
Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, trade secrets, know-how and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors and no longer provide protection for the related intellectual property. In addition, intellectual property laws vary from country to country, and we have not sought trademark registrations outside of the United States. We may therefore be unable to protect certain of our proprietary technology, brands or other intellectual property in other jurisdictions.
Insurance
We maintain insurance policies to cover aviation premises, non-owned aircraft, commercial property, workers’ compensation, and general liability insurance in each of the states where we have operations. Our insurance provides coverage for incidents at our facilities unrelated to aircraft operation. Incidents related to aircraft operation are covered by our third-party operators’ insurance, and our third-party operators indemnify us for any liability arising from those incidents.
All of our insurance policies are with third-party carriers with financial ratings of A- or better. We and our insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business and the overall business climate.
Human Capital
As of March 4, 2021, we had 47 employees, 33 of which were full-time employees and 14 of which were part-time employees. None of our employees are represented by a labor union. We believe we have good relationships with our employees and have not experienced any interruptions of operations due to labor disagreements.

Locations
Our corporate headquarters is located in New York, New York. We use this facility for finance and accounting, legal, talent management, technology, marketing, sales and other administrative functions. We also maintain branded terminals for the use of Blade passengers and customer experience personnel pursuant to leases, licenses or permits with operators of various heliports and airports in New York, New York, White Plains, New York, Opa-Locka, Florida, Nantucket, Massachusetts and Los Angeles, California.
Legal Proceedings
From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.
On February 5 and 9, 2021, a putative class action complaint and an individual complaint captioned, respectively, Castillo v. Experience Investment Corp., et al. (No. 020521-110) and Digennaro v. Experience Investment Corp., et al. (No. 020921-104) were filed in New York state court. On March 25, 2021, an amended complaint was filed in the Castillo action. The operative complaints in both actions name Experience Investment Corp.; its Chief Executive Officer, Mr. Eric Affeldt; and its directors Mr. Martin J. Newburger, Mr. Brian C. Witherow, Mr. Rafael Pastor, and Mr. Edward Philip. Additionally, the Digennaro complaint names Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. The complaints assert claims for breach of fiduciary duty against Experience's officer and directors and aiding and abetting breach of fiduciary duty against the entities in connection with alleged material misstatements and omissions made in the Company's Form S-4, filed January 29, 2021. The complaints seek, inter alia, injunctive relief enjoining or rescinding the Transaction, injunctive relief directing the filing of an amended registration statement, and damages.

DESCRIPTION OF EIC’S SECURITIES
The following summary of the material terms of EIC’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the second amended and restated certificate of incorporation is attached as Annex F to this proxy statement/prospectus/consent solicitation statement. We urge you to read the second amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of EIC’s securities following the business combination.
Authorized and Outstanding Stock
The second amended and restated certificate of incorporation authorizes the issuance of shares of EIC’s capital stock, each with a par value of $0.0001, consisting of (a) 400,000,000 shares of Class A common stock and (b) 2,000,000 shares of preferred stock. The outstanding shares of EIC common stock are, and the shares of common stock issuable in connection with the business combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the EIC special meeting, there were (i) 27,500,000 shares of EIC Class A common stock outstanding, (ii) 6,875,000 shares of EIC’s Class B common stock outstanding, (iii) no shares of preferred stock outstanding, (iv) Private Placement Warrants exercisable for 5,000,000 shares of EIC Class A common stock and (v) Public Warrants exercisable for 9,166,666 shares of EIC Class A common stock.
Pursuant to the terms of EIC’s current certificate of incorporation, issued and outstanding shares of EIC Class B common stock will automatically convert into an equal number of shares of EIC Class A common stock upon the consummation of the business combination.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the second amended and restated certificate of incorporation, the holders of common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of EIC Class A common stock will at all times vote together as one class on all matters submitted to a vote of the common stock under the second amended and restated certificate of incorporation.
Dividends
Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the second amended and restated certificate of incorporation, holders of EIC Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of EIC, the holders of EIC Class A common stock will be entitled to receive all the remaining assets of EIC available for distribution to stockholders, ratably in proportion to the number of shares of EIC Class A common stock held by them, after the rights of creditors of EIC and the holders of any outstanding shares of preferred stock have been satisfied.
Preemptive or Other Rights
The holders of EIC Class A common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the EIC Class A common stock.

Capital Stock Prior to the Business Combination
We are providing stockholders with the opportunity to redeem all or a portion of their public shares of EIC Class A common stock upon the consummation of the business combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, subject to the limitations described herein. The Sponsor and EIC’s officers and directors have agreed to waive their redemption rights with respect to their shares of common stock in connection with the consummation of the business combination.
The approval of the business combination requires the affirmative vote of a majority of the votes cast by holders of EIC’s outstanding shares of common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting. However, the participation of the Sponsor and EIC’s officers and directors, or their affiliates in privately negotiated transactions (as described in this proxy statement/prospectus/consent solicitation statement), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.
The Sponsor and EIC’s officers and directors have agreed to vote their shares of common stock in favor of the business combination and the other proposals described in this proxy statement/prospectus/consent solicitation statement. As of the date of filing this proxy statement/prospectus/consent solicitation statement, the Sponsor and our directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote “FOR” or “AGAINST” the business combination.
Our amended and restated certificate of incorporation provides that we must complete our initial business combination by September 17, 2021. If we have not completed our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares.
Our Sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if we fail to complete our initial business combination by September 17, 2021. However, if our Sponsor, officers or directors acquire public shares in or after the EIC IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within such time period.
Our Sponsor, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation that would modify (i) the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our by September 17, 2021 or (ii) the other provisions relating to stockholders’ rights or pre-initial business activities, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares. However, we will only redeem our public shares so long as (after such redemption) our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement (described above) we would not proceed with the amendment or the related redemption of our public shares.
Our public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our business combination by September 17, 2021, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by September 17, 2021 or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights as described above.
Units
Each unit consists of one whole share of EIC Class A common stock and one-third of one Public Warrant. Each whole Public Warrant entitles the holder thereof to purchase one share of EIC Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of EIC Class A common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole Public Warrant.
Upon the consummation of the business combination, EIC intends to apply to continue the listing of its publicly traded EIC Class A common stock and Public Warrants on Nasdaq under the symbols “BLDE” and “BLDEW,” respectively, upon the closing of the Transactions. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.
Founder Shares
The Founder Shares are identical to the shares of EIC Class A common stock, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our Sponsor and EIC’s officers and directors have entered into a letter agreement with us (which, in the case of the Sponsor, was amended by the Sponsor Letter Agreement), pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of our business combination and (B) to waive their redemption rights with respect to the Founder Shares and public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the timeframe set forth in our amended and restated certificate of incorporation or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if we fail to complete our business combination within the timeframe set forth in our amended and restated certificate of incorporation, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination within such time period and (iii) the Founder Shares are shares of EIC Class B common stock that will automatically convert into shares of EIC Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights as described herein. The Founder Shares are subject to registration rights under the registration rights agreement between us and the Sponsor. If we submit our business combination to our public stockholders for a vote, our Sponsor and EIC’s officers and directors have agreed to vote any Founder Shares held by them and any public shares purchased in favor of our initial business combination. Permitted transferees of the Founder Shares held by our Sponsor and EIC’s officers and directors would be subject to the same restrictions applicable to our Sponsor and EIC’s officers and directors, respectively.
The shares of EIC’s Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of EIC Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the EIC IPO and related to the closing of the business combination, including pursuant to a specified future issuance, the ratio at which shares of EIC Class B common stock shall convert into shares of EIC Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of EIC Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of EIC Class A common stock issuable upon conversion of all shares of EIC Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the EIC IPO plus all shares of EIC Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination). Holders of Founder Shares may also elect to convert their shares of EIC Class B common stock into an equal number of shares of EIC Class A common stock, subject to adjustment as provided above, at any time.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to EIC’s officers and directors and other persons or entities affiliated with or related to our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Preferred Stock
Our current certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Transactions.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of EIC Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of EIC Class A common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of EIC Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of EIC Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of EIC Class A common stock upon exercise of a Public Warrant unless the EIC Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of EIC Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our reasonable best efforts to file, and within 60 business days following our initial business combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of EIC Class A common stock issuable upon exercise of the Public Warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the EIC Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Public Warrants for Cash.   Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per Public Warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

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if, and only if, the reported last sale price of the EIC Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending three (3) business days before we send the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the EIC Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants for Shares of EIC Class A Common Stock.    Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:
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in whole and not in part;

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at $0.10 per Public Warrant upon a minimum of thirty (30) days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants prior to redemption and receive that number of shares of EIC Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of the EIC Class A common stock (as defined below) except as otherwise described below;

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if, and only if, the last reported sale price of the EIC Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Public Warrant holders;

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if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of EIC Class A common stock) as the outstanding Public Warrants, as described above; and

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if, and only if, there is an effective registration statement covering the shares of EIC Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the thirty (30)-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of EIC Class A common stock that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the EIC Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

	Fair Market Value of EIC Class A Common Stock
Redemption Date (Period to Expiration of Public Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of EIC Class A common stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the EIC Class A common stock for the ten (10) trading days ending on the third (3rd) trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of EIC Class A common stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the EIC Class A common stock for the ten (10) trading days ending on the third (3rd) trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of EIC Class A common stock for each whole Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.365 shares of EIC Class A common stock per Public Warrant. Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of EIC Class A common stock.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the EIC Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the EIC Class A common stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair market value” for their Public Warrants based on a Black-Scholes option pricing model with a fixed volatility input as of the date of the EIC IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Public Warrants when the shares of EIC Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the shares of EIC Class A common stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of EIC Class A common stock than they would have received if they had chosen to wait to exercise their Public Warrants for EIC Class A common stock if and when such shares of EIC Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of EIC Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of EIC Class A common stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than EIC Class A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the Public Warrants may be exercised for such security.
Redemption Procedures and Cashless Exercise.   If we call the Public Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of EIC Class A common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of EIC Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of EIC Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the EIC Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of EIC Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of EIC Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of EIC Class A common stock is increased by a stock dividend payable in shares of EIC Class A common stock, or by a split-up of shares of EIC Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of EIC Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of EIC Class A common stock. A rights offering to holders of EIC Class A common stock entitling holders to purchase shares of EIC Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of EIC Class A common stock equal to the product of (i) the number of shares of EIC Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for EIC Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of EIC Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for EIC Class A common stock, in determining the price payable for the EIC Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the EIC Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of EIC Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of EIC Class A common stock on account of such shares of EIC Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of EIC Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of EIC Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of the EIC Class A common stock if we do not complete our initial business combination within the timeframe set forth in our amended and restated certificate of incorporation, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of EIC Class A common stock in respect of such event.
If the number of outstanding shares of EIC Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of EIC Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of EIC Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of EIC Class A common stock.
Whenever the number of shares of EIC Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of EIC Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of EIC Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of EIC Class A common stock (other than those described above or that solely affects the par value of such shares of EIC Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of EIC Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of EIC Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of EIC Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Public Warrant. The Public Warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus/consent solicitation statement is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
In addition, if we issue additional shares of EIC Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of EIC Class A common stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our Sponsor or its affiliates, without taking into account any Founder Shares held by our Sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price and the $18.00 redemption trigger price will be adjusted to 180% of the newly issued price.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of EIC Class A common stock or any voting rights until they exercise their Public Warrants and receive shares of EIC Class A common stock. After the issuance of shares of EIC Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of EIC Class A common stock to be issued to the Public Warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Working Capital Warrants, if any, and the EIC Class A common stock issuable upon exercise of the Private Placement Warrants and Working Capital Warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of our initial business combination (except to our officers, directors and other persons or entities affiliated with or related to our Sponsor, each of which will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except for a number of shares of EIC

Class A common stock as described under “Description of Securities — Warrants — Public Warrants — Redemption of Public Warrants for shares of EIC Class A common stock”). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Each of the Working Capital Warrants, if any, shall be identical to the Private Placement Warrants.
Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, subject to certain exceptions, not to transfer any Private Placement Warrants (or any shares of EIC Class A common stock issuable upon exercise thereof) until the earlier of (A) 180 days after the completion of the Merger or (B) such future date following the completion of the Merger on which EIC completes a liquidation, merger, share exchange, reorganization or similar transaction that results in all of EIC’s stockholders having the right to exchange their shares of EIC Class A common stock for cash, securities or other property.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of EIC Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of EIC Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the EIC Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. Following an initial business combination, we expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of EIC Class A common stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.
Working Capital Warrants
In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into Working Capital Warrants at a price of $1.50 per warrant at the option of the lender under the Sponsor Letter Agreement. Such Working Capital Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. See “— Private Placement Warrants” above. No Working Capital Warrants are expected to be issued in connection with the Transactions.
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following consummation of the business combination) will be dependent upon our revenues and earnings, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
American Stock Transfer & Trust Company, LLC has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account.
Accordingly any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against EIC and EIC’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS
General
Blade is incorporated under the laws of the State of Delaware and the rights of Blade stockholders are governed by the laws of the State of Delaware, including the DGCL, Blade’s existing charter and Blade’s existing bylaws. As a result of the Merger, Blade stockholders who receive shares of EIC common stock will become EIC stockholders. EIC is incorporated under the laws of the State of Delaware and the rights of EIC stockholders are governed by the laws of the State of Delaware, including the DGCL, and as of the effective time of the Merger, the EIC charter and the EIC bylaws that will be effective at such time. Thus, following the Merger, the rights of Blade stockholders who become EIC stockholders in the Merger will continue to be governed by Delaware law but will no longer be governed by Blade’s existing charter and Blade’s existing bylaws and instead will be governed by the EIC charter and the EIC bylaws that will be effective at such time.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Blade stockholders under Blade’s existing charter and Blade’s existing bylaws (left column), and the rights of EIC stockholders under forms of the EIC charter and the EIC bylaws that will be effective as of, and following, the Merger (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Blade’s existing charter and Blade’s existing bylaws, and forms of such EIC charter and EIC bylaws, which are attached as Annex F and G, respectively, as well as the relevant provisions of the DGCL.
Blade	EIC (as of and following the Merger)
Authorized Capital Stock
Blade is currently authorized to issue 50,300,000 shares of common stock, par value $0.00001 per share. As of March 26, 2021, there were 13,706,294 shares of Blade common stock outstanding.
Blade is currently authorized to issue 2,817,000 shares of Series Seed preferred stock, 6,734,526 shares of Series A preferred stock and 12,660,000 shares of Series B preferred stock, each par value $0.00001 per share. As of March 26, 2021, there were 22,116,811 shares of Blade preferred stock outstanding.

EIC will be authorized to issue 402,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 2,000,000 shares of preferred stock, par value $0.0001 per share. As of March 22, 2021, we expect there will be 82,500,000 shares of EIC common stock outstanding following consummation of the Merger, assuming no redemptions by holders of EIC public shares, no exercise of warrants by any holders of EIC warrants and all EIC Options being net exercised.
Following consummation of the Merger, EIC is not expected to have any preferred stock outstanding

Number of Directors
Blade’s board of directors consists of 5 directors.	Subject to the rights of holders of any series of preferred stock to elect directors and the terms of the Investor Rights Agreement, the number of directors is fixed from time to time by resolution of the EIC board of directors.
Classified Board of Directors
All directors are elected annually.	A three-class classified board of directors, with directors split as evenly as possible across the three classes.

Blade	EIC (as of and following the Merger)
Nomination Rights
Subject to Blade’s Amended and Restated Voting Agreement, dated January 30, 2018 (the “Blade Voting Agreement”), by and among Blade and certain Blade stockholders, holders of Blade Series Seed and Series A preferred stock, as a class, are entitled to elect one director, holders of Blade Series B preferred stock, as a class, are entitled to elect one director, holders of Blade common stock, as a class, are entitled to elect three directors and holders of Blade common stock and preferred stock, as a class, are entitled to elect one director.	Pursuant to the Investor Rights Agreement, the Sponsor has the right to nominate up to two directors, depending on the Sponsor’s beneficial ownership of EIC common stock.
Filling Vacancies on the Board of Directors
Subject to the rights granted to certain stockholders pursuant to the Voting Agreement, a vacancy in any seat filled by the holders of a class or series may only be filled by the remaining director or directors elected by that class or series of directors.	Subject to the rights granted to certain stockholders pursuant to the Investor Rights Agreement, vacancies may be filled only by the affirmative vote of a majority of the directors then in office, even if less than quorum, or by a sole remaining director.
Removal of Directors
Subject to the rights granted to certain stockholders pursuant to the Blade Voting Agreement, directors can be removed, with or without cause, by the affirmative vote of the majority of the holders of the shares of the class or series of capital stock entitled to elect such director or directors.	Subject to the rights granted to certain stockholders pursuant to the Investor Rights Agreement, directors (other than the directors elected by holders of any series of preferred stock, voting separately as a series or together with one or more other such series) may be removed with or without cause by the affirmative majority vote of outstanding shares.
Calling a Special Meeting of Stockholders
Stockholders holding at least 10% of shares in the aggregate, the board of directors, chairperson, the Chief Executive Officer or president can call a special meeting of stockholders.	Subject to the rights of holders of any series of preferred stock, special meetings may only be called by or at the direction of the board of directors or the chairperson.
Advance Notice of Stockholder Proposal or Nomination
None.	Advance notice required not less than 90 nor more 120 days prior to annual meeting. Highly detailed disclosure required, including disclosure of derivatives, options, short positions, and the requirement that the stockholder nominee and nominator submit a questionnaire with the nomination and make various representations, agreements and warranties to EIC.
Restrictions on Outside Compensation of Directors
No restrictions on outside compensation of directors.	There are no restrictions on outside compensation of directors, however director nominees nominated pursuant to the advance notice bylaw must represent that he or she does not have any undisclosed direct or indirect compensation in connection with service as a director from a third party.

Blade	EIC (as of and following the Merger)
Stockholder Action by Written Consent
Blade bylaws provide stockholders can take action by written consent, subject to signature and delivery requirements.	No action may be taken by stockholders via written consent, except to the extent expressly provided by the applicable certificate of designation relating to a series of preferred stock.
Voting Requirements for Amendments to Charter
The existing Blade charter is silent regarding mechanics of amending the existing Blade charter, except that Blade reserves the right to amend the charter as permitted by existing or future statute.
The existing Blade charter does not allow for an amendment, alteration or repeal of provisions of the existing Blade charter if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, Blade preferred stockholders without the written consent or affirmative vote of holders of a majority of the preferred stock. Any amendment, repeal or modification of Article Ten (Indemnification) of the existing Blade charter shall not affect any right or protection of any person for any act or omission occurring prior to such amendment, repeal or modification and shall not adversely affect any right or protection of any director, officer or other agent of Blade existing at the time of such amendment, repeal or modification.
The EIC charter requires a majority threshold to amend most charter provisions.
Holders of common stock are not entitled to vote on any amendment to the EIC charter that relates solely to the terms of one or more outstanding series of Blade preferred stock if holders of such affected series are entitled, either separately or together with holders of one or more other such series, to vote thereon.

Voting Requirements for Amendments to Bylaws
The board of directors has the power to adopt, amend or repeal the Blade bylaws. Stockholders are entitled to vote to adopt, amend or repeal the Blade bylaws. Stockholders cannot amend, alter or repeal any provision of bylaws that adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of, Blade preferred stockholders without the written consent or affirmative vote of holders of a majority of Blade preferred stock. The Blade bylaws do not provide for special mechanics to amend the bylaws, so the general voting mechanics applicable to stockholder voting at stockholder meetings (majority of the votes present in person or represented by proxy) apply.	The board of directors has the power to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the EIC bylaws. Majority threshold required to amend the EIC bylaws.
Blank Check Preferred Stock
No blank check. The board of directors has authorized 22,211,526 shares of Blade preferred stock, of which 22,116,811 shares are outstanding.	The board of directors is authorized to issue preferred stock.

Blade	EIC (as of and following the Merger)
Delaware Forum Selection Provision
Not included.	The Court of Chancery of the State of Delaware (or the federal district court for the District of Delaware) shall be the sole and exclusive forum for specified actions, unless EIC consents in writing to an alternative forum. The federal district courts are the exclusive forum for claims arising under the Securities Act.
Waiver of Corporate Opportunity
The Existing Blade charter renounces opportunities offered to any member of the board of directors (who is not an employee of Blade) who is a partner, member or employee of an entity that is a holder of Blade preferred stock and that is primarily in the business of investing in other entities or managing such an entity.	EIC recognizes that the Sponsor and non-employee directors and their affiliates may engage in a similar line of business, and has waived the obligation of those parties and their affiliates to refrain from engaging in and possessing interests in any other business venture or from competing with EIC. EIC has also waived the obligation of those parties and their affiliates to bring potential business opportunities to EIC, except for opportunities expressly offered to such party solely in his or her capacity as a director or officer of EIC.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Price Range of EIC’s Securities
Our units, each of which consists of one share of EIC Class A common stock and one-third of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of EIC Class A common stock, began trading on Nasdaq under the symbol “EXPCU” on September 13, 2019. On November 1, 2019, the EIC Class A common stock and Public Warrants began trading separately on Nasdaq under the symbols “EXPC” and “EXPCW,” respectively. Each Public Warrant entitles the holder to purchase one share of EIC Class A common stock at a price of $11.50 per share, subject to adjustment. Public Warrants may only be exercised for a whole number of shares of EIC Class A common stock and will become exercisable 30 days after the completion of an initial business combination. Our Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described herein.
The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, share EIC Class A common stock and Public Warrant as reported on Nasdaq for the periods presented. EIC did not declare or pay any cash dividends during the periods presented.
	EIC Class A common stock		Public Warrants		Units
Period	High	Low	High	Low	High	Low
2019:
Third Quarter(1)	N/A	N/A	N/A	N/A	$10.07	$10.00
Fourth Quarter(2)	$9.85	$9.65	$1.15	$0.80	$10.10	$10.00
2020:
First Quarter	$10.29	$9.28	$1.50	$0.60	$11.50	$9.70
Second Quarter	$10.05	$9.70	$0.90	$0.48	$10.26	$9.80
Third Quarter	$10.47	$9.95	$1.42	$0.77	$10.50	$10.20
Fourth Quarter	$12.05	$9.90	$3.05	$0.90	$12.92	$9.35
2021:
First Quarter(3)	$19.88	$10.20	$6.20	$2.13	$22.98	$11.00

(1)
The units began trading on the Nasdaq on September 13, 2019.

(2)
The EIC Class A common stock and Public Warrants began trading separately on the Nasdaq on November 1, 2019.

(3)
Through March 31, 2021.

On December 14, 2020, the last trading date before the public announcement of the Transactions, the units, EIC Class A common stock and Public Warrants closed at $10.95, $10.23 and $1.26, respectively.
Dividend Policy
EIC has not paid any cash dividends on our common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon our revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the Board at such time. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to EIC regarding (i) the actual beneficial ownership of our common stock as of March 22, 2021 (pre-business combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the business combination (post-business combination), assuming that no public shares are redeemed, and alternatively the maximum number of public shares of are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will become a named executive officer or director of the post-combination company; and

•
all executive officers and directors of EIC, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of (i) our common stock pre-business combination is based on 34,375,000 shares of common stock issued and outstanding as of March 22, 2021 and (ii) our common stock post-business combination is based on 72,940,192 shares of common stock issued and outstanding assuming that no public shares are redeemed, and 45,440,196 shares of common stock issued and outstanding assuming that the maximum number of public shares are redeemed. The maximum number of public shares assumed to be redeemed is calculated as assuming all 27,500,000 outstanding public shares will be redeemed. The beneficial ownership of our common stock post-business combination assumes that immediately prior to the effective time of the Merger there are an aggregate of 35,823,105 shares of Blade Common Stock outstanding (after giving effect to the conversion of outstanding shares of Blade Preferred Stock). Except as specified below, the table below excludes shares of EIC Class A common stock issuable upon exercise of warrants and vested EIC Options.
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Experience Investment Corp., 100 St. Paul St., Suite 800, Denver, CO 80206.

Beneficial Ownership Table
				Securities Beneficially Owned After the Transactions(2)
	Securities Beneficially Owned Prior to the Transactions(1)			Assuming No Redemptions		Assuming Maximum Redemptions
Name of Beneficial Owner	Shares of common stock(3)	% of Total(4)	% of Class A common stock	Shares of Class A common stock(3)	% of Total(4)	Shares of Class A common stock(3)	% of Total(4)

EIC Five Percent Holders Prior to the Transactions
Experience Sponsor LLC(5)	6,875,000	20.0%	—%	13,925,000	17.9%	13,925,000	27.6%
HG Vora Capital Management, LLC(6)	2,000,000	5.8%	7.3%	7,376,471	10.1%	5,376,471	11.8%
Fidelity(7)	1,788,503	5.2%	6.5%	1,788,503	2.5%	—	*%
Magnetar Funds(8)	1,717,061	5.0%	6.2%	1,717,061	2.4%	—	*%
Millennium Group Management LLC(9)	1,282,663	3.7%	4.7%	1,282,663	1.7%	—	*%
EIC Directors and Executive Officers Prior to the Transactions
Eric Affeldt(10)	—	—%	—%	—	—%	—	—%
Charlie Martin	—	—%	—%	—	—%	—	—%
Michael Mohapp	—	—%	—%	—	—%	—	—%
Martin Newburger	—	—%	—%	—	—%	—	—%
Brain C. Witherow(10)	—	—%	—%	—	—%	—	—%
Rafael Pastor(10)	—	—%	—%	—	—%	—	—%
Edward Philip(10)
All directors and executive officers as a group (7 individuals)(11)	—	—%	—%	—	—%	—	—%
Blade Five Percent Holders Prior to the Transactions
ColPE Blade Investor, LLC(12)	—	—%	—%	6,233,498	8.6%	6,233,498	13.7%
David Zaslav(13)	—	—%	—%	3,082,428	4.2%	3,082,428	6.8%
JumpTen LLC(14)	—	—%	—%	1,878,753	2.6%	1,878,753	4.1%
Blade Directors and Executive Officers Prior to the Transactions
Robert S. Wiesenthal(15)	—	—%	—%	10,109,546	12.9%	10,109,546	20.0%
John Borthwick(16)	—	—%	—%	104,394	*%	104,394	*%
Justin Chang	—	—%	—%	—	—%	—	—%
Kenneth Lerer(17)	—	—%	—%	1,235,418	1.7%	1,235,418	2.7%
William A. Heyburn(18)	—	—%	—%	935,540	1.3%	935,540	2.0%
Melissa M. Tomkiel(19)	—	—%	—%	1,496,021	2.0%	1,496,021	3.2%
Brandon Keene(20)	—	—%	—%	520,553	*%	520,553	1.1%

				Securities Beneficially Owned After the Transactions(2)
	Securities Beneficially Owned Prior to the Transactions(1)			Assuming No Redemptions		Assuming Maximum Redemptions
Name of Beneficial Owner	Shares of common stock(3)	% of Total(4)	% of Class A common stock	Shares of Class A common stock(3)	% of Total(4)	Shares of Class A common stock(3)	% of Total(4)
Sean Grennan(21)	—	—%	—%	163,810	*%	163,810	*%
EIC Five Percent Holders After the Transactions
Experience Sponsor LLC(5)	6,875,000	20.0%	—%	13,925,000	17.9%	13,925,000	27.6%
Colony Capital, Inc.(22)	—	—%	—%	6,794,512	9.3%	6,794,512	15.0%
ColPE Blade Investor, LLC(12)	—	—%	—%	6,233,498	8.6%	6,233,498	13.7%
HG Vora Capital Management, LLC(6)	2,000,000	5.8%	7.3%	7,376,471	10.1%	5,376,471	11.8%
David Zaslav(13)	—	—%	—%	3,082,428	4.2%	3,082,428	6.8%
EIC Directors and Executive Officers After the Transactions
Eric Affeldt(10)	—	—%	—%	—	—%	—	—%
Jane Garvey	—	—%	—%	—	—%	—	—%
Kenneth Lerer	—	—%	—%	1,235,418	1.7%	1,235,418	2.7%
Susan Lyne	—	—%	—%	—	—%	—	—%
Edward Philip(10)	—	—%	—%	—	—%	—	—%
David Zaslav(13)	—	—%	—%	3,082,428	4.2%	3,082,428	6.8%
Robert S. Wiesenthal(15)	—	—%	—%	10,109,546	12.9%	10,109,546	20.0%
William A. Heyburn(18)	—	—%	—%	935,540	1.3%	935,540	2.0%
Melissa M. Tomkiel(19)	—	—%	—%	1,496,021	2.0%	1,496,021	3.2%
Brandon Keene(20)	—	—%	—%	520,553	*%	520,553	1.1%
Sean Grennan(21)	—	—%	—%	163,810	*%	163,810	*%
All directors and executive officers as a group (11 individuals)(23)	—	—%	—%	17,543,316	24.1%	17,543,316	38.6%

*
Less than 1%

(1)
For a given named beneficial owner, to the extent applicable, shares of common stock beneficially owned prior to the Transactions excludes shares of common stock issuable upon exercise of warrants (which are not exercisable prior to the Transactions) held by such beneficial owner.

(2)
The “Assuming No Redemptions” column presentation assumes that no EIC public stockholder exercises redemption rights with respect to its public shares for a pro rata portion of the funds in EIC’s trust account and the “Assuming Maximum Redemptions” column presentation assumes that EIC public stockholders holding 27.5 million of EIC’s public shares (i.e., all of EIC’s public shares) exercise their redemption rights and that such shares are redeemed for their pro rata share of the funds in EIC’s trust account.

(3)
Reflects the aggregate number of shares of EIC Class A common stock and EIC Class B common stock beneficially owned by such beneficial owner prior to the Transactions and the aggregate number of shares of EIC Class A common stock beneficially owned by such beneficial owner after the Transactions. Shares of EIC Class B common stock will automatically convert, on a one-for-one basis, into shares of EIC Class A common stock in connection with the Transactions.

(4)
Reflects the percentage of the total number of outstanding shares of EIC Class A common stock and EIC Class B common stock beneficially owned by such beneficial owner prior to the Transactions and the percentage of the total number of outstanding shares of EIC Class A common stock beneficially owned by such beneficial owner after the Transactions.
(5)
According to the Schedule 13G filed with the SEC on February 12, 2021, Experience Sponsor LLC reported beneficial ownership of 6,875,000 shares of EIC Class B common stock and Private Placement Warrants exercisable for 5,000,000 shares of EIC Class A common stock. Steele ExpCo Holdings, LLC, a Delaware limited liability company, is the managing member and 100% owner of Experience Sponsor LLC. KSL Capital Partners V GP, LLC, a Delaware limited liability company, is the managing member of Steele ExpCo Holdings, LLC. Eric Charles Resnick is the managing member of KSL Capital Partners V GP, LLC. As such, Steele ExpCo Holdings, LLC, KSL Capital Partners V GP, LLC and Mr. Resnick may be deemed to have or share voting and dispositive power of the Class B common stock held directly by Experience Sponsor LLC. In addition, it is expected that Steele ExpCo Holdings, LLC will beneficially own 2,050,000 additional shares of EIC Class A common stock after the Transactions and consummation of the PIPE Investment. Mr. Resnick disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in such shares, directly or indirectly. The address for each entity is c/o KSL Capital Partners, 100 St. Paul Street, Suite 800, Denver, Colorado 80206.

(6)
According to a Schedule 13G filed with the SEC on February 12, 2021, HG Vora Capital Management, LLC reported beneficial ownership of 2,000,000 shares of EIC Class A common stock. Interest shown also include 5,376,470 shares of EIC Class A common stock expected to be purchased in the PIPE Investment or received in exchange for shares of Blade Preferred Stock by HG Vora Capital Management, LLC. Panag Vora is the managing member of HG Vora Capital Management, LLC, and as such may be deemed to have voting and dispositive power of the Class A common stock held directly by HG Vora Capital Management, LLC. The business address for this investor is 330 Madison Avenue, 20th floor, New York, NY 10017.

(7)
According to a Schedule 13G filed with the SEC on February 8, 2021 jointly by FMR LLC and Abigail P. Johnson, each of FMR LLC and Abigail P. Johnson may be deemed to beneficially own 1,788,503 shares of EIC Class A common stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for the reporting person’s principal business office is 245 Summer Street, Boston, Massachusetts 02210.

(8)
According to a Schedule 13G filed with the SEC on February 12, 2021 jointly by Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”); Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), Magnetar Capital Master Fund Ltd, (“Master Fund”), Magnetar Systematic Multi-Strategy Master Fund Ltd (“Systematic Master Fund”), all Cayman Islands exempted companies; and Magnetar Structured Credit Fund, LP, (“Structured Credit Fund”), a Delaware limited partnership; collectively (the “Magnetar Funds”), each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Mr. Litowitz held 1,717,061 shares of EIC Class A common stock. The amount consists of (A) 606,169 Shares held for the account of Constellation Master Fund; (B) 531,364 Shares held for the account of Constellation Fund; (C) 26,614 Shares held for the account of Master Fund; (D) 221,671 Shares held for the account of Xing He Master Fund; (E) 185,019 Shares held for the account of Structured Credit Fund; (F) 75,000 Shares held for the account of Systematic Master Fund; and (G) 71,224 Shares held for the account of SC Fund. Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the Shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(9)
According to Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2021, jointly by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”), ICS Opportunities, Ltd. (“ICS Opportunities”), Millennium International

Management LP (“Millennium International Management”), Millennium Management LLC (“Millennium Management”), Millennium Group Management LLC (“Millennium Group Management”) and Israel A. Englander (“Mr. Englander”), the parties reported that Integrated Core Strategies was the beneficial owner of 1,032,663 shares EIC Class A common stock and that ICS Opportunities was the beneficial owner of 250,000 shares of EIC Class A common stock and 1/3 of one Public Warrant. Millennium Management is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Group Management is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. The managing member of Millennium Group Management is a trust of which Mr. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies or ICS Opportunities, as the case may be. However, the reporting parties state that the foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies or ICS Opportunities. The address for the reporting persons’ principal business office is 666 Fifth Avenue, New York, New York 10103.
(10)
Messrs. Affeldt, Witherow, Pastor and Philip each have an economic interest (or deemed economic interest) in shares of EIC Class A common stock and/or Private Placement Warrants through their respective ownership of membership interests in Experience Sponsor LLC, but do not beneficially own any shares of EIC Class A common stock or Private Placement Warrants. The indirect ownership interest via Experience Sponsor LLC is reflected solely under the rows for Experience Sponsor LLC. The economic interests (or deemed economic interests) of these individuals in the Founder Shares and/or Private Placement Warrants held by Experience Sponsor LLC are as shown below:

	Founder Shares	Private Placement Warrants
Eric Affeldt	605,250	350,000
Brian C. Witherow	50,000(a)	—
Rafael Pastor	50,000(a)	—
Edward Philip	50,000(a)	—

(a)
Subject to forfeiture in the event in the event their status as a director of EIC terminates for any reason prior to the date of consummation of the initial business combination.

(11)
None of our directors or executive officers beneficially own securities of EIC prior to the Transactions and none are expected to beneficially own securities of EIC immediately after the Transactions.

(12)
Interests shown consist of 6,233,498 shares of EIC Class A common stock. Colony Capital Operating Company, LLC is the beneficial owner of ColPE Blade Investor, LLC and as such may be deemed to share voting and dispositive power of the EIC Class A common stock held by ColPE Blade Investor, LLC. Colony Capital, Inc. is the managing member and 90% holder of Colony Capital Operating Company, LLC. The business address for this investor is 515 S. Flower St., Floor 44, Los Angeles, CA 90071.

(13)
Interests shown consist of 3,082,428 shares of EIC Class A common stock, which includes 100,000 shares expected to be purchased in the PIPE Investment, held by Snickers Holdings LLC. Mr. Zaslav, who will be one of EIC’s directors following the consummation of the Transactions, is the managing member of Snickers Holdings LLC. The business address for this investor is 115 Central Park West #17C, New York, NY 10023.

(14)
Interests shown consist of 1,878,753 shares of EIC Class A common stock. Steve Martocci and Jared Hecht are the managing members of JumpTen LLC and as such may be deemed to share voting and dispositive power of the Class A common stock held directly by JumpTen LLC. The business address for this investor is 287 State Street, Brooklyn, NY 11201.

(15)
Interests shown consist of 4,922,862 shares of EIC Class A common stock and vested EIC Options exercisable for an aggregate of 5,186,684 shares of EIC Class A common stock.

(16)
Interests shown consist of 104,394 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

(17)
Interests shown consist of: 50,963 shares of EIC Class A common stock held by Mr. Lerer, 111,506 shares of EIC Class A common stock held by Lerer Investments II LLC, 374,009 shares of EIC Class A common stock held by Lerer Hippeau Ventures Select Fund, LP and 698,940 shares of EIC Class A common stock held by Lerer Hippeau Ventures V, LP. Mr. Lerer, who will be one of EIC’s directors following the consummation of the Transactions, is the Managing Member of each of the investors, and may be deemed to beneficially own all of the shares of EIC Class A common stock held by Lerer Investments II LLC, Lerer Hippeau Ventures Select Fund, LP and Lerer Hippeau Ventures V, LP. The business address for each of the investors is 100 Crosby Street, Suite 201, New York, NY 10012.

(18)
Interests shown consist of 218,414 shares of EIC Class A common stock held and 717,126 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

(19)
Interests shown consist of 221,938 shares of EIC Class A common stock held and 1,274,083 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

(20)
Interests shown consist of 10,920 shares of EIC Class A common stock held and 509,633 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

(21)
Interests shown consist of 18,201 shares of EIC Class A common stock held and 145,609 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

(22)
Interests shown consist of 6,233,498 shares of EIC Class A common stock held by ColPE Blade Investor, LLC, and 561,014 of EIC Class A common stock held by JustBlade, LLC. Colony Capital Operating Company LLC is the beneficial owner of shares held by ColPE Blade Investor, LLC and JustBlade, LLC. Colony Capital, Inc. is the managing member and 90% owner of Colony Capital Operating Company, LLC, and as such may be deemed to share voting and dispositive power of the EIC Class A common stock held by ColPE Blade Investor, LLC and Just Blade, LLC. The business address for Colony Capital, Inc. is 515 S. Flower St., Floor 44, Los Angeles, CA 90071.

(23)
Interests shown consist of 9,710,181 shares of EIC Class A common stock held and 7,937,529 shares of EIC Class A common stock issuable upon the exercise of vested EIC Options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
EIC Related Party Transactions
In May 2019, our Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000. Prior to the initial investment in the company of $25,000 by our Sponsor, EIC had no assets, tangible or intangible. On September 17, 2019, the underwriters in EIC IPO partially exercised their over-allotment option for 2,500,000 of the total possible 3,750,000 additional units. Because the underwriters’ exercised the over-allotment option in part, our Sponsor forfeited 312,500 Founder Shares.
In September 2019, our Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.50 per warrant for an aggregate purchase price of $7,500,000 in a private placement that closed simultaneously with the closing of the EIC IPO. Each Private Placement Warrant entitles the holder upon exercise to purchase one share of EIC Class A common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants (including the shares of EIC Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination; provided, however, that the Sponsor has agreed to certain additional transfer restrictions in the Sponsor Letter Agreement as described below.
If any of EIC’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to EIC, subject to his or her fiduciary duties under Delaware law. EIC’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. Please see the section entitled “Management of EIC — Conflicts of Interest” for a summary of such fiduciary duties or contractual obligations.
No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The EIC audit committee will review on a quarterly basis all payments that were made to our Sponsor, EIC’s officers and directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. Through the date hereof, the aggregate amount of expenses reimbursed has been less than $0.1 million.
Prior to the consummation of our initial public offering, our Sponsor loaned us an aggregate of $0.2 million under an unsecured promissory note, which funds were used for a portion of the expenses of the EIC IPO. The loans were fully repaid upon the closing of the EIC IPO.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of EIC’s officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Working Capital Warrants. The terms of such loans by EIC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
Eric Affeldt holds economic interests in the Sponsor equivalent to 605,250 shares of EIC Class A common stock and 350,000 Private Placement Warrants. In addition, Rafael Pastor, Edward Philip and Brian Witherow hold economic interests in the Sponsor equivalent to 50,000 shares of EIC Class A common stock that are subject to forfeiture in the event their status as a director of EIC terminates for any reason prior to the date of consummation of the initial business combination. Charlie Martin, Michael Mohapp and Martin Newburger are employed by an affiliate of KSL Capital Partners but did not receive any compensation for their services as an officer or director, as applicable, of EIC. After our initial business combination, members of EIC’s management team who remain with EIC may be paid consulting, management or other fees from the combined company.
Sponsor Letter Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into a Sponsor Letter Agreement with EIC, Blade and KSL Advisors, LLC that amended and restated the prior letter agreement in its entirety with respect to Sponsor, pursuant to which the Sponsor has agreed, among other things, (a) to appear at the EIC special meeting or otherwise cause its shares to be counted as present for the purpose of establishing quorum; (b) to vote in person or by proxy, or cause to be voted at such special meeting in person, or by proxy, in favor of the Merger and the adoption of the Merger Agreement and the Transactions; and (c) to vote in person, or by proxy, against any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor under the Merger Agreement. Pursuant to the Sponsor Letter Agreement, prior to the valid termination of the Merger Agreement, the Sponsor is subject to certain non-solicitation restrictions restricting the Sponsor and its affiliates from, among other things, soliciting, discussing or entering into agreements for alternative business combinations.
The Sponsor also agreed, subject to the Investor Rights Agreement and subject to certain exceptions, not to transfer any Founder Shares (or any shares of EIC Class A common stock issuable upon conversion thereof) or any Private Placement Warrants (or any shares of EIC Class A common stock issuable upon exercise thereof) until the earlier of (a) 180 days after the completion of the Merger or (b) such future date following the completion of the Merger on which EIC completes a liquidation, merger, share exchange, reorganization or similar transaction that results in all of EIC’s stockholders having the right to exchange their shares of EIC Class A common stock for cash, securities or other property. Please see the section entitled “Certain Other Agreements Relating to the Transactions — Sponsor Letter Agreement.”
Investor Rights Agreement
EIC, the Sponsor, Robert Wiesenthal and certain other parties thereto, including certain other executive officers of EIC after the closing of the Transactions, have entered into the Investor Rights Agreement, pursuant to which, among other things, (a) the Sponsor will have the right to designate directors to the Board, (b) the Board will take actions to appoint the Chief Executive Officer of EIC to the Board and (c) entitling such stockholders to certain registration rights, including demand, piggy back and shelf registration rights, subject to cut back provisions. Certain parties to the Investor Rights Agreement, including the Sponsor, have agreed not to sell, transfer, pledge or otherwise dispose of shares of EIC Class A common stock they hold or receive for certain time periods specified therein. Please see the section entitled “Certain Other Agreements Relating to the Transactions — Investor Rights Agreement.”
PIPE Investment
The Sponsor has entered into a PIPE Subscription Agreement with EIC for an aggregate commitment of $20,050,000. The PIPE Investment is being issued to the Sponsor on the same terms and conditions as all other PIPE Investors. As part of the PIPE Investment, Steele ExpCo, the managing member of the Sponsor, has committed to purchase 2,005,000 shares of EIC Class A common stock for $20,050,000. Based on the closing price per share of EIC Class A common stock on April 1, 2021, the shares of EIC Class A common stock to be purchased by Steele ExpCo as part of the PIPE Investment had an aggregate market value of approximately $21.1 million. Please see the section entitled “Certain Other Agreements Relating to the Transactions — PIPE Subscription Agreements.”
Blade’s Related Party Transactions
Ross Aviation
In January 2021, Blade entered into an agreement with Ross Aviation, which is an affiliate of KSL Capital Partners, to launch air commuter service between the Westchester/Connecticut area and New York

City. Blade and Ross Aviation also agreed to work together to mutually develop plans for a vertiport in Westchester and to offer Blade services at Ross Aviation locations in Massachusetts and California. We have not made, and do not expect to make, any payments to Ross Aviation prior to the closing of the Merger and the Transactions.
Amended and Restated Investor Rights Agreement
On January 30, 2018, Blade entered into an investor rights agreement which grants registration rights, right of first refusal and information rights, among other things, to certain holders of its capital stock, including (i) Robert S. Wiesenthal, Blade’s Chief Executive Officer, (ii) ColPE Blade Investor, LLC and Just Blade, LLC (the “Colony Investors”), holders of 20% of Blade Stock, (iii) Snickers Holdings LLC (“Snickers”), which is affiliated with director David Zaslav and (iv) Lerer Hippeau Ventures V, LP, Lerer Hippeau Ventures Select Fund, LP and Lerer Investments II LLC (the “Lerer Entities”), each of which is affiliated with director Kenneth Lerer. This agreement will terminate in connection with the closing of the Transactions.
Amended and Restated Right of First Refusal Co-Sale Agreement
On January 30, 2018, Blade entered into an amended and restated right of first refusal and co-sale agreement (the “ROFR Agreement”) whereby it has the right to purchase shares of Blade capital stock which certain stockholders propose to sell to other parties. Certain holders of Blade capital stock, including (i) Robert S. Wiesenthal, Blade’s Chief Executive Officer, (ii) the Colony Investors, holders of 20% of Blade Stock, (iii) Snickers, which is affiliated with director David Zaslav and (iv) the Lerer Entities, each of which is affiliated with director Kenneth Lerer, have rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement will terminate in connection with the closing of the Transactions.
Amended and Restated Voting Agreement
On January 30, 2018, Blade entered into the Blade Voting Agreement, pursuant to which certain holders of its capital stock, including Robert S. Wiesenthal, Blade’s Chief Executive Officer, (ii) the Colony Investors, holders of 20% of Blade Stock, (iii) Snickers, which is affiliated with director David Zaslav and (iv) the Lerer Entities, each of which is affiliated with director Kenneth Lerer, have agreed to vote their shares of our capital stock on certain matters, and including with respect to the election of directors. This agreement will terminate in connection with the closing of the Transactions.
Non-Competition Agreement
On March 8, 2019, Blade entered into an non-competition agreement and contract for certain air charter services with Underhill Holdings, LLC (“Underhill”), an entity in which with Ms. Tomkiel, the President and General Counsel of Blade, held a 20% interest. The rates charged by Underhill for these air charter services are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. In connection with these air charter services, Blade paid Underhill approximately $2.4 million and $5.2 million in fiscal years 2020 and 2019, respectively. On January 21, 2021, Ms. Tomkiel and Underhill entered into an agreement under which one half of Ms. Tomkiel’s interest was immediately transferred back to Underhill and under which pursuant to the satisfaction of certain conditions by Underhill, Ms. Tomkiel’s interest will be fully transferred to Underhill.

SECURITIES ACT RESTRICTIONS ON RESALE OF EIC’S SECURITIES
In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of Class A common stock or warrants, as applicable, then outstanding; or

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the average weekly reported trading volume of the Class A common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of the date of this proxy statement/prospectus/consent solicitation statement, EIC had 34,375,000 shares of common stock outstanding. Of these shares, 27,500,000 shares sold in the EIC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of EIC Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of EIC Class A common stock we issue to the PIPE Investors pursuant to the PIPE Subscription Agreements will be restricted securities for purposes of Rule 144.
As of the date of this proxy statement, there are warrants exercisable for an aggregate of 14,166,666 shares of EIC Class A common stock outstanding, consisting of Public Warrants exercisable for an aggregate of 9,166,666 shares of EIC Class A common stock which were originally sold as part of the units issued in the EIC IPO and Private Placement Warrants exercisable for an aggregate of 5,000,000 shares of EIC Class A common stock that were sold by EIC to the Sponsor in a private sale prior to the EIC IPO. Each whole warrant is exercisable for one share of EIC Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. The Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the

Private Placement Warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
We will be obligated to file no later than (a) 15 business days after the closing of the Transactions a registration statement under the Securities Act covering (i) the 9,166,666 shares of EIC Class A common stock that may be issued upon the exercise of the Public Warrants and (ii) the 5,000,000 shares of EIC Class A common stock that may be issued upon the exercise of the Private Placement Warrants and (b) 45 days after the closing of the Transactions a registrations statement under the Securities Act covering (i) the 12,500,000 shares of EIC Class A common stock issued in the PIPE Investment and (ii) the 6,875,000 shares of EIC Class A common stock issued upon the conversion of EIC Class B common stock into shares of EIC Class A common stock and, in each case, cause such registration statement to become effective and maintain the effectiveness of such registration statement pursuant to the terms of the agreement governing such securities or the registration rights relating thereto.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

APPRAISAL RIGHTS
EIC Stockholders
Neither EIC stockholders nor EIC unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.
Blade Stockholders
Pursuant to the Blade Amended and Restated Voting Agreement, Blade stockholders parties thereto have agreed to, among other things, refrain from exercising any dissenters’ or appraisal rights with respect to any such approved “Change of Control Transaction” under applicable law, including the DGCL, and to vote all shares that are owned or controlled by the Blade stockholders in favor of any such approved Change of Control Transaction.
The Merger has been approved by the Blade board of directors. If it is approved by the holders of a majority of outstanding shares of Blade preferred stock and a majority-in-interest of the Blade founders in compliance with the Blade and Restated Voting Agreement (and assuming the Blade stockholders will own collectively not more than 50% of the voting power of the post-combination company), the Merger will constitute a “Change of Control Transaction” under the Blade Amended and Restated Voting Agreement. Holders of at least a majority of outstanding shares of Blade preferred stock and a majority-in-interest of the Blade founders have committed to vote in favor of the Merger pursuant to the Support Agreements.
Under the DGCL, if a Blade stockholder does not wish to accept the Merger Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement and the Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Blade Stock and to receive payment in cash for the fair value of his, her or its shares of Blade Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Blade Stock. These rights are known as appraisal rights. The “fair value” of such shares of Blade Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Blade Stock under the terms of the Merger Agreement. Blade stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Blade stockholders who wish to exercise appraisal rights, or preserve the ability to do so, must NOT deliver a signed written consent adopting the Merger Agreement.
This section is intended only as a brief summary of the material provisions of the statutory procedures under the DGCL that a Blade stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex I to this proxy statement/prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Blade Stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Blade Stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Section 262 of the DGCL requires that where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, stockholders entitled to appraisal rights must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective date of the merger. Only those Blade stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Blade. If given at or after the effective date of the Merger, the notice must also specify the effective date of the Merger; otherwise, a supplementary notice will provide this information. This proxy statement/prospectus/consent solicitation statement is not intended to constitute such a notice. Do not send in your demand before the date of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.
Following Blade’s receipt of sufficient written consents to adopt the Merger Agreement, Blade will send all non-consenting Blade stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Blade stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Blade stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.
In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares through the effective date of the Merger.
If you elect to demand appraisal of your shares of Blade Stock, you must, within 20 days after the date of mailing of the notice, make a written demand for the appraisal of your shares of Blade Stock to Blade, at the specific address that will be included in the notice of appraisal rights. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.
A Blade stockholder wishing to exercise appraisal rights must hold of record the shares of Blade Stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Blade Stock through the effective date of the Merger. Appraisal rights will be lost if your shares of Blade Stock are transferred prior to the effective time of the Merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.
If you and/or the record holder of your shares of Blade Stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Blade Stock (assuming that you hold them through the effective time of the Merger) will be converted into the right to receive the merger consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.
As noted above, a holder of shares of Blade Stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of mailing of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Blade Stock. The demand must reasonably inform Blade of the identity of the stockholder of record and his, her or its intent to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Blade Stock issued and outstanding immediately prior to the effective date of the Merger will be entitled to assert appraisal rights for the shares of Blade Stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Blade Stock, fully and correctly, as the stockholder’s name appears on the Blade stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Blade Stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Blade Stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Blade Stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262 of the DGCL, a demand for appraisal must reasonably inform Blade of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Blade Stock are owned of record in a fiduciary capacity (such as by a trustee, guardian or custodian), execution of the demand for appraisal should be made in that capacity. If the shares of Blade Stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Blade Stock as a nominee for others may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Blade Stock as to which appraisal is sought. Where no number of shares of Blade Stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Blade Stock held in the name of the record holder. Stockholders who hold their shares of Blade Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
At any time within 60 days after the effective date of the Merger, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Blade Stock by delivering to Blade a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the Merger will require written approval of Blade. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Blade stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If Blade does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Blade common stock.
Within 120 days after the effective date of the Merger, either Blade (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Blade Stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Blade. EIC has no present intent to cause Blade to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Blade will file a petition. Accordingly, it is the obligation of the holders of Blade Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Blade Stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective date of the Merger, any stockholder who has properly complied with the requirements for the exercise of appraisal rights, upon written request, will be entitled to receive from Blade a statement setting forth the aggregate number of shares of Blade Stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Blade or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Blade Stock may, in such person’s own name, file a petition for appraisal or request from Blade such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon Blade, then Blade will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Blade Stock and with whom agreements as to the value of their shares of Blade Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares of Blade common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares of Blade Stock, the Delaware Court of Chancery will appraise such shares of Blade Stock, determining their fair value as of the effective date of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Blade stock certificates, representing their shares of Blade Stock. Holders of Blade Stock considering seeking appraisal should be aware that the fair value of their shares of Blade Stock as determined under Section 262 of the DGCL could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Blade Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Blade may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value lower than, or the same as, the merger consideration. Moreover, none of EIC or Blade anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and EIC and Blade reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Blade common stock is less than the per share merger consideration.
FAILING TO FOLLOW PROPER STATUTORY PROCEDURES MAY RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Blade Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS
The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by EIC at its executive offices a reasonable time before EIC begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in EIC’s proxy materials for the 2021 annual meeting.
In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at our principal executive offices not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by EIC. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Experience Investment Corp., 100 St. Paul St., Suite 800, Denver, CO 80206.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, EIC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of EIC’s annual report to stockholders and EIC’s proxy statement. Upon written or oral request, EIC will deliver a separate copy of the annual report and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that EIC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that EIC deliver single copies of such documents in the future. Stockholders may notify EIC of their requests by calling or writing EIC at its principal executive offices at 100 St. Paul St., Suite 800, Denver, CO 80206 or (720) 284-6400.
EXPERTS
The financial statements of EIC as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from May 24, 2019 (inception) to December 31, 2019, included in this proxy statement/prospectus/consent solicitation statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of EIC to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.The financial statements of Blade as of September 30, 2020 and 2019, and for each of the two years in the period ended September 30, 2020, included in this proxy statement/prospectus/consent solicitation statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
The legality of the shares of EIC Class A common stock offered pursuant to this proxy statement/prospectus/consent solicitation statement will be passed upon for EIC by Simpson Thacher & Bartlett LLP, Palo Alto, California.
WHERE YOU CAN FIND MORE INFORMATION
EIC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access EIC’s SEC filings through the SEC web site at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus/consent solicitation statement or any annex hereto are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus/consent solicitation statement.
All information contained in this document relating to EIC has been supplied by EIC, and all such information relating to Blade has been supplied by Blade. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: EXPC.info@investor.morrowsodali.com
If you are a stockholder of EIC and would like to request documents, please do so by April 28, 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
This document constitutes a proxy statement of EIC for the special meeting, a prospectus of EIC and a consent solicitation statement of Blade. We have not authorized anyone to give any information or make any representation about the Transactions, Blade or EIC that is different from, or in addition to, that contained in this proxy statement/prospectus/consent solicitation statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus/consent solicitation statement speaks only as of the date of this proxy statement/prospectus/consent solicitation statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
EXPERIENCE INVESTMENT CORP.
AUDITED FINANCIAL STATEMENTS
Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2020 and 2019	F-3
Consolidated Statement of Operations for the Year ended December 31, 2020 and the Period From May 24, 2019 (Inception) through December 31, 2019	F-4
Consolidated Statement of Changes in Stockholder’s Equity for the Year ended December 31, 2020 and the Period From May 24, 2019 (Inception) through December 31, 2019	F-5
Consolidated Statement of Cash Flows for the Year ended December 31, 2020 and the Period From May 24, 2019 (Inception) through December 31, 2019	F-6
Notes to Consolidated Financial Statements	F-7
BLADE URBAN AIR MOBILITY, INC.
AUDITED FINANCIAL STATEMENTS
BLADE URBAN AIR MOBILITY, INC.
UNAUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Experience Investment Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Experience Investment Corp. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from May 24, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from May 24, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
Houston, TX
March 10, 2021

EXPERIENCE INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$846,068	$1,305,608
Prepaid expenses	50,000	125,000
Total Current Assets	896,068	1,430,608
Marketable securities held in Trust Account	276,943,339	276,261,596
TOTAL ASSETS	$277,839,407	$277,692,204
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$158,947	$136,694
Accrued offering costs	26,000	26,000
Income taxes payable	205,844	208,612
Total Current Liabilities	390,791	371,306
Deferred underwriting fee payable	9,625,000	9,625,000
Total Liabilities	10,015,791	9,996,306
Commitments and Contingencies (Note 6)
Class A common stock subject to possible redemption 26,136,620 and 26,180,927 shares at redemption value as of December 31, 2020 and 2019, respectively	262,823,607	262,695,890
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,363,380 and 1,319,073 shares issued and outstanding (excluding 26,136,620 and 26,180,927 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	136	132
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 shares issued and outstanding as of December 31, 2020 and 2019	688	688
Additional paid-in capital	4,086,689	4,214,410
Retained earnings	912,496	784,778
Total Stockholders’ Equity	5,000,009	5,000,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,839,407	$277,692,204
The accompanying notes are an integral part of these consolidated financial statements.

EXPERIENCE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2020	For the Period from May 24, 2019 (Inception) through December 31, 2019
Operating costs	$678,487	$268,206
Loss from operations	(678,487)	(268,206)
Other income:
Interest income on marketable securities held in Trust Account	1,016,670	1,261,596
Income before income taxes	338,183	993,390
Provision for income taxes	(210,465)	(208,612)
Net income	$127,718	$784,778
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	26,160,492	26,187,830
Basic and diluted net income per share, Common stock subject to possible redemption	$0.02	$0.03
Basic and diluted weighted average shares outstanding, Common stock	8,214,508	7,170,375
Basic and diluted net loss per common share, common stock	$(0.05)	$(0.01)
The accompanying notes are an integral part of these consolidated financial statements.

EXPERIENCE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – May 24, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Forfeiture of Founder Shares	—	—	(312,500)	(31)	31	—	—
Sale of 27,500,000 Units, net of underwriting discount and offering expenses	27,500,000	2,750	—	—	259,383,370	—	259,386,120
Sale of 5,000,000 Private Placement Warrants	—	—	—	—	7,500,000	—	7,500,000
Class A common stock subject to possible redemption	(26,180,927)	(2,618)	—	—	(262,693,272)	—	(262,695,890)
Net income	—	—	—	—	—	784,778	784,778
Balance – December 31, 2019	1,319,073	132	6,875,000	688	4,214,410	784,778	5,000,008
Change in value of Class A common stock subject to possible redemption	44,307	4	—	—	(127,721)	—	(127,717)
Net income	—	—	—	—	—	127,718	127,718
Balance – December 31, 2020	1,363,380	$136	6,875,500	$688	$4,086,689	$912,496	$5,000,009
The accompanying notes are an integral part of these consolidated financial statements.

EXPERIENCE INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2020	For the Period from May 24, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net income	$127,718	$784,778
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,016,670)	(1,261,596)
Changes in operating assets and liabilities:
Prepaid expenses	75,000	(125,000)
Accounts payable and accrued expenses	22,253	136,694
Income taxes payable	(2,768)	208,612
Net cash used in operating activities	(794,467)	(256,512)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(275,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	334,927	—
Net cash provided by (used in) investing activities	334,927	(275,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	269,500,000
Proceeds from sale of Private Placement Warrants	—	7,500,000
Proceeds from promissory notes – related party	—	231,366
Repayment of promissory notes – related party	—	(231,366)
Payment of offering costs	—	(437,880)
Net cash provided by financing activities	—	276,562,120
Net Change in Cash	(459,540)	1,305,608
Cash – Beginning	1,305,608	—
Cash – Ending	$846,068	$1,305,608
Supplemental cash flow information:
Cash paid for income taxes	$213,233	$—
Non-cash investing and financing activities:
Initial classification of Class A common stock subject to redemption	$—	$261,909,820
Change in value of Class A common stock subject to possible redemption	$127,717	$786,070
Deferred underwriting fee payable	$—	$9,625,000
Offering costs paid directly by Sponsor in exchange for the issuance of Class B common stock to Sponsor	$—	$25,000
The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Experience Investment Corp. (the “Company”) was incorporated in Delaware on May 24, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the travel and leisure industry.
The Company has one subsidiary, Experience Merger Sub, Inc., direct wholly-owned subsidiary of the Company incorporated in Delaware on December 8, 2020 (“Merger Sub”).
As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on September 12, 2019. On September 17, 2019, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes a partial exercise by the underwriter of the over-allotment option to purchase an additional 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,000,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Experience Sponsor LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $7,500,000, which is described in Note 4.
Transaction costs amounted to $15,613,880 consisting of $5,500,000 of underwriting fees, $9,625,000 of deferred underwriting fees and $488,880 of other offering costs.
Following the closing of the Initial Public Offering on September 17, 2019, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest income earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest income earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company has until September 17, 2021 (the “Combination Period”) to consummate a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders or any of their respective affiliates acquire Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2020, the Company had $846,068 in its operating bank accounts, $276,943,339 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $915,185. As of December 31, 2020, $409,908 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties to complete a business combination. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.
Marketable Securities Held in Trust Account
At December 31, 2020 and 2019, substantially all of the assets held in the Trust Account were held in money market funds that invest primarily in U.S. Treasury Bills. During the year ended December 31, 2020, the Company withdrew $334,927 of interest income from the Trust Account to pay franchise and income taxes.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss per Common Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 14,166,667 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.
	Year Ended December 31, 2020	For the Period from May 24, 2019 (inception) through December 31, 2019
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$572,275	$886,588
Unrealized loss on marketable securities held in Trust Account	—	—
Net Income allocable to shares subject to possible redemption	$572,275	$886,588
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	26,160,492	26,187,830
Basic and diluted net income per share	$0.02	$0.03
Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net Income	$127,718	$784,778
Net Income allocable to Common stock subject to possible redemption	(572,275)	(886,588)
Non-Redeemable Net Loss	$(444,557)	$101,810)
Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	8,214,508	7,170,375
Basic and diluted net loss per share	$(0.05)	$(0.01)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units at a purchase price of $10.00 per Unit, which includes a partial exercise by the underwriter of its option to purchase an additional 2,500,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,500,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In May 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.
The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the initial stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 312,500 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture.
The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) 180 days after the completion of a Business Combination or (B) subsequent to a Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Note — Related Party
On May 24, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. The outstanding balance of $231,366 under the Promissory Note was repaid in full in October 2019.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on September 12, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover overallotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On September 17, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 2,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 1,250,000 Units.
The underwriters were paid a cash underwriting discount of $0.20 per unit, or $5,500,000 in the aggregate at the closing of the Initial Public Offering. The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,625,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Merger Agreement
On December 14, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub and Blade, relating to a proposed business combination transaction between the Company and Blade.
Pursuant to the Merger Agreement, Merger Sub will merge with and into Blade with Blade continuing as the surviving entity (the “Merger”).
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:
(d)
each outstanding share of Blade common stock (the “Blade Common Stock”) (as of immediately prior to the closing of the Merger (the “Closing”)) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive a number of newly issued shares of Class A common stock of the Company (the “Company Common Stock”), at the reference price of $10.00 (the “Reference Price”) per Company Common Stock, equal to the quotient of (i) (A) the sum of $356,250,000 plus the aggregate exercise prices of all in the money Blade Options (as defined below) outstanding as of immediately prior to the effective time of the Merger divided by (B) the fully-diluted common stock of Blade (as calculated pursuant to the Merger Agreement and including the aggregate number of shares of Blade Common Stock issuable upon the conversion of Blade Preferred Stock (as defined below) and the aggregate number of Blade Common Stock issuable upon the exercise of the in the money Blade Options (as defined below)) divided by (ii) the Reference Price (the “Closing Per Share Stock Consideration”);

(e)
each outstanding share of Blade Series Seed preferred stock, Blade Series A preferred stock and Blade Series B preferred stock (collectively, the “Blade Preferred Stock,” and together with the Blade Common Stock, the “Blade Stock”)) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive a number of newly issued shares of Company Common Stock equal to the Closing Per Share Stock Consideration multiplied by the number of shares of Blade Common Stock issuable upon the conversion of such share of Blade Preferred Stock; and

(f)
each option to acquire Blade Common Stock (the “Blade Option”) that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and automatically converted into an option to purchase a number of shares of Company Common Stock equal to the product of (1) the number of shares of Blade Common Stock that were issuable upon exercise of such Blade Option immediately prior to the effective time multiplied by (2) the Closing Per Share Stock Consideration (rounded down to the nearest whole number of shares of Company Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of Company Common Stock equal to the quotient obtained by dividing the exercise price per share of Blade Common Stock under such Blade Option immediately prior to the effective time of the Merger by the Closing Per Share Stock Consideration (as defined in the Merger Agreement) (rounded up to the nearest whole cent).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and, 2019, there were 1,363,380 and 1,319,073 shares of Class A common stock issued and outstanding, excluding 26,136,620 and 26,180,927 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 6,875,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemptions of Warrants for Cash — Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to each warrant holder.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants for Shares of Class A Common Stock — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at a price equal to a number of shares of Class A common stock to be determined, based on the redemption date and the fair market value of the Company’s Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of the Company’s Class A common stock) as the Company’s outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price (“Newly Issued Price”) of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price and the $18.00 redemption trigger price will be adjusted to 180% of the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. INCOME TAX
The Company’s net deferred tax assets are as follows:
	As of December 31,
	2020	2019
Deferred tax asset
Organizational costs/Startup expenses	$122,876	$—
Total deferred tax asset	122,876	—
Valuation allowance	(122,876)	—
Deferred tax asset, net of allowance	$—	$—
The income tax provision consists of the following:
	As of December 31,
	2020	2019
Federal
Current	$170,647	$208,612
Deferred	(99,629)	—
State and Local
Current	39,818	—
Deferred	(23,247)	—
Change in valuation allowance	122,876	—
Income tax provision	$210,465	$208,612
As of December 31, 2020 and 2019, the Company did not have any of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the available information, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and for the period from May 24, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $122,876 and $0, respectively.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	4.9%	0.0%
Valuation allowance	36.3%	0.0%
Income tax provision	62.2%	21.0%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns for the year ended December 31, 2020 and 2019 remain open and subject to examination.

NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on management’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$276,943,339	$276,261,596
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Blade Urban Air Mobility, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Blade Urban Air Mobility, Inc. (the “Company”) as of September 30, 2020 and 2019, the related consolidated statements of operations,stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2020.
Melville, NY
January 18, 2021, except for Note 11 of which the date is January 27, 2021

BLADE URBAN AIR MOBILITY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	As of September 30,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$12,162	$22,177
Restricted cash	114	114
Prepaid expenses and other current assets	1,011	665
Accounts receivable	1,092	501
Total current assets	14,379	23,457
Non-current assets
Investment in joint venture	200	200
Other non-current assets	107	124
Intangible assets, net	533	723
Operating right-of-use asset	737	397
Property and equipment, net	1,759	1,718
Total assets	$17,715	$26,619
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$776	$2,186
Deferred revenue	3,973	3,328
Operating lease liability, current	430	195
Note payable	1,165	—
Total current liabilities	6,344	5,709
Non-current liabilities
Operating lease liability, long-term	291	175
Total liabilities	6,635	5,884
Commitments and Contingencies (Note 12)
Stockholders’ Equity
Preferred stock – Series Seed, $0.00001 par value, 2,817,000 shares authorized, issued and outstanding at September 30, 2020 and 2019	—	—
Preferred stock – Series A, $0.00001 par value, 6,734,526 shares authorized, 6,734,517 issued and outstanding at September 30, 2020 and 2019	—	—
Preferred stock – Series B, $0.00001 par value, 12,660,000 shares authorized at September 30, 2020 and 2019, 12,565,294 shares issued and outstanding at September 30, 2020 and 2019	—	—
Common stock, $0.00001 par value; 50,300,000 authorized; 12,592,851 and 12,502,885 shares issued and outstanding at September 30, 2020 and 2019, respectively.	—	—
Additional paid in capital	48,218	47,713
Accumulated deficit	(37,138)	(26,978)
Total stockholders’ equity	11,080	20,735
Total Liabilities and Stockholders’ Equity	$17,715	$26,619
The accompanying notes are an integral part of these consolidated financial statements

BLADE URBAN AIR MOBILITY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
	For the Years Ended September 30,
	2020	2019
Revenue	$23,434	$31,196
Operating expenses
Cost of revenue	21,107	26,497
Software development	861	751
General and administrative	9,292	10,476
Selling and marketing	2,533	5,013
Total operating expenses	33,793	42,737
Loss from operations	(10,359)	(11,541)
Other non-operating income (expense)
Interest income	200	718
Interest expense	(1)	(15)
Total other income	199	703
Net loss	$(10,160)	$(10,838)
Weighted average shares outstanding, basic and diluted	12,512,567	12,409,010
Net loss per share, basic and diluted	$(0.81)	$(0.87)
The accompanying notes are an integral part of these consolidated financial statements

BLADE URBAN AIR MOBILITY, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2020 AND 2019
(in thousands, except share and per share data)
	Preferred Stock — Series Seed		Preferred Stock — Series A		Preferred Stock — Series B		Common Stock		Additional Paid- In Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at October 1, 2018	2,817,000	$—	6,734,517	$—	12,565,294	$—	16,623,396	$—	$48,964	$(16,140)	$(1,684)	$31,140
Cancellation of Treasury stock	—	—	—	—	—	—	(4,432,748)	—	(1,684)	—	1,684	—
Stock option exercises	—	—	—	—	—	—	312,237	—	116	—	—	116
Stock-based compensation	—	—	—	—	—	—	—	—	317	—	—	317
Net loss	—	—	—	—	—	—	—	—	—	(10,838)	—	(10,838)
Balance at September 30, 2019	2,817,000	$—	6,734,517	$—	12,565,294	$—	12,502,885	$—	$47,713	$(26,978)	$—	$20,735
Stock option exercises	—	—	—	—	—	—	89,966	—	15	—	—	15
Stock-based compensation	—	—	—	—	—	—	—	—	490	—	—	490
Net loss	—	—	—	—	—	—	—	—	—	(10,160)	—	(10,160)
Balance at September 30, 2020	2,817,000	$—	6,734,517	$—	12,565,294	$—	12,592,851	$—	$48,218	$(37,138)	$—	$11,080
The accompanying notes are an integral part of these consolidated financial statements

BLADE URBAN AIR MOBILITY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Years Ended September 30,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(10,160)	$(10,838)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	526	472
Stock-based compensation	490	317
Loss on sale of property and equipment	—	28
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(346)	(315)
Accounts receivable	(591)	(165)
Other non-current assets	17	(93)
Operating lease assets/liabilities	11	(27)
Accounts payable and accrued expenses	(1,410)	(402)
Deferred revenue	645	721
Net cash used in operating activities	(10,818)	(10,302)
Cash Flows From Investing Activities:
Purchase of customer list	—	(250)
Investment in joint venture	—	(200)
Purchase of property and equipment	(377)	(604)
Net cash used in investing activities	(377)	(1,054)
Cash Flows From Financing Activities:
Proceeds from the exercise of common stock options	15	116
Proceeds from note payable	1,165	—
Net cash provided by financing activities	1,180	116
Net decrease in cash and cash equivalents and restricted cash	(10,015)	(11,240)
Cash and cash equivalents and restricted cash – beginning	22,291	33,531
Cash and cash equivalents and restricted cash – ending	$12,276	$22,291
Cash and cash equivalents	$12,162	$22,177
Restricted cash	114	114
Total	$12,276	$22,291
Supplemental cash flow information
Cash paid for:
Interest	$—	$—
Income Taxes	$—	$—
Supplemental non-cash investing and financing activities
Right of use assets acquired under operating leases	$788	$512
The accompanying notes are an integral part of these consolidated financial statements

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 1 — Business, Liquidity and Capital Resources
Overview and Management’s Plans
Blade Urban Air Mobility, Inc. (“Blade”), a Delaware corporation, was formed on December 22, 2014. On May 21, 2020 and March 21, 2019, Blade formed Blade Urban Ground Mobility LLC, a New York limited liability company and Blade US LLC, a Delaware limited liability company, respectively, as its wholly owned subsidiaries. Blade and its wholly owned subsidiaries (the “Company”) have their headquarters in New York, New York.
The Company is committed to providing consumers with a cost effective and time efficient alternative to ground transportation for congested routes. Blade arranges charter and by-the-seat flights across helicopters, jets, turboprops, and amphibious seaplanes operating in various locations throughout the United States. Blade’s platform utilizes a technology-powered, asset-light business model. Blade provides transportation to its customers through a network of contracted aircraft operators. Blade does not own, lease or operate its own aircraft.
The Company’s asset-light business model was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to Electric Vertical Aircraft (“EVA”), or as known within the aerospace community, Electric Vertical Take-Off and Landing aircraft (“eVTOL”), once they are certified for public use. The Company intends to leverage the lower operating costs of EVA versus helicopters to reduce the consumer’s price for its flights. Additionally, the Company expects the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertical landing infrastructure (“vertiports”) in its existing and new markets.
Liquidity and Capital Resources
As of September 30, 2020 and 2019, the Company’s cash on hand was $12,162 and $22,177, respectively. The Company has generated revenues of $23,434 and $31,196 for the years ended September 30, 2020 and 2019, respectively. On account of costs incurred in building its operations and developing its markets, the Company has incurred net losses of $10,160 and $10,838 for the years ended September 30, 2020 and 2019, respectively. As of September 30, 2020, the Company had working capital of $8,035 and stockholders’ equity of $11,080. During the year ended September 30, 2020, cash flows used in operating activities were $10,818, consisting primarily of a net loss of $10,160 which included non-cash stock-based compensation charges of $490. Since inception, the Company has met its liquidity requirements principally through the sale of its convertible preferred stock in private placements.
The Company will need to raise additional capital in order to fully realize management’s plans. On December 14, 2020, Blade entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Experience Investment Corp. (“Experience”), a Delaware corporation and Experience Merger Sub, Inc., also a Delaware corporation and a wholly-owned subsidiary of Experience (“Merger Sub”), providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and Experience. The proposed Merger is expected to be consummated after the required approval by the stockholders of both Experience and Blade and the satisfaction or waiver of certain other conditions. At the reference price of $10.00 per share of the Experience Class A common stock, the total merger consideration of 35,625,000 shares of Experience Class A common stock would have a value of $356,250. Simultaneous with the closing of the merger, the parties are expected to close on a PIPE financing providing gross proceeds of $125,000. Upon the consummation of the merger and the PIPE financing, it is estimated that the post-merger company will have approximately $103,000 of cash (unaudited). Should Blade not be successful in consummation of the Merger Agreement, Blade would pursue raising capital through other means, including the sale of its common stock and preferred stock in private placements, although there can be no assurance that the Company will be able to do so on terms that would be acceptable to the Company.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the United States Securities and Exchange Commission (“SEC”).
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.
Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets, the carrying value of intangible assets, revenue recognition, contingencies, the provision for income taxes and related deferred tax accounts and determining the fair value of stock options and other stock-based awards.
Fair Value of Financial Instruments
Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.
A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:
•
Level 1 Quoted prices in active markets for identical assets or liabilities.

•
Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
•
Level 3 Significant unobservable inputs that cannot be corroborated by market data.

As of September 30, 2020 and 2019, the Company had the following financial instruments that were measured at fair value on a recurring basis.
	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2019
Commission liability	$—	$—	$73
Commission liability roll forward is provided in the table below.
Commission Liability Roll Forward
As of September 30, 2018	$527
Payments	(469)
Accretion	15
As of September 30, 2019	$73
Payments	(74)
Accretion	1
As of September 30, 2020	$—
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with a maturity of three months or less on their acquisition date as cash and cash equivalents. Restricted cash consists principally of Company funds on deposit with a financial institution, which supports a letter of credit by the financial institution in favor of the Company’s obligations to the United States Department of Transportation.
Concentrations
Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of cash amounts on deposit with financial institutions. At times, the Company’s cash in banks is in excess of the Federal Deposit Insurance corporation (“FDIC”) insurance limit. The Company has not experienced any loss as a result of these deposits.
Major Customers
For the years ended September 30, 2020 and 2019, there was no single customer that generated 10% or more of the Company’s revenue.
Most of the Company’s customers remit payment in advance of the date of the flight. Accounts receivable consists principally of amounts due from the Company’s MediMobility organ transportation customers, which are large hospitals that receive terms for payment. Three of these large hospitals accounted for 36%, 29% and 10%, respectively, of trade receivables as of September 30, 2020 and one large hospital accounted for 75% of trade receivables as of September 30, 2019. These concentrations make the Company vulnerable to a near-term severe impact should these relationships be terminated. To limit such risks, the Company performs ongoing credit evaluations of its customers’ financial condition.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
Major Vendors
One vendor accounted for 12% of the Company’s purchases from vendors for the year ended September 30, 2020. Three vendors accounted for 15%, 15% and 11% of the Company’s purchases from vendors for the year ended September 30, 2019, respectively. One vendor accounted for 26% of the Company’s outstanding accounts payable as of September 30, 2020. Two vendors accounted for 30% and 11% of the Company’s outstanding accounts payable as of September 30, 2019, respectively.
Accounts Receivable
Accounts receivable consists principally of amounts due from the Company’s MediMobility organ transportation customers, which are large hospitals that receive terms for payment. Receivables are reviewed on a regular basis for collectability. Based upon these reviews and historical collection experience, the Company determined that no allowance for uncollectible accounts was required at September 30, 2020 and 2019.
Prepaid Expenses and Other Current Assets
Prepaid expenses includes prepaid insurance, the costs of which are amortized on a straight-line basis over the related coverage periods, and prepaid marketing supplies and prepayments to aircraft operators, which are expensed based upon usage or flight time. Included within prepaid expenses and other current assets are prepaid marketing supplies in the amounts of $512 and $380 as of September 30, 2020 and 2019, respectively.
Property, Equipment and Leasehold Improvements
The Company records additions to owned operating property, equipment and leasehold improvements at cost when acquired.
Depreciation and amortization of owned depreciable assets is based on the straight-line method over the assets’ estimated useful lives, less estimated residual value, if appropriate, as estimated when placed into service. Leasehold improvements are amortized over the remaining term of the lease, including estimated facility renewal options when renewal is reasonably certain at key airports, or the estimated useful life of the related asset, whichever is less. The Company periodically reviews its owned property, equipment and leasehold improvements for recoverability.
Intangibles
The Company has finite-lived intangible assets. Finite-lived intangible assets are amortized over their estimated useful lives. Research and development costs are expensed as incurred. Following initial recognition of the finite-lived intangible asset, the asset is carried at cost less any accumulated amortization. Amortization of the asset begins when the asset is available for use.
Amortization is recorded in general and administrative expenses on the Company’s consolidated statement of operations. The Company periodically reviews its owned intangible assets for recoverability.
Joint Venture
Investments in joint arrangements are classified as joint ventures. Joint ventures are accounted for using the equity method. Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits and losses. When

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
the Company’s share of losses in a joint venture equals or exceeds its interests in the joint venture, the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint venture.
When the Company’s investment in the joint venture does not qualify for accounting under the equity method because the Company does not have sufficient control or influence, then, except as provided for below, the investment in the joint venture would be accounted for at fair value.
Specifically, ASC 321-10-35-2 states, in part, that an entity may measure an equity security without a readily determinable fair value that does not qualify for the practical expedient to estimate fair value in accordance with paragraph 820-10-35-59 at its cost minus impairment, if any. As such, the Company has recorded its investment in the joint venture at cost less impairment, if any (See Note 4).
Long-Lived Asset Impairments
The Company evaluates the carrying value of long-lived assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value.
Net Loss per Common Share
Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.
Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 10,040,803 and 7,793,765 shares of common stock as of September 30, 2020 and 2019, respectively, and 22,116,811 shares of Convertible Preferred Stock as of September 30, 2020 and 2019, because their inclusion would have been anti-dilutive.
Revenue Recognition
Beginning on October 1, 2018, the Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:
Step 1:   Identify the contract with the customer
Step 2:   Identify the performance obligations in the contract
Step 3:   Determine the transaction price
Step 4:   Allocate the transaction price to the performance obligations in the contract
Step 5:   Recognize revenue when the company satisfies a performance obligation
The Company does not have any significant contracts with customers requiring performance beyond delivery.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
For passenger revenue, seats or monthly or annual flight passes are typically purchased using the Blade App, and paid for via credit card transactions, wire, check, customer credit and gift cards, with payments principally collected by the Company in advance of the performance of related services. The Company initially records flight sales in its unearned revenue, deferring revenue recognition until the travel occurs. Unearned revenue from gift card purchases is recognized as revenue when a flight is flown or upon the expiration of the gift card. Unearned revenue from the Company's monthly commuter pass and annual airport pass is recognized ratably over the term of the pass. For travel that has more than one flight segment, the Company deems each segment as a separate performance obligation and recognizes revenue for each segment as travel occurs. Fees charged in association with add-on services or changes or extensions to non-refundable seats sold are considered part of the Company’s passenger performance obligation. As such, those fees are deferred at the time of collection and recognized at the time the travel is provided.
As of September 30, 2020 and 2019, the Company’s balance in its deferred revenue is $3,973 and $3,328, respectively. Deferred revenue consists of unearned revenue, customer credits and gift card obligations. Unearned revenue represents principally the flight revenues received in advance of the actual flight. Customer credits represents unearned revenue for flights reservations that typically were cancelled for good reason by the customer. The customer has one year to use the credit as payment for a future flight with the Company. Gift cards represent prepayment of flight costs. The Company recognizes revenue for expired customer credits upon expiration.
Certain governmental taxes are imposed on the Company’s flight sales through a fee included in flight prices. The Company collects these fees and remits them to the appropriate government agency. These fees are excluded from revenue.
Blade operates in three key lines of business:
•
Short Distance — Consisting primarily of flights: (i) between 60 and 100 miles in distance, largely servicing commuters with prices between $595 and $795 per seat (or $295 for monthly commuter pass holders); and (ii) between all New York area airports and dedicated Blade terminals in Manhattan’s heliports for $195 per seat (or $95 per seat with the purchase of an annual Airport Pass for $795) (Prices per seat presented at full dollar value and not rounded).

•
MediMobility, Jet — Consisting of jet transportation of human organs for transplant, non-medical jet charter and limited by-the-seat jet flights from New York to Miami and Aspen.

•
Other — Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Disaggregated revenue by product lines was as follows:
	Year Ended September 30,
Product Line	2020	2019
Short distance flight services	$9,941	$26,017
MediMobility organ transplant and jet	12,785	4,965
Other	708	214
Total Revenue	$23,434	$31,196
Advertising
Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expenses were $878 and $1,776 for the years ended September 30, 2020 and 2019, respectively.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
Cost of Revenue
Cost of revenue consists principally of flight costs paid to operators of aircraft under contractual arrangements with Blade and landing fees.
Software Development Costs for Internal Use
Costs incurred for the development of the Company’s internal use software are expensed as incurred.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation —  Stock Compensation” (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee and consultant services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s stock options are estimated using the Black Scholes option-pricing model with the following assumptions: fair value of the Company’s common stock, expected volatility, dividend rate, risk free interest rate and the expected life. The Company utilized a third party to determine the fair value of the Company’s common stock. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicate that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.
Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established.
Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of September 30, 2020 and 2019, no liability for unrecognized tax benefits was required to be recorded. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended September 30, 2020 and 2019.
Recently Issued and Adopted Accounting Pronouncements
In May 2014 and April 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 and ASU No. 2016-10, Revenue from Contracts with Customers

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
(Topic 606). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of Update 2014-09 to annual reporting periods beginning after December 15, 2018 for entities other than public business entities, and to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period for public business entities. The Company adopted this standard on October 1, 2018.
The Company has elected to apply the modified retrospective method and the impact was determined to be immaterial on the consolidated financial statements. Accordingly, the new revenue standard was applied prospectively in its consolidated financial statements from October 1, 2018 forward and reported financial information for historical comparable periods will not be revised and will continue to be reported under the accounting standards in effect during those historical periods.
The Company determined that its methods of recognizing revenues were not impacted by the new guidance.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The Company adopted this standard on October 1, 2018 utilizing the modified retrospective approach.
In adopting the new standard, the Company elected to utilize the available package of practical expedients permitted under the transition guidance within the new standard, which does not require the reassessment of the following: i) whether existing or expired arrangements are or contain a lease, ii) the lease classification of existing or expired leases, and iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. Additionally, the Company made an accounting policy election to keep leases with a term of 12 months or less off of its balance sheet. As part of its adoption, the Company underwent a process of assessing the lease population and determining the impact of the adoption of this standard which resulted in the recognition of operating lease liabilities of and right-of-use assets. See Note 6 “Leases” Right-of-Use Asset, for further information.
In June 2016, the FASB issued ASU 2016-13 Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. ASU 2016-13 is effective for public companies for annual periods beginning after December 31, 2019, including interim periods within those fiscal years. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the Company’s financial statements and disclosures.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU clarifies the recognition, measurement, and

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
effect on earnings per share of certain freestanding equity-classified financial instruments that include down round features affect entities that present earnings per share in accordance with the guidance in Topic 260, Earnings Per Share. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. This new guidance was effective for annual reporting periods beginning after December 15, 2018, including interim periods within those periods. The Company adopted this ASU effective October 1, 2019. The implementation of this ASU was applicable to certain anti-dilution features of the Company’s Convertible Preferred Stock.
In December 2019, FASB issued ASU 2019-12 Simplification of Income Taxes (Topic 740) Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public companies for annual periods beginning after December 15, 2020, including interim periods within those fiscal years. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2019-12 on the Company’s financial statements and disclosures.
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40).” The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,” that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of ASU 2020-06 to have a significant impact on its consolidated financial statements.
Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 18, 2021, the date that the financial statements were available to be issued. Other than as described in Note 1, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 3 — Property and Equipment
The following table presents information about the Company’s property and equipment:
	Useful Life (in years)	As of September 30,
		2020	2019
Furniture and fixtures	5	$437	$383
Technology equipment	3	182	174
Leasehold improvements	Shorter of useful life or life of lease	2,215	1,900
Vehicle	5	5	5
Total property and equipment, gross		2,839	2,462
Less: Accumulated depreciation and amortization		(1,080)	(744)
Total property and equipment, net		$1,759	$1,718
For the years ended September 30, 2020 and 2019, the Company recorded depreciation and amortization expense for property and equipment of $336 and $289, respectively.
Note 4 — Investment in Joint Venture
On March 24, 2019, and as amended on February 25, 2020, the Company entered into a joint venture agreement and a license agreement (the “First Amended Joint Venture and License Agreements”) with Hunch Ventures and Investments Private Limited, a private limited company incorporated under the laws of India (“Hunch”) and FlyBlade India Private Limited, a company incorporated and validly existing under the provisions of the Companies Act, 2013 (“FlyBlade India”), whereby the Company and Hunch initially invested $200 for 10% interest and $1,800 for 90% interest, respectively, for undertaking the business of FlyBlade India. Subsequently, upon the issuance of additional shares to Hunch in exchange for additional investment by Hunch, the Company’s interest fell below 10%. Pursuant to the First Amended Joint Venture and License Agreements, the Company and Hunch agreed to establish FlyBlade India as a joint venture and support it in carrying on the business operations. The Company agreed to provide the licensed IP support related to the software developed for short distance aviation services along with its trademarks in exchange for quarterly royalty payments of four percent (4%) of Gross Revenue for the period where Gross Revenue was up to $10,000 in a calendar year, quarterly royalty payments of three percent (3%) on Gross Revenue in excess of $10,000 and up to $40,000 in a calendar year, and quarterly royalty payments of one and half percent (1.5%) on Gross Revenue exceeding $40,000 (collectively, the “Royalties”) in a calendar year. In addition to the Royalties, the Company could receive three percent (3%) of the FlyBlade India’s profits before tax in each year that FlyBlade India attained a minimum of $3,500 in annual profits before income tax. Hunch agreed to provide support in carrying out the day to day operations, including the implementation of the business plan and hiring of personnel, ensuring compliance with local requirements and assisting with legal arrangements as needed by the business. Through September 30, 2020, the Company has earned no Royalties under this arrangement.
In accordance with the First Amended Joint Venture and License Agreements, FlyBlade India was permitted to have a total of five directors, three of which were permitted to be appointed by Hunch and provided that Blade held at least a 10% interest, a single director was permitted to be appointed by the Company. Based upon Blade having less than ten percent (10%) interest on September 30, 2020, Blade held no board seat and lacked the power to appoint members of the FlyBlade India executive management team. As such, the Company is viewed as having minimal influence and control over FlyBlade India. As of September 30, 2020, the Company’s investment in the joint venture is recorded at cost.
The Company determined that Blade does not control the joint venture and therefore was not required to consolidate. In addition, Blade does not have sufficient control to influence and as such the equity method

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 4 — Investment in Joint Venture (continued)
is not appropriate. The investment should be recorded at fair value. However, the Company elected the practicability exception to fair value measurement because the equity security does not have a readily determinable fair value. Accordingly, the Company has recorded the investment at cost less impairment if any. Based upon a qualitative assessment, the Company has determined that the investment should not be impaired. Qualitative considerations included an evaluation of the COVID-19 pandemic delays to the start-up of flight operations in India. Both Hunch and Blade Urban Air remain committed to the start of operations and discussions are underway with third parties to raise the next round of equity capital for the joint venture. As such, no impairment was warranted as of September 30, 2020.
As of September 30, 2020 and 2019, other non-current assets included amounts due from Blade India of $73 and $83, respectively.
Note 5 — Intangible Assets
Purchase of Customer List — SAFE
On May 7, 2018, the Company entered into an asset purchase agreement with (Sound Aircraft Flight Enterprises, Inc.) (“SAFE”), (“SAFE APA”). SAFE is a travel flight handler and under the SAFE APA, SAFE would sell seats on flights arranged by Blade only. Pursuant to the SAFE APA, Blade purchased SAFE’s complete customer list, including names, contact information and customer flight histories. As consideration for the sale, assignment, transfer, conveyance, and delivery of the Assets to the Company, the Company agreed to pay SAFE $175 in cash consideration, which was paid in full on the closing date. As additional consideration the Company agreed to pay SAFE 10% of revenues (excluding taxes collected) received by the Company for flights originated from the purchased customer list during the period May 7, 2018 through May 10, 2020.
The Company recorded the acquisition of the customer list from SAFE as follows:
Cash consideration	$175
Estimate of future commission liability of $543, net of discount of $26	517
Total value of customer list acquired	$692
The Company estimated the future commissions based upon a projection of revenues, at a commission rate of 10%, discounted at a rate of 5.0%. The 5.0% discount rate was based on the Company’s estimated incremental borrowing rate for similar unsecured borrowings. The Company re-valued the commission liability at the end of each reporting period to determine its new discounted fair value and amortized the liability using the effective interest method.
During the years ended September 30, 2020 and 2019, the Company paid $74 and $469 in commissions, respectively. During the years ended September 30, 2020 and 2019, the Company recorded accretion of $1 and $15, respectively, which was charged to interest expense on the Company’s consolidated statements of operations. As of September 30, 2020 and 2019, the fair value of the estimate of future commission liability was $0 and $73, respectively.
Purchase of Customer List — Underhill
On March 8, 2019, the Company purchased a customer list from Underhill Holdings, LLC, doing business as Fly the Whale, a seaplane operator that previously competed with Blade on one route between Manhattan and Long Island (“Underhill”). Underhill agreed to refrain from marketing its by-the-seat services to the customer names sold to Blade and refrain from offering by-the-seat services that are competitive with Blade. The Company paid Underhill $250 in cash, for this customer list. Blade is amortizing the

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 5 — Intangible Assets (continued)
customer list using the straight-line method over its estimated useful life of five years. Blade has other pre-existing arrangements with Underhill, including capacity agreements for the utilization of certain amphibious seaplane and helicopter operator activities (See Note 11).
Intangible Assets Recorded
The following table presents information about the Company’s intangible assets as of September 30:
Finite-lived intangible assets	Estimated useful life	2020			2019
		Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer list	5 years	$942	$(414)	$528	$942	$(224)	$718
Trademarks	10 years	6	(1)	5	6	(1)	5
Total		$948	$(415)	$533	$948	$(225)	$723
For the years ended September 30, 2020 and 2019 amortization of its finite-lived intangible assets were $190 and $183, respectively.
Note 6 — Right-of-Use Asset
The Company has entered into operating leases consisting principally of its airport terminals. On October 1, 2018 (“Effective Date”), the Company adopted ASC Topic 842, Leases (“ASC 842”), which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance requires the recognition of the right-of-use (“ROU”) assets and related operating lease liabilities on the balance sheet. The Company adopted the new guidance using the modified retrospective approach on October 1, 2018.
The Company adopted ASC 842 on October 1, 2018. At the date of implementation, there were no leases in place which qualified for accounting under ASC 842. During the year ended September 30, 2019, the Company entered into new leases which qualified for recognition of ROU assets and related operating lease liabilities.
For contracts entered into on or after the Effective Date, at the inception of a contract, the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset. Leases entered into prior to October 1, 2018, which were accounted for under ASC 840, Leases, were not reassessed for classification.
For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments. The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The Company’s incremental borrowing rate used for all leases under ASC 842 was 5.00%, the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for the Company’s leases include the noncancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. ROU assets, once recorded, are reviewed for impairment.
Lease expense for operating leases consist of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 6 — Right-of-Use Asset (continued)
Balance sheet information related to the Company’s leases is presented below:
		As of
	Balance Sheet Location	September 30, 2020	September 30, 2019
Operating leases:
Right-of-use asset	Operating Right-of-use asset	$737	$397
Operating lease liability, current	Operating lease liability, current	430	195
Operating lease liability, long term	Operating lease Liability, long term	291	175
The following provides details of the Company’s lease expense:
	Year Ended September 30, 2020	Year Ended September 30, 2019
Lease cost
Short-term lease cost	$60	$340
Operating lease cost	421	109
Total	$481	$449
Other information related to leases is presented below:
As of September 30, 2020
Other information
Weighted-average discount rate – operating lease	5.00%
Weighted-average remaining lease term – operating lease (in months)	21
As of September 30, 2020, the expected annual minimum lease payments of the Company’s operating lease liabilities and other short-term leases were as follows:
For Years September 30,
2021	$455
2022	264
2023	36
Total future minimum lease payments, undiscounted	755
Less: Imputed interest for leases in excess of one year	34
Present value of future minimum lease payments	$721
Present value of future minimum lease payments – current	$430
Present value of future minimum lease payments, non-current	$291
Note 7 — Note Payable
On April 8, 2020, the Company entered into an unsecured note evidencing an unsecured loan (“PPP Loan”) in the principal amount of $1,165 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”). The PPP Loan is administered by the U.S. Small Business Administration and the Company’s loan was made through JP Morgan Chase Bank.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 7 — Note Payable (continued)
The PPP Loan bears interest at a fixed interest rate of zero point ninety-eight (0.98%) percent per year and matures in two (2) years after the issuance date. Payment of interest is deferred for the first six (6) months. Beginning on the seventh month following the date of the PPP Loan (November 2020), the Company is required to make 18 payments of equal monthly installments of principal and interest with the final payment due in April 2022. The PPP Loan provides for customary events of default including, among other things, cross-defaults on any other loan with JP Morgan Chase Bank. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP Loan may be prepaid by the Company at any time with no prepayment penalties applied.
The proceeds of the PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligation that were incurred before February 15, 2021.
The PPP Loan is guaranteed by the United States Small Business Administration (“SBA”). Under the terms of the CARES Act, the PPP Loan recipients can apply for and be granted forgiveness for all or a portion of a loan granted under the PPP with such forgiveness to be determined subject to limitations based on the use of loan proceeds for payment of payroll costs and any payments of mortgage, interest, rent and utilities. The terms of any forgiveness may be subject to further requirements in any regulations and guidelines the SBA may adopt. The Company’s current plans are to not seek loan forgiveness and to repay the loan.
As of September 30, 2020 the balance of $1,165 was reflected as notes payable on the consolidated balance sheet.
Note 8 — Stockholders’ Equity
Authorized Stock
Total shares authorized to be issued are 72,511,526, consisting of 50,300,000 shares of common stock, $0.00001 par value per share and 22,211,526 shares of preferred stock, $0.00001 par value per share. The designated preferred shares consist of 2,817,000 shares for Series Seed Convertible Preferred Stock (“Series Seed Preferred”), 6,734,526 shares for the Series A Convertible Preferred Stock (“Series A Convertible Preferred”), and 12,660,000 shares for the Series B Convertible Preferred Stock (“Series B Convertible Preferred”) and all series of convertible preferred stock (“Convertible Preferred Stock”).
Series Seed Convertible Preferred Stock
On December 23, 2014, Blade issued 2,817,000 shares of Series Seed Convertible Preferred stock, $0.00001 par value per share for $1.00 per share, for aggregate net proceeds of $2,817, pursuant to a stock purchase agreement dated December 23, 2014.
Series A Convertible Preferred Stock
During the period from May 3, 2016 through December 2, 2016, Blade issued 3,675,785 shares of Series A Convertible Preferred, $0.00001 par value per share, for $1.6323 per share, for aggregate net proceeds of $6,000, pursuant to a stock purchase agreement dated May 3, 2016. During May 2016, Blade issued 3,058,732 shares of Series A Convertible Preferred upon the conversion of convertible debt.
Series B Convertible Preferred Stock
During the period from January 30, 2018 through March 14, 2018, Blade issued 12,565,294 shares of Series B Convertible Preferred Stock for $2.9199 per share, $0.00001 par value per share, for aggregate net proceeds of $36,689, respectively, pursuant to a stock purchase agreement dated January 18, 2018.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 8 — Stockholders’ Equity (continued)
Attributes of Convertible Preferred Stock
The Convertible Preferred Stock ranks senior to the Company’s common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The liquidation preferences are equal $1.00 per share for the Series Seed Convertible Preferred, $1.6323 per share for the Series A Convertible Preferred and $2.9199 per share for the Series B Convertible Preferred, in each case subject to adjustments as further described below. Upon a liquidity event, holders of the Convertible Preferred Stock are entitled to receive the greater of the liquidation preference for such series, or shares of common stock as if the shares were converted into common pursuant to the conversion formula for such series.
The Holders of the Convertible Preferred stock shall be entitled to receive dividends, when, as and if declared by the board of directors, at an annual rate of $0.08 per share for the Series Seed Convertible Preferred; an annual rate of $0.13 per share for the Series A Convertible Preferred and an annual rate of $0.2336 per share for the Series B Convertible Preferred, payable in preference to any dividend or distribution on the common shares in any calendar year. The right to the dividends on the preferred shares shall not be cumulative and there are no rights to dividends unless declared. Payment of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock.
The Convertible Preferred Stock is convertible at the option of the holders at any time into common shares at a price of $1.00 per share for the Series Seed Convertible Preferred; a price of $1.6323 per share for the Series A Convertible Preferred and a price per share of $2.9199 per share for the Series B Convertible Preferred. Each share of Convertible Preferred Stock shall automatically be converted into shares of common stock at the then effective conversion rate for such shares (i) immediately prior to the closing of a firm commitment underwritten initial public offering of its common stock at a price per share at least equal to $8.7597 per share (as may be adjusted for recapitalization) resulting in at least $50,000 in gross proceeds, or (ii) upon a written request for such conversion for the holders of a majority of the shares of preferred stock then outstanding on an as-converted basis. The conversion rate is subject to typical anti-dilution and other adjustments, including stock split and reverse stock split transactions and regular dividends declared on common shares. The conversion price is also subject to adjustment for (i) issuances of common stock at a price lower than the conversion price currently in effect for such series and (ii) only with respect to issuances after January 30, 2018 of options to purchase common stock and securities issued with conversion features, and such exercise price or conversion price, respectively, is less than the conversion price currently in effect for such series, then the conversion price for such series shall be adjusted downward on a weighted average basis. Through September 30, 2020, there have been no issuances or events which would cause the conversion price of the convertible stock to be adjusted. The initial issuance did not include a beneficial conversion feature as the conversion price used to set the conversion ratio at the time of issuance was equal to the Company’s common stock price. As of September 30, 2020 and 2019, the Convertible Preferred Stock is convertible into 22,116,811 shares of the Company’s common stock.
Holders of the Convertible Preferred Stock are entitled to vote with the holders of common shares on an as-converted basis. Holders of Convertible Preferred Stock are entitled to a separate class vote with respect to certain designee(s) for election to the Company’s Board of Directors, amendments to the Company’s organizational documents that have an adverse effect on the preferred shareholders and issuances by the Company of securities that are senior to, or equal in priority with, the preferred shares.
Holders of the Convertible Preferred Stock have certain registration rights with respect to the preferred shares and the shares of common shares into which they are converted, upon a qualifying IPO and upon request by investors, pursuant to the terms of a registration rights agreement.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 8 — Stockholders’ Equity (continued)
Holders of certain of the Company’s shares of common and preferred stock have entered into agreements pursuant to which they must notify and provide the Company with the right to purchase shares that they intended to otherwise sell to third parties. The Company may, but is not obligated to, purchase those shares from such shareholders.
The Company’s Convertible Preferred Stock is classified within shareholders’ equity within the consolidated balance sheet.
Note 9 — Stock-Based Compensation
Equity Incentive Plan
On April 7, 2015, the Board of Directors of the Company (“Board”) and its shareholders approved the Fly Blade, Inc. 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”) to enable the Company and its affiliates to recruit and retain highly qualified personnel and to incentivize personnel for productivity and growth.
The 2015 Equity Incentive Plan provides for the grant of a total of 15,534,409 shares for the issuance of stock options, stock appreciation rights, restricted stock and restricted stock units to among others, members of the board of directors, employees, consultants and advisors to the Company and its affiliates.
Option Awards
On November 16, 2018 the Board of Directors granted options for the purchase of 4,155,287 shares of the Company’s common stock to employees of the Company. Each of these options, which were granted under the Company’s 2015 Equity Incentive Plan, had an original exercise price of $0.44 per share and a term of 10 years. Each of these options vest 25% on the one year anniversary of the vesting start date and then in thirty-six equal monthly installments over the following three years. The options had a grant date fair value of $1,063.
On July 11, 2019, the Board of Directors granted options for the purchase of 25,000 shares of the Company’s common stock to employees of the Company. Each of these options, which were granted under the Company’s 2015 Equity Incentive Plan, had an original exercise price of $0.48 per share and a term of 10 years. Each of these options vest in twenty-four equal monthly installments measured from the vesting start date. The options had a grant date fair value of $7.
On July 11, 2019, the Board of Directors granted options for the purchase of 891,500 shares of the Company’s common stock to employees of the Company. Each of these options, which were granted under the Company’s 2015 Equity Incentive Plan, had an original exercise price of $0.48 per share and a term of 10 years. Each of these options vest 25% on the one year anniversary of the vesting start date and then in thirty-six equal monthly installments over the following three years. The options had a grant date fair value of $243.
On July 11, 2019, the Board of Directors granted an option for the purchase of 4,550 shares of the Company’s common stock to an employee of the Company. The option, which was granted under the Company’s 2015 Equity Incentive Plan, had an original exercise price of $0.48 per share and a term of 10 years. The option had a grant date fair value of $1 and vested immediately upon date of grant.
On July 28, 2020, the Board of Directors granted options for the purchase of 2,156,782 shares of the Company’s common stock to employees of the Company. Each of these options, which were granted under the Company’s 2015 Equity Incentive Plan, had an exercise price of $0.13 per share and a term of 10 years.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 9 — Stock-Based Compensation (continued)
Each of these options vest 25% on the one year anniversary of the vesting start date and then in thirty-six equal monthly installments over the following three years. The options had a grant date fair value of $153.
On July 28, 2020, the Board of Directors granted options for the purchase of 13,750 shares of the Company’s common stock to employees of the Company. Each of these options, which were granted under the Company’s 2015 Equity Incentive Plan, had an exercise price of $0.13 per share and a term of 10 years. Each of these options vest in twenty-four equal monthly installments measured from the vesting start date. The options had a grant date fair value of $1.
On July 28, 2020, the Board of Directors granted an option for the purchase of 30,000 shares of the Company’s common stock to an employee of the Company. The option, which was granted under the Company’s 2015 Equity Incentive Plan, had an exercise price of $0.13 per share and a term of 10 years. The option had a grant date fair value of $2 and had already vested.
Award Modification
In July of 2020, the Company’s board of directors approved modifications to certain outstanding stock options to purchase 11,080,193 shares of common stock issued from 2015 through June 2020 under the 2015 Equity Incentive Plan resulting in additional stock-based compensation expense of $321 that shall be amortized over the remaining expected amortization period of each modified award in the consolidated statements of operations. For awards that are fully amortized, the Company expensed the related modification cost on the date of the modification. The modification was to adjust the exercise price of such outstanding options, previously ranging from $0.22 to $0.48 per share, down to $0.13, as an additional incentive to these certain employees of the Company to encourage retention, and to counteract the economic hardship on employees which resulted from the impact that the COVID-19 had on the Company and in particular on the fair value of the Company’s common stock.
Option Award Valuation Assumptions
The Company determined the fair value of stock options granted (including the accounting for the modification of option awards) based upon the assumptions as provided below.
	Year Ended September 30,
	2020	2019
Stock price	$0.13	$0.44 – $0.48
Exercise price	$0.13	$0.44 – $0.48
Dividend yield	0%	0%
Expected volatility	60%	60%
Risk-Free interest rate	0.14% – 0.44%	1.88% – 2.99%
Expected life (in years)	2.4 – 6.08	5.48 – 6.08

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 9 — Stock-Based Compensation (continued)
Stock Option Awards
Following is a summary of stock option activities for the years ended September 30, 2020 and 2019:
	Options	Weighted Average Grant Date Fair Value	Weighted Average Fair Value	Weighted Average Remaining Life (years)
Outstanding – October 1, 2018	7,197,652	$0.25	$0.10	7.0
Granted	5,076,337	0.45	0.26
Exercised	(306,925)	0.38	0.21
Forfeited	(187,856)	0.41	0.24
Outstanding – September 30, 2019	11,779,208	$0.33	$0.17	7.3
Granted	2,200,532	0.13	0.07
Exercised	(89,966)	0.48	0.27
Forfeited	(346,376)	0.48	0.27
Outstanding – September 30, 2020	13,543,398	0.14	0.15	6.8
Exercisable as of September 30, 2020	10,040,803	$0.15	$0.13	5.5
The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. As of September 30, 2020, the unamortized value of stock options was $803. As of September 30, 2020, the weighted average remaining amortization period was 1.3 years.
Stock-Based Compensation Expense
Stock-based compensation expense in the consolidated statements of operations is summarized as follows:
	Year Ended September 30,
	2020	2019
Software development expenses	$29	$35
Sales and marketing expenses	—	12
General and administrative expenses	461	270
Total stock-based compensation expense	$490	$317
Fair Value of Common Stock
In order to determine the fair value of its common stock, the Company utilized a third party valuation consultant to prepare an analysis, the principal assumptions of which are outlined below. The Company’s common stock does not trade. The results of this analysis were utilized as inputs to determine the fair value of stock options. A valuation was performed utilizing a recent securities transaction backsolve and a guideline company approach.
For all approaches other than the market approach utilizing secondary transactions in the Company’s capital stock, the equity value was allocated among the various classes of its equity securities to derive a per share value of its common stock. The Company has historically performed this allocation using the option pricing method, or OPM, which treats the securities comprising its capital structure as call options with

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 9 — Stock-Based Compensation (continued)
exercise prices based on the liquidation preferences of its various series of redeemable convertible preferred stock and the exercise prices of its options and warrants.
After the equity value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges. For financial reporting purposes, the Company considered the amount of time between the valuation date and the grant date of its stock options to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.
Note 10 — Income Taxes
The Company follows the provisions of the accounting guidance on accounting for income taxes which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.
The provision (benefit) for income taxes is comprised of the following components:
	Year Ended September 30,
	2020	2019
Current
Federal	$—	$—
State	—	—
Total current	—	—
Federal	2,048	2,196
State	500	969
Total deferred before valuation allowance	2,548	3,165
Change in valuation allowance	(2,548)	(3,165)
Total deferred expense, net of valuation allowance	—	—
Total income tax expense	$—	$—
The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 10 — Income Taxes (continued)
	Year Ended September 30,
	2020	2019
Tax at federal statutory rate	(21.0)%	(21.0)%
State and local tax	(5.4)%	(9.3)%
Non-deductible stock compensation	0.3%	0.3%
Non-deductible expenses	0.7%	0.7%
Change in deferred tax rate	0.3%	-%
Change in valuation allowance	25.1%	29.3%
Effective tax rate	0.0%	0.0%
The Company’s deferred tax assets and (liabilities) consist of the following:
	As of September 30,
	2020	2019
Deferred tax assets/(liability):
Net operating loss carryforwards	$9,769	$7,339
Stock-based compensation	231	199
Amortization of intangibles	71	45
Deferred tax assets	10,071	7,583
Valuation allowance	(10,042)	(7,493)
Deferred tax assets, net of valuation allowance	29	90
Deferred tax liabilities:
Property and equipment	(29)	(90)
Tax deferred tax liabilities	(29)	(90)
Deferred tax liabilities, net of valuation allowance and deferred tax assets	$—	$—
As of September 30, 2020, the Company has a valuation allowance of approximately $10,000 against the net deferred tax assets, for which realization cannot be considered more likely than not at this time. In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and past financial performance. As of September 30, 2020 and 2019, based upon the consideration of such evidence, management believes a full valuation allowance against net deferred tax assets was warranted as of September 30, 2020 and 2019.
As of September 30, 2020, the Company has approximately $34,200 of federal, $32,500 of state and $12,800 of city net operating loss carryforwards, respectively. The federal, state and city net operating losses begin to expire in the year 2037.
Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code due to ownership change limitations that have occurred previously or that could occur in the future in accordance with Section 382 of the Internal Revenue Code, or Section 382, as well as similar state provisions. These ownership changes may limit the amount of NOL carryforwards that can be utilized annually to offset future taxable income. In general, an ownership change as defined by Section 382 results from transactions increasing the ownership of certain shareholders or public

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 10 — Income Taxes (continued)
groups in the stock of a corporation by more than 50 percentage points over a three-year period. The Company has not performed a Section 382 analysis to evaluate any potential net operating loss limitations.
Note 11 — Related Party Transactions
As of September 30, 2020, prepaid expenses and other current assets included $78 due from Blade UAM Foundation, Inc., in connection with a foundation event. This amount was paid in full to the Company on December 8, 2020. The Company contracts for certain air charter services with Underhill Holdings, LLC (“Underhill”), a related party. The Company paid Underhill approximately $2,400 and $5,400 for each of the years ended September 30, 2020 and 2019, respectively, for air charter services. The rates charged by Underhill for these air charter services are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. Through January 20, 2021, Melissa Tomkiel, the Company’s President and General Counsel, had a 20% interest in Underhill. On January 21, 2021, Ms. Tomkiel and Underhill entered into an agreement under which one half of Ms. Tomkiel’s interest was immediately transferred back to Underhill and under which pursuant to the satisfaction of certain conditions by Underhill, Ms. Tomkiel’s interest will be fully transferred to Underhill.
Note 12 — Commitments and Contingencies
Capacity Purchase Agreements
Blade has contractual relationships with various aircraft operators to provide aircraft service. Under these Capacity Purchase Agreements (“CPAs”), the Company pays the operator contractually agreed fees (carrier costs) for operating these flights. The fees are generally based on specific rates multiplied by specific operating statistics (e.g., flight hours). Under these CPAs, the Company is also responsible for landing fees and other costs, which are either passed through by the operator to the Company without any markup or directly incurred by the Company.
As of September 30, 2020, the Company was obligated under agreements with operators to purchase flights with an aggregate value of approximately $2,400 and $1,300 for the years ended September 30, 2021 and 2022, respectively.
Legal and Environmental
The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. As of September 30, 2020, management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of operations. The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition.
Note 13 — COVID-19
COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant, government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders and business closures. Consequently, the Company has experienced a decline in the demand for its passenger services due to travel restrictions significantly reducing the number of commercial airline passengers and office closures that required many people to work from home. As a result of this decline, the Company paused its airport service

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 13 — COVID-19 (continued)
beginning in March 2020 and significantly reduced the number of its Northeast commuter flights. In addition, the Company did not renew certain agreements with its operators for some charter services that were in effect prior to COVID-19. Despite the decline in its core business, the Company saw an increase in demand for its MediMobility (organ transport), jet charter, shared charter and by-the-seat jet services during the pandemic. The Company believes that its flights on jet aircraft, operating from private terminals with no more than 16 passengers, appealed to its fliers.
Additionally, the Company implemented measures to focus on the personal safety of its passengers. These measures include, but are not limited to, the following: (i) enhanced aircraft cleaning procedures, including electrostatic decontamination of aircraft between flights; (ii) checking temperature and blood oxygen saturation levels upon check in for all passengers at BLADE terminals; (iii) requiring proof of a negative COVID-19 test result administered within 48 hours prior to departure for all shared jet flights; and (iv) requiring onsite COVID-19 testing or proof of a negative COVID-19 test result administered within 48 hours prior to departure for all scheduled jet flights.
The Company also launched BLADE Essential Ground Connect, its ground transportation service, during the pandemic. The Company believes it differentiates itself from other ground transportation providers by enforcing enhanced health and safety protocols among the fleet of vehicles it uses for this service, including equipping all vehicles with partitions between the passengers and driver, conducting temperature and blood oxygen level checks on the drivers, and deep cleaning the vehicles before and after each trip.
With the reduction in revenue, the Company has implemented cost savings initiatives, such as delaying non-essential projects and reducing or suspending other discretionary spending.

BLADE URBAN AIR MOBILITY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	As of
	December 31, 2020	September 30, 2020
Assets	(unaudited)
Current assets
Cash and cash equivalents	$10,216	$12,162
Restricted cash	121	114
Prepaid expenses and other current assets	1,386	1,011
Accounts receivable	1,545	1,092
Total current assets	13,268	14,379
Non-current assets
Investment in joint venture	200	200
Other non-current assets	110	107
Intangible assets, net	989	533
Operating right-of-use asset	662	737
Deferred recapitalization costs	1,403	—
Property and equipment, net	1,700	1,759
Total assets	$18,332	$17,715
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,139	$776
Deferred revenue	4,418	3,973
Operating lease liability, current	403	430
Note payable	1,165	1,165
Total current liabilities	8,125	6,344
Non-current liabilities
Operating lease liability, long-term	211	291
Total liabilities	8,336	6,635
Commitments and Contingencies (Note 9)
Stockholders’ Equity
Preferred stock – Series Seed, $0.00001 par value, 2,817,000 shares authorized, issued and outstanding at December 31, 2020 and September 30, 2020	—	—
Preferred stock – Series A, $0.00001 par value, 6,734,526 shares authorized, 6,734,517 issued and outstanding at December 31, 2020 and September 30, 2020	—	—
Preferred stock – Series B, $0.00001 par value, 12,660,000 shares authorized at December 31, 2020 and September 30, 2020, 12,565,294 shares issued and outstanding at December 31, 2020 and September 30, 2020	—	—
Common stock, $0.00001 par value; 50,300,000 authorized; 13,693,274 and 12,592,851 shares issued and outstanding at December 31, 2020 and September 30, 2020, respectively.	—	—
Additional paid in capital	49,495	48,218
Accumulated deficit	(39,499)	(37,138)
Total stockholders’ equity	9,996	11,080
Total Liabilities and Stockholders’ Equity	$18,332	$17,715
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLADE URBAN AIR MOBILITY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)
	For the Three Months Ended December 31,
	2020	2019
Revenue	$7,986	$5,223
Operating expenses
Cost of revenue	6,322	5,757
Software development	186	230
General and administrative	3,411	3,008
Selling and marketing	435	1,032
Total operating expenses	10,354	10,027
Loss from operations	(2,368)	(4,804)
Other non-operating income
Interest income	7	91
Total other non-operating income	7	91
Net loss	$(2,361)	$(4,713)
Weighted average shares outstanding, basic and diluted	12,616,039	12,508,608
Net loss per share, basic and diluted	$(0.19)	$(0.38)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BLADE URBAN AIR MOBILITY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED DECEMBER 31, 2020 AND 2019
(unaudited)
(in thousands, except share and per share data)
	Preferred Stock — Series Seed		Preferred Stock — Series A		Preferred Stock — Series B		Common Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at October 1, 2019	2,817,000	$—	6,734,517	$—	12,565,294	$—	12,502,885	$—	$47,713	$(26,978)	$20,735
Stock option exercises	—	—	—	—	—	—	10,416	—	5	—	5
Stock-based compensation	—	—	—	—	—	—	—	—	91	—	91
Net loss	—	—	—	—	—	—	—	—	—	(4,713)	(4,713)
Balance at December 31, 2019	2,817,000	$—	6,734,517	$—	12,565,294	$—	12,513,301	$—	$47,809	$(31,691)	$16,118
Balance at October 1, 2020	2,817,000	$—	6,734,517	$—	12,565,294	$—	12,592,851	$—	$48,218	$(37,138)	$11,080
Issuance of restricted stock	—	—	—	—	—	—	1,085,840	—	—	—	—
Stock option exercise	—	—	—	—	—	—	14,583	—	2	—	2
Stock-based compensation — stock options	—	—	—	—	—	—	—	—	248	—	248
Stock-based compensation — restricted stock	—	—	—	—	—	—	—	—	1,027	—	1,027
Net loss	—	—	—	—	—	—	—	—	—	(2,361)	(2,361)
Balance at December 31, 2020	2,817,000	$—	6,734,517	$—	12,565,294	$—	13,693,274	$—	$49,495	$(39,499)	$9,996
The accompanying notes are an integral part of these consolidated financial statements

BLADE URBAN AIR MOBILITY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	For the Three Months Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(2,361)	$(4,713)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	139	134
Stock-based compensation	1,275	91
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(375)	(237)
Accounts receivable	(453)	(8)
Other non-current assets	(3)	32
Operating lease assets/liabilities	(32)	(26)
Accounts payable and accrued expenses	1,363	(676)
Deferred revenue	445	833
Net cash used in operating activities	(2)	(4,570)
Cash Flows From Investing Activities:
Purchase of domain name	(503)	—
Purchase of property and equipment	(33)	(358)
Net cash used in investing activities	(536)	(358)
Cash Flows From Financing Activities:
Proceeds from the exercise of common stock options	2	5
Deferred recapitalization costs related to the merger	(1,403)	—
Net cash provided by financing activities	(1,401)	5
Net decrease in cash and cash equivalents and restricted cash	(1,939)	(4,923)
Cash and cash equivalents and restricted cash – beginning	12,276	22,291
Cash and cash equivalents and restricted cash – ending	$10,337	$17,368
Cash and cash equivalents	$10,216	$17,245
Restricted cash	121	123
Total	$10,337	$17,368
Supplemental cash flow information
Cash paid for:
Interest	$—	$—
Income Taxes	$—	$—
Supplemental non-cash investing and financing activities
Right of use assets acquired under operating leases	$—	$767
The accompanying notes are an integral part of these consolidated financial statements

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 1 — Business, Liquidity and Capital Resources
Overview and Management’s Plans
Blade Urban Air Mobility, Inc. (“Blade”), a Delaware corporation, was formed on December 22, 2014. On May 21, 2020 and March 21, 2019, Blade formed Blade Urban Ground Mobility LLC, a New York limited liability company and Blade US LLC, a Delaware limited liability company, respectively, as its wholly owned subsidiaries. Blade and its wholly owned subsidiaries (the “Company”) have their headquarters in New York, New York.
The Company is committed to providing consumers with a cost effective and time efficient alternative to ground transportation for congested routes. Blade arranges charter and by-the-seat flights across helicopters, jets, turboprops, and amphibious seaplanes operating in various locations throughout the United States. Blade’s platform utilizes a technology-powered, asset-light business model. Blade provides transportation to its customers through a network of contracted aircraft operators. Blade does not own, lease or operate its own aircraft.
The Company’s asset-light business model was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to Electric Vertical Aircraft (“EVA”), or as known within the aerospace community, Electric Vertical Take-Off and Landing aircraft (“eVTOL”), once they are certified for public use. The Company intends to leverage the lower operating costs of EVA versus helicopters to reduce the consumer’s price for its flights. Additionally, the Company expects the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertical landing infrastructure (“vertiports”) in its existing and new markets.
Liquidity and Capital Resources
As of December 31, 2020 and September 30, 2020, the Company’s cash on hand was $10,216 and $12,162, respectively. The Company has generated revenues of $7,986 and $5,223 for the three months ended December 31, 2020 and 2019, respectively. On account of costs incurred in building its operations and developing its markets, the Company has incurred net losses of $2,361 and $4,713 for the three months ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had working capital of $5,143 and stockholders’ equity of $9,996. During the three months ended December 31, 2020, cash flows used in operating activities were $2, consisting primarily of a net loss of $2,361 which included non-cash stock-based compensation charges of $1,275. Since inception, the Company has met its liquidity requirements principally through the sale of its convertible preferred stock in private placements.
The Company will need to raise additional capital in order to fully realize management’s plans. On December 14, 2020, Blade entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Experience Investment Corp. (“Experience”), a Delaware corporation and Experience Merger Sub, Inc., also a Delaware corporation and a wholly-owned subsidiary of Experience (“Merger Sub”), providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and Experience. The proposed Merger is expected to be consummated after the required approval by the stockholders of both Experience and Blade and the satisfaction or waiver of certain other conditions. At the reference price of $10.00 per share of the Experience Class A common stock, the total merger consideration of 35,625,000 shares of Experience Class A common stock would have a value of $356,250. Simultaneous with the closing of the merger, the parties are expected to close on a PIPE financing providing gross proceeds of $125,000. Upon the consummation of the merger and the PIPE financing, it is estimated that the post-merger company will have approximately $381,000 of cash. Assuming maximum redemptions, it is estimated that the post-merger company will have approximately $104,000 of cash. Should Blade not be successful in consummation of the Merger Agreement, Blade would pursue raising capital through other means, including the sale of its common stock and preferred stock in private placements, although there can be no assurance that the Company will be able to do so on terms that would be acceptable to the Company.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated interim financial statements are condensed and should be read in conjunction with the Company’s latest annual financial statements. Interim disclosures generally do not repeat those in the annual financial statements. Management’s opinion is that all adjustments for a fair statement of the results for the interim periods have been made, and all adjustments are of a normal recurring nature or a description of the nature and amount of any adjustments other than normal recurring adjustments have been appropriately disclosed.
Certain information and footnote disclosures normally included in the consolidated financial statements in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the SEC for interim reporting.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in the accompanying consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and the disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic and political factors, and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment evolves.
Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the financial statements. Significant estimates and assumptions by management affect the allowance for doubtful accounts, the carrying value of long-lived assets, the carrying value of intangible assets, revenue recognition, contingencies, the provision for income taxes and related deferred tax accounts and determining the fair value of stock options and other stock-based awards.
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with a maturity of three months or less on their acquisition date as cash and cash equivalents. Restricted cash consists principally of Company funds on deposit with a financial institution, which supports a letter of credit by the financial institution in favor of the Company’s obligations to the United States Department of Transportation.
Concentrations
Financial instruments which potentially subject the Company to concentrations of credit risk consists principally of cash amounts on deposit with financial institutions. At times, the Company’s cash in banks is in excess of the Federal Deposit Insurance corporation (“FDIC”) insurance limit. The Company has not experienced any loss as a result of these deposits.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
Major Customers
For the three months ended December 31, 2020 and 2019, there was no single customer that generated 10% or more of the Company’s revenue.
Most of the Company’s customers remit payment in advance of the date of the flight. Accounts receivable consists principally of amounts due from the Company’s MediMobility organ transportation customers, which are large hospitals that receive terms for payment. Two of these large hospitals accounted for 29% and 13%, respectively, of trade receivables as of December 31, 2020 and three large hospitals accounted for 36%, 29% and 10%, respectively, of trade receivables as of September 30, 2020. These concentrations make the Company vulnerable to a near-term severe impact should these relationships be terminated. To limit such risks, the Company performs ongoing credit evaluations of its customers’ financial condition.
Major Vendors
No vendor accounted for 10% or more of the Company’s purchases from vendors for the three months ended December 31, 2020 and 2019, respectively. Three vendors accounted for 12%, 12%, and 12% of the Company’s outstanding accounts payable as of December 31, 2020, respectively. One vendor accounted for 26% of the Company’s outstanding accounts payable as of September 30, 2020.
Accounts Receivable
Accounts receivable consists principally of amounts due from the Company’s MediMobility organ transportation customers, which are large hospitals that receive terms for payment. Receivables are reviewed on a regular basis for collectability. Based upon these reviews and historical collection experience, the Company determined that no allowance for uncollectible accounts was required at December 31, 2020 and September 30, 2020.
Prepaid Expenses and Other Current Assets
Prepaid expenses includes prepaid insurance, the costs of which are amortized on a straight-line basis over the related coverage periods, and prepaid marketing supplies and prepayments to aircraft operators, which are expensed based upon usage or flight time. Included within prepaid expenses and other current assets are prepaid marketing supplies in the amounts of $365 and $512 as of December 31, 2020 and September 30, 2020, respectively.
Property, Equipment and Leasehold Improvements
The Company records additions to owned operating property, equipment and leasehold improvements at cost when acquired.
Depreciation and amortization of owned depreciable assets is based on the straight-line method over the assets’ estimated useful lives, less estimated residual value, if appropriate, as estimated when placed into service. Leasehold improvements are amortized over the remaining term of the lease, including estimated facility renewal options when renewal is reasonably certain at key airports, or the estimated useful life of the related asset, whichever is less. The Company periodically reviews its owned property, equipment and leasehold improvements for recoverability.
Intangibles
The Company has finite-lived intangible assets. Finite-lived intangible assets are amortized over their estimated useful lives. Research and development costs are expensed as incurred. Following initial recognition

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
of the finite-lived intangible asset, the asset is carried at cost less any accumulated amortization. Amortization of the asset begins when the asset is available for use.
Amortization is recorded in general and administrative expenses on the Company’s condensed consolidated statement of operations. The Company periodically reviews its owned intangible assets for recoverability.
Joint Venture
Investments in joint arrangements are classified as joint ventures. Joint ventures are accounted for using the equity method. Under the equity method of accounting, interests in joint ventures are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the profits and losses. When the Company’s share of losses in a joint venture equals or exceeds its interests in the joint venture, the Company does not recognize further losses, unless it has incurred obligations or made payments on behalf of the joint venture.
When the Company’s investment in the joint venture does not qualify for accounting under the equity method because the Company does not have sufficient control or influence, then, except as provided for below, the investment in the joint venture would be accounted for at fair value.
Specifically, ASC 321-10-35-2 states, in part, that an entity may measure an equity security without a readily determinable fair value that does not qualify for the practical expedient to estimate fair value in accordance with paragraph 820-10-35-59 at its cost minus impairment, if any. As such, the Company has recorded its investment in the joint venture at cost less impairment, if any (See Note 3).
Long-Lived Asset Impairments
The Company evaluates the carrying value of long-lived assets subject to amortization whenever events or changes in circumstances indicate that an impairment may exist. An impairment charge is recognized when the asset’s carrying value exceeds its net undiscounted future cash flows and its fair market value. The amount of the charge is the difference between the asset’s carrying value and fair market value.
Net Loss per Common Share
Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options.
Excluded from the calculation of weighted average dilutive common shares were stock options to purchase 13,391,751 and 11,754,833 shares of common stock as of December 31, 2020 and 2019, respectively, and 22,116,811 and 22,116,811 shares of Convertible Preferred Stock as of December 31, 2020 and 2019, respectively, because their inclusion would have been anti-dilutive.
Revenue Recognition
The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:
Step 1:
Identify the contract with the customer

Step 2:
Identify the performance obligations in the contract

Step 3:
Determine the transaction price

Step 4:
Allocate the transaction price to the performance obligations in the contract

Step 5:
Recognize revenue when the company satisfies a performance obligation

The Company does not have any significant contracts with customers requiring performance beyond delivery.
For passenger revenue, seats or monthly or annual flight passes are typically purchased using the Blade App, and paid for via credit card transactions, wire, check, customer credit and gift cards, with payments principally collected by the Company in advance of the performance of related services. The Company initially records flight sales in its unearned revenue, deferring revenue recognition until the travel occurs. Unearned revenue from gift card purchases is recognized as revenue when a flight is flown or upon the expiration of the gift card. Unearned revenue from the Company’s monthly commuter pass and annual pass is recognized ratably over the term of the pass. For travel that has more than one flight segment, the Company deems each segment as a separate performance obligation and recognizes revenue for each segment as travel occurs. Fees charged in association with add-on services or changes or extensions to non-refundable seats sold are considered part of the Company’s passenger performance obligation. As such, those fees are deferred at the time of collection and recognized at the time the travel is provided.
As of December 31, 2020 and September 30, 2020, the Company’s balance in its deferred revenue is $4,418 and $3,973, respectively. Deferred revenue consists of unearned revenue, customer credits and gift card obligations. Unearned revenue represents principally the flight revenues received in advance of the actual flight. Customer credits represents unearned revenue for flights reservations that typically were cancelled for good reason by the customer. The customer has one year to use the credit as payment for a future flight with the Company. Gift cards represent prepayment of flight costs. The Company recognizes revenue for expired customer credits upon expiration.
Certain governmental taxes are imposed on the Company’s flight sales through a fee included in flight prices. The Company collects these fees and remits them to the appropriate government agency. These fees are excluded from revenue.
The Company’s quarterly financial data is subject to seasonal fluctuations. Historically, its third and fourth quarter financial results have reflected higher travel demand, and were better than the first and second quarter financial results.
Blade operates in three key lines of business:
•
Short Distance — Consisting primarily of flights: (i) between 60 and 100 miles in distance, largely servicing commuters with prices between $595 and $795 per seat (or $295 for monthly commuter pass holders); and (ii) between all New York area airports and dedicated Blade terminals in Manhattan’s heliports for $195 per seat (or $95 per seat with the purchase of an annual Airport Pass for $795). (Prices per seat presented at full dollar value and not rounded).

•
MediMobility, Jet — Consisting of jet transportation of human organs for transplant, non-medical jet charter and limited by the seat jet flights from New York to Miami and Aspen.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
•
Other — Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Disaggregated revenue by product lines was as follows:
	For the Three Months Ended December 31,
Product Line	2020	2019
Short distance flight services	$2,186	$3,167
MediMobility organ transplant and jet	5,229	1,893
Other	571	163
Total Revenue	$7,986	$5,223
Advertising
Advertising costs, which are included in other operating expenses, are expensed as incurred. Advertising expenses were $193 and $441 for the three months ended December 31, 2020 and 2019, respectively.
Cost of Revenue
Cost of revenue consists principally of flight costs paid to operators of aircraft under contractual arrangements with Blade and landing fees.
Software Development Costs for Internal Use
Costs incurred for the development of the Company’s internal use software are expensed as incurred.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee and consultant services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s stock options are estimated using the Black Scholes option-pricing model with the following assumptions: fair value of the Company’s common stock, expected volatility, dividend rate, risk free interest rate and the expected life. The Company utilized a third party to determine the fair value of the Company’s common stock. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicate that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its common stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.
Restricted stock awards are granted at the discretion of the Company’s Board of Directors. These awards are restricted as to the transfer of ownership and generally vest over the requisite service period, typically over a 12 month period.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 2 — Summary of Significant Accounting Policies (continued)
Recently Issued and Adopted Accounting Pronouncements
In December 2019, FASB issued ASU 2019-12 Simplification of Income Taxes (Topic 740) Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public companies for annual periods beginning after December 15, 2020, including interim periods within those fiscal years. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2019-12 on the Company’s financial statements and disclosures.
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815‑40).” The objective of this update is to simplify the accounting for convertible preferred stock by removing the existing guidance in ASC 470-20, “Debt: Debt with Conversion and Other Options,” that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. In addition, the amendments revise the scope exception from derivative accounting in ASC 815-40 for freestanding financial instruments and embedded features that are both indexed to the issuer’s own stock and classified in stockholders’ equity, by removing certain criteria required for equity classification. These amendments are expected to result in more freestanding financial instruments qualifying for equity classification (and, therefore, not accounted for as derivatives), as well as fewer embedded features requiring separate accounting from the host contract. This amendment also further revises the guidance in ASU 260, “Earnings per Share,” to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. In addition, entities must presume share settlement for purposes of calculating diluted EPS when an instrument may be settled in cash or shares. The amendments in ASU 2020-06 are effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of ASU 2020-06 to have a significant impact on its consolidated financial statements.
Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 10, 2021, the date that the financial statements were available to be issued. See Note 12 for all subsequent events noted through the date the financial statements were available to be issued for more details.
Note 3 — Investment in Joint Venture
On March 24, 2019, and as amended on February 25, 2020, the Company entered into a joint venture agreement and a license agreement (the “First Amended Joint Venture and License Agreements”) with Hunch Ventures and Investments Private Limited, a private limited company incorporated under the laws of India (“Hunch”) and FlyBlade India Private Limited, a company incorporated and validly existing under the provisions of the Companies Act, 2013 (“FlyBlade India”), whereby the Company and Hunch initially invested $200 for 10% interest and $1,800 for 90% interest, respectively, for undertaking the business of FlyBlade India. Subsequently, upon the issuance of additional shares to Hunch in exchange for additional investment by Hunch, the Company’s interest fell below 10%. Pursuant to the First Amended Joint Venture and License Agreements, the Company and Hunch agreed to establish FlyBlade India as a joint venture and support it in carrying on the business operations. The Company agreed to provide the licensed IP support related to the software developed for short distance aviation services along with its trademarks in exchange

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 3 — Investment in Joint Venture (continued)
for quarterly royalty payments of four percent (4%) of Gross Revenue for the period where Gross Revenue was up to $10,000 in a calendar year, quarterly royalty payments of three percent (3%) on Gross Revenue in excess of $10,000 and up to $40,000 in a calendar year, and quarterly royalty payments of one and half percent (1.5%) on Gross Revenue exceeding $40,000 (collectively, the “Royalties”) in a calendar year. In addition to the Royalties, the Company could receive three percent (3%) of FlyBlade India’s profits before tax in each year that FlyBlade India attained a minimum of $3,500 in annual profits before income tax. Hunch agreed to provide support in carrying out the day to day operations, including the implementation of the business plan and hiring of personnel, ensuring compliance with local requirements and assisting with legal arrangements as needed by the business. Through December 31, 2020, the Company has earned no Royalties under this arrangement.
In accordance with the First Amended Joint Venture and License Agreements, FlyBlade India was permitted to have a total of five directors, three of which were permitted to be appointed by Hunch and provided that Blade held at least a 10% interest, a single director was permitted to be appointed by the Company. Based upon Blade having less than ten percent (10%) interest on December 31, 2020, Blade held no board seat and lacked the power to appoint members of the FlyBlade India executive management team. As such, the Company is viewed as having minimal influence and control over FlyBlade India. As of December 31, 2020, the Company’s investment in the joint venture is recorded at cost.
The Company determined that Blade does not control the joint venture and therefore was not required to consolidate. In addition, Blade does not have sufficient control to influence and as such the equity method is not appropriate. The investment should be recorded at fair value. However, the Company elected the practicability exception to fair value measurement because the equity security does not have a readily determinable fair value. Accordingly, the Company has recorded the investment at cost less impairment if any. Based upon a qualitative assessment, the Company has determined that the investment should not be impaired. Qualitative considerations included an evaluation of the COVID-19 pandemic delays to the start-up of flight operations in India. Both Hunch and Blade Urban Air remain committed to the start of operations and discussions are underway with third parties to raise the next round of equity capital for the joint venture. As such, no impairment was warranted as of December 31, 2020.
As of December 31, 2020 and September 30, 2020, other non-current assets included amounts due from Blade India of $76 and $73, respectively.
Note 4 — Intangible Assets
Purchase of Customer List — Underhill
On March 8, 2019, the Company purchased a customer list from Underhill Holdings, LLC, doing business as Fly the Whale, a seaplane operator that previously competed with Blade on one route between Manhattan and Long Island (“Underhill”). Underhill agreed to refrain from marketing its by-the-seat services to the customer names sold to Blade and refrain from offering by-the-seat services that are competitive with Blade. The Company paid Underhill $250 in cash, for this customer list. Blade is amortizing the customer list using the straight-line method over its estimated useful life of five years. Blade has other pre-existing arrangements with Underhill, including capacity agreements for the utilization of certain amphibious seaplane and helicopter operator activities (See Note 11).
Purchase of Blade Domain
On December 16, 2020, the Company purchased a website domain for Blade.com for $503 in cash. Blade has recorded the purchase of the domain as an indefinite lived intangible asset, subject to impairment testing at least annually. As of December 31, 2020, the Company did not deem impairment of its website domain necessary.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 4 — Intangible Assets (continued)
Intangible Assets Recorded
The following table presents information about the Company’s intangible assets at:
		December 31, 2020			September 30, 2020
Finite-lived intangible assets	Estimated useful life	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer list	5 years	$942	$(461)	$481	$942	$(414)	$528
Domain name	Indefinite	503	—	503	—	—	—
Trademarks	10 years	6	(1)	5	6	(1)	5
Total		$1,451	$(462)	$989	$948	$(415)	$533
Intangible Assets Recorded
For the three months ended December 31, 2020 and 2019 amortization of its finite-lived intangible assets were $47 and $47, respectively.
Note 5 — Right-of-Use Asset
The Company has entered into operating leases consisting principally of its airport terminals.
For contracts entered into by the Company, at the inception of a contract, the Company will assess whether the contract is, or contains, a lease. The Company’s assessment is based on: (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtained the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset.
The Company generally uses its incremental borrowing rate as the discount rate for leases, unless an interest rate is implicitly stated in the lease. The Company’s incremental borrowing rate used for all leases under ASC 842 was 5.00%, the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. The lease term for the Company’s leases include the noncancellable period of the lease plus any additional periods covered by either a Company option to extend the lease that the Company is reasonably certain to exercise, or an option to extend the lease controlled by the lessor. ROU assets, once recorded, are reviewed for impairment.
Lease expense for operating leases consist of the lease payments plus any initial direct costs and is recognized on a straight-line basis over the lease term.
Balance sheet information related to the Company’s leases is presented below:
		As of
	Balance Sheet Location	December 31, 2020	September 30, 2020
Operating leases:
Right-of-use asset	Operating Right-of-use asset	$662	$737
Operating lease liability, current	Operating lease liability, current	403	430
Operating lease liability, long term	Operating lease Liability, long term	211	291
The following provides details of the Company’s lease expense:

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 5 — Right-of-Use Asset (continued)
	For the Three Months Ended December 31, 2020	For the Three Months Ended December 31, 2019
Lease cost
Short-term lease cost	$40	$22
Operating lease cost	112	44
Total	$152	$66
Other information related to leases is presented below:
As of December 31, 2020
Other information
Weighted-average discount rate – operating lease	5.00%
Weighted-average remaining lease term – operating lease (in months)	18
As of December 31, 2020, the expected annual minimum lease payments of the Company’s operating lease liabilities and other short-term leases were as follows:
For the Years Ended September 30,
2021 (nine months)	$340
2022	264
2023	36
Total future minimum lease payments, undiscounted	640
Less: Imputed interest for leases in excess of one year	26
Present value of future minimum lease payments	$614
Present value of future minimum lease payments – current	$403
Present value of future minimum lease payments, non-current	$211
Note 6 — Note Payable
On April 8, 2020, the Company entered into an unsecured note evidencing an unsecured loan (“PPP Loan”) in the principal amount of $1,165 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”). The PPP Loan is administered by the U.S. Small Business Administration and the Company’s loan was made through JP Morgan Chase Bank. The PPP Loan bears interest at a fixed interest rate of zero point ninety-eight (0.98%) percent per year and matures in two (2) years after the issuance date. Payment of interest is deferred for the first six (6) months. Beginning on the seventh month following the date of the PPP Loan (November 2020), the Company is required to make 18 payments of equal monthly installments of principal and interest with the final payment due in April 2022. The PPP Loan provides for customary events of default including, among other things, cross-defaults on any other loan with JP Morgan Chase Bank. The PPP Loan may be accelerated upon the occurrence of an event of default. The PPP Loan may be prepaid by the Company at any time with no prepayment penalties applied.
The proceeds of the PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligation that were incurred before February 15, 2021.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 6 — Note Payable (continued)
The PPP Loan is guaranteed by the United States Small Business Administration (“SBA”). Under the terms of the CARES Act, the PPP Loan recipients can apply for and be granted forgiveness for all or a portion of a loan granted under the PPP with such forgiveness to be determined subject to limitations based on the use of loan proceeds for payment of payroll costs and any payments of mortgage, interest, rent and utilities. The terms of any forgiveness may be subject to further requirements in any regulations and guidelines the SBA may adopt. The Company’s current plans are to not seek loan forgiveness and to repay the loan.
As of December 31, 2020 the balance of $1,165 was reflected as notes payable on the condensed consolidated balance sheet.
Note 7 — Stock-Based Compensation
Option Awards
On December 14, 2020, the Board of Directors granted an option for the purchase of 15,000 shares of the Company’s common stock to an employee of the Company. The option, which was granted under the Company’s 2015 Equity Incentive Plan, had an original exercise price of $7.28 per share and a term of 10 years. The option had a grant date fair value of $4.00 and vests over 48 months.
Option Award Valuation Assumptions
The Company determined the fair value of stock options granted (including the accounting for the modifications of option awards) based upon the assumptions as provided below.
For the Three Months Ended December 31, 2020
Stock price	$7.28
Exercise price	$7.28
Dividend yield	0%
Expected volatility	60%
Risk-Free interest rate	0.63%
Expected life (in years)	6.08
Stock Option Replacement
Pursuant to the Merger Agreement (dated December 14, 2020), a business combination between EXPC and the Company is planned on taking place. Options granted under the 2015 Equity Incentive Plan vest over a period of time determined by the Board of Directors, subject to the option holder’s continuous service through each applicable vesting date. Consummation of the Merger will not automatically cause the vesting of options under the 2015 Equity Incentive Plan, but the Company’s Board of Directors provided that the vesting of all outstanding options under the 2015 Equity Incentive Plan that are held by current employees or other service providers will be accelerated upon the Merger. Under ASC 718, the Company treated this event as a modification. The Company calculated the number of assumed options, the assumed options’ exercise price and the fair value of the modified award and the original award immediately before modification. The resulting increase in fair value is not expected to be immaterial.

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 7 — Stock-Based Compensation (continued)
Stock Option Awards
Following is a summary of stock option activities for the three months ended December 31, 2020:
	Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life (years)
Outstanding – October 1, 2020	13,543,398	$0.14	$0.15	6.8
Granted	15,000	7.28	4.00
Exercised	(14,583)	0.13	0.26
Forfeited	(152,064)	0.18	0.09
Outstanding – December 31, 2020	13,391,751	0.14	0.15	6.6
Exercisable as of December 31, 2020	9,258,033	$0.14	$0.14	5.9
The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. As of December 31, 2020, the unamortized value of stock options was $812. As of December 31, 2020, the weighted average remaining amortization period was 1.1 years.
Restricted Stock
On December 14, 2020, the Company granted an aggregate of 1,015,840 shares of the Company’s restricted stock to various employees, officers, directors, consultants and service providers under the 2015 Equity Incentive Plan and 70,000 shares of the Company’s restricted stock to a director outside the 2015 Equity Incentive Plan. The shares have various vesting dates, ranging from vesting on the grant date to as late as one year from the date of grant.
	Options	Weighted Average Grant Date Fair Value
Non-vested – October 1, 2020	—	$—
Granted	1,085,840	7.28
Vested	(100,000)	7.28
Non-vested – December 31, 2020	985,840	7.28
For the three months ended December 31, 2020 and 2019, the Company recorded $1,027 and $0 in employee and officers restricted stock compensation expense. As of December 31, 2020, unamortized stock-based compensation costs related to restricted share arrangements was $6,877 and will be recognized over a weighted average period of 0.95 years.
Stock-Based Compensation Expense
Stock-based compensation expense for stock options and restricted stock in the condensed consolidated statements of operations is summarized as follows:

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 7 — Stock-Based Compensation (continued)
	For the Three Months Ended December 31,
	2020	2019
Software development expenses	$18	$6
Sales and marketing expenses	—	6
General and administrative expenses	1,257	79
Total stock-based compensation expense	$1,275	$91
Fair Value of Common Stock
In order to determine the fair value of its common stock, the Company evaluated the transaction price determined in its Merger Agreement (as defined in Note 11) with EXPC. The Company used the total consideration in the Merger divided by its fully diluted outstanding shares, to compute an assumed valuation of $7.28 per common share.
Note 8 — Related Party Transactions
The Company contracts for certain air charter services with Underhill Holdings, LLC (“Underhill”), a related party. The Company paid Underhill approximately $480 and $618 for each of the three months ended December 31, 2020 and 2019, respectively, for air charter services. The rates charged by Underhill for these air charter services are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. Through January 20, 2021, Melissa Tomkiel, the Company’s President and General Counsel, had a 20% interest in Underhill. On January 23, 2021, Ms. Tomkiel and Underhill entered into an agreement under which one half of Ms. Tomkiel’s interest was immediately transferred back to Underhill and under which pursuant to the satisfaction of certain conditions by Underhill, Ms. Tomkiel’s interest will be fully transferred to Underhill.
Note 9 — Commitments and Contingencies
Capacity Purchase Agreements
Blade has contractual relationships with various aircraft operators to provide aircraft service. Under these Capacity Purchase Agreements (“CPAs”), the Company pays the operator contractually agreed fees (carrier costs) for operating these flights. The fees are generally based on specific rates multiplied by specific operating statistics (e.g., flight hours). Under these CPAs, the Company is also responsible for landing fees and other costs, which are either passed through by the operator to the Company without any markup or directly incurred by the Company.
As of December 31, 2020, the Company was obligated under agreements with operators to purchase flights with an aggregate value of approximately $1,332 and $1,530 for the years ended September 30, 2022 and 2021, respectively.
Legal and Environmental
The Company has certain contingencies resulting from litigation and claims incident to the ordinary course of business. As of December 31, 2020, management believes, after considering a number of factors, including (but not limited to) the information currently available, the views of legal counsel, the nature of contingencies to which the Company is subject and prior experience, that the ultimate disposition of the litigation and claims will not materially affect the Company’s consolidated financial position or results of

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 9 — Commitments and Contingencies (continued)
operations. The Company records liabilities for legal and environmental claims when a loss is probable and reasonably estimable. These amounts are recorded based on the Company’s assessments of the likelihood of their eventual disposition. See Note 12 for a February 2021 lawsuit where the Company was named as a defendant.
Note 10 — COVID-19 Risks and Uncertainties
COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant, government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders and business closures. Consequently, the Company has experienced a decline in the demand for its passenger services due to travel restrictions significantly reducing the number of commercial airline passengers and office closures that required many people to work from home. As a result of this decline, the Company paused its airport service beginning in March 2020 and significantly reduced the number of its Northeast commuter flights. In addition, the Company did not renew certain agreements with its operators for some charter services that were in effect prior to COVID- 19. Despite the decline in its core business, the Company saw an increase in demand for its MediMobility (organ transport) jet charter, shared charter and by the seat jet services during the pandemic. The Company believes that its flights on jet aircraft, operating from private terminals with no more than 16 passengers (to avoid commercial airport terminals), appealed to its fliers. Starting in the three-months ending December 2020, the Company saw increased demand for its short-distance commuter products. The Company also launched BLADE Essential Ground Connect, the Company’s ground transportation service, during the pandemic and Blade implemented new measures to focus on the personal safety of its air and ground passengers.
Additionally, the Company implemented measures to focus on the personal safety of its passengers. These measures include, but are not limited to, the following: (i) enhanced aircraft cleaning procedures, including electrostatic decontamination of aircraft between flights; (ii) checking temperature and blood oxygen saturation levels upon check in for all passengers at BLADE terminals; (iii) requiring proof of a negative COVID-19 test result administered within 48 hours prior to departure for all shared jet flights; and (iv) requiring onsite COVID-19 testing or proof of a negative COVID-19 test result administered within 48 hours prior to departure for all scheduled jet flights.
The Company also launched BLADE Essential Ground Connect, its ground transportation service, during the pandemic. The Company believes it differentiates itself from other ground transportation providers by enforcing enhanced health and safety protocols among the fleet of vehicles it uses for this service, including equipping all vehicles with partitions between the passengers and driver, conducting temperature and blood oxygen level checks on the drivers, and deep cleaning the vehicles before and after each trip.
With the reduction in revenue, the Company has implemented cost savings initiatives, such as delaying non-essential projects and reducing or suspending other discretionary spending.
Note 11 — Merger Agreement
On December 14, 2020, the Company and Experience Investment Corp., a Delaware Corporation (“Experience”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Experience Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and the Company, providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and the Company pursuant to the proposed merger of Merger Sub with and into Blade with Blade continuing as the surviving entity (the “Merger”).

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 11 — Merger Agreement (continued)
The proposed Merger is expected to be consummated after the required approval by the stockholders of the Company and by the stockholders of Blade, and the satisfaction or waiver of certain other conditions summarized below. At the reference price of $10.00 (the “Reference Price”) per share of Class A common stock of Experience (the “Experience Common Stock”), the total merger consideration of 35,625,000 shares of Experience Common Stock would have a value of $356,250.
Pursuant to the Merger Agreement, at the effective time of the Merger:
(a)   each outstanding share of Blade common stock (the “Blade Common Stock”) (as of immediately prior to the closing of the Merger (the “Closing”)) (other than treasury stock) will be cancelled and converted into the right to receive a number of newly issued shares of Experience Common Stock equal to the quotient of (i) (A) the sum of $356,250 plus the aggregate exercise prices of all in the money Blade Options (as defined below) outstanding as of immediately prior to the effective time of the Merger divided by (B) the fully-diluted common stock of Blade (as calculated pursuant to the Merger Agreement and including the aggregate number of shares of Blade Common Stock issuable upon the conversion of Blade Preferred Stock (as defined below) and the aggregate number of shares of Blade Common Stock issuable upon the exercise of the in the money Blade Options (as defined below)) divided by (ii) the Reference Price (the “Closing Per Share Stock Consideration”);
(b)   each outstanding share of Blade Series Seed preferred stock, Blade Series A preferred stock and Blade Series B preferred stock (collectively, the “Blade Preferred Stock,” and together with the Blade Common Stock, the “Blade Stock”) that is outstanding as of immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive a number of newly issued shares of Experience Common Stock equal to the Closing Per Share Stock Consideration multiplied by the number of shares of Blade Common Stock issuable upon the conversion of such share of Blade Preferred Stock; and
(c)   each option to acquire Blade Common Stock (each, a “Blade Option”) that is outstanding immediately prior to the effective time of the Merger, whether vested or unvested, will be cancelled and automatically converted into an option to purchase a number of shares of Experience Common Stock equal to the product of (1) the number of shares of Blade Common Stock that were issuable upon exercise of such Blade Option immediately prior to the effective time multiplied by (2) the Closing Per Share Stock Consideration (rounded down to the nearest whole number of shares of Company Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of Company Common Stock equal to the quotient obtained by dividing the exercise price per share of Blade Common Stock under such Blade Option immediately prior to the effective time of the Merger by the Closing Per Share Stock Consideration (as defined in the Merger Agreement) (rounded up to the nearest whole cent).
Note 12 — Subsequent Events
Through January 20, 2021, Melissa Tomkiel, the Company’s President and General Counsel, had a 20% interest in Underhill. On January 23, 2021, Ms. Tomkiel and Underhill entered into an agreement under which one half of Ms. Tomkiel’s interest was immediately transferred back to Underhill and under which pursuant to the satisfaction of certain conditions by Underhill, Ms. Tomkiel’s interest will be fully transferred to Underhill.
On February 9, 2021, an individual complaint captioned, Digennaro v. Experience Investment Corp., et al. (No. 020921-104) was filed in New York state court. The complaint names Experience Investment Corp.; its Chief Executive Officer, Mr. Eric Affeldt; and its directors Mr. Martin J. Newburger, Mr. Brian C. Witherow, Mr. Rafael Pastor, Mr. Edward Philip, Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. The complaint asserts claims for breach of fiduciary duty against Experience's officer and

Blade Urban Air Mobility, Inc. and Consolidated Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements
(amounts in thousands, except share and per share data)
Note 12 — Subsequent Events (continued)
directors and aiding and abetting breach of fiduciary against the entities in connection with alleged material misstatements and omissions made in the Company's Form S-4, filed January 29, 2021. The complaint seeks, inter alia, injunctive relief enjoining or rescinding the Transaction, injunctive relief directing the filing of an amended registration statement, and damages.
On April 1, 2021, Shoreline Aviation, Inc. filed an Amended Complaint in the United States District Court for the Eastern District of New York naming Cynthia L. Herbst, Sound Aircraft Flight Enterprises, Inc., Ryan A. Pilla, Blade Urban Air Mobility, Inc., Robert Wiesenthal and Melissa Tomkiel as defendants. The case is captioned Aviation, Inc. v. Sound Aircraft Flight Enterprises, Inc. et al., No. 2:20-cv-02161-JMA-SIL (E.D.N.Y.). The complaint alleges, among other things, claims of misappropriation, violation of the Defend Trade Secrets Act, unfair competition, tortious interference with business relations, constructive trust, tortious interference with contract, and aiding and abetting breach of fiduciary duty against Blade, Robert Wiesenthal and Melissa Tomkiel (together the “Blade Defendants”). Claims against the Blade Defendants relate to the May 2018 Asset Purchase Agreement between Blade and Sound Aircraft Flight Enterprises, Inc. (“SAFE”) and Cindy Herbst, pursuant to which Blade purchased SAFE’s complete customer list, including names, contact information and customer flight histories. The complaint demands compensatory and consequential damages in excess of $13 million relating to the claims against the Blade Defendants, as well as punitive damages, certain equitable remedies, interest and attorneys’ fees and costs. The Company believes the outcome would not result in a material contingency.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER
dated as of
December 14, 2020
by and among
EXPERIENCE INVESTMENT CORP.
EXPERIENCE MERGER SUB, INC.
and
BLADE URBAN AIR MOBILITY, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of December 14, 2020, is entered into by and among Experience Investment Corp., a Delaware corporation (“Acquiror”), Experience Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and BLADE Urban Air Mobility, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination of one or more businesses;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, subject to the terms and conditions hereof, at the Effective Time, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;
WHEREAS, the board of directors of Acquiror has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of Acquiror and its stockholders to enter into this Agreement, (ii) approved this Agreement and the Transactions (including the issuance of Acquiror Common Stock as Merger Consideration), (iii) resolved to submit this Agreement and the Transactions (including the issuance of Acquiror Common Stock as Merger Consideration) to the stockholders of Acquiror for their approval and adoption and (iv) resolved to recommend approval of this Agreement and the Transactions (including the issuance of Acquiror Common Stock as Merger Consideration) by the stockholders of Acquiror;
WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement, (ii) approved this Agreement and the Transactions (including the Merger) and (iii) resolved to submit this Agreement and the Transactions (including the Merger) to Acquiror for its approval and adoption in its capacity as the sole stockholder of Merger Sub;
WHEREAS, the board of directors of the Company has unanimously (i) declared advisable this Agreement and the Transactions and determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved this Agreement and the Transactions (including the Merger), (iii) resolved to submit this Agreement and the Transactions (including the Merger) to the stockholders of the Company for their approval and adoption by written consent and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Merger) by the stockholders of the Company by written consent;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, have entered into an Investor Rights Agreement in the form of Exhibit A hereto, which will become effective as of the Effective Time (the “Investor Rights Agreement”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror has entered into (i) stockholder letter agreements in the form attached hereto as Exhibit B (the “Stockholder Letter Agreement”) with each of the Company Major Stockholders, pursuant to which each such Company Major Stockholder has agreed to deliver a written consent in support of the adoption of the Agreement and the approval of the Transactions (including the Merger) as promptly as practicable, and in no event later than ten (10) Business Days, following the date on which the Registration Statement is declared effective by the SEC; and (ii) a letter agreement with the Sponsor in the form attached hereto as Exhibit C (the “Sponsor Letter Agreement”), pursuant to which the Sponsor has agreed to (x) vote all of its Acquiror Class B Common Stock in favor of the adoption of the Agreement and the approval of the Transactions (including issuance of Acquiror Common Stock as Merger

Consideration) and (y) certain transfer restrictions in connection with its Acquiror Class B Common Stock and the Acquiror Common Stock issuable upon conversion thereof during the Interim Period (as defined below);
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”);
WHEREAS, on or prior to the date hereof, the Company has delivered to Acquiror, and Acquiror has approved, a spreadsheet (the “Spreadsheet”), which sets forth (i) the capitalization of the Company as of the date hereof, (ii) the Ownership Allocation and the Stockholder Ownership Allocation based on the capitalization of the Company as of the date hereof, and (iii) the number of shares of Acquiror Common Stock constituting part of the Merger Consideration receivable by each holder of Company Stock and Company Options pursuant to the terms of this Agreement based on the Closing Per Share Stock Consideration assuming the Closing were to occur on the date hereof (in each case, subject to update, to the extent necessary, pursuant to Section 3.07); and
WHEREAS, on or prior to the date hereof, Acquiror has entered into Subscription Agreements with certain investors for such investors to subscribe for newly issued shares of Acquiror Common Stock for an aggregate subscription amount of $125,000,000 (the “PIPE Investment”), such subscriptions to be consummated (subject to the terms and conditions of such Subscription Agreements) immediately prior to the consummation of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning set forth in the preamble hereto.
“Acquiror A&R Bylaws” has the meaning set forth in Section 6.09(b).
“Acquiror A&R Charter” has the meaning set forth in Section 6.09(b).
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Charter Amendments” has the meaning set forth in Section 6.09(b).
“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.
“Acquiror Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.
“Acquiror Insured Person” has the meaning set forth in Section 6.10(c).
“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of Acquiror or Merger Sub, taken as a whole, or (b) the ability of Acquiror or Merger Sub to consummate the Transactions on a timely basis; provided, that, in the case of clause (a), “Acquiror Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which Acquiror or Merger Sub operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures); (vi) any failure of Acquiror or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of the Company; or (viii) the public announcement, pendency or completion of the Transactions (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 5.02 or Section 5.03); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Acquiror or Merger Sub as compared to other similarly situated companies.
“Acquiror Preferred Stock” means Acquiror’s Preferred Stock, par value $0.0001 per share.
“Acquiror Recommendation” has the meaning set forth in Section 6.09(d).
“Acquiror SEC Documents” has the meaning set forth in Section 5.07(a).
“Acquiror Stockholder” means a holder of shares of Acquiror Common Stock and/or Acquiror Class B Common Stock.
“Acquiror Stockholder Approval” has the meaning set forth in Section 5.02(a).
“Acquiror Stockholders’ Meeting” has the meaning set forth in Section 6.09(a).
“Acquiror Units” means the units of the Acquiror, each consisting of one share of Acquiror Common Stock and one-third of one Acquiror Warrant.
“Acquiror Waiving Parties” has the meaning set forth in Section 9.15(a).
“Acquiror Warrants” means the warrants of Acquiror, exercisable for Acquiror Common Stock at an exercise price of $11.50 per share.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, or subpoena of a civil, criminal, administrative, regulatory or other nature, whether at Law or in equity.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.
“Ancillary Agreements” means the Sponsor Letter Agreement, the Stockholder Letter Agreement and the Investor Rights Agreement.
“Anti-Corruption Laws” means any applicable US Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Option” has the meaning set forth in Section 3.03(a).
“Balance Sheet Date” means September 30, 2020.
“Benefit Plan” means each (i) “employee benefit plan,” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, restricted stock, stock option, stock appreciation right, phantom equity, other equity-based, severance, salary continuation, supplemental unemployment, termination, employment, transaction or stay bonus, individual consulting or individual independent contracting, change-of-control, health, dental, prescription life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten), including any Employment Contract, in any case (a) to which any Company Entity is party, (b) sponsored, maintained, contributed to, or required to be contributed to, by any Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity, (c) sponsored or maintained by a professional employer organization for the benefit of current or former employees of any Company Entity under an arrangement between any Company Entity and such professional employer organization or (d) under which any Company Entity has any liability, including on account of any ERISA Affiliate.
“Business” means the business of the Company Entities collectively, as conducted presently and during the eighteen (18) months prior to the date of this Agreement; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently and during the eighteen (18) months prior to the date of this Agreement.
“Business Combination” has the meaning set forth in Section 6.12(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on September 12, 2019.
“Certificate of Merger” has the meaning set forth in Section 2.01.
“Certificates” has the meaning set forth in Section 3.04(a).
“Closing” has the meaning set forth in Section 2.03.
“Closing Date” has the meaning set forth in Section 2.03.
“Closing Per Share Exchange Amount” means an amount equal to the quotient obtained by dividing (i) the sum of the Merger Consideration Amount plus the aggregate exercise prices of all in the money Company Options outstanding as of immediately prior to the Effective Time by (ii) the Fully-Diluted Common Stock.
“Closing Per Share Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Closing Per Share Exchange Amount by (ii) the Reference Price.
“Code” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble hereto.
“Company Acquisition Proposal” has the meaning set forth in Section 6.14(b).
“Company Affiliate Agreement” has the meaning set forth in Section 4.21.
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning set forth in Section 4.02(c).

“Company Common Shares” means the shares of the Company’s common stock, par value $0.00001 per share.
“Company Common Stockholders” means the stockholders of the Company that own Company Common Shares.
“Company Entities” means, collectively, the Company and its Subsidiaries.
“Company Insured Person” has the meaning set forth in Section 6.10(b).
“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company and its Subsidiaries pursuant to a Company IP Agreement, as currently conducted.
“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which any Company Entity is a party.
“Company IP Registrations” means all Owned Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or, in the case of domain names, authorized domain name registrar, in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.
“Company Major Stockholders” means, collectively, Rob Wiesenthal, Snickers Holdings LLC and ColPE Blade Investor, LLC.
“Company Option” means each option to purchase Company Common Shares that is outstanding under the Company Option Plan.
“Company Option Plan” means the 2015 Stock Option Plan adopted by the Company.
“Company Preferred Series A Shares” means the Series A shares of preferred stock, par value $0.00001 per share of the Company.
“Company Preferred Series B Shares” means the Series B shares of preferred stock, par value $0.00001 per share of the Company.
“Company Preferred Series Seed Shares” means the Series Seed shares of preferred stock, par value $0.00001 per share of the Company.
“Company Preferred Shares” means the Company Preferred Series Seed Shares, the Company Preferred Series A Shares and the Company Preferred Series B Shares.
“Company Preferred Stockholders” means the stockholders of the Company that own Company Preferred Shares.
“Company Restricted Shares” means Company Common Shares granted to employees or other service providers of the Company or an affiliate of the Company, which shares are subject to vesting conditions.
“Company Stock” means, collectively, the Company Common Shares and the Company Preferred Shares.
“Company Stockholders Agreements” means, collectively, (i) the Amended and Restated Investors’ Rights Agreement, dated January 30, 2018, by and among the Company and the other Company Stockholders named therein, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated January 30, 2018, by and among the Company and the other Company Stockholders named therein, and (iii) the Amended and Restated Voting Agreement, dated January 30, 2018, by and among the Company and the Company Stockholders named therein.
“Company Stockholder Approval” means the affirmative vote or written consent of (i) the Company Stockholders that hold a majority of the issued and outstanding Company Common Shares and Company

Preferred Shares (on an as-converted-to-common basis), voting as a single class, and (ii) the Company Preferred Stockholders that hold a majority of the issued and outstanding Company Preferred Shares, voting as a separate class.
“Company Stockholders” means the collective reference to Company Common Stockholders and Company Preferred Stockholders.
“Company Waiving Parties” has the meaning set forth in Section 9.15(b).
“Confidentiality Agreement” has the meaning set forth in Section 6.01.
“Consent Solicitation Statement” has the meaning set forth in Section 6.09(a).
“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, in each case, in writing or otherwise legally binding, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject (other than any Benefit Plans).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down, closure, sequester, workplace safety or similar Law, directive, order, guidelines or recommendations promulgated by any industry group, health organization or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Time” has the meaning set forth in Section 2.01.
“Employment Contracts” has the meaning set forth in Section 4.14(g).
“Environmental Laws” mean any Laws relating to any of the following: the protection of the environment or natural resources; pollution; or the treatment, storage, recycling, transportation, disposal (or arrangement for any such treatment, storage, recycling, transportation, or disposal), handling or Release of or exposure to any substances that present a risk of harm to human health or the environment due to their toxicity, corrosivity, reactivity, ignitability or other deleterious characteristics (and including any worker health or safety Laws as they relate to exposure to such substances).
“Equity Incentive Plan” means that certain management incentive plan to be entered into at Closing by the Acquiror, with features materially consistent with the form attached hereto as Exhibit D.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is considered a single employer with any Company Entity under Section 414 of the Code or 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning set forth in Section 3.04(a).
“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
“Financial Statements” has the meaning set forth in Section 4.06.

“Form S-8” has the meaning set forth in Section 6.16.
“Foundation” means Blade UAM Foundation, Inc.
“Fully-Diluted Common Stock” means, as of immediately prior to the Effective Time, the sum of the following: (i) the aggregate number of Company Common Shares issued and outstanding, (ii) the aggregate number of Company Common Shares issuable upon the conversion of the Company Preferred Shares, and (iii) the aggregate number of Company Common Shares issuable upon the exercise of the in the money Company Options. For the avoidance of doubt, the Fully-Diluted Common Stock shall exclude all shares of Company Stock that are owned by the Company as treasury stock.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) or as a “solid waste,” under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, toxic mold and pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, without duplication, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, including the PPP Loan, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company Entities or otherwise required to be categorized as such under GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses.
“Indemnified Person” has the meaning set forth in Section 6.10(a).
“Insurance Policies” has the meaning set forth in Section 4.18.
“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade and d/b/a names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names registered in any top-level domain by any authorized private registrar or Governmental Authority (whether or not trademarks), social and mobile media identifiers;

(c) works of authorship, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) Software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Intended Tax Treatment” has the meaning set forth in the recitals.
“Interim Financial Period” has the meaning set forth in Section 6.20(b).
“Interim Period” has the meaning set forth in Section 6.01.
“Investor Rights Agreement” has the meaning set forth in the recitals.
“Knowledge of the Acquiror” means, with respect to the Acquiror, the actual knowledge of Martin Newburger or Michael Mohapp.
“Knowledge of the Company” means, with respect to the Company and its Subsidiaries, the actual knowledge of Rob Wiesenthal, Sean Grennan, Will Heyburn, Melissa Tomkiel, Brandon Keene and Alix Oliver.
“Law” means any law (including common law), statute, ordinance, regulation, rule or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to access, use or occupy, any land, buildings, improvements, fixtures or other interest in real property.
“Letter of Transmittal” has the meaning set forth in Section 3.04(a).
“Liabilities” has the meaning set forth in Section 4.06.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, claim, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
“Management Employee” means the employees set forth on Schedule 1.01(a).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities, taken as a whole, or (b) the ability of the Company to consummate the Transactions on a timely basis; provided, however, that, in case of clause (a), “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent attributable to: (i) any changes in applicable Laws implemented, or in accounting rules, including GAAP, implemented or required to be adopted, in each case, after the date of this Agreement; (ii) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (iii) conditions generally affecting the industries in which the Company Entities operate; (iv) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (v) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19 or any COVID-19 Measures), (vi) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vii) any action required or expressly permitted by this Agreement or any action taken (or not taken) with the written consent of Acquiror or Sponsor; or (viii) the public announcement, pendency or completion of the Transactions including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, partners, providers and employees (provided that this clause (viii) shall not apply to any representations or warranty set forth in Section 4.02, Section 4.03 or Section 4.04); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition or change has a disproportionate effect on the Company Entities compared to other participants in the industries in which the Company conducts the Business.
“Material Contracts” has the meaning set forth in Section 4.12.
“Material Permits” has the meaning set forth in Section 4.23.
“Merger” has the meaning set forth in Section 2.01.
“Merger Consideration” means 35,625,000 shares of Acquiror Common Stock.
“Merger Consideration Amount” means an amount equal to $356,250,000.
“Merger Sub” has the meaning set forth in the preamble hereto.
“Minority Interest Entity” has the meaning set forth in Section 4.01
“NASDAQ” means the Nasdaq Capital Market.
“Organizational Documents” has the meaning set forth in Section 4.01.
“Other Filings” has the meaning set forth in Section 6.09(a).
“Outside Date” has the meaning set forth in Section 8.01(b)(i).
“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Ownership Allocation” means, with respect to each holder of Company Common Shares (whether vested or not vested and including the Company Restricted Shares), Company Preferred Shares, and Company Options, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such holder in the Spreadsheet under the heading “Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.07).
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Audited Financials” has the meaning set forth in Section 6.20(a).
“PCAOB Interim Financial Statements” has the meaning set forth in Section 6.20.
“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary for the operations of the Business and all pending applications therefor.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business and (B) that relate to amounts not yet delinquent, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses or occupancy of such real property, (iv) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (v) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Financial Statements,

(vi) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect and do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) Liens incurred in connection with activities permitted under Section 6.01 hereof and (ix) Liens arising under equipment leases with third parties entered into in the ordinary course of business.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.
“PIPE Financing Shortfall” has the meaning set forth in Section 6.13.
“PIPE Investment” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in Section 5.16.
“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.
“PPP Loan” means that certain Note, dated as of April 8, 2020, issued by the Company to J.P. Morgan Chase Bank, N.A., and all loan documents ancillary thereto.
“Press Release” has the meaning set forth in Section 6.10.
“Prospectus” has the meaning set forth in Section 6.12(b).
“Proxy Statement” has the meaning set forth in Section 6.09(a).
“Public Stockholders” has the meaning set forth in Section 6.12(b).
“Real Estate Lease Documents” has the meaning set forth in Section 4.18(b).
“Reference Price” means $10.00.
“Registration Shares” has the meaning set forth in Section 6.09(a).
“Registration Statement” has the meaning set forth in Section 6.09(a).
“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor)).
“Released Claims” has the meaning set forth in Section 6.12(b).
“Representatives” has the meaning set forth in Section 6.12(b).
“Schedules” means the disclosure schedules of either the Company and its Subsidiaries or the Acquiror and its Affiliates, as applicable.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Sponsor” means Experience Sponsor LLC and each of its members.
“Sponsor Letter Agreement” has the meaning set forth in the recitals.
“Sponsor Loan” means collectively any loans to the Acquiror by the Sponsor in accordance with the Letter Agreement, dated September 12, 2019, by and among the Acquiror, its officers, directors and the Sponsor.
“Sponsor Related Person” has the meaning set forth in Section 6.04(e).
“Spreadsheet” has the meaning set forth in the recitals.
“Stockholder Letter Agreement” has the meaning given to it in the recitals.
“Stockholder Notice” has the meaning set forth in Section 6.08(b).
“Stockholder Ownership Allocation” means, with respect to each Company Stockholder (but excluding for this purpose any ownership of Company Options by such Company Stockholder), in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such Company Stockholder in the Spreadsheet under the heading “Stockholder Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.07).
“Subscription Agreements” means the agreements between Acquiror and the investors party thereto, providing for the PIPE Investment.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. For the avoidance of doubt, the Foundation shall not be deemed a Subsidiary of the Company or a Company Entity hereunder.
“Surviving Company” has the meaning set forth in Section 2.01.
“Systems” means Software, servers, networking circuits, networks, computer platforms, computers, hardware, databases, telecommunications equipment and all other similar technology infrastructure assets or services.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, custom, duty, governmental fee, charge or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of the Company Entities, the Acquiror, the Sponsor and Merger Sub, in each case, at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (a) the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.
“Transaction Form 8-K” has the meaning set forth in Section 6.10.
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning set forth in Section 6.12(a).
“Trust Agreement” has the meaning set forth in Section 6.12(a).
“Trustee” has the meaning set forth in Section 6.12(a).
“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Voting Matters” has the meaning set forth in Section 6.09(b).
“Written Consent” has the meaning set forth in Section 6.08(a).
“Year-End Financial Statements” has the meaning set forth in Section 4.06(a).
1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (vii) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(d)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.
(h)   References to “$” or “dollars” refer to lawful currency of the United States.
(i)   Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.
(j)   Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.
ARTICLE II
THE MERGER; CLOSING
2.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.02   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.03   Closing.   Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place, electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the date which is the second Business Day after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Concurrently with the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.
2.04   Certificate of Incorporation and Bylaws of the Surviving Company.
(a)   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in the Certificate of Merger, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.
(b)   At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub with references to “Experience Merger Sub, Inc.” replaced by references to “BLADE Urban Air Mobility, Inc.”, and as so amended, shall be the bylaws of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL.
2.05   Other Payments and Closing.   No later than the close of business on the fifth (5th) Business Day preceding the Acquiror Stockholder Meeting (and in the case of an adjournment of the Acquiror Stockholder Meeting, on the fifth (5th) Business Day preceding the Acquiror Stockholder Meeting to be held following such adjournment), (a) the Company shall provide to Acquiror a written statement, signed by a financial officer of the Company, setting forth the amount of Transaction Expenses (other than the Transaction Expenses incurred by or on behalf of the Acquiror) that will remain outstanding on the anticipated Closing Date and (b) Acquiror shall provide to the Company a written statement, signed by a financial officer of Acquiror, setting forth the amount of all the Transaction Expenses incurred by or on behalf of the Acquiror, Merger Sub and the Sponsor that will remain outstanding on the anticipated Closing Date. Each of the Company and Acquiror shall provide the other party and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of such party to enable the other party and its representatives to review and analyze the Transaction Expenses incurred by or on behalf of such party. The parties hereto shall meet and confer regarding the Transaction Expenses no later than the third (3rd) Business Day preceding the Acquiror Stockholder Meeting (and in the case of an adjournment of the Acquiror Stockholder Meeting, on the third (3rd) Business Day preceding the Acquiror Stockholder Meeting to be held following such adjournment), and shall make such changes thereto as the Parties may mutually and in good faith agree.
2.06   Deliveries and Proceedings at Closing.   Subject to the terms and conditions of this Agreement, at the Closing:
(a)   the Company shall deliver or cause to be delivered to Acquiror and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.02; and
(b)   Acquiror and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.03, (ii) the Merger Consideration (less the Assumed Options) and cash in lieu of fractional shares pursuant to Section 3.01(c) to the Exchange Agent for the account and benefit of the Company Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Spreadsheet, as updated, to the extent necessary, pursuant to Section 3.07), and (iii) the aggregate amount of the Transaction Expenses to the applicable third parties as directed by Company and Acquiror, as applicable, in writing prior to the Closing.
2.07   Directors and Officers.
(a)   The Acquiror shall take all necessary actions prior to the Effective Time to increase the size of the Acquiror Board to seven (7) directors effective as of the Effective Time and cause the Acquiror Board to consist of the persons set forth on Schedule 2.07(a) (provided that, with respect to each person, he or she is capable of serving) effective as of immediately after the Effective Time; provided, however, that the Company shall have the right to replace any person designated as a “Company Designee” with the consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)   The Company shall take all necessary actions prior to the Effective Time to cause the Board of Directors of the Surviving Company to consist of the persons set forth on Schedule 2.07(b) effective as of immediately after the Effective Time.
(c)   The officers of the Company listed in Schedule 2.07(c) shall continue to be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed in the manner provided in the bylaws of the Surviving Company and otherwise in accordance with applicable Law.
(d)   The Acquiror shall take all necessary actions to cause the persons listed in Schedule 2.07(d) to be appointed as of the Effective Time to the offices of the Acquiror as specified in such Schedule.

ARTICLE III
EFFECTS OF THE MERGER
3.01   Effect on Capital Stock.   At the Effective Time, without any action on the part of Acquiror, Merger Sub, the Company, any Company Stockholders or any holder of Company Options:
(a)   Each Company Common Share (including each Company Restricted Share) issued and outstanding immediately prior to the Effective Time (other than the shares to be canceled pursuant to Section 3.01(e)), shall thereupon be canceled and automatically converted into and deemed for all purposes to represent only the right to receive a number of shares of Acquiror Common Stock equal to the Closing Per Share Stock Consideration, in accordance with the information set forth in the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.07). The shares of Acquiror Common Stock issued in respect of Company Restricted Shares shall be subject to the same restrictions as set forth in the applicable award agreement governing the applicable Company Restricted Shares immediately prior to the Effective Time. As of the Effective Time, the Company Common Shares shall no longer be outstanding and shall cease to exist and each former holder of Company Common Shares shall cease to have any rights with respect thereto other than the right to receive the consideration set forth in this Section 3.01(a).
(b)   Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (except for the shares to be canceled pursuant to Section 3.01(e)), shall thereupon be canceled and automatically converted into and deemed for all purposes to represent only the right to receive a number of shares of Acquiror Common Stock equal to the Closing Per Share Stock Consideration multiplied by the number of Company Common Shares issuable upon the conversion of such Company Preferred Share, in accordance with the information set forth in the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.07). As of the Effective Time, the Company Preferred Shares shall no longer be outstanding and shall cease to exist and each former holder of the Company Preferred Shares shall cease to have any rights with respect thereto other than the right to receive the consideration set forth in this Section 3.01(b).
(c)   Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Acquiror Common Stock will be issued to any of the Company Stockholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Acquiror Common Stock would have been issuable to a Company Stockholder as part of the Merger Consideration after aggregating all fractional shares due to such Company Stockholder, Acquiror shall pay to each such Company Stockholder an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Acquiror Common Stock which such holder would otherwise be entitled to receive, but for this Section 3.01(c).
(d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and such share shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time;
(e)   Each share of treasury stock of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
3.02   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to and the making of any such payment under any applicable tax Law, through the withholding of a number of shares or cash, if applicable. Any sum which is withheld as permitted by this Section 3.02 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

3.03   Treatment of Company Stock Options.
(a)   At the Effective Time, pursuant to the terms of the Company Option Plan and as set forth on the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.07), each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and automatically converted into an option to purchase a number of shares of Acquiror Common Stock (each, an “Assumed Option”) equal to the product of (1) the number of Company Common Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Closing Per Share Stock Consideration (rounded down to the nearest whole number of shares of Acquiror Common Stock, with no cash being payable for any fractional share eliminated by such rounding), at an exercise price per share of Acquiror Common Stock equal to the quotient obtained by dividing the exercise price per Company Common Share under such Company Option immediately prior to the Effective Time by the Closing Per Share Exchange Amount (rounded up to the nearest whole cent), with respect to the number of Company Common Shares and with the exercise price set forth on the Spreadsheet (as updated, to the extent necessary, pursuant to Section 3.07) and otherwise on the same terms and conditions as were applicable to such Company Option.
(b)   At the Effective Time, by virtue of the Merger and without any need of any further corporate action, Acquiror shall assume the Company Option Plan, with the result that Acquiror may issue the shares of Acquiror Common Stock after the Effective Time pursuant to the exercise of the Assumed Options under the Company Option Plan or any other plan of Acquiror or any its affiliates.
3.04   Surrender and Payment.
(a)   Following the date hereof and prior to the Effective Time, Acquiror shall, at the Company’s sole cost and expense, appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger; provided, however, that Acquiror shall (i) afford the Company the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto; and (ii) not appoint an Exchange Agent prior to the Effective Time in such a manner that will result in costs or expenses to the Company to be paid by the Company prior to the Effective Time or in the event that the Merger Agreement is terminated, in each case in clause (ii), absent the written consent of the Company. Promptly after the appointment of the Exchange Agent, Acquiror shall cause the Exchange Agent to mail to each holder of record of Company Stock entitled to receive the Merger Consideration pursuant to Section 3.01 (other than the Assumed Options), at the Company’s sole cost and expense, a letter of transmittal in a customary form to be agreed to, reasonably and in good faith, by Acquiror and the Company (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Company Stock, in physical or electronic form, as the case may be (the “Certificates”), to the extent such Company Stock is represented by the Certificates, in exchange for the applicable portion of Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 3.01(c)) payable to such holder. The Exchange Agent shall (A) at or promptly following the Effective Time, issue to each holder of record of Company Stock entitled to receive a portion of the Merger Consideration pursuant to Section 3.01 (and any cash in lieu of fractional shares pursuant to Section 3.01(c)) that has delivered a Certificate (only to the extent such Company Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith) at least three (3) Business Days prior to the Closing Date, the portion of the Merger Consideration with respect to such Certificate (or any Company Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled; and (B) following the Effective Time, with respect to any holder of record of Company Stock entitled to receive a portion of the Merger Consideration pursuant to Section 3.01 that did not receive such portion of the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 3.01(c)) pursuant to the preceding clause (A), no later than three (3) Business Days after receipt of a Certificate (only to the extent such Company Stock is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any customary tax forms that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate (or any Company Stock not represented by a Certificate) the Merger Consideration (and pay any cash in lieu of fractional shares pursuant to

Section 3.01(c)) with respect to such Certificate (or any Company Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled. The Exchange Agent shall deliver the Merger Consideration into which such Company Common Shares and Company Preferred Shares, as applicable, have been converted pursuant to Section 3.01(a) (after giving effect to Section 3.01(e)) and Section 3.01(b), respectively, as reflected in the Stockholder Ownership Allocation, electronically through book entry-delivery or, upon the written request of any Company Stockholder, in the form of an original stock certificate (which stock certificate for shares of Acquiror Common Stock issued in respect of Company Restricted Shares shall reflect the applicable restrictions) to the address set forth in such Company Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 3.01(c)) payable upon surrender of any Certificate (or any Company Stock not represented by a Certificate). Until so surrendered, each outstanding Certificate (or any Company Stock not represented by a Certificate) that prior to the Effective Time represented shares of Company Stock (other than for the shares to be canceled pursuant to Section 3.01(e)) shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the Merger Consideration (and any cash in lieu of fractional shares pursuant to Section 3.01(c)). If after the Effective Time, any Certificate (or any Company Stock not represented by a Certificate) is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 3.04(a).
(b)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate (or any Company Stock not represented by a Certificate) is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate (or any Company Stock not represented by a Certificate) or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(c)   No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or Company Stock not represented by a Certificate) with respect to the Acquiror Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate (or Company Stock not represented by a Certificate) until the holder of such Certificate (or Company Stock not represented by a Certificate) shall surrender such Certificate (or Company Stock not represented by a Certificate). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate (or Company Stock not represented by a Certificate), there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.
(d)   Any Merger Consideration remaining unclaimed by Company Stockholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.
(e)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Stock formerly represented by such Certificate in accordance with this Agreement.
3.05   Equitable Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Acquiror Common Stock to be issued as the Merger Consideration shall be appropriately adjusted to reflect such change.
3.06   Taking of Necessary Action; Further Action.   If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and board of directors of the Surviving Company will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.
3.07   Update to the Spreadsheet.   Subject to compliance by the Company with Section 6.02, no later than close of business on the fifth (5th) Business Day preceding the anticipated Closing Date, the Company shall have the right to prepare and deliver to Acquiror an updated Spreadsheet containing changes to the Ownership Allocation, the Stockholder Ownership Allocation, the allocation of the Merger Consideration Amount and Assumed Options to be received by each holder of Company Stock or Company Options pursuant to the terms of this Agreement, in each case, as of the Closing Date and by applying the same methodology, assumptions, formulas and techniques used in the preparation of the original Spreadsheet and by using the Closing Per Share Exchange Amount as of the Closing; provided, that no changes shall be made to the aggregate Merger Consideration Amount. The Parties shall meet and confer regarding the updated Spreadsheet no later than the third (3rd) Business day prior to the anticipated Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree so that the updated Spreadsheet reflects any such changes. Such updated Spreadsheet shall be the “Spreadsheet” for all purposes of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror and Merger Sub as follows:
4.01   Organization and Qualifications; Subsidiaries.   The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each other Company Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 4.01 sets forth a true and complete list of each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity is licensed or qualified to do business. Each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.01, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Liens, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. Except as set forth on Schedule 4.01(b) (any entity required to be set forth on Schedule 4.01(b), a “Minority Interest Entity”), no Company Entity owns or has any ownership interest in any other Person other than the Company’s ownership of such Subsidiaries. True and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended to date (together, “Organizational Documents”), of each Company Entity have been made available to Acquiror. No Company Entity holds any economic, voting or other interest in the Foundation.

4.02   Due Authorization.
(a)   The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to adoption of this Agreement and approval of the Merger by the Company Stockholder Approval, to consummate to consummate the transactions contemplated hereby and thereby.
(b)   The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only in the case of consummation of the Merger, to the receipt of the Company Stockholder Approval. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).
(c)   The Company Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of, the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL, the Company’s Organizational Documents and the Company Stockholders Agreements, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption and the Transactions, including the Merger, be submitted to the Company Stockholders for approval (in each case, including by the Company Stockholder Approval), and (iv) resolved to recommend that the Company Stockholders (including by the Company Preferred Stockholders) adopt the “agreement of merger” set forth in this Agreement and approve the Transactions, including the Merger (collectively, the “Company Board Recommendation”).
4.03   No Conflict; Consents.   The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Company Stockholder Approval conflict with or result in a violation or breach of, or default under, any Organizational Documents of the Company or any of its Subsidiaries, as the same may be amended from time to time; (ii) subject to, in the case of the Merger, obtaining the Company Stockholder Approval and the consents referenced in Section 4.04, conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company; (iii) except as set forth on Schedule 4.03, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.12(a), whether or not set forth on Schedule 4.12(a), or any Permit or Leased Real Property document to which any of the Company Entities is a party or by which any of them or any of their respective assets or properties may be bound or affected or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.04   Governmental Authorities; Consents.   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Entity with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the effectiveness of the Registration Statement, (d) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (e) as otherwise set forth on Schedule 4.04.
4.05   Capitalization.   (a) Schedule 4.05(a) sets forth, as of the date hereof, a true and complete list of (i) the authorized capital stock of the Company, (ii) the number, class and series of shares of Company Stock owned by each Company Stockholder, together with the name of each registered holder thereof and (iii) all holders of outstanding Company Options, including the number of Company Common Shares subject to each such Company Option, the grant date, the type of Company Option (either incentive stock option or nonqualified stock option), and the exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires. All of the issued and outstanding Company Common Shares, Company Preferred Shares and Company Options (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, and (iii) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 4.05(a), as of the date hereof, there are no other Company common shares, preferred shares, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding. Each Company Option was granted in accordance with the Company Option Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the grant date or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which Company Board or its compensation committee actually awarded the Company Option. Each Company Option is documented in an award agreement that is intended to satisfy the requirements for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company’s Financial Statements, respectively, and to avoid being subject to tax under Section 409A of the Code. The Company has provided or made available to Acquiror (or Acquiror’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.
(b)   Except for the Company Preferred Shares and the Company Options and as set forth on Schedule 4.05(b), there are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Company Common Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.
(c)   The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, of such Subsidiary’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party. There are (A) no subscriptions, options, warrants, calls, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for the equity or voting interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company’s Subsidiaries. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ stockholders (or equityholders) may vote. The Company’s Subsidiaries are not party to any stockholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to the equity interests of the Company or the Company’s Subsidiaries.
(d)   The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens, options, rights of first refusal or other limitations on the Company’s or any Subsidiary of the Company’s voting or transfer rights, other than transfer restrictions under applicable Securities Laws and their respective organizational documents. Schedule 4.05(d) sets forth a true and complete list of each Minority Interest Entity and the number, class and series of equity interests owned by a Company Entity. The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, the equity interests of any Minority Interest Entity owned by a Company Entity free and clear of any Liens, options, rights of first refusal and other limitations on a Company Entity’s voting or transfer rights, other than transfer restrictions under applicable Securities Laws and their respective organizational documents.
(e)   All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance in all material respects with the Company’s Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance in all material respects with applicable Law.
4.06   Financial Statements.
(a)   Schedule 4.06(a) sets forth the Company’s unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of September 30, 2019 and September 30, 2020 and the related consolidated statements of income for the respective twelve (12) month periods then ended (such financial statements the “Financial Statements”).
(b)   The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements are based on the books and records of the Company Entities, and fairly present in all material respects the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated.
(c)   (i) All representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loan were accurate, true and correct in all material respects when made and (ii) the Company used the proceeds of the PPP Loan solely for the allowable uses set forth in the PPP.

4.07   Undisclosed Liabilities.   The Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (d) set forth on Schedule 4.07 or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.08   Litigation and Proceedings.   Except as set forth on Schedule 4.08, (a) there are no pending or, to the Knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets (or to the Knowledge of the Company against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations) in each case which would reasonably be expected to result in Liabilities to any of the Company Entities in excess of $500,000 and (b) neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the Knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions or that would, individually or in the aggregate, be expected to have a Material Adverse Effect.
4.09   Compliance with Laws.
(a)   Except as set forth on Schedule 4.09, each Company Entity is now, and for the past three (3) years has been, in compliance in all material respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business.
(b)   (i) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees, agents, and representatives and the Minority Interest Entity are currently, and since January 1, 2016 have been, in compliance in all material respects with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) none of the Company Entities or, to the Knowledge of the Company, the Minority Interest Entity are engaging in any activities that would reasonably be expected to result in a material violation of U.S. Trade Laws, (iii) neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, the Minority Interest Entity has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, the Minority Interest Entity has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.
4.10   Intellectual Property.
(a)   Schedule 4.10(a) lists all the material Company IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the material Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all material Company IP Registrations are otherwise in good standing.
(b)   Schedule 4.10(b) lists all Company IP Agreements in effect as of the date hereof that are (i) material licenses of Owned Intellectual Property granted to a third party other than nonexclusive licenses in the ordinary course of business, and (ii) licenses of Intellectual Property (other than nonexclusive, commercially available Software licenses) granted by a third party that are material to the Company Entities taken as a whole. Each Company IP Agreement set forth on Schedule 4.10(b) is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid, binding and enforceable on the applicable Company Entity and to the Knowledge of the Company, each other party thereto in accordance with its terms and is in full force and effect. Neither a Company Entity nor to the Knowledge of the Company any other party thereto is in material breach of or default under (or to the Knowledge of the Company, is alleged to be in material breach of or default under), or has provided or received since January 1, 2018 any written notice of breach or default of or any intention to terminate, any such Company IP Agreement, which breach or default has not been resolved.
(c)   Except as set forth in Schedule 4.10(c), a Company Entity owns or otherwise has rights in and to the material Owned Intellectual Property, and has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created material Intellectual Property for the Company Entities, and with every current and former independent contractor who has created material Intellectual Property for the Company Entities, whereby such employees and independent contractors assign to the Company Entities any ownership interest and right they may have in such Owned Intellectual Property.
(d)   Each Company Entity’s rights in the Company Intellectual Property are subsisting and, to the Knowledge of the Company, each Company Entity’s rights in the Company IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps, taking into account the size and complexity of the Company, to maintain the Owned Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.
(e)   In the last three (3) years, (i) the conduct of the Business, and the products, processes and services of the Company Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Intellectual Property in any material respect.
(f)   Except as set forth in Schedule 4.10(f), there are no material Actions (including any oppositions, interferences or re-examinations) that have been settled within the last three (3) years, and there are no Actions pending or threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Owned Intellectual Property or the Company Entities’ rights with respect to any Owned Intellectual Property, other than ordinary-course prosecution of Company IP Registrations, in the case of (i) and (ii) that would not reasonably be expected to have a Material Adverse Effect; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Owned Intellectual Property. To the Knowledge of the Company, the Company Entities are not subject to any Governmental Order that does or would materially restrict or impair the use of any Owned Intellectual Property.
4.11   Software and IT.
(a)   The Company Entities’ Systems are reasonably sufficient and in sufficiently good working condition in all material respects for the current needs of the Business, including as to capacity, scalability, and ability to process current peak volumes in a timely manner, and to the Knowledge of the Company, are free from material viruses, worms, time bombs, key locks, malware and other corruptants.
(b)   In the last three (3) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused any: (i) material disruption of or interruption in the conduct of the Business of the Company Entities; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business or operations, personnel, property or other assets; or (iii) to the Knowledge of the Company, material liability of any kind to the Company Entities or their Business or the statutory duty to notify any Person. Each Company Entity has taken commercially reasonable actions, taking into account the size and complexity of the Company, to protect the integrity, security and continuous operation of the Company Entities’ Systems and the data and other information stored thereon or processed thereby.
(c)   The Company Entities maintain back-up and data recovery, disaster recovery and business continuity plans and procedures, and, to the Knowledge of the Company, act in material compliance therewith.
4.12   Material Contracts; No Defaults.
(a)   Schedule 4.12 sets forth a true and complete list of all of the following Contracts to which any Company Entity is a party or by which it or its properties, rights or assets is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Leased Real Property required to be disclosed in Schedule 4.18(b), and all Contracts falling into the following categories whether or not disclosed on Schedule 4.12, being “Material Contracts”):
(i)   Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $250,000 during calendar year 2020 or that are expected to involve more than such amount in calendar year 2021;
(ii)   Contracts for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or similar right;
(iii)   Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;
(iv)   Contracts containing covenants obligating a Company Entity not to compete or engage in any line of business or with any Person in any geographical area;
(v)   Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment;
(vi)   Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets, in each case if entered into in the past three (3) years, or under which any material Liabilities remain outstanding;
(vii)   Contracts evidencing Indebtedness in excess of $250,000 individually or $1,000,000 in aggregate (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement solely between or among Company Entities;
(viii)   any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than the other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person (except for standard indemnification provisions entered in the ordinary course of business with customers or suppliers);
(ix)   any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or officers in the past three (3) years and such advance or loan remains outstanding;
(x)   any Contract between any Company Entity, on the one hand, and any of their respective directors or officers, on the other hand;
(xi)   Contracts with independent contractors or consultants that require annual cash payments in excess of $150,000 to which a Company Entity is a party and which are not cancellable without penalty (including any termination payment) or without more than thirty (30) days’ notice;
(xii)   collective bargaining or similar labor agreements;
(xiii)   any Contract with a Governmental Authority;

(xiv)   any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $200,000 individually or $500,000 in the aggregate, during any twelve (12)-month period;
(xv)   any Contract that provides for any payments, rights or obligations that are conditioned, in whole or in part, on a change of control with respect to any Company Entity, other than as provided in the Company Entities’ Organizational Documents;
(xvi)   any Contract that limits or purports to limit the payment of dividends or distributions in respect of the capital stock of any Company Entity, the pledging of the capital stock of any Company Entity or the incurrence of indebtedness for borrowed money or guarantees by any Company Entity or the ability of any Company Entity in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;
(xvii)   any Company Affiliate Agreement;
(xviii)   Contracts with the top five brand partners of the Company Entities measured by revenue or value of goods or services received during the twelve-month period ended December 31, 2019 and the nine-month period ended September 30, 2020;
(xix)   Contracts involving the Foundation for which a Company Entity could have material Liability; and
(xx)   any other Contract that is material to the Company Entities, taken as a whole, or which provides for consideration to be paid by a Company in excess of $250,000 annually or $500,000 in the aggregate and, in either case, is not previously disclosed pursuant to this Section 4.12, Section 4.18 or Section 4.12(b).
(b)   Each Material Contract is valid, binding and enforceable on the applicable Company Entity and, to the Knowledge of the Company, each other party thereto in accordance with its terms except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). None of the Company Entities or, to the Knowledge of the Company, any other party thereto is in material breach of or default under (or is alleged in writing to be in material breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Acquiror.
4.13   Company Benefit Plans.   (a) Schedule 4.13(a) sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States or otherwise covers any employee or other individual service provider of any Company Entity who resides or works outside of the United States on behalf of any Company Entity.
(b)   As applicable with respect to the material Benefit Plans, the Company has made available to Acquiror, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual reports (Form 5500) and all schedules thereto, (iv) all related trust agreements, insurance contracts or other funding vehicles and (v) all communications between the Company Entities or any ERISA Affiliate on the one hand, and any Governmental Authority on the other hand, during the last three (3) years concerning IRS or DOL audits or investigations by any Governmental Authority.
(c)   Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan and, to the Knowledge of the Company, each Benefit Plan sponsored or maintained by a professional employer organization has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code.
(d)   No Company Entity has incurred (whether or not assessed) or is subject to any payment, Tax penalty or other liability under the Patient Protection and Affordable Care Act and the Health Care and

Education Reconciliation Act, including under Section 4980H of the Code or with respect to the reporting requirements under Section 6055 or Section 6056 of the Code, in each case, except as would not result in material Liability to the Company Entities, taken as a whole.
(e)   Except as set forth in Schedule 4.13(e), all payments under the Benefit Plans that have become due have been made, in all material respects, on a timely basis.
(f)   No Company Entity nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the Transactions, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, Merger Sub, the Surviving Company or Acquiror or any of its Affiliates to any material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
(g)   None of the Company Entities nor any of their respective ERISA Affiliates have maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to), and no Benefit Plan is, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a multiple employer plan as described in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Company Entity has any liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(h)   No Company Entity contributes to, is required to contribute to, or has incurred any withdrawal liability (whether complete or partial), within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.
(i)   No Benefit Plan provides retiree or post-employment welfare benefits, including death, insurance or medical benefits, beyond termination of service or retirement other than coverage mandated by Law or any such benefits provided during any severance period following termination of employment under any employment agreements set forth on Schedule 4.13(i).
(j)   Except as expressly provided otherwise in this Agreement or as set forth in Schedule 4.13(j), the execution of, and performance of the Transactions will not, either alone or together with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or individual independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) result in, from or with respect to any Benefit Plan, to any employee, former employee, director, officer or individual independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, the payment of any “excess parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of the Company has any “gross up” or indemnification agreements or other assurance of reimbursement for any Taxes under Section 409A or Section 4999 of the Code.
(k)   There are no pending (to the Knowledge of the Company with respect to Benefit Plans sponsored or maintained by a professional employer organization), or to the Knowledge of the Company, threatened in writing, audits or investigations by any Governmental Authority involving any Benefit Plan and no pending (to the Knowledge of the Company with respect to Benefit Plans sponsored or maintained by a professional employer organization), or to the Knowledge of the Company, threatened in writing, material claims, suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan (in each case, except for routine claims for benefits payable in the normal operation of the Benefit Plans), nor, to the Knowledge of the Company, are there any facts which would reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.
(l)   No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to materially modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new material benefit plan, program or arrangement.

4.14   Labor Matters.   (a) No Company Entity is, as of the date hereof: (i) a party to or otherwise bound by any collective bargaining agreement; (ii) a party to, or to the Knowledge of the Company, threatened in writing by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. In the last year, no Company Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to the Knowledge of the Company, is any such action threatened. To the Knowledge of the Company, there is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.
(b)   Each Company Entity is, and for the last three (3) years has been, in compliance with all applicable Laws respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), unemployment insurance, mass layoffs (including the WARN Act), employee privacy, and classification of employees, consultants and independent contractors, except as any noncompliance has or would reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened, claims against any Company Entity on account of any labor or employment matter or action which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)   Except as set forth on Schedule 4.14(c), the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law.
(d)   For the prior three (3) years, no Company Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) or (ii) a “mass layoff” (as defined in the WARN Act) and no Company Entity has consummated any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign applicable Law.
(e)   Except as set forth in Schedule 4.14(e), in the prior three (3) years, no Company Entity has been party to a material settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by either (i) an officer of a Company Entity; or (ii) an employee of a Company Entity. Except as set forth in Schedule 4.14(e), and to the Knowledge of the Company, in the prior three (3) years, there have been no material allegations of sexual harassment by or against any employee of a Company Entity arising from their employment with a Company Entity.
(f)   To the extent the Company has Knowledge of any Company Entity employees or independent contractors that have tested positive for COVID-19, the Company Entities have taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such employees and independent contractors.
(g)   Schedule 4.14(g) sets forth a complete and correct list of all written agreements to which any Company Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary cash bonus, exceeds $150,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter made available to Acquiror) and any such agreements providing for severance, retention, change in control, transaction bonus or other similar payments (other than performance bonuses provided in accordance with the terms of the applicable offer letter) to such individuals (the “Employment Contracts”).
(h)   Schedule 4.14(h) accurately sets forth as of the date of this Agreement, by Company Entity, with respect to each current employee of any Company Entity (including any employee who is on a leave of absence, furlough or on layoff status): (i) the name; (ii) title; (iii) date of hire; (iv) annualized base compensation/hourly rate; and (v) all bonuses or other incentive compensation paid to such employee for 2019.

4.15   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.
(b)   All material amounts of Taxes shown due on any Tax Returns of the Company and its Subsidiaries and all other material amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.
(c)   Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   Each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.
(e)   Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(f)   Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(g)   Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(h)   Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.
(i)   There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(j)   None of the Company or any of its Subsidiaries have been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(k)   Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(l)   The classification of the Company’s Subsidiaries for U.S. federal income Tax purposes is set forth in Schedule 4.15(l).
(m)   Neither the Company nor any of its Subsidiaries is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(n)   Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.
(o)   To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(p)   The Company has not made an election under Section 965(h) of the Code.
(q)   Neither the Company nor any of its Subsidiaries has deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.
(r)   Except as set forth in Schedule 4.15(r), neither the Company nor any of its Subsidiaries has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise, other than the PPP Loan.
4.16   Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation, except as set forth on Schedule 4.16.
4.17   Insurance.   Schedule 4.17 contains a true and complete list of all material policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available to Acquiror. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy. (a) There are no outstanding claims under the Insurance Policies (other than ordinary course health/welfare claims); (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (c) in the past one (1) year, no notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (d) each Company Entity has not failed to obtain any category of insurance sought since January 1, 2018 due to refusal by all insurance carriers pursued, nor have any of its coverages been limited by any insurance carrier contrary to policy terms.
4.18   Real Property; Assets.
(a)   Neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.
(b)   Schedule 4.18(b) contains a true and correct list of all Leased Real Property including (i) the street address; (ii) the landlord, the rental amount currently being paid, and the expiration of the term; and

(iii) the current use of such property. The Company has made available to Acquiror true and correct copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. The Company or a Subsidiary of the Company has legal, valid existing leasehold estates or, as the case may be, leasehold interests, as tenant in all Leased Real Property. There is no lease, sublease, license, use, occupancy or similar agreement granting to any party (other than the Company or one of its Subsidiaries) any occupancy or use rights for any Leased Real Property. To the Knowledge of the Company, there is no pending or threatened condemnation or other proceeding with respect to any Leased Real Property. There has been no rent deferred under any Real Estate Lease Document due to the COVID-19 pandemic or otherwise that is currently unpaid or outstanding. No material capital improvements to the Leased Real Property have been planned or started by the Company or any Subsidiary of the Company that are not complete as of the date hereof. All of the Leased Real Property and tangible assets and properties of the Company and its Subsidiaries located on the Leased Real Property are in all material respects in serviceable operating condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its Subsidiaries as of the date hereof.
4.19   Environmental Matters.
Except as set forth in Schedule 4.19 and except as would not reasonably be expected to have a Material Adverse Effect:
(a)   the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, and have obtained and are in compliance with the terms and conditions of all Permits required under applicable Environmental Law to carry on their respective Business as it is being conducted, and to occupy and operate the Leased Real Property;
(b)   the Company and its Subsidiaries have not received any: (i) written notice or claim in respect of Environmental Laws or the violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved (or, if resolved, has any unfulfilled obligations);
(c)   to the Knowledge of the Company, there has been no Release of Hazardous Materials, in violation of Environmental Law, with respect to any Leased Real Property or any other location which would or would reasonably be expected to result in Liability to the Company or any of its Subsidiaries;
(d)   no Company Entity is subject to any Governmental Order relating to any non-compliance with or Liability under Environmental Laws or regarding any Hazardous Materials that remains outstanding or unresolved (or, if resolved, has any material unfulfilled obligations); and
(e)   no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Entity’s compliance with or Liability under Environmental Law.
The Company Entities have made available to the Acquiror all reports of environmental site assessments (including any Phase I or Phase II assessments), environmental investigations and remediations, environmental or health and safety audits, and other material environmental documents relating to the Leased Real Property or otherwise regarding any Company Entity, to the extent such report or document was prepared within the last five (5) years and is in the possession or under the control of any Company Entity.
4.20   Absence of Changes.
(a)   Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b)   Since the Interim Balance Sheet Date through the date of this Agreement, except (A) for actions taken (or omitted to be taken) as a result of COVID-19 or COVID-19 Measures, (B) as expressly contemplated or permitted by this Agreement or (C) as set forth on Schedule 4.20(b), (1) the Company and its Subsidiaries

have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (2) there has not been with respect to the Company Entities, any action taken that, if taken during the Interim Period without Acquiror’s consent would have constituted a breach of clauses (d), (f), (h), (i), (j), (r), (t), (v), (w) or (y) of Section 6.02 or clause (bb) of Section 6.02 (with respect to the foregoing clauses).
4.21   Affiliate Agreements.   Except in connection with the issuance of Company Options or Company Stock pursuant to arrangements set forth on Schedule 4.21 and the issuance of Company Common Shares and Company Preferred Shares to Company Stockholders pursuant to the applicable subscription agreements and otherwise set forth on Schedule 4.21, none of the Company or its Subsidiaries is a party to any transaction or Contract with any (i) present or former officer or director of any of the Company or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) to the Knowledge of the Company, an Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
4.22   Internal Controls.   The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) all assets, liabilities and transactions are accurately and timely recorded in all material respects and to maintain accountability for the assets and (b) transactions are executed and access to records is permitted only in accordance with management’s authorization. Since January 1, 2017, no officer, director or employee of any the Company or any of its Subsidiaries has (A) falsified any of the books, records or accounts of the Company or any of its Subsidiaries or (B) circumvented the internal accounting controls of the Company or any of its Subsidiaries or (C) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company and its Subsidiaries.
4.23   Permits.   Each of the Company and its Subsidiaries has all Permits (the “Material Permits”) that are required to own, lease or operate its properties, rights and assets and to conduct its business as currently conducted (including any permits granted by the Federal Aviation Administration or the U.S. Department of Transportation), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, taken as a whole. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in material compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24   Privacy and Data Security.
(a)   The Company Entities have a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information, or otherwise held or processed on its behalf and each Company Entity is and has been in material compliance with such privacy policy. The Company Entities have posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company Entities.
(b)   Without limiting the generality of Section 4.09, each Company Entity has in the past three (3) years materially complied with all applicable Laws regarding the collection, retention, use and protection of personal information.
(c)   Without limiting the generality of Section 4.12(b), each applicable Company Entity and, to the Knowledge of the Company, each other party thereto is in compliance with the terms of all Material Contracts relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(d)   No Person (including any Governmental Authority) has, in the past three (3) years, (i) commenced any Action against any Company Entity relating to any Company Entity’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of any Company Entity, or, (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint or investigation relating to such practices.
(e)   The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists, except for such violations that would not reasonably be expected to have a Material Adverse Effect.
(f)   The Company Entities have established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information against unauthorized access, use, modification, disclosure or other misuse.
(g)   Without limiting the generality of Section 4.11, the Business has not in the past three (3) years experienced any material loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information for which any Company Entity is the “controller” or similarly responsible under applicable Laws regarding the collection, retention, use and protection of personal information or otherwise held or processed on its behalf.
4.25   Information Supplied.   None of the information relating to the Company or its Subsidiaries furnished by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock, (iii) the time of the Acquiror Stockholders’ Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any change disclosed in writing by or on behalf of the Company to Acquiror or its counsel prior to such mailing date pursuant to Section 6.09 hereof. Notwithstanding the foregoing provisions of this Section 4.25, no representation, warranty or covenant is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not furnished by or on behalf of the Company in writing for inclusion or incorporation by reference therein, including any information furnished by or on behalf of Acquiror or Merger Sub in writing specifically for inclusion or incorporation by reference therein.

4.26   Acquiror Common Stock.   No Company Entity owns beneficially or of record any shares of Acquiror Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Acquiror Common Stock.
4.27   No Additional Representations and Warranties.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.
4.28   No Reliance.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THE COMPANY ACKNOWLEDGES THAT NONE OF ACQUIROR OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ACQUIROR OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY ACQUIROR AND MERGER SUB IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM ACQUIROR’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth (a) in the Schedules to this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (b) in the Acquiror SEC Documents filed or furnished by Acquiror (excluding any disclosures in such Acquiror SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each of Acquiror and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing as follows:
5.01   Organization and Qualifications; Subsidiaries.   Each of Acquiror and Merger Sub (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Acquiror and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and (upon obtaining the Acquiror Stockholder Approval) to consummate the transactions contemplated hereby and thereby. Acquiror does not have, and, since formation, has never had, any Subsidiaries other than Merger Sub.
5.02   Due Authorization.
(a)   Each of the Acquiror and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the Voting Matters, (w) with respect to the matters described in clause (i) of the definition of Voting Matters, the affirmative vote of the majority of the issued and outstanding Acquiror Common Stock and Acquiror Class B Common Stock, voting as a single class, (x) with respect to the matters described in clause (ii) of the definition of Voting Matters, (A) the affirmative vote of the majority of the shares of Acquiror Class B Common Stock then outstanding, voting separately as a single class, and (B) the majority of the issued and outstanding Acquiror Common Stock and Acquiror Class B Common Stock, voting as a single class, (y) with respect to the matters described in clauses (iii), (iv), (vi), (vii) and (viii) of the definition of Voting Matters, the affirmative vote of the majority of the issued and outstanding Acquiror Common Stock and Acquiror Class B Common Stock, voting as a single class, present in person or represented by proxy and entitled to vote thereon and (z) with respect to the matters described in clause (v) of the definition of Voting Matters, the affirmative vote of a plurality of the votes cast by the Acquiror Stockholders present in person or represented by proxy and entitled to vote thereon (the “Acquiror Stockholder Approval”).
(b)   The execution, delivery and performance by Acquiror and Merger Sub of this Agreement, and each Ancillary Agreement to which Acquiror or Merger Sub is a party, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Acquiror and Merger Sub and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which Acquiror or Merger Sub is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of the Voting Matters, to the receipt of the Acquiror Stockholder Approval. The Acquiror Stockholder Approval and, in the case of Merger Sub, the approval of Acquiror, its sole stockholder, are the only votes or consents of the holders of any class or series of the Acquiror’s or Merger Sub’s capital stock, as applicable, required to approve and adopt the Voting Matters and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to which Acquiror or Merger Sub is a party will be, duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(c)   The board of directors of the Acquiror and the Merger Sub, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Acquiror and Merger Sub and the stockholders of Acquiror and Merger Sub, as applicable, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Transactions, including the Merger, in accordance with the DGCL and the Organizational Documents of each of Acquiror and Merger Sub, (iii) directed that the Transactions, including the Merger, be submitted to the stockholders of the Acquiror and Merger Sub for approval, and (iv) resolved to recommend that their respective stockholders approve the Transactions, including the Merger.

5.03   No Conflict; Consents.
(a)   Except as set forth in Schedule 5.03(a), assuming the Acquiror Stockholder Approval is obtained and the effectiveness of the Acquiror A&R Charter, the execution, delivery, and performance by Acquiror and Merger Sub of this Agreement, and any Ancillary Agreement to which Acquiror or Merger Sub is a party, and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law, Permit or Governmental Order applicable to Acquiror or Merger Sub, (b) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Acquiror or Merger Sub, as the same may be amended from time to time, (c) require the consent or notice by any Person under, conflict with, result in a violation or breach of any provision of or the loss of any benefit under, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration or termination of or create in any party the right to accelerate, terminate, modify or cancel or amend any Contract to which Acquiror or Merger Sub is a party or by which it may be bound, or (d) result in the creation or imposition of any Lien of any nature whatsoever upon any assets or property of Acquiror or Merger Sub, except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to have an adverse effect on Acquiror and Merger Sub, taken together, that is material individually or in the aggregate.
(b)   Except as set forth in Schedule 5.03, no consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Authority or notice approval, consent, waiver or authorization from any Governmental Authority is required to be obtained or made by Acquiror or Merger Sub in connection with the execution, delivery and performance by Acquiror and Merger Sub of this Agreement or any Ancillary Agreement to which Acquiror or Merger Sub is a party or the taking by Acquiror or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the Securities Act, the Exchange Act, the HSR Act and any other applicable Antitrust Law.
5.04   Capitalization.   As of the Business Day immediately prior to the date of this Agreement:
(a)   As of the date of this Agreement, the authorized capital stock of the Acquiror consists of 110,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of Acquiror Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock. As of the date of this Agreement, the issued and outstanding capital stock of the Acquiror consists of 34,375,000 shares of capital stock, consisting of (A) 27,500,000 shares of Acquiror Common Stock issued and outstanding, (B) 6,875,000 shares of Acquiror Class B Common Stock issued and outstanding, and (C) no shares of Acquiror Preferred Stock issued and outstanding. As of the date of this Agreement, the Company has 14,166,667 warrants outstanding, each such warrant entitling the holder thereof to purchase one share of Acquiror Common Stock.
(b)   Acquiror owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. All of the outstanding equity interests of Merger Sub have been duly authorized and validy issued and are fully paid and nonassessable. Except as described in the Acquiror SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Acquiror or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, restricted share units, contingent value rights or other arrangements or commitments obligating either Acquiror or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Liens to be created or suffered on the capital stock (or other equity securities) of either Acquiror or Merger Sub, other than Liens created by Company. Except as described in the Acquiror SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Acquiror or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Acquiror or any Subsidiary of Acquiror including Merger Sub. Neither Acquiror nor Merger Sub owns, directly or indirectly, any interest or investment (whether equity or debt) in any other Person, other than Acquiror’s ownership of all of the outstanding interests in Merger Sub.

(c)   The shares of Acquiror Common Stock to be issued pursuant to this Agreement, subject to the Acquiror Stockholder Approval and the effectiveness of the Acquiror Charter Amendments, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.
(d)   Except as described in the Acquiror SEC Documents, there are no outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Acquiror and/or any of its Subsidiaries.
5.05   Litigation and Proceedings.   There are no pending or, to the Knowledge of Acquiror, threatened, Actions and, to the Knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror or Merger Sub, or otherwise affecting Acquiror or Merger Sub or their assets, including any condemnation or similar proceedings (or, to the Knowledge of the Acquiror, against any of the officers or directors of Acquiror or Merger Sub related to their business duties, which interfere with their business duties, or as to which Acquiror or Merger Sub has any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to such party in excess of $500,000. Neither Acquiror nor Merger Sub or any material property, asset or business of Acquiror or Merger Sub is subject to any Governmental Order, or, to the Knowledge of the Acquiror, any continuing investigation by, any Governmental Authority.
5.06   Compliance with Laws.
(a)   Each of Acquiror and Merger Sub is now, and since its inception has been, in compliance in all respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its business, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Acquiror and Merger Sub, taken as a whole.
(b)   (i) The Acquiror and Merger Sub, and, to the Knowledge of the Acquiror, their respective officers, directors, employees, agents, and representatives, in each case, acting on behalf of Acquiror or Merger Sub, are currently, and since May 24, 2019 have been, in compliance in all material respects with applicable Anti-Corruption Laws and U.S. Trade Laws, (ii) none of the Acquiror or Merger Sub are engaging in any activities that would reasonably be expected to result in a material violation of U.S. Trade Laws, (iii) neither Acquiror nor Merger Sub has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or U.S. Trade Laws and (iv) neither Acquiror nor Merger Sub has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law or U.S. Trade Laws.
5.07   SEC Filings and Financial Statements.
(a)   Acquiror has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Acquiror SEC Documents”). As of their respective effective dates (in the case of Acquiror SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Acquiror SEC Documents), the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements and notes of Acquiror contained or incorporated by reference in the Acquiror SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Documents. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.
(c)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of the Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls and, to the Knowledge of the Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   Since the date of the latest Form 10-Q of Acquiror filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect.
5.08   NASDAQ Listing.   The Acquiror Common Stock, the Acquiror Warrants and the Acquiror Units are each listed on NASDAQ. Acquiror is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Acquiror Common Stock, Acquiror Warrants and the Acquiror Units thereon and there is no action or proceeding pending or, to the Knowledge of the Acquiror, threatened against Acquiror by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Acquiror Common Stock, Acquiror Warrants or the Acquiror Units on NASDAQ.
5.09   Reporting Company.   Acquiror is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act.
5.10   Investment Company.   Acquiror is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.11   Transactions with Related Parties.   Except as disclosed in the Acquiror SEC Documents, there are no transactions, agreements, arrangements or understandings or Contracts between Acquiror, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Acquiror (including the Sponsor or any Sponsor Related Person), on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (collectively “Acquiror Affiliate Agreements”). As of the date hereof, there are no amounts outstanding under the Sponsor Loan.
5.12   Trust Account.   As of September 30, 2020, Acquiror had $277,272,759 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of the Acquiror, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the Knowledge of the Acquiror, the Trustee. There are no side letters and (except for the Trust Agreement) there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriters of Acquiror’s initial public offering and (B) holders of Acquiror Common Stock who have elected to redeem their Acquiror Common Stock in accordance with the Acquiror’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except in accordance with the Trust Agreement. There is no Action pending, or to the Knowledge of the Acquiror, threatened with respect to the Trust Account.
5.13   Taxes.
(a)   All income and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.
(b)   All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.
(c)   Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.
(e)   Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(f)   Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g)   Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.
(h)   There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.
(i)   Acquiror has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Acquiror). Acquiror does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or (ii) as a transferee or successor.
(j)   Acquiror is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).
(k)   Acquiror has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(l)   To the Knowledge of the Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
5.14   Title to Property.   Except as set forth on Schedule 5.14, neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property other than as set forth in the Amended Sponsor Agreement or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
5.15   Subscription Agreements.   The Acquiror has delivered to the Company true, correct and complete copies of the fully executed Subscription Agreements pursuant to which the investors parties thereto (the “PIPE Investors”) have committed, subject to the terms and conditions therein, to purchase an aggregate of 12,500,000 shares of Acquiror Common Stock at the Reference Price. Subscription Agreements to purchase an aggregate of 12,500,000 shares of Acquiror Common Stock are in full force and effect and are the legal, valid and binding agreement of the Acquiror and each applicable PIPE Investor, enforceable in accordance with its terms. None of the PIPE Investors has withdrawn, terminated, amended or modified its Subscription Agreement since the date of delivery hereunder and prior to the execution of this Agreement, and, to the Knowledge of the Acquiror, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Subscription Agreements have not been withdrawn, terminated or rescinded by the PIPE Investors in any respect. As of the date hereof, there are no side letters or Contracts to which Acquiror or Merger Sub is a party related to the provision or funding, as applicable, of the purchases contemplated by the PIPE Investors or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Subscription Agreements. Acquiror has, and to the Knowledge of Acquiror as of the date hereof, the PIPE Investors have, complied with all of their respective obligations under the Subscription Agreements. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Subscription Agreements, other than as expressly set forth in the Subscription Agreements. To the Knowledge of the Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or any of the PIPE Investors, (ii) assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or (iii) assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, result in any portion of the amounts to be paid by the PIPE Investors in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 7.01 and Section 7.02 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.
5.16   Brokers’ Fees.   Except for fees described on Schedule 5.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.
5.17   Information Supplied.   The information relating to Acquiror and the Merger Sub furnished by or on behalf of Acquiror and the Merger Sub in writing specifically for inclusion in the Proxy Statement will not, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock, (iii) the time of the Acquiror

Stockholders’ Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading , except for any change disclosed in writing by or on behalf of Acquiror to the Company or its counsel prior to such mailing date pursuant to Section 6.09 hereof. Notwithstanding the foregoing, Acquiror and the Merger Sub make no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company Entities in writing specifically for inclusion or incorporation by reference in the Proxy Statement.
5.18   Business Activities. Since its respective organization, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement.
5.19   Application of Takeover Protections.   Acquiror and the Acquiror Board have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror’s Organizational Documents or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Company, Acquiror and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of Acquiror’s issuance of the Merger Consideration.
5.20   Merger Consideration.   All Merger Consideration to be issued and delivered in connection with the Closing to the Company Stockholders shall be, upon issuance and delivery of such Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens and preemptive or similar rights. A number of shares of Company Common Stock equal to the aggregate number of shares of Company Common Stock issuable upon exercise of the Assumed Options shall be reserved for issuance as of the Closing.
5.21   Employees.   Other than the officers and directors listed in the reports required to be filed or furnished with the SEC by the Acquiror, the Acquiror has never had any employees. Other than reimbursement of any out of-pocket expenses incurred by the Acquiror’s officers and directors in connection with activities on the Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by the Acquiror outside of the Trust Account, the Acquiror has no unsatisfied liability with respect to any employee. The Acquiror does not currently maintain or have any liability under any compensation or benefit plan, program, contract, or arrangement (whether written or unwritten). The execution of, and performance of the Transactions will not either alone or together with any other event(s) (i) result in any payment becoming due to any employee, former employee, director, officer, or individual independent contractor of the Acquiror, (ii) increase any amount of compensation or benefits otherwise payable to the Acquiror, or (iii) result in the payment of any “excess parachute payment” under Section 280G of the Code to any employee, former employee, director, officer or individual independent contractor of the Acquiror.
5.22   No Other Representations or Warranties.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, NEITHER ACQUIROR NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO ACQUIROR, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.
5.23   No Reliance.   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES), ACQUIROR AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES OR MINORITY INTEREST ENTITY, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY OR MINORITY INTEREST ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY ENTITIES OR MINORITY INTEREST ENTITY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION

PROVIDED TO ACQUIROR OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ACQUIROR AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT, THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) AND IN ANY ANCILLARY AGREEMENT SHALL HAVE ANY LEGAL EFFECT, AND THAT ACQUIROR AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO ACQUIROR, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE ACQUIROR’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.
ARTICLE VI
COVENANTS
6.01   Access and Information.   From the date hereof until the earlier of the Closing and the date this Agreement is validly terminated in accordance with Article VIII (such period, the “Interim Period”), the Company shall (and shall cause the other Company Entities to): (i) permit Acquiror and Merger Sub, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to the Company Entities’ respective officers, employees, agents, properties and facilities and books and records; provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company Entities, and provided further that in no event shall Acquiror, Merger Sub, or their respective advisers or other representatives be permitted to undertake any intrusive environmental investigation, testing or sampling of any of the properties or facilities; (ii) furnish, or cause to be furnished, to Acquiror financial and material operating data and other material information (including Tax information) concerning any Company Entity or the business, properties, contracts, assets, liabilities, personnel and other aspects of any Company Entity as Acquiror may from time to time reasonably request in writing, subject to applicable Law. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Joint Nondisclosure Agreement, dated September 9, 2020, between KSL Capital Partners Management V, LLC and the Company (the “Confidentiality Agreement”), and any information provided pursuant to this Section 6.01 shall be subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the Company Entities shall not be required to take any action, provide any access or furnish any information that the Company in good faith reasonably believes after consultation with outside legal counsel would be reasonably likely to cause or constitute a waiver of the attorney-client or other privilege or violate any Contract to which the Company Entity is a party or bound, provided that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the waiver of the attorney-client or other privilege or violate any Contract, as applicable.
6.02   Conduct of Business by the Company.   During the Interim Period, except (i) as otherwise provided for or permitted in this Agreement or any Ancillary Agreement or as required by applicable Law, (ii) in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 (including in response to any COVID-19 Measures),

(iii) consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) as set forth in Schedule 6.02, the Company covenants and agrees that it shall, and shall cause each Company Entity to, use commercially reasonable efforts to operate the Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other Persons having a material business relationship with any Company Entity. Without limiting the foregoing, except (A) as otherwise provided for or permitted in this Agreement or any Ancillary Agreement or as required by applicable Law, (B) as consented to in writing by Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), (C) in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 (including in response to any COVID-19 Measures) or (D) as set forth in Schedule 6.02, during the Interim Period, the Company shall not, and shall cause each other Company Entity not to take or permit to occur any of the following actions:
(a)   amendment or modification of, or change to, the Organizational Documents of the Company or any of its Subsidiaries;
(b)   split, combination, recapitalization or reclassification of any shares of its capital stock (or other equity security);
(c)   issuance, sale or other disposition of any equity security or grant of any options (other than awards of Company Common Shares, Restricted Company Shares and/or Company Options to the individuals listed on Schedule 6.02(c) and new employees, not to exceed an aggregate of 1,600,000 shares), warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of any Company Entity other than issuances of Company Common Shares upon exercise of a Company Option outstanding as of the date hereof (or to be issued in accordance with this Section 6.02(c)) in accordance with its terms;
(d)   making, declaration or payment of any dividends or distributions (whether in cash, stock or otherwise) on or in respect of any of its capital stock (or other equity security); or redemption, purchase or acquisition of its capital stock (other than distribution or dividend from a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company);
(e)   material change in the Company Entities’ cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, payment and prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, other than as required by GAAP;
(f)   material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP, Securities Laws and regulations or PCAOB standards;
(g)   material adverse change to any Company Entity’s privacy policy or security policy except as required by applicable Law;
(h)   incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $100,000 by the Company or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business;
(i)   transfer, assignment, sale or other disposition of any tangible or intangible asset shown or reflected in the balance sheet with a value in excess of $100,000 individually or $250,000 in the aggregate, or cancellation of any debts due to the Company with a value in excess of $250,000 individually or $500,000 in the aggregate;
(j)   capital investment in, or any loan to, any other Person, not in the ordinary course of business, and in excess of $500,000 individually, although any such investment, or loan in excess of $100,000 individually not in the ordinary course of business shall require the prior consultation with Acquiror; provided, however, that the aggregate amount of capital investments in, and loans to, any other Person shall not exceed $2,500,000, whether or not in the ordinary course of business;
(k)   transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any material Owned Intellectual Property;
(l)   other than in the ordinary course of business consistent with past practice, entry into, acceleration, termination (excluding any expiration in accordance with its terms), material modification to or cancellation of any Material Contract or Company IP Agreement or waiver or release of any material rights, claims or benefits under any Material Contract or Company IP Agreement;
(m)   capital expenditure in excess of $500,000 of the amounts set forth in the capital expenditure budget made available to the Acquiror, although any such expenditures in excess of $100,000 shall require the prior consultation of Acquiror, other than, in each case, in the ordinary course of business; provided, however, that the aggregate amount of capital expenditures shall not exceed $2,500,000, whether or not in the ordinary course of business;
(n)   imposition of any material Lien upon any of the Company Entities’ properties, capital stock or assets, tangible or intangible;
(o)   except as required by applicable Law or the terms of a Benefit Plan in effect as of the date hereof (A) increase in the compensation or benefits payable to or in respect of a Management Employee (B) establishment, adoption, entry into, amendment, modification, termination or taking any action to accelerate rights under any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof (except to the extent necessary to issue awards of Company Common Shares, Restricted Company Shares, and/or Company Options to the individuals listed on Schedule 6.02(c) and new employees, not to exceed an aggregate of 1,600,000 shares), (C) acceleration of the vesting, settlement or payment (or otherwise fund or secure any payment or settlement) of any compensation or benefit for any Management Employee, (D) grant or provision of any severance or termination payments or benefits to any Management Employee or increase the amount payable in respect of any such payments or benefits, (E) entry into any new Employment Contract with any Management Employee or with any new officer, employee, individual contractor or individual consultant with annual base compensation in excess of $200,000 or that would have similar levels of oversight and responsibility as a Management Employee, or (F) hiring any officer, employee, individual independent contractor or individual consultant of any Company Entity with an annual base compensation in excess of $200,000 or that would have similar levels of oversight and responsibility as a Management Employee;
(p)   adverse employment action (including layoffs, furloughs, wage reductions or deferrals) in respect of any Management Employee, in each case, except for termination for “cause”;
(q)   establishment, adoption, amendment, modification or termination of any collective bargaining agreement;
(r)   any loan or advance to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees or, to the Knowledge of the Company, any Affiliate or family member thereof, or entry into, or modification or termination of, any material transaction, agreement or arrangement with any of its stockholders or current or former directors or officers or any Affiliate or family member thereof, other than advances to employees made in the ordinary course of business consistent with past practice;
(s)   entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;
(t)   except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(u)   purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually, although any such purchase, lease or acquisition in excess of

$100,000 shall require the prior consultation with Acquiror), except, in each case, for any purchases or leases of property, assets, inventory, services and supplies in the ordinary course of business consistent with past practice; provided, however, that the aggregate amount of purchases, leases or acquisitions not exceed $2,500,000 (which shall be calculated based on good faith estimate of the expense incurred or to be incurred during the period between the date of such purchase, lease or acquisition and Closing), whether or not in the ordinary course of business;
(v)   acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(w)   action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (A) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (B) would reasonably be expected to have the effect of materially increasing the Tax liability of Acquiror or any Subsidiary in respect of any post-Closing Tax period;
(x)   except as set forth on Schedule 6.02(x), payment, discharge, compromise, waiver, release, assignment or settlement of any material rights or pending or threatened Actions (whether civil, criminal, administrative or investigative) against the Company or any of its Subsidiaries (A) involving payments in excess of $300,000 in any instance or in excess of $1,000,000 in the aggregate, (B) seeking injunctive or other equitable relief which imposes any materially adverse restrictions on the operations of any Company Entity, (C) by any of the Company Stockholders or their Affiliates (other than employment related claims arising in the ordinary course of business consistent with past practice), or (D) which relates to the transactions contemplated by this Agreement;
(y)   entry into, renewal, modification or amendment of any Company Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted a Company Affiliate Agreement);
(z)   voluntary failure to maintain coverage under any insurance on the terms or for the amount of coverage no less favorable than as currently maintained with respect to the Company and its Subsidiaries and their assets and properties;
(aa)   any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or
(bb)   authorization of, or commitments or agreements to do, any of the foregoing.
6.03   Conduct of Business by Acquiror.   During the Interim Period, except (i) as otherwise provided for or permitted in this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Investment) or as required by applicable Law, (ii) consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) or as set forth in Schedule 6.03, Acquiror and Merger Sub covenant and agree that they shall operate in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other Persons having a material business relationship with Acquiror or Merger Sub. Without limiting the foregoing, except (x) as otherwise provided for or permitted in this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Investment) or as required by applicable Law, (y) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Schedule 6.03, during the Interim Period, neither Acquiror nor Merger Sub shall take or permit to occur any of the following actions:
(a)   amendment or modification of, or change to, its Organizational Documents, other than the Acquiror Charter Amendment;
(b)   split, combination, recapitalization or reclassification of any shares of its capital stock (or other equity security), other than as contemplated in connection with (i) the PIPE Investment or (ii) the redemption of Acquiror Units and Acquiror Common Stock as part of the Merger and as required by the Acquiror Organizational Documents;

(c)   issuance, sale or other disposition of any equity security (other than upon valid exercise of warrants outstanding as of the date of this Agreement) or grant, redemption or amendment of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity security, other than as contemplated by the PIPE Investment;
(d)   making, declaration or payment of any dividends or distributions (whether in cash, stock or otherwise) on or in respect of any of its capital stock (or other equity security); redemption, purchase or acquisition of its capital stock, other than as contemplated in connection with the redemption of Acquiror Units and Acquiror Common Stock as part of the Merger and as required by the Acquiror Organizational Documents;
(e)   material change in any of its methods of accounting or accounting practice, except as required by GAAP, Securities Laws and regulations or PCAOB standards;
(f)   incurrence, assumption or guarantee of any indebtedness for borrowed money (except for borrowings under the Sponsor Loan to the extent required to pay costs relating to the Transactions; provided that either such amounts shall be repaid to the Sponsor in cash or Acquiror shall first pay any such costs from available cash or cash equivalents available to it, which for the avoidance of doubt, shall not include any amounts in the Trust Account);
(g)   any capital investment in, or any loan to, any other Person;
(h)   entry into, or acceleration, termination, waiver of any right under, material modification to or cancellation of any material Contract to which Acquiror is a party or by which it is bound that is not in accordance with the terms of such material Contract, except in the ordinary course of Acquiror’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the Transactions;
(i)   imposition of any material Lien upon any of the properties, capital stock or assets, tangible or intangible, of Acquiror or Merger Sub;
(j)   any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers, except as contemplated by Schedule 6.03(j);
(k)   (i) grant of any bonuses, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, or directors, other than as required by a written agreement disclosed to the Company before the date of this Agreement or as required by applicable Law, (ii) change in the terms of employment for any employee, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer or director; (iv), hire any employees, officers, managers or directors, or (v) other than in the ordinary course of Acquiror’s operations consistent with past practice and in connection with and furtherance of the Merger and the transactions contemplated by this Agreement, hire or engage any consultants or contractors;
(l)   other than the Equity Incentive Plan, adoption, written acceptance of liability under, modification or termination of (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA or (ii) any other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control, health, life, disability, group insurance, vacation, holiday or material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by Acquiror or Merger Sub, or with respect to which Acquiror or Merger Sub has any liability, for the benefit of any current or former employee, director or officer of such Person;
(m)   adverse employment action (including layoffs, furloughs, wage reductions or deferrals) in respect of any officer, employee or independent contractor’s service, compensation or benefits, in each case, except termination for “cause” or performance reasons;

(n)   except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(o)   action by Acquiror or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with Acquiror’s or Merger Sub’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Acquiror or any Subsidiary in respect of any post-Closing Tax period;
(p)   any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;
(q)   entry into, renewal, modification or amendment of any Contract with the Sponsor or a controlled Affiliate thereof;
(r)   amendment, modification or termination of any Subscription Agreement other than in accordance with its terms or the entry into any side letters or Contracts related to the provision or funding, as applicable, of the purchases contemplated by the PIPE Investors; or
(s)   authorization of, or commitments or agreements to do, any of the foregoing.
6.04   Regulatory Approvals; HSR Act.
(a)   Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its controlled Affiliates and the Sponsor in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each party hereto shall not willfully take any action that such party knows or could reasonably expect will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)   Without limiting the generality of the foregoing, each party hereto shall, as promptly as reasonably practicable (but in no event later than fifteen (15) Business Days after the date hereof), make, or cause or be made, all filings and submissions under the HSR Act to consummate the transactions contemplated hereunder, and request early termination of the applicable waiting periods in respect thereof. Each party hereto shall furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by such party pursuant to any Antitrust Law. Each party shall (i) substantially comply with any requests for information or documents and (ii) request early termination of any waiting period under the HSR Act. Each party shall promptly notify the other party of any substantive communication with, and furnish to the other party copies of any notices or written communications received by, such party or any of its controlled Affiliates and the Sponsor and any third party or any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other party an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its controlled Affiliates or the Sponsor to any Governmental Authority concerning the Transactions; provided, that such party shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other party. Each party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.04 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the relevant party or other competitively sensitive material; provided that a party may, as it deems advisable and necessary, designate any materials provided to the other party under this Section 6.04 as “outside counsel only,” in which case such material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to the employees, officers, or directors of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Each of the Company and Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.
(c)   Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use reasonable best efforts (i) to respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) to take all other actions necessary, proper, or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to avoid the imposition of any Governmental Order that adversely affects the ability of the parties hereto to consummate the transactions contemplated by this Agreement or any Ancillary Agreement and if any such Governmental Order has been issued, to have such Governmental Order vacated or lifted; provided, that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement. Acquiror and the Company shall coordinate with respect to the overall strategy for obtaining the necessary regulatory approvals, including with respect to any filings, notifications, submissions, and communications with or to any Governmental Authority.
(d)   All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereto hereunder in advance of any filing, submission or attendance, it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(e)   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, (A) nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Sponsor Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (other than such information with respect to the officers and directors of the Sponsor which may be provided to a Governmental Authority on a confidential basis) or (B) any other nonpublic, proprietary or other confidential information of a Sponsor Related Person that exceeds the scope of information that such Sponsor Related Person has historically supplied in connection with a similar governmental filing or notification.
(f)   This Section 6.04 shall not apply in respect of the Registration Statement and any Other Filings, which shall be governed by Section 6.09.
6.05   Third Party Consents.   The Company and Acquiror shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Schedule 4.02 and Schedule 4.03; provided, that the Company and Acquiror shall use commercially reasonable efforts to obtain the consents described in Schedule 6.05 prior to the Closing. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to the Company and Acquiror, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party hereto reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party hereto reasonably promptly after the making thereof. Notwithstanding anything to the contrary, neither party hereto shall be obligated to pay any costs or expenses (other than de minimis costs) to third parties with respect to such consents, waivers, approvals and notices for Contracts.
6.06   No Acquiror Common Stock Transactions.   During the Interim Period, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use reasonable best efforts to cause the Company Major Stockholders to comply with the foregoing sentence.
6.07   Public Announcements.   Except as otherwise provided herein, the timing and content of all public announcements or public communication regarding any aspect of this Agreement, the Merger and the other Transactions, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Acquiror; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange). Notwithstanding the foregoing, each party hereto shall use its reasonable best efforts to consult with the other parties hereto prior to any such public announcement or communication and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith), and shall in any event promptly provide the other parties hereto with copies of any such public announcement. Notwithstanding the foregoing, communications by any party hereto to its directors, officers, employees, counsel, accountants or other advisors, or communications with third parties to the extent necessary for the purpose of seeking any third-party consent shall not be deemed a public announcement for purposes of this Section 6.07.
6.08   Company Stockholder Consent.
(a)   The Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approval pursuant to irrevocable written consents of the Company Stockholders in a form reasonably acceptable to Acquiror (the “Written Consent”) as promptly as practicable, and in any event within ten (10) Business Days, after the Registration Statement is declared effective by the SEC. The materials submitted to the Company Stockholders in connection with the Written Consent shall include the Company Board Recommendation; provided, however, that the Company Board may withdraw, qualify or modify the Company Board Recommendation with respect to the Written Consent if the Company Board reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary duties under applicable Law. The Company acknowledges that its obligations hereunder to solicit the Company Stockholder Approval pursuant to the Written Consent as provided hereunder shall apply notwithstanding any withdrawal, qualification or modification of the Company Board’s recommendation in accordance with the terms hereof. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Acquiror.
(b)   Promptly following receipt of the Written Consent, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) include a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other Transactions, and (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the bylaws of the Company. All materials submitted to the Company Stockholders in accordance with this Section 6.08(b) shall be subject to Acquiror’s advance review and approval (not to be unreasonably withheld, conditioned or delayed).
6.09   Proxy Statement; Acquiror Stockholders’ Meeting.
(a)   As promptly as reasonably practicable after receipt of the PCAOB Audited Financials, Acquiror and the Company shall jointly prepare and file a registration statement on Form S-4 with the SEC (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement / prospectus of Acquiror (as such filing is amended or supplemented, the “Proxy Statement”) and a consent solicitation statement of the Company (as such filing is amended or supplemented, the “Consent Solicitation Statement”), for the purposes of (A) registering under the Securities Act the Merger Consideration (the “Registration Shares”), (B) providing Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in connection with the Merger, (C) soliciting proxies from Acquiror Stockholders to obtain the requisite approval of the Transactions and the Equity Incentive Plan and the other matters (including the Voting Matters) to be voted on at a meeting of the holders of Acquiror Common Stock to be called and held for such purpose (the “Acquiror Stockholders’ Meeting”) and (D) soliciting the written consent of the Company’s shareholders to, among other things, the Transactions. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Acquiror and the Company shall notify the other promptly upon the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any other filings required under the Exchange Act, the Securities Act or any other Securities Laws relating to the Transactions (collectively, the “Other Filings”) or for additional information. As promptly as practicable after receipt thereof, each of Acquiror and the Company shall provide the other and its counsel with copies of all written correspondence between Acquiror, the Company or any of their respective representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any Other Filing. Each of Acquiror and the Company and their respective counsel shall have the opportunity to review the Registration Statement, the Proxy Statement, the Consent Solicitation Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with each other and their respective advisors concerning any comments from the SEC with respect thereto; provided, further that each of Acquiror and the Company shall reasonably consider and take into account the suggestions, comments or opinions of the Company, Acquiror and their respective advisors, and neither Acquiror nor the Company shall file the Registration Statement, the Proxy Statement, the Consent Solicitation Statement, or any exhibits, amendments or supplements thereto, or any Other Filings, or any response letters to any comments from the SEC with respect to any of the foregoing without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Whenever any event occurs which would reasonably be expected to result in the Registration Statement, the Consent Solicitation Statement or the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Acquiror or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Acquiror Stockholders, an amendment or supplement to the Registration Statement and/or the Proxy Statement. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Registration Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Acquiror and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Acquiror shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registration Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Stock as may be reasonably requested in connection with any such actions.
(b)   The Proxy Statement will be sent to Acquiror Stockholders as soon as practicable following the date on which the Registration Statement is declared effective by the SEC (but in any event, within five (5) Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other Transactions; (ii) an amendment and restatement of Acquiror’s certificate of incorporation and an amendment to Acquiror’s bylaws, respectively, in substantially the form of

Exhibit E (the “Acquiror A&R Charter”) and Exhibit F (the “Acquiror A&R Bylaws”) attached hereto, to increase the authorized number of shares of Acquiror Common Stock, change the name of Acquiror, and remove provisions therein no longer applicable following the consummation of the Merger (the “Acquiror Charter Amendments”); (iii) approval as required by the applicable NASDAQ or NYSE (or another nationally recognized stock exchange if consented to in writing by the Company pursuant to Section 6.17(c)) listing rules of the issuance and sale of shares of Acquiror Common Stock to be issued as Merger Consideration and pursuant to the Subscription Agreements; (iv) approval of the Equity Incentive Plan; (v) the election of the individuals listed on Schedule 2.07(a) as directors of Acquiror; (vi) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; (vii) ratification of the Acquiror’s independent registered public accounting firm and any other matters as would properly come before the Acquiror’s annual meeting of Acquiror Stockholders; and (viii) the adjournment of the Acquiror Stockholders’ Meeting (the matters described in clauses (i) through (viii), shall be referred to as the “Voting Matters”).
(c)   The Company shall provide Acquiror, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement, the Consent Solicitation Statement and the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Acquiror Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Registration Statement and the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. In addition, Acquiror shall provide to the Company, as promptly as reasonably practicable, with such information concerning the Acquiror as may be necessary for the information concerning the Acquiror in the Registration Statement and the Proxy Statement to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Acquiror Stockholders’ Meeting. The information relating to the Acquiror furnished by or on behalf of the Acquiror for inclusion in the Registration Statement and the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Acquiror Common Stock or at the time of the Acquiror Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror shall use reasonable best efforts to ensure that the Registration Statement and the Proxy Statement do not, as of the date on which the Proxy Statement is distributed to the holders of Acquiror Common Stock, and as of the date of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Acquiror shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by a Company for inclusion in the Registration Statement and the Proxy Statement).
(d)   Acquiror shall include in the Registration Statement and the Proxy Statement the recommendation of its board of directors that the holders of Acquiror Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters (the “Acquiror Recommendation”) and shall otherwise act in good faith and solicit and use reasonable best efforts to obtain the Acquiror Stockholder Approval, including setting a record date, calling the Acquiror Stockholders’ Meeting, mailing the Proxy Statement to its shareholders on a timely basis, and holding the Acquiror Stockholders’ Meeting; provided, however, that Acquiror Board may, withdraw, qualify or modify the Acquiror Recommendation if the Acquiror Board reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under applicable Law. Acquiror acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Acquiror Stockholders’ Meeting and solicit the Acquiror Stockholder Approval as provided hereunder shall apply notwithstanding any withdrawal, qualification or modification of the Acquiror Board’s recommendation in accordance with the terms hereof. If on the date for which the Acquiror Stockholders’ Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror may make one or more successive postponements or adjournments of the Acquiror Stockholders’ Meeting with the Company’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
6.10   Director and Officer Indemnification.
(a)   From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of Acquiror, Merger Sub and each Company Entity (each, a “Indemnified Person”) against any and all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror, Merger Sub or any Company Entity, as the case may be, would have been permitted under applicable Law and their respective Organizational Documents to indemnify such Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Indemnified Persons than the provisions in the Company’s or the Acquiror’s Organizational Documents, as applicable, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company to honor, each of the covenants in this Section 6.10.
(b)   Acquiror shall obtain a six (6)-year “tail” policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (each, a “Company Insured Person”) with aggregate coverage of no less than $15 million and containing such other terms not less favorable than the terms of such current insurance coverage with respect to claims alleging wrongful acts occurring at or prior to the Effective Time (except that in no case shall Acquiror be required to pay a premium for such “tail” policy in excess of 300% of the aggregate annual premium payable by the Company for the Company’s current directors’ and officers’ liability insurance policies); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Acquiror shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)   Acquiror shall obtain a six (6) year “tail” policy covering those Persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policies (each, an “Acquiror Insured Person”) containing terms not less favorable than the terms of such current insurance coverage with respect to claims alleging wrongful acts occurring at or prior to the Effective Time (except that in no case shall Acquiror be required to pay a premium for such “tail” policy in excess of 300% of the aggregate two-year premium payable by the Acquiror for the Acquiror’s current directors’ and officers’ liability insurance policies); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Acquiror shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(d)   Acquiror and the Company shall use their commercially reasonable efforts to ensure that the Acquiror shall, with effectiveness as of the Effective Time, obtain directors’ and officers’ liability insurance covering the Persons who will be directors and officers of the Acquiror and its Subsidiaries as of the Effective Time and thereafter on terms that are consistent with market standards.
(e)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.10. The obligations of Acquiror and the Surviving Company under this Section 6.10 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 6.10 applies without the consent of the affected Person.
6.11   Form 8-K Filings.   Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Acquiror shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that Acquiror shall accept reasonable comments of the Company to such Form 8-K prior to filing. Acquiror and the Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, Acquiror shall prepare and use reasonable best efforts to provide to the Company for review at least five (5) days prior to the Closing, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the Transactions pursuant to Form 8-K (“Transaction Form 8-K”). Prior to Closing, Acquiror and the Company shall jointly prepare the press release announcing the consummation of the Transactions (“Press Release”). Promptly following the Closing, Acquiror shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Acquiror shall accept reasonable comments of the Company to the Transaction Form 8-K prior to filing.
6.12   Trust Account; No Claims Against the Trust Account.
(a)   At the Closing, Acquiror shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement dated as of September 12, 2019, by and between Acquiror and Trustee (the “Trust Agreement”) to be so delivered and to cause the funds in the account established by Acquiror for the benefit of certain stockholders of Acquiror and the underwriter of Acquiror’s initial public offering (the “Trust Account”) to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Acquiror Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement; (ii) the payment of deferred underwriting fees in connection with Acquiror’s initial public offering payable to the underwriters upon consummation of a business combination; (iii) the payment of expenses to the third parties to which they are owed; and (iv) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii) and (iii), to be disbursed to Acquiror.
(b)   Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of Acquiror’s final prospectus dated September 13, 2019 (the “Prospectus”) and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s business combination (as defined in the Prospectus, the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (ii) to the Public Stockholders if Acquiror fails to consummate such a Business Combination within twenty-four (24) months from the closing date of Acquiror’s initial public offering, (iii) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income taxes, or (iv) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees, on behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, Affiliates, agents and other representatives (collectively, “Representatives”), that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including distributions therefrom) prior to Closing or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Acquiror to specifically perform its obligations under this Agreement and a claim for Acquiror to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account, other than to Public Stockholders, and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with this Agreement or the Transactions. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. This Section 6.12(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Acquiror.
(c)   At the Closing, Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Acquiror Common Stock required to be redeemed in connection with the Transactions and elections of holders of Acquiror Common Stock in accordance with the terms set forth in the Prospectus and the Proxy Statement and (ii) the balance of the assets in the Trust Account, after payment of the amounts required under subsection (i), to be disbursed at the direction of Acquiror and to effect the Transactions in accordance with this Agreement.
6.13   Subscription Agreements.   Acquiror shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Acquiror Common Stock pursuant to the Subscription Agreements, that reduces the aggregate amount of proceeds to be received by Acquiror under the Subscription Agreements or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements may be rejected by the Company in its sole discretion). Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt (and, in any event within three (3) Business Days) written notice: (A) of any proposed amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of PIPE Investment as of the Closing is expected to be below $125,000,000 (a “PIPE Financing Shortfall”), Acquiror shall use its reasonable best efforts, prior to the Closing, to procure one or more investors to enter into Subscription

Agreements with Acquiror for PIPE Investment in form and substance reasonably satisfactory to the Company or on substantially the same terms and in an amount at least equal to the amount of the PIPE Investment(s) under the Subscription Agreement that has expired or been terminated, withdrawn or repudiated. In the event of a PIPE Financing Shortfall, the Company agrees (x) to cooperate in good faith and to promptly take such actions as may be reasonably requested by the Acquiror, prior to the Closing, to assist Acquiror in procuring one or more investors to enter into Subscription Agreements to cure such PIPE Financing Shortfall and (y) to cause the senior executives of the Company to participate, upon reasonable advance notice thereof, in presentations to, and communications with, potential investors, and to take such other actions as may be reasonably requested by the Acquiror to cure such PIPE Financing Shortfall.
6.14   Non-Solicitation; Acquisition Proposals.
(a)   During the Interim Period, Acquiror shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding an Acquiror Acquisition Proposal (other than involving the Company); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquiror Acquisition Proposal; or (iii) execute or enter into any agreements or other instruments (whether or not binding) regarding an Acquiror Acquisition Proposal. Acquiror shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its Representatives) conducted heretofore with respect to any Acquiror Acquisition Proposal; provided, that, subject to Section 6.14(c), the foregoing shall not restrict Acquiror from responding to unsolicited inbound bona fide written inquiries received after the date hereof that did not result from a breach of this Section 6.14 if the Acquiror Board reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under applicable Law. For purposes hereof, “Acquiror Acquisition Proposal” means any inquiry, indication of interest, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Acquiror or Merger Sub or the purchase, sale, lease, exchange or other acquisition or disposition of all or substantially all of the properties or assets or equity interests of Acquiror or Merger Sub, or of a third Person by Acquiror or Merger Sub, in a single transaction or series of related transactions and other than involving the Company (or for purposes of a PIPE Investment in accordance herewith).
(b)   During the Interim Period, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) execute or enter into any agreements or other instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Company Acquisition Proposal; provided, that, subject to Section 6.14(c), the foregoing shall not restrict the Company from responding to unsolicited inbound bona fide written inquiries received after the date hereof that did not result from a breach of this Section 6.14 if the Company Board reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under applicable Law. For purposes hereof, “Company Acquisition Proposal” means any inquiry, indication of interest, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or the purchase, sale, lease, exchange or other acquisition or disposition of 30% or more of the properties or assets or equity interests of the Company, in a single transaction or series of related transactions and other than involving the Acquiror.
(c)   In addition to the other obligations under this Section 6.14, each party hereto shall promptly (and in any event within two (2) Business Days after receipt by such party) advise the other party orally and in writing of any Company Acquisition Proposal (with respect to the Company) or Acquiror Acquisition Proposal (with respect to Acquiror) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Company Acquisition Proposal (with respect to the Company) or Acquiror Acquisition Proposal (with respect to Acquiror), the material terms and conditions of such Company Acquisition Proposal (with respect to the Company) or Acquiror Acquisition Proposal (with respect to Acquiror) or inquiry, and the identity of the Person making the same.
(d)   Without limiting Section 9.12, each party hereto agrees that the rights and remedies for noncompliance with this Section 6.14 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.
6.15   Closing Conditions.   During the Interim Period and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the Transactions. Each of the parties hereto shall execute or deliver any additional instruments as reasonably requested by the other party hereto necessary to consummate the transactions contemplated by this Agreement.
6.16   Equity Awards.   As soon as practicable following the later of the date that is sixty (60) days after the date of filing of the Transaction Form 8-K or the approval of the Equity Incentive Plan, Acquiror will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) (the “Form S-8”) with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan, with such provisions as may be set forth on Schedule 6.16.
6.17   Acquiror Public Filings; Acquiror Stock Exchange Listing.
(a)   From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
(b)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock, Acquiror Warrants and Acquiror Units to be listed on, NASDAQ or NYSE (or, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed) another nationally recognized stock exchange). From the date hereof through the Closing, except as set forth on Schedule 6.17(b) or in connection with a listing permitted by Section 6.17(c), Acquiror shall comply with all applicable NASDAQ rules and regulations and continued listing standards, and Acquiror shall notify the Company of any communications or correspondence from NASDAQ with respect to the listing of the Acquiror Common Stock, Acquiror Warrants and Acquiror Units, compliance with the rules and regulations of NASDAQ, and any potential suspension of listing or delisting action contemplated or threatened by NASDAQ.
(c)   The Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ or NYSE (or, with the written consent of the Company (not to be unreasonably withheld, conditioned or delayed), another nationally recognized stock exchange) as promptly as practicable prior to the Closing Date, subject to official notice of issuance.
6.18   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Acquiror shall bear any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The party primarily responsible under applicable law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. The parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns provided, further, that any costs associated with such cooperation shall be borne by the Acquiror.

(b)   Intended Tax Treatment.
(i)   Each of Acquiror, Merger Sub and the Company (i) agree that the Transactions qualify for the Intended Tax Treatment, (ii) shall take commercially reasonable efforts to cause the Transactions to qualify for the Intended Tax Treatment, and (iii) shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Acquiror and the Company shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company or Acquiror in connection with the delivery of any opinion by such counsel with respect to the tax treatment of the Transactions.
(ii)   The Company, Acquiror, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(c)   FIRPTA Certificate.   The Company shall have delivered to Acquiror a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
6.19   Rule 16b-3.   Prior to the Effective Time, Acquiror shall use reasonable best efforts to have the Acquiror board of directors adopt resolutions to cause acquisitions of Acquiror Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Acquiror (or is or may be deemed to become a director of Acquiror by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.20   PCAOB Financial Statements.
(a)   As promptly as practicable following the date of this Agreement (but in any event no later than January 25, 2021), the Company shall provide to Acquiror (a) the audited consolidated statement balance sheet of the Company as of September 30, 2020 and September 30, 2019, and the related audited consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity of the Company for the periods ended September 30, 2020 and September 30, 2019, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, in each case audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”), (b) all other audited and unaudited financial statements of the Company Entities and any company or business units acquired by the Company Entities, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement or the Transaction Form 8-K (including pro forma financial information), (c) all selected financial data of the Company Entities required by Item 301 of Regulation S-K, as necessary for inclusion in the Registration Statement and Transaction Form 8-K and (d) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Company were subject thereto) with respect to the period described in the foregoing clause (a), as necessary for inclusion in the Registration Statement and Transaction Form 8-K (including pro forma financial information).
(b)   For the quarterly period ending December 31, 2020 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), the Company shall deliver to the Acquiror the unaudited consolidated balance sheet of the Company and the related unaudited consolidated statements of income and comprehensive income (loss), cash flows and stockholders’ equity, as of the end of, and for, such Interim Financial Period and the portion of the fiscal year then ended and the corresponding period of the prior fiscal year prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X that have been reviewed by the Company’s independent auditor in accordance with the PCAOB Auditing Standard 4105 (collectively, the “PCAOB Interim Financial Statements”). The PCAOB Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than forty (40) days after the end of such Interim Financial Period.
6.21   Employee Matters.
(a)   280G Waivers and Consent.   If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to the Company or any Company Entity under Section 280G of the Code, in each case with respect to any payment or benefit arising in connection with the Transactions, as soon as practicable prior to the Closing Date:
(i)   The Company will use its commercially reasonable efforts to obtain a waiver (a “Parachute Payment Waiver”), prior to the initiation of the 280G Approval described below, from each Person who, with respect to the Company would reasonably be expected to be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder and as determined immediately prior to the initiation of the 280G Approval), and who would otherwise reasonably be expected to receive, have received, or have the right or entitlement to receive any payments and/or other benefits (including, without limitation, acceleration of vesting) that would otherwise constitute “parachute payments” under Section 280G of the Code, of such Person’s right or entitlement to receive a portion of such payments and benefits (such that all remaining payments and benefits to such Person would not be deemed to be “parachute payments”), unless the 280G Approval has been obtained in a manner satisfying the applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
(ii)   The Company will deliver to the Company Stockholders a disclosure statement that is reasonably intended to satisfy its disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and which solicits approval by the Company Stockholders for a vote all payments and benefits subject to the Parachute Payment Waivers in a manner such that, if such vote is adopted by the Company Stockholders in a manner which satisfies the requirements of Section 280G(b)(5)(B) of the Code and the treasury regulations thereunder, including Q/A-7 of Section 1.280G-1 of such treasury regulations, no payment or benefit received by such “disqualified individual” would be a “parachute payment” for purposes of Section 280G of the Code (the “280G Approval”).
(iii)   At least five (5) business days prior to submission to the Company Stockholders, the Company shall provide Acquiror drafts of the documents referred to in Sections 6.21(a)(i) and (ii) above and a written analysis or spreadsheet showing its proposed calculation of potential “parachute payments” and Acquiror shall have a reasonable period of time to review and comment on all such documents, which comments the Company shall consider in good faith. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the Company Stockholders was solicited in accordance with the foregoing provisions of this Section 6.21(a) and that either (i) 280G Approval was obtained, or (ii) 280G Approval was not obtained, and as a consequence, the payments and benefits subject to the Parachute Payment Waivers shall not be made or provided in accordance with such Parachute Payment Waivers.
(b)   The provisions of this Section 6.21 are solely for the benefit of the parties to this Agreement, and no employee of Surviving Company (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.21 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of any Company Entity, the Surviving Company, Acquiror or their respective subsidiaries to terminate the employment of any of their respective employees at any time and for any or no reason, (ii) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; or (iii) limit the ability of any Company Entity, the Surviving Company, Acquiror, or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE VII
CONDITIONS TO OBLIGATIONS
7.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   No Prohibition.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)   HSR Act.   The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(c)   Acquiror Stockholder Approval.   The Acquiror Stockholder Approval shall have been obtained in respect of the matters described in clauses (i) through (iv) of the definition of Voting Matters.
(d)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained in respect of the adoption of this Agreement, the approval of the Merger and the other Transactions.
(e)   Registration Statement.   The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the Registration Shares shall have been approved for listing on NASDAQ or NYSE (or such other nationally recognized stock exchange to which the Company has consented in writing under Section 6.17(c)), subject to official notice of issuance, if applicable.
(f)   Net Tangible Assets.   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately following the Closing (after giving effect to the exercise by the holders of Acquiror Common Stock of their right to redeem their Acquiror Common Stock into their pro rata share of the Trust Account in accordance with Acquiror certificate of incorporation, the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing, including the payment of Transaction Expenses).
(g)   Listing.   The Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on NASDAQ or NYSE (or such other nationally recognized stock exchange to which the Company has consented in writing under Section 6.17(c)), subject, if applicable, to official notice of issuance thereof.
(h)   Cash and Cash Equivalents.   Taking into account the PIPE Investment and after giving effect to exercise by the holders of Acquiror Common Stock of their right to redeem their Acquiror Common Stock into their pro rata share of the Trust Account in accordance with Acquiror’s certificate of incorporation, immediately prior to Closing and without giving effect to any of the other Transactions, Acquiror shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents.
(i)   Acquiror A&R Charter.   The Certificate of Incorporation shall be amended and restated in the form of the Acquiror A&R Charter.
7.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.   (i) Each of the representations and warranties set forth in Section 4.01 (Organization and Qualifications; Subsidiaries), Section 4.02 (Due Authorization), Section 4.05 (Capitalization) and Section 4.16 (Brokers’ Fees), (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein, except the reference to Material Adverse Effect in Section 4.20 (Absence of Changes) and the word “Material” in any references to “Material Contracts”) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   No Material Adverse Effect.   Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.
(d)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that to the knowledge and belief of such officer, the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been fulfilled.
(e)   Written Consent.   The Company shall have delivered to Acquiror the Written Consent, which shall be in full force and effect.
(f)   Investor Rights Agreement.   The Investor Rights Agreement shall be in full force and effect and not have been terminated or repudiated by the parties thereto (other than the Acquiror or the Sponsor).
7.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.   (i) Each of the representations and warranties set forth in Section 5.01 (Organization and Qualifications; Subsidiaries), Section 5.02 (Due Authorization), Section 5.04 (Capitalization) and Section 5.16 (Brokers’ Fees), (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) each of the other representations and warranties set forth in Article V (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Acquiror Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) an Acquiror Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Acquiror Material Adverse Effect.   Since the date hereof, no Acquiror Material Adverse Effect shall have occurred and be continuing.
(d)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that to the knowledge and belief of such officer, the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been fulfilled.
(e)   Sponsor Letter Agreement.   The Sponsor Letter Agreement shall be in full force and effect and not have been terminated or repudiated by the Acquiror or the Sponsor.

(f)   Investor Rights Agreement.   The Investor Rights Agreement shall be in full force and effect and not have been terminated or repudiated by the Acquiror or the Sponsor.
7.04   Frustration of Closing Conditions.   No party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement in this Agreement by such party.
ARTICLE VIII
TERMINATION/EFFECTIVENESS
8.01   Termination.   This Agreement may be terminated at any time prior to the Closing Date:
(a)   by mutual written consent of Acquiror and the Company;
(b)   by either Acquiror or the Company:
(i)   if the Closing has not occurred on or before July 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
(ii)   if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;
(c)   by Acquiror or the Company, if the Acquiror Stockholder Approval is not obtained by the Outside Date;
(d)   by Acquiror,
(i)   at any time after the date that Acquiror receives, and notifies the Company of Acquiror’s receipt of, SEC approval and effectiveness of the Registration Statement in accordance with in Section 6.09, if the Company has not delivered to Acquiror the Written Consent pursuant to Section 6.08(a) within ten (10) Business Days following the effectiveness of the Registration Statement; or
(ii)   if the Company has not delivered the PCAOB Financial Statements to Acquiror for inclusion in the SEC registration statement on or before January 25 2021;
(e)   by the Company or the Acquiror, if the Company Stockholder Approval is not obtained by the Outside Date;
(f)   by Acquiror, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Company Entity contained herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.01(f)); or (ii) there has been a breach on the part of any Company Entity of any of its covenants or agreements contained in this Agreement such that Section 7.02(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.01(f)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to the Company and (y) two (2) Business Day prior to the Outside Date; or
(g)   by the Company, if neither the Company nor any of the other Company Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Acquiror and Merger Sub contained herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.01(g)); or (ii) there has been a breach on the part of Acquiror and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.03(b) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.01(g)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Acquiror and (y) two (2) Business Day prior to the Outside Date.
8.02   Manner of Exercise.   In the event of termination by Acquiror or the Company, or both, in accordance with Section 8.01, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate without any further action by Acquiror or the Company.
8.03   Effect of Termination.   If this Agreement is terminated pursuant to Section 8.01, all further obligations and liabilities of the parties hereto under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.12, Article VIII and Article IX will survive termination of this Agreement; provided that such termination shall have no effect on any liability of any party for any intentional and willful breach of this Agreement by such party occurring prior to such termination.
ARTICLE IX
MISCELLANEOUS
9.01   Survival.   The representations, warranties, covenants, obligations and other agreements of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants that require performance in whole or in part after the Closing. Nothing herein is intended to limit any party’s liability for such party’s fraud.
9.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:
(a)
If to Acquiror or Merger Sub, to:

Experience Investment Corp.
100 St. Paul St., Suite 800
Denver, CO 80206
Attn:
Kevin Rohnstock
Michael Mohapp

E-mail:
[      ]
[      ]

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:
Michael Wolfson Ben Schaye

E-mail:
[      ]
[      ]

(b)
If to the Company to:

BLADE Urban Air Mobility, Inc.
499 East 34th Street
New York, NY 10016
Attn:
Robert Wiesenthal
Melissa Tomkiel

E-mail:
[     ]
[     ]

with a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn:
Lauren Boglivi
Daniel Forman

E-mail:
[     ]
[     ]

or to such other address or addresses as the parties may from time to time designate in writing.
9.03   Annexes, Exhibits and Schedules.   All annexes, exhibits and schedules attached hereto, including the Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Acquiror, as applicable, in this Agreement. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. No disclosure in the Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever.
9.04   Expenses.   Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided that if the Merger and the Closing occurs, Acquiror and the Surviving Company shall be responsible for and shall pay at or after the Closing all Transaction Expenses in accordance with their terms and the terms of this Agreement.
9.05   Assignment; Successors and Assigns; No Third Party Rights.   Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnified Persons, the

Company Insured Persons and the Acquiror Insured Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement. Notwithstanding the foregoing, Acquiror and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Acquiror or Merger Sub or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Acquiror, Merger Sub or its subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Acquiror or Merger Sub in any form of transaction, which assignment shall not relieve Acquiror or Merger Sub of its obligations hereunder.
9.06   Governing Law; Jurisdiction.   This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 9.02 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
9.07   Waiver of Jury Trial.   To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.
9.08   Titles and Headings.   The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
9.09   Counterparts.   This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.
9.10   Entire Agreement.   Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.
9.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.06, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
9.13   Amendments.   This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Acquiror, Merger Sub and the Company; provided, however, that (i) after the Acquiror Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Acquiror Stockholders, without the receipt of such further approvals; and (ii) after the Company Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Stockholders, without receipt of such further approvals.
9.14   Waiver.   At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements, terms or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.15   Legal Representation.
(a)   Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company Entities), and each of their respective successors and assigns (all such parties, the “Acquiror Waiving Parties”), that Proskauer Rose LLP may represent the Company Entities or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Entities or other Acquiror Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Acquiror Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Proskauer Rose LLP provides legal services to any Company Entities after the Closing Date.
(b)   The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company

Waiving Parties”), that Simpson Thacher & Bartlett LLP may represent Acquiror, Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company Entities), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Acquiror or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Simpson Thacher & Bartlett LLP provides legal services to Acquiror or the Sponsor after the Closing Date.
9.16   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 9.16. This Section 9.16 shall be binding on all successors and assigns of parties hereto.
[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.
EXPERIENCE INVESTMENT CORP.
By:
/s/ Charlie Martin

Name:   Charlie Martin
Title:    Chief Financial Officer
EXPERIENCE MERGER SUB, INC.
By:
/s/ Charlie Martin

Name:   Charlie Martin
Title:    President
[Signature Page to Agreement and Plan of Merger]

BLADE URBAN AIR MOBILITY, INC.
By:
/s/ Robert Wiesenthal

Name: Robert Wiesenthal
Title:   Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
FORM OF INVESTOR RIGHTS AGREEMENT
See Annex B to the Proxy Statement

Exhibit B
FORM OF STOCKHOLDER LETTER AGREEMENT
See Annex C to the Proxy Statement

Exhibit C
FORM OF SPONSOR LETTER AGREEMENT
See Annex D to the Proxy Statement

Exhibit D
FORM OF Equity Incentive Plan
See Annex E to the Proxy Statement

Exhibit E
FORM OF Amended and Restated Certificate of Incorporation of Acquiror
See Annex F to the Proxy Statement

Exhibit F
FORM OF Amended and Restated Bylaws of Acquiror
See Annex G to the Proxy Statement

Annex B
Execution Copy
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Investor Rights Agreement”), dated as of December 14, 2020 (the “Effective Date”), is made by and among (i) Experience Investment Corp., a Delaware corporation (“PubCo”); (ii) each of the Persons identified on the signature pages hereto under the heading “Blade Holders” (collectively, the “Blade Holders”); and (iii) Experience Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, the Blade Holders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Investor Rights Agreement, PubCo is entering into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”), and Experience Merger Sub, Inc., a Delaware corporation (“Merger Sub”), in connection with the merger of Merger Sub with and into Blade (the “Merger”) pursuant to which Blade will become a wholly-owned subsidiary of PubCo;
WHEREAS, PubCo and the Sponsor entered into that certain Registration Rights Agreement, dated as of September 12, 2019 (as amended, modified and supplemented prior to the Effective Date in accordance with the terms thereof, the “Original RRA”);
WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo and the Sponsor desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and
WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Investor Rights Agreement, the following terms shall have the following meanings:
“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Investor Rights Agreement.
“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Blade” has the meaning set forth in the Recitals.
“Blade Holders” has the meaning set forth in the Preamble.
“Blade Founder Holder” means Robert Wiesenthal.
“Board” means the board of directors of PubCo.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York City.
“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“CEO Director” has the meaning set forth in the Section 2.1(f).
“Charitable Distribution” means the distribution or similar Transfer of shares of Common Stock by a Holder that is an Institutional Investor to its partners, members, stockholders or other equityholders solely to effect charitable donations in connection with a Transfer of shares of Common Stock by such Institutional Investor that is otherwise permitted under this Investor Rights Agreement (other than, for the avoidance of doubt, a Transfer solely permitted pursuant to clause (iii) of Section 4.2); provided that the aggregate amount of shares of Common Stock subject to the Charitable Distribution, together with such shares of Common Stock otherwise Transferred by such Institutional Investor in connection therewith, shall not exceed the aggregate amount of shares of Common Stock that such Institutional Investor would have been permitted to so Transfer.
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.
“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.
“Colony Holder” means, collectively, ColPE Blade Investor, LLC and Just Blade, LLC.
“Confidential Information” has the meaning set forth in Section 2.3.
“Demand Delay” has the meaning set forth in Section 3.2(a)(ii).
“Demand Initiating Holders” has the meaning set forth in Section 3.2(a).
“Demand Period” has the meaning set forth in Section 3.2(c).
“Demand Registration” has the meaning set forth in Section 3.2(a).
“Designated Representative” means a Holder, its Affiliates and its and its respective Affiliates’ directors, managers, officers, attorneys, accountants, consultants, insurers, financing sources, advisors, partners, members, stockholders, directors, managers, officers, other fiduciaries, employees or agents in the ordinary course of business. A Designated Representative may also be, in connection with a Holder’s investment in PubCo, a prospective purchaser of shares of PubCo, as long as such Person has agreed to maintain the confidentiality of any Confidential Information.
“Director” means any member of the Board.
“Effective Date” has the meaning set forth in the Preamble.
“Eligible Demand Participation Holders” means solely following the expiration of the Lock-Up Period, each of the Holders.
“Eligible Take-Down Holders” means solely following the expiration of the Lock-Up Period, each of the Shelf Holders.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1; provided that a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a Holder until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.
“In-Kind Distribution” means any Charitable Distribution or LP Distribution.
“Institutional Holder” means any Holder that is an Institutional Investor.
“Institutional Investor” means (a) a private equity or venture capital investment fund that makes investments in multiple portfolio companies and was not formed primarily to invest in Blade or PubCo or any of its subsidiaries, together with any alternative investment vehicles related to that private equity or venture capital investment fund and (b) any investment vehicle directly or indirectly wholly owned by any fund described in clause (a).
“Investor Rights Agreement” has the meaning set forth in the Preamble.
“KSL” means KSL Capital Partners V, L.P., KSL Capital Partners V-A, L.P., KSL Capital Partners V TE, L.P., KSL Capital Partners V TE-A, L.P. and 1 KSL Capital Partners V FF, L.P. and their Affiliates and related investment vehicles and their Affiliates and, in each case, their Permitted Transferees.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Lock-Up Period” has the meaning set forth in Section 4.1.
“Lock-Up Shares” has the meaning set forth in Section 4.1.
“LP Distribution” means a distribution (other than a Charitable Distribution), however structured (including through dissolution), by any Institutional Holder of Equity Securities of PubCo to such Institutional Holder’s limited partners, members or equityholders (as applicable).
“Management Holder” means each current or former employee of Blade or its subsidiaries, or any Family Member thereof, who owns Common Stock as of the Closing Date and is a Holder hereunder (either directly or by proxy), in each case, for so long as such Person remains a Holder.
“Market Stand Off Period” has the meaning set forth in Section 3.10.
“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.
“Merger” has the meaning set forth in the Recitals.
“Merger Agreement” has the meaning set forth in the Recitals.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.
“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) reasonably necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.
“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.
“Organizational Documents” means the Certificate of Incorporation and the Bylaws.
“Original RRA” has the meaning set forth in the Recitals.
“Party” has the meaning set forth in the Preamble.
“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, and (c) any Affiliate of any Family Member of such Person; provided, however, that Permitted Transferee shall not include (x) any Affiliate under clause (b) or (c) who operates or engages in a business which competes with the business of PubCo or Blade or (y) any portfolio company of a Person in which such Persons or any of its respective investment fund Affiliates have made a debt or equity investment.
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.
“PubCo” has the meaning set forth in the Preamble.
“Registrable Securities” means (a) any shares of Common Stock, (b) any Warrants or any shares of Common Stock issued or issuable upon the exercise thereof and (c) any Equity Securities of PubCo or any subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction or (D)(i) the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Common Stock that are outstanding at such time and (ii) such shares of Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Common Stock) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Investor Rights Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo. It is understood and agreed that, for purposes of this Investor Rights Agreement, where reference is made to Registrable Securities being listed with any securities exchange or automated quotation system, such reference shall not include the Warrants (although it shall include the shares of Common Stock issued or issuable upon the exercise thereof).
“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.
“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including (a) all SEC or stock exchange registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) any fees and disbursements of Underwriters customarily paid by the issuers or sellers of securities, including liability insurance if PubCo so desires or if the Underwriters so require, and the reasonable fees and expenses of any special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, (g) the reasonable and documented fees and out-of-pocket expenses of one counsel for the Holders participating in such Registration or other Transfer, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer, (h) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Holders) and (i) any other fees and disbursements customarily paid by the issuers of securities.
“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.
“Restricted Shelf Take-Down” means a Non-Marketed Underwritten Shelf Take-Down or a Non-Underwritten Shelf Take-Down.
“Restricted Take-Down Selling Holders” has the meaning set forth in Section 3.1(d)(iv)(B).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.
“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.
“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 3.1(c).
“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.
“Shelf Take-Down Initiating Holders” means each of (a) solely following the expiration of the Lock-Up Period, and subject to Section 3.2(d), the Sponsor or the Blade Founder Holder and (b) solely following the expiration of the Lock-Up Period, and solely with respect to Non-Underwritten Shelf Take-Downs, the other Shelf Holders.
“Sponsor” means Experience Investment Sponsor LLC and its Permitted Transferees that own Common Stock and are or have become parties to this Investor Rights Agreement.
“Sponsor Designator” means the Sponsor or any other Sponsor Entity designated in writing by the Sponsor (including, for the avoidance of doubt, any Permitted Transferees).
“Sponsor Entity” means the Sponsor, KSL and their respective successors and Permitted Transferees.
“Sponsor Designee” has the meaning set forth in Section 2.1(a).
“Subscription Agreements” has the meaning given to such term in the Merger Agreement.
“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).
“Take-Down Participation Notice” has the meaning set forth in Section 3.1(d)(iv)(C).
“Take-Down Tagging Holder” has the meaning set forth in Section 3.1(d)(iv)(B).
“Tax Sale” has the meaning as set forth in Section 4.1(a).
“Trading Day” means a day on which the Nasdaq or other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation, distribution or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates, distributes or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that none of the following will be considered a Transfer: (x) a pledge of Equity Securities of PubCo as collateral for an Institutional Investor’s credit facility and (y) a transfer of partnership interests in any Institutional Investor or in any Person that holds a direct or indirect interest in such Institutional Investor. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For avoidance of doubt, any In-Kind Distribution shall each be deemed a Transfer.
“Total Number of Directors” means the total number of Directors comprising the Board from time to time.
“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.
“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.
“Underwritten Shelf Take-Down” has the meaning set forth in Section 3.1(d)(ii)(A).
“Underwritten Self Take-Down Notice” has the meaning set forth in Section 3.1(d)(ii)(A).
“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Common Stock: warrants to purchase 5,000,000 shares of Common Stock issued to the Sponsor for a purchase price of $1.50 per warrant and warrants to purchase up to 1,000,000 shares of Common Stock upon conversion of any loans from the Sponsor or an affiliate of the Sponsor or certain officers and directors of PubCo to finance transaction costs.
“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.
Section 1.2   Interpretive Provisions.   For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:
(a)   the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.
(b)   the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.
(c)   references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.
(d)   whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”
(e)   the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.
(f)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.
(g)   the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(h)   the word “or” shall be disjunctive but not exclusive.
(i)   the language used in this Investor Rights Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(j)   references to “$” or “dollars” refer to lawful currency of the United States.
(k)   whenever this Investor Rights Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.
ARTICLE II
GOVERNANCE
Section 2.1   Election of Directors.
(a)   From and after the Closing, the Sponsor Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Sponsor Designees (as defined below) serving as Directors of PubCo will be equal to: (i) two-sevenths of the Total Number of Directors, so long as the percentage of outstanding shares of Common Stock Beneficially Owned by the Sponsor and its Permitted Transferees in the aggregate is equal to 50% or more of the percentage of outstanding shares of Common Stock Beneficially Owned by the Sponsor on the Closing Date(the “First Share Threshold”); and (ii) one-seventh of the Total Number of Directors, so long as percentage of outstanding shares of Common Stock Beneficially Owned by the Sponsor and its Permitted Transferees in the aggregate is equal to at least 25% but less than 50% of the percentage of outstanding shares of Common Stock Beneficially Owned by the Sponsor on the Closing Date (the “Second Share Threshold” and, together with the First Share Threshold, each a “Share Threshold”), in each case subject to adjustment as provided in the first sentence of Section 5.16. For the avoidance of doubt, if the Sponsor and its Permitted Transferees Beneficially Own less than the Second Share Threshold, then the Sponsor Designator shall not have the right to nominate any persons for election as Directors. Once the Sponsor’s ownership falls below a Share Threshold, a number of Sponsor Designees selected by the Sponsor Designator shall promptly tender his, her or their resignation as a Director to the Board such that the remaining number of Sponsor Designees equals the number of Sponsor Designees to which the Sponsor Designator is then entitled, if any. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve until the then scheduled expiration of such Director’s term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a Director’s tendered resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy or may decrease the number of Directors comprising the Board of Directors, in each case pursuant to the Pubco’s Bylaws and this Agreement. In the event that the Sponsor Designator shall not have designated nominees for all of the directorships for which it has designation rights, such directorship, if not then filled by or at the direction of the Sponsor Designator, shall remain vacant. For purposes of calculating the number of Directors that the Sponsor Designator is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two Directors) and any such calculations shall be made after taking into account any increase in the Total Number of Directors. Except as provided above, any reduction in the designation entitlement described above resulting from a reduction in the number of shares of Common Stock Beneficially Owned by Sponsor or its Permitted Transferees shall not shorten the term of any incumbent Sponsor Designee. At the request of the Sponsor Designator for so long as the Board is classified, the number of Directors nominated by the Sponsor Designator in each class shall be as nearly equal as possible. Each such person whom the Sponsor Designator shall actually specify pursuant to this Section 2.1 and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Sponsor Designee.”

(b)   Directors are subject to removal pursuant to the applicable provisions of the certificate of incorporation of PubCo; provided, however, that, for as long as this Investor Rights Agreement remains in effect, the Sponsor Designees may only be removed with the consent of the Sponsor Designator delivered in accordance with Section 5.10.
(c)   In the event that a vacancy is created at any time by the death, retirement, disability, removal or resignation of any Sponsor Designee or for any other reason, other than if at such time the Sponsor Designator is not entitled to designate a Director under Section 2.1(a), PubCo shall, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee of the Sponsor Designator as soon as possible, if such Director was designated by the Sponsor Designator, and PubCo and the Holders hereby agree (severally and not jointly) to take, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), at any time and from time to time, all Necessary Action to accomplish the same. In the event that any Sponsor Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), PubCo shall use its best efforts to cause such Sponsor Designee (or a new designee of the Sponsor Designator), as applicable, to be elected to the Board, as soon as possible, and PubCo and the Holders shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all Necessary Action to accomplish the same, including actions to effect an increase in the Total Number of Directors.
(d)   PubCo agrees, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors the CEO Director and the other persons designated pursuant to this Section 2.1 (to the extent that Directors of such nominee’s class are to be elected at such meeting, for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof and to cause the applicable proxies to vote in accordance with the foregoing. PubCo shall take all necessary corporation action, to the fullest extent permitted by applicable Law (including with respect to any fiduciary duties under Delaware law), to (x) enable the Sponsor Designator to nominate and effect the election or appointment of its designated individuals, whether by increasing the size of the Board, or otherwise and (y) designate the requisite number of additional individuals specified by the Sponsor Designator to fill such newly created vacancies or to fill any other existing vacancies, as warranted.
(e)   In addition to any vote or consent of the Board or the shareholders of PubCo required by applicable Law or the certificate of incorporation or other organizational document of PubCo, and notwithstanding anything to the contrary in this Investor Rights Agreement, for so long as this Investor Rights Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of (x) one or more Directors elected exclusively by the holders of one or more classes or series of PubCo’s securities other than Common Stock or (y) the election of one or more Directors elected pursuant to Section 2.1 hereof) or to declassify the Board shall require the prior written consent of the Sponsor Designator.
(f)   At and following the Closing, PubCo shall take all Necessary Action to cause the chief executive officer of the PubCo (the “CEO Director”) to be a Director. If the CEO Director ceases to be the chief executive officer of PubCo, the CEO Director shall promptly tender his or her resignation as a Director to the Board. If the CEO Director’s tendered resignation is rejected by the Board, the CEO Director will continue to serve until the then scheduled expiration of such Director’s term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the CEO Director’s tendered resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy or may decrease the number of Directors comprising the Board of Directors, in each case pursuant to the PubCo’s Bylaws and this Agreement.
Section 2.2   Compensation; Expense Reimbursement.   Except to the extent the Sponsor Designator may otherwise notify PubCo or as agreed in writing between the Sponsor Designator and PubCo, the Sponsor Designees shall be entitled to compensation and reimbursement of expenses but consistent with what is provided to other non-employee Directors. If PubCo adopts a policy that Directors own a minimum amount of equity in PubCo, the Sponsor Designees shall not be subject to such policy.

Section 2.3   Other Rights of Sponsor Designees.   PubCo shall indemnify, exculpate, and reimburse fees and expenses of the Sponsor Designees and provide the Sponsor Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other Directors pursuant to the certificate of incorporation, bylaws or other organizational document of PubCo, applicable Law or otherwise.
Section 2.4   Sharing of Information; Confidentiality.
(a)   Individuals associated with each Sponsor Entity may from time to time serve on the Board or similar governing bodies of PubCo and its Subsidiaries. PubCo, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning PubCo and its Subsidiaries, and (ii) may share such information with other individuals associated with the Sponsor Entities. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as Directors or members of any similar governing body and enabling the Sponsor Entities, as equityholder, to better evaluate the performance and prospects of PubCo and its Subsidiaries. PubCo, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.
(b)   To the extent permitted by antitrust, competition, federal securities laws or any other applicable Law, each of parties hereto agrees and acknowledges that the Directors may share any information concerning PubCo or its Subsidiaries that is furnished after the date of this Investor Rights Agreement by or on behalf of PubCo or its Designated Representatives to a Holder or its Designated Representative, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part (“Confidential Information”). Each of the Holders recognizes that they, or their Designated Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Holders covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless the Confidential Information: (a) is or has become publicly available other than as a result of a disclosure by the receiving Holder or its Designated Representatives in violation of this Agreement; (b) was already known to the receiving Holder or its Designated Representatives or was in the possession of the receiving Holder or its Designated Representatives prior to its being furnished by or on behalf of PubCo or its Designated Representatives; (c) is received by the receiving Holder or its Designated Representatives from a source other than PubCo or its Designated Representatives, provided that the source of such information was not actually known by the receiving Holder or Designated Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, PubCo; (d) was independently developed or acquired by the receiving Holder or its Designated Representatives or on its or their behalf without the violation of the terms of this Agreement; or (e) the receiving Holder or its Designated Representatives is required, in the good faith determination of such receiving Holder or Designated Representative, to disclose by applicable Law, regulation or legal process. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit any of the Holders from disclosing Confidential Information (x) to any Affiliate, Designated Representative, limited partner, member or shareholder of such Party, provided, that such Party shall be responsible for any breach of this Section 2.4 by any such Person or (y) if such disclosure is made to a governmental or regulatory authority with jurisdiction over such Party in connection with a routine audit or examination that is not specifically directed at PubCo or the Confidential Information, provided that such Party shall request that confidential treatment be afforded to any information so disclosed. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of a Holder, unless such Confidential Information is actually provided to such Person. For the avoidance of doubt, no Confidential Information shall be shared with portfolio companies or competitors, whether or not they are classified as Affiliates.

ARTICLE III
REGISTRATION RIGHTS
Section 3.1   Shelf Registration.
(a)   Filing.   PubCo shall file, as soon as is reasonably practicable and in any event within 45 days of the Closing Date, a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 3.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as practicable after PubCo is eligible to use Form S-3. PubCo shall also use its reasonable best efforts to file any replacement or additional Shelf Registration Statement and use reasonable best efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 3.1(a).
(b)   Subsequent Shelf Registration.   If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.
(c)   Suspension of Filing or Registration.   If PubCo shall furnish to the Shelf Holders, a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing, effectiveness or continued use of any Shelf Registration Statement would require PubCo to make an Adverse Disclosure, then PubCo shall have a period of not more than sixty (60) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Shelf Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) in the aggregate, unless consented to in writing by the Eligible Demand Participation Holders holding a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (ii) aggregate Shelf Suspensions pursuant to this Section 3.1(c) and Demand Delays pursuant to Section 3.2(a)(ii) of more than ninety (90) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Shelf Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the certificate referred to above. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any material misstatement or omission prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.
(d)   Shelf Take-Downs.
(i)   Generally.   Subject to the terms and provisions of this Article III, following the Initial Lock-Up Period, a Shelf Take-Down Initiating Holder may initiate a Shelf Take-Down that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down (in the case of the Sponsor or the Blade Founder Holder being the Shelf Take-Down Initiating Holder) or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down (in the case of the Sponsor or the Blade Founder Holder being the Shelf Take-Down Initiating Holder), is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 3.1(d).
(ii)   Underwritten Shelf Take-Downs.
(A)   A Shelf Take-Down Initiating Holder (in the case of the Sponsor or the Blade Founder Holder being the Shelf Take-Down Initiating Holder) may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an underwritten offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided that any such Underwritten Shelf Take-Down must comply with Section 3.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $75,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $50,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder and its Permitted Transferees (in which case there is no minimum other than the inclusion of all of such Registrable Securities). The Shelf Take-Down Initiating Holder to be offered for sale in such Underwritten Shelf Take-Down shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take- Down; provided that such Underwriter or Underwriters shall be reasonably acceptable to PubCo.
(B)   With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 3.1(d)(ii), Section 3.1(d)(iii) or Section 3.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 3.1(d)(ii)(A). Notwithstanding any other provision of this Section 3.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such underwritten offering.
(iii)   Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 3.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice is given. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 3.1(d)(ii).
(iv)   Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.
(A)   Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 3.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders. Any notice delivered pursuant to the immediately preceding sentence shall include (I) the total number of Registrable Securities expected to be offered and sold in such Shelf Take-Down and (II) the expected timing and plan of distribution of such Shelf Take-Down. For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.
(B)   With respect to each Restricted Shelf Take-Down that is initiated prior to the expiration of the Lock-Up Period, the Shelf Take-Down Initiating Holder initiating such Restricted Shelf Take-Down shall provide written notice (a “Restricted Shelf Take-Down Notice”) of such Restricted Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down, which Restricted Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Restricted Shelf Take-Down, (II) the expected timing and plan of distribution of such Restricted Shelf Take-Down, (III) other than in the case of an LP Distribution (if applicable), an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Restricted Shelf Take-Down, the “Restricted Take-Down Selling

Holders”) to include in the Restricted Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 3.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Restricted Shelf Take-Down with respect to each Eligible Take-Down Holder that elects to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Restricted Shelf Take-Down).
(C)   Upon delivery of a Restricted Shelf Take-Down Notice, other than in the case of an LP Distribution, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Restricted Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Restricted Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Restricted Shelf Take-Down), indicating its, his or her election to sell up to the number of Registrable Securities in the Restricted Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 3.1(d)(ii)(B)). Following the time period specified in such Restricted Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Restricted Shelf Take-Down on the terms and conditions set forth in the Restricted Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Restricted Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 3.1(d)(ii)(B). It is understood that in order to be entitled to exercise its, his or her right to sell Registrable Securities in a Restricted Shelf Take-Down pursuant to this Section 3.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Restricted Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).
(D)   Notwithstanding the delivery of any Restricted Shelf Take- Down Notice, all determinations as to whether to complete any Restricted Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Restricted Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Restricted Shelf Take-Down pursuant to Section 3.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Restricted Shelf Take-Downs pursuant to this Section 3.1(d).
(E)   Notwithstanding anything herein to the contrary, prior to the expiration of the Lock-Up Period, no Eligible Take-Down Holder other than the Shelf Take-Down Initiating Holders may effectuate any Shelf Take-Down.
Section 3.2   Demand Registrations.
(a)   Demand Registration Rights.   Subject to Section 3.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 3.1, PubCo shall receive from the Sponsor or the Blade Founder Holder at any time following the Initial Lock-Up Period, (the “Demand Initiating Holders”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holders having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of the lowest of (i) $50,000,000, (ii) and the fair market value of the Registrable Securities held by the Demand Initiating Holder at such time, other than for a Tax Sale or (iii) for the Blade Founder Holder in connection with a Tax Sale, the fair market value of the Registrable Securities to be sold in a Tax Sale, PubCo will:
(i)   promptly (but in any event within ten (10) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Eligible Demand Participation Holders; and

(ii)   use its reasonable best efforts to effect such registration as soon as practicable as will permit or facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Eligible Demand Participation Holders joining in such demand as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 3.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if PubCo shall furnish to such Eligible Demand Participation Holders a certificate signed by the chief executive officer or equivalent senior executive of PubCo, stating that the filing or effectiveness of such Registration Statement would require PubCo to make an Adverse Disclosure, in which case PubCo shall have an additional period (each, a “Demand Delay”) of not more than sixty (60) days within which to file such Registration Statement; provided, however, that PubCo shall not exercise, in any twelve (12) month period, (x) more than two (2) Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) in the aggregate, unless consented in writing by the Eligible Demand Participation Holders that own a majority of the Registrable Securities held by all Eligible Demand Participation Holders or (y) aggregate Demand Delays pursuant to this Section 3.2(a)(ii) and Shelf Suspensions pursuant to Section 3.1(c) of more than ninety (90) days. Each Eligible Demand Participation Holder shall keep confidential the fact that a Demand Delay is in effect, the certificate referred to above and its contents for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Eligible Demand Participation Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.
(b)   Underwriting.   If the Demand Initiating Holders intends to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 3.2, and PubCo shall include such information in the written notice referred to in Section 3.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities of PubCo proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by Eligible Demand Participation Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering and reasonably satisfactory to PubCo. Notwithstanding any other provision of this Section 3.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Eligible Demand Participation Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated pro rata among such Eligible Demand Participation Holders and other holders of Registrable Securities exercising a contractual or other right to dispose of Registrable Securities in such Underwritten Offering thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such persons at the time of filing the Registration Statement; provided that any Registrable Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Eligible Demand Participation Holders and other requesting holders of Registrable Securities in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from the Underwritten Offering. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. If the Underwriter has not limited the number of Registrable Securities to be underwritten, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration if the Underwriter so agrees and if the number of Registrable Securities would not thereby be limited.
(c)   Effective Registration.   PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and remains effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable

Securities covered by such Registration Statement have been sold or withdrawn), or, if such Registration Statement relates to an Underwritten Offering, such longer period as, in the opinion of counsel for the Underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an Underwriter or dealer (the applicable period, the “Demand Period”). No Demand Registration shall be deemed to have been effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court or (ii) the conditions specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by a participating Holder.
(d)   Restrictions on Registered Offerings.   Notwithstanding the rights and obligations set forth in Section 3.1 and/or Section 3.2, in no event shall PubCo be obligated to take any action to effect:
(i)   any Demand Registration or Shelf Take-Down at the request of the Sponsor prior to the expiration of the Lock-Up Period;
(ii)   any Non-Underwritten Shelf Take-Down at the request of the Holder prior to the expiration of the Lock-Up Period; or
(iii)   any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this Investor Rights Agreement.
Section 3.3   Piggyback Registration.
(a)   If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 3.1, Section 3.2 or Section 3.15 hereof or (7) a registration expressly contemplated by the Subscription Agreements) PubCo will:
(i)   promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and
(ii)   include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 3.3(b) below.
(b)   Underwriting.   If the Registration of which PubCo gives notice pursuant to Section 3.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 3.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:
(i)   If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of

Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
(ii)   If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.
No such reduction shall reduce the amount of Registrable Securities of the selling Holders included in the Registration below twenty-five percent (25%) of the total amount of Equity Securities included in such Registration. No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.
(c)   Right to Terminate Registration.   PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 3.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.
Section 3.4   Expenses of Registration.   All Registration Expenses incurred in connection with Registrations pursuant to this Investor Rights Agreement shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration.
Section 3.5   Obligations of PubCo.   Whenever required under this Article III to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:
(a)   prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Secuirities covered by such Registration Statement have been sold or cease to be Registrable Securities;
(b)   prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement in accordance with the intended methods of disposition by sellers thereof set forth in such Registration Statement;

(c)   permit any Holder that (in the good faith reasonable judgment of the Sponsor) might be deemed to be a controlling person of PubCo to participate in good faith in the preparation of such Registration Statement and to cooperate in good faith to include therein material, furnished to PubCo in writing, that in the reasonable judgment of such Holder and its counsel should be included;
(d)   furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(e)   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
(f)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably possible after notice thereof is received by PubCo of any written comments by the SEC or any request by the SEC or any other federal or state Governmental Entity for amendments or supplements to such Registration Statement or such Prospectus or for additional information;
(g)   notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement;
(h)   notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(i)   use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;
(j)   make available for inspection by each Holder including Registrable Securities in such Registration, any Underwriter participating in any distribution pursuant to such Registration, and any attorney, accountant or other agent retained by such Holder or Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as such parties may reasonably request, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Holder, Underwriter, attorney, accountant or agent in connection with such Registration Statement;
(k)   use its reasonable best efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the “Blue Sky” or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1(b) and Section 3.2(c), as applicable; provided that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;
(l)   in the case of an Underwritten Offering, obtain for delivery to the Holders of Registrable Securities covered by such Registration Statement and to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or Underwriters, as the case may be, and their respective counsel;

(m)   in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing Underwriter or Underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(n)   use its reasonable best efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;
(o)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(p)   cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;
(q)   use its reasonable best efforts to comply with all applicable securities laws and make available to its Holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(r)   in the case of an Underwritten Offering that is Marketed, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the Underwriters and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto; and
(s)   otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.
Section 3.6   Indemnification.
(a)   PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to any Registration, qualification, compliance or sale effected pursuant to this Article III, and each Underwriter, if any, and each Person who controls any Underwriter, of the Registrable Securities held by or issuable to such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale effected pursuant to this Article III, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by PubCo of any Law applicable to PubCo in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where PubCo or its agents have affirmatively undertaken or agreed in writing (including pursuant to Section 3.5(k)) that PubCo (the undertaking of any Underwriter being attributed to PubCo) will undertake such Registration or qualification on behalf of the Holders of such Registrable Securities (provided, that in such instance PubCo shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder, each such Underwriter and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder or Underwriter expressly for use therein.
(b)   Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article III) does hereby undertake to indemnify and hold harmless, severally and not jointly, PubCo, each of its officers, directors, employees, equityholders, affiliates and agents and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each Underwriter, if any, and each Person who controls any Underwriter, of PubCo’s Equity Securities covered by such a Registration Statement, and each other Holder, each of such other Holder’s officers, directors, employees, partners, equityholders, affiliates and agents and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular, free writing prospectus or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, PubCo, each such Underwriter, each such other Holder, and each such officer, director, trustee, employee, partner, equityholder, beneficiary, affiliate, agent and controlling person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that (i) relates to such Holder in its capacity as a selling security holder and (ii) was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. It is understood and agreed that the indemnification obligations of each Holder pursuant to any underwriting agreement entered into in connection with any Registration Statement shall be limited to the obligations contained in this Section 3.6(b).
(c)   Each party entitled to indemnification under this Section 3.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the Indemnifying Party.
(d)   In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified

Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after Underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)   The indemnities provided in this Section 3.6 shall survive the Transfer of any Registrable Securities by such Holder.
Section 3.7   Information by Holder.   The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article III.Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.9 hereof. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 3.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(d)(ii) and Section 3.2(a) of this Investor Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.8   Delay of Registration.   No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III.
Section 3.9   Rule 144 Reporting.   With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without Registration, PubCo agrees to use its reasonable best efforts to:
(a)   make and keep current public information available, within the meaning of Rule 144 (or any similar or analogous rule) promulgated under the Securities Act, at all times;
(b)   file with the SEC, in a timely manner, all reports and other documents required of PubCo under the Securities Act and Exchange Act; and
(c)   so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by PubCo as to its compliance with the reporting requirements of said Rule 144 (at any time commencing after (x) in the case of the Sponsor and the Blade Holders (other than the Management Holders), the Lock-Up Period and (y) in the case of the Management Holders, the one-year anniversary of the Closing Date, the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of PubCo and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without Registration.
Section 3.10   ”Market Stand Off” Agreement.   Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings initiated by a Holder only, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Demand Initiating Holder or the Shelf Take-Down Initiating Holder, as applicable, that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration and shares of Common Stock subject to a Charitable Distribution in connection with such Underwritten Offering. In connection with any Underwritten Offering contemplated by this Section 3.10, PubCo shall use reasonable best efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 3.10; provided that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.
Section 3.11   Other Obligations.   In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a) or deliver a letter to the transfer agent permitting such. In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.
Section 3.12   Other Registration Rights.   Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.
Section 3.13   Term.   Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 shall survive any such termination with respect to such Holder.
Section 3.14   Termination of Original RRA.   Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

ARTICLE IV
LOCK-UP
Section 4.1   Lock-Up.
(a)   Except as otherwise consented to by PubCo in its sole discretion, each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below); provided that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2 or (ii) permitted pursuant to Article III. For the avoidance of doubt, each Holder agrees with PubCo not to effect an LP Distribution during the Lock-Up Period; provided, in each such case, it is understood and agreed that, notwithstanding anything to the contrary in this Investor Rights Agreement, Sponsor may exercise the Locked-Up Warrants at any time during the Lock-Up Period. The “Lock-Up Period” shall be (x) in the case of the Holders (other than the Colony Holders), the period commencing on the Closing Date and ending on the date that is 180 days following the Closing Date and (y) in the case of Colony Holders, the period commencing on the Closing Date and ending on the date that is one year following the Closing Date; provided that if the primary external tax advisor for PubCo reasonably concludes that the Intended Tax Treatment (as defined in the Merger Agreement) of the Transactions (as defined in the Merger Agreement) is not “more likely than not” the appropriate tax treatment for the Transactions, then, for each Blade Holder, the Lock-Up Period shall be deemed to have expired with respect to a number of Lock-Up Shares held by such Blade Holder the sale of which in accordance with Article III would provide (pursuant to such Blade Holder’s reasonable determination) net proceeds to such Blade Holder reasonably sufficient to enable such Blade Holder to discharge such Blade Holder’s cash tax liabilities resulting directly or indirectly, from the consummation of the Transactions and the sale of any such Lock-Up Shares (such sale, a “Tax Sale”). The “Lock-Up Shares” means the Registrable Securities held by the Holders as of the Closing Date, including Common Stock and the Warrants (other than any shares acquired in the PIPE Investment).
(b)   During the Lock-Up Period, any purported Transfer of Lock-Up Shares not in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.
(c)   The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Lock-Up Shares Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.
Section 4.2   Permitted Transfers.   Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo, (ii) (a) in the case of a Management Holder, a charitable organization, upon written notice to PubCo, (b) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Merger or (iii) a charitable organization through a Charitable Distribution (which for avoidance of doubt shall be deemed separate from a Transfer pursuant to clause (ii)(a) above); provided that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares and such Transferee shall agree to be bound by such restrictions and obligations in writing and acknowledged by PubCo, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor pursuant to this Section 4.2 shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. Notwithstanding the foregoing provisions of this Section 4.2, a Holder may not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Investor Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Article IV had such change in such relationship occurred prior to such Transfer).
ARTICLE V
GENERAL PROVISIONS
Section 5.1   Assignment; Successors and Assigns; No Third Party Beneficiaries.
(a)   Except as otherwise permitted pursuant to this Investor Rights Agreement, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of PubCo and the Sponsor. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.
(b)   Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period to the extent applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees (other than any charitable organization), or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act, pursuant to a Rule 144 transaction or pursuant to any In-Kind Distribution) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this Investor Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.
(c)   All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.
(d)   Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.
Section 5.2   Termination.   Article II shall terminate automatically (without any action by any Party) as to the Sponsor at such time at which the Sponsor no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. This Agreement shall become effective as of the Closing and prior to the Closing shall not have force or effect. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Investor Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.
Section 5.3   Severability.   If any provision of this Investor Rights Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Investor Rights Agreement, they shall take any actions necessary to render the remaining provisions of this Investor Rights Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Investor Rights Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 5.4   Entire Agreement; Amendments; No Waiver.
(a)   Except as otherwise contemplated herein, this Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the Merger Agreement and the Ancillary Agreements (as such term is defined in the Merger Agreement) constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of the Merger Agreement, on the one hand, and this Investor Rights Agreement or those in the Ancillary Agreements, the Exhibits and the Schedules, on the other hand, the statements in the body of the Merger Agreement shall control.
(b)   No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Blade Founder Holder and his Permitted Transferees collectively Beneficially Own Common Stock representing 15% or more of the number of shares of Common Stock Beneficially Owned by the Blade Holders immediately after the Closing, the Blade Founder Holder, (iii) for so long as the Sponsor and its respective Permitted Transferees collectively Beneficially Own Common Stock in PubCo representing 15% or more of the number of shares of Common Stock Beneficially Owned by the Sponsor immediately after the Closing, the Sponsor, and (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely and disproportionately affects any Holder or Holders, as compared to any other Holder or Holders, shall require the prior written consent of such Holders who Beneficially Own a majority of the Registrable Securities Beneficially Owned by all such Holders so adversely and disproportionately affected; provided, further that any amendment or modification to Article III, Article IV, Section 5.12, Section 5.14 or this Section 5.4 that adversely affects any right granted to the Holders shall require the consent of the applicable Holder; provided, further that any amendment or modification to Article II that adversely affects any right granted to the Sponsor or the CEO Director shall require the consent of the Sponsor or the CEO Director; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 5.5   Counterparts; Electronic Delivery
This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Investor Rights Agreement or any document to be signed in connection with this Investor Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 5.6   Notices
All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:
if to PubCo, prior to the Closing, to:
Experience Investment Corp.
100 St. Paul St., Suite 800
Denver, CO 80206
Attn:
Kevin Rohnstock
Michael Mohapp

E-mail:
[      ]
[      ]

if to PubCo, following the Closing, to:
c/o BLADE Urban Air Mobility, Inc.
499 East 34th Street
New York, NY 10016
Attn:
Robert Wiesenthal
Melissa Tomkiel

E-mail:
[      ]
[      ]

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn:
Lauren Boglivi
Daniel Forman

E-mail:
[      ]
[      ]

if to the Sponsor, to:
Experience Sponsor LLC.
100 St. Paul St., Suite 800
Denver, CO 80206
Attn:
Kevin Rohnstock
Michael Mohapp

E-mail:
[      ]
[      ]

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:
Michael Wolfson
Ben Schaye

E-mail:
[      ]
[      ]

or to such other address or addresses as the parties may from time to time designate in writing.
If to any other Party, to such address as such Party shall furnish to PubCo and the other Parties in writing.
Section 5.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   This Investor Rights Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Investor Rights Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action arising out of or relating to this Investor Rights Agreement or the negotiation, execution or performance of this Investor Rights Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Investor Rights Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Investor Rights Agreement or the negotiation, execution or performance of this Investor Rights Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Investor Rights Agreement) in the Delaware Court of Chancery, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 5.6 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Investor Rights Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.
Section 5.8   Specific Performance.   Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.
Section 5.9   Subsequent Acquisition of Shares.   Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.
Section 5.10   Consents, Approvals and Actions.   If any consent, approval or action of the Blade Holders is required at any time pursuant to this Investor Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Blade Holders, as applicable, at such time provide such consent, approval or action in writing at such time.
Section 5.11   Not a Group; Independent Nature of Holders’ Obligations and Rights.   The Holders and PubCo agree that the arrangements contemplated by this Investor Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this Investor Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this Investor Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Investor Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Investor Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Investor Rights Agreement. The decision of each Holder to enter into this Investor Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this Investor Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Investor Rights Agreement and, if applicable, the Plan of Liquidation, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this Investor Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.
Section 5.12   Other Business Opportunities.
(a)   The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable Law: (i) each of the Institutional Holders, the Sponsor and Blade Holders who are not a Management Holder (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Designees has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries, or any other Holder the right to participate therein; (ii) the Sponsor, the Blade Holders who are not Management Holders, and each of the Institutional Holders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Designees may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Institutional Holders, the Blade Holders who are not Management Holders or the Sponsor (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any Sponsor Designee, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries or any other Holder, as the case may be, and, notwithstanding any provision of this Investor Rights Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries or any other Holder (or its Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries or any other Holder (or its Affiliates). For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable Law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
(b)   Each of the Parties hereby, to the fullest extent permitted by applicable Law:
(i)   confirms that none of the Institutional Holders, the Blade Holders who are not Management Holders or the Sponsor or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries or to any other Holder other than the specific covenants and agreements set forth in this Investor Rights Agreement;
(ii)   acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Institutional Holders, the Blade Holders who are not Management Holders, the Sponsor or any of their respective Affiliates (or any Sponsor Designee acting in his or her capacity as such), on the other hand, such applicable Institutional Holder, the Blade Holder who is not a Management Holder, the Sponsor or applicable Affiliates (or any Sponsor Designee acting in his or her capacity as a director) may act in its best interest and (B) none of the Institutional Holders, the Blade Holders who are not Management Holders, the Sponsor or any of their respective Affiliates or any Sponsor Designee acting in his or her capacity as a Director or observer of the Board, shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a direct or indirect stockholder or director, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person; and
(iii)   waives any claim or cause of action against any of the Institutional Holders, the Blade Holders who are not Management Holders, the Sponsor and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.12(b)(i) or Section 5.12(b)(ii).
(c)   Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.12 shall not apply to any alleged claim or cause of action against any of the Institutional Holders, the Blade Holders who are not Management Holders or the Sponsor based upon the breach or nonperformance by such Person of this Investor Rights Agreement or any other agreement to which such Person is a party.

(d)   The provisions of this Section 5.12, to the extent that they restrict the duties and liabilities of any of the Institutional Holders, the Blade Holders who are not Management Holders, the Sponsor, Blade or any of their respective Affiliates or any Sponsor Designee otherwise existing at law or in equity, are agreed by the Parties to replace such other duties and liabilities of the Institutional Holders, the Sponsor or any of their respective Affiliates or any such Sponsor Designee to the fullest extent permitted by applicable Law.
Section 5.13   Representations and Warranties of the Parties.   Each of the Parties hereby represents and warrants to each of the other Parties as follows:
(a)   Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.
(b)   Such Party has the full power, authority and legal right to execute, deliver and perform this Investor Rights Agreement. The execution, delivery and performance of this Investor Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Investor Rights Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
(c)   The execution and delivery by such Party of this Investor Rights Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.
(d)   Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
(e)   There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Investor Rights Agreement or to perform its, his or her obligations hereunder.
Section 5.14   No Third Party Liabilities.   This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).
Section 5.15   Legends.   Without limiting the obligations of PubCo set forth in Section 3.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.16   Adjustments
If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement (including Section 2.1), as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed. In the event that PubCo effects the separation of any portion of its business or assets into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Holder will receive equity interests in any such NewCo as part of such separation, the PubCo shall cause any such NewCo to enter into a stockholders agreement with the Holders that provides the Holders with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Investor Rights Agreement, and each of the Holders shall enter into such agreement.
[Signature Pages Follow]

Annex C
FORM OF
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of December 14, 2020, is entered into by and among Experience Investment Corp., a Delaware corporation (“Acquiror”), Experience Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and [      ] (the “Stockholder”).
RECITALS
WHEREAS, concurrently herewith, Acquiror, BLADE Urban Air Mobility, Inc., a Delaware corporation (“Company”), and Merger Sub are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);
WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote [      ] Company Common Shares and [      ] Company Preferred Shares (the “Owned Shares”; the Owned Shares and any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and
WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the parties hereto are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Agreement to Vote.   Unless this Agreement has been terminated in accordance with Section 3, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Covered Shares to, validly execute and deliver to the Company, as promptly as practicable, and in any event within ten (10) Business Days after the Registration Statement is declared effective by the SEC), the written consent in the form attached hereto as Exhibit A in respect of all of the Covered Shares. In addition, prior to the Termination Date (as defined herein), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Covered Shares to:
(a)   when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder or other record holder of the Covered Shares) in favor of the Merger and the other transactions contemplated by the Merger Agreement and the adoption of the Merger

Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and
(c)   vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Company Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement. The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has withdrawn or modified the Company Board Recommendation.
2.   No Inconsistent Agreements.   The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.   Termination.   This Agreement shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Stockholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 to 21 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual fraud in connection with, this Agreement prior to such termination.
4.   Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to Acquiror as to itself as follows:
(a)   The Stockholder is the sole record owner of and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement. As of the date hereof, other than the Owned Shares, the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.
(b)   The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from performing and satisfying, its obligations pursuant to this Agreement.
(c)   If the Stockholder is an entity, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has legal competence, capacity and the authority to enter into, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.
(e)   The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) if the Stockholder is an entity, a breach or violation of, or a default under, the certificate of incorporation, bylaws, limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
(f)   As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that questions the beneficial or record ownership of the Covered Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.
(g)   The Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.
(h)   No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.
5.   Certain Covenants of the Stockholder.   Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:
(a)   No Solicitation.
(i)   Prior to the Termination Date, the Stockholder shall not, and shall use its reasonable best efforts to cause its Affiliates or any of its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any confidential information or access to confidential information to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, a possible Company Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal; (iv) execute or enter into any agreement or other document or instrument (whether or not binding) regarding a Company Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Stockholder agrees that promptly following the execution of this Agreement it shall immediately cease and cause to be terminated, and shall use its reasonable best efforts to cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Company Acquisition Proposal.
(ii)   In addition to the other obligations under this Section 5(a), the Stockholder shall promptly (and in any event within one (1) Business Day after receipt by the Stockholder) advise the Acquiror orally and in writing of any Company Acquisition Proposal received by the applicable party, or any inquiry with respect to or which could reasonably be expected to lead to or result in any Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal, and the identity of the Person making the same.
(b)   Notwithstanding anything in this Agreement to the contrary: (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any Committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 5(a); (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 6.14 of the Merger Agreement shall not be considered a breach of Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its representatives (other than any such representative that is a Company Related Party) of Section 5(a)). Other than as contemplated by the Merger Agreement or the other Ancillary Agreements, the Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Stockholder or, if Stockholder is an individual, to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Covered Shares shall be null and void.
(c)   In furtherance of this Agreement, the Stockholder hereby authorizes and will instruct the Company, promptly after the date hereof, to prevent any Transfer not permitted hereunder, including by entering a stop transfer order with respect to all of the Covered Shares and by recording in the books and records of the Company that this Agreement imposes certain transfer restrictions with respect to the Covered Shares.
(d)   In the event that the Stockholder intends to undertake a Permitted Transfer of any of the Covered Shares, the Stockholder shall provide notice thereof to Acquiror and shall authorize the Company to, or authorize the Company to instruct any transfer agent to, (i) lift any stop transfer order in respect of the Covered Shares to be so Transferred in order to effect such Permitted Transfer only upon certification by Acquiror that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 5(b) hereof is satisfactory to Acquiror and (ii) re-enter any stop transfer order in respect of the Covered Shares to be so Transferred upon completion of the Permitted Transfer.

(e)   The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.
6.   Further Assurances.   From time to time, at Acquiror’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement (including the Merger). The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Closing Per Share Stock Consideration) or the consummation of the transactions contemplated hereby and thereby.
7.   Disclosure.   The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith; provided, further, that the foregoing proviso shall not apply to any such publication or disclosure the content of which concerning the foregoing does not substantially differ from any prior such publication or disclosure.
8.   Changes in Capital Stock.   In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
9.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror and the Stockholder.
10.   Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure..
11.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:
if to the Stockholder, to it at:
[    ]
Attention:   [    ]
Email:       [    ]
with a copy (which shall not constitute notice) to:
[    ]
[    ]
Attn:         [    ]
E-mail:     [    ]

if to Acquiror, to it at:
Experience Investment Corp.
100 St. Paul St., Suite 800
Denver, CO 80206
Attn:
Kevin Rohnstock
Michael Mohapp

E-mail:
[      ]
[      ]

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
Michael Wolfson
Benjamin P. Schaye

Email:
[      ]
[      ]

12.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.
13.   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.
14.   No Third-Party Beneficiaries.   The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 4 and Section 5(b) hereof.
15.   Governing Law and Venue; Service of Process; Waiver of Jury Trial.
(a)   This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
(b)   Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States

District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 11 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
(c)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
16.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of each other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
17.   Enforcement.   The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote or provide its written consent with respect to the Covered Shares as provided in this Agreement, in the applicable court as determined in accordance with Section 15(b) hereof, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
18.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
19.   Counterparts.   This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

20.   Interpretation and Construction.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
21.   Capacity as a Stockholder.   Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any Affiliate, employee or designee of the Stockholder or any of its Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
EXPERIENCE INVESTMENT CORP.
By:

Name:
Title:
EXPERIENCE MERGER SUB, INC.
By:

Name:
Title:

[STOCKHOLDER]
By:

Name:
Title:

Exhibit A
WRITTEN CONSENT
IN LIEU OF A
MEETING OF STOCKHOLDERS
OF
BLADE URBAN AIR MOBILITY, INC.

[•], 20[•]

The undersigned (the “Stockholder”), being the holder of shares of common stock [and preferred stock] of BLADE Urban Air Mobility, Inc., a Delaware corporation, (the “Company”), acting pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably and unconditionally consent to the adoption of the following resolutions in lieu of a meeting with respect to all of the shares of common stock and preferred stock of the Company held by the Stockholder:
MERGER AGREEMENT
WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of December 14, 2020 (the “Merger Agreement”), by and among the Company, Experience Investment Corp., a Delaware corporation (“Acquiror”) and Experience Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a copy of which has been provided to the undersigned Stockholder (capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement);
WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, (ii) approved the Merger Agreement and the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) subject to Section 6.08 of the Merger Agreement, resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of the shares of the Company Stock, upon the terms and subject to the conditions set forth therein; and
WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; now, therefore, be it
RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted and approved in all respects, and the undersigned Stockholder hereby votes and provides its written consent with respect to all of the shares of common stock and preferred stock held by the Stockholder in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and
FURTHER RESOLVED, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and any and all other procedural deficiencies and consents to the transaction of all business represented by this written consent.
[Remainder of page intentionally left blank.
Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholder has caused this consent to be duly executed as of the date first written above.
[STOCKHOLDER]
By:

Name:
[Title:]

Annex D
Execution Version
December 14, 2020
Experience Investment Corp.
100 St. Paul St., Suite 800
Denver, CO 80206
Re:
Sponsor Agreement

Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger, dated as of the date hereof, by and among Experience Investment Corp., a Delaware corporation (the “Acquiror”), BLADE Urban Air Mobility, Inc., a Delaware corporation (the “Company”), and the other parties thereto (as amended, modified or supplemented in accordance with the terms thereof, the “Merger Agreement”) and amends and restates in its entirety with respect to the Sponsor (as defined below) that certain letter, dated September 12, 2019, from Experience Sponsor LLC, a Delaware limited liability company (the “Sponsor”) to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 8 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
The Sponsor is currently, and as of the Closing will be, the record and beneficial owner of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor’s ownership detailed on Schedule A hereto (the Founder Shares owned by the Sponsor, together with any additional shares of Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Founder Shares) in which the Sponsor acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:
1.
Until the valid termination of the Merger Agreement, the Sponsor, in its capacity as a stockholder of Acquiror, irrevocably and unconditionally agrees that, at the Special Meeting, at any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of Acquiror (the date of the taking of any such action being an applicable “Determination Date”), the Sponsor shall, and shall cause any other holder of record of any of the Covered Shares to:

(a)
when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)
vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Sponsor or other record holder of the Covered Shares) in favor of each Voting Matter and any other matters necessary or reasonably requested by the Acquiror for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(c)
vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Business Combination (other than involving the

Company) (an “Alternative Business Combination”) and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Agreement.
The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the Acquiror Board.
2.
Prior to the Termination Date, the Sponsor shall not, and shall not authorize or permit its Representatives to, directly or indirectly, (a) solicit, initiate, encourage, facilitate any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, an Alternative Business Combination; (b) enter into discussions or negotiations with, or provide any information or access to information to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, a possible Alternative Business Combination; (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Business Combination; (d) execute or enter into any agreement or other document or instrument (whether or not binding) regarding an Alternative Business Combination; (e) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Common Stock or Founder Shares intending to facilitate any Alternative Business Combination or cause any holder of shares of Common Stock or Founder Shares not to vote to adopt the Merger Agreement and approve the Merger or any of the other transactions contemplated thereby, (f) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Acquiror that takes any action in support of an Alternative Business Combination or (g) resolve or agree to do any of the foregoing. The Sponsor shall promptly (and in any event within one (1) Business Day after receipt by the Sponsor) advise the Company orally and in writing of any Alternative Business Combination proposal received by the applicable party, or any inquiry with respect to or which could reasonably be expected to lead to or result in any Alternative Business Combination, the material terms and conditions of such any Alternative Business Combination proposal or inquiry, and the identity of the Person making the same. The Sponsor agrees that, following the date hereof, it and its Representatives shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Alternative Business Combination. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) the Sponsor shall not be responsible for the actions of Acquiror or its Board of Directors (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Acquiror Related Parties”), including with respect to any of the matters contemplated by this paragraph 2, (b) the Sponsor makes no representations, warranties or agreements with respect to the actions of any of the Acquiror Related Parties, and (c) any breach by Acquiror of its obligations under Section 6.13 of the Merger Agreement shall not be considered a breach of this paragraph 2 (it being understood for the avoidance of doubt that the Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is an Acquiror Related Party) of this paragraph 2). In furtherance of this Sponsor Agreement, the Sponsor hereby authorizes and will instruct Acquiror, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of the Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any share certificates for the Covered Shares: “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF DECEMBER 14, 2020, BY AND AMONG EXPERIENCE INVESTMENT CORP., A DELAWARE CORPORATION, BLADE URBAN AIR MOBILITY, INC., A DELAWARE CORPORATION AND EXPERIENCE SPONSOR LLC. ANY TRANSFER OF SUCH

SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.” The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities. The Sponsor hereby authorizes Acquiror to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of Acquiror.
3.
The Sponsor hereby agrees and acknowledges that (a) the underwriters of the Acquiror’s Public Offering, the Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor of its obligations under paragraphs 1, 4(a) and 5 of this Sponsor Agreement (with respect to such underwriters, only such provisions as were contained in the Prior Letter Agreement), (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Notwithstanding the foregoing, or anything herein to the contrary, under no circumstances shall the Acquiror or the Sponsor be liable for any costs or damages including, without limitation, any special, incidental, consequential, exemplary or punitive damages, to any Person, including the Company, in respect of this Sponsor Agreement, including any breach hereof, and the Company hereby waives any claim it may have now or in the future for monetary costs or damages against the Acquiror or the Sponsor in respect of this Sponsor Agreement, including any breach hereof.

4.
(a) Subject to the Investor Rights Agreement, the Sponsor agrees that it shall not Transfer any Founder Shares (or shares of Acquiror’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion thereof) or any Private Placement Warrants (or shares of Common Stock issuable upon the exercise thereof) until the earlier of (i) 180 days after the completion of the Acquiror’s initial Business Combination or (ii) subsequent to the initial Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraph 4(a), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares that are held by the Sponsor or any of their permitted transferees (that have complied with this paragraph 4(b)), are permitted (i) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, any of its affiliates, or any of its or their respective officers, employees, directors or direct and indirect equityholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, transfers pursuant to a qualified domestic relations order; (v) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (vii) in the event of the Acquiror’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of the Acquiror’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, share exchange, reorganization or other similar transaction)); provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.
5.
The Sponsor represents and warrants that it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

6.
(a) Except as disclosed in the Prospectus, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Acquiror, shall receive from the Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to an aggregate of $300,000 made to the Acquiror by the Sponsor; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Acquiror from time to time, made by the Sponsor or any of the Acquiror’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Acquiror does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Acquiror to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. (b) Commencing on the effective date of the Prospectus for the Offering and continuing until the earlier of (i) the consummation by the Company of a Business Combination or (ii) the Company’s liquidation as described in the Prospectus, KSL Advisors, LLC, an affiliate of Experience Sponsor LLC shall make available to the Company, at no charge, certain office space and administrative and support services as may be required by the Company from time to time, situated at 100 St. Paul St., Suite 800, Denver, Colorado 80206 (or any successor locations).

7.
The Sponsor has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

8.
As used herein, (a) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (b) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Acquiror and one or more businesses; (c) “Shares” shall mean, collectively, the shares of Common Stock and the Founder Shares; (d) “Founder Shares” shall mean the shares of Class B Common Stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (e) “Private Placement Warrants” shall mean the warrants to purchase up to 5,000,000 shares of Common Stock Beneficially Owned by the Sponsor in the aggregate; (f) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; (g) “Public Offering” shall mean the underwritten initial public offering of 27,500,000 of Acquiror’s units (the “Units”), each comprised of one share of Common Stock and one-third of one warrant to purchase shares of Common Stock; (h) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (i) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants was deposited; and (j) “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). The term “Affiliate” shall have the meaning given to such term in the Merger Agreement provided that, except for the Acquiror, no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates shall be considered an Affiliate of the Sponsor.
9.
This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

10.
No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

11.
Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.
This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.
This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.
This Sponsor Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Sponsor Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, in any Action arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the United States District Court for the Southern District of

New York located in New York, New York or, if such court declines to accept jurisdiction, then any court of the State of New York sitting in the borough of Manhattan), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) in the Delaware Court of Chancery, the United States District Court for the Southern District of New York located in New York, New York or any court of the State of New York sitting in the borough of Manhattan, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 9.02 of the Merger Agreement shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.
15.
To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Sponsor Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

16.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 9.02 of the Merger Agreement to the applicable party at its principal place of business.

17.
This Sponsor Agreement shall terminate on the earlier of (a) the expiration of the Lock-up Period or (b) the liquidation of the Company. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion (subject to paragraph 3 hereof).

18.
The Sponsor hereby represents and warrants to Acquiror and the Company as follows: (a) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (b) this Sponsor Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (c) the execution and delivery of this Sponsor Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.; (d) there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement; (e) except for fees described on Schedule 5.15 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Sponsor, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Sponsor, on behalf of the Sponsor, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (f) the Sponsor has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (i) this Sponsor Agreement, (ii) the Acquiror’s certificate of incorporation, (iii) the Merger Agreement, (iv) the Registration Rights Agreement, dated as of September 12, 2019, by and among the Acquiror and the Sponsor, (v) the Investor Rights Agreement, dated as of the date hereof, by and among the Acquirer, the Sponsor and the other stockholders party thereto or (vi) any applicable securities laws; and (g) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.
19.
If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.

20.
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,
EXPERIENCE SPONSOR LLC
By:	/s/ Charlie Martin
Name: Charlie Martin Title: Chief Financial Officer
[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:
EXPERIENCE INVESTMENT CORP.
By:	/s/ Charlie Martin
Name: Charlie Martin Title: Chief Financial Officer
For purposes of 6(b) only:
KSL ADVISORS, LLC
By:	/s/ Charlie Martin
Name: Charlie Martin Title: Chief Financial Officer
Acknowledged and Agreed:
BLADE URBAN AIR MOBILITY, INC.
By:	/s/ Robert Wiesenthal
Name: Robert Wiesenthal Title: Chief Executive Officer
[Signature Page to Sponsor Letter Agreement]

Schedule A
Sponsor Ownership of Securities
Sponsor	Founder Shares	Private Placement Warrants
Experience Sponsor LLC	6,875,000	5,000,000

Annex E
EXPERIENCE INVESTMENT CORP.1
2021 OMNIBUS INCENTIVE PLAN
1.   Purpose.   The purpose of this Experience Investment Corp. 2021 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel, and to provide a means whereby directors, officers, employees, consultants, and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan.
(a)   “Absolute Share Limit” has the meaning given to such term in Section 5(b) of the Plan.
(b)   “Adjustment Event” has the meaning given to such term in Section 10(a) of the Plan.
(c)   “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, appointing a majority of the board of directors, by contract, or otherwise.
(d)   “Applicable Law” means each law, rule, regulation and requirement, applicable to the Company including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.
(e)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award, and Other Cash-Based Award granted under the Plan.
(f)   “Award Agreement” means the document or documents by which each Award (other than an Other Cash-Based Award) is evidenced, which may be in written or electronic form.
(g)   “Board” means the Board of Directors of the Company.
(h)   “Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination, or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Service Recipient or any other member of the

1   Note to Draft: The name of the Company will be updated at the time of the transaction.

Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.
(i)   “Change in Control” means:
(i)   the acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such shares of Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt and the exercise of any similar right to acquire such shares of Common Stock; or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by (x) the Company or any Affiliate or (y) any Person or group of Persons, in each case, that includes Blade Urban Air Mobility, Inc. and/or investment funds affiliated with KSL Capital Partners, LLC, unless otherwise determined by the Board; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)   during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or
(iii)   the sale, transfer, or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.
(j)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations, or guidance.
(k)   “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.
(l)   “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(m)   “Company” means Experience Investment Corp., a Delaware corporation, and any successor thereto.
(n)   “Company Group” means, collectively, the Company and its Subsidiaries and Affiliates.
(o)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(p)   “Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America that may be designated by the Board or the Committee from time to time.

(q)   “Detrimental Activity” means any of the following: (i) unauthorized disclosure or use of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group; or (iv) fraud or conduct contributing to any financial restatements or irregularities, in each case, as determined by the Committee in its sole discretion.
(r)   “Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability”, as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.
(s)   “Effective Date” means [•].2
(t)   “Eligible Person” means any: (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
(u)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(v)   “Exercise Price” has the meaning given to such term in Section 6(b) of the Plan.
(w)   “Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock; provided, however, as to any Awards granted on or with a Date of Grant of the Effective Date, “Fair Market Value” shall be equal to the closing sales price on the Nasdaq Capital Market of a share of Common Stock on the last preceding date on which sales were reported prior to the Effective Date.
(x)   “GAAP” means generally accepted accounting principles.
(y)   “Immediate Family Members” has the meaning given to such term in Section 12(b) of the Plan.

2
Note to Draft: To be the Closing Date (as defined in the Agreement and Plan of Merger by and among Experience Investment Corp., Blade Urban Air Mobility, Inc. and the other parties thereto (the “Merger Agreement”)).

(z)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(aa)   “Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.
(bb)   “Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.
(cc)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(dd)   “Option” means an Award granted under Section 6 of the Plan.
(ee)   “Option Period” has the meaning given to such term in Section 6(c) of the Plan.
(ff)   “Other Cash-Based Award” means an Award that is granted under Section 9 of the Plan that is denominated and/or payable in cash.
(gg)   “Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit that is granted under Section 9 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.
(hh)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(ii)   “Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), adjusted net income after capital charges or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) operating income or net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be, but are not required to be, measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA) or earnings before interest, taxes, depreciation, amortization and restructuring costs (EBITDAR); (ix) gross or net operating margins; (x) productivity ratios; (xi) stock price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee satisfaction, employment practices and employee benefits or employee retention; (xxiii) supervision of litigation and information technology; (xxiv) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, divestitures of subsidiaries and/or other affiliates or joint ventures, other monetization or liquidity events relating to subsidiaries, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxv) comparisons of continuing operations to other operations; (xxvi) market share; (xxvii) cost of capital, debt leverage, year-end cash position, book value, book value per share, tangible book value, tangible book value per share, cash book value or cash book value per share; (xxviii) strategic objectives; or (xxix) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(jj)   “Permitted Transferee” has the meaning given to such term in Section 12(b) of the Plan.
(kk)   “Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(ll)   “Plan” means this Experience Investment Corp. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.
(mm)   “Prior Plan” means the Fly Blade, Inc. 2015 Equity Incentive Plan, as amended.
(nn)   “Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(oo)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.
(pp)   “Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(qq)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities, or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(rr)   “SAR Period” has the meaning given to such term in Section 7(c) of the Plan.
(ss)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations, or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations, or guidance.
(tt)   “Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(uu)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 7 of the Plan.
(vv)   “Strike Price” has the meaning given to such term in Section 7(b) of the Plan.
(ww)   “Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Absolute Share Limit and the other limits specified in Section 5(b) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(xx)   “Subsidiary” means, with respect to any specified Person:
(i)   any corporation, association, or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)   any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(yy)   “Substitute Awards” has the meaning given to such term in Section 5(e) of the Plan.
(zz)   “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.
(a)   General.   The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act, be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Committee Authority.   Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including, but not limited to, the time or times when Awards vest or may be exercised, including any Performance Conditions, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee will determine); (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Common Stock, other securities, other Awards, or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   Delegation.   Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.
(d)   Finality of Decisions.   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)   Indemnification.   No member of the Board, the Committee, or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud, dishonesty, or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company to the maximum extent permitted by Applicable Law against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit, or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit, or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit, or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions, or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, dishonesty, or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under (i) the organizational documents of any member of the Company Group, (ii) pursuant to Applicable Law, (iii) an individual indemnification agreement or contract, or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)   Board Authority.   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to Applicable Law. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   Grants.   The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Conditions.
(b)   Share Reserve and Limits.   Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 10 of the Plan, no more than [insert the number of shares of Common Stock equal to [10.0]% of the fully diluted shares of Common Stock as of the Effective Time (as defined in the Merger Agreement)] shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; provided, however, that the Absolute Share Limit shall be automatically increased (A) on the first day of each fiscal year following the fiscal year in which the Effective Date falls in an amount equal to the least of (x) [insert the number of shares of Common Stock equal to [5.0]% of the fully diluted shares of Common Stock as of the Effective Time (as defined in the Merger Agreement)] shares of Common Stock, (y) [5.0]% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of Common Stock as determined by the Board; and (B) for any shares of Common Stock underlying awards outstanding under the Prior Plan that, on or after the Effective Date, expire or are canceled, forfeited, terminated, settled in cash or otherwise settled without issuance to the holder thereof the full number of shares of Common Stock to which the award related and thereupon become available for grant under the Plan pursuant to Section 5(c) of the Plan; (ii) subject to Section 10 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) during a single fiscal year, each Non-Employee Director, shall be granted a number of shares Common Stock subject to Awards, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, equal to (A) a total value of $[   ] (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) or (B) such lower amount as determined by the Board prior to the Date of Grant, either as part of the Company’s non-employee director compensation program or as otherwise determined by the Board in the event of any change to such non-employee director’s compensation program or for any particular period of service. To the extent the Board makes a determination pursuant to clause (iii)(B) above with respect to any year of service, such determination shall in no event be applicable to any subsequent year of service without a further determination by the Board in respect of any subsequent year of service.
(c)   Share Counting.   Other than with respect to Substitute Awards, to the extent that an Award (or, if granted under the Prior Plan, award) expires or is canceled, forfeited, terminated, settled in cash, or otherwise is settled without issuance to the Participant of the full number of shares of Common Stock to which the Award (or, if granted under the Prior Plan, award) related, the unissued shares of Common Stock will again be available for grant under the Plan. Shares of Common Stock withheld in payment of the Exercise Price, or taxes relating to an Award (or, if granted under the Prior Plan, award), and shares equal to the number of shares surrendered in payment of any Exercise Price, or taxes relating to an Award, shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be available for Awards under the Plan; provided, however, that such shares shall not become available for issuance hereunder if either: (i) the applicable shares are withheld or surrendered following the termination of the Plan; or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the Common Stock is listed.
(d)   Source of Shares.   Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Substitute Awards.   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding Awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.   Options.
(a)   General.   Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified

Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(c)   Vesting and Expiration; Termination.
(i)   Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.
(ii)   Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).
(d)   Method of Exercise and Form of Payment.   No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company (or telephonic instructions to the extent provided by the Committee) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent, and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP); or (ii) by such other method as the Committee may permit in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and any federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. Any fractional share of Common Stock shall be settled in cash.
(e)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such share of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option, or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any share of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such share of Common Stock.
(f)   Compliance With Applicable Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.
7.   Stock Appreciation Rights.
(a)   General.   Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Strike Price.   Except as otherwise provided by the Committee in the case of Substitute Awards, the strike price (“Strike Price”) per share of Common Stock for each SAR shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option.
(c)   Vesting and Expiration; Termination.
(i)   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such vesting dates or events, the Committee may, in its sole discretion, accelerate the vesting of any SAR at any time and for any reason. SARs shall expire upon a date determined by the Committee, not to exceed ten years from the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(ii)   Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding SARs granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for one year thereafter (but in no event beyond the expiration of the SAR Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested SAR granted to such Participant shall immediately terminate and expire, and each outstanding vested SAR shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the SAR Period).
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.
(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local, and non-U.S. income, employment, and any other applicable taxes that are statutorily required to be withheld in accordance with Section 12(d) of the Plan. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional share of Common Stock shall be settled in cash.
8.   Restricted Stock and Restricted Stock Units.
(a)   General.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)   Stock Certificates and Book-Entry Notation; Escrow or Similar Arrangement.   Upon the grant of Restricted Stock, the Committee shall, at its discretion, cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 12(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 8, Section 12(b) of the Plan, and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company without undue delay, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate automatically without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.
(c)   Vesting; Termination.
(i)   Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee including, without limitation, those set forth in Section 5(a) of the Plan; provided, however, that notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii)   Unless otherwise determined by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(d)   Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall issue to the Participant or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii)   Unless otherwise determined by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.
(e)   Legends on Restricted Stock.   Each certificate, if any, or book entry representing Restricted Stocks awarded under the Plan, if any, shall bear a legend or book-entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE EXPERIENCE INVESTMENT CORP. 2021 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN EXPERIENCE INVESTMENT CORP. AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF EXPERIENCE INVESTMENT CORP.
9.   Other Equity-Based Awards and Other Cash-Based Awards.    The Committee may grant Other Equity-Based Awards and Other Cash-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine including, without limitation, those set forth in Section 5(a) of the Plan. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and each Other Cash-Based Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time. Each Other Equity-Based Award or Other Cash-Based Award, as applicable, so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement or other form evidencing such Award, including, without limitation, those set forth in Section 12(c) of the Plan.
10.   Changes in Capital Structure and Similar Events.   Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Other Cash-Based Awards):
(a)   General.   In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it, in its sole discretion, deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards that may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or Strike Price with respect to any Award; or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 10 shall be conclusive and binding for all purposes.
(b)   Adjustment Events.   Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)   substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(ii)   subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or Strike Price).

(c)   Other Requirements.   Prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)   Fractional Shares.   Any adjustment provided under this Section 10 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)   Binding Effect.   Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 10 shall be conclusive and binding for all purposes.
11.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance, or termination shall be made without stockholder approval if: (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or 10 of the Plan), or (iii) it would materially modify the requirements for participation in the Plan; provided further, that any such amendment, alteration, suspension, discontinuance, or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 11(b) of the Plan without stockholder approval.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, in its sole discretion, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 10, any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided further, that without stockholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or Strike Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the canceled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
12.   General.
(a)   Award Agreements.   Each Award (other than an Other Cash-Based Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, any Performance Conditions, the effect on such Award of the death, Disability, or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate, or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any Person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C), and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan or in any applicable Award Agreement to a Participant shall be deemed to refer to the Permitted Transferee, except that: (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)   Dividends and Dividend Equivalents.
(i)   The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards.
(ii)   Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any shares of Restricted Stock that remain subject to vesting conditions at the time of payment of such dividend shall be retained by the Company, remain subject to the same vesting conditions as the Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).
(iii)   To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the

Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).
(d)   Tax Withholding.
(i)   A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment, and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.
(ii)   Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the minimum income, employment, and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by: (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).
(iii)   The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment, and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions).
(e)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on, or after the Date of Grant.
(f)   International Participants.   With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.
(g)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary or beneficiaries, as applicable, who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.
(h)   Termination.   Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation, or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination, but such Participant continues to provide services to the Company Group in a non-employee capacity, including as a consultant, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i)   No Rights as a Stockholder.   Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to such Person.
(j)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to compliance with Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such shares of

Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company, and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable, or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code: (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (II) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), with such amount being delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof or (B) in the case of Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, or Other Equity-Based Awards, or the underlying shares in respect thereof.
(k)   No Section 83(b) Elections Without Consent of Company.    No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee (or its designee in accordance with Section 4(c) of the Plan) in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)   Payments to Persons Other Than Participants.   If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
(o)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(p)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.
(q)   Governing Law.   THIS PLAN AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO ANY RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK]. Each Participant who accepts an Award hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to the Plan or any Award hereunder shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of [New York] sitting in [Manhattan or the United States District Court for the Southern District of New York], and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 12(q), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over such Participant or any member of the Company Group, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r)   Severability.   If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t)   Section 409A of the Code.
(i)   Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
(ii)   Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)   Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) are accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.
(u)   Clawback/Repayment.   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(v)   Detrimental Activity.   Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion and to the extent permitted by Applicable Law, provide for one or more of the following:
(i)   cancellation of any or all of such Participant’s outstanding Awards; or
(ii)   forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and repayment of any such gain promptly to the Company.
(w)   Right of Offset.   The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile, or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
(x)   Expenses; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex F
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
[Blade Air Mobility, Inc.]
* * * * *
The present name of the corporation is Experience Investment Corp. (the “Corporation”). The Corporation was incorporated by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 24, 2019. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
The Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 14, 2020, by and among the Corporation, Experience Merger Sub, Inc. and BLADE Urban Air Mobility, Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, all shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.
The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is [Blade Air Mobility, Inc.].
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 402,000,000, which shall be divided into two classes as follows:
(i)
400,000,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”); and

(ii)
2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

F-1

A.
Capital Stock.

1.
The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

2.
Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

3.
Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

4.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

5.
Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

6.
The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

F-2

ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
A.   The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Investor Rights Agreement.
ARTICLE VI
BOARD OF DIRECTORS
A.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Company’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
B.   Without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
C.   Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
D.   Elections of directors need not be by written ballot unless the Bylaws shall so provide.
E.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each

F-3

such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.   As used in this Article VI only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and the term “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
A.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B.   Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.
B.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.
C.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.
ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Original Sponsor and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Original Sponsor and its Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar

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activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Original Sponsor, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   None of (i) the Original Sponsor or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for such Identified Person or any of such Identified Person’s Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries.
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Original Sponsor, any Person that, directly or indirectly, is controlled by the Original Sponsor (as applicable), controls the Original Sponsor (as applicable) or is under common control with (as applicable) and shall include any

F-5

principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS
A.   The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
B.   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
1.
prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.
at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

4.
the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

C.   For purposes of this Article X, references to:
1.
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.
“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.
“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

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(i)
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)
any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)  — (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)  — (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.
“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

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5.
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)
beneficially owns such stock, directly or indirectly; or

(ii)
has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

7.
“person” means any individual, corporation, partnership, unincorporated association or other entity.

8.
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9.
“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

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ARTICLE XI
MISCELLANEOUS
A.   Forum.
1.
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Article XI(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

2.
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B.   Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article XI(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XI(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C.   Severability. If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
D.   Any person (as defined in Article X) purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and provided consent to this Article XI.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [  ] day of [      ], [      ].
Experience Investment Corp.
By:

Name:
Title:

Annex G
AMENDED AND RESTATED
BYLAWS
OF
[ ]1
* * * *
ARTICLE I
Offices
Section 1.01   Registered Office. The registered office and registered agent of [      ]2 (the “Corporation”) shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.
ARTICLE II
Meetings of Stockholders
Section 2.01   Annual Meetings. Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast as described in Section 2.11 of these Amended and Restated Bylaws (these “Bylaws”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.02   Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Corporation’s second amended and restated certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) and may be held either within or without the State of Delaware, and at such time and date as the Board of Directors or the Chairman of the Board of Directors shall determine and state in the notice of such meeting. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.11 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Dire1ctors or the Chairman of the Board of Directors.
Section 2.03   Notice of Stockholder Business and Nominations.
(A)   Annual Meetings of Stockholders.
(1)   Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement (as defined in the Certificate of Incorporation), (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.04, (c) by or at the direction of the Board of Directors or any authorized committee thereof, or (d) by any stockholder of the Corporation who (i) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the

1    Note to Draft: to be renamed effective upon the Merger.
2    Note to Draft: to be renamed effective upon the Merger.

record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (ii) is entitled to vote at the meeting, and (iii) subject to Section 2.03(C)(4), complies with the notice procedures set forth in these Bylaws as to such business or nomination. This Section 2.03(A)(1)(d) shall be the exclusive means for a stockholder to make nominations (other than pursuant to Section 2.03(A)(1)(a)) or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
(2)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.03(A)(1)(d), the stockholder must have given timely notice thereof in writing and otherwise in proper form in accordance with this Section 2.03(A)(2) to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary not earlier than the Close of Business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the Close of Business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting (which first anniversary date shall, for purposes of the Corporation’s first annual meeting of stockholders (or special meeting in lieu thereof) held after the shares of the Corporation’s common stock are first publicly traded (the “First Annual Meeting”), be deemed to be [ ]3); provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the Close of Business on the 120th calendar day prior to the date of such annual meeting and not later than the Close of Business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, 2but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the Close of Business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.
(3)   To be in proper form, a stockholder’s notice delivered to the Secretary pursuant to this Section 2.03 must:
(a)   set forth, as to each person whom the Noticing Stockholder (as defined herein) proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person (present and for the past five years), (iii) the Ownership Information (as defined herein) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined herein) of such person, or any person acting in concert therewith, (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee

3    Note to Draft: Insert anniversary of special meeting

and to serving as a director if elected) and (v) a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Holders and/or any Stockholder Associated Person (as such terms are defined herein), on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (the “Regulation S-K”) under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder and/or any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
(b)   if the notice relates to any business other than nominations of persons for election to the Board of Directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the text, if any, of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest of each Holder and any Stockholder Associated Person in such business, and (iv) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;
(c)   set forth, as to the stockholder giving the notice (the “Noticing Stockholder”) and the beneficial owner, if any, on whose behalf the nomination or proposal is made (collectively with the Noticing Stockholder, the “Holders” and each, a “Holder”): (i) the name and address as they appear on the Corporation’s books and records of each Holder and the name and address of any Stockholder Associated Person, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by each Holder and any Stockholder Associated Person (provided, however, that for purposes of this Section 2.03(A)(3), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived, in whole or in part, from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each Holder and any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has a right to vote or has granted a right to vote any shares of any security of the Corporation, (D) any Short Interest held by each Holder and any Stockholder Associated Person presently or within the last 12 months in any security of the Corporation (for purposes of this Section 2.03 a person shall be deemed to have a “Short Interest” in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any agreement, arrangement or understanding (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) between and among each Holder, any Stockholder Associated Person, on the one hand, and any person acting in concert with any such person, on the other hand, the intent or effect of which may be to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation or to increase or decrease the voting power of any such person with respect to any security of the Corporation, (F) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination or business proposed by any Holder under this Section 2.03, (G) any rights to dividends on the shares of the Corporation owned beneficially by each Holder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any Holder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns any interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity, and (I) any performance-related fees (other than an asset-based fee) that each Holder and any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice (Sub-clauses (A) through (I) above of this Section 2.03(A)(3)(c)(ii) shall be referred, collectively, as the “Ownership Information”), (iii) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (v) a certification that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest, or is otherwise required, pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a representation as to the accuracy of the information set forth in the notice, and (viii) with respect to each person nominated for election to the Board of Directors, include a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.03(D).
(4)   A Noticing Stockholder shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.03(A) shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is 15 calendar days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three Business Days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
(5)   The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a director of the Corporation, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (c) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(B)   Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.02. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board of Directors, nominations of persons for election to the Board of Directors to fill any vacancy or newly created directorship may be made at a special meeting of stockholders at which any proposal to fill any vacancy or newly created directorship is to be presented to the stockholders (1) as provided in the Investor Rights Agreement, (2) by or at the direction of the Board of Directors or any committee thereof or (3) by any stockholder of the Corporation who (a) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) subject to Section 2.03(C)(4), complies with the notice procedures set forth in these Bylaws as to such business or nomination, including delivering the stockholder’s notice required by Section 2.03(A) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.03(D)) to the Secretary not earlier than the Close of Business on the 120th calendar day prior to such special meeting, nor later than the Close of Business on the later of the 90th calendar day prior to such special meeting or the tenth calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees, if any, proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(C)   General.
(1)   Except as provided in Section 2.03(C)(4) only such persons who are nominated in accordance with the procedures set forth in this Section 2.03 or the Investor Rights Agreement shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals; and (vi) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairman of the meeting’s rulings on procedural matters shall be final. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the Noticing Stockholder (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such Noticing Stockholder or must be authorized by a writing executed by such Noticing Stockholder or an electronic transmission delivered by such Noticing Stockholder to act for such Noticing Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(2)   For purposes of these Bylaws,
(a)   “Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Corporation or any of its subsidiaries be considered an Affiliate of any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation nor shall any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation be considered to be an Affiliate of the Corporation or its subsidiaries.
(b)   “Associate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder.
(c)   “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close.
(d)   “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.
(e)   “delivery” of any notice or materials by a stockholder as required to be “delivered” under this Section 2.03 shall be made by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary at [      ] or such other email address for the Secretary as may be specified in the Corporation’s proxy statement for the annual meeting of stockholders immediately preceding such delivery of notice or materials.
(f)   “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

(g)   “public announcement” shall mean any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(h)   “Stockholder Associated Person” shall mean as to any Holder (i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith and (iii) any member of the immediate family of such Holder or an affiliate or associate of such Holder.
(3)   Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.03(A) and Section 2.03(B). Nothing in these Bylaws shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement, or (b) the holders of any class or series of stock having a preference over the Common Stock (as defined in the Certificate of Incorporation) as to dividends or upon liquidation to elect directors under specified circumstances.
(4)   Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Investor Rights Agreement remains in effect with respect to the Sellers or the Sponsor (each as defined in the Certificate of Incorporation), neither the Sponsor nor any Seller (to the extent then subject to the Investor Rights Agreement) shall be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Investor Rights Agreement.
(D)   Submission of Questionnaire. Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to Section 2.03(A)(1)(d), a proposed nominee must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03) to the Secretary (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request), (2) an irrevocable, contingent resignation to the Board of Directors, in a form acceptable to the Board of Directors, and (3) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (d) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
Section 2.04   Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 2.05   Quorum. Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
Section 2.06   Voting. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Section 2.07   Chairman of Meetings. The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability or refusal to act, the Chief Executive Officer of the Corporation, or in the absence, disability or refusal to act of the Chairman of the Board of Directors and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.

Section 2.08   Secretary of Meetings. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as Secretary at such meetings.
Section 2.09   Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.
Section 2.10   Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.11   Remote Communication. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(A)   participate in a meeting of stockholders; and
(B)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that
(i)   the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(ii)   the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and
(iii)   if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.12   Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election
ARTICLE III
Board of Directors
Section 3.01   Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by law or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.
Section 3.02   Number and Term; Chairman. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting.
Section 3.03   Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
Section 3.04   Removal. Subject to the Investor Rights Agreement, directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.
Section 3.05   Vacancies and Newly Created Directorships. Except as otherwise provided by law and subject to the Investor Rights Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
Section 3.06   Meetings. Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer of the Corporation, the President of the Corporation or the Chairman of the Board of Directors, and shall be called by the Chief Executive Officer, the President or the Secretary of the Corporation if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least 24 hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.07   Quorum, Voting and Adjournment. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.
Section 3.08   Committees; Committee Rules. Subject to the Investor Rights Agreement, the Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.
Section 3.09   Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law.
Section 3.10   Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 3.11   Compensation. The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 3.12   Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
Officers
Section 4.01   Number. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Chairmen and Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.
Section 4.02   Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.
Section 4.03   Chief Executive Officer. The Chief Executive Officer shall have general executive charge, management, and control of the business and affairs of the Corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. If the Board of Directors has not elected a Chairman of the Board or in the absence, inability or refusal to act of such elected person to act as the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if the Chief Executive Officer is a director of the Corporation. He or she shall have power to sign all contracts and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.
Section 4.04   Vice Chairman. The Vice Chairman of the Corporation shall perform all duties as customarily pertain to that office, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The Vice Chairman of the Corporation shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers, employees and agents of the Corporation.
Section 4.05   President. The President shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation.
Section 4.06   Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him by the Chief Executive Officer, the President or the Board of Directors.
Section 4.07   Treasurer. The Treasurer, if any is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer, the President and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.
Section 4.08   Secretary. The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer, the President or the Board of Directors.
Section 4.09   Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer, the President or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer, the President or the Board of Directors.
Section 4.10   Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.
Section 4.11   Contracts and Other Documents. The Chief Executive Officer, the President and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.
Section 4.12   Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.
Section 4.13   Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.
Section 4.14   Resignation and Removal. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.
Section 4.15   Vacancies. Subject to the Investor Rights Agreement, the Board of Directors shall have the power to fill vacancies occurring in any office.

ARTICLE V
Stock
Section 5.01   Shares With Certificates.
The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors. Notwithstanding the foregoing, shares of stock represented by a certificate and issued and outstanding on [      ]5 shall remain represented by a certificate until such certificate is surrendered to the Corporation.
If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entit3led to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of the Chief Executive Officer, the Vice Chairman, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect to all uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.
Section 5.02   Shares Without Certificates. If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.
Section 5.03   Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.
Section 5.04   Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

5    To be the Closing Date of the merger.

Section 5.05   List of Stockholders Entitled To Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.
Section 5.06   Fixing Date for Determination of Stockholders of Record.
(A)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(B)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(C)   Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 5.07   Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
ARTICLE VI
Notice and Waiver of Notice
Section 6.01   Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 6.02   Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
ARTICLE VII
Indemnification
Section 7.01   Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 7.03 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this Article VII shall be deemed to refer exclusively to the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to Article IV of these Bylaws or other person designated by the title of “Vice

President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
Section 7.02   Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 7.01, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VII (which shall be governed by Section 7.03) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section 7.01 and Section 7.02 or otherwise.
Section 7.03   Right of Indemnitee to Bring Suit. If a claim under Section 7.01 or Section 7.02 is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.
Section 7.04   Indemnification Not Exclusive.
(A)   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article VII, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article VII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
(B)   Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.04(B) of Article VII, entitled to enforce this Section 7.04(B) of Article VII.
For purposes of this Section 7.04(B) of Article VII, the following terms shall have the following meanings:
(1)   The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(2)   The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.
Section 7.05   Nature of Rights. The rights conferred upon indemnitees in this Article VII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 7.06   Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 7.07   Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE VIII
Miscellaneous
Section 8.01   Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 8.02   Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer, Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 8.03   Fiscal Year. The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.
Section 8.04   Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 8.05   Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Section 8.06   Severability. If any provision or provisions in these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in these Bylaws and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Section 8.06.
ARTICLE IX
Amendments
Section 9.01   Amendments. The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware, the Certificate of Incorporation or the Investor Rights Agreement.
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Annex H
FORM OF SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of December 14, 2020 by and between Experience Investment Corp., a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Issuer, BLADE Urban Air Mobility, Inc., a Delaware corporation (“Blade”), and Experience Merger Sub, Inc., a Delaware corporation (“Merger Sub”), are entering into that certain Agreement and Plan of Merger, dated on or around the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, Merger Sub will be merged with and into Blade, with Blade surviving as a wholly owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share and an aggregate purchase price as set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and
WHEREAS, certain other investors (excluding Experience Sponsor LLC and its Affiliates (collectively, the “Sponsor”)) (each, an “Other Subscriber”) are entering into separate subscription agreements with the Issuer (each, an “Other Subscription Agreement”), pursuant to which such investors have agreed or will agree to purchase Class A common stock (collectively with the Shares to be purchased hereunder, the “PIPE Securities”) on the Closing Date at the same per share purchase price as Subscriber;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.
1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to irrevocably subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2   If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any breach or violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule I hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I hereto). If Subscriber is not an individual, Subscriber is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
2.1.5   Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend, or each register for the Shares in book entry form shall contain a notation, to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time.

Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.
2.1.6   Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (collectively, the “Placement Agents”), the Issuer, Blade, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.7   Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.8   In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, Blade and the Transactions, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed (i) the Issuer’s filings with the Securities and Exchange Commission (the “Commission”) and (ii) a presentation with respect to Blade provided to Subscriber by the Issuer (the “Target Disclosure”). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber further acknowledges that any information contained in Target Disclosure is preliminary and subject to change, and that any changes to the information contained in the Target Disclosure, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Issuer, Blade or the quality or value of the Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Issuer or Blade which Subscriber agrees need not be provided to it. In connection with the issuance of the Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares.
2.1.9   Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) if not an individual, is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. If the Subscriber is not an individual, Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
2.1.11   Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.12   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.13   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable laws. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.14   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.
2.1.15   Except (i) as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock prior to the date hereof and (ii) as a result of the entry into this Subscription Agreement, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
2.1.16   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.
2.1.17   Subscriber has (or has access to), and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber was not formed for the purpose of acquiring the Shares.
2.1.18   Subscriber agrees that, from the date of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by Subscriber or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any securities of the Issuer prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Issuer, in cash or otherwise, or to publicly disclose the intention to undertake any of the foregoing; provided that, for the avoidance of doubt, this Section 2.1.18 shall not apply to (a) any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Agreement or (b) ordinary course, non-speculative hedging transactions. Nothing in this Section 2.1.18 prohibits any other investment portfolios of the Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in this transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales or engaging in other hedging transactions; provided that neither Subscriber nor any of its affiliates with such knowledge have directed or otherwise caused such investment portfolios or other affiliates to become involved with, enter into, or engage in, short sales or other hedging transactions involving the Issuer.
2.1.19   Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 4(q), “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.
2.1.20   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.21   If Subscriber is an individual, then the Subscriber resides in the state or province identified in the address of the Subscriber set forth on the signature page hereto. If Subscriber is not an individual, then the office or offices of Subscriber where its principal place of business is located is identified in the address or addresses of Subscriber set forth on the signature page hereto.
2.2   Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation or under the DGCL.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of the Issuer to enter into or timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any breach or violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.5   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities

Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares pursuant to this Subscription Agreement under the Securities Act.
2.2.6   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.7   Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of certain PIPE Securities and a subscription agreement with Sponsor (any such agreement, the “Sponsor Subscription Agreement”) for the sale of certain shares of Class A common stock. Neither Issuer nor any of its Affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber in connection with the transactions contemplated by the Other Subscription Agreements, other than (a) Other Subscription Agreements and (b) as disclosed to Subscriber by Issuer prior to the date hereof. No Other Subscription Agreement or any Sponsor Subscription Agreement includes or will include terms and conditions materially more advantageous to any Other Subscriber or to the Sponsor with respect to the purchase and sale of Class A common stock by the Sponsor than to Subscriber hereunder and any Sponsor Subscription Agreement and the Other Subscription Agreements reflect the same purchase price per share.
2.2.8   The authorized capital stock of the Issuer immediately prior to the Closing will consist of 111,000,000 shares of capital stock as follows: (a) 100,000,000 shares of Class A common stock, (b) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Authorized Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Authorized Preferred Shares”). As of the date hereof, and as of immediately prior to the completion of the Transactions (prior to giving effect to (x) any redemption of any Class A common stock held by the Issuer’s public shareholders in connection with the consummation of the Transactions and (y) the issuance of the PIPE Securities): (i) no Preferred Shares are and will be issued and outstanding; (ii) 27,500,000 Authorized Class A Shares are and will be issued and outstanding; (iii) 6,875,000 Authorized Class B Shares are and will be issued and outstanding; (iv) up to 5,000,000 warrants to purchase up to an aggregate of 5,000,000 shares of Class A common stock (the “Private Placement Warrants”) are and will be outstanding; and (v) 9,166,667 warrants to purchase an aggregate of 9,166,667 shares of Class A common stock (the “Public Warrants”) are and will be outstanding. All (i) issued and outstanding shares of Class A common stock and Authorized Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to any Sponsor Subscription Agreement, Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than the Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Merger Agreement and the Transaction Agreements.
2.2.9   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber contemplated by this Subscription

Agreement and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with such offer and sale of Shares contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.
2.2.10   The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Issuer makes no such representation or warranty with respect to the proxy statement and registration statement to be filed by the Issuer with respect to the Transactions or with respect to any other information relating to Blade or any of its affiliates included in any SEC Document or filed as an exhibit thereto. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof.
2.2.11   As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.
2.2.12   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
3.   Settlement Date and Delivery.
3.1   Closing.   The closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions; provided that, it is understood and agreed that such date must be a day that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in New York, New York. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer immediately prior to the Closing, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; provided that prior to the delivery of the Closing Notice, Issuer may establish an escrow account in the United States with Citibank N.A. or another nationally recognized financial institution selected by the Issuer for purposes of holding the Purchase Price for purposes of consummating the Transactions (it being understood that the costs and expenses of the escrow account shall be borne by the Issuer), provided further that Subscriber shall use reasonable best efforts to cooperate with Issuer in the establishment of such account (including by timely complying with all “know your customer” and similar requirements for establishment of such account and executing any necessary instruments or documentation) and, to the extent such account is so established, cause the Purchase Price to be delivered to such escrow account at least two (2) Business Days prior to the Expected Closing Date for release to the Issuer at the Closing. Notwithstanding the preceding sentence, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in this

Section 3. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close. Each register and book entry for the Shares shall contain a notation with a legend substantially to the effect described in Section 2.1.5 hereof. If the Transaction is not consummated on or prior to the fifth (5th) Business Day after the Expected Closing Date, the Issuer shall promptly (but not later than two (2) Business Days thereafter) return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.
3.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing.
3.2.3   Closing of the Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions), and such Transactions will be consummated immediately following the Closing.
3.2.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3   Conditions to Closing of Subscriber.
Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions; provided that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Blade’s obligations under the Merger Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Blade waives such condition with respect to such breach under the Merger Agreement.
3.3.2   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Agreement.
3.3.3   Closing of the Transactions.   (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions) and (ii) no amendment or modification of, or waiver with respect to Issuer’s obligation to effect the Closing under, the Merger Agreement shall have occurred that would reasonably be expected to materially, adversely and disproportionately as compared to Other Subscribers affect the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent.
3.3.4   Legality.   There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.
4.   Registration Rights Agreement.
4.1   The Issuer agrees that, within 45 calendar days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the filing thereof and (ii) the 10th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. The Issuer agrees that the Issuer will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective at least until the earliest of (i) two (2) years from the issuance of the Shares, (ii) the date on which Subscriber no longer owns any Shares acquired pursuant to this Agreement or (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144(c)(1) or Rule 144(i)(2), as applicable (the “Registration Period”). Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.
4.2   In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1   except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions during the Registration Period;
4.2.2   advise Subscriber within five (5) Business Days:
(a)   when a Registration Statement or any post-effective amendment thereto has become effective;
(b)   of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(c)   of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth in this Section 4.2.2, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4   upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5   use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A common stock is then listed.
4.3   Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
5.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (ii) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) August 31, 2021 if the Closing

shall not have occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly after the termination of such agreement.
6.   Miscellaneous.
6.1   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1   Subscriber and the Issuer acknowledge that Subscriber, the Issuer, Blade and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party, Blade and the Placement Agents if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
6.1.2   Each of the Issuer, the Subscriber and Blade is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 6.1.2 shall not give Blade any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall Blade be entitled to rely on any of the representations and warranties of Issuer set forth in this Subscription Agreement.
6.1.3   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
6.1.4   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may reasonably be requested.
6.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii)   if to the Issuer, to:
Experience Investment Corp.
100 St. Paul St., Suite 800
Denver, CO 80206
Attention:
Kevin Rohnstock and Michael Mohapp

Email:
[                 ] and
[                 ]

with a required copy (which copy shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:
Michael Wolfson and Ben Schaye

Email:
[                 ] and [                 ]

(iii)   if to Blade, to it at its address set forth in the Merger Agreement, with a required copy (which copy shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attn:
Lauren Boglivi
Daniel Forman

E-mail:
[                 ] and [                 ]

6.3   Entire Agreement.   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party; provided, however, that no modification or waiver by Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of Blade (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement).
6.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other party hereto (other than the Shares acquired hereunder, if any, and the Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning party of any of its obligations hereunder.
6.6   Benefit.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
6.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
6.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the Southern District of New York (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
6.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11   Remedies.
6.11.1   The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the Issuer to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties hereto further acknowledge and agree that Blade shall be entitled to specifically enforce the Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement of which Blade is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
6.11.2   The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
6.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.
6.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
6.14   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.15   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Subscription Agreement or any document to be signed in connection with this Subscription Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
6.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.17   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

7.   Cleansing Statement; Disclosure.
7.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by any Sponsor Subscription Agreement and the Other Subscription Agreements executed and delivered at such time and the Transactions.
7.2   Subscriber hereby consents to the publication and disclosure in (x) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (y) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer or Blade for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
8.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the placement agents), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither the Sponsor, Blade nor any Other Subscriber pursuant to this Subscription Agreement, the Sponsor Subscription Agreement or an Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to Subscriber, the Sponsor or any Other Subscriber pursuant to this Subscription Agreement, the Sponsor Subscription Agreement, an Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.
10.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until the second anniversary of the Closing Date, the Issuer agrees to:
10.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
10.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
10.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request in connection with a transfer of Shares, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
11.   Tax Matters.   Subscriber agrees to complete and return with this Subscription Agreement, and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. Subscriber further agrees that, in the event that (i) the information contained on such IRS Form W-9 or W-8 is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new IRS Form W-9 or W-8 to the Issuer.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.
ISSUER:
EXPERIENCE INVESTMENT CORP.
By:

Name:
Title:
Signature Page
Subscription Agreement between Subscriber and Experience Investment Corp.

Accepted and agreed:
SUBSCRIBER:
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐
Joint Tenants with Rights of Survivorship

☐
Tenants-in-Common

☐
Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Signature Page
Subscription Agreement between Subscriber and Experience Investment Corp.

Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $ .
You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing if required, to the account specified by the Issuer in the Closing Notice.
Signature Page
Subscription Agreement between Subscriber and Experience Investment Corp.

Schedule I
ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER
FOR INDIVIDUALS:
1.
INDIVIDUAL ACCREDITED INVESTOR STATUS:
(Please check the applicable subparagraphs):

☐
A natural person with individual net worth (or joint net worth with spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse)) in excess of $1 million. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse or spousal equivalent other than the primary residence of the spouse or spousal equivalent), over total liabilities. (For this purpose, the amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability”, except to the extent (i) the fair market value of the residence is less than the amount of such mortgage or other indebtedness) or (ii) such indebtedness existing on the date of the acceptance of the investor’s subscription for Interests exceeds the indebtedness that existed sixty (60) days preceding such date and such indebtedness was not as a result of the acquisition of the investor’s primary residence).

☐
A natural person with individual income (without including any income of the Investor’s spouse or spousal equivalent) in excess of $200,000, or joint income with spouse or spousal equivalent of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

☐
A natural person holding in good standing one or more of the following certifications: General Securities Representative license (Series 7), Private Securities Offerings Representative license (Series 82), and Investment Adviser Representative license (Series 65).

FOR ENTITIES:
1.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.   ☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)).

2.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.   ☐
We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐
We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐
We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐
We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐
We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

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We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐
We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.
☐
We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐
We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐
We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c) (3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5 million.

☐
We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐
We are an entity in which all of the equity owners are accredited investors.

3.
AFFILIATE STATUS

(Please check the applicable box)
THE SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by the Subscriber and constitutes a part of the Agreement

Annex I
General Corporation Law of the State of Delaware Section 262
§ 262 Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, § 23; and 82 Del. Laws, c. § 24].
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and

20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15.;

Exhibit D

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2021 (May 5, 2021)

EXPERIENCE INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39046	84-1890381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 St, Paul St., Suite 800
Denver, CO 80206

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (720) 284-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one share of Class A Common Stock and one-third of one Redeemable Warrant	EXPCU	The NASDAQ Stock Market LLC
Class A Common Stock, par value $0.0001 per share	EXPC	The NASDAQ Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock for $11.50	EXPCW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 5, 2021, Experience Investment Corp. (the “Company”) held a special meeting of stockholders via remote communication (the “Special Meeting”) in connection with the Agreement and Plan of Merger, dated as of December 14, 2020 (as amended or modified from time to time, the “Merger Agreement”), with Experience Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Blade Urban Air Mobility, Inc., a Delaware corporation (“Blade”), providing for, among other things, and subject to the terms and conditions therein, a business combination between Blade and the Company pursuant to the proposed merger of Merger Sub with and into Blade with Blade continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As of the close of business on March 17, 2021, the record date for the Special Meeting, there were 34,375,000 shares of the Company’s common stock, par value $0.001 per share, (“Common Stock”) outstanding and entitled to vote, of which the holders of 18,722,047 shares of Common Stock were present or represented by proxy at the Special Meeting, which number constituted a quorum.

Set forth below are the final voting results for each of the matters submitted to a vote of the stockholders of the Company at the Special Meeting:

Proposal 1:             The Business Combination Proposal.

A proposal to adopt the Merger Agreement and approve the transactions contemplated thereby.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,442,673	1,087,824	35,420	0

Proposal 2:             The Charter Proposal.

A proposal to approve and adopt the second amended and restated certificate of incorporation of the Company.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,418,816	1,089,646	57,455	0

Proposal 3:             The Governance Proposal.

Proposals to vote on, on a non-binding advisory basis, certain governance provisions in the second amended and restated certificate of incorporation presented separately in accordance with the United States Securities and Exchange Commission Requirements:

Proposal 3A:          To cause the Company to not be governed by Section 203 of the Delaware General Corporate Law (“DGCL”) and, instead, include a provision in the second amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
16,517,827	3,974,752	73,338	0

Proposal 3B:          To approve an increase of the Company’s total number of authorized shares of all classes of capital stock from 111,000,000 shares to 402,000,000 shares, which would consist of (i) increasing the authorized Company Class A common stock from 100,000,000 shares to 400,000,000 shares, (ii) increasing the authorized Company preferred stock from 1,000,000 shares to 2,000,000 shares and (iii) eliminating the Company Class B common stock.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,012,928	1,447,031	95,958	0

Proposal 3C:          To approve provisions in the second amended and restated certificate of incorporation that provide that certain transactions are not “corporate opportunities” and that each of Experience Sponsor LLC and each member of the board of directors of the Company (the “Board”) who is not an employee of the Company and their respective affiliates and the investment funds affiliated with them and their respective successors and affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Company are not subject to the doctrine of corporate opportunity.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,328,167	1,158,702	79,048	0

Proposal 4:             The Incentive Plan Proposal.

A proposal to approve and adopt the 2021 Omnibus Incentive Plan and the material terms thereunder, including the authorization of the initial share reserve thereunder.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,227,919	1,259,321	78,677	0

Proposal 5:             The Director Election Proposal.

A proposal to approve the election of each of seven directors to serve staggered terms on the Board until immediately following the annual meeting of Company stockholders for the calendar year ended December 31, 2021 (Class I), 2022 (Class II) and 2023 (Class III), as applicable, and until their respective successors are duly elected and qualified.

To approve the election of Edward Philip to the Board as a Class I director:

Votes Cast For	Votes Cast Against	Abstentions
19,433,247	0	1,132,670

To approve the election of David Zaslav to the Board as a Class I director:

Votes Cast For	Votes Cast Against	Abstentions
19,284,911	0	1,281,006

To approve the election of Eric Affeldt to the Board as a Class II director:

Votes Cast For	Votes Cast Against	Abstentions
19,368,492	0	1,197,425

To approve the election of Kenneth Lerer to the Board as a Class II director:

Votes Cast For	Votes Cast Against	Abstentions
20,498,562	0	67,355

To approve the election of Jane Garvey to the Board as a Class III director:

Votes Cast For	Votes Cast Against	Abstentions
20,492,316	0	73,601

To approve the election of Robert Wiesenthal to the Board as a Class III director:

Votes Cast For	Votes Cast Against	Abstentions
20,489,146	0	76,771

To approve the election of Susan Lyne to the Board as a Class III director:

Votes Cast For	Votes Cast Against	Abstentions
20,506,980	0	58,937

Proposal 6:              The Nasdaq Proposal.

A proposal to approve for purposes of complying with Nasdaq Rules 5635(a), (b) and (d), the issuance of (i) more than 20% of the Company’s issued and outstanding shares of common stock in connection with the Transactions, and more than 20% of the Company’s issued and outstanding shares to a single holder (which may constitute a change of control under the Nasdaq Rules); and (ii) shares of Class A Common Stock to a director, officer or Substantial Shareholder (as defined by Nasdaq Rule 5635(e)(3)) in connection with the Transactions.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,319,826	1,165,248	80,843	0

Proposal 7:             The Adjournment Proposal.

A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal.

Votes Cast For	Votes Cast Against	Abstentions	Broker Non-Votes
19,336,355	1,167,417	62,145	0

Item 7.01 Regulation FD Disclosure.

The information set forth below under this Item 7.01 is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

On May 5, 2021, the Company issued a press release announcing the approval of the proposals related to the Business Combination at the Special Meeting. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 5, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE INVESTMENT CORP.

Dated: May 6, 2021	By:	/s/ Charlie Martin
	Name:	Charlie Martin
	Title:	Chief Financial Officer

Exhibit E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported):

May 13, 2021 (May 7, 2021)

BLADE AIR MOBILITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39046	84-1890381
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 East 34th Street

New York, NY 10016

(Address of principal executive offices) (zip code)

(212) 967-1009

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing  is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001	BLDE	The Nasdaq Stock Market
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BLDEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On May 7, 2021 (the “Closing Date”), the registrant consummated the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated December 14, 2020, by and among Experience Investment Corp., a Delaware corporation (“EIC”), Experience Merger Sub, Inc., a wholly owned subsidiary of EIC (“Merger Sub”), and Blade Urban Air Mobility, Inc., a Delaware corporation (“Blade”). The Merger Agreement provided for the acquisition of Blade by the registrant pursuant to the merger of Merger Sub with and into Blade (the “Merger”), with Blade continuing as the surviving entity and a wholly owned subsidiary of the registrant.

In connection with the closing of the Merger (the “Closing”), the registrant changed its name from Experience Investment Corp. to Blade Air Mobility, Inc. Unless the context otherwise requires, “we,” “us,” “our,” the “Company,” “the registrant” and “New Blade” refer to Blade Air Mobility, Inc., as the combined company following the Merger, together with its subsidiaries, “EIC” refers to the registrant prior to the Closing and “Blade” refers to Blade Urban Air Mobility, Inc., prior to the Closing.

At the effective time of the Merger (the “Effective Time”), among other things, (a) each of the then issued and outstanding Class A common stock, par value $0.0001 per share, of EIC (the “EIC Class A Common Stock”), and Class B common stock, par value $0.0001 per share, of EIC (the “EIC Class B Common Stock” and, together with the EIC Class A Common Stock, the “EIC Common Stock”), automatically converted, on a one-for-one basis, into a share of Class A Common Stock, par value $0.0001 per share, of New Blade (the “New Blade Class A Common Stock”); (b) each then issued and outstanding warrant of EIC (the “EIC warrants”) automatically converted into a warrant to acquire one share of New Blade Class A Common Stock (the “New Blade Warrants”); and (c) each of the then issued and outstanding units of EIC that had not been previously separated into the underlying EIC Class A Common Stock and underlying EIC warrants separated into to one share of New Blade Class A Common Stock and one-third of one New Blade Warrant. No fractional shares of New Blade Class A Common Stock will be issued upon exercise of the New Blade Warrants.

At the Effective Time, each stockholder or option holder of Blade received, as applicable: (a) 10,024,296 shares of New Blade Class A Common Stock for each outstanding share of Blade common stock, par value $0.00001 per share, (including shares that were subject to vesting conditions) outstanding as of the Effective Time (the “Blade Common Stock”), (b) 16,101,172 shares of New Blade Class A Common Stock for each outstanding share of Blade Series Seed Preferred Stock, Blade Series A Preferred Stock and Blade Series B Preferred Stock, each par value $0.00001 per share, outstanding as of the Effective Time (collectively, the “Blade Preferred Stock” and together with the Blade Common Stock, the “Blade Stock”) and/or (c) 9,689,826 options to purchase a number of shares of New Blade Class A Common Stock at an exercise price calculated pursuant to the Merger Agreement for each option to acquire Blade Common Stock outstanding as of the Effective Time (each, a “Blade Option”), as calculated pursuant to the Merger Agreement.

In connection with the Merger Agreement, certain accredited investors (the “PIPE Investors”), including an affiliate of Experience Sponsor LLC (the “Sponsor”), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors agreed to purchase 12,500,000 shares (the “PIPE Shares”) of New Blade Class A Common Stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

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Immediately after giving effect to the Merger and the PIPE Investment, there were 78,903,021 shares of New Blade Class A Common Stock and 14,166,667 New Blade Warrants outstanding. New Blade’s Class A Common Stock and New Blade’s Warrants trade on The Nasdaq Stock Market (“Nasdaq”) under the symbols “BLDE” and “BLDEW,” respectively.

The foregoing description of the Merger Agreement and the Subscription Agreement is a summary only and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and the Subscription Agreement, a copy of which is attached hereto as Exhibit 10.4. A more detailed description of the Merger Agreement and the transactions contemplated thereby, including the Merger and the Merger Agreement can be found beginning on pages 88 and 118, respectively, of the proxy statement/prospectus/consent solicitation statement filed with the SEC on April 6, 2021 (the “Proxy Statement/Prospectus/Consent Solicitation Statement”) and are incorporated herein by reference. A description of the Subscription Agreements is included in the Proxy Statement/Prospectus/Consent Solicitation Statement, beginning on page 129, and is incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement

In connection with the Closing, New Blade entered into indemnification agreements with its directors and executive officers as determined by the board of directors of New Blade (the “Board”). Each indemnification agreement provides for indemnification and advancements by New Blade of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of New Blade or any of its subsidiaries or was serving at New Blade’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreements, a form of which is attached hereto as Exhibit 10.27 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

The Merger was approved by EIC’s stockholders at a special meeting of the EIC’s stockholders held on May 5, 2021 (the “Special Meeting”). At the Special Meeting, 19,442,673 shares of the EIC’s Common Stock were voted in favor of the proposal to approve the Merger, 1,087,824 shares of EIC’s Common Stock were voted against the proposal to approve the Merger and holders of 35,420 shares of EIC’s Common Stock abstained from voting on the proposal to approve the Merger. In connection with the Closing, 3,596,979 shares of EIC Class A Common Stock were redeemed at a per price share of approximately $10.07. The Merger was completed on May 7, 2021.

In addition, in connection with the Closing, all of the 6,875,000 outstanding shares of EIC Class B Common Stock held by the Sponsor (the “Founder Shares”) were converted into shares of New Blade Class A Common Stock on a one-for-one basis.

FORM 10 INFORMATION

Prior to the Closing, EIC was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, EIC became a holding company whose only assets consist of equity interests in Blade.

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Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K and the documents incorporated herein include forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on management’s current beliefs and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Although we believe our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. When used in this Current Report on Form 8-K, the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words.

Forward-looking statements contained in this Current Report on Form 8-K and the documents incorporated by reference herein include, but are not limited to, statements about our ability to:

•	realize the benefits expected from the Merger;

•	execute our geographic expansion strategy;

•	achieve the expected revenue growth and effectively manage growth;

•	achieve and maintain profitability in the future;

•	innovate and expand our technological leadership;

•	increase our service offerings and price optimization;

•	effectively promote our brand and increase brand awareness;

•	enhance future operating and financial results;

•	acquire and protect intellectual property;

•	attract, train and retain key personnel, including sales and customer service personnel;

•	acquire and integrate other companies and technologies;

•	remediate material weakness in internal control over financial reporting;

•	comply with laws and regulations applicable to our business;

•	successfully defend litigations; and

•	successfully deploy the proceeds from the Merger and PIPE Investment.

Forward-looking statements are not guarantees of future performance. You should not place undue reliance on these statements, which speak only as of the date of this Current Report on Form 8-K. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” in the Proxy Statement/Prospectus/Consent Solicitation Statement and elsewhere, could affect our future results and could cause those results or other outcomes to differ material from those expressed or implied in the forward-looking statements included or incorporated by reference in this Current Report on Form 8-K:

•	risks related to disruption of management’s time from ongoing business operations due to the Merger;

•	risks of the air mobility and transportation industries;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	the availability, or lack thereof, of new technologies in the aerospace community, such as Electric Vertical Aircraft (“EVA”, or as it’s otherwise known, Electrical Vertical Take-Off and Landing aircraft (“eVTOL”))

•	the duration and severity of the COVID-19 pandemic;

•	the availability and performance of third-party operators;

•	technological disruptions, privacy or data breaches, the loss of data or cyberattacks; and

•	the ability to compete successfully with new market participants.

These and other factors that could cause actual result to differ from those implied by the forward looking statements included or incorporated by reference in this Current Report on Form 8-K are more fully described under the heading “Risk Factors” and elsewhere in the Proxy Statement/Prospectus/Consent Solicitation Statement and the documents incorporated by reference in this Current Report on Form 8-K. The risks described under the heading “Risk Factors” in the Proxy Statement/Prospectus/Consent Solicitation Statement are not exhaustive. Other sections of this Current Report on Form 8-K and the documents incorporated by reference in this Current Report on Form 8-K describe additional factors that could adversely affect our business, financial condition and results of operations.

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New risks emerge from time to time and it is not possible to predict all such risks, nor can we assess the impact of those risks on our business or the extent to which any risk or combination of risks may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Market, ranking and industry data used throughout the Proxy Statement/Prospectus/Consent Solicitation Statement and the documents incorporated by reference in this Current Report on Form 8-K are based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, including reports by third party research analyses and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein or therein, our estimates involved risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Proxy Statement/Prospectus/Consent Solicitation Statement.

Business and Properties

The business and properties of EIC and Blade prior to the Merger are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections titled “Information About EIC” beginning on page 167 and “Information About Blade” beginning on page 205, which are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Risk Factors” beginning on page 44, which is incorporated herein by reference.

Selected Historical Financial Information

The selected historical financial information of Blade for the years ended September 30, 2020 and 2019 and the three months ended December 31, 2020 and 2019 are included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Blade’s Selected Historical Consolidated Financial Information” beginning on page 149 and are incorporated herein by reference.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company for the year ended September 30, 2020 and for the three months ended December 31, 2020 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operations of Blade prior to the Merger is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 194, which is incorporated herein by reference.

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Executive Compensation

Information with respect to the executive compensation of the Company’s directors and executive officers immediately following the Closing is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Executive Compensation of EIC Following the Business Compensation” beginning on page 188, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to New Blade regarding the beneficial ownership of New Blade’s Class A Common Stock as of May 7, 2021, after giving effect to the Closing and the PIPE Investment, by:

•	each person who is known by New Blade to be the beneficial owner of more than five percent (5%) of the outstanding shares of any class of New Blade’s Class A Common Stock;

•	each current executive officer and director of New Blade; and

•	all current executive officers and directors of New Blade, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

The beneficial ownership percentages set forth in the table below are based on 78,903,021 shares of New Blade Class A Common Stock issued and outstanding as of May 7, 2021 (after giving effect to the Closing and the PIPE Investment) and do not take into account the issuance of any shares of New Blade Class A Common Stock upon the exercise of New Blade Warrants to purchase up to 14,166,667 shares of New Blade Class A Common Stock that remain outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned New Blade Class A Common Stock.

Name of Beneficial Owners(1)	Number of Shares of Class A Common Stock Beneficially Owned(2)	Percentage of Outstanding Class A Common Stock
5% Stockholders:
Experience Sponsor LLC(3)	13,925,000	27.6%
Robert S. Wiesenthal(4)	10,109,546	20.0%
Colony Capital, Inc.(5)	6,794,512	15.0%
ColPE Blade Investor, LLC(6)	6,233,498	13.7%
HG Vora Capital Management, LLC(7)	5,376,471	11.8%
David Zaslav(8)	3,082,428	6.8%
Executive Officers and Directors:
Eric Affeldt(9)	—	—
Jane Garvey	—	—
Kenneth Lerer(10)	1,235,418	2.7%
Susan Lyne	—	—
Edward Philip(9)	—	—
David Zaslav(7)	3,082,428	6.8%
Robert S. Wiesenthal(4)	10,109,546	20.0%
William A. Heyburn(11)	935,540	2.0%
Melissa M. Tomkiel(12)	1,496,021	3.2%
Amir Cohen	—	—
Brandon Keene(13)	520,553	1.1%
All directors and executive officers as a group (14 individuals)(14)	17,379,506	35.8%

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*	Indicates less than 1 percent.

(1)	Unless otherwise noted, the business address for each executive officer and director of New Blade is 499 East 34th Street, New York, NY 10016.

(2)	The beneficial ownership of New Blade as of May 7, 2021 is based shares of New Blade Class A Common Stock outstanding as of such date.

(3)	Includes 8,925,000 shares of New Blade Class A Common Stock and Private Placement Warrants exercisable for 5,000,000 shares of New Blade Class A Common Stock. Steele ExpCo Holdings, LLC, a Delaware limited liability company, is the managing member and 100% owner of Experience Sponsor LLC. KSL Capital Partners V GP, LLC, a Delaware limited liability company, is the managing member of Steele ExpCo Holdings, LLC. Eric Charles Resnick is the managing member of KSL Capital Partners V GP, LLC. As such, Steele ExpCo Holdings, LLC, KSL Capital Partners V GP, LLC and Mr. Resnick may be deemed to have or share voting and dispositive power of the stock held directly by Experience Sponsor LLC. In addition, Steele ExpCo Holdings, LLC beneficially owns 2,050,000 additional shares of New Blade Class A Common Stock through the consummation of the PIPE Investment. Mr. Resnick disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in such shares, directly or indirectly. The address for each entity is c/o KSL Capital Partners, 100 St. Paul Street, Suite 800, Denver, Colorado 80206.

(4)	Interests shown consist of 4,922,862 shares of New Blade Class A Common Stock and vested Blade Options exercisable for an aggregate of 5,186,684 shares of New Blade Class A Common Stock.

(5)	Interests shown consist of 6,233,498 shares of New Blade Class A Common Stock held by ColPE Blade Investor, LLC, and 561,014 of New Blade Class A Common Stock held by JustBlade, LLC. Colony Capital Operating Company LLC is the beneficial owner of shares held by ColPE Blade Investor, LLC and JustBlade, LLC. Colony Capital, Inc. is the managing member and 90% owner of Colony Capital Operating Company, LLC, and as such may be deemed to share voting and dispositive power of the New Blade Class A Common Stock held by ColPE Blade Investor, LLC and Just Blade, LLC. The business address for Colony Capital, Inc. is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487

(6)	Interests shown consist of 6,233,498 shares of New Blade Class A common stock. Colony Capital Operating Company, LLC is the beneficial owner of ColPE Blade Investor, LLC and as such may be deemed to share voting and dispositive power of the New Blade Class A Common Stock held by ColPE Blade Investor, LLC. Colony Capital, Inc. is the managing member and 90% holder of Colony Capital Operating Company, LLC. The business address for this investor is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487.

(7)	Includes 2,500,000 shares of New Blade Class A Common Stock, and also includes 5,376,453 shares of New Blade Class A common stock purchased in the PIPE Investment or received in exchange for shares of Blade Preferred Stock by HG Vora Capital Management, LLC. Panag Vora is the managing member of HG Vora Capital Management, LLC, and as such may be deemed to have voting and dispositive power of the New Blade Class A Common Stock held by HG Vora Capital Management, LLC. The business address for this investor is 330 Madison Avenue, 20th floor, New York, NY 10017.

(8)	Interests shown consist of 3,082,428 shares of New Blade Class A Common Stock, which includes 100,000 shares purchased in the PIPE Investment, held by Snickers Holdings LLC. Mr. Zaslav, one of the members of the New Blade Board, is the managing member of Snickers Holdings LLC. The business address for this investor is 115 Central Park West #17C, New York, NY 10023.

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(9)	Messrs. Affeldt, Witherow, Pastor and Philip each have an economic interest (or deemed economic interest) in shares of New Blade Class A Common Stock and/or Private Placement Warrants through their respective ownership of membership interests in Experience Sponsor LLC, but do not beneficially own any shares of New Blade Class A Common Stock or Private Placement Warrants. The indirect ownership interest via Experience Sponsor LLC is reflected solely under the rows for Experience Sponsor LLC. The economic interests (or deemed economic interests) of these individuals in the Class A common stock and/or Private Placement Warrants held by Experience Sponsor LLC are as shown below:

	Class A Common Stock	Private Placement Warrants
Eric Affeldt	605,250	350,000
Brian C. Witherow	50,000	-
Rafael Pastor	50,000	-
Edward Philip	50,000	-

(10)	Interests shown consist of: 50,963 shares of New Blade Class A Common Stock held by Mr. Lerer, 111,506 shares of New Blade Class A Common Stock held by Lerer Investments II LLC, 374,009 shares of New Blade Class A Common Stock held by Lerer Hippeau Ventures Select Fund, LP and 698,940 shares of New Blade Class A Common Stock held by Lerer Hippeau Ventures V, LP. Mr. Lerer, who is a member of the New Blade Board, is the Managing Member of each of the investors, and may be deemed to beneficially own all of the shares of New Blade Class A Common Stock held by Lerer Investments II LLC, Lerer Hippeau Ventures Select Fund, LP and Lerer Hippeau Ventures V, LP. The business address for each of the investors is 100 Crosby Street, Suite 201, New York, NY 10012.

(11)	Interests shown consist of 218,414 shares of New Blade Class A Common Stock held and 717,126 shares of New Blade Class A Common Stock issuable upon the exercise of vested Blade Options.

(12)	Interests shown consist of 221,938 shares of New Blade Class A Common Stock held and 1,274,083 shares of New Blade Class A Common Stock issuable upon the exercise of vested Blade Options.

(13)	Interests shown consist of 10,920 shares of New Blade Class A Common Stock held and 509,633 shares of New Blade Class A Common Stock issuable upon the exercise of vested Blade Options.
(14)	Interests shown consist of 9,691,980 shares of New Blade Class A Common Stock held and 7,687,526 shares of New Blade Class A Common Stock issuable upon the exercise of vested Blade Options.

Directors and Executive Officers

Except as disclosed below, information with respect to the Company’s directors and executive officers immediately following the Closing is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Management After the Business Combination” beginning on page 183, which is incorporated herein by reference.

In connection with the consummation of the Merger, each of EIC’s officers and directors tendered their resignations, except that Eric Affeldt and Edward Philip remained as directors of New Blade.

Directors

Effective as of immediately prior to the Effective Time, in connection with the Merger, the size of the Board was increased from five members to seven members. Effective as of immediately prior to the Effective Time, Eric Affeldt, Jane Garvey, Susan Lyne, Edward Philip and David Zaslav were appointed to serve as directors of New Blade. John Borthwick and Justin Chang resigned as directors of the New Blade. Kenneth Lerer and Robert S. Wiesenthal are continuing to serve as a directors of New Blade. Messrs. Philip and Zaslav were appointed to serve as Class I directors, with terms expiring at New Blade’s annual meeting of stockholders following the Closing; Messrs. Affeldt and Lerer were appointed to serve as Class II directors, with terms expiring at New Blade’s second annual meeting of stockholders following the Closing; and Ms. Garvey, Ms. Lyne and Mr. Wiesenthal were appointed to serve as Class III directors, with terms expiring at New Blade’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Management After the Business Combination” beginning on page 183, which is incorporated herein by reference.

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Independence of Directors

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Based on information provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board has determined that each of Eric Affeldt, Jane Garvey, Kenneth Lerer, Susan Lyne, Edward Philip and David Zaslav is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act.

Committees of the Board of Directors

Effective as of as of the Effective Time, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board.

Effective as of the Effective Time, the Board appointed Mr. Philip, Ms. Garvey and Ms. Lyne to serve on the Audit Committee, with Mr. Philip as chairperson and the audit committee financial expert. The Board appointed Ms. Lyne, Mr. Philip, Mr. Lerer and Mr. Affeldt to serve on the Compensation Committee, with Ms. Lyne as chairperson. Ms. Garvey, Mr. Zaslav and Mr. Affeldt were appointed to serve on the Nominating and Corporate Governance Committee, with Ms. Garvey as chairperson.

Executive Officers

On May 7, 2021, the Board appointed Amir Cohen as Chief Accounting Officer of the Company. Each of Robert S. Wiesenthal, our Chief Executive Officer, Melissa M. Tomkiel, our President and General Counsel, William A. Heyburn, our Chief Financial Officer and Brandon Keene, our Chief Technology Officer, remained as executive officers of New Blade after consummation of the Merger.

Amir Cohen has served as our Chief Accounting Officer since May 2021. Prior to Blade, Mr. Cohen served in various capacities at WPP plc, a multinational communications and advertising company, most recently as Senior Vice President of Finance for its Wunderman Thompson network. Prior to WPP, Mr. Cohen was a Manager at PricewaterhouseCoopers in New York. Mr. Cohen is a Certified Public Accountant, holds an M.B.A. from New York University, and a B.A. in Economics and Accounting from The Hebrew University in Jerusalem.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of EIC and Blade are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Certain Relationships and Related Person Transactions” beginning on page 241, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections titled “Information about EIC – Legal Proceedings” on page 174 and “Information About Blade—Legal Proceedings” on page 217, which are incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the business combination, EIC’s Class A Common Stock, warrants and units (consisting of one share of Class A Common Stock and one-third of a warrant) were quoted on The Nasdaq Capital Market under the symbols “EXPC,” “EXPCW” and “EXPCU,” respectively. At the Effective Time, the units automatically separated into the component securities and, as a result, no longer trade as a separate security. On May 10, 2021, New Blade’s Class A Common Stock and New Blade Warrants began trading on The Nasdaq Global Market under the symbols “BLDE” and “BLDEW,” respectively.

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As of the Closing Date and following completion of the Merger (and after giving effect to the Closing and the PIPE Investment), New Blade had 78,903,021 shares of New Blade Class A Common Stock issued and outstanding held of record by 78 holders and 14,166,667 New Blade Warrants, each exercisable for one share of New Blade’s Class A Common Stock at a price of $11.50 per share, held of record by one holder.

The information set forth in the section titled “Price Range of Securities and Dividends” on page 234 of the Proxy Statement/Prospectus/Consent Solicitation Statement is incorporated herein by reference.

Recent Sales of Unregistered Securities

The information set forth in the “Introductory Note” above and under Item 3.02 of this Current Report on Form 8-K with respect to the issuance of the PIPE Shares pursuant to the PIPE Investment is incorporated herein by reference. The PIPE Shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The subscribers to the PIPE Investment are accredited investors as defined in Rule 501 of Regulation D.

In May 2019, the Sponsor purchased an aggregate of 7,187,500 shares (the “Founder Shares”) of EIC’s Class B common stock for an aggregate purchase price of $25,000 (up to 937,500 of which were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ option to purchase additional EIC units was exercised).

The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of EIC’s outstanding shares of common stock upon completion of EIC’s initial public offering. On September 17, 2019, as a result of the underwriters’ election to partially exercise their option to purchase additional units, 312,500 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 6,875,000 Founder Shares that were issued and outstanding. The Founder Shares automatically converted into shares of New Blade’s Class A Common Stock upon the consummation of the Merger. The Founder Shares were issued in connection with EIC’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

Simultaneously with the consummation of the EIC initial public offering, the Sponsor entered into a purchase agreement with EIC to purchase from EIC an aggregate of 5,000,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per warrant for an aggregate purchase price of $7,500,000. Each Private Placement Warrant is exercisable to purchase one whole share of New Blade’s Class A Common Stock at $11.50 per share, subject to adjustment as provided in the warrant agreement attached as Exhibit 4.3 hereto and incorporated herein by reference.

Description of Registrant’s Securities

Common Stock

A description of New Blade’s Class A Common Stock is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Description of EIC’s Securities” beginning on page 218, which is incorporated herein by reference.

Warrants

Public Warrants

A description of New Blade’s public shareholders’ warrants is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Description of EIC’s Securities - Warrants” beginning on page 218, which is incorporated herein by reference.

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Private Placement Warrants

A description of New Blade’s private placement warrants is included in the Proxy Statement/Prospectus/Consent Solicitation Statement, in the section titled “Description of EIC’s Securities - Warrants” beginning on page 218, which is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in the “Introductory Note” and Item 2.01 – “Recent Sales of Unregistered Securities” above is incorporated herein by reference. The New Blade Class A common stock issued in connection with the PIPE Investment were not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders

On May 7, 2021, in connection with the consummation of the Merger, New Blade filed its amended and restated certificate of incorporation (the “A&R Certificate of Incorporation”) with the Secretary of State of the State of Delaware and adopted its amended and restated bylaws (the “A&R Bylaws”).

Copies of the A&R Certificate of Incorporation and the A&R Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.01	Changes in Control of the Registrant

The information set forth above under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Officers” and “Certain Relationships and Related-Party Transactions” in Item 2.01 to this Current Report on Form 8-K is incorporated herein by reference. In addition, the information set forth in Exhibit 99.2 to this Current Report on Form 8-K is incorporated herein by reference.

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Item 5.03	Amendments to Articles of Incorporation or Bylaws

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.06	Change in Shell Company Status

As a result of the Merger, which fulfilled the definition of a business combination set forth in the Amended and Restated Certificate of Incorporation of EIC, New Blade ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing Date. The material terms of the Merger are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections titled “The Merger” and “The Merger Agreement” beginning on pages 88 and 118, respectively, which are incorporated herein by reference. Further, the information set forth in the “Introductory Note” and under Item 2.01 to this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The historical unaudited condensed financial statements of Blade as of December 31, 2020 and for the three months ended December 31, 2020 and December 31, 2019 and the related notes are included in the Proxy Statement/Consent Solicitation Statement/Prospectus beginning on page F-47 of the Proxy Statement/Consent Solicitation Statement/Prospectus and are incorporated herein by reference.

The historical audited financial statements of Blade as of and for the year ended September 30, 2020 and September 30, 2019 and the related notes are included in the Proxy Statement/Consent Solicitation Statement/Prospectus beginning on page F-21 of the Proxy Statement/Consent Solicitation Statement/Prospectus and are incorporated herein by reference.

The historical audited financial statements of EIC as of and for the year ended December 31, 2020 and December 31, 2019 and the related notes are included in the Proxy Statement/Consent Solicitation Statement/Prospectus beginning on page F-3 of the Proxy Statement/Consent Solicitation Statement/Prospectus and are incorporated herein by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the Company as of December 31, 2020 and for the year ended September 30, 2020 and for the three months ended December 31, 2020 is set forth in Exhibit 99.1 hereto and is incorporated by reference herein.

(d)	Exhibits.

Exhibit No.	Description

2.1+	Agreement and Plan of Merger, dated as of December 14, 2020, by and among Blade, Merger Sub, Inc. and EIC (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on December 15, 2020)

3.1	Amended and Restated Certificate of Incorporation of Blade Air Mobility, Inc., dated as of May 7, 2021

3.2	Amended and Restated Bylaws of Blade Air Mobility, Inc., dated as of May 7, 2021

4.1	Specimen Class A Common Stock Certificate of Blade Air Mobility, Inc. (incorporated by reference to Exhibit 4.1 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 10, 2021)

4.2	Specimen Warrant Certificate of Blade Air Mobility, Inc. (incorporated by reference to Exhibit 4.2 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 10, 2021)

4.3	Warrant Agreement, dated September 12, 2019, by and between Experience Investment Corp. and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 to Experience Investment Corp.’s Current Report on Form 8-K filed on September 18, 2019)

10.1	Investor Rights Agreement, dated as of December 14, 2020 (incorporated by reference to Exhibit 10.1 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.2	Sponsor Letter Agreement, dated as of December 14, 2020 (incorporated by reference to Exhibit 10.2 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.3	Form of Support Agreement (incorporated by reference to Exhibit 10.3 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

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10.4	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.4 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.5	Fly Blade, Inc. Amended and Restated Investors’ Rights Agreement, dated January 30, 2018 (incorporated by reference to Exhibit 10.5 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.6	Fly Blade, Inc. Amended and Restated Right of First Refusal Co-Sale Agreement, dated January 30, 2018 (incorporated by reference to Exhibit 10.6 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.7	Fly Blade, Inc. Amended and Restated Voting Agreement, dated January 30, 2018 (incorporated by reference to Exhibit 10.7 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.8	Fly Blade, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.9*	First Use Agreement, dated April 30, 2015, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc. (incorporated by reference to Exhibit 10.9 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.10*	Second Use Agreement, dated January 28, 2016, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc. (incorporated by reference to Exhibit 10.10 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.11*	Amended Use Agreement, dated June 1, 2017, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc. (incorporated by reference to Exhibit 10.11 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.12*	Restrictive Covenant Agreement, dated June 1, 2017, by and among Air Pegasus Heliport, Inc., Fly Blade, Inc. and Rob Wiesenthal (incorporated by reference to Exhibit 10.12 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.13	Asset Purchase Agreement, dated May 2018, by and among Fly Blade, Inc., Sound Aircraft Flight Enterprises, Inc. and Cindy Herbst (incorporated by reference to Exhibit 10.13 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.14*	Airport Lease and Operating Agreement, dated June 29, 2018, by and between the Town of Nantucket, acting by and through the Nantucket Memorial Airport Commission, and Fly Blade, Inc. (incorporated by reference to Exhibit 10.14 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.15*	Office Agreement, dated September 12, 2018, by and between Blade Urban Air Mobility, Inc. and White Plains Aviation Partners LLC (d/b/a Million Air) (as amended by the Lease Amendment dated December 23, 2019) (incorporated by reference to Exhibit 10.15 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.16	Office Lease, dated November 6, 2019, by and between Turnberry Airport Holdings, LLC and Blade Urban Air Mobility, Inc. (incorporated by reference to Exhibit 10.16 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

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10.17*	Joint Venture Agreement, dated as of March 24, 2019, by and among Hunch Ventures and Investments Private Limited, Blade US, LLC, and FlyBlade India Private Limited (incorporated by reference to Exhibit 10.17 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.18*	First Amendment to Joint Venture Agreement, dated as of February 25, 2020, by and among Hunch Ventures and Investments Private Limited, Blade US, LLC, and FlyBlade India Private Limited (incorporated by reference to Exhibit 10.18 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.19*	License Agreement, dated March 24, 2019, by and between FlyBlade India Private Limited and Blade Urban Air Mobility, Inc. (incorporated by reference to Exhibit 10.19 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.20*	First Amendment to License Agreement, dated February 25, 2020, by and between FlyBlade India Private Limited and Blade Urban Air Mobility, Inc. (incorporated by reference to Exhibit 10.20 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.21*	License Agreement, dated December 1, 2019, by and between Macquarie Aviation North America 2, Inc. (d/b/a Atlantic Aviation Metroport) and Blade Urban Air Mobility, Inc. (incorporated by reference to Exhibit 10.21 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.22	Note dated April 8, 2020, by and between Fly Blade, Inc. and J.P. Morgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.22 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.23	Strategic Alliance Agreement, dated January 7, 2021, by and between BLADE Urban Air Mobility, Inc. and Ross Aviation Operations, LLC (incorporated by reference to Exhibit 10.23 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021)

10.24*	Alliance Agreement, dated February 17, 2021, by and between Blade Urban Air Mobility, Inc. and Helicopters, Inc. (incorporated by reference to Exhibit 10.24 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 10, 2021)

10.25	Alliance Agreement, dated February 17, 2021, by and between Blade Urban Air Mobility, Inc. and Vertiport PropCo, LLC (incorporated by reference to Exhibit 10.25 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 10, 2021)

10.26	Form of 2021 Omnibus Incentive Plan (attached to the proxy statement/prospectus/consent solicitation statement which forms a part of Experience Investment Corp.’s Registration Statement on Form S-4 filed on January 29, 2021 as Annex E)

10.27	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.27 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 10, 2021)

10.28	Form of Lockup Agreement (Employee) (incorporated by reference to Exhibit 10.28 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 26, 2021)

10.29	Form of Lockup Agreement (Non-Employee Option Holder) incorporated by reference to Exhibit 10.29 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 26, 2021)

10.30	Form of Lockup Agreement (Non-Employee Stockholder) incorporated by reference to Exhibit 10.30 to Experience Investment Corp.’s Registration Statement on Form S-4 filed on March 26, 2021)

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99.1	Unaudited pro forma condensed consolidated combined financial information of Blade Air Mobility, Inc. for the year ended September 30, 2020 and for the three months ended December 31, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+ The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

* Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLADE AIR MOBILITY, INC.

By:	/s/ Melissa M. Tomkiel
Name: Melissa M. Tomkiel
Title: President and General Counsel

Date: May 12, 2021

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